As filed with the U.S. Securities and Exchange Commission on March 5, 2024.

Registration No. 333-275972

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM F-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Logistic Properties of the Americas

(Exact name of registrant as specified in its charter)

Cayman Islands	6500	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Plaza Tempo, Edificio B

Oficina B1, Piso 2

San Rafael de Escazú,

San José, Costa Rica

+506 2204 7020

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Thomas McDonald

601 Brickell Key Drive

Suite 700

Miami, FL 33131

+1 (646) 663 4950

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Michael L. Fitzgerald, Esq.	Stuart Neuhauser, Esq.
Joy K. Gallup, Esq.	Joshua N. Englard, Esq.
Baker & McKenzie LLP	Matthew A. Gray, Esq.
452 Fifth Avenue	Ellenoff Grossman & Schole LLP
New York, New York 10018	1345 Avenue of the Americas
(212) 626-4100	New York, New York 10105
(212) 370-1300

Approximate date of commencement of proposed sale to the public: As soon as practicable (i) after this registration statement is declared effective and (ii) upon completion of the applicable transactions described in the enclosed proxy statement/prospectus.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. Logistic Properties of the Americas may not issue the securities offered by this preliminary proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission, of which this proxy statement/prospectus is a part, is declared effective. This preliminary proxy statement/prospectus does not constitute an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale of these securities is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS — SUBJECT TO COMPLETION,

DATED MARCH 5, 2024

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF TWO

AND

PROSPECTUS FOR UP TO 38,150,705 ORDINARY SHARES OF LOGISTIC PROPERTIES OF THE AMERICAS

On August 15, 2023, two, a Cayman Islands exempted company (“TWOA”), announced the execution of a definitive business combination agreement (as it may be amended, supplemented and/or restated from time to time, the “Business Combination Agreement”) with LatAm Logistic Properties, S.A., a company incorporated under the laws of Panama (together with its successors, “LLP”), and by a joinder agreement, each of Logistic Properties of the Americas, a Cayman Islands exempted company (“Pubco”), Logistic Properties of the Americas Subco, a Cayman Islands exempted company and a wholly-owned subsidiary of Pubco (“SPAC Merger Sub”), and LPA Panama Group Corp., a company incorporated under the laws of Panama and a wholly-owned subsidiary of Pubco (“Company Merger Sub”), for a proposed business combination among the parties (the “Business Combination”).

Under the Business Combination Agreement, upon the terms and subject to the conditions set forth therein, at the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”), among other matters, (a) SPAC Merger Sub will merge with and into TWOA, with TWOA continuing as the surviving company (the “SPAC Merger”), and, in connection therewith, each issued and outstanding security of TWOA immediately prior to the effective time of the Mergers (as defined below) (the “Effective Time”) will no longer be outstanding and will automatically be canceled, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco; (b) Company Merger Sub will merge with and into LLP, with LLP continuing as the surviving company (the “Company Merger,” and, together with the SPAC Merger, the “Mergers”), and, in connection therewith, the LLP shares issued and outstanding immediately prior to the Effective Time will be canceled in exchange for the right of the holders thereof to receive ordinary shares of Pubco (“Pubco Ordinary Shares”); and (c) as a result of the Mergers, TWOA and LLP will each become wholly-owned subsidiaries of Pubco, and Pubco Ordinary Shares will be listed on The New York Stock Exchange (“NYSE”), all upon the terms and subject to the conditions set forth in the Business Combination Agreement, the documents and agreements ancillary to the Business Combination Agreement (the “Ancillary Documents”), and in accordance with applicable law (collectively, the “Transactions”).

The total consideration to be paid to LLP’s shareholders at the Closing (the “Merger Consideration”) will be an amount equal to $286,000,000, payable in newly issued Pubco Ordinary Shares, each valued at $10.00. As result, 28,600,000 Pubco Ordinary Shares will be issued to LLP shareholders and up to 9,550,705 Pubco Ordinary Shares will be issued to TWOA shareholders upon the consummation of the Business Combination.

Proposals to approve the Business Combination Agreement and the other matters discussed in this proxy statement/prospectus will be presented at an Extraordinary General Meeting of TWOA scheduled to be held on 10:00 a.m., Eastern Time, on                     , 2024.

It is anticipated that upon completion of the Business Combination, (i) if no TWOA shareholders redeem their public shares in connection with the Business Combination, the TWOA public shareholders would own approximately 10.9% of the Pubco Ordinary Shares, the Sponsor, initial shareholders of TWOA and other holders of Founder Shares would own approximately 10.8% of the Pubco Ordinary Shares, and the LLP shareholders would own approximately 74.4% of the Pubco Ordinary Shares; and (ii) if there are maximum redemptions by TWOA public shareholders in connection with the Business Combination, the TWOA public shareholders would own approximately 1.4% of the Pubco Ordinary Shares, the Sponsor, initial shareholders of TWOA and other holders of Founder Shares would own approximately 12.0% of the Pubco Ordinary Shares, and the LLP shareholders would own approximately 82.3% of the Pubco Ordinary Shares. See “Share Calculations and Ownership Percentages” for additional scenarios. If the actual facts are different from the assumptions set forth therein (which they are likely to be), the percentage ownership set forth above will be different.

Although Pubco is not currently a public reporting company in any jurisdiction, following the effectiveness of the registration statement of which this proxy statement/prospectus is a part and the Closing, Pubco will become subject to the reporting requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The TWOA Class A Ordinary Shares are traded on the NYSE under the symbol “TWOA.” On                        , 2024, the closing sale price of the Class A Ordinary Shares was $               . Pubco intends to apply for listing, to be effective upon the Closing (acceptance of such listing is a condition to the Closing), of the Pubco Ordinary Shares on the NYSE under the proposed symbol “LPA.”

Pubco will be an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, and is therefore eligible to take advantage of certain reduced reporting requirements otherwise applicable to other public companies.

Pubco will be a “foreign private issuer” as defined in the Exchange Act and will be exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act, including the requirements to file periodic reports and financial statements with the U.S. Securities and Exchange Commission (the “SEC”) as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, and the insider reporting requirements and short-swing profit rules applicable to domestic U.S. registrants under Section 16 of the Exchange Act. In addition, Pubco intends to rely on exemptions from certain U.S. rules which will permit Pubco to follow Cayman Islands legal requirements rather than certain of the requirements that are applicable to U.S. domestic registrants. However, Cayman Islands laws and regulations applicable to Cayman Islands exempted companies do not contain any provisions comparable to the U.S. proxy rules, the U.S. rules relating to the filing of reports on Form 10-Q or 8-K or the U.S. securities laws and regulations relating to liability for insiders who profit from trades made in a short period of time. Additionally, NYSE rules allow foreign private issuers to follow home country practices in lieu of certain of NYSE’s corporate governance rules. As a result, its shareholders may not have the same protections afforded to shareholders of companies that are subject to all NYSE corporate governance requirements.

This proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the Extraordinary General Meeting. TWOA urges you to carefully read this entire document, including the annexes. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 50 of this proxy statement/prospectus.

After careful consideration, the Board of Directors of TWOA has approved the Business Combination Agreement and the transactions contemplated thereby and determined that each of the proposals to be presented at the Extraordinary General Meeting is in the best interests of TWOA and recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of TWOA’s directors, officers and advisors may result in conflicts of interest, including a conflict between what may be in the best interests of TWOA and what may be best for a director’s personal interests when determining to recommend that shareholders vote for the proposals. See the sections of this proxy statement/prospectus entitled “Proposal 1: The Business Combination Proposal — Interests of TWOA’s Directors, Officers and Advisors in the Business Combination” and “Beneficial Ownership of Securities” in this proxy statement/prospectus for a further discussion of these matters.

This proxy statement/prospectus incorporates important business and financial information about TWOA from reports TWOA files with the SEC. This incorporated information is not printed in or attached to this proxy statement/prospectus. We explain how you can find this information in “Where You Can Find More Information.” We urge you to review this proxy statement/prospectus, together with the incorporated information, carefully.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined that this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated                              , 2024 and is first being mailed to the shareholders of TWOA on or about                                  , 2024.

TWO

195 US HWY 50, Suite 208

Zephyr Cove, NV 89448

NOTICE OF EXTRAORDINARY GENERAL

MEETING OF TWO TO BE HELD ON                   , 2024

TO THE SHAREHOLDERS OF TWO:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “Extraordinary General Meeting”) of two, a Cayman Islands exempted company (“TWOA”), will be held at 10:00 a.m., Eastern Time, on                       , 2024, or at such other time, on such other date and at such other place to which the meeting may be adjourned or postponed, at the offices of Ellenoff Grossman & Schole LLP at 1345 Avenue of the Americas, 11th Floor, New York, New York 10105. The Extraordinary General Meeting will be held for the purpose of considering and voting on the proposals described below and in the accompanying proxy statement. To register and receive access to the meeting, registered shareholders and beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement/prospectus.

At the Extraordinary General Meeting, you will be asked to consider and vote on the following proposals:

Proposal 1 — The Business Combination Proposal — To consider and vote upon a proposal by an ordinary resolution to approve the Business Combination Agreement, dated as of August 15, 2023, by and among TWOA, LatAm Logistic Properties, S.A., a company incorporated under the laws of Panama (together with its successors, “LLP”), and by a joinder agreement, each of Logistic Properties of the Americas, a Cayman Islands exempted company (“Pubco”), Logistic Properties of the Americas Subco, a Cayman Islands exempted company and a wholly-owned subsidiary of Pubco (“SPAC Merger Sub”), and LPA Panama Group Corp., a company incorporated under the laws of Panama and a wholly-owned subsidiary of Pubco (“Company Merger Sub”), and the transactions contemplated thereby for a proposed business combination among the parties (the “Business Combination”), pursuant to which TWOA and LLP will become wholly-owned subsidiaries of Pubco. This proposal is referred to as the “Business Combination Proposal.”

A copy of the Business Combination Agreement is appended to the accompanying proxy statement/prospectus as Annex A. The Business Combination Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “Proposal 1: The Business Combination Proposal.”

Proposal 2 — The Cayman Merger Proposal — To consider and vote upon a proposal by a special resolution to authorize the merger of SPAC Merger Sub with and into TWOA with TWOA being the surviving company, approve the plan of merger substantially in the form appended to the accompanying proxy statement/prospectus as Annex B (the “Plan of Merger”), authorize the entry by TWOA into the Plan of Merger and approve the amendment and restatement of the amended and restated memorandum and articles of association of TWOA (as the surviving company of the merger). This proposal is referred to as the “Cayman Merger Proposal.”

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that the Company be authorized to merge with SPAC Merger Sub so that the Company be the surviving company and all the undertaking, property and liabilities of SPAC Merger Sub vest in the Company by virtue of such merger pursuant to the Companies Act (As Revised) of the Cayman Islands, that the plan of merger substantially in the form appended to the proxy statement/prospectus as Annex B (the “Plan of Merger”) be authorized, approved and confirmed, that the Company be authorized to enter into the Plan of Merger, and that the Company amend and restate its memorandum and articles of association in the form attached to the Plan of Merger with effect from the effective time of such merger.”

The Cayman Merger Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “Proposal 2: The Cayman Merger Proposal.”

Proposal 3 — The Organizational Documents Proposal — To consider and vote upon two separate sub-proposals by an ordinary resolution to approve the material differences between TWOA’s amended and restated memorandum and articles of association currently in effect (the “Current Charter”) and Pubco’s amended and restated memorandum and articles of association (the “Proposed Charter”) to be effective upon the completion of the Business Combination. These sub-proposals are collectively referred to as the “Organizational Documents Proposal” and are described in more detail in the accompanying proxy statement/prospectus under the heading “Proposal 3: The Organizational Documents Proposal.”

Proposal 4 — The NYSE Proposal — To consider and vote upon a proposal by an ordinary resolution to approve, for the purposes of complying with the applicable listing rules of the NYSE, the issuance of more than 20% of TWOA’s issued and outstanding ordinary shares in connection with subscription agreements entered into, or to be entered into, in connection with the Business Combination that, in the aggregate, may result in investors acquiring shares pursuant to such subscription agreements owning more than an aggregate of 20% of TWOA’s outstanding ordinary shares, or more than 20% of the voting power of TWOA, which could constitute a “change of control” under NYSE rules. This proposal is referred to as the “NYSE Proposal.”

Proposal 5 — The Incentive Plan Proposal — To consider and vote upon a proposal by an ordinary resolution to approve the Logistic Properties of the Americas Equity Incentive Plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex D. This proposal is referred to as the “Incentive Plan Proposal.”

Proposal 6 — The Director Election Proposal — To consider and vote upon a proposal by an ordinary resolution to elect five directors, effective upon the Closing, to serve on Pubco’s Board of Directors for the applicable term, under the Proposed Charter, or until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, retirement or removal. Pubco’s Board of Directors will be divided into three classes, which classes shall have staggered terms of three years each. This proposal is referred to as the “Director Election Proposal.”

Proposal 7 — The Adjournment Proposal — To consider and vote upon a proposal by an ordinary resolution to adjourn the Extraordinary General Meeting to a later date or dates, if necessary or desirable, at the determination of the chairperson of the Extraordinary General Meeting. This proposal is referred to as the “Adjournment Proposal.” The Adjournment Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “Proposal 7: The Adjournment Proposal.” If put forth at the Extraordinary General Meeting, the Adjournment Proposal will be the first and only proposal voted on and the other proposals will not be submitted to the TWOA shareholders for a vote.

Each of the Business Combination Proposal, the Cayman Merger Proposal, the NYSE Proposal, the Incentive Plan Proposal and the Director Election Proposal is conditioned on the approval of all other proposals, except for the Organizational Documents Proposal and the Adjournment Proposal. The Organizational Documents Proposal is conditioned on the approval of the Business Combination Proposal, the Cayman Merger Proposal, the NYSE Proposal, the Incentive Plan Proposal and the Director Election Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal.

The proposals being submitted for a vote at the Extraordinary General Meeting are more fully described in the accompanying proxy statement/prospectus, which TWOA urges you to read in its entirety, including the annexes. The record date for the Extraordinary General Meeting is March 4, 2024 (the “Record Date”). Only holders of record of TWOA Class A Ordinary Shares and TWOA Class B Ordinary Shares at the close of business on the Record Date are entitled to notice of and to vote and have their votes counted at the Extraordinary General Meeting and any adjournments of the Extraordinary General Meeting.

In connection with the Business Combination, certain related agreements have been or will be entered into prior to the Closing, including the Voting Agreement, the Lock-Up Agreement, the Amendment to Insider Letter Agreement, the Registration Rights Agreement, the Founder Registration Rights Agreement Amendment, and the Sponsor Letter Agreement (each as defined and described in the accompanying proxy statement/prospectus). See “Proposal 1: The Business Combination Proposal.”

After careful consideration, the Board of Directors of TWOA (the “TWOA Board”) has approved the Business Combination Agreement and the transactions contemplated thereby and determined that each of the proposals to be presented at the Extraordinary General Meeting is in the best interests of TWOA and recommends that you vote or give instruction to vote “FOR” each of the above proposals.

The existence of financial and personal interests of TWOA’s directors, officers and advisors may result in conflicts of interest, including a conflict between what may be in the best interests of TWOA and what may be best for a director’s personal interests when determining to recommend that shareholders vote for the proposals. See the sections of this proxy statement/prospectus entitled “Proposal 1: The Business Combination Proposal — Interests of TWOA’s Directors, Officers and Advisors in the Business Combination” and “Beneficial Ownership of Securities” in the accompanying proxy statement/prospectus for a further discussion of these matters.

The TWOA Class A Ordinary Shares are traded on The New York Stock Exchange (“NYSE”) under the symbol “TWOA.” Pubco intends to apply for listing, to be effective at the time of the Business Combination, of the Pubco Ordinary Shares on the NYSE under the proposed symbol “LPA.”

Pursuant to the Current Charter, a Public Shareholder (as defined in the attached proxy statement/prospectus) may request that TWOA redeem all or a portion of its Public Shares (as defined in the attached proxy statement/prospectus) for cash if the Business Combination is consummated. You will be entitled to receive cash for any Public Shares to be redeemed only if you:

a)	hold Public Shares prior to exercising your redemption rights with respect to the Public Shares; and
b)	prior to 5:00 p.m., Eastern Time, on , 2024 (two business days prior to the vote at the Extraordinary General Meeting), (i) submit a written request to Continental Stock Transfer & Trust Company, TWOA’s transfer agent, that TWOA redeem your Public Shares for cash, and (ii) deliver your share certificates (if any) and other redemption forms to the transfer agent, physically or electronically through The Depository Trust Company.

Public Shareholders may elect to redeem all or a portion of their Public Shares, regardless of whether they vote for or against any of the proposals. If the Business Combination is not consummated, the Public Shares will not be redeemed for cash. If a Public Shareholder properly exercises its right to redeem its Public Shares and timely delivers its share certificates (if any) and other redemption forms to the transfer agent and the Business Combination is consummated, TWOA will redeem each Public Share for a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account (the “Trust Account”) established in connection with TWOA’s initial public offering (“IPO”), calculated as of two (2) business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (net of taxes payable), divided by the number of then-outstanding Public Shares. As of                   , 2024, this would have amounted to approximately $               per Public Share. If a Public Shareholder exercises its redemption rights, it will be exchanging such shareholder’s Public Shares for the right to receive such shareholder’s pro rata share of the Trust Account and will no longer own such Public Shares. Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with TWOA’s consent, until the consummation of the Business Combination, or such other date as determined by the TWOA Board. A Public Shareholder can make such request by contacting the transfer agent, at the address or email address listed in the accompanying proxy statement/prospectus. See “Extraordinary General Meeting of the Shareholders — Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if such holder wishes to redeem its Public Shares for cash.

Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares unless the TWOA Board consents. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then, in the absence of the TWOA Board’s consent, any such shares in excess of that 15% limit would not be redeemed for cash.

Your vote is important regardless of the number of shares you own. A TWOA shareholder who is entitled to attend and vote at the Extraordinary General Meeting is entitled to appoint one or more proxies to attend and vote on behalf of that shareholder. A proxyholder need not be a TWOA shareholder. Whether or not you plan to attend the Extraordinary General Meeting, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker or bank to ensure that votes related to the shares you beneficially own are properly counted.

If you sign, date, and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the Extraordinary General Meeting. If you fail to return your proxy card or fail to instruct your bank, broker, or other nominee how to vote, and do not attend the Extraordinary General Meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the Extraordinary General Meeting. Accordingly, your failure to vote by proxy or to vote in person at the Extraordinary General Meeting will have no effect on the outcome of the vote on any of the proposals presented at the Extraordinary General Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting. If you are a shareholder of record and you attend the Extraordinary General Meeting and wish to vote in person, you may withdraw your proxy and vote in person.

If you have any questions or need assistance voting your shares, please contact Morrow Sodali LLC, TWOA’s proxy solicitor:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower

Stamford, CT 06902

Shareholders may call toll-free: (800) 662-5200

Banks and brokers may call collect: (203) 658-9400

Email: TWOA.info@investor.morrowsodali.com

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES (OR A SPECIFIED PORTION OF THEM) ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER OR DELIVER YOUR SHARES (AND SHARE CERTIFICATES (IF ANY) AND OTHER REDEMPTION FORMS) TO THE TRANSFER AGENT BY 5:00 PM (EASTERN TIME) ON                       , 2024 (AT LEAST TWO BUSINESS DAYS PRIOR TO THE SCHEDULED DATE OF THE EXTRAORDINARY GENERAL MEETING). IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER, AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER OR DELIVER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE (IF ANY) TO CONTINENTAL OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DEPOSIT WITHDRAWAL AT CUSTODIAN (DWAC) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

Thank you for your participation. We look forward to your continued support.

The accompanying proxy statement/prospectus is dated                     , 2024, and is first being mailed to TWOA shareholders on or about                         , 2024.

By Order of the Board of Directors of TWOA,

Thomas D. Hennessy
Chairman of the Board
, 2024

i

ADDITIONAL INFORMATION ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form F-4 filed with the SEC by Pubco (File No. 333-275972), constitutes a prospectus of Pubco under Section 5 of the Securities Act, with respect to the Pubco securities to be issued to TWOA shareholders and LLP equity holders, if the Business Combination described herein is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Exchange Act, with respect to the Extraordinary General Meeting at which TWOA shareholders will be asked to consider and vote upon a proposal to adopt the Business Combination Agreement and approve the Business Combination by the approval and adoption of the Business Combination Proposal, the Cayman Merger Proposal, the Organizational Documents Proposal, the NYSE Proposal, the Incentive Plan Proposal and the Director Election Proposal.

This proxy statement/prospectus is available without charge to shareholders of TWOA upon written or oral request. This document and other filings by TWOA with the SEC may be obtained by either written or oral request to TWOA’s Chief Executive Officer, Thomas D. Hennessy, at two, 195 US HWY 50, Suite 208, Zephyr Cove, NV 89448 or by telephone at (310) 954-9665.

The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. You may obtain copies of the materials described above at the commission’s internet site at www.sec.gov.

In addition, if you have questions about the proposals or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus, or need to obtain proxy cards or other information related to the proxy solicitation, please contact Morrow Sodali LLC (“Morrow”), the proxy solicitor for TWOA, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing TWOA.info@investor.morrowsodali.com. You will not be charged for any of the documents that you request.

See the section entitled “Where You Can Find More Information” of the proxy statement/prospectus for further information.

To obtain timely delivery of the documents, you must request them no later than five (5) business days before the date of the Extraordinary General Meeting, or no later than                       , 2024.

Information contained on the LLP website, or any other website, is expressly not incorporated by reference into this proxy statement/prospectus.

1

FREQUENTLY USED TERMS AND BASIS OF PRESENTATION

Frequently Used Terms

As used in this proxy statement/prospectus, unless otherwise noted or the context otherwise requires:

●	“Adjournment Proposal” means the proposal being presented to TWOA’s shareholders at the Extraordinary General Meeting to adjourn the Extraordinary General Meeting to a later date or dates, if necessary or desirable, at the determination of the chairperson of the Extraordinary General Meeting.

●	“Ancillary Documents” means the documents and agreements ancillary to the Business Combination Agreement.

●	“Baker & McKenzie” refers to Baker & McKenzie LLP.

●	“Business Combination” refers to the business combination contemplated by the Business Combination Agreement.

●	“Business Combination Agreement” refers to that certain business combination agreement, dated as of August 15, 2023, as it may be amended or supplemented between and among TWOA and LLP, by a joinder agreement, each of Pubco, SPAC Merger Sub and Company Merger Sub.

●	“Business Combination Proposal” refers to the proposal being presented to TWOA’s shareholders at the Extraordinary General Meeting to approve the Business Combination Agreement and the Business Combination and the other transactions contemplated thereby.

●	“Business Day” refers to any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York, the Cayman Islands or Panama are authorized to close for business; provided that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

●	“Cayman Merger Proposal” refers to the proposal being presented to TWOA’s shareholders at the Extraordinary General Meeting to authorize and approve the merger of SPAC Merger Sub with and into TWOA, with TWOA being the surviving company, the Plan of Merger, the execution of the Plan of Merger by TWOA and the amendment and restatement of the Current Charter.

●	“Class A” in the real property context refers to the classification of industrial properties that typically possess most of the following characteristics: (a) 15 years old or newer; (b) concrete tilt-up construction or steel frame; (c) clear height in excess of 32 feet, (d) a ratio of dock doors to floor area that is more than one door per 10,000 square feet; (e) energy efficient design characteristics suitable for current and future tenants; (f) truck courts at least 98 feet deep, (g) optimized column spacing and (h) high load capacity floors.

●	“Class A Ordinary Shares” refers to TWOA’s Class A ordinary shares, par value $0.0001 per share.

●	“Class B Ordinary Shares” refers to TWOA’s Class B ordinary shares, par value $0.0001 per share.

●	“Closing” refers to the closing of the transactions contemplated by the Business Combination Agreement.

●	“Closing Date” refers to the date on which the Business Combination is consummated.

●	“Code” refers to the Internal Revenue Code of 1986, as amended.

●	“Colombia” refers to the Republic of Colombia.

●	“Companies Act” refers to the Companies Act (As Revised) of the Cayman Islands, as amended from time to time and any regulations, codes of practice or orders promulgated pursuant thereto.

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●	“Company Merger” refers to the merger by Company Merger Sub with and into LLP, with LLP continuing as the surviving company.

●	“Company Merger Sub” refers to LPA Panama Group Corp., a company formed under the laws of Panama and a wholly-owned subsidiary of Pubco.

●	“Continental” refers to Continental Stock Transfer & Trust Company.

●	“Costa Rica” refers to the Republic of Costa Rica.

●	“Current Charter” refers to TWOA’s existing Amended and Restated Memorandum and Articles of Association, as amended.

●	“Current Insiders” refers to the Sponsor and the current directors and officers and advisors to TWOA.

●

“Development GLA” refers to GLA (defined below) for the properties under development. The investment properties transition to properties under development once LLP secures construction permits for land development and initiates construction activities.

●	“Director Election Proposal” refers to the proposal to elect five directors to the Pubco Board, effective upon the Closing.

●	“DPA” refers to the Data Protection Act (as revised) of the Cayman Islands, as amended from time to time and any regulations, codes of practice or orders promulgated pursuant thereto.

●	“DTC” refers to The Depository Trust Company.

●	“Effective Time” refers to the effective time of the Mergers.

●	“EGS” refers to Ellenoff Grossman & Schole LLP.

●	“Exchange Act” refers to the Securities Exchange Act of 1934, as amended.

●	“Extraordinary General Meeting” refers to the extraordinary general meeting of TWOA’s shareholders, which will be held at 10:00 a.m., Eastern Time, on , 2024, or at such other time, on such other date and at such other place to which the meeting may be adjourned or postponed.

●	“First Extension Meeting” refers to the extraordinary general meeting of TWOA’s shareholders held on March 31, 2023, at which TWOA’s shareholders approved an amendment to the Current Charter to extend the date by which TWOA would be required to consummate a business combination from April 1, 2023 to January 1, 2024.

●	“Founder Registration Rights Agreement” refers to that certain registration rights agreement, dated as of March 29, 2021, entered into by TWOA, the Sponsor, the Original Sponsor and the other parties thereto, as amended.

●	“Founder Registration Rights Agreement Amendment” refers to the amendment to the Founder Registration Rights Agreement to be entered into by Pubco, TWOA, the Sponsor and the Original Sponsor (as well as any other parties necessary to effect such amendment) at or prior to the Closing.

●	“Founder Shares” refers to 5,359,375 Class B Ordinary Shares held by the Initial Shareholders and the Current Insiders.

●	“GAAP” refers to generally accepted accounting principles as in effect in the United States of America.

●	“GLA” or “Gross Leasable Area” refers to the total area designed for or capable of occupancy by tenants for their exclusive use.

●	“Governmental Authority” refers to any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any judge, court, tribunal, administrative hearing body, arbitration panel, commission, independent industry regulator or other similar dispute-resolving panel or body.

●	“IASB” refers to the International Accounting Standards Board.

●	“IFRS” refers to the International Financial Reporting Standards, as issued by the IASB.

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●	“Incentive Plan Proposal” refers to the proposal being presented to TWOA’s shareholders at the Extraordinary General Meeting to consider and vote by an ordinary resolution, to approve the Logistic Properties of the Americas Equity Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex D.

●	“Initial Shareholders” refers to all of TWOA’s shareholders immediately prior to its IPO, including the Original Sponsor, and officers and directors at the time of the IPO, to the extent they hold such shares.

●	“Insider Letter Agreement” refers to the letter agreement, dated March 29, 2021, among TWOA, the Original Sponsor, the executive officers and directors of TWOA at the time of the IPO, and the Current Insiders, as amended.

●	“Interim Period” refers to the period from August 15, 2023 and continuing until the earlier of the termination of the Business Combination Agreement pursuant to its terms and the Closing.

●	“Investment Company Act” refers to the Investment Company Act of 1940, as amended.

●	“IPO” or “Initial Public Offering” refers to TWOA’s initial public offering of its Public Shares pursuant to the IPO Prospectus.

●	“IPO Prospectus” refers to the final prospectus of TWOA, dated March 29, 2021 in connection with the IPO, as filed with the SEC pursuant to Rule 424(b) under the Securities Act on March 30, 2021 (File No. 333-253802).

●	“IRS” refers to the U.S. Internal Revenue Service.

●	“JOBS Act” refers to Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, as amended.

●	“Leased GLA” refers to the GLA in operating properties and properties under development that are subject to a lease.

●	“Legal Requirements” refers to any federal, state, local, municipal, foreign or other law, statute, constitution, treaty, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, injunction, judgment, order, assessment, writ or other legal requirement, administrative policy or guidance or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

●	“Letter of Transmittal” refers to the letter of transmittal to be completed and duly executed by each LLP Shareholder at the Closing, with respect to their LLP Ordinary Shares.

●	“LLP” refers to LatAm Logistic Properties, S.A., a corporation organized under the laws of Panama (together with its successors).

●	“LLP Companies” refers to LLP and its subsidiaries.

●	“LLP Ordinary Shares” refers to the ordinary shares, with a par value of $1.00 per share, of LLP.

●	“LLP Shareholders” refers to, collectively, the holders of LLP Ordinary Shares.

●	“Lock-Up Agreement” refers to the lock-up agreement, dated as of August 15, 2023, entered into by TWOA, a certain LLP shareholder and, by a joinder agreement, Pubco in connection with the Business Combination Agreement.

●	“Marshall & Stevens” refers to Marshall & Stevens Inc.

●	“Merger Consideration” refers to the aggregate number of new Pubco Ordinary Shares to be received by LLP’s shareholders at the Closing pursuant to the Business Combination Agreement, valued at an aggregate amount equal to $286,000,000.

●	“Mergers” means, collectively, (a) the SPAC Merger and (b) the Company Merger.

●	“Minimum Cash Condition” refers to the condition to Closing that, upon Closing, the SPAC Cash will equal or exceed Twenty-Five Million U.S. Dollars ($25,000,000) and TWOA will have delivered to LLP evidence reasonably satisfactory to LLP of the amount of SPAC Cash.

●	“Morrow” refers to TWOA’s proxy solicitor, Morrow Sodali LLC.

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●	“NYSE” refers to The New York Stock Exchange.

●	“NYSE Proposal” refers to the proposal being presented to TWOA’s shareholders at the Extraordinary General Meeting to approve, for the purposes of complying with the applicable listing rules of the NYSE, the issuance of more than 20% of the issued and outstanding TWOA Ordinary Shares.

●	“Occupied GLA” refers to the GLA for areas that are occupied by tenants in either operating properties or properties under development before Stabilization.

●	“Operating GLA” refers to the GLA in operating properties. Operating properties are investment properties that have achieved a state of Stabilization.

●	“Ordinary Shares” refers to TWOA’s Class A Ordinary Shares and Class B Ordinary Shares, collectively.

●	“Organizational Documents Proposal” refers to the proposal being presented to TWOA’s shareholders at the Extraordinary General Meeting to approve the material differences between the Current Charter and the Proposed Charter.

●	“Original Sponsor” refers to two sponsor, a Cayman Islands limited liability company.

●	“Outside Date” refers to for purposes of, and as used in, the Business Combination Agreement, March 31, 2024 (unless further extended pursuant to the terms set forth in the Business Combination Agreement).

●	“PCAOB” refers to the Public Company Accounting Oversight Board (or any successor thereto).

●	“Peru” refers to the Republic of Peru.

●	“PFIC” refers to a passive foreign investment company.

●	“Private Placement Shares” refers to an aggregate of 628,750 Class A Ordinary Shares issued in connection with the private placement that was closed concurrently with the closing of the IPO.

●	“Promissory Note” refers to the unsecured promissory note issued by TWOA to the Original Sponsor on January 21, 2021.

●	“Proposed Charter” refers to Pubco’s proposed amended and restated memorandum and articles of association to be in effect at the closing of the Business Combination, substantially in the form and substance of Annex C to this proxy statement/prospectus.

●	“Pubco” refers to Logistic Properties of the Americas, a Cayman Islands exempted company.

●	“Pubco Board” refers to the board of directors of Pubco subsequent to the completion of the Business Combination, as constituted from time to time.

●	“Pubco Ordinary Shares” refers to the ordinary shares of Pubco, par value $0.0001 per share.

●	“Public Shareholders” means holders of Public Shares of TWOA.

●	“Public Shares” refers to the Class A Ordinary Shares sold in TWOA’s IPO, including any over-allotment securities acquired by the underwriters.

●	“Record Date” refers to March 4, 2024.

●	“Redemption” refers to the redemption by TWOA shareholders of Public Shares in connection with the Closing of the Business Combination, in accordance with the Current Charter.

●	“Redemption Date” refers to the date on which holders of Public Shares may be eligible to redeem their Public Shares in connection with the Redemption, in accordance with the Current Charter.

●	“Redemption Price” refers to an amount equal to a pro rata portion of the aggregate amount then on deposit in the Trust Account, calculated in accordance with the Current Charter as of the applicable Redemption Date.

●	“Registration Rights Agreement” refers to the registration rights agreement to be entered into by LLP shareholders, Pubco and TWOA at or prior to the Closing.

●	“SEC” refers to the U.S. Securities and Exchange Commission.

●

“Second Extension Meeting” refers to the extraordinary general meeting of TWOA’s shareholders held on December 29, 2023, at which TWOA’s shareholders approved an amendment to the Current Charter to extend the date by which TWOA would be required to consummate a business combination from January 1, 2024 to July 1, 2024.

●	“Securities Act” refers to the U.S. Securities Act of 1933, as amended.

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●	“SPAC Cash” refers to an amount equal to, without duplication, (a) the aggregate amount of cash contained in the Trust Account immediately prior to the Closing (including any interest earned on the funds held in the Trust Account, but net of taxes payable thereon), plus (b) the aggregate amount of any cash of TWOA immediately prior to the Closing, plus (c) the amount of proceeds actually received by TWOA, Pubco or any LLP Company pursuant to a transaction financing solely in the form of common equity in accordance with the terms and conditions of the applicable financing agreements, plus (d) the commitment amounts of investors (whether paid or payable prior to, at or after the Closing) under any financing agreements for committed common equity facilities, less (e) the aggregate amount of all payments required to be made by TWOA to redeeming TWOA shareholders in connection with the Redemption, less (f) the aggregate amount of any amounts payable in respect of the obligations contemplated by Section 5.17(a)(ii) of the Business Combination Agreement, less (g) the aggregate amount of all unpaid expenses of the parties (i) to be satisfied as of the Closing in cash or (ii) that have accrued, are payable in cash and remain unpaid as of the Closing.

●	“SPAC Merger” refers to the merger of SPAC Merger Sub with and into TWOA, with TWOA continuing as the surviving company.

●	“SPAC Merger Sub” refers to Logistic Properties of the Americas Subco, a Cayman Islands exempted company and a wholly-owned subsidiary of Pubco.

●	“Sponsor” refers to HC PropTech Partners III LLC, a Delaware limited liability company.

●	“Sponsor Letter Agreement” refers to the letter agreement, dated as of August 15, 2023, entered into by the Sponsor and LLP in connection with the Business Combination Agreement.

●	“Stabilization” refers to the earlier of the point at which a developed property has been completed for one year, or when it reaches a 90% occupancy rate.

●	“Trading Day” refers to any day on which Pubco Ordinary Shares are tradeable on the NYSE (or the principal securities exchange or securities market on which Pubco Ordinary Shares are then traded).

●	“Transactions” refers to the Business Combination, including the Mergers and all of the transactions contemplated by the Business Combination Agreement and the Ancillary Documents.

●	“Transfer Agent” or “Continental” refers to Continental Stock Transfer & Trust Company, in its capacity as TWOA’s transfer agent.

●	“Trust Account” refers to the trust account of TWOA, established at the time of the IPO, containing the net proceeds of the sale of the Public Shares in the IPO, including from over-allotment securities sold by TWOA’s underwriters, and the sale of Private Placement Shares concurrently with the closing of the IPO.

●	“Trust Agreement” refers to that certain Investment Management Trust Agreement, dated as of March 29, 2021, as it may be amended (including to accommodate the SPAC Merger) by and between TWOA and the Trustee.

●	“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

●	“TWOA,” the “Company,” “we,” “our,” or “us” refers to two, a Cayman Islands exempted company.

●	“TWOA Board” means the board of directors of TWOA.

●	“Voting Agreement” refers to the voting agreement, dated as of August 15, 2023, entered into by a certain LLP shareholder, TWOA and LLP simultaneously with the execution and delivery of the Business Combination Agreement.

●	“Working Capital Loans” refers to working capital loans that the Sponsor, an affiliate of the Sponsor, or certain of TWOA’s officers and directors or their affiliates may, but are not obligated to, loan to TWOA.

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Share Calculations and Ownership Percentages

Unless otherwise specified (including in the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Beneficial Ownership of Securities”), the share calculations and ownership percentages set forth in this proxy statement/prospectus with respect to Pubco’s shareholders following the Business Combination are for illustrative purposes only and assume the following (certain capitalized terms below are defined elsewhere in this proxy statement/prospectus):

1.	No Public Shareholders exercise their redemption rights in connection with the Closing, and the balance of the Trust Account as of the Closing is the same as its balance on January 4, 2024 of approximately $44.6 million. Please see the section entitled “The Extraordinary General Meeting — Redemption Rights.”

2.	Solely for purposes of calculating estimated pro forma ownership immediately after the Closing, subject to the assumptions further described herein and, as applicable, within the “Unaudited Pro Forma Condensed Combined Financial Information” section of this proxy statement/prospectus, the assumed Redemption Price upon consummation of the Business Combination is $10.51, which is based on the amount in the Trust Account as of September 30, 2023, but not including any interest earned on the funds in the Trust Account following September 30, 2023.

3.	Upon consummation of the SPAC Merger, (i) non-redeeming Public Shareholders will receive, as consideration in the SPAC Merger for the Ordinary Shares held by such holders, 4,191,330 Pubco Ordinary Shares; and (ii) the Sponsor will receive, as consideration in the SPAC Merger for the TWOA Ordinary Shares held by the Sponsor, 3,202,611 Pubco Ordinary Shares, in accordance with the terms of the Business Combination Agreement (and assumes no Founder Shares held by the Sponsor are forfeited pursuant to the terms of the Sponsor Letter Agreement).

4.	Other than (i) 10,000 Pubco Ordinary Shares issued upon Pubco’s incorporation and subsequently transferred to LatAm Logistic CR OPCO SRL, which shares shall be cancelled in connection with the Business Combination; (ii) the Pubco Shares to be issued to existing shareholders of TWOA upon consummation of the SPAC Merger; (iii) the Pubco Ordinary Shares to be issued to the LLP Shareholders as Merger Consideration upon consummation of the Company Merger; and (iv) any Pubco Ordinary Shares to be issued to investors in the PIPE financing in exchange for their TWOA Class A Ordinary Shares, there are no other issuances of equity securities of Pubco prior to or in connection with the Closing.

5.	None of the LLP Shareholders exercises appraisal rights in connection with the Closing.

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TRADEMARKS

This proxy statement/prospectus contains trademarks, service marks, trade names and copyrights of other companies, which are the property of their respective owners. Trademarks and service marks are collectively referred to herein as “Trademarks.”

Solely for convenience, trademarks and trade names referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names.

MARKET AND INDUSTRY DATA

This proxy statement/prospectus contains market and industry data, estimates and statistics obtained from third-party sources. Statements as to industry position are based on market data currently available. While TWOA and LLP are not aware of any misstatements regarding the industry data presented herein, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this proxy statement/prospectus.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements, which statements involve substantial risks and uncertainties. These forward-looking statements include, among other things, statements about the parties’ ability to close the Business Combination, the timing of the closing of the Business Combination, the anticipated benefits of the Business Combination, the financial conditions, results of operations, earnings outlook and prospects of TWOA, LLP and Pubco prior to the Business Combination and the period following the consummation of the Business Combination. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would,” “will,” “seek,” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus and on the current expectations, forecasts and assumptions of the management of TWOA and LLP, involve a number of judgments, risks and uncertainties and are inherently subject to changes in circumstances and their potential effects and speak only as of the date of such statements. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed, contemplated or implied by these forward-looking statements. The forward-looking statements contained in this proxy statement/prospectus include, but are not limited to, statements about:

●	expectations regarding (and LLP’s ability to meet expectations regarding) LLP’s strategies and future financial performance, including LLP’s future business plans or objectives, operating expenses, market trends, revenues, liquidity, cash flows and uses of cash, capital expenditures, and LLP’s ability to invest in growth initiatives;
●	the outcome of any legal proceedings that may be instituted against TWOA, LLP, Pubco and others following announcement of the Business Combination Agreement and the transactions contemplated therein;
●	TWOA’s ability to complete the Business Combination, or, if TWOA does not consummate the Business Combination, any other initial business combination;
●	satisfaction or waiver (if applicable) of the conditions to the Business Combination, including, among other things:
○ the ability to obtain TWOA shareholders’ approval;
○ the Minimum Cash Condition being satisfied in a timely fashion or at all; and
○ the occurrence of any other event, change or other circumstance that could give rise to the termination of the Business Combination Agreement;
●	the risk that the proposed Business Combination disrupts current plans and operations of LLP as a result of the announcement or consummation of the Business Combination;
●	the ability of TWOA and LLP to raise interim financing in connection with the Business Combination;
●	the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of Pubco to grow and manage growth and profitability, maintain relationships with customers and suppliers and retain its management team and key employees;
●	the deployment of the proceeds of the Business Combination;
●	costs related to the proposed Business Combination;
●	the projected financial information, anticipated growth rate, and market opportunity for LLP, and its estimates of expenses and profitability;
●	the amount of any redemptions by shareholders of TWOA;
●	TWOA’s officers and directors allocating their time to other businesses and potentially having conflicts of interest with TWOA’s business or in approving the Business Combination;
●	the use of proceeds not held in the Trust Account or available to TWOA from interest income on the Trust Account balance;
●	the ability to list Pubco securities on the NYSE and maintain such listing following the Business Combination;
●	geopolitical risk, including the impacts of the ongoing conflict between Russia and Ukraine, and changes in applicable laws or regulations;
●	anticipated economic, business, and/or competitive factors;
●	anticipations regarding the impact of any major disease or epidemic that disrupts LLP’s business;
●	litigation and regulatory enforcement risks, including the diversion of management time and attention and the additional costs and demands on LLP’s resources;
●	exchange rate instability;
●	the possibility that expansion of LLP’s or Pubco’s customer offerings or certain operations may subject it to additional legal and regulatory requirements, including tort liability;
●	LLP’s or Pubco’s ability to retain and grow its customer base;
●	LLP’s or Pubco’s success in finding and maintaining future strategic partnerships and inorganic opportunities;
●	the potential liquidity and trading of public securities of Pubco;
●	the ability to raise financing in the future by Pubco;
●	the ability of LLP or Pubco to respond to general economic conditions;
●	expansion and other plans and opportunities of LLP or Pubco;
●	any downturn in the real estate industry;
●	the ability of LLP or Pubco to manage its growth effectively;
●	the ability of LLP or Pubco to develop and protect its brand; and
●	the ability of LLP or Pubco to compete with competitors in existing and new markets and offerings.

Forward-looking statements are provided for illustrative purposes only and are not guarantees of performance. You should understand that the factors discussed under the heading “Risk Factors” and elsewhere in this proxy statement/prospectus could affect the future results of LLP and TWOA prior to the Business Combination, and Pubco following the Business Combination, and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements in this proxy statement/prospectus.

In addition, the risks described under the heading “Risk Factors” are not exhaustive. Other sections of this proxy statement/prospectus describe additional factors that could adversely affect the businesses, financial conditions, or results of operations of LLP or TWOA prior to the Business Combination, and Pubco following the Business Combination. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can LLP or TWOA assess the impact of all such risk factors on the businesses of LLP or TWOA prior to the Business Combination, and Pubco following the Business Combination, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. LLP and TWOA prior to the Business Combination, and Pubco following the Business Combination, undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

In addition, this proxy statement/prospectus contains statements of belief and similar statements that reflect the beliefs and opinions of LLP or TWOA, as applicable, on the relevant subject. These statements are based upon information available to LLP or TWOA, as applicable, as of the date of this proxy statement/prospectus, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and statements should not be read to indicate that LLP or TWOA, as applicable, has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to unduly rely upon these statements.

All subsequent written and oral forward-looking statements concerning the Business Combination or other matters addressed in this proxy statement/prospectus and attributable to TWOA or LLP or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus.

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FINANCIAL STATEMENT PRESENTATION

TWOA

TWOA’s audited and unaudited financial statements included in this proxy statement/prospectus have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and denominated in U.S. dollars.

LLP

LLP’s audited consolidated financial statements included in this proxy statement/prospectus are prepared in accordance with IFRS and denominated in U.S. dollars. The unaudited interim condensed consolidated financial statements for the three and nine months ended September 30, 2023 included in this proxy statement/prospectus are prepared in accordance with IAS 34 and denominated in U.S. dollars.

Pubco

Pubco was incorporated on October 9, 2023, for the sole purpose of effectuating the transactions described herein. Pubco has no material assets and does not operate any businesses. Accordingly, no financial statements of Pubco have been included in this proxy statement/prospectus.

Rounding and Negative Amounts

Certain numerical information and other amounts and percentages in this proxy statement/prospectus, including financial data, have been rounded. Accordingly, in certain instances, the sum of the numbers in a column or a row in tables may not conform exactly to the total figure given for that column or row or the sum of certain numbers presented as a percentage may not conform exactly to the total percentage given.

In preparing the audited consolidated financial statements of LLP most numerical figures are presented in U.S. dollars. For the convenience of the reader of this proxy statement/prospectus, certain numerical figures in this proxy statement/prospectus are rounded to the nearest one thousand. As a result of this rounding, certain numerical figures presented herein may vary slightly from the corresponding numerical figures presented in our financial statements.

The percentages (as a percentage of revenues or costs and period-on-period percentage changes) presented in the textual financial disclosure in this proxy statement/prospectus are derived directly from the financial information contained in LLP’s financial statements. The percentages derived from LLP’s financial statements may be computed using the numerical figures expressed in U.S. dollars in its financial statements. Therefore, such percentages are not calculated on the basis of the financial information in the textual disclosure that has been subjected to rounding adjustments in this proxy statement/prospectus.

In tables, negative amounts are shown between parentheses. Otherwise, negative amounts may also be shown by “-” before the amount.

Currency Presentation

References to “peso” and “COP” refer to the Colombian peso, the official currency of Colombia.

The consolidated financial statements of LLP are measured using U.S. dollars, which is the functional currency of the majority of its operations. The presentation currency of LLP is U.S. dollars.

References to “$,” “US$” and “U.S. dollar” each refer to the United States dollar.

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QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the Extraordinary General Meeting, including the Business Combination Proposal, the Cayman Merger Proposal and the Organizational Documents Proposal. The following questions and answers do not include all the information that is important to TWOA’s shareholders. TWOA’s shareholders are urged to read carefully this entire proxy statement/prospectus, including the annexes and other documents referred to herein.

Q: Why am I receiving this proxy statement/prospectus?

A: You are receiving this proxy statement/prospectus in connection with the Extraordinary General Meeting of TWOA. TWOA is holding the Extraordinary General Meeting to consider and vote upon the proposals described below. Your vote is important. You are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

(1)	Proposal 1 — The Business Combination Proposal — To consider and vote upon a proposal by an ordinary resolution to approve the Business Combination Agreement and the Business Combination, pursuant to which TWOA and LLP will become wholly-owned subsidiaries of Pubco. This proposal is described in more detail in the proxy statement/prospectus under the heading “Proposal 1: The Business Combination Proposal.” A copy of the Business Combination Agreement is appended to this proxy statement/prospectus as Annex A.

The Business Combination Proposal must be approved by an ordinary resolution under the Current Charter and Cayman Islands law, being a resolution passed at the Extraordinary General Meeting by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote thereon.

(2)	Proposal 2 – The Cayman Merger Proposal - To consider and vote upon a proposal by a special resolution to authorize the merger of SPAC Merger Sub with and into TWOA with TWOA being the surviving company, approve the Plan of Merger, authorize the entry by TWOA into the Plan of Merger and approve the amendment and restatement of the amended and restated memorandum and articles of association of TWOA (as the surviving company of the merger). This proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “Proposal 2: The Cayman Merger Proposal.” A copy of the form of the Plan of Merger is appended to this proxy statement/prospectus as Annex B.

The Cayman Merger Proposal must be approved by a special resolution under the Current Charter and Cayman Islands law, being a resolution passed at the Extraordinary General Meeting by a majority of at least two-thirds (2/3) of such shareholders as, being entitled to do so, vote in person or by proxy at the Extraordinary General Meeting.

(3)	Proposal 3 — The Organizational Documents Proposal — To consider and vote upon two separate sub-proposals by an ordinary resolution to approve the material differences between the Current Charter and the Proposed Charter. This proposal is described in more detail in the proxy statement/prospectus under the heading “Proposals 3 – The Organizational Documents Proposal.”

The Organizational Documents Proposal must be approved by an ordinary resolution under the Current Charter and Cayman Islands law, being a resolution passed at the Extraordinary General Meeting by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote thereon.

(4)	Proposal 4 — The NYSE Proposal — To consider and vote upon a proposal by an ordinary resolution to approve, for the purposes of complying with the applicable listing rules of the NYSE, the issuance of more than 20% of TWOA’s issued and outstanding Ordinary Shares in connection with subscription agreements entered into, or to be entered into, in connection with the Business Combination that, in the aggregate, may result in any other investor acquiring shares pursuant to such subscription agreements owning more than 20% of TWOA’s outstanding Ordinary Shares, or more than 20% of the voting power of TWOA, which could constitute a “change of control” under NYSE rules. This proposal is described in more detail in the proxy statement/prospectus under the heading “Proposal 4: The NYSE Proposal.”

The NYSE Proposal must be approved by an ordinary resolution under the Current Charter and Cayman Islands law, being a resolution passed at the Extraordinary General Meeting by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote thereon.

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(5)	Proposal 5 — The Incentive Plan Proposal — To consider and vote upon a proposal by an ordinary resolution to approve the Logistic Properties of the Americas Equity Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex D. This proposal is described in more detail in the proxy statement/prospectus under the heading “Proposal 5: The Incentive Plan Proposal.”

The Incentive Plan Proposal must be approved by an ordinary resolution under the Current Charter and Cayman Islands law, being a resolution passed at the Extraordinary General Meeting by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote thereon.

(6)	Proposal 6 — The Director Election Proposal — To consider and vote upon a proposal by an ordinary resolution to elect five directors, effective upon the Closing, to serve on the Pubco Board for the applicable term under the Proposed Charter, or until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, retirement or removal. This proposal is described in more detail in the proxy statement/prospectus under the heading “Proposal 6: The Director Election Proposal.”

The Director Election Proposal must be approved by an ordinary resolution under Cayman Islands law, being a resolution passed at the Extraordinary General Meeting by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote thereon.

(7)	Proposal 7 — The Adjournment Proposal — To consider and vote upon a proposal by an ordinary resolution to adjourn the Extraordinary General Meeting to a later date or dates, if necessary or desirable, at the determination of the chairperson of the Extraordinary General Meeting. The Adjournment Proposal is described in more detail in this proxy statement/prospectus under the heading “Proposal 7: The Adjournment Proposal.” If put forth at the Extraordinary General Meeting, the Adjournment Proposal will be the first and only proposal voted on and the other proposals will not be submitted to the TWOA shareholders for a vote.

The Adjournment Proposal must be approved by an ordinary resolution under the Current Charter and Cayman Islands law, being a resolution passed at the Extraordinary General Meeting by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote thereon.

Each of the Business Combination Proposal, the Cayman Merger Proposal, the NYSE Proposal, the Incentive Plan Proposal and the Director Election Proposal is conditioned on the approval of all other proposals, except for the Organizational Documents Proposal and the Adjournment Proposal. The Organizational Documents Proposal is conditioned on the approval of the Business Combination Proposal, the Cayman Merger Proposal, the NYSE Proposal, the Incentive Plan Proposal and the Director Election Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal.

The Initial Shareholders and the Current Insiders, which collectively own 5,359,375 Founder Shares, or 56.1% of the outstanding TWOA Ordinary Shares, have previously agreed to vote all of their Ordinary Shares in favor of a business combination proposed to them for approval, including the Business Combination. Additionally, the Initial Shareholders, Current Insiders and their affiliates have agreed to vote the Ordinary Shares they own in favor of each of the proposals.

Accordingly, other than the shares held by the Initial Shareholders and the Current Insiders, no additional shares would need to be voted in favor of each of the Business Combination Proposal, the Organizational Documents Proposal, the NYSE Proposal, the Incentive Plan Proposal, the Director Election Proposal and the Adjournment Proposal to approve such proposals. That being said, the Cayman Merger Proposal must be approved by a majority of not less than two-thirds of such shareholders as, being entitled to do so, vote in person or by proxy at the Extraordinary General Meeting and accordingly, the Initial Shareholders and the Current Insiders may not have a sufficient number of votes to pass the Cayman Merger Proposal if enough of the TWOA Public Shareholders vote against the Cayman Merger Proposal.

Q: What interests do TWOA’s Initial Shareholders, Sponsor, directors and officers and advisors have in the Business Combination?

A: In considering the recommendation of the TWOA Board to vote in favor of the Business Combination, Public Shareholders should be aware that TWOA’s Initial Shareholders, the Sponsor, directors and officers and advisors may have interests in the Business Combination that are different from, or in addition to, those of TWOA’s other shareholders generally. TWOA’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to TWOA’s shareholders that they approve the Business Combination. Public Shareholders should take these interests into account in deciding whether to approve the Business Combination or to exercise their right of redemption. These interests include:

●	the fact that the Sponsor and TWOA’s officers, directors, advisors and their affiliates own an aggregate of 3,347,611 Founder Shares which they purchased from the Original Sponsor for an aggregate price of $500,000 and which will be converted into up to 3,347,611 Pubco Ordinary Shares, which will have a significantly higher value at the time of the Business Combination, if it is consummated, and, based on the closing trading price of the Class A Ordinary Shares on , 2024, which was $ , would have an aggregate value of approximately $ million as of the same date, representing a % gain on the Sponsor’s investment. The Original Sponsor currently owns 1,906,764 Founder Shares, or 35.6% of the total issued and outstanding Founder Shares or 20.0% of the total issued and outstanding Ordinary Shares of TWOA. If TWOA does not consummate the Business Combination or another initial business combination by July 1, 2024 (unless such date is extended by and with the approval of TWOA’s shareholders), and TWOA is therefore required to be liquidated, these shares would be worthless, as Founder Shares are not entitled to participate in any redemption or liquidation of the Trust Account. Based on the difference in the effective purchase price of $0.149 per share that the Sponsor paid for the Founder Shares, as compared to the purchase price of $10.00 per Class A Ordinary Share sold in the IPO, the Sponsor may earn a positive rate of return even if the stock price of Pubco after the Closing falls below the price initially paid for the Class A Ordinary Shares in the IPO and the Public Shareholders experience a negative rate of return following the Closing of the Business Combination;

●	the fact that if TWOA does not consummate the Business Combination or another initial business combination by July 1, 2024 (unless such date is extended by and with the approval of TWOA’s shareholders), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and its directors, dissolving and liquidating, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The Sponsor will benefit from the completion of an initial business combination and may be incentivized to complete the acquisition of a less favorable target company or on terms less favorable to shareholders rather than to liquidate;

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●	the fact that the Sponsor and the officers and directors of TWOA have waived their right to redeem their Founder Shares and any other Ordinary Shares held by them, or to receive distributions from the Trust Account with respect to the Founder Shares upon TWOA’s liquidation if TWOA is unable to consummate its initial business combination;

●	the fact that the Sponsor, the Original Sponsor, their affiliates or certain of TWOA’s officers and directors or their affiliates may, but are not obligated to, provide Working Capital Loans to TWOA. The Working Capital Loans would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into shares, at a price of $10.00 per share, of the post Business Combination entity. If TWOA completes a business combination, TWOA will repay the Working Capital Loans out of the proceeds of the Trust Account released to the post-closing company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, TWOA may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of December 31, 2023, approximately $1.72 million of Working Capital Loans was outstanding;

●	the fact that the Sponsor is entitled to $10,000 per month for office space, secretarial and administrative services until the completion of an initial business combination under the Administrative Services Agreement (as defined below);

●	the fact that unless TWOA consummates an initial business combination, its directors and officers will not receive reimbursement for any out-of-pocket expenses incurred by them in connection with the Business Combination (to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account). As of December 31, 2023, directors or officers of TWOA had not incurred any expenses which they expect to be reimbursed at the Closing;

●	the fact that the Current Charter provides that TWOA renounces any interest or expectancy of TWOA in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for either the Sponsor and its affiliates, successors and assigns (the “Investor Group”) and the directors, managers, officers, members, partners, managing members, employees and/or agents of one or more members of the Investor Group (each of the foregoing, an “Investor Group Related Person”), on the one hand, and TWOA, on the other, unless such opportunity is expressly offered to such Investor Group Related Person solely in their capacity as an officer or director of the Company and the opportunity is one the Company is permitted to complete on a reasonable basis. Notwithstanding such provision, TWOA believes that such provision did not impact TWOA’s search for a business combination target because TWOA’s officers and directors have confirmed to TWOA that there were no such corporate opportunities that were not presented to TWOA pursuant to such provision;

●	the fact that pursuant to the Business Combination Agreement, for a period of six years following the consummation of the Business Combination, Pubco (i) is required to maintain provisions in the Proposed Charter providing for the indemnification of TWOA’s existing directors and officers and (ii) may maintain a directors’ and officers’ liability insurance policy that covers TWOA’s existing directors and officers;

●	the fact that at the Closing, Pubco, TWOA, and the Sponsor will enter into an amendment to the Founder Registration Rights Agreement to, among other things, add Pubco as a party and to reflect the issuance of the Pubco Ordinary Shares to the Sponsor pursuant to the Business Combination;

●	the fact that TWOA’s officers and directors have not been required to, and have not, committed their full time to TWOA’s affairs, which may have resulted in a conflict of interest in allocating their time between TWOA’s operations and its search for a business combination and their other businesses; and

●	the anticipated election of Thomas D. Hennessy as a director of Pubco in connection with the consummation of the Business Combination. As such, in the future, such director will receive any cash fees, stock options or stock awards that the Pubco Board subsequent to the completion of the Business Combination determines to pay such director.

Please also see the sections “Proposal 1: The Business Combination Proposal — Interests of TWOA’s Directors, Officers and Advisors in the Business Combination,” “Certain Relationships and Related Person Transactions” and “Beneficial Ownership of Securities” for more information on the interests and relationships of TWOA’s Initial Shareholders, the Sponsor, the directors, officers and advisors of TWOA and in the Business Combination.

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Q: Why is TWOA proposing the Business Combination?

A: TWOA was incorporated to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Since TWOA’s incorporation, the TWOA Board has sought to identify suitable candidates in order to effect such a transaction. In its review of LLP, the TWOA Board considered a variety of factors weighing positively and negatively in connection with the Business Combination. After careful consideration, the TWOA Board has determined that the Business Combination presents a highly attractive business combination opportunity and is in the best interests of TWOA. The TWOA Board believes that, based on its review and consideration, the Business Combination with LLP presents an opportunity to increase shareholder value. However, there can be no assurance that the anticipated benefits of the Business Combination will be achieved. Shareholder approval of the Business Combination and the SPAC Merger (as defined below) is required by the Business Combination Agreement, the Current Charter and the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”).

Q: What will happen in the Business Combination?

A: Pursuant to the Business Combination Agreement, upon the terms and subject to the conditions set forth therein, (a) SPAC Merger Sub will merge with and into TWOA, with TWOA continuing as the surviving company (the “SPAC Merger”), and, in connection therewith, each issued and outstanding security of TWOA immediately prior to the effective time of the Mergers (as defined below) (the “Effective Time”) will no longer be outstanding and will automatically be canceled in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco, (b) Company Merger Sub will merge with and into LLP, with LLP continuing as the surviving company (the “Company Merger,” and, together with the SPAC Merger, the “Mergers”), and, in connection therewith, the LLP shares issued and outstanding immediately prior to the Effective Time will be canceled in exchange for the right of the holders thereof to receive ordinary shares of Pubco (“Pubco Ordinary Shares”), and (c) as a result of the Mergers, TWOA and LLP will each become wholly-owned subsidiaries of Pubco, and the Pubco Ordinary Shares will be listed on the NYSE.

Q: What consideration will the LLP Shareholders receive in return for the acquisition of LLP by TWOA?

A: The aggregate Merger Consideration to be paid to the LLP Shareholders pursuant to the Business Combination Agreement will be an amount equal to $286,000,000, which will be paid in the form of Pubco Ordinary Shares, each valued at $10.00. The Merger Consideration to be payable to the LLP Shareholders will be allocated among the LLP Shareholders pro rata based on the number of ordinary shares of LLP owned by each LLP Shareholder.

Q: Did the TWOA Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A: Yes. The TWOA Board obtained a fairness opinion from Marshall & Stevens Transaction Advisory Services LLC (“Marshall & Stevens”), dated August 15, 2023, which provided that, as of that date and based on and subject to the assumptions, qualifications and other matters set forth therein, the consideration to be paid by TWOA in the Business Combination was fair, from a financial point of view, to TWOA. See the section of this proxy statement/ prospectus entitled “Proposal No. 1: The Business Combination Proposal — Opinion of Marshall & Stevens” for additional information.

Q: What equity stake will current Public Shareholders, the Sponsor and the LLP Shareholders hold in Pubco immediately after the completion of the Business Combination?

A: TWOA shareholders that elect not to redeem their Public Shares will experience significant dilution as a result of the Business Combination. As a result of redemptions in connection with the First Extension Meeting and the Second Extension Meeting, the Public Shareholders currently own approximately 43.9% of TWOA. As noted above, if no TWOA shareholders redeem their Public Shares in connection with the Business Combination, the Public Shareholders will own approximately 10.9% of the outstanding Pubco Ordinary Shares.

If any of the Public Shareholders exercise their redemption rights, the percentage of Pubco Ordinary Shares held by the Public Shareholders will decrease and the percentages of outstanding Pubco Ordinary Shares held by the Sponsor and by the LLP Shareholders will increase, in each case relative to the percentage held if none of the Public Shares are redeemed.

Upon the issuance of Pubco Ordinary Shares in connection with the Business Combination, the percentage ownership of Pubco owned by Public Shareholders who do not redeem their Public Shares will be diluted. The percentage of the total number of outstanding Pubco Ordinary Shares that will be owned by Public Shareholders as a group will vary based on the number of Public Shares for which the holders thereof request redemption in connection with the Business Combination.

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The following table illustrates varying beneficial ownership levels in Pubco, as well as possible sources and extents of dilution for non-redeeming Public Shareholders, assuming no redemptions by Public Shareholders, 25% redemption by Public Shareholders, 50% redemption by Public Shareholders, 75% redemption by Public Shareholders, and maximum redemptions by Public Shareholders in connection with the Business Combination. The “maximum redemptions” scenario assumes that 3,715,593 Public Shares are redeemed for aggregate redemption payments of approximately $39.1 million (assuming a redemption price of approximately $10.51 per Public Share, based on funds in the Trust Account as of September 30, 2023), which represents the maximum number of Public Shares that could be redeemed in connection with the Closing. As all of the holders of Founder Shares waived their redemption rights, only redemptions by Public Shareholders are reflected in this presentation. The 25%, 50%, 75%, and “maximum redemptions” scenarios include all adjustments contained in the “no redemption” scenario and present additional adjustments to reflect the effect of the respective redemptions. The “maximum redemptions” scenario specifically presented in the table below assumes remaining cash of $5,000,001 in the Trust Account and further assumes the Minimum Cash Condition is not met and is waived. If the Minimum Cash Condition is not met, and such condition is not waived by LLP under the terms of the Business Combination Agreement, the proposed Business Combination may not be consummated. For a discussion of this risk, see “Risk Factors — Risks Relating to the Business Combination and its Effects — If we are unable to raise additional funds to meet the Minimum Cash Condition in the Business Combination Agreement, we may not be able to consummate the Business Combination” and “Risk Factors — Risks Relating to the Business Combination and its Effects — If the PIPE Investment or any other financing transactions are not consummated and LLP does not waive the Minimum Cash Condition, the Business Combination Agreement may be terminated.”

	Assuming No Additional Redemptions(1)		Assuming 25% Redemptions(1)		Assuming 50% Redemptions(1)		Assuming 75% Redemptions(1)		Assuming Maximum Redemptions(1)(3)

Shareholders	Ownership in shares	Equity %	Ownership in shares	Equity %	Ownership in shares	Equity %	Ownership in shares	Equity %	Ownership in shares	Equity %
LLP Shareholders	28,600,000	74.4%	28,600,000	76.5%	28,600,000	78.7%	28,600,000	81.0%	28,600,000	82.3%
SPAC Public Shareholders	4,191,330	10.9%	3,143,498	8.4%	2,095,665	5.8%	1,047,833	3.0%	475,737	1.4%
PIPE Shares	1,500,000	3.9%	1,500,000	4.0%	1,500,000	4.1%	1,500,000	4.2%	1,500,000	4.3%
Founder Shares	4,159,375	10.8%	4,159,375	11.1%	4,159,375	11.4%	4,159,375	11.8%	4,159,375	12.0%
Total Shares Outstanding Excluding Additional Dilution Sources	38,450,705	100.0%	37,402,873	100.0%	36,355,040	100.0%	35,307,208	100.0%	34,735,112	100.0%
Total Pro Forma Book Value (2) (USD in thousands)	$299,487		$288,474		$277,462		$266,449		$260,484
Pro Forma Book Value Per Share	$7.79		$7.71		$7.63		$7.55		$7.50

(1)	See “Unaudited Pro Forma Condensed Combined Financial Information” for pro forma book value (i.e., total assets minus total liabilities) as of September 30, 2023 in the no redemption scenario. Pro forma book values for all other redemption scenarios are calculated by reducing equity by the respective value of shares redeemed.
(2)	Pro forma book value per share is a result of pro forma book value as of September 30, 2023 divided by total ordinary shares estimated in the table above in each redemption scenario.
(3)	The maximum redemption scenario assumes remaining cash of $5,000,001 in the Trust Account and further assumes the Minimum Cash Condition is not met and is waived.

Share ownership and voting power presented under each redemption scenario in the table above are only presented for illustrative purposes. TWOA cannot predict how many Public Shareholders will exercise their right to have their Public Shares redeemed for cash. As a result, the redemption amount and the number of Public Shares redeemed in connection with the Business Combination may differ from the amount presented above. As such, the ownership percentages of current TWOA shareholders may also differ from the presentation above if the actual redemptions are different from these assumptions.

Q: What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A: After completion of the Business Combination, the funds in the Trust Account will be used to pay holders of the Public Shares who exercise redemption rights (the “Redemption”), and, after paying the redemptions, a portion will be used to pay transaction expenses incurred in connection with the Business Combination and other expenses and unpaid liabilities incurred by TWOA following the IPO, including repayment of loans and reimbursements of expenses, and the remainder will be released to Pubco for working capital and general corporate purposes. As of January 4, 2024, there were investments and cash held in the Trust Account of approximately $44.6 million. These funds will not be released until the earlier of the completion of the Business Combination or the Redemption of the Public Shares if TWOA is unable to complete a Business Combination by July 1, 2024 (unless such date is extended by and with the approval of TWOA’s shareholders) (except that interest earned on the amounts held in the Trust Account may be released earlier as necessary to pay for any taxes and up to $100,000 for dissolution expenses).

Q: Do I have redemption rights?

A: If you are a holder of Public Shares, you have the right to demand that TWOA redeem such shares for a pro rata portion of the cash held in the Trust Account, including interest earned on the funds held in the Trust Account (net of taxes payable), calculated as of two business days prior to the consummation of the Business Combination. We sometimes refer to these rights to demand redemption of the public shares as “redemption rights.”

Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to 15% or more of the Public Shares. Accordingly, all Public Shares in excess of 15% held by a Public Shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed.

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Q: What happens if a substantial number of Public Shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A: Public Shareholders may vote in favor of the Business Combination and still exercise their redemption rights. Nonetheless, the consummation of the Business Combination is conditioned upon, among other things, having net tangible assets of no less than $5,000,001 immediately prior to or upon consummation of the Business Combination after taking into account the redemption for cash of all Public Shares properly demanded to be redeemed by holders of Public Shares.

If the Business Combination is completed notwithstanding the Redemption, Pubco will have fewer Pubco Ordinary Shares and public shareholders, the trading market for Pubco’s securities may be less liquid and Pubco may not be able to meet the minimum listing standards for NYSE, which is a condition to Closing. Furthermore, the funds available from the Trust Account for working capital purposes of Pubco after the Business Combination may not be sufficient for its future operations.

Q: What conditions must be satisfied to complete the Business Combination?

A: There are a number of closing conditions in the Business Combination Agreement. For a summary of the conditions that must be satisfied or waived prior to the Closing of the Business Combination, see the section of this proxy statement/prospectus entitled “Proposal 1: The Business Combination Proposal — The Business Combination Agreement — Conditions to Closing.”

Q: What happens if the Business Combination is not consummated?

A: If TWOA is not able to complete the Business Combination or another initial business combination by July 1, 2024 (unless such date is extended by and with the approval of TWOA’s shareholders), TWOA will cease all operations except for the purpose of winding up and redeeming its Public Shares and liquidating the Trust Account, in which case TWOA’s Public Shareholders may only receive the amount in the Trust Account as of the applicable Redemption Date (less any interest earned on the amounts held in the Trust Account released earlier to pay for any taxes and up to $100,000 for dissolution expenses), which would be only approximately $          per share, based on the amount held in the Trust Account as of                    , 2024.

Q: When do you expect the Business Combination to be completed?

A: It is currently anticipated that the Business Combination will be consummated as soon as practicable following the Extraordinary General Meeting, which is set for                   , 2024; however, (i) such meeting could be adjourned if the Adjournment Proposal is adopted by TWOA’s shareholders at the Extraordinary General Meeting and the TWOA Shareholders elect to adjourn the Extraordinary General Meeting to a later date or dates at the determination of the chairperson of the Extraordinary General Meeting, and (ii) the Closing will not occur until all conditions set forth in the Business Combination Agreement are satisfied or waived. For a description of the conditions for the completion of the Business Combination, see “Proposal 1: The Business Combination Proposal — The Business Combination Agreement — Conditions to Closing.”

Q: What proposals are shareholders being asked to vote upon?

A: Shareholders of TWOA are being asked to vote upon the following proposals:

●	Proposal 1: The Business Combination Proposal

●	Proposal 2: The Cayman Merger Proposal

●	Proposal 3: The Organizational Documents Proposal

●	Proposal 4: The NYSE Proposal

●	Proposal 5: The Incentive Plan Proposal

●	Proposal 6: The Director Election Proposal

●	Proposal 7: The Adjournment Proposal, if put forth at the Extraordinary General Meeting.

After careful consideration, the TWOA Board has approved the Business Combination Agreement and the Transactions and determined that each of the Business Combination Proposal, the Cayman Merger Proposal, the Organizational Documents Proposal, the NYSE Proposal, the Incentive Plan Proposal, the Director Election Proposal and the Adjournment Proposal is in the best interests of TWOA and recommends that you vote “FOR” or give instruction to vote “FOR” each of these proposals.

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The Business Combination Proposal, the NYSE Proposal, the Incentive Plan Proposal, the Director Election Proposal, the Organizational Documents Proposal, and the Adjournment Proposal must be approved by an ordinary resolution under the Current Charter and Cayman Islands law, being a resolution passed at the Extraordinary General Meeting by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote thereon. The Initial Shareholders and the Current Insiders, which collectively own 5,359,375 Founder Shares, or 56.1% of the outstanding TWOA Ordinary Shares, have previously agreed to vote all of their Ordinary Shares in favor of a business combination proposed to them for approval, including the Business Combination. Additionally, the Initial Shareholders, Current Insiders and their affiliates have agreed to vote the Ordinary Shares they own in favor of each of the proposals. Accordingly, other than the shares held by the Initial Shareholders and the Current Insiders, no additional shares would need to be voted in favor of each of the Business Combination Proposal, the Organizational Documents Proposal, the NYSE Proposal, the Incentive Plan Proposal, the Director Election Proposal and the Adjournment Proposal to approve such proposals.

The Cayman Merger Proposal must be approved by a special resolution under the Current Charter and Cayman Islands law, being a resolution passed at the Extraordinary General Meeting by a majority of at least two-thirds (2/3) of such shareholders as, being entitled to do so, vote in person or by proxy at the Extraordinary General Meeting.

THE VOTE OF SHAREHOLDERS IS IMPORTANT. SHAREHOLDERS ARE URGED TO SUBMIT THEIR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.

Q: What material negative factors did the TWOA Board consider in connection with the Business Combination?

A: Among the material negative factors that the TWOA Board considered in its evaluation of the Business Combination were the risk that the Business Combination may not be fully achieved or may not be consummated; the risk of LLP not achieving its financial projections and the risks that there will be less demand for logistics real estate and that the projected cost savings and growth initiatives may not be fully achieved or may not be achieved within the expected timeframe. These factors are discussed in greater detail in the section entitled “Proposal 1: The Business Combination Proposal — Recommendation of the Board and Reasons for the Business Combination,” as well as in the section entitled “Risk Factors — Risks Relating to the Business Combination and its Effects.”

Q: How do I exercise my redemption rights?

A: Pursuant to the Current Charter, a Public Shareholder may request that TWOA redeem all or a portion of its Public Shares if the Business Combination is consummated, subject to certain limitations, for cash equal to the pro rata portion of the funds available in the Trust Account including interest earned on the funds held in the Trust Account (net of taxes payable). Nonetheless, the consummation of the Business Combination is conditioned upon, among other things, the net tangible assets condition required under the Current Charter of TWOA of having net tangible assets of no less than $5,000,001 immediately prior to or upon consummation of the Business Combination after taking into account the redemption for cash of all Public Shares properly demanded to be redeemed by holders of Public Shares. As of                        , 2024, based on funds in the Trust Account of approximately $        million as of such date, the pro rata portion of the funds available in the Trust Account for the redemption of the Class A Ordinary Shares was approximately $          per share.

You will be entitled to receive cash for any Public Shares to be redeemed only if you:

(a)	hold Public Shares; and

(b)	prior to 5:00 p.m., Eastern Time, on , 2024 (two business days prior to the vote at the Extraordinary General Meeting), (i) submit a written request to Continental Stock Transfer & Trust Company (“Continental”), TWOA’s transfer agent, that TWOA redeem your Public Shares for cash and (ii) deliver your share certificates (if any) and other redemption forms to the transfer agent, physically or electronically through The Depository Trust Company.

Public Shareholders may elect to redeem all or a portion of their Public Shares regardless of whether they vote for or against the Business Combination Proposal.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with TWOA’s consent, until the consummation of the Business Combination, or such other date as determined by the TWOA Board. If you delivered your shares for redemption to the Transfer Agent and decide within the required timeframe not to exercise your redemption rights, you may request that the Transfer Agent return the shares (physically or electronically). You may make such request by contacting the Transfer Agent at the phone number or address listed at the end of this section.

Any corrected or changed written demand of redemption rights must be received by TWOA’s Chief Executive Officer two business days prior to the vote taken on the Business Combination at the Extraordinary General Meeting. No demand for Redemption will be honored unless the holder’s share certificates (if any) and other redemption forms have been delivered (either physically or electronically) to the Transfer Agent at least two business days prior to the vote at the Extraordinary General Meeting.

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Public Shareholders seeking to exercise their redemption rights and opting to deliver physical certificates and other redemption forms should allow sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is TWOA’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, TWOA does not have any control over this process and it may take longer than two weeks. Public Shareholders who hold their shares in street name will have to coordinate with their banks, brokers or other nominees to have the shares certificated or delivered electronically. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge a nominal fee to the tendering broker and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the Business Combination is not completed, this may result in an additional cost to shareholders for the return of their shares.

If a Public Shareholder properly demands redemption as described above, then, if the Business Combination is completed, TWOA will redeem the shares subject to the redemptions for cash. Such amount will be paid promptly after completion of the Business Combination. If you exercise your redemption rights, then you will be exchanging your TWOA shares for cash and will no longer own these shares following the Business Combination.

If you intend to seek redemption of your Public Shares, you will need to deliver your share certificates (if any) and other redemption forms (either physically or electronically) to the Transfer Agent prior to the meeting, as described in this proxy statement/prospectus. If you have questions regarding the certification of your position or delivery of your shares, please contact:

Continental Stock Transfer & Trust Company
One State Street, 30th Floor
New York, New York 10004
Attention: SPAC Redemption Team
E-mail: spacredemptions@continentalstock.com

Q: Will how I vote on the Business Combination proposal affect my ability to exercise redemption rights?

A: No. If you have redemption rights, you may exercise your redemption rights irrespective of whether you vote your Ordinary Shares for or against the Business Combination Proposal or any other proposal described in this proxy statement/prospectus.

Q: What are the U.S. federal income tax consequences of the Business Combination to me?

A: It is intended that the SPAC Merger, together with the transactions contemplated by the Business Combination Agreement, qualifies as an exchange described in Section 351(a) of the Code. It is the opinion of TWOA’s counsel, Ellenoff Grossman & Schole LLP, that the SPAC Merger, together with the transactions contemplated by the Business Combination Agreement, will qualify as an exchange described in Section 351(a) of the Code. However, there can be no assurance that the U.S. Internal Revenue Service will not successfully challenge this position, and if so then the exchange of Class A Ordinary Shares for Pubco Ordinary Shares will be a taxable exchange, and the tax consequences described herein will be materially different from those described below. The remainder of this discussion assumes that the transactions described above qualify as an exchange described in Section 351(a) of the Code. Assuming such qualification, a U.S. holder that receives Pubco Ordinary Shares in exchange for Class A Ordinary Shares in the SPAC Merger generally should not recognize any gain or loss on such exchange. In such case, the aggregate adjusted tax basis of the Pubco Ordinary Shares received in the SPAC Merger by a U.S. holder should be equal to the adjusted tax basis of the Class A Ordinary Shares exchanged therefor. The holding period of the Pubco Ordinary Shares should include the holding period during which the Class A Ordinary Shares exchanged therefor were held by such U.S. holder.

Even if the Business Combination otherwise qualifies as an exchange described in Section 351(a) of the Code, U.S. holders may be required to recognize gain (but not loss) on account of the application of the Passive Foreign Investment Company rules, as described in more detail under “Material U.S. Federal Income Tax Consideration — U.S. Holders — The Business Combination — Application of the Passive Foreign Investment Company Rules to the Transactions.”

For additional discussion of the U.S. federal income tax treatment of the Business Combination, see the section entitled “Proposal 1: The Business Combination Proposal — Material U.S. Federal Income Tax Considerations — U.S. Holders — The Business Combination — Tax Consequences of the Business Combination.”

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Q: What are the U.S. federal income tax consequences of exercising my redemption rights?

A: Holders of Class A Ordinary Shares who exercise their redemption rights to receive cash will be considered for U.S. federal income tax purposes to have made a sale or exchange of the tendered shares, or will be considered for U.S. federal income tax purposes to have received a distribution with respect to such shares that may be treated as: (i) dividend income, (ii) a non-taxable recovery of basis in his investment in the tendered shares, or (iii) gain (but not loss) as if the shares with respect to which the distribution was made had been sold. See the section entitled “Proposal 1: The Business Combination Proposal — Material U.S. Federal Income Tax Considerations — U.S. Holders — Redemption of Class A Ordinary Shares.”

Q: Do I have appraisal or dissenters’ rights in connection with the proposed Business Combination?

A: No appraisal or dissenters’ rights are available to TWOA shareholders in connection with the ordinary resolution to approve the Business Combination. However, in respect of the special resolution to approve the Cayman Merger Proposal, under section 238 of the Companies Act, shareholders of a Cayman Islands company ordinarily have dissenters’ rights with respect to a statutory merger. The Companies Act prescribes when shareholder dissenters’ rights will be available and sets the limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, TWOA shareholders are still entitled to exercise the rights of redemption as detailed in this proxy statement/prospectus and the TWOA Board has determined that the redemption proceeds payable to TWOA shareholders who exercise such redemption rights represents the fair value of those shares. Please see the section entitled “Appraisal or Dissenters’ Rights.”

Q: What do I need to do now?

A: TWOA urges you to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a TWOA shareholder. TWOA shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q: How do I vote?

A: The Extraordinary General Meeting will be held at 10:00 a.m., Eastern Time, on                    , 2024, or at such other time, on such other date and at such other place to which the meeting may be adjourned or postponed, at the offices of Ellenoff Grossman & Schole LLP at 1345 Avenue of the Americas, 11th Floor, New York, New York 10105.

If you are a holder of record of Ordinary Shares on the Record Date, you may vote at the Extraordinary General Meeting or by submitting a proxy for the Extraordinary General Meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the Extraordinary General Meeting and vote, obtain a proxy from your broker, bank or nominee.

Any proxy may be revoked by the person giving it at any time before the polls close at the Extraordinary General Meeting. A proxy may be revoked by filing with TWOA’s Chief Executive Officer at the following address: two, 195 US HWY 50, Suite 208, Zephyr Cove, NV 89448, either (a) a written notice of revocation bearing a date later than the date of such proxy (provided that it is received by the deadline specified below), (b) a subsequent proxy relating to the same shares (provided that it is received by the deadline specified below), or (c) by attending the Extraordinary General Meeting and voting.

Simply attending the Extraordinary General Meeting will not constitute revocation of your proxy. If your shares are held in the name of a broker or other nominee who is the record holder, you must follow the instructions of your broker or other nominee to revoke a previously given proxy.

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Q: If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A: No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent.

As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal.

This is called a “broker non-vote.” Abstentions and broker-non votes will be counted in connection with the determination of whether a valid quorum is established but will not be counted in connection with the vote on any Proposal.

For the proposals in this proxy statement/prospectus, your broker will not have the discretionary authority to vote your shares. Accordingly, your bank, broker, or other nominee can vote your shares at the Extraordinary General Meeting only if you provide instructions on how to vote. You should instruct your broker to vote your shares as soon as possible in accordance with directions you provide.

Q: When and where will the Extraordinary General Meeting be held?

A: The Extraordinary General Meeting will be held at 10:00 am, Eastern Time, on                    , 2024, or at such other time, on such other date and at such other place to which the meeting may be adjourned or postponed, at the offices of Ellenoff Grossman & Schole LLP at 1345 Avenue of the Americas, 11th Floor, New York, New York 10105, unless the Extraordinary General Meeting is adjourned.

Q: How do I attend the Extraordinary General Meeting?

A: As a registered shareholder, you received a proxy card from Continental. The form contains instructions on how to attend the Extraordinary General Meeting, along with your control number. You will need your control number for access. If you do not have your control number, contact Continental at the phone number or e-mail address below. Continental support contact information is as follows: 917-262-2373, or email proxy@continentalstock.com.

Beneficial investors, who own their investments through a bank or broker, will need to contact Continental to receive a control number. If you plan to vote at the Extraordinary General Meeting, you will need to have a legal proxy from your bank or broker or if you would like to join and not vote Continental will issue you a guest control number with proof of ownership. Either way, you must contact Continental for specific instructions on how to receive the control number. We can be contacted at the number or email address above. Please allow up to 72 hours prior to the Extraordinary General Meeting for processing your control number.

You can attend the Extraordinary General Meeting at the offices of Ellenoff Grossman & Schole LLP at 1345 Avenue of the Americas, 11th Floor, New York, New York 10105.

Q: Who is entitled to vote at the Extraordinary General Meeting?

A: TWOA has fixed March 4, 2024 as the Record Date. If you were a Public Shareholder at the close of business on the Record Date, you are entitled to vote on matters that come before the Extraordinary General Meeting. However, a Public Shareholder may only vote such holder’s shares if such holder is present in person or by proxy at the Extraordinary General Meeting.

Q: How many votes do I have?

A: Public Shareholders are entitled to one vote at the Extraordinary General Meeting for each Class A Ordinary Share and Class B Ordinary Share held of record as of the Record Date. As of the close of business on the Record Date, there were 9,550,705 Ordinary Shares issued and outstanding (including 5,359,375 Founder Shares).

Q: What constitutes a quorum?

A: The holders of at least a majority of the issued and outstanding Ordinary Shares of TWOA being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy and entitled to vote at the Extraordinary General Meeting will constitute a quorum. In the absence of a quorum, the Extraordinary General Meeting will automatically be adjourned. As of the Record Date, 5,179,695 Ordinary Shares would be required to achieve a quorum.

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Q: What vote is required to approve each proposal at the Extraordinary General Meeting?

A: The following votes are required for each proposal at the Extraordinary General Meeting:

●	Business Combination Proposal: The Business Combination Proposal must be approved by an ordinary resolution under the Current Charter and Cayman Islands law, being a resolution passed at the Extraordinary General Meeting by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote thereon.
●	Cayman Merger Proposal: The Cayman Merger Proposal must be approved by a special resolution under the Current Charter and Cayman Islands law, being a resolution passed at the Extraordinary General Meeting by a majority of at least two-thirds (2/3) of such shareholders as, being entitled to do so, vote in person or by proxy at the Extraordinary General Meeting.
●	Organizational Documents Proposal: The Organizational Documents Proposal must be approved by an ordinary resolution under the Current Charter and Cayman Islands law, being a resolution passed at the Extraordinary General Meeting by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote thereon.
●	NYSE Proposal: The NYSE Proposal must be approved by an ordinary resolution under the Current Charter and Cayman Islands law, being a resolution passed at the Extraordinary General Meeting by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote thereon.
●	Incentive Plan Proposal: The Incentive Plan Proposal must be approved by an ordinary resolution under the Current Charter and Cayman Islands law, being a resolution passed at the Extraordinary General Meeting by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote thereon.
●	Director Election Proposal: The Director Election Proposal must be approved by an ordinary resolution under the Current Charter and Cayman Islands law, being a resolution passed at the Extraordinary General Meeting by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote thereon.
●	Adjournment Proposal: The Adjournment Proposal, if presented, must be approved by an ordinary resolution under the Current Charter and Cayman Islands law, being a resolution passed at the Extraordinary General Meeting by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote thereon.

The Initial Shareholders and the Current Insiders, which collectively own 5,359,375 Founder Shares, or 56.1% of the outstanding TWOA Ordinary Shares, have previously agreed to vote all of their Ordinary Shares in favor of a business combination proposed to them for approval, including the Business Combination. Additionally, the Initial Shareholders, Current Insiders and their affiliates have agreed to vote the Ordinary Shares they own in favor of each of the proposals. Accordingly, other than the shares held by the Initial Shareholders and the Current Insiders, no additional shares would need to be voted in favor of each of the Business Combination Proposal, the Organizational Documents Proposal, the NYSE Proposal, the Incentive Plan Proposal, the Director Election Proposal and the Adjournment Proposal to approve such proposals.

Q: What are the recommendations of the Board?

A: The TWOA Board believes that the Business Combination Proposal and the other proposals to be presented at the Extraordinary General Meeting are in the best interest of TWOA and recommends that TWOA’s shareholders vote “FOR” each of the Business Combination Proposal, the Cayman Merger Proposal, the Organizational Documents Proposal, the NYSE Proposal, the Incentive Plan Proposal, the Director Election Proposal and, if necessary, the Adjournment Proposal.

The existence of financial and personal interests of TWOA’s directors, officers and advisors may result in conflicts of interest, including a conflict between what may be in the best interests of TWOA and its shareholders and what may be best for a director’s personal interests when determining to recommend that shareholders vote for the proposals. These conflicts of interest include, among other things, that if TWOA does not consummate an initial business combination by July 1, 2024 (unless such date is extended by TWOA’s shareholders), TWOA may be forced to liquidate and the 5,359,375 Founder Shares owned by TWOA’s Initial Shareholders and Current Insiders, would be worthless. See the sections entitled “Proposal 1: The Business Combination Proposal — Interests of TWOA’s Directors, Officers and Advisors in the Business Combination” and “Beneficial Ownership of Securities” for more information.

Q: How do the Initial Shareholders and the Current Insiders intend to vote their shares?

A: The Initial Shareholders and the Current Insiders, which collectively own 5,359,375 Founder Shares, or 56.1% of the outstanding TWOA Ordinary Shares, have previously agreed to vote all of their Ordinary Shares in favor of a business combination proposed to them for approval, including the Business Combination. Additionally, the Initial Shareholders, Current Insiders and their affiliates have agreed to vote the Ordinary Shares they own in favor of each of the proposals.

Accordingly, other than the shares held by the Initial Shareholders and the Current Insiders, no additional shares would need to be voted in favor of each of the Business Combination Proposal, the Organizational Documents Proposal, the NYSE Proposal, the Incentive Plan Proposal, the Director Election Proposal and the Adjournment Proposal to approve such proposals.

Q: May TWOA’s Initial Shareholders, the Sponsor, LLP or their respective affiliates purchase Public Shares prior to the Extraordinary General Meeting?

A: At any time prior to the Extraordinary General Meeting, during a period when they are not then aware of any material, nonpublic information regarding TWOA or TWOA’s securities, TWOA’s Initial Shareholders, the Sponsor, LLP and/or their respective affiliates may purchase shares from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire Ordinary Shares or vote their shares in favor of the Business Combination Proposal, the Cayman Merger Proposal and the Organizational Documents Proposal, or to withdraw any request for redemption. In such transactions, the purchase price for the Ordinary Shares will not exceed the Redemption Price. In addition, the persons described above will waive redemption rights, if any, with respect to the Ordinary Shares they acquire in such transactions. However, any Ordinary Shares acquired by the persons described above would not vote on the Business Combination Proposal.

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The purpose of such share purchases and other transactions would be to increase the likelihood that the conditions to the consummation of the Business Combination are satisfied. This may result in the completion of the Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

Entering into any such incentive arrangements may have a depressive effect on the price of the Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares such person owns, either prior to or immediately after the Extraordinary General Meeting.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. If such arrangements or agreements are entered into, TWOA will file a Current Report on Form 8-K prior to the Extraordinary General Meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons. Any such report will include (i) the amount of Ordinary Shares purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination transaction will be approved; (iv) the identities or characteristics of shareholders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of Ordinary Shares for which TWOA has received redemption requests.

Q: What happens if I sell my Ordinary Shares before the Extraordinary General Meeting?

A: The Record Date for the Extraordinary General Meeting is earlier than the date of the Extraordinary General Meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your Ordinary Shares after the applicable record date, but before the Extraordinary General Meeting, unless you grant a proxy to the transferee, you will retain your right to vote at the Extraordinary General Meeting with respect to such shares, but the transferee, and not you, will have the ability to redeem such shares (if time permits).

Q: May I change my vote after I have mailed my signed proxy card?

A: Yes. Shareholders may send a later-dated, signed proxy card to TWOA’s Chief Executive Officer at the address set forth below so that it is received by TWOA’s Chief Executive Officer not less than 48 hours prior to the vote at the Extraordinary General Meeting (which is scheduled to take place on                      , 2024) or attend the Extraordinary General Meeting in person and vote. Shareholders also may revoke their proxy by sending a notice of revocation to TWOA’s Chief Executive Officer, which must be received by the Chief Executive Officer not less than 48 hours prior to the vote at the Extraordinary General Meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q: What happens if I fail to take any action with respect to the Extraordinary General Meeting?

A: If you fail to take any action with respect to the Extraordinary General Meeting and the Business Combination is approved by TWOA’s shareholders and consummated, you will become a shareholder of Pubco. If you fail to take any action with respect to the Extraordinary General Meeting and the Business Combination is not approved, you will remain a shareholder of TWOA. However, if you fail to take any action with respect to the Extraordinary General Meeting, you will nonetheless be able to elect to redeem your Public Shares in connection with the Business Combination, provided you follow the instructions in this proxy statement/prospectus for redeeming your shares.

Q: What should I do with my share certificates?

A: Pursuant to the Current Charter, a Public Shareholder may request that TWOA redeem all or a portion of such Public Shareholder’s Public Shares for cash if the Business Combination is consummated. You will be entitled to receive cash for any Public Shares to be redeemed only if you:

(a)	hold Public Shares; and
(b)	prior to 5:00 p.m., Eastern Time, on , 2024 (two business days prior to the vote at the Extraordinary General Meeting): (i) submit a written request to the Transfer Agent that TWOA redeem your Public Shares for cash; and (ii) deliver your share certificates (if any) and other redemption forms to the Transfer Agent, physically or electronically through DTC.

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Public Shareholders may elect to redeem all or a portion of such Public Shareholder’s Public Shares even if they vote for the Business Combination Proposal. If the Business Combination is not consummated, the Public Shares will not be redeemed for cash. If a Public Shareholder properly exercises its right to redeem its Public Shares and timely delivers its share certificates (if any) and other redemption forms to the Transfer Agent, TWOA will redeem each Public Share for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds (net of required tax payments), divided by the number of then-outstanding Public Shares, divided by the number of then-outstanding Public Shares.

If a Public Shareholder exercises its redemption rights, then it will be exchanging its redeemed Public Shares for cash and will no longer own such shares. Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with TWOA’s consent, until the consummation of the Business Combination, or such other date as determined by the TWOA Board. A Public Shareholder can make such request by contacting the Transfer Agent, at the address or email address listed in this proxy statement/prospectus. TWOA will be required to honor such request only if made prior to the deadline for exercising redemption requests. See “Extraordinary General Meeting of the Shareholders — Redemption Rights” for a detailed description of the procedures to be followed if such holder wishes to redeem its Public Shares for cash.

Public Shareholders who do not elect to have their Public Shares redeemed for the pro rata share of the Trust Account should not submit the certificates relating to their Public Shares.

Upon effectiveness of the Business Combination, holders of Ordinary Shares will receive Pubco Ordinary Shares without needing to take any action and accordingly such holders should not submit the certificates, if any, relating to their Ordinary Shares. TWOA’s securities will not trade following the Business Combination.

Q: What should I do if I receive more than one set of voting materials?

A: Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your Ordinary Shares.

Q: Who can help answer my questions?

A: If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact Morrow, the proxy solicitor for TWOA, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing TWOA.info@investor.morrowsodali.com.

You also may obtain additional information about TWOA from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of Public Shares and you intend to seek redemption of your shares, you will need to deliver your share certificates (if any) and other redemption forms (either physically or electronically) to the Transfer Agent at the address below prior to 5:00 p.m., Eastern Time, on                       , 2024 (two business days prior to the vote at the Extraordinary General Meeting). If you have questions regarding the certification of your position or delivery of your share certificates (if any) and other redemption forms, please contact:

Continental Stock Transfer & Trust Company
One State Street, 30th Floor
New York, New York 10004
Attention: SPAC Redemption Team
E-mail: spacredemptions@continentalstock.com

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SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the Extraordinary General Meeting, whether or not you plan to attend such meeting, including the Business Combination Proposal, the Cayman Merger Proposal and the Organizational Documents Proposal, you should read this entire document carefully, including the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. The Business Combination Agreement is the legal document that governs the Business Combination and the other transactions that will be undertaken in connection therewith. The Business Combination Agreement is also described in detail in this proxy statement/prospectus in the section entitled “The Business Combination Agreement.” This proxy statement/prospectus also includes forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.”

Parties to the Business Combination

TWOA

TWOA is a blank check company incorporated as a Cayman Islands exempted company on January 15, 2021, for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

TWOA’s Class A Ordinary Shares are currently listed on the NYSE under the symbol “TWOA.” TWOA’s Class A Ordinary Shares will not be listed following the Closing.

TWOA’s principal executive offices are located at 195 US HWY 50, Suite 208, Zephyr Cove, NV 89448 and its phone number is (310) 954-9665.

LLP

LLP is a fully-integrated, internally managed real estate company that develops, owns and manages a diversified portfolio of warehouse logistics assets in Central and South America. LLP focuses on modern Class A logistics real estate in high growth and high barrier-to-entry markets that are undersupplied and have low penetration rates. LLP’s high quality and diversified tenant base is comprised of leading multinational customers that operate primarily in the consumer retail, e-commerce, consumer packaged goods, and business-to-business distribution sectors.

LLP’s registered office is located at BMW Plaza, 9th floor, Calle 50, Panama City, Republic of Panama. LLP’s registered office phone number is +506 2204-7020. For more information about LLP, see the sections of this proxy statement/prospectus entitled “Information About LLP,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of LLP” and the financial statements of LLP included herein.

Pubco

Logistic Properties of the Americas (or Pubco) was incorporated as a Cayman Islands exempted company on October 9, 2023. Pubco was formed for the purpose of effectuating the Business Combination described herein and it has not conducted any activities other than those incidental to its formation and the transactions contemplated by the Business Combination Agreement. As a result of the Business Combination, TWOA and LLP will each become wholly-owned subsidiaries of Pubco, and the Pubco Ordinary Shares will be listed on the NYSE.

Pubco intends to apply for listing, to be effective at the time of the Business Combination, of the Pubco Ordinary Shares on the NYSE under the proposed symbol “LPA.”

Pubco’s principal executive offices are located at Plaza Tempo, Edificio B Oficina B1, Piso 2, San Rafael de Escazú, San José, Costa Rica, and its phone number is +506 2204-7020.

SPAC Merger Sub

Logistic Properties of the Americas Subco (or SPAC Merger Sub) was incorporated as a Cayman Islands exempted company on October 9, 2023 and is currently a wholly-owned subsidiary of Pubco. SPAC Merger Sub was formed for the purpose of effectuating the SPAC Merger described herein and it has not conducted any activities other than those incidental to its formation and the transactions contemplated by the Business Combination Agreement. SPAC Merger Sub will not be the surviving company in the SPAC Merger, as contemplated by the Business Combination Agreement and described herein.

SPAC Merger Sub’s principal executive offices are located at 195 US HWY 50, Suite 208, Zephyr Cove, NV 89448 and its phone number is (310) 954-9665.

Company Merger Sub

LPA Panama Group Corp. (or Company Merger Sub) was incorporated in Panama on November 14, 2023 and is currently a wholly-owned subsidiary of Pubco. Company Merger Sub was formed for the purpose of effectuating the Company Merger described herein and it has not conducted any activities other than those incidental to its formation and the transactions contemplated by the Business Combination Agreement. Company Merger Sub will not be the surviving company in the Company Merger, as contemplated by the Business Combination Agreement and described herein.

Company Merger Sub’s principal executive offices are located at Plaza Tempo, Edificio B Oficina B1, Piso 2, San Rafael de Escazú, San José, Costa Rica and its phone number is +506 2204-7020.

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Proposals to be Submitted at the Extraordinary General Meeting

Proposal 1: The Business Combination Proposal

This section describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached hereto as Annex A, and the Ancillary Documents. TWOA’s shareholders and other interested parties are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination.

Business Combination Agreement

Under the Business Combination Agreement, subject to the terms and conditions set forth therein, at the Closing, among other matters, (a) SPAC Merger Sub will merge with and into TWOA, with TWOA continuing as the surviving company, and, in connection therewith, each issued and outstanding security of TWOA immediately prior to the Effective Time will no longer be outstanding and will automatically be canceled in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco, and (b) Company Merger Sub will merge with and into LLP, with LLP continuing as the surviving company, and, in connection therewith, the LLP shares issued and outstanding immediately prior to the Effective Time will be canceled in exchange for the right of the holders thereof to receive Pubco Ordinary Shares; and (c) as a result of the Mergers, TWOA and LLP will each become wholly-owned subsidiaries of Pubco, and the Pubco Ordinary Shares will be listed on the NYSE, all upon the terms and subject to the conditions set forth in the Business Combination Agreement, and the documents and agreements ancillary to the Business Combination Agreement (the “Ancillary Documents”) and in accordance with applicable law (collectively, the “Transactions”).

Consideration

The aggregate merger consideration to be paid pursuant to the Business Combination Agreement to the LLP Shareholders will be an amount equal to $286,000,000 and will be paid in the form of Pubco Ordinary Shares, each valued at $10.00. The Merger Consideration to be payable to the LLP Shareholders will be allocated among the LLP Shareholders pro rata based on the number of ordinary shares of LLP owned by each LLP Shareholder.

Representations and Warranties

The Business Combination Agreement contains a number of representations and warranties made by the parties as of the date of such agreement or other specific dates solely for the benefit of certain of the parties to the Business Combination Agreement. These representations and warranties, in certain cases, are subject to specified exceptions and materiality, Material Adverse Effect (as defined below), knowledge and other qualifications contained in the Business Combination Agreement or in information provided pursuant to certain disclosure schedules to the Business Combination Agreement.

Under the Business Combination Agreement, TWOA made customary representations and warranties to LLP and Pubco relating to, among other things: organization and standing; authorization; binding agreement; governmental approvals; non-contravention; capitalization; SEC filings and TWOA’s financials; absence of certain changes; compliance with laws; actions, orders and permits; taxes; employees and employee benefit plans; properties; material contracts; transactions with affiliates; Investment Company Act; finders and brokers; certain business practices; insurance; information supplied; the Trust Account; and independent investigation.

Under the Business Combination Agreement, LLP made customary representations and warranties to TWOA and Pubco relating to, among other things: organization and standing; authorization; binding agreement; capitalization; subsidiaries; governmental approvals; non-contravention; financial statements; absence of certain changes; compliance with laws; permits; litigation; material contracts; intellectual property; taxes and returns; real property; personal property; title to and sufficiency of assets; employee matters; benefit plans; environmental matters; transactions with related persons; business insurance; top customers and suppliers; certain business practices; Investment Company Act; finders and brokers; information supplied; and independent investigation.

The representations and warranties of the parties contained in the Business Combination Agreement terminate as of, and do not survive, the Closing, and there are no indemnification rights for another party’s breach thereof.

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Material Adverse Effect

Many of the representations and warranties in the Business Combination Agreement are qualified by materiality or Material Adverse Effect. “Material Adverse Effect” as used in the Business Combination Agreement means, with respect to any specified person or entity, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, liabilities, customer relationships, operations, results of operations, prospects or condition (financial or otherwise) of such person or entity and its subsidiaries, taken as a whole, or (b) the ability of such person or entity any of its subsidiaries on a timely basis to consummate the transactions contemplated by the Business Combination Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such person or entity or any of its subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such person or entity or any of its subsidiaries principally operate; (iii) changes in applicable laws (including COVID-19 measures) or in IFRS, GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such person or entity and its subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) (including the Russian invasion of the Ukraine or any surrounding countries), natural disaster or any outbreak or continuation of an epidemic or pandemic (including COVID-19), including the effects of any Governmental Authority or other third-party responses thereto; (v) any failure in and of itself by such person or entity and its subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception in the Business Combination Agreement); and (vi) with respect to TWOA, the consummation and effects of any Redemption; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such person or entity or any of its subsidiaries compared to other participants worldwide in the industries (but for the avoidance of doubt, not the geographies) in which such person or entity or any of its subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to TWOA, the amount of any Redemption or the failure to obtain the Required SPAC Shareholder Approval (as defined in the Business Combination Agreement) shall not be deemed to be a Material Adverse Effect on or with respect to TWOA. The representations and warranties made by the parties are customary for transactions similar to the Transactions.

Covenants

Each party agreed in the Business Combination Agreement to use its commercially reasonable efforts to effect the Closing. The Business Combination Agreement also contains certain customary and other covenants by each of the parties during the period between the signing of the Business Combination Agreement and the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms, including, but not limited to, covenants regarding: (i) the provision of access to the parties’ respective properties, books and personnel; (ii) the operation of the parties’ respective businesses in the ordinary course of business; (iii) the provision by LLP of PCAOB-audited or reviewed, as applicable, financial statements of LLP and its subsidiaries (collectively, the “LLP Companies”); (iv) TWOA’s public filings; (v) no solicitation of, or entering into, any alternative competing transactions; (vi) no insider trading; (vii) notifications of certain breaches, consent requirements or other matters; (viii) use of commercially reasonable efforts to consummate the Closing and obtain third party and regulatory approvals and efforts; (ix) further assurances; (x) cooperation in the preparation of this proxy statement/prospectus and the registration statement of which this proxy statement/prospectus is a part and related matters; (xi) the LLP Shareholders’ approval of the Business Combination Agreement; (xii) public announcements; (xiii) confidentiality; (xiv) indemnification of directors and officers and tail insurance; (xv) use of Trust Account proceeds after the Closing; (xvi) efforts to support a transaction financing; (xvii) employment agreements; (xviii) LLP’s engagement of a reputable compensation consultant; (xix) the listing of the Pubco Ordinary Shares on the NYSE; (xx) a requirement that TWOA seek an extension of the deadline to consummate its initial business combination; and (xxi) certain tax matters.

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The parties also agreed to take all necessary actions to cause the Pubco Board immediately following the Closing to consist of at least five and up to seven individuals, as follows: (i) one individual that is designated by TWOA prior to the Closing, who must be reasonably acceptable to LLP and qualify as independent under NYSE rules, and (ii) at least four and up to six other individuals that are designated by LLP prior to the Closing, one of whom will be the initial Chairperson of the Pubco Board, provided that such designees shall meet any applicable requirements of the NYSE.

The covenants and agreements of the parties contained in the Business Combination Agreement do not survive the Closing, except those covenants and agreements to be performed after the Closing, which covenants and agreements will survive until fully performed.

Conditions to Closing

The obligations of the parties to consummate the Transactions are subject to various conditions, including the following mutual conditions of the parties, unless waived: (i) the approval of the Business Combination Agreement and the Transactions and related matters by the requisite vote of TWOA’s shareholders; (ii) LLP Shareholder approval (although an LLP Shareholder with sufficient ownership to approve the Transactions has entered into a Voting Agreement in support of the Transactions concurrently with the execution of the Business Combination Agreement); (iii) the expiration or termination of any applicable waiting period under any antitrust laws; (iv) obtaining any material regulatory approvals and third-party consents; (v) no law or order preventing or prohibiting the Transactions; (vi) either TWOA (immediately prior to the Closing) or Pubco (upon the consummation of the Closing) having at least $5,000,001 in net tangible assets as of the Closing, after giving effect to the completion of the Redemption and any transaction financing; (vii) appointment of the Pubco Board in accordance with the Business Combination Agreement; (viii) Pubco having amended and restated its organizational documents in the form agreed by the parties; (ix) receipt of evidence that Pubco qualifies as a foreign private issuer; (x) the effectiveness of the registration statement of which this proxy statement/prospectus is a part; and (xi) the Pubco Ordinary Shares having been approved for listing on the NYSE.

In addition, unless waived by LLP and Pubco, the obligations of LLP, Pubco and the Merger Subs to consummate the Transactions are subject to the satisfaction of the following Closing conditions, amongst others, in addition to customary certificates and other closing deliveries: (i) the representations and warranties of TWOA being true and correct on and as of the Closing (subject to Material Adverse Effect); (ii) TWOA having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Business Combination Agreement required to be performed or complied with by it on or prior the date of the Closing; (iii) absence of any Material Adverse Effect with respect to TWOA since the date of the Business Combination Agreement which is continuing and uncured; (iv) certain Ancillary Documents being in full force and effect as of the Closing; (v) TWOA satisfying the Minimum Cash Condition; (vi) the receipt by LLP of the Sponsor’s surrender of certain Founder Shares, if any, to Pubco, in accordance with terms of the Sponsor Letter Agreement; (vii) the Sponsor Letter Agreement being in full force and effect; and (viii) receipt by LLP of the Registration Rights Agreement and the Founder Registration Rights Agreement Amendment.

Unless waived by TWOA, the obligations of TWOA to consummate the Transactions are subject to the satisfaction of the following Closing conditions, amongst others, in addition to customary certificates and other closing deliveries: (i) the representations and warranties of LLP and Pubco being true and correct on and as of the Closing (subject to Material Adverse Effect); (ii) LLP, Pubco and the Merger Subs having performed in all material respects their respective obligations and complied in all material respects with their respective covenants and agreements under the Business Combination Agreement required to be performed or complied with by them on or prior the date of the Closing; (iii) absence of any Material Adverse Effect with respect to LLP or Pubco since the date of the Business Combination Agreement which is continuing and uncured; (iv) the Lock-Up Agreement being in full force and effect from the Closing; (v) receipt by TWOA of the Registration Rights Agreement and the Founder Registration Rights Agreement Amendment duly executed by the parties thereto; (vi) any issued and outstanding convertible securities of LLP having been terminated without any consideration or liability; (vii) if applicable, certain contracts involving the LLP Companies having been terminated with no obligation or liability of the LLP Companies thereunder; and (viii) Pubco and the Merger Subs having duly executed certain joinder agreements to the Business Combination Agreement and the applicable Ancillary Documents.

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Termination

The Business Combination Agreement may be terminated at any time prior to the Closing by either TWOA or LLP if the conditions to the Closing set forth in the Business Combination Agreement (the majority of which are summarized above) are not satisfied or waived by March 31, 2024 (the “Outside Date”). In January 2024, in accordance with the terms of the Business Combination Agreement, TWOA exercised its right to extend the initial Outside Date of December 31, 2023 to March 31, 2024 after TWOA sought and obtained an extension to consummate its business combination beyond TWOA’s prior deadline of January 1, 2024 to July 1, 2024.

The Business Combination Agreement may also be terminated under certain other customary and limited circumstances at any time prior to the Closing, including, among other reasons: (i) by mutual written consent of TWOA and LLP; (ii) by either TWOA or LLP if a governmental authority of competent jurisdiction has issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions, and such order or other action has become final and non-appealable; (iii) by LLP for the uncured breach of the Business Combination Agreement by TWOA, such that the related Closing condition would not be met; (iv) by TWOA for the uncured breach of the Business Combination Agreement by LLP, Pubco or a Merger Sub, such that the related Closing condition would not be met; (v) by either TWOA or LLP if TWOA holds the Extraordinary General Meeting to approve the Business Combination Agreement and the Transactions, and such approval is not obtained; (vi) by TWOA if there has been a Material Adverse Effect on LLP or Pubco which is uncured or continuing; (vii) by LLP if there has been a Material Adverse Effect on TWOA which is uncured or continuing; and (viii) by LLP if TWOA’s Class A Ordinary Shares have become delisted from the NYSE and are not relisted on the NYSE or the Nasdaq Capital Market within 90 days after such delisting.

If the Business Combination Agreement is terminated, all further obligations of the parties under the Business Combination Agreement (except for certain obligations related to confidentiality, effect of termination, fees and expenses, Trust Account waiver, miscellaneous provisions and definitions relating to the foregoing) will terminate, and no party to the Business Combination Agreement will have any further liability to any other party thereto except for liability for fraud or for willful breach of the Business Combination Agreement prior to termination. Each party will bear its own expenses if the transaction does not close.

Ancillary Documents

Lock-Up Agreement

Simultaneously with the execution and delivery of the Business Combination Agreement, LLP’s majority shareholder entered into a Lock-Up Agreement with TWOA and by a joinder agreement, Pubco (the “Lock-Up Agreement”). Pursuant to the Lock-Up Agreement, such LLP shareholder agreed not to, during the period commencing from the Closing and ending on the 12-month anniversary of the Closing or earlier, if Pubco consummates a third-party tender offer, stock sale, liquidation, merger, share exchange or other similar transaction with an unaffiliated third party that results in all of Pubco’s shareholders having the right to exchange their equity holdings in Pubco for cash, securities or other property (and, with respect to 50% of such restricted securities, subject to early release if the last trading price of the Pubco Ordinary Shares equals or exceeds $12.50 for any 20 trading days within any 30 trading day period commencing at least 180 days after the Closing): (i) lend, offer, pledge, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any restricted securities, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such restricted securities, or (iii) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (i) or (ii) above is to be settled by delivery of the restricted securities or other securities, in cash or otherwise (in each case, subject to certain limited permitted transfers, provided that the transferred shares will continue to be subject to the Lock-Up Agreement).

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Voting Agreement

Simultaneously with the execution and delivery of the Business Combination Agreement, TWOA and LLP entered into a voting agreement (the “Voting Agreement”) with LLP’s majority shareholder, which holds voting power sufficient to approve the Transactions. Under the Voting Agreement, such LLP shareholder agreed, among other matters, to vote all of such LLP shareholder’s shares of LLP in favor of the Business Combination Agreement and the Transactions, and to otherwise take (or not take, as applicable) certain other actions in support of the Business Combination Agreement and the Transactions and the other matters to be submitted to the LLP shareholders for approval in connection with the Transactions, in the manner and subject to the conditions set forth in the Voting Agreement. The Voting Agreement prevents transfers of the LLP shares held by such LLP shareholder between the date of the Voting Agreement and the date of Closing, except for certain permitted transfers where the recipient also agrees to comply with the terms of the Voting Agreement.

Registration Rights Agreement

At or prior to the Closing, certain LLP shareholders will enter into a registration rights agreement (the “Registration Rights Agreement”) with Pubco and TWOA, in form and substance to be mutually agreed by LLP and TWOA (each acting reasonably), pursuant to which, among other matters, such LLP Shareholders will be granted substantially the same priorities and registration rights as the Sponsor and other “Holder” parties under the Founder Registration Rights Agreement, as amended by the Founder Registration Rights Agreement Amendment, and which Registration Rights Agreement will become effective as of the Closing.

Founder Registration Rights Agreement Amendment

At or prior to the Closing, Pubco, TWOA and the Sponsor (as well as any other parties necessary to effect such amendment) will enter into an amendment, in form and substance to be mutually agreed by LLP and TWOA, each acting reasonably (the “Founder Registration Rights Agreement Amendment”), to the registration rights agreement entered into by TWOA, the Sponsor and the other parties thereto at the time of TWOA’s IPO (the “Founder Registration Rights Agreement”). Under the Founder Registration Rights Agreement Amendment, the Founder Registration Rights Agreement will be amended to, among other things, add Pubco as a party and to reflect the issuance of Pubco Ordinary Shares pursuant to the Business Combination Agreement, and to reconcile with the provisions of the Registration Rights Agreement.

Sponsor Letter Agreement

In connection with the Business Combination Agreement, the Sponsor, LLP and, by a joinder agreement, Pubco, entered into, the Sponsor Letter Agreement, pursuant to which the Sponsor agreed that, with respect to the 3,852,611 Class B Ordinary Shares that it owns (together with any Pubco Ordinary Shares issued in exchange therefor in the SPAC Merger, the “Sponsor Founder Shares”), it will (a) retain a number of such Sponsor Founder Shares equal to 2,652,611 shares (the “Baseline Retained Founder Shares”), plus 0.048 Sponsor Founder Shares for each dollar of Additional Capital (as defined in the Business Combination Agreement) above $25,000,000 (up to a maximum amount equal to the total 3,852,611 Sponsor Founder Shares less any Additional Transferred Shares (as defined below)), and any such Sponsor Founder Shares not retained will be surrendered by the Sponsor to Pubco as of the Closing, and (b) if TWOA seeks an amendment of its organizational documents to extend its deadline to consummate its initial business combination beyond January 1, 2024, the Sponsor will agree to transfer to the Public Shareholders or surrender and cancel up to 500,000 Sponsor Founder Shares (the “Additional Transferred Shares”) as may be necessary in order to obtain such extension, and the Baseline Retained Founder Shares will be increased by one share for each two Additional Transferred Shares.

Amendment to Insider Letter Agreement

Simultaneously with the execution and delivery of the Business Combination Agreement or shortly thereafter, TWOA, the Sponsor, the Original Sponsor, and certain other TWOA shareholders and, by a joinder agreement, Pubco, entered into an amendment (the “Amendment to Letter Agreement”) to the insider letter agreement entered into in connection with TWOA’s initial public offering (the “Insider Letter”). The Amendment to Letter Agreement (i) adds Pubco as a party to the Insider Letter, (ii) revises the terms of the Insider Letter to reflect the transactions contemplated by the Business Combination Agreement, including the issuance of Pubco Ordinary Shares in exchange for the TWOA Ordinary Shares, (iii) amends the terms of the lock-up set forth in the Insider Letter to conform with the lock-up terms in the Lock-Up Agreement described above, and (iv) provides LLP with the ability to enforce prior to the Closing the lock-up and voting provisions of the Insider Letter. TWOA has committed to cause additional shareholders of TWOA to execute the Amendment to Letter Agreement following the signing of the Business Combination Agreement and prior to the Closing.

Letter of Transmittal

At the Closing, each LLP Shareholder will provide Pubco a duly executed Letter of Transmittal and such other documents as may be reasonably requested, entitling such LLP Shareholder to receive its pro rata share of the Merger Consideration.

PIPE Subscription Agreement

On February 16, 2024, TWOA entered into a subscription agreement (the “Subscription Agreement”) with Bonaventure Investments Holding Inc. (the “Subscriber”) to purchase 1,500,000 TWOA Class A Ordinary Shares (the “PIPE Shares”) at a price of $10.00 per share, for an aggregate purchase price of $15,000,000, in a private placement to be consummated simultaneously with the Closing (the “PIPE Investment”). The per share price of the PIPE Investment is less than the approximately $10.77 per Public Share in the Trust Account as of March 4, 2024. The Subscriber has no affiliation with TWOA, the Sponsor or affiliates, or LLP, its officers, directors or affiliates. The consummation of the transactions contemplated by the Subscription Agreement is conditioned on the substantially concurrent Closing and other customary closing conditions. The Subscriber was granted certain customary resale registration rights in the Subscription Agreement. TWOA has not entered into any other financing agreements in connection with the Business Combination. The amount of the PIPE Investment alone is not sufficient to guarantee TWOA meets the Minimum Cash Condition and TWOA and LLP seek to raise additional financing. However, there is no assurance that they will be able to raise any or all of the funds necessary to satisfy the Minimum Cash Condition. Please see “Risk Factors — Risks Relating to the Business Combination and its Effects — If we are unable to raise additional funds to meet the Minimum Cash Condition in the Business Combination Agreement, we may not be able to consummate the Business Combination” and “Risk Factors — Risks Relating to the Business Combination and its Effects — If the PIPE Investment or any other financing transactions are not consummated and LLP does not waive the Minimum Cash Condition, the Business Combination Agreement may be terminated.”

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Ownership of Pubco Following the Business Combination

The following table illustrates varying beneficial ownership levels in Pubco, as well as possible sources and extents of dilution for non-redeeming Public Shareholders, assuming no redemptions by Public Shareholders, 25% redemptions by Public Shareholders, 50% redemptions by Public Shareholders, 75% redemptions by Public Shareholders and maximum redemptions by Public Shareholders in connection with the Business Combination. The maximum redemptions scenario assumes that 3,715,593 Public Shares are redeemed for aggregate redemption payments of approximately $39.1 million (assuming a redemption price of approximately $10.51 per Public Share, based on funds in the Trust Account as of September 30, 2023), which represents the maximum number of Public Shares that could be redeemed in connection with the Closing. As all of the holders of TWOA’s Founder Shares waived their redemption rights, only redemptions by Public Shareholders are reflected in this presentation. The 25%, 50%, 75%, and “maximum redemptions” scenarios include all adjustments contained in the “no redemptions” scenario and present additional adjustments to reflect the effect of the respective redemptions.

	Assuming No Redemptions(1)		Assuming 25% Redemptions(1)		Assuming 50% Redemptions(1)		Assuming 75% Redemptions(1)		Assuming Maximum Redemptions(1)(3)

Shareholders	Ownership in shares	Equity %	Ownership in shares	Equity %	Ownership in shares	Equity %	Ownership in shares	Equity %	Ownership in shares	Equity %
LLP Shareholders	28,600,000	77.4%	28,600,000	76.5%	28,600,000	78.7%	28,600,000	81.0%	28,600,000	82.3%
SPAC Public Shareholders	4,191,330	10.9%	3,143,498	8.4%	2,095,665	5.8%	1,047,833	3.0%	475,737	1.4%
PIPE Shares	1,500,000	3.9%	1,500,000	4.0%	1,500,000	4.1%	1,500,000	4.2%	1,500,000	4.3%
Founder Shares	4,159,375	10.8%	4,159,375	11.1%	4,159,375	11.4%	4,159,375	11.8%	4,159,375	12.0%
Total Shares Outstanding Excluding Additional Dilution Sources	38,450,705	100.0%	37,402,873	100.0%	36,355,040	100.0%	35,307,208	100.0%	34,735,112	100.0%
Total Pro Forma Book Value (2) (USD in thousands)	$299,487		$288,474		$277,462		$266,449		$260,484
Pro Forma Book Value Per Share	$7.79		$7.71		$7.63		$7.55		$7.50

(1)	See “Unaudited Pro Forma Condensed Combined Financial Information” for pro forma book value (i.e., total assets minus total liabilities) as of September 30, 2023 in the no redemption scenario. Pro forma book values for the other redemption scenarios are calculated by reducing equity by the respective value of shares redeemed.

(2)	Pro forma book value per share is a result of pro forma book value as of September 30, 2023 divided by total ordinary shares estimated in the table above in each redemption scenario.

(3)	The maximum redemptions scenario assumes remaining cash of $5,000,001 in the Trust Account and further assumes the Minimum Cash Condition is not met and is waived.

Share ownership and voting power presented under each redemption scenario in the table above are only presented for illustrative purposes. TWOA cannot predict how many Public Shareholders will exercise their right to have their Public Shares redeemed for cash. As a result, the redemption amount and the number of Public Shares redeemed in connection with the Business Combination may differ from the amount presented above. As such, the ownership percentages of current TWOA shareholders may also differ from the presentation above if the actual redemptions are different from these assumptions.

Organizational Structure

Structure of TWOA Before the Business Combination

The following diagram illustrates the pre-Business Combination organizational structure of TWOA.

TWOA Current Structure

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Structure of LLP before the Business Combination

The following diagram illustrates the pre-Business Combination organizational structure of LLP.

LatAm Structure
November 2023

Notes:

(1) LatAm Logistic Property Holdings, LLC owns the outstanding 1% of all 99% held entities

(2) 0.1% of the Peruvian Entities is owned by LatAm Logistic Property Holdings LLC

Partnership
Corporacion
US Partnership / Local Corporacion
Entidad no considerada(Disregarded Entity)
Inversionistas
Panama
USA
Costa Rica
Peru
Colombia

LatAm Logistic Properties SA (PA)
100%
LatAm Logistic Property Holdings, LLC (US)
US/Panama
LatAm
LatAm Logistic Col OpCo S.A.S (CO)
LatAm Logistic Col PropCo Cota 1S.A.S. (CO)
LatAm Logistic PER PropCo Lurin I SRL (PE)
LatAm Logistic PER OpCo SRL (PE)
LatAm Logistic PER PropCo Lurin II SRL (PE)
Parque Logistico Callao SRL (PE)
Copia Asset Management SAC-Copia AMSAC
3-102-784433 SRL (CR)
LatAm Logistic CR OpCo SRL (CR)
Employees
Employees
Employees
99% (1)
99.9% (2)
50%

Structure of Pubco after the Business Combination

The following diagram illustrates the structure of Pubco immediately following the Business Combination.

Pubco Post-Closing Structure

For the percentages of ownerships at various redemption scenarios, see the section entitled “Ownership of Pubco Following the Business Combination.”

Board of Directors and Executive Officers of Pubco after the Business Combination

As of the date of this proxy statement/prospectus, the director of Pubco is José Ramón Ramirez. Following the completion of the Business Combination, the total number of directors of Pubco will be increased to up to five persons. For more information, see the section entitled “Management of Pubco Following the Business Combination.”

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Proposal 2: The Cayman Merger Proposal

Shareholders are being asked to approve the Cayman Merger Proposal, as shareholder approval of the SPAC Merger and the amendment and restatement of the Current Charter in connection with the SPAC Merger is required under the Current Charter and the Companies Act.

For additional information, see the section of this proxy statement/prospectus entitled “Proposal 2: The Cayman Merger Proposal.”

Proposal 3: The Organizational Documents Proposal

The Organizational Documents Proposal is two separate sub-proposals to approve the material differences between the Current Charter and the Proposed Charter.

For additional information, see the section of this proxy statement/prospectus entitled “Proposal 3: The Organizational Documents Proposal.”

Proposal 4: The NYSE Proposal

The NYSE proposal is a proposal to approve, for the purposes of complying with the applicable listing rules of NYSE, the issuance of more than 20% of TWOA’s issued and outstanding Ordinary Shares in connection with subscription agreements entered into, or to be entered into, in connection with the Business Combination.

For additional information, see the section of this proxy statement/prospectus entitled “Proposal 4: The NYSE Proposal.”

Proposal 5: The Incentive Plan Proposal

TWOA shareholders are also being asked to approve the Incentive Plan Proposal. For additional information, see the section of this proxy statement/prospectus entitled “Proposal 5: The Incentive Plan Proposal.”

Proposal 6: The Director Election Proposal

TWOA shareholders are also being asked to approve the Director Election Proposal. Upon the consummation of the Business Combination, the size of the Board will be seven (7) directors, with five (5) directors appointed at Closing and two vacancies. For additional information, see the section of this proxy statement/prospectus entitled “Proposal 6: The Director Election Proposal.”

Proposal 7: The Adjournment Proposal

The Adjournment Proposal allows the TWOA Board to submit a proposal to approve the adjournment of the Extraordinary General Meeting to a later date or dates, if necessary or desirable, at the determination of the chairperson of the Extraordinary General Meeting. If the Adjournment Proposal is presented to the Public Shareholders, it will be submitted to consideration and approval by an ordinary resolution. If put forth at the Extraordinary General Meeting, the Adjournment Proposal will be the first and only proposal voted on and the other proposals will not be submitted to the TWOA shareholders for a vote.

For additional information, see the section of this proxy statement/prospectus entitled “Proposal 7: The Adjournment Proposal.”

Date and Time and Place of Extraordinary General Meeting

The Extraordinary General Meeting will be held at 10:00 a.m., Eastern Time, on                   , 2024, or at such other time, on such other date and at such other place to which the meeting may be adjourned or postponed, at the offices of Ellenoff Grossman & Schole LLP at 1345 Avenue of the Americas, 11th Floor, New York, New York 10105 to consider and vote upon the proposals to be submitted to the Extraordinary General Meeting, including if necessary or desirable, the Adjournment Proposal.

Attending and Voting at the Extraordinary General Meeting

As a registered shareholder, you received a proxy card from Continental. The form contains instructions on attending the Extraordinary General Meeting, along with your control number. You will need your control number for access. If you do not have your control number, contact Continental at the phone number or e-mail address below. Continental support contact information is as follows: 917-262-2373, or email proxy@continentalstock.com.

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Beneficial investors, who own their investments through a bank or broker, will need to contact Continental to receive a control number. If you plan to vote at the Extraordinary General Meeting, you will need to have a legal proxy from your bank or broker or if you would like to join and not vote Continental will issue you a guest control number with proof of ownership. Either way you must contact Continental for specific instructions on how to receive the control number. We can be contacted at the number or email address above. Please allow up to 72 hours prior to the Extraordinary General Meeting for processing your control number. You can attend the Extraordinary General Meeting at the offices of Ellenoff Grossman & Schole LLP at 1345 Avenue of the Americas, 11th Floor, New York, New York 10105.

Voting Power; Record Date

Public Shareholders will be entitled to vote or direct votes to be cast at the Extraordinary General Meeting if they owned Ordinary Shares at the close of business on March 4, 2024, which is the Record Date for the Extraordinary General Meeting. Public Shareholders will have one vote for each Ordinary Share owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were 9,550,705 Ordinary Shares issued and outstanding, including 5,359,375 Founder Shares.

Quorum and Vote of Shareholders

A quorum of TWOA’s shareholders is necessary to hold a valid meeting. The holders of at least a majority of the issued and outstanding Ordinary Shares of TWOA, being individuals present in person or by proxy, or if a corporation or other non-natural person by its duly authorized representative or proxy, and entitled to vote at the Extraordinary General Meeting will constitute a quorum. In the absence of a quorum, the Extraordinary General Meeting will automatically be adjourned. As of the Record Date for the Extraordinary General Meeting, 5,179,695 Ordinary Shares would be required to achieve a quorum.

The Initial Shareholders and the Sponsor entered into the Insider Letter Agreement, pursuant to which the Initial Shareholders and the Sponsor agreed to vote their Founder Shares, as well as any Public Shares purchased during or after the IPO, in favor of the Business Combination Proposal, the Cayman Merger Proposal and the Organizational Documents Proposal. As of the Record Date and as a result of redemptions in connection with the First Extension Meeting and the Second Extension Meeting, the Initial Shareholders and the Current Insiders collectively own approximately 56.1% of TWOA’s total outstanding Ordinary Shares.

The following votes are required for each proposal at the Extraordinary General Meeting:

●	Business Combination Proposal: The Business Combination Proposal must be approved by an ordinary resolution under the Current Charter and Cayman Islands law, being a resolution passed at the Extraordinary General Meeting by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote thereon.

●	Cayman Merger Proposal: The Cayman Merger Proposal must be approved by a special resolution under the Current Charter and Cayman Islands law, being a resolution passed at the Extraordinary General Meeting by a majority of at least two-thirds (2/3) of such shareholders as, being entitled to do so, vote in person or by proxy at the Extraordinary General Meeting.

●	Organizational Documents Proposal: The Organizational Documents Proposal must be approved by an ordinary resolution under the Current Charter and Cayman Islands law, being a resolution passed at the Extraordinary General Meeting by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote thereon.

●	NYSE Proposal: The NYSE Proposal must be approved by an ordinary resolution under the Current Charter and Cayman Islands law, being a resolution passed at the Extraordinary General Meeting by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote thereon.

●	Incentive Plan Proposal: The Incentive Plan Proposal must be approved by an ordinary resolution under the Current Charter and Cayman Islands law, being a resolution passed at the Extraordinary General Meeting by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote thereon.

●	Director Election Proposal: The Director Election Proposal must be approved by an ordinary resolution under the Current Charter and Cayman Islands law, being a resolution passed at the Extraordinary General Meeting by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote thereon.

●	Adjournment Proposal: The Adjournment Proposal, if presented, must be approved by an ordinary resolution under the Current Charter and Cayman Islands law, being a resolution passed at the Extraordinary General Meeting by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote thereon.

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Accordingly, other than the shares held by the Initial Shareholders and the Current Insiders, no additional shares would need to be voted in favor of each of the Business Combination Proposal, the Organizational Documents Proposal, the NYSE Proposal, the Incentive Plan Proposal, the Director Election Proposal and the Adjournment Proposal to approve such proposals. That being said, the Cayman Merger Proposal must be approved by a majority of not less than two-thirds of such shareholders as, being entitled to do so, vote in person or by proxy at the Extraordinary General Meeting and accordingly, the Initial Shareholders and the Current Insiders may not have a sufficient number of votes to pass the Cayman Merger Proposal if enough of the TWOA Public Shareholders vote against the Cayman Merger Proposal.

With respect to each proposal in this proxy statement/prospectus, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

If a shareholder fails to return a proxy card or fails to instruct a broker or other nominee how to vote, and does not attend the Extraordinary General Meeting in person, then the shareholder’s shares will not be counted for purposes of determining whether a quorum is present at the Extraordinary General Meeting.

Abstentions and broker-non votes will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on any of the proposals.

Redemption Rights

Pursuant to the Current Charter, a Public Shareholder may request that TWOA redeem all or a portion of such Public Shareholder’s Public Shares for cash if the Business Combination is consummated. You will be entitled to receive cash for any Public Shares to be redeemed only if you:

a)	hold Public Shares; and

b)	prior to 5:00 p.m., Eastern Time, on , 2024 (two business days prior to the vote at the Extraordinary General Meeting) (i) submit a written request to Continental, TWOA’s transfer agent (the “Transfer Agent”), that TWOA redeem your Public Shares for cash and (ii) deliver your share certificates (if any) and other redemption forms to the transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Public Shareholders may elect to redeem all or a portion of their Public Shares regardless of whether they vote for or against the Business Combination Proposal. If the Business Combination is not consummated, the Public Shares will not be redeemed for cash. If a Public Shareholder properly exercises its right to redeem its Public Shares and timely delivers its share certificates (if any) and other redemption forms to the Transfer Agent, TWOA will redeem each such Public Share for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (net of taxes payable), divided by the number of then-outstanding Public Shares. As of                   , 2024, this would have amounted to approximately $          per Public Share.

If a Public Shareholder exercises its redemption rights, then it will be exchanging its redeemed Public Shares for cash and will no longer own such shares. Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with TWOA’s consent, until the consummation of the Business Combination, or such other date as determined by the TWOA Board. A Public Shareholder can make such request by contacting the Transfer Agent, at the address or email address listed in this proxy statement/prospectus. TWOA will be required to honor such request only if made prior to the deadline for exercising redemption requests. See “Extraordinary General Meeting of the Shareholders — Redemption Rights” for a detailed description of the procedures to be followed if such holder wishes to redeem its Public Shares for cash.

Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares unless the TWOA Board consents. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then, in the absence of the TWOA Board’s consent, any such shares in excess of that 15% limit would not be redeemed for cash.

In order for Public Shareholders to exercise their redemption rights in respect of the Business Combination Proposal, Public Shareholders must properly exercise their right to redeem the Public Shares they hold and deliver their share certificates (if any) and other redemption forms (either physically or electronically) to the transfer agent prior to 5:00 p.m., Eastern Time, on                      , 2024 (two business days prior to the vote at the Extraordinary General Meeting). Immediately following the consummation of the Business Combination, TWOA will satisfy the exercise of redemption rights by redeeming the Public Shares issued to the Public Shareholders that validly exercised their redemption rights.

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Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available to TWOA shareholders in connection with the ordinary resolution to approve the Business Combination. However, in respect of the special resolution to approve the Cayman Merger Proposal, under section 238 of the Companies Act, shareholders of a Cayman Islands company ordinarily have dissenters’ rights with respect to a statutory merger. The Companies Act prescribes when shareholder dissenters’ rights will be available and sets the limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, TWOA shareholders are still entitled to exercise the rights of redemption as detailed in this proxy statement/prospectus and the TWOA Board has determined that the redemption proceeds payable to TWOA shareholders who exercise such redemption rights represents the fair value of those shares. Please see the section entitled “Appraisal or Dissenters’ Rights.”

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. TWOA has engaged Morrow to assist in the solicitation of proxies.

If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the Extraordinary General Meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Extraordinary General Meeting — Revoking Your Proxy.”

Interests of TWOA’s Directors, Officers and Advisors in the Business Combination

In considering the recommendation of the TWOA Board to vote in favor of the Business Combination, Public Shareholders should be aware that, aside from their interests as shareholders, TWOA’s Initial Shareholders, the Sponsor, TWOA’s directors and officers have interests in the Business Combination that are different from, or in addition to, those of TWOA’s other shareholders generally. TWOA’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to TWOA’s shareholders that they approve the Business Combination. Public Shareholders should take these interests into account in deciding whether to approve the Business Combination or to exercise their right of redemption. These interests include:

●	the fact that the Sponsor and TWOA’s officers, directors, advisors and their affiliates own an aggregate of 3,347,611 Founder Shares which they purchased from the Original Sponsor for an aggregate price of $500,000 and which will be converted into up to 3,347,611 Pubco Ordinary Shares, which will have a significantly higher value at the time of the Business Combination, if it is consummated, and, based on the closing trading price of the Class A Ordinary Shares on , 2024, which was $ , would have an aggregate value of approximately $ million as of the same date, representing a % gain on the Sponsor’s investment. The Original Sponsor currently owns 1,906,764 Founder Shares, or 35.6% of the total issued and outstanding Founder Shares or 20.0% of the total issued and outstanding Ordinary Shares of TWOA. If TWOA does not consummate the Business Combination or another initial business combination by July 1, 2024 (unless such date is extended by TWOA’s shareholders), and TWOA is therefore required to be liquidated, these shares would be worthless, as Founder Shares are not entitled to participate in any redemption or liquidation of the Trust Account. Based on the difference in the effective purchase price of $0.149 per share that the Sponsor paid for the Founder Shares, as compared to the purchase price of $10.00 per Class A Ordinary Share sold in the IPO, the Sponsor may earn a positive rate of return even if the stock price of Pubco after the Closing falls below the price initially paid for the Class A Ordinary Shares in the IPO and the Public Shareholders experience a negative rate of return following the Closing of the Business Combination;

●	the fact that if TWOA does not consummate the Business Combination or another initial business combination by July 1, 2024 (unless such date is extended by and with the approval of TWOA’s shareholders), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and its directors, dissolving and liquidating, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The Sponsor will benefit from the completion of an initial business combination and may be incentivized to complete the acquisition of a less favorable target company or on terms less favorable to shareholders rather than to liquidate;

●	the fact that the Sponsor and the officers and directors of TWOA have waived their right to redeem their Founder Shares and any other Ordinary Shares held by them, or to receive distributions from the Trust Account with respect to the Founder Shares upon TWOA’s liquidation if TWOA is unable to consummate its initial business combination;

●	the fact that the Sponsor, the Original Sponsor, their affiliates or certain of TWOA’s officers and directors or their affiliates may, but are not obligated to, provide Working Capital Loans to TWOA. The Working Capital Loans would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into shares, at a price of $10.00 per share, of the post Business Combination entity. If TWOA completes a business combination, TWOA will repay the Working Capital Loans out of the proceeds of the Trust Account released to the post-closing company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, TWOA may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of December 31, 2023, approximately $1.72 million of Working Capital Loans was outstanding;

●	the fact that the Sponsor is entitled to $10,000 per month for office space, secretarial and administrative services until the completion of an initial business combination under the Administrative Services Agreement;

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●	the fact that unless TWOA consummates an initial business combination, its directors and officers will not receive reimbursement for any out-of-pocket expenses incurred by them in connection with the Business Combination (to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account). As of December 31, 2023, directors or officers of TWOA had not incurred any expenses which they expect to be reimbursed at the Closing;

●	the fact that the Current Charter provides that TWOA renounces any interest or expectancy of TWOA in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for the Investor Group and any of the Investor Group Related Person, on the one hand, and TWOA, on the other, unless such opportunity is expressly offered to such Investor Group Related Person solely in their capacity as an officer or director of the Company and the opportunity is one the Company is permitted to complete on a reasonable basis. Notwithstanding such provision, TWOA believes that such provision did not impact TWOA’s search for a business combination target because TWOA’s officers and directors have confirmed to TWOA that there were no such corporate opportunities that were not presented to TWOA pursuant to such provision;

●	the fact that pursuant to the Business Combination Agreement, for a period of six years following the consummation of the Business Combination, Pubco (i) is required to maintain provisions in the Proposed Charter providing for the indemnification of TWOA’s existing directors and officers and (ii) may maintain a directors’ and officers’ liability insurance policy that covers TWOA’s existing directors and officers;

●	the fact that at the Closing, Pubco, TWOA, and the Sponsor will enter into an amendment to the Founder Registration Rights Agreement to, among other things, add Pubco as a party and to reflect the issuance of the Pubco Ordinary Shares to the Sponsor pursuant to the Business Combination;

●	the fact that TWOA’s officers and directors have not been required to, and have not, committed their full time to TWOA’s affairs, which may have resulted in a conflict of interest in allocating their time between TWOA’s operations and its search for a business combination and their other businesses; and

●	the anticipated election of Thomas D. Hennessy as a director of Pubco in connection with the consummation of the Business Combination. As such, in the future, such director will receive any cash fees, stock options or stock awards that the Pubco Board determines to pay to such director.

At any time prior to the Extraordinary General Meeting, during a period when they are not then aware of any material nonpublic information regarding TWOA or TWOA’s securities, TWOA’s Initial Shareholders, the Sponsor and LLP and/or their respective affiliates may purchase Ordinary Shares from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire Ordinary Shares or vote their shares in favor of the Business Combination Proposal, the Cayman Merger Proposal and the Organizational Documents Proposal, or to withdraw any request for redemption. In such transactions, the purchase price for the Ordinary Shares will not exceed the Redemption Price. In addition, the persons described above will waive redemption rights, if any, with respect to the Ordinary Shares they acquire in such transactions. However, any Ordinary Shares acquired by the persons described above would not vote on the Business Combination Proposal or the Organizational Documents Proposal.

The purpose of such share purchases and other transactions would be to increase the likelihood that the conditions to the consummation of the Business Combination are satisfied. This may result in the completion of the Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

Entering into any such incentive arrangements may have a depressive effect on the Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Extraordinary General Meeting.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. If such arrangements or agreements are entered into, TWOA will file a Current Report on Form 8-K prior to the Extraordinary General Meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons. Any such report will include (i) the amount of Ordinary Shares purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination transaction will be approved; (iv) the identities or characteristics of shareholders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of Ordinary Shares for which TWOA has received redemption requests.

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The existence of financial and personal interests of TWOA’s directors, officers and advisors may result in conflicts of interest, including a conflict between what may be in the best interests of the TWOA and its shareholders and what may be best for a director’s personal interests when determining to recommend that shareholders vote for the proposals. See the sections of this proxy statement/prospectus entitled “Risk Factors,” “Proposal 1: The Business Combination Proposal — Interests of TWOA’s Directors, Officers and Advisors in the Business Combination” and “Beneficial Ownership of Securities” and “Proposal 1: The Business Combination Proposal — Recommendation of the Board and Reasons for the Business Combination” for more information and other risks.

Recommendation of the Board

The TWOA Board believes that the Business Combination Proposal and the other proposals to be presented at the Extraordinary General Meeting are in the best interest of TWOA and recommends that TWOA’s shareholders vote “FOR” each of the Business Combination Proposal, the Cayman Merger Proposal, the Organizational Documents Proposal, the NYSE Proposal, the Incentive Plan Proposal, the Director Election Proposal and the Adjournment Proposal.

United States Federal Income Tax Consequences

For a description of the United States federal income tax considerations of an exercise of redemption rights and the Business Combination, please see “Proposal 1: The Business Combination Proposal — Material U.S. Federal Income Tax Considerations.”

Anticipated Accounting Treatment

For a discussion summarizing the anticipated accounting treatment of the Business Combination, please see “Proposal 1: The Business Combination Proposal — Anticipated Accounting Treatment.” Holders of Ordinary Shares are urged to consult their tax advisors to determine the tax consequences to them (including the application and effect of any foreign state, local or other income and other tax laws) of the Business Combination, and prospective holders of Pubco Ordinary Shares are urged to consult their tax advisors to determine the tax consequences to them (including the application and effect of any foreign state, local or other income and other tax laws) of the ownership and disposition of Pubco Ordinary Shares.

The Business Combination is accounted for as a capital reorganization in accordance with IFRS. For purposes of the Business Combination, TWOA will be treated as the “acquired” company for financial reporting purposes and for accounting purposes will be treated as an acquisition of assets. This determination was primarily based on the following factors: 1) LLP’s operations substantially comprising the ongoing operations of Pubco after the Business Combination, 2) LLP’s ability to elect or appoint the majority of the governing body of Pubco, and 3) LLP’s senior management will be the senior management of Pubco. Accordingly, the net assets of LLP will be stated at historical costs, with no goodwill or other intangible assets recorded. The deemed costs of the shares issued by LLP represents the fair value of the shares that the Pubco would have had to issue for the ratio of ownership interest in the entity. Since TWOA does not meet the definition of a business in accordance with IFRS 3, Business Combinations, the transaction is accounted for within the scope of IFRS 2, Share-based payment. Any excess of fair value of Pubco shares issued over the fair value of TWOA’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.

Regulatory Matters

The Business Combination and the transactions contemplated by the Business Combination Agreement are not subject to any additional regulatory requirement or approval, except for filings required with the SEC pursuant to the reporting requirements applicable to TWOA, the requirements of the Securities Act and the Exchange Act, including the requirement to file the registration statement of which this proxy statement/prospectus forms a part and to disseminate this proxy statement/prospectus to TWOA’s shareholders, and any filings and approvals that may be required by the Superintendencia Financiera de Colombia (“SFC”) due to LLP’s status as an entity under the supervision of the SFC.

Listing of Pubco Ordinary Shares on the NYSE

The Pubco Ordinary Shares currently are not traded on a stock exchange. Pubco intends to apply to list the Pubco Ordinary Shares on the NYSE under the symbol “LPA.” In connection thereto, TWOA’s Class A Ordinary Shares will be delisted. We cannot assure you that the Pubco Ordinary Shares will be approved for listing on the NYSE.

Emerging Growth Company; Foreign Private Issuer

Pubco is an “emerging growth company” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Pubco will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the Closing of the Business Combination, (b) in which Pubco has total annual gross revenue of at least $1.235 billion or (c) in which Pubco is deemed to be a large accelerated filer, which means the market value of Pubco Ordinary Shares held by non-affiliates is at least $700 million as of the last business day of Pubco’s prior second fiscal quarter, and (ii) the date on which Pubco issued more than $1.0 billion in non-convertible debt during the prior three-year period. Pubco intends to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, whether or not they are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that Pubco’s independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting and reduced disclosure obligations regarding executive compensation. The JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in the Securities Act for complying with new or revised accounting standards.

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As a “foreign private issuer,” Pubco will be subject to different U.S. securities laws than domestic U.S. issuers. The rules governing the information that Pubco must disclose differ from those governing U.S. corporations pursuant to the Exchange Act. Pubco will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” Pubco’s officers and directors and holders of more than 10% of the issued and outstanding Pubco Ordinary Shares, will be exempt from the rules under the Exchange Act requiring insiders to report purchases and sales of ordinary shares as well as from Section 16 short swing profit reporting and liability. As a result of its status as a “foreign private issuer”, among other things, Pubco is not required to have:

●	a majority of the board of directors consisting of independent directors;

●	a compensation committee consisting of independent directors;

●	a nominating committee consisting of independent directors; or

●	regularly scheduled executive sessions with only independent directors each year.

Accordingly, Pubco’s shareholders may not receive the same protections afforded to shareholders of companies that are subject to all of NYSE’s corporate governance requirements. Pubco would cease to be a foreign private issuer at such time as more than 50% of its outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of Pubco’s executive officers or directors are U.S. citizens or residents, (ii) more than 50% of its assets are located in the United States or (iii) its business is administered principally in the United States. In addition, Pubco is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and has elected to comply with certain reduced public company reporting requirements. Foreign private issuers, similar to emerging growth companies, are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if Pubco no longer qualifies as an emerging growth company but remains a foreign private issuer, it will continue to be exempt from the more stringent compensation disclosures required of public companies that are neither an emerging growth company nor a foreign private issuer. For further details, see “Risk Factors – Risks Relating to Pubco’s Business and Operations Following the Business Combination with LLP – As a “foreign private issuer” under the rules and regulations of the SEC, Pubco is permitted to file less or different information with the SEC than a company incorporated in the United States or otherwise subject to these rules and is permitted to follow certain home-country corporate governance practices in lieu of certain NYSE requirements applicable to U.S. issuers.” If at any time Pubco ceases to be a foreign private issuer, it will take all action necessary to comply with the applicable rules of the SEC and the NYSE.

However, upon consummation of the Business Combination, we believe that Pubco’s established practices in the area of corporate governance will be in line with the spirit of the NYSE standards and provide adequate protection to our shareholders. We do not expect that there will be any significant differences between Pubco’s corporate governance practices and the NYSE standards applicable to listed U.S. companies.

Comparison of the Rights of Holders of Ordinary Shares

Until the consummation of the Business Combination, Cayman Islands law and the Current Charter will continue to govern the rights of TWOA shareholders. After consummation of the Business Combination, Cayman Islands law and the Proposed Charter will govern the rights of Pubco shareholders. There are certain differences in the rights of TWOA shareholders prior to the Business Combination and the rights of Pubco shareholders after the Business Combination. Please see the section entitled “Comparison of the Rights of Holders of Ordinary Shares.” In addition, please see Annex C for the form of Proposed Charter to be adopted in connection with the closing of the Business Combination.

Risk Factors Summary

You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should consider the risk factors described under “Risk Factors” beginning on page 50. Such risks include, but are not limited to, the following risks with respect to Pubco subsequent to the Business Combination:

●	The success of LLP’s business depends on general economic conditions and prevailing conditions in the industrial and logistics real estate industry. Accordingly, any economic slowdown or downturn in real estate asset values or leasing activity may have a material adverse effect on LLP’s business, financial condition, results of operations and prospects.

●	The volatility of the financial markets may adversely affect our financial condition and/or results of operations.

●	Real estate investments are not as liquid as certain other types of assets, which may adversely affect LLP’s financial conditions and results of operations.

●	LLP may not be successful in executing on its growth strategy if it is unable to make acquisitions of land or properties.

●	LLP is dependent on its tenants for a substantial portion of its revenues and its business may be materially and adversely affected if a significant number of its tenants, or any of its major tenants, were to default on their obligations under their leases.

●	LLP derives a significant portion of its rental income from a limited number of customers.

●	LLP’s clients operate in certain specific industrial sectors in Colombia, Costa Rica and Peru, and its business may be adversely affected by an economic downturn in any of those sectors.

●	An increase in competition could lead to lower occupancy rates and rental income and could result in fewer investment opportunities for LLP.

●	LLP is dependent on its ability to raise capital through financial markets, divestitures or other sources to meet its future growth expectations.

●	LLP’s levels of indebtedness may affect its cash flows and expose its properties to the risk of foreclosure.

●	The agreements governing our existing indebtedness include financial and other covenants that impose limitations on our ability to pursue certain business opportunities or to take certain actions.

●	LLP has previously breached covenants under its loan agreements and obtained waivers for such breaches. If LLP is unable to comply with its debt covenants in the future, it may continue to seek waivers from applicable lenders, which may not be granted.

●	LLP’s tenants may default on their obligation to maintain insurance coverage, which may expose LLP to liability for losses not covered under LLP’s insurance policies.

●	LLP’s leases may include certain provisions that may prove unenforceable.

●	The value of LLP’s assets may suffer impairment losses that may adversely affect its results of operations.

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●	LLP is subject to risks related to the development of new properties, including due to an increase in construction costs and supply chain issues.

●	LLP may fail to maintain, obtain or renew or may experience material delays in obtaining requisite governmental or other approvals, licenses and permits for the conduct of its business.

●	LLP’s real estate assets may be subject to eminent domain and dispossession by the governments of the countries in which it operates for reasons of public interest and other reasons.

●	LLP may acquire properties and companies that involve risks that could adversely affect its business and financial condition.

●	Delays or an increase in costs in the construction of new buildings or improvements could have an adverse effect on LLP’s business, financial condition, results of operations and prospects, including due to supply chain issues.

●	LLP may be subject to claims for construction defects or other similar actions in connection with LLP’s lease management business.

●	LLP is dependent on key personnel. The loss of one or more members of LLP’s management team, including the Chief Executive Officer, could have a material adverse effect on LLP’s operations.

●	LLP is focused on a single business segment. Any negative impact on the industrial real estate industry could have a material adverse effect on LLP’s business, financial condition, results of operations and prospects.

●	Increases in the prices of energy, raw materials, equipment or wages, including due to inflation, could increase LLP’s development and operating costs.

●	LLP’s business and operations could suffer in the event of system failures or cyber security attacks.

●	LLP has identified material weaknesses in its internal controls.

●	Complications in relationships with local communities may adversely affect LLP’s business continuity, reputation, liquidity, and results of operations.
●	LLP’s hedging of foreign currency and interest rate risk may not effectively limit LLP’s exposure to these risks.

●	LLP’s operations are subject to foreign exchange fluctuations.

●	LLP’s business is subject to fluctuations in interest rates.

●	LLP is subject to laws, ordinances and regulations in the various jurisdictions in which it operates.

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MARKET PRICE AND DIVIDEND INFORMATION

Pubco

Market Price

Historical market price information regarding Pubco is not provided because, as of the date of this proxy statement/prospectus, there is no public market for the Pubco Ordinary Shares.

Dividend Policy

Pubco has not paid any cash dividends on the Pubco Ordinary Shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon Pubco’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the Pubco Board in accordance with the Proposed Charter. However, Pubco does not anticipate paying any dividends on the Pubco Ordinary Shares for the foreseeable future.

TWOA

Market Price

The Class A Ordinary Shares are traded on the NYSE under the symbol “TWOA.”

The Class A Ordinary Shares commenced public trading on April 1, 2021. The closing price for the Class A Ordinary Shares was $10.3275 on August 14, 2023, the last trading day before announcement of the execution of the Business Combination Agreement. As of the Record Date, the closing price for the Class A Ordinary Shares was $10.72.

Holders

As of the close of business on the Record Date, there were outstanding 9,550,705 Ordinary Shares (including 5,359,375 Founder Shares) and there was 1 holder of record of Class A Ordinary Shares and there were 12 holders of Class B Ordinary Shares. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose Ordinary Shares are held of record by banks, brokers and other financial institutions.

Dividend Policy

TWOA has not paid any cash dividends on its Class A Ordinary Shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination.

LLP

Market Price

Historical market price information regarding LLP is not provided because, as of the date of this proxy statement/prospectus, there is no public market for the LLP Ordinary Shares.

Dividend Policy

LLP has not paid any cash dividends on its Ordinary Shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination.

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SUMMARY HISTORICAL FINANCIAL INFORMATION OF TWOA

The following tables present TWOA’s summary financial information and operating data as of the dates and for each of the periods indicated. The balance sheets as of December 31, 2023 and 2022, and the statements of operations for the years ended December 31, 2023, and 2022 are derived from TWOA’s financial statements appearing elsewhere in this proxy statement/prospectus, which were prepared in accordance with U.S. GAAP. This information should be read in conjunction with, and is qualified in its entirety by reference to, TWOA’s financial statements, including the notes thereto, and the information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations of TWOA” included elsewhere in this proxy statement/prospectus. TWOA’s historical results are not necessarily indicative of the results to be expected for any other period in the future.

Summary of Operations Data:

	For The Year Ended December 31, 2023	For The Year Ended December 31, 2022

General and administrative expenses	2,766,283	$1,237,924
Administrative expenses – related party	120,000	120,000
Loss from operations	(2,886,283)	(1,357,924)
Gain on investments (net), dividends and interest, held in Trust Account	4,158,794	2,855,147
Net income	1,272,511	$1,497,223
Weighted average shares outstanding of Class A ordinary shares subject to possible redemption, basic and diluted	9,001,411	22,062,805
Basic and diluted net income per share, Class A ordinary shares subject to possible redemption	0.09	$0.05
Weighted average shares outstanding of Class B non-redeemable ordinary shares, basic and diluted	5,359,375	5,359,375
Basic and diluted net income per share, Class B non-redeemable ordinary shares	0.09	$0.05

41

Balance Sheet Data:

	As of December 31,
	2023	2022

ASSETS
Current assets:
Cash	$57,569	$336,252
Prepaid expenses	4,499	86,399
Total current assets	62,068	422,651
Investments held in Trust Account	53,187,730	217,265,704
Total Assets	$53,249,798	$217,688,355

LIABILITIES, ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION, AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$95,226	$1,991
Accrued expenses	1,299,147	608,096
Notes payable-related party	1,500,000	-
Advances from sponsor	241,414	-
Class A ordinary shares tendered for redemption, 808,683 shares at approximately $10.64 per share to be paid out of Trust Account	8,605,678	-
Total current liabilities	11,741,465	610,087
Deferred underwriting commissions	-	7,503,125
Total liabilities	$11,741,465	$8,113,212

Commitments and Contingencies	-	-

Class A ordinary shares subject to possible redemption, $0.0001 par value; 4,191,330, and 21,437,500 shares at $10.61 and $10.13 per share at December 31, 2023, and 2022, respectively	44,482,052	217,165,704

Shareholders’ deficit
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding at December 31, 2023, and 2022,	-	-
Class A ordinary shares, $0.0001 par value; 400,000,000 shares authorized; none shares issued or outstanding (excluding 4,191,330, and 21,437,500 shares subject to possible redemption at December 31, 2023, and 2022, respectively)	-	-
Class B ordinary shares, $0.0001 par value; 10,000,000 shares authorized; 5,359,375 shares issued and outstanding at December 31, 2023, and 2022	536	536
Additional paid-in capital	-	-
Accumulated deficit	(2,974,255)	(7,591,097)
Total shareholders’ deficit	(2,973,719)	(7,590,561)
Total Liabilities, Ordinary Shares Subject to Possible Redemption, and Shareholders’ Deficit	$53,249,798	$217,688,355

42

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF LLP

The following tables present LLP’s summary consolidated financial information and operating data as of the dates and for each of the periods indicated. The consolidated statement of financial position data as of September 30, 2023, and December 31, 2022 and 2021, and the consolidated statement of profit or loss and other comprehensive income (loss) data for the nine month periods ended September 30, 2023 and 2022, and for the years ended December 31, 2022 and 2021 are derived from LLP’s financial statements appearing elsewhere in this proxy statement/prospectus, which were prepared in accordance with IFRS, as issued by the IASB.

The financial information in this proxy statement/prospectus has been prepared in accordance with IFRS, which differs in certain significant respects from U.S. GAAP. This information should be read in conjunction with, and is qualified in its entirety by reference to, LLP’s consolidated financial statements, including the notes thereto, and the information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations of LLP” included elsewhere in this proxy statement/prospectus. LLP’s historical results are not necessarily indicative of the results to be expected for any other period in the future.

Summary of Profit or Loss and Other Comprehensive Income (Loss) Data

(in USD)	For the nine months ended September 30,		For the years ended December 31,
	2023	2022	2022	2021

REVENUES:
Rental revenue	$27,793,027	$23,571,135	$31,890,569	$25,553,931
Other	74,916	97,303	92,998	42,142
Total revenues	27,867,943	23,668,438	31,983,567	25,596,073

Investment property operating expense	(4,032,138)	(3,901,944)	(5,407,439)	(4,087,365)
General and administrative	(4,834,222)	(3,950,419)	(4,609,195)	(5,394,201)
Investment property valuation gain	21,688,490	9,689,406	3,525,692	12,610,127
Interest income from affiliates	474,338	401,522	561,372	424,838
Financing costs	(23,283,779)	(7,077,622)	(11,766,726)	(9,799,558)
Net foreign currency gain (loss)	243,367	146,939	299,762	(707,570)
Gain (loss) on sale of investment properties	—	87,976	(398,247)	—
Gain on sale of asset held for sale	1,022,853	—	—	—
Other income	131,213	67,803	100,127	151,391
Other expenses	(3,483,718)	(334,861)	(611,173)	(1,367,647)
PROFIT BEFORE TAXES	15,794,347	18,797,238	13,677,740	17,426,088
INCOME TAX (EXPENSE) BENEFIT	(6,632,916)	(4,752,535)	(2,236,507)	(8,756,703)
PROFIT FOR THE PERIOD	$9,161,431	$14,044,703	$11,441,233	$8,669,385

OTHER COMPREHENSIVE INCOME (LOSS):
Items that may be reclassified subsequently to profit or loss:
Translation gain (loss) from functional currency to reporting currency	12,277,835	(9,540,932)	(13,533,732)	(12,522,802)
Total comprehensive income (loss) for the period	$21,439,266	$4,503,771	$(2,092,499)	$(3,853,417)

PROFIT FOR THE PERIOD ATTRIBUTABLE TO:
Owners of the Group	4,959,776	11,652,782	8,028,610	4,126,505
Non-controlling interests	4,201,655	2,391,921	3,412,623	4,542,880
Total	$9,161,431	$14,044,703	$11,441,233	$8,669,385

TOTAL COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO:
Owners of the Group	17,237,610	2,111,850	(5,505,122)	(8,396,297)
Non-controlling interests	4,201,656	2,391,921	3,412,623	4,542,880
Total	$21,439,266	$4,503,771	$(2,092,499)	$(3,853,417)

43

Summary of Financial Position Data

(in USD)	As of September 30,	As of December 31,
	2023	2022	2021

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$11,658,044	$14,988,112	$17,360,353
Due from affiliates	9,273,282	8,798,945	—
Lease and other receivables, net	2,988,263	2,516,525	1,934,648
Asset held for sale	17,801,991	2,977,147	2,977,147
Prepaid construction costs	1,750,708	2,317,383	5,140,732
Other current assets	3,002,799	1,708,313	2,169,363
Total current assets	46,475,087	33,306,425	29,582,243

NON—CURRENT ASSETS:
Investment properties	494,917,388	449,036,633	428,275,741
Tenant notes receivables - long term, net	6,202,416	6,796,584	3,250,848
Due from affiliates - long term	—	—	6,137,573
Restricted cash equivalents	1,303,136	3,252,897	3,929,870
Property and equipment, net	367,555	427,719	502,744
Deferred tax asset	162,493	239,281	686,314
Other non-current assets	4,929,971	4,559,330	5,420,872
Total non-current assets	507,882,959	464,312,444	448,203,962

TOTAL ASSETS	$554,358,046	$497,618,869	$477,786,205

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$9,827,152	$8,591,922	$9,113,837
Deposits for the sale of assets	—	2,400,000	1,200,000
Income tax payable	665,462	663,703	124,472
Retainage payable	1,655,782	3,001,433	2,926,703
Long term debt - current portion	10,542,849	110,943,460	23,547,197
Liabilities related to asset held for sale	8,345,189	—	—
Other current liabilities	666,420	54,983	106,778
Total current liabilities	31,702,854	125,655,501	37,018,987

NON—CURRENT LIABILITIES:
Long term debt	224,145,449	98,383,315	165,171,917
Deferred tax liability	40,072,680	37,215,884	36,659,475
Security deposits	1,790,554	1,706,959	1,360,501
Other non-current liabilities	3,163,710	590,740	48,553
Total non-current liabilities	269,172,393	137,896,898	203,240,446

TOTAL LIABILITIES	300,875,247	263,552,399	240,259,433

EQUITY:
Common share capital	168,142,740	168,142,740	168,142,740
Retained earnings	69,699,088	64,739,312	56,710,702
Foreign currency translation reserve	(19,790,212)	(32,068,047)	(18,534,315)
Equity attributable to owners of the Group	218,051,616	200,814,005	206,319,127
Non-controlling interests	35,431,183	33,252,465	31,207,645
Total equity	253,482,799	234,066,470	237,526,772

TOTAL LIABILITIES AND EQUITY	$554,358,046	$497,618,869	$477,786,205

44

Non-IFRS Financial Measures and Other Measures and Reconciliations

In addition to LLP’s financial results reported in accordance with IFRS, it also reports Adjusted EBITDA, NOI, Same Property NOI, Cash NOI, Same Property Cash NOI, FFO, Adjusted FFO, Net Debt to Adjusted EBITDA, and Net Debt to Investment Properties, all of which are non-IFRS measures. LLP’s management believes these measures are useful to investors as they provide additional insight into how LLP assesses its performance and financial position. These non-IFRS financial measures should not be considered as a substitute for, or superior to, similar financial measures calculated in accordance with IFRS. These non-IFRS financial measures may differ from the calculations of other companies and, as a result, may not be comparable to similarly titled measures presented by other companies.

Use of Constant Currency

As exchange rates are an important factor in understanding period-to-period comparisons, we believe the presentation of certain financial metrics and results on a constant currency basis in addition to the IFRS reported results helps improve investors’ ability to understand our operating results and evaluate our performance in comparison to prior periods. Constant currency information is non-IFRS financial information that compares results between periods as if exchange rates had remained constant period-over-period. We use results on a constant currency basis as one measure to evaluate our performance. We currently present Same Property NOI and Same Property Cash NOI on a constant currency basis. We calculate constant currency by calculating prior period-end results using current-period foreign currency exchange rates. We generally refer to such amounts calculated on a constant currency basis as excluding the impact of foreign exchange. These results should be considered in addition to, not as a substitute for, results reported in accordance with IFRS. Results on a constant currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with IFRS.

Reconciliations of non-IFRS Measures

Adjusted EBITDA – LLP defines Adjusted EBITDA as profit for the period adjusted by (a) interest income from affiliates, (b) income tax expense, (c) depreciation and amortization, (d) investment property valuation gain, (e) financing costs, (f) net foreign currency gain or loss, (g) other income, (h) gain or loss on sale of investment properties, (i) gain on disposition of asset held for sale and (j) other expenses. Management uses Adjusted EBITDA to measure and evaluate the operating performance of LLP’s business, which consists of developing, leasing and managing industrial properties, before LLP’s cost of capital and income tax expense. Adjusted EBITDA is a measure commonly used in LLP’s industry, and it presents Adjusted EBITDA to supplement investor understanding of its operating performance. LLP’s management believes that Adjusted EBITDA provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and fair value adjustments of LLP’s assets. The table below includes reconciliations of Adjusted EBITDA to the most directly comparable IFRS measure, profit for the respective period:

	For the nine months ended September 30,		For the years ended December 31,
(USD in thousands)	2023	2022	2022	2021
PROFIT FOR THE PERIOD	$9,161	$14,045	$11,441	$8,669
Interest income from affiliates	(474)	(402)	(561)	(425)
Income tax expense	6,633	4,753	2,237	8,757
Depreciation and amortization (1)	124	174	228	237
Investment property valuation gain	(21,688)	(9,689)	(3,526)	(12,610)
Financing costs	23,284	7,078	11,767	9,800
Net foreign currency (gain) loss	(243)	(147)	(300)	708
Other income (2)	(131)	(68)	(100)	(151)
(Gain) loss on sale of investment properties	-	(88)	398	-
Gain on disposition of asset held for sale	(1,023)	-	-	-
Other expenses (3)	3,484	335	611	1,368
ADJUSTED EBITDA	$19,127	$15,991	$22,195	$16,353

(1)	Depreciation and amortization includes amortization of right-of-use assets. The amounts are included within general and administrative expense in the consolidated statement of profit or loss.
(2)	Other income included interest income on certificates of deposit of $0.1 million for the nine months ended September 30, 2023 and 2022, and less than $0.1 million for the years ended December 31, 2022 and 2021.
(3)	Other expenses included transaction-related costs of $3.4 million and $0.3 million for the nine months ended September 30, 2023 and 2022, respectively, and $0.3 million and $1.4 million for the years ended December 31, 2022 and 2021, respectively. This also included a loss on disposition of fixed assets of $0.1 million and less than $0.1 million for the nine months ended September 30, 2023 and 2022, respectively, and less than $0.1 million for the year ended December 31, 2022. Additionally, other expenses also included legal provision expense of $0.3 million for the year ended December 31, 2022.

45

Net Operating Income, or NOI – LLP defines NOI as profit for the period adjusted by (a) other revenue (which primarily relates to development fee revenue), (b) general and administrative expenses, (c) investment property valuation gain, (d) interest income from affiliates, (e) financing costs, (f) net foreign currency gain or loss, (g) other income, (h) gain or loss on sale of investment properties, (i) gain on disposition of asset held for sale, (j) other expenses, and (k) income tax expense. NOI, Same Property NOI, Cash NOI, and Same Property Cash NOI are supplemental industry reporting measures used to evaluate the performance of LLP’s investments in real estate assets and its operating results. Same Properties refers to properties that LLP has owned and that have been operating for the entirety of the applicable period and the comparable period. LLP’s management believes that these metrics are useful for investors as performance measures and that they provide useful information regarding LLP’s results of operations because, when compared across periods, they reflect the impact on operations from trends in occupancy rates, rental rates, operating costs and acquisition and development activity on an unlevered basis, providing perspectives that may not be immediately apparent from a review of LLP’s financial statements.

LLP defines Same Property NOI as NOI less non same-property NOI and adjusted for constant currency. LLP evaluates the performance of the properties it owns using a Same Property NOI, and LLP’s management believes that Same Property NOI is helpful to investors and management as a supplemental performance measure because it includes the operating performance from the population of properties that is consistent from period-to-period, thereby eliminating the effects of changes in the composition of LLP’s portfolio on performance. When used in conjunction with IFRS financial measures, Same Property NOI is a supplemental measure of operating performance that LLP’s management believes is a useful measure to evaluate the performance and profitability of LLP investment properties. Additionally, Same Property NOI is a key metric used internally by LLP’s management to develop internal budgets and forecasts, as well as to assess the performance of LLP’s investment properties relative to budget and against prior periods. LLP’s management believes presentation of Same Property NOI provides investors with a supplemental view of LLP’s operating performance that can provide meaningful insights to the underlying operating performance of LLP’s investment properties, as these measures depict the operating results that directly result from LLP’s investment properties, is consistent period-over-period, and excludes items that may not be indicative of, or are unrelated to, the ongoing operations of the properties.

LLP defines Cash NOI as NOI adjusted for straight-line rental revenue during the relevant period. LLP defines Same Property Cash NOI as Cash NOI less non same-property cash NOI and adjusted for constant currency. The same property population for a given period includes the operating properties that were owned during the entirety of that period and the corresponding prior year period. Properties developed or acquired are excluded from the same property population until they are held in the operating portfolio for the entirety of both such periods, and properties that sold during such periods are also excluded from the same property population. As of September 30, 2023, December 31, 2022 and 2021, the same property population consisted of 22, 17, and 15, buildings aggregating approximately 64%, 42%, and 43%, of LLP’s total square feet owned during such period, respectively.

46

The table below reconciles these measures to the most directly comparable IFRS financial measure, profit for the period:

	For the nine months ended September 30,		For the years ended December 31,
(USD in thousands)	2023	2022	2022	2021
PROFIT FOR THE PERIOD	$9,161	$14,045	$11,441	$8,669
Other revenue	(75)	(97)	(93)	(42)
General and administrative	4,834	3,950	4,609	5,394
Investment property valuation gain	(21,688)	(9,689)	(3,526)	(12,610)
Interest income from affiliates	(474)	(402)	(561)	(425)
Financing costs	23,284	7,078	11,767	9,800
Net foreign currency loss (gain)	(243)	(147)	(300)	708
Other income (1)	(131)	(68)	(100)	(151)
(Gain) loss on sale of investment property	-	(88)	398	-
Gain on disposition of asset held for sale	(1,023)	-	-	-
Other expenses (2)	3,484	335	611	1,367
Income tax expense (benefit)	6,633	4,753	2,237	8,757
NOI	$23,762	$19,670	$26,483	$21,467
Gain on impact of foreign currency translation	(254)	(151)	(141)	(72)
Non Same-Property NOI	7,874	8,326	11,628	8,941
SAME-PROPERTY NOI	$15,634	$11,193	$14,714	$12,454

NOI	$23,762	$19,670	$26,483	$21,467
Straight-line rental revenue(3)	(1,316)	(1,968)	(2,423)	(1,984)
CASH NOI	$22,446	$17,702	$24,060	$19,483
Constant currency impact	-	85	-	7
Less: Non Same-Property Cash NOI	5,858	2,284	9,651	5,526
SAME-PROPERTY CASH NOI	$16,588	$15,503	$14,409	$13,964

(1)

Other income included interest income on certificates of deposit of $0.1 million for the nine months ended September 30, 2023 and 2022, and less than $0.1 million for the years ended December 31, 2022 and 2021.

(2)

Other expenses included transaction-related costs of $3.4 million and $0.3 million for the nine months ended September 30, 2023 and 2022, respectively, and $0.3 million and $1.4 million for the years ended December 31, 2022 and 2021, respectively. This also included a loss on disposition of fixed assets of $0.1 million and less than $0.1 million for the nine months ended September 30, 2023 and 2022, respectively, and less than $0.1 million for the year ended December 31, 2022. Additionally, other expenses also included legal provision expense of $0.3 million for the year ended December 31, 2022.

(3)	Excluded a one-time write-off of straight-line rent of $1.6 million due to a lease termination during the nine months ended September 30, 2023.

Funds From Operations, or FFO (as defined by LLP) – LLP defines FFO as profit for the period, excluding investment property valuation gain, gain or loss on sale of investment properties, gain on sale of asset held for sale, depreciation and amortization, non-cash financing costs, interest income from affiliates, and unrealized foreign currency gain or loss. LLP defines Adjusted FFO as FFO less realized foreign currency gain or loss and straight-line rental revenue. LLP uses FFO and Adjusted FFO to help analyze the operating results of LLP’s assets and operations. LLP’s management believes that FFO is useful to investors as a supplemental performance measure because it excludes the effects of certain items which can create significant earnings volatility, as well as certain noncash items, but which do not directly relate to LLP’s ongoing business operations or cash flow generation. LLP’s management believes FFO can facilitate comparisons of operating performance between periods, while also providing an indication of future earnings potential. However, since FFO does not capture the level of capital expenditures or maintenance and improvements required to sustain the operating performance of properties, which has a material economic impact on operating results, LLP’s management believes the usefulness of FFO as a measure of performance may be limited. LLP’s computation of FFO may not be comparable to FFO measures reported by other real estate companies that define or interpret the FFO definition differently. The table below includes reconciliations of FFO and Adjusted FFO to the most directly comparable IFRS financial measure, profit, for the respective periods:

	For the nine months ended September 30,		For the years ended December 31,
(USD in thousands)	2023	2022	2022	2021
PROFIT FOR THE PERIOD	$9,161	$14,045	$11,441	$8,669
Investment property valuation gain	(21,688)	(9,689)	(3,526)	(12,610)
Loss (gain) on sale of investment property	-	(88)	398	-
Gain on disposition of asset held for sale	(1,023)	-	-	-
Depreciation and amortization (1)	80	95	124	140
Non-cash financing costs (2)	4,357	(2,718)	(1,563)	991
Interest income from affiliates	(474)	(402)	(561)	(425)
Unrealized foreign currency loss (gain) (3)	(254)	(151)	(325)	303
FFO	$(9,841)	$1,092	$5,988	$(2,932)
Realized foreign currency (3)	11	4	25	405
Straight-line rental revenue(4)	(1,316)	(1,968)	(2,423)	(1,984)
ADJUSTED FFO	$(11,146)	$(872)	$3,590	$(4,511)

(1)	Included within general and administrative expense in the consolidated statement of profit or loss.
(2)	Included within financing costs in the consolidated statement of profit or loss and reflects debt extinguishment or modification gain or loss, amortization of debt issuance cost and accrued interest.
(3)	Included within net foreign currency gain (loss) in the consolidated statement of profit or loss.
(4)	Excluded a one-time write-off of straight-line rent of $1.6 million due to a lease termination during the nine months ended September 30, 2023.

47

Net Debt — Net Debt is defined as LLP’s total debt (defined as long term debt plus long-term debt—current portion) less cash and cash equivalents. Net Debt to Adjusted EBITDA represents Net Debt divided by Adjusted EBITDA. LLP’s management believes that this ratio is useful because it provides investors with information on LLP’s ability to repay debt, compared to LLP’s performance as measured using Adjusted EBITDA. Net Debt to Investment Properties represents Net Debt divided by Investment Properties (end of period value). LLP believes that this ratio is useful because it shows the degree in which Net Debt has been used to finance LLP’s assets. The table below includes reconciliations of Net Debt to the most directly comparable IFRS financial measures:

	As of September 30,	As of December 31,
(USD in thousands except for ratio data)	2023	2022	2021
Long term debt	$224,145	$98,383	$165,172
Long term debt—current portion	10,543	110,943	23,547
Cash and equivalents(1)	(12,961)	(18,241)	(21,290)
Net debt	$221,727	$191,085	$167,429
Net Debt to Adjusted EBITDA	11.6x	8.6x	10.2x
Net Debt to Investment Properties (end of period value)	45%	43%	39%

(1)	Includes $1.2 million, $3.2 million, and $3.9 million of restricted cash associated with the total debt as of September 30, 2023, December 31, 2022, and 2021, respectively.

The following table presents a summary of LLP’s non-IFRS measures for the nine months ended September 30, 2023 and 2022, and for the years ended December 31, 2022 and 2021:

	For the nine months ended September 30,		For the years ended December 31,
(USD in thousands except for ratio data)	2023	2022	2022	2021
Adjusted EBITDA	$19,127	$15,991	$22,195	$16,353
NOI	23,762	19,670	26,483	21,467
Same Property NOI	15,634	11,193	14,714	12,454
Cash NOI	22,446	17,702	24,060	19,483
Same Property Cash NOI	16,588	15,503	14,409	13,964
FFO	(9,841)	1,092	5,988	(2,932)
Adjusted FFO	(11,146)	(872)	3,590	(4,511)
Net Debt (end of period value) to Adjusted EBITDA	11.6x	14.2x	8.6x	10.2x
Net Debt to Investment Properties (end of period value)	45%	52%	43%	39%

48

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial information (the “Summary Pro Forma Information”) gives effect to the transaction contemplated by the Business Combination Agreement. The Business Combination will be accounted for as a capital reorganization in accordance with IFRS as issued by the IASB. For purposes of the Business Combination, TWOA will be treated as the “acquired” company for financial reporting purposes and for accounting purposes will be treated as an acquisition of assets. Since TWOA does not meet the definition of a business in accordance with IFRS 3, Business Combinations, the transaction is accounted for within the scope of IFRS 2, Share-based payment. Any excess of fair value of Pubco shares issued over the fair value of TWOA’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.

The summary unaudited pro forma condensed combined statement of financial position as of September 30, 2023 gives effect to the Business Combination as if it had occurred on September 30, 2023. The summary unaudited pro forma condensed combined statements of profit or loss gives effect to the Business Combination as if it had occurred on January 1, 2022, the beginning of the earliest period presented.

The summary pro forma information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information of the combined company appearing elsewhere in this proxy statement/prospectus and the accompanying notes to the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements of TWOA and related notes and the historical consolidated financial statements of LLP and related notes included in this proxy statement/prospectus.

The summary pro forma information has been presented for informational purposes only and are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Business Combination been completed as of the dates indicated. In addition, the Summary Pro Forma Information does not purport to project the future financial position or operating results of the combined company.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption of the Public Shares into cash:

●	No Redemption Scenario: This scenario assumes that none of TWOA’s existing Public Shareholders exercise their redemption rights in connection with the Business Combination with respect to their Public Shares; and

●	Maximum Redemption Scenario: This scenario assumes that 1,718,498 Public Shares (representing approximately 40% of the total Public Shares outstanding) are redeemed in connection with the Business Combination for an aggregate redemption payment of $18.1 million based on an assumed redemption price of $10.51 per share. Such amount represents the maximum number of Class A Ordinary Shares redemptions that could occur with the Minimum Cash Condition still being satisfied.

(USD in thousands, except share and per share data)	Pro Forma Combined (Assuming no redemptions)	Pro Forma Combined (Assuming maximum redemptions)
Summary Unaudited Pro Forma Condensed Combined
Statements of Profit or Loss and Other Comprehensive Income Data
Nine Months Ended September 30, 2023
Revenue	$27,868	$27,868
Net income (loss) per share – basic	$0.05	$0.06
Weighted-average ordinary shares outstanding – basic	38,568,538	36,850,040
Net income (loss) per share – diluted	$0.05	$0.06
Weighted-average ordinary shares outstanding – diluted	38,768,379	37,049,881

Summary Unaudited Pro Forma Condensed Combined
Statements of Profit or Loss and Other Comprehensive Income Data
Year Ended December 31, 2022
Revenue	$31,984	$31,984
Net income (loss) per share – basic and diluted	$(1.28)	$(1.33)
Weighted-average ordinary shares outstanding – basic and diluted	38,568,538	36,850,040

Summary Unaudited Pro Forma Condensed Combined
Statement of Financial Position Data as of September 30, 2023
Total assets	$596,939	$578,878
Total liabilities	$297,452	$297,452
Total equity	$299,487	$281,426

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RISK FACTORS

You should carefully consider all the following risk factors, together with all of the other information included or incorporated by reference in this proxy statement/prospectus, including the financial information, before deciding whether or how to vote or instruct your vote to be cast to approve the proposals described in this proxy statement/prospectus.

The value of your investment following consummation of the Business Combination will be subject to significant risks affecting, among other things, Pubco’s business, financial condition or results of operations. If any of the events described below occur, Pubco’s post-Business Combination business and financial results could be adversely affected in material respects. This could result in a decline, which may be significant, in the trading price of Pubco’s securities and you therefore may lose all or part of your investment. The risk factors described below are not necessarily exhaustive and you are encouraged to perform your own investigation with respect to the businesses of TWOA and LLP. Certain of the following risk factors apply to the business and operations of LLP and will also apply to the business and operations of Pubco following the completion of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, or may have a material adverse effect on the business, financial condition, results of operations, prospects and trading price of Pubco following the Business Combination. The risks discussed below may not prove to be exhaustive and are based on certain assumptions made by TWOA, and LLP, which later may prove to be incorrect or incomplete. You should consult a legal advisor, an independent financial advisor or a tax advisor for legal, financial or tax advice prior to deciding whether to vote or instruct your vote to be cast to approve the proposals described in this proxy statement/prospectus.

The following discussion should be read in conjunction with the sections entitled “Cautionary Note Regarding Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of LLP” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of TWOA” and the financial statements of LLP and TWOA and the notes thereto included herein, as applicable.

Risks Relating to the Business Combination and its Effects

The Initial Shareholders and the Current Insiders have agreed to vote their shares in favor of the Business Combination Proposal, regardless of how TWOA’s Public Shareholders vote.

The Business Combination Proposal must be approved by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote thereon at the Extraordinary General Meeting. The Initial Shareholders and the Current Insiders, which collectively own 5,359,375 Founder Shares, or 56.1% of the outstanding TWOA Ordinary Shares, have previously agreed to vote all of their Ordinary Shares in favor of a business combination proposed to them for approval, including the Business Combination. Additionally, the Initial Shareholders, Current Insiders and their affiliates have agreed to vote the Ordinary Shares they own in favor of each of the proposals.

Accordingly, other than the shares held by the Initial Shareholders and the Current Insiders, no additional shares would need to be voted in favor of each of the Business Combination Proposal, the Organizational Documents Proposal, the NYSE Proposal, the Incentive Plan Proposal, the Director Election Proposal and the Adjournment Proposal to approve such proposals. That being said, the Cayman Merger Proposal must be approved by a majority of not less than two-thirds of such shareholders as, being entitled to do so, vote in person or by proxy at the Extraordinary General Meeting and accordingly, the Initial Shareholders and the Current Insiders may not have a sufficient number of votes to pass the Cayman Merger Proposal if enough of the TWOA Public Shareholders vote against the Cayman Merger Proposal.

Neither TWOA nor its shareholders will have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total Merger Consideration in the event that any of the representations and warranties made by LLP in the Business Combination Agreement ultimately proves to be inaccurate or incorrect.

The representations and warranties made by LLP and TWOA to each other in the Business Combination Agreement will not survive the consummation of the Business Combination. As a result, TWOA and its shareholders will not have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total Merger Consideration if any representation or warranty made by LLP in the Business Combination Agreement proves to be inaccurate or incorrect. Accordingly, to the extent such representations or warranties are incorrect, TWOA would have no indemnification claim with respect thereto and its financial condition or results of operations could be adversely affected.

TWOA shareholders who do not redeem their Public Shares will experience immediate and material dilution upon Closing of the Business Combination.

Upon the completion of the Business Combination, (i) assuming, among other things, that no Public Shareholders exercise redemption rights with respect to their Public Shares upon completion of the Business Combination, Public Shareholders, the Sponsor and the LLP shareholders will own approximately 10.9%, 10.8% and 74.4% of the Pubco Ordinary Shares, respectively, such percentages calculated assuming that the LLP shareholders receive approximately 28,600,000 Pubco Ordinary Shares; (ii) assuming, among other things, that the maximum number of Public Shares are redeemed upon completion of the Business Combination, Public Shareholders, the Sponsor and the LLP shareholders will own approximately 1.4%, 12.0% and 82.3% of the Pubco Ordinary Shares, respectively, such percentages calculated assuming that the LLP shareholders receive approximately 28,600,000 Pubco Ordinary Shares.

As such, TWOA shareholders who do not redeem their Ordinary Shares will experience immediate and material dilution upon closing of the Business Combination.

Since the Sponsor and TWOA’s directors and officers have interests that are different, or in addition to (and which may conflict with), the interests of TWOA’s shareholders, a conflict of interest may have existed in determining whether the Business Combination with LLP is appropriate as TWOA’s initial business combination. Such interests include that the Sponsor will lose its entire investment in TWOA if the Business Combination is not completed.

When you consider the recommendation of TWOA Board in favor of approval of the Business Combination Proposal, you should consider that the Sponsor and TWOA’s directors and officers have interests in such proposal that are different from, or in addition to, those of TWOA’s shareholders generally. These interests include:

●	the fact that the Sponsor and TWOA’s officers, directors, advisors and their affiliates own an aggregate of 3,347,611 Founder Shares which they purchased from the Original Sponsor for an aggregate price of $500,000 and which will be converted into up to 3,347,611 Pubco Ordinary Shares, which will have a significantly higher value at the time of the Business Combination, if it is consummated, and, based on the closing trading price of the Class A Ordinary Shares on , 2024, which was $ , would have an aggregate value of approximately $ million as of the same date, representing a % gain on the Sponsor’s investment. The Original Sponsor currently owns 1,906,764 Founder Shares, or 35.6% of the total issued and outstanding Founder Shares or 20.0% of the total issued and outstanding Ordinary Shares of TWOA. If TWOA does not consummate the Business Combination or another initial business combination by July 1, 2024 (unless such date is extended by and with the approval of TWOA’s shareholders), and TWOA is therefore required to be liquidated, these shares would be worthless, as Founder Shares are not entitled to participate in any redemption or liquidation of the Trust Account. Based on the difference in the effective purchase price of $0.149 per share that the Sponsor paid for the Founder Shares, as compared to the purchase price of $10.00 per Class A Ordinary Share sold in the IPO, the Sponsor may earn a positive rate of return even if the stock price of Pubco after the Closing falls below the price initially paid for the Class A Ordinary Shares in the IPO and the Public Shareholders experience a negative rate of return following the Closing of the Business Combination;

●	the fact that if TWOA does not consummate the Business Combination or another initial business combination by July 1, 2024 (unless such date is extended by and with the approval of TWOA’s shareholders), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and its directors, dissolving and liquidating, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The Sponsor will benefit from the completion of an initial business combination and may be incentivized to complete the acquisition of a less favorable target company or on terms less favorable to shareholders rather than to liquidate;

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●	the fact that the Sponsor and the officers and directors of TWOA have waived their right to redeem their Founder Shares and any other Ordinary Shares held by them, or to receive distributions from the Trust Account with respect to the Founder Shares upon TWOA’s liquidation if TWOA is unable to consummate its initial business combination;

●	the fact that the Sponsor, the Original Sponsor, their affiliates or certain of TWOA’s officers and directors or their affiliates may, but are not obligated to, provide Working Capital Loans to TWOA. The Working Capital Loans would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into shares, at a price of $10.00 per share, of the post Business Combination entity. If TWOA completes a business combination, TWOA will repay the Working Capital Loans out of the proceeds of the Trust Account released to the post-closing company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, TWOA may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of December 31, 2023, approximately $1.72 million of Working Capital Loans was outstanding;

●	the fact that the Sponsor is entitled to $10,000 per month for office space, secretarial and administrative services until the completion of an initial business combination under the Administrative Services Agreement;

●	the fact that unless TWOA consummates an initial business combination, its directors and officers will not receive reimbursement for any out-of-pocket expenses incurred by them in connection with the Business Combination (to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account). As of December 31, 2023, directors or officers of TWOA had not incurred any expenses which they expect to be reimbursed at the Closing;

●	the fact that the Current Charter provides that TWOA renounces any interest or expectancy of TWOA in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for the Investor Group and any of the Investor Group Related Person, on the one hand, and TWOA, on the other, unless such opportunity is expressly offered to such Investor Group Related Person solely in their capacity as an officer or director of the Company and the opportunity is one the Company is permitted to complete on a reasonable basis. Notwithstanding such provision, TWOA believes that such provision did not impact TWOA’s search for a business combination target because TWOA’s officers and directors have confirmed to TWOA that there were no such corporate opportunities that were not presented to TWOA pursuant to such provision;

●	the fact that pursuant to the Business Combination Agreement, for a period of six years following the consummation of the Business Combination, Pubco (i) is required to maintain provisions in the Proposed Charter providing for the indemnification of TWOA’s existing directors and officers and (ii) may maintain a directors’ and officers’ liability insurance policy that covers TWOA’s existing directors and officers;

●	the fact that at the Closing, Pubco, TWOA, and the Sponsor will enter into an amendment to the Founder Registration Rights Agreement to, among other things, add Pubco as a party and to reflect the issuance of the Pubco Ordinary Shares to the Sponsor pursuant to the Business Combination;

●	the fact that TWOA’s officers and directors have not been required to, and have not, committed their full time to TWOA’s affairs, which may have resulted in a conflict of interest in allocating their time between TWOA’s operations and its search for a business combination and their other businesses; and

●	the anticipated election of Thomas D. Hennessy as a director of Pubco in connection with the consummation of the Business Combination. As such, in the future, such director will receive any cash fees, stock options or stock awards that the Pubco Board determines to pay to such director.

The existence of personal and financial interests of one or more of TWOA’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of TWOA and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. For additional information on the interests and relationships of the Sponsor, Original Sponsor, directors and officers in the Business Combination. See “Risk Factors — If the Business Combination is not approved, then the Founder Shares that are beneficially owned by TWOA’s current directors, executive officers and the Sponsor will be worthless, the expenses incurred by such persons may not be reimbursed or repaid and the offers of employment with Pubco that are anticipated by certain of such persons will not be extended. Such interests may have influenced their decision to approve the Business Combination with LLP.” and “Proposal 1: The Business Combination Proposal — Interests of TWOA’s Directors, Officers and Advisors in the Business Combination.”

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The personal and financial interests of the Sponsor as well as TWOA’s directors and officers may have influenced their motivation in identifying and selecting LLP as a business combination target, completing an initial business combination with LLP and influencing the operation of the business following the Business Combination. In considering the recommendations of TWOA Board to vote for the proposals, its shareholders should consider these interests.

The exercise of TWOA’s directors’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in the best interests of TWOA.

In the period leading up to the consummation of the Business Combination, events may occur that, pursuant to the Business Combination Agreement, would require TWOA to agree to amend the Business Combination Agreement, to consent to certain actions taken by LLP or to waive rights that TWOA is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of LLP’s business, a request by LLP to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on LLP’s business and would entitle TWOA to terminate the Business Combination Agreement. In any of such circumstances, it would be at TWOA’s discretion, acting through TWOA Board, to grant its consent or waive those rights.

The existence of the financial and personal interests of the directors of TWOA described in the preceding risk factors may result in a conflict of interest on the part of one or more of the directors between such director may believe is best for TWOA and what such director may believe is best for himself or herself in determining whether or not to take the requested action.

In the event that TWOA, LLP and the other parties to the Business Combination Agreement authorize an amendment to the Business Combination Agreement that does not require further approval by TWOA shareholders, TWOA will inform such shareholders of the amendment by press release and other public communication. In the event that TWOA, LLP and the other parties to the Business Combination Agreement authorize an amendment to the Business Combination Agreement that requires further approval by TWOA shareholders, a proxy supplement or an amended proxy statement/prospectus would be delivered to such shareholders and proxies would be re-solicited for approval of such amendment.

TWOA’s shareholders who are not affiliated with the Sponsor may be exposed to greater risk as a result of becoming shareholders of Pubco through the Business Combination rather than acquiring securities of Pubco directly in an underwritten public offering as a result of the differences between the two transaction structures, including that the Business Combination did not involve an independent due diligence review by an underwriter and that the Sponsor has conflicts of interest in connection with the Business Combination.

Because there is no independent third-party underwriter involved in the Business Combination or the issuance of Pubco’s securities in connection therewith, investors will not receive the benefit of any outside independent review of the respective finances and operations of TWOA and LLP and their subsidiaries. Underwritten public offerings of securities conducted by a licensed broker-dealer are subjected to a due diligence review by the underwriter or dealer manager to satisfy statutory duties under the Securities Act, the rules of Financial Industry Regulatory Authority, Inc. (FINRA) and the national securities exchange where such securities are listed. Additionally, underwriters or dealer-managers conducting such public offerings are subject to liability for any material misstatements or omissions in a registration statement filed in connection with the public offering. As no such review will be conducted in connection with the Business Combination, TWOA’s shareholders must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an independent underwriter in a public securities offering.

If Pubco became a public company through an underwritten public offering, the underwriters would be subject to liability under Section 11 of the Securities Act for material misstatements and omissions in the initial public offering registration statement. In general, an underwriter is able to avoid liability under Section 11 if it can prove that, it “had, after reasonable investigation, reasonable ground to believe and did believe, at the time the registration statement became effective, that the statements therein (other than the audited financial statements) were true and that there was no omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading.” In order to fulfill its duty to conduct a “reasonable investigation,” an underwriter will, in addition to conducting a significant amount of due diligence on its own, usually require that an issuer’s independent registered public accounting firm provide a comfort letter with respect to certain numbers included in the registration statement and will require the law firm for the issuer to include in its legal opinion to the underwriters a statement that such counsel is not aware of any material misstatements or omissions in the initial public offering registration statement (“Counsel Negative Assurance Statements”). Auditor comfort letters and Counsel Negative Assurance Statements are generally not required in connection with private companies going public through a merger with a special purpose acquisition company, such as TWOA, and no auditor comfort letters or Counsel Negative Assurance Statements have been requested or obtained in connection with the Business Combination or the preparation of this proxy statement/prospectus.

In addition, the amount of due diligence conducted by TWOA and its advisors in connection with the Business Combination may not be as great as would have been undertaken by an underwriter in connection with an initial public offering of Pubco. Accordingly, it is possible that defects in LLP’s business or problems with LLP’s management that would have been discovered if Pubco conducted an underwritten public offering will not be discovered in connection with the Business Combination, which could adversely affect the market price of the Pubco Ordinary Shares.

Unlike an underwritten initial public offering, the initial trading of Pubco’s securities will not benefit from the book-building process undertaken by underwriters that helps to inform efficient price discovery with respect to opening trades of newly listed shares and underwriter support to help stabilize, maintain or affect the public price of the new issue immediately after listing. The lack of such a process in connection with the listing of Pubco’s securities on NYSE could result in diminished investor demand, inefficiencies in pricing and a more volatile public price for Pubco’s securities during the period immediately following the listing.

Furthermore, the Sponsor and TWOA’s directors and executive officers have interests in the Business Combination that may be different from, or in addition to, the interests of TWOA’s shareholders generally. Such interests may have influenced TWOA’s directors in making their recommendation that you vote in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. See “Risk Factors — Since the Sponsor and TWOA’s directors and officers have interests that are different, or in addition to (and which may conflict with), the interests of TWOA’s shareholders, a conflict of interest may have existed in determining whether the Business Combination with LLP is appropriate as TWOA’s initial business combination. Such interests include that the Sponsor will lose its entire investment in TWOA if the Business Combination is not completed” and the section of this proxy statement/prospectus entitled “Proposal 1: The Business Combination Proposal — Interests of TWOA’s Directors, Officers and Advisors in the Business Combination.” In addition, the value of the Founder Shares will be significantly greater than the amount the Sponsor paid to purchase such shares in the event the Business Combination is completed, even if the Business Combination causes the trading price of Pubco Ordinary Shares to materially decline.

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Citi was to be compensated in connection with the Business Combination but has instead waived such compensation and has not reviewed this proxy statement/prospectus.

On February 14, 2023, TWOA received a formal letter from Citigroup Global Markets Inc., the representative of the underwriters of TWOA’s IPO (“Citi”), formally waiving any entitlement to its deferred underwriting fee (in an aggregate amount of $7.5 million) in connection with its role as the underwriter in the IPO. Such deferred underwriting fee was agreed between TWOA and Citi in the Underwriting Agreement dated March 29, 2021 and the payment of such fee was conditioned upon closing of an initial business combination. The letter was requested by TWOA based on its understanding that Citi would not have a role or provide any back-end support in connection with TWOA’s proposed initial business combination. On November 22, 2023, TWOA received an email from Citi in which it confirmed to TWOA that Citi had not acted, and would not act, on behalf of or for TWOA in connection with TWOA’s initial business combination.

Following the consummation of the IPO, the relationship between TWOA and Citi was limited to general dialogue between representatives of TWOA and Citi about sourcing targets and broader SPAC market conditions in the ordinary course. Other than that, Citi had no role in the identification or evaluation of business combination targets. Citi was not formally retained by TWOA in any role after the IPO and does not currently have any involvement with TWOA in connection with the Business Combination.

The IPO underwriting services provided by Citi prior to such waiver were substantially complete at the time of the waiver, and Citi would have been entitled to obtain the deferred fee upon the closing of the Business Combination. Citi gratuitously waived its right to be compensated without any consideration from TWOA. As a result of the waiver, the transactions fees payable by TWOA at the consummation of the Business Combination will be reduced by approximately $7.5 million.

Furthermore, Citi has not been involved in the preparation of any disclosure that is included in this proxy statement/prospectus or any material underlying disclosure in the proxy statement/prospectus and TWOA is not aware of any disagreements with Citi regarding the disclosure in this proxy statement/prospectus. Citi further claims no role in TWOA’s business combination transaction and has affirmatively disclaimed any responsibility for any of the disclosure in this proxy statement/prospectus.

We believe that the waiver of fees for services that have already been substantially rendered or that were contingent upon the occurrence of an event that is expected to occur is unusual. While Citi did not provide any additional detail in its waiver letter or subsequent email, shareholders should be aware that such waiver indicates that Citi does not want to be associated with the disclosures in this proxy statement/prospectus or any underlying business analysis related to the Business Combination. Accordingly, Public Shareholders should not place any reliance on the fact that Citi was previously engaged by TWOA to serve as an underwriter in its IPO and should not assume that Citi is involved in the Business Combination. Citi has not been engaged by TWOA, the Sponsor, LLP or Pubco in connection with the Business Combination and has not been involved in the preparation of any disclosure that is included in the proxy statement/prospectus, or any material underlying disclosure in the proxy statement/prospectus. TWOA’s Public Shareholders may be more likely to elect to redeem their shares as a result of such waiver, and the proceeds that Pubco receives as a result of the Business Combination may be reduced as a result of such waiver.

If we are unable to raise additional funds to meet the Minimum Cash Condition in the Business Combination Agreement, we may not be able to consummate the Business Combination.

The Business Combination Agreement provides that the obligation of LLP to consummate the Business Combination is conditioned upon, among other things, the satisfaction of the Minimum Cash Condition. On February 16, 2024, TWOA entered into a Subscription Agreement with the Subscriber for a $15,000,000 PIPE Investment at a price of $10.00 per share. The PIPE Investment is to be consummated simultaneously with the Closing. TWOA and LLP intend to raise additional funds to meet the Minimum Cash Condition prior to Closing. However, there can be no assurance that TWOA and LLP will complete any additional financing.

The $10.00 per share price of the PIPE Shares is the same as the per share price of the Public Shares issued in TWOA’s initial public offering but less than the approximately $10.77 per Public Share in the Trust Account as of March 4, 2024. The PIPE Investment and similar financings will not impact the anti-dilution provisions of the Founder Shares.

If an additional financing is not effectuated for any reason, TWOA may not be able to obtain additional funds to account for the resulting shortfall on favorable terms or at all. Any such shortfall may reduce the amount of funds available for Pubco’s working capital and, if public shareholders redeem a significant number of outstanding Public Shares in connection with the Business Combination, would result in the failure to satisfy the Minimum Cash Condition in the Business Combination Agreement. While TWOA expects to satisfy the Minimum Cash Condition, there can be no assurance that the Minimum Cash Condition will be satisfied with additional financing arrangements. If the Minimum Cash Condition is not met, and such condition is not waived by LLP under the terms of the Business Combination Agreement, the proposed Business Combination will not be consummated. In the event that the Business Combination will not be consummated, all Public Shares submitted for redemption in connection with the Business Combination will be returned to the holders thereof, and we may be forced to liquidate TWOA.

If we obtain additional financing with unfavorable terms, non-redeeming holders may be adversely affected. Non-redeeming holders may experience significant dilution of their ownership interest, and the newly issued securities in such financing may have rights senior to those of the holders of Pubco Ordinary Shares, and we may incur additional costs associated with raising capital. If we raise additional funds by obtaining loans from third parties, the terms of those financing arrangements may include negative covenants or other restrictions on Pubco’s business that could impair its operational flexibility and would also require Pubco to incur a significant amount of interest. Higher interest rates could increase debt service requirements on any debt Pubco subsequently incurs, and could reduce funds available for operations, future business opportunities or other purposes. If Pubco needs to repay debt during periods of rising interest rates, it could be required to refinance its then-existing debt on unfavorable terms or liquidate one or more of its assets to repay such debt at times which may not permit realization of the maximum return on such assets and could result in a loss. The occurrence of any such events could materially and adversely affect our business, financial condition and results of operations.

If the PIPE Investment or any other financing transactions are not consummated and LLP does not waive the Minimum Cash Condition, the Business Combination Agreement may be terminated.

As a condition to Closing, the Business Combination Agreement provides that the aggregate amount of SPAC Cash at the Closing will equal or exceed $25,000,000. On February 16, 2024, TWOA entered into a Subscription Agreement with the Subscriber for a $15,000,000 PIPE Investment at a price of $10.00 per share. TWOA has not entered into any other financing agreements in connection with the Business Combination. The amount of the PIPE Investment alone is not sufficient to guarantee TWOA meets the Minimum Cash Condition and TWOA and LLP seek to raise additional financing. However, there is no assurance that they will be able to raise any or all of the funds necessary to satisfy the Minimum Cash Condition. While the Subscriber has entered into, and other investors may enter into, subscription agreements to purchase TWOA Class A Ordinary Shares, for a purchase price of $10.00 per share, immediately prior to the Closing, there can be no assurance that such parties to subscription agreements will perform their obligations under the subscription agreements or that they will not claim that TWOA did not satisfy the closing conditions set forth therein. If the PIPE Investment or any other financing transactions are not consummated and LLP does not waive the Minimum Cash Condition, the Business Combination Agreement may be terminated.

Risks Relating to Pubco’s Business and Operations Following the Business Combination with LLP

Following the consummation of the Business Combination, Pubco’s only significant asset will be its ownership of LLP, and such ownership may not be sufficient to pay dividends or make distributions or obtain loans to enable Pubco to pay any dividends on its Pubco Ordinary Shares, pay its expenses or satisfy other financial obligations.

Following the consummation of the Business Combination, Pubco will be a holding company and will not directly own any operating assets other than its ownership of interests in LLP. Pubco will depend on LLP for distributions, loans and other payments to generate the funds necessary to meet its financial obligations, including its expenses as a publicly traded company, and to pay any dividends. The earnings from, or other available assets of, LLP may not be sufficient to make distributions or pay dividends, pay expenses or satisfy Pubco’s other financial obligations.

Pubco will incur higher costs post-Business Combination as a result of being a public company.

Pubco will incur significant additional legal, accounting, insurance and other expenses, including costs associated with public company reporting requirements following completion of the Business Combination. Pubco will incur higher costs associated with complying with the requirements of the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and related rules implemented by the SEC and NYSE. The expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. Pubco expects these laws and regulations to increase its legal and financial compliance costs after the Business Combination and to render some activities more time-consuming and costly, although Pubco is currently unable to estimate these costs with any degree of certainty. Pubco may need to hire more employees post-Business Combination or engage outside consultants to comply with these requirements, which will increase its post-Business Combination costs and expenses. These laws and regulations could make it more difficult or costly for Pubco to obtain certain types of insurance, including directors’ and officers’ liability insurance, and Pubco may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for Pubco to attract and retain qualified persons to serve on the Pubco Board or board committees or as executive officers. Furthermore, if Pubco is unable to satisfy its obligations as a public company, it could be subject to delisting of its Pubco Ordinary Shares, fines, sanctions and other regulatory action and potentially civil litigation.

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LLP’s management team has limited experience managing and operating a U.S. public company.

Members of LLP’s management team have limited experience managing and operating a U.S. publicly traded company, interacting with U.S. public company investors, and complying with the increasingly complex laws pertaining to U.S. public companies. Its transition to being a U.S. public company subjects LLP to significant regulatory oversight and reporting obligations under the U.S. federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from its senior management and could divert their attention away from the day-to-day management of its business. LLP may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of U.S. public companies. The development and implementation of the standards and controls necessary for Pubco to achieve the level of accounting standards required of a public company may require costs greater than expected. To support its operations as a U.S. public company, LLP plans to recruit additional qualified employees or external consultants with relevant experience, which will increase its operating costs in future periods. Should any of these factors materialize, LLP’s business, financial condition and results of operations could be adversely affected.

The price of Pubco Ordinary Shares may be volatile.

The price of Pubco Ordinary Shares may fluctuate due to a variety of factors, including:

●	actual or anticipated fluctuations in its quarterly and annual results and those of other public companies in its industry; mergers and strategic alliances in the industry in which it operates;

●	market prices and conditions in the industry in which it operates;

●	changes in government regulation;

●	potential or actual military conflicts or acts of terrorism;

●	the failure of securities analysts to publish research about us, or shortfalls in its operating results compared to levels forecast by securities analysts;

●	announcements concerning LLP, Pubco or its competitors; and

●	the general state of the securities markets.

These market and industry factors may materially reduce the market price of Pubco Ordinary Shares, regardless of Pubco’s operating performance.

Reports published by analysts, including projections in those reports that differ from Pubco’s actual results, could adversely affect the price and trading volume of its ordinary shares.

Pubco’s management currently expects that securities research analysts will establish and publish their own periodic projections for its business. These projections may vary widely and may not accurately predict the results Pubco actually achieves. Pubco’s share price may decline if its actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on Pubco downgrades its stock or publishes inaccurate or unfavorable research about its business, its share price could decline. If one or more of these analysts ceases coverage of Pubco or fails to publish reports on it regularly, its share price or trading volume could decline. While Pubco’s management expects research analyst coverage, if no analysts commence coverage of Pubco, the trading price and volume for Pubco Ordinary Shares could be adversely affected.

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An active, liquid trading market for Pubco Ordinary Shares may not develop, which may limit your ability to sell Pubco Ordinary Shares.

Prior to the completion of the Business Combination, there was no public market for Pubco Ordinary Shares. Although we intend to apply to list the Pubco Ordinary Shares on the NYSE upon the Effective Time under the ticker symbol “LPA,” an active trading market for Pubco Ordinary Shares may never develop or be sustained following the consummation of the Business Combination. The initial valuation of the Pubco Ordinary Shares may not be indicative of the market price of Pubco Ordinary Shares that will prevail in the open market after the consummation of the Business Combination. A public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the existence of willing buyers and sellers at any given time, such existence being dependent upon the individual decisions of buyers and sellers over which neither we nor any market maker has control. The failure of an active and liquid trading market to develop and continue would likely have a material adverse effect on the value of Pubco Ordinary Shares. An inactive market may also impair our ability to raise capital to continue to fund operations by issuing Pubco Ordinary Shares.

Pubco may issue additional Pubco Ordinary Shares under a new employee incentive plan upon or after consummation of the Business Combination, which would dilute the interest of Pubco’s shareholders.

Pubco may issue a substantial number of additional Pubco Ordinary Shares under a new employee incentive plan upon or after consummation of the Business Combination. The issuance of additional Pubco Ordinary Shares:

●	may significantly dilute the equity interest of investors;

●	may subordinate the rights of holders of ordinary shares if preferred shares are issued with rights senior to those afforded Pubco Ordinary Shares;

●	could cause a change of control if a substantial number of shares of Pubco are issued, which may affect, among other things, Pubco’s ability to use its net operating loss carry forwards, if any, and could result in the resignation or removal of its present officers and directors; and

●	may adversely affect prevailing market prices for Pubco’s securities, including Pubco Ordinary Shares.

Pubco may or may not pay cash dividends in the foreseeable future.

Any decision to declare and pay dividends in the future will be made at the discretion of the Pubco Board and will depend on, among other things, applicable law, regulations, restrictions, Pubco’s and LLP’s respective results of operations, financial condition, cash requirements, contractual restrictions, the future projects and plans of Pubco and LLP and other factors that the Pubco Board may deem relevant. In addition, Pubco’s ability to pay dividends depends significantly on the extent to which it receives dividends from LLP and there can be no assurance that LLP will pay dividends. As a result, capital appreciation, if any, of Pubco Ordinary Shares will be an investor’s sole source of gain for the foreseeable future.

Because Pubco is incorporated in the Cayman Islands, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited.

Pubco is an exempted company incorporated in the Cayman Islands with limited liability. As a result, it may be difficult for investors to effect service of process within the United States upon Pubco’s directors or officers, or enforce judgments obtained in the United States courts against Pubco’s directors or officers.

Pubco’s corporate affairs will be governed by the Proposed Charter, the Companies Act and the common law of the Cayman Islands. Pubco will also be subject to the federal securities laws of the United States. The rights of Pubco shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of Pubco’s directors to Pubco under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of Pubco’s shareholders and the fiduciary responsibilities of Pubco’s directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less prescriptive body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands exempted companies may not have standing to initiate a shareholders derivative action in a federal court of the United States.

Pubco has been advised by its Cayman Islands legal counsel that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of United States courts obtained against Pubco or its directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) in original actions brought in the Cayman Islands, to impose liabilities against Pubco predicated upon the securities laws of the United States or any state in the United States, so far as the liabilities imposed by those provisions are penal in nature.

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In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive, given by a court of competent jurisdiction (the courts of the Cayman Islands will apply the rules of Cayman Islands private international law to determine whether the foreign court is a court of competent jurisdiction), and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

As a result of all of the above, Public Shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as Public Shareholders of a corporation incorporated in the United States.

It may be difficult to enforce a U.S. judgment against Pubco or its directors and officers outside the United States, or to assert U.S. securities law claims outside of the United States.

Pubco is a Cayman Islands exempted company incorporated with limited liability and not all of its assets are located in the United States. In addition, some of Pubco’s directors and officers reside outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce in the Cayman Islands courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, some of whom are not residents in the United States and whose assets may be located outside of the United States. It may be difficult or impossible for you to bring an action against us or Pubco in the Cayman Islands if you believe your rights under the U.S. securities laws have been infringed. In addition, there is uncertainty as to whether the courts of the Cayman Islands would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state and it is uncertain whether such Cayman Islands courts would hear original actions brought in the Cayman Islands against Pubco or such persons predicated upon the securities laws of the United States or any state.

Provisions in the Proposed Charter may inhibit a takeover of Pubco, which could limit the price investors might be willing to pay in the future for Pubco’s securities and could entrench management.

The Proposed Charter will contain provisions that may discourage unsolicited takeover proposals that shareholders of Pubco may consider to be in their best interests. Among other provisions, subject to the right of the shareholders of Pubco as specified in the Proposed Charter, the ability of the Pubco Board to issue additional shares, with or without preferred, deferred or other rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, at such times and on such other terms as the Pubco Board may determine, to the extent authorized but unissued, and without shareholder approval, may make it more difficult for Pubco’s shareholders to remove incumbent management and accordingly discourage transactions that otherwise could involve payment of a premium over prevailing market prices for Pubco’s securities. However, under Cayman Islands law, the Pubco Board may only exercise these rights and powers granted to them under the Proposed Charter for a proper purpose and for what they believe in good faith to be in the best interests of Pubco.

Pubco will be an “emerging growth company,” and it cannot be certain if the reduced SEC reporting requirements applicable to emerging growth companies will make Pubco Ordinary Shares less attractive to investors, which could have a material and adverse effect on Pubco, including its growth prospects.

Upon consummation of the Business Combination, Pubco will be an “emerging growth company” as defined in the JOBS Act. Pubco will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Business Combination, (b) in which Pubco has total annual gross revenue of at least $1.235 billion or (c) in which Pubco is deemed to be a large accelerated filer, which means the market value of Pubco Ordinary Shares held by non-affiliates exceeds $700 million as of the last business day of Pubco’s prior second fiscal quarter, and (ii) the date on which Pubco issued more than $1.0 billion in non-convertible debt during the prior three-year period. Pubco intends to take advantage of exemptions from various reporting requirements that are applicable to most other public companies that are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that Pubco’s independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting and reduced disclosure obligations regarding executive compensation.

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Furthermore, even after Pubco no longer qualifies as an “emerging growth company,” as long as Pubco continues to qualify as a foreign private issuer under the Exchange Act, Pubco will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including, but not limited to, the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events. In addition, Pubco will not be required to file annual reports and financial statements with the SEC as promptly as U.S. domestic companies whose securities are registered under the Exchange Act, and are not required to comply with Regulation FD, which restricts the selective disclosure of material information.

As a result, Pubco shareholders may not have access to certain information they deem important. Pubco cannot predict if investors will find Pubco Ordinary Shares less attractive because it relies on these exemptions. If some investors find Pubco Ordinary Shares less attractive as a result, there may be a less active trading market and share price for Pubco Ordinary Shares may be more volatile.

As a “foreign private issuer” under the rules and regulations of the SEC, Pubco is permitted to file less or different information with the SEC than a company incorporated in the United States or otherwise subject to these rules and is permitted to follow certain home-country corporate governance practices in lieu of certain NYSE requirements applicable to U.S. issuers.

Pubco is, and will be after the consummation of the Transactions, considered a “foreign private issuer” under the Exchange Act and is therefore exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations for U.S. and other issuers. Moreover, Pubco is not required to file periodic reports and financial statements with the SEC as frequently or within the same time frames as U.S. companies with securities registered under the Exchange Act, although it may elect to file certain periodic reports and financial statements with the SEC on a voluntary basis on the forms used by U.S. domestic issuers. Pubco is not required to comply with Regulation FD, which imposes restrictions on the selective disclosure of material information to shareholders. In addition, Pubco’s officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of Pubco’s securities.

In addition, as a “foreign private issuer”, Pubco is permitted to follow certain home-country corporate governance practices in lieu of certain NYSE requirements. A foreign private issuer must disclose in its Annual Reports filed with the SEC each NYSE requirement with which it does not comply followed by a description of its applicable home country practice. Pubco currently intends to follow some, but not all, of the corporate governance requirements of NYSE. With respect to the corporate governance requirements of NYSE that it does follow, Pubco cannot give any assurances that it will continue to follow such corporate governance requirements in the future, and may therefore in the future rely on available NYSE exemptions that would allow Pubco to follow its home country practice. Unlike the requirements of NYSE, Pubco is not required, under the corporate governance practice and requirements in the Cayman Islands, to have its board consist of a majority of independent directors, nor is Pubco required to have a compensation committee or a nominating and corporate governance committee consisting entirely of independent directors, or have regularly scheduled executive sessions with only independent directors each year. Such Cayman Islands home country practices may afford less protection to holders of Pubco Ordinary Shares. For additional information regarding the home country practices Pubco intends to follow in lieu of NYSE requirements, see the section of this proxy statement/prospectus entitled “Management of Pubco Following the Business Combination — Corporate Governance Practices.”

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Pubco would lose its status as a “foreign private issuer” under current SEC rules and regulations if more than 50% of Pubco’s outstanding voting securities becomes directly or indirectly held of record by U.S. holders and one of the following is true: (i) the majority of Pubco’s directors or executive officers are U.S. citizens or residents; (ii) more than 50% of Pubco’s assets are located in the United States; or (iii) Pubco’s business is administered principally in the United States. If Pubco loses its status as a foreign private issuer in the future, it will no longer be exempt from the rules described above and, among other things, will be required to file periodic reports and annual and quarterly financial statements as if it were a company incorporated in the United States. If this were to happen, Pubco would likely incur substantial costs in fulfilling these additional regulatory requirements and members of Pubco’s management would likely have to divert time and resources from other responsibilities to ensuring these additional regulatory requirements are fulfilled.

The LLP shareholders, whose interests may conflict with yours, can exercise significant influence over Pubco. The concentrated ownership of Pubco Ordinary Shares may prevent you and other shareholders from influencing significant decisions or may prevent or discourage unsolicited acquisition proposals or offers for our capital stock, and that may adversely affect the trading price of Pubco Ordinary Shares.

Upon the Closing, the LLP shareholders will beneficially own approximately (i) 74.4% of the issued and outstanding Pubco Ordinary Shares, assuming no redemption of TWOA’s Public Shares in connection with the Business Combination, or (ii) 82.3% of the issued and outstanding Pubco Ordinary Shares in the maximum redemption scenario, assuming 3,715,593 of TWOA’s Public Shares, or approximately 89% of such shares, are redeemed in connection with the Business Combination. For so long as the LLP shareholders hold at least a majority of the voting interests of Pubco, the LLP shareholders will have the ability, through the Pubco Board, to significantly influence decision-making with respect to Pubco’s business direction and policies. Matters over which the LLP shareholders will, directly or indirectly, exercise significant influence following the Closing include: (i) the election of the Pubco Board; (ii) business combinations and other merger transactions requiring shareholder approval, including proposed transactions that would result in Pubco’s shareholders receiving a premium price for their shares; and (iii) amendments of the Proposed Charter or increases or decreases in the size of the Pubco Board. Even if the LLP shareholders voting interests fall below a majority, they may continue to be able to strongly influence Pubco’s decisions. In addition, such concentrated control may prevent or discourage unsolicited acquisition proposals or offers for our ordinary shares that you may feel are in your best interest as one of our shareholders. As a result, such concentrated control may adversely affect the market price of Pubco Ordinary Shares.

Pubco will be a “controlled company” within the meaning of the NYSE rules and, as a result, may rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

In addition to being a foreign private issuer, immediately following the Business Combination, Pubco is expected to be a “controlled company” as defined under the NYSE rules, because the LLP shareholders will beneficially own (i) approximately 74.4% of the issued and outstanding Pubco Ordinary Shares, assuming that none of TWOA’s Public Shares are redeemed in connection with the Business Combination, or (ii) approximately 82.3% of the issued and outstanding Pubco Ordinary Shares, assuming maximum redemptions in connection with the Business Combination. For as long as Pubco remains a controlled company under that definition, Pubco is permitted to elect to rely, and may rely, on certain exemptions from corporate governance rules, including an exemption from the rule that a majority of the Pubco Board must consist of independent directors, that Pubco has to establish a compensation committee composed entirely of independent directors or that Pubco has independent director oversight of director nominations. Although Pubco is expected to have a compensation committee and nominating committee, such committees will not be composed entirely of “independent directors.” As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements. For additional information regarding the corporate governance practices Pubco intends to follow in lieu of NYSE requirements, see the section of this proxy statement/prospectus entitled “Management of Pubco Following the Business Combination — Corporate Governance Practices.”

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If TWOA or Pubco is characterized as a passive foreign investment company for U.S. federal income tax purposes, its U.S. shareholders may suffer adverse tax consequences.

If TWOA or Pubco is a passive foreign investment company (“PFIC”) for any taxable year (or portion thereof) that is included in the holding period of a U.S. holder of Class A Ordinary Shares or, following the Business Combination, Pubco Ordinary Shares, the U.S. holder may be subject to adverse U.S. federal income tax consequences and may be subject to additional reporting requirements. If a U.S. holder does not make a QEF election or a mark-to-market election, as described below in “Proposal 1: The Business Combination Proposal — Material U.S. Federal Income Tax Considerations — U.S. Holders — Application of the Passive Foreign Investment Company Rules to the Transactions”, such U.S. holder will be subject to the default “excess distribution regime” under the PFIC rules with respect to (i) any gain realized on a sale or other disposition (including a pledge) of such U.S. holder’s Class A Ordinary Shares or Pubco Ordinary Shares (as the case may be), and (ii) any “excess distribution” that a U.S. holder receives on his or her Class A Ordinary Shares or Pubco Ordinary Shares (as the case may be) (generally, any distributions in excess of 125% of the average of the annual distributions on Class A Ordinary Shares or Pubco Ordinary Shares (as the case may be) during the preceding three years or U.S. holder’s holding period, whichever is shorter). Generally, under this excess distribution regime: (i) the gain or excess distribution will be allocated ratably over the period during which such U.S. holder held his or her Class A Ordinary Shares or Pubco Ordinary Shares (as the case may be); (ii) the amount allocated to the current taxable year and any taxable year prior to the first taxable year in which TWOA or Pubco (as the case may be) is a PFIC, will be taxed as ordinary income; and (iii) the amount allocated to each of the other taxable years will be subject to the highest tax rate in effect for that taxable year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

Based on the composition of its income and assets, TWOA believes that it will likely be considered a PFIC for the taxable year that includes the Business Combination. Please see the sections entitled “Proposal 1: The Business Combination Proposal — Material U.S. Federal Income Tax Considerations — U.S. Holders — Application of the Passive Foreign Investment Company Rules to the Transactions – Ownership and Disposition of Pubco Ordinary Shares by U.S. Holders – Passive Foreign Investment Company Rules.” U.S. holders are urged to consult their tax advisors regarding the possible application of the PFIC rules to holders of Class A Ordinary Shares or Pubco Ordinary Shares.

Whether Pubco is treated as a PFIC for U.S. federal income tax purposes is a factual determination that must be made annually at the close of each taxable year and, thus, is subject to significant uncertainty. In particular, whether or not TWOA is treated as a PFIC will not necessarily determine whether Pubco is treated as a PFIC. Accordingly, we are unable to determine whether Pubco will be treated as a PFIC for the taxable year of the Business Combination or for future taxable years, and there can be no assurance that Pubco will not be treated as a PFIC for any taxable year. Pubco’s U.S. counsel expresses no opinion with respect to Pubco’s PFIC status for any taxable year. In addition, for any taxable year with respect to which Pubco determines it is a PFIC, upon request of a U.S. holder, Pubco intends to use commercially reasonable efforts to make available information reasonably necessary to compute income of such U.S. holder as a result of Pubco’s status as a PFIC, including timely providing a PFIC Annual Information Statement to enable such U.S. holder to make a QEF Election (as defined below) with respect to PFIC stock. Please see the section entitled “Proposal 1: The Business Combination Proposal — Material U.S. Federal Income Tax Considerations — Ownership and Disposition of Pubco Ordinary Shares by U.S. Holders — Passive Foreign Investment Company Rules” for a more detailed discussion with respect to Pubco’s potential PFIC status. U.S. holders are urged to consult their tax advisors regarding the possible application of the PFIC rules to holders of Pubco Ordinary Shares.

Subsequent to TWOA’s completion of the Business Combination, Pubco may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and stock price post-Business Combination, which could cause you to lose some or all of your investment.

Even though TWOA has conducted due diligence on LLP, it cannot assure you that this diligence will surface all material issues that may be present, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of TWOA’s, Pubco’s or LLP’s control will not later arise. As a result of these factors, Pubco may be forced to later write-down or write-off assets, restructure Pubco’s operations, or incur impairment or other charges that could result in reporting losses. Even if TWOA’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with TWOA’s preliminary risk analysis. The fact that TWOA reports charges of this nature could contribute to negative market perceptions about its securities post-Business Combination. Accordingly, any equity holders who choose to remain equity holders following the Business Combination could suffer a reduction in the value of their equity. Such equity holders are unlikely to have a remedy for such reduction in value unless they are able to claim successfully that the reduction was due to the breach by TWOA directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that this proxy statement/prospectus contained an actionable material misstatement or material omission.

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Sales of a substantial number of Pubco securities in the public market following the Business Combination could adversely affect the market price of Pubco Ordinary Shares.

At the Closing, 168,142,740 LLP shares and 5,359,375 Founder Shares will be exchangeable for Pubco Ordinary Shares, and will be freely tradeable subject to registration requirements applicable to persons deemed to be “affiliates” of Pubco after the Closing and any applicable contractual lock-up obligation. At the Closing, certain LLP shareholders and the Sponsor will enter into a Registration Rights Agreement and a Founder Registration Rights Agreement, respectively, with TWOA and Pubco pursuant to which (i) Pubco will assume the registration obligations of TWOA under that certain Registration Rights Agreement, dated as of March 29, 2021, by and among TWOA, the Original Sponsor and certain shareholders named therein, which obligations will be applicable to the securities of Pubco; and (ii) such LLP shareholders will receive demand and piggy-back registration rights with respect to the Pubco Ordinary Shares in the Transactions. The registration of these securities will permit the public resale of such securities to the extent the Sponsor and such LLP shareholders are deemed “affiliates” of Pubco after the Closing. The Pubco Ordinary Shares (i) representing the Founder Shares, and (ii) held by any LLP shareholder holding more than 10% of the Pubco Ordinary Shares following the Closing, will be subject to a lock-up period commencing from the Closing and ending on the 12-month anniversary of the Closing (with 50% of such restricted securities subject to early release if the last trading price of Pubco Ordinary Shares equals or exceeds $12.50 for any 20 trading days within any 30 trading day period commencing at least 180 days after the Closing and all such restricted securities subject to early release if Pubco consummates a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party): (i) lend, offer, pledge, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any restricted securities, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such restricted securities, or (iii) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (i) or (ii) above is to be settled by delivery of the restricted securities or other securities, in cash or otherwise (in each case, subject to certain limited permitted transfers, provided that the transferred shares will continue to be subject to the Lock-Up Agreement). The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of Pubco Ordinary Shares post-Business Combination.

Risks Relating to Redemptions and Certain Outstanding Securities of TWOA

You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your Public Shares, potentially at a loss.

TWOA’s Public Shareholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) TWOA’s completion of the Business Combination, and then only in connection with those Ordinary Shares of TWOA that such shareholder properly elected to redeem, subject to the limitations described herein, and (ii) the redemption of TWOA’s Public Shares if TWOA is unable to complete its business combination by July 1, 2024 (subject to approval by TWOA shareholders of an extension of this deadline), subject to applicable law and as further described herein. In that case, Public Shareholders may be forced to wait beyond July 1, 2024 before they receive funds from the Trust Account. In no other circumstances will a Public Shareholder have any right or interest of any kind in the Trust Account. Accordingly, to liquidate your investment, you may be forced to sell your Public Shares, potentially at a loss.

If TWOA shareholders fail to properly demand Redemption rights, they will not be entitled to redeem their ordinary shares of TWOA into a pro rata portion of the Trust Account.

TWOA shareholders holding Public Shares may demand that TWOA redeem their shares for a pro rata portion of the Trust Account, calculated as of two business days prior to the anticipated consummation of the Business Combination. TWOA shareholders who seek to exercise this Redemption right must deliver their shares (either physically or electronically) to TWOA’s transfer agent prior to the vote at the Extraordinary General Meeting. Any TWOA shareholder who fails to properly demand Redemption rights will not be entitled to redeem such shareholder’s shares for a pro rata portion of the Trust Account for Redemption of such shareholder’s shares. See the section of this proxy statement/prospectus entitled “Extraordinary General Meeting of the Shareholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

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If the Business Combination is not approved, then the Founder Shares that are beneficially owned by TWOA’s current directors, executive officers and the Sponsor will be worthless, the expenses incurred by such persons may not be reimbursed or repaid and the offers of employment with Pubco that are anticipated by certain of such persons will not be extended. Such interests may have influenced their decision to approve the Business Combination with LLP.

The Sponsor beneficially owns or has a pecuniary interest in Founder Shares that it purchased from the Original Sponsor. The Sponsor has no redemption rights with respect to these securities in the event a business combination is not effected in the required time period under TWOA’s organizational documents. Therefore, if the Business Combination with LLP or another business combination is not approved within the required time period, such securities held by such persons will be worthless. Such securities had an aggregate market value of approximately $        million outstanding as of                  , 2024, based on the closing price per ordinary share of TWOA as of               , 2024 of $      per share, despite having been purchased for an aggregate of $500,000. As a result, the Sponsor is likely to be able to recoup its investment in TWOA and make a substantial profit on that investment, even if Pubco’s public shares have lost significant value. This means that the Sponsor could earn a positive rate of return on their investment, even if TWOA’s Public Shareholders experience a negative rate of return in the post-business combination company. Accordingly, TWOA’s management team, which owns interests in the Sponsor, may have an economic incentive that differs from that of the Public Shareholders to pursue and consummate an initial business combination rather than to liquidate and to return all of the cash in the Trust Account to the Public Shareholders, even if that business combination were with a less favorable target company or on terms less favorable to Public Shareholders rather than liquidate.

In addition, TWOA’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on TWOA’s behalf, such as identifying and investigating possible business targets and business combinations. These expenses will be repaid upon completion of the Business Combination with LLP. However, if TWOA fails to consummate the Business Combination, they will not have any claim against the Trust Account for repayment or reimbursement. Accordingly, TWOA may not be able to repay or reimburse these amounts if the Business Combination is not completed.

For additional information, see the section of this proxy statement/prospectus entitled “Proposal 1: The Business Combination Proposal — Interests of TWOA’s Directors, Officers and Advisors in the Business Combination.”

These financial interests may have influenced the decision of TWOA’s directors to approve the Business Combination with LLP and to continue to pursue such Business Combination. In considering the recommendations of TWOA Board to vote for the Business Combination Proposal, its shareholders should consider these interests.

The value of the Founder Shares following completion of TWOA’s initial business combination is likely to be substantially higher than the nominal price paid for them, even if the trading price of TWOA’s ordinary shares at such time is substantially less than $10.00 per share.

The Sponsor has originally invested an aggregate of $500,000 for the purchase of 3,347,611 Founder Shares. An aggregate of 145,000 Founder Shares was transferred by the Sponsor to TWOA’s directors and advisors in August 2023 and January 2024. Assuming a trading price of $10.00 per share upon consummation of TWOA’s initial business combination, the 3,347,611 Founder Shares would have an aggregate implied value of $33,476,110, despite having been purchased for an aggregate of $500,000. Even if the trading price of TWOA’s ordinary shares was as low as $0.149 per share, the value of the Founder Shares would be equal to the Sponsor’s initial investment in us. As a result, TWOA’s Sponsor is likely to be able to recoup their investment in TWOA and make a substantial profit on that investment, even if Pubco’s public shares have lost significant value. This means that TWOA’s Sponsor could earn a positive rate of return on their investment, even if TWOA’s Public Shareholders experience a negative rate of return in the post-business combination company. Accordingly, TWOA’s management team, which owns interests in the Sponsor, may have an economic incentive that differs from that of the Public Shareholders to pursue and consummate an initial business combination rather than to liquidate and to return all of the cash in the trust to the Public Shareholders, even if that business combination were with a less favorable target company or on terms less favorable to shareholders rather than liquidate. This may have influenced their motivation in identifying and selecting LLP for TWOA’s target business combination and consummating the Business Combination. For the foregoing reasons, you should consider TWOA’s management team’s financial incentive to complete an initial business combination when evaluating whether to redeem your shares prior to or in connection with the initial business combination.

TWOA’s Sponsor is liable to ensure that proceeds of the Trust Account are not reduced by vendor claims in the event the Business Combination is not consummated. Such liability may have influenced its decision to approve the Business Combination with LLP.

If the Business Combination with LLP or another business combination is not consummated by TWOA within the required time period under its organizational documents, TWOA’s Sponsor will be liable to ensure that the proceeds in the Trust Account are not reduced below the lesser of (i) $10.00 per share and (ii) the actual amount per share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, by the claims of target businesses or third parties to the extent that such a target business or third party has not executed a waiver agreement. If TWOA consummates a Business Combination within the requisite time period, on the other hand, TWOA will be liable for all such claims. Neither TWOA nor the Sponsor has any reason to believe that the Sponsor will not be able to fulfill its indemnity obligations to TWOA. See the section of this proxy statement/prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of TWOA” for further information.

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These personal obligations of TWOA’s Sponsor may have influenced TWOA’s board of directors’ decision to approve the Business Combination with LLP and to continue to pursue such Business Combination. In considering the recommendations of TWOA Board to vote for the Business Combination Proposal, TWOA’s shareholders should consider these interests.

If TWOA is unable to complete the Business Combination with LLP or another business combination by July 1, 2024, then unless TWOA amends its governing documents to further extend the date by which a business combination must be completed, TWOA will cease all operations except for the purpose of winding up, redeeming 100% of the issued and outstanding Public Shares and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against TWOA and, as a result, the proceeds held in the Trust Account could be reduced and the per-share liquidation price received by shareholders could be less than $10.00 per share.

Under the current terms of the Current Charter, TWOA must complete the Business Combination with LLP or another business combination by July 1, 2024 (unless such date is extended by TWOA’s shareholders), or TWOA must cease all operations except for the purpose of winding up, redeeming 100% of the issued and outstanding Public Shares and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating.

In such event, third parties may bring claims against TWOA. Although TWOA has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses it has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the Trust Account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the Trust Account could be subject to claims which could take priority over those of TWOA’s Public Shareholders.

If TWOA is unable to complete a business combination by July 1, 2024, or subsequent extensions thereof, if approved by TWOA’s shareholders, the Sponsor has agreed that it will be liable to ensure that the proceeds in the Trust Account are not reduced below the lesser of (i) $10.00 per share and (ii) the actual amount per share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, by the claims of target businesses or claims of vendors or other entities that are owed money by TWOA for services rendered or contracted for or products sold to TWOA to the extent that such a vendor or prospective target business did not execute such a waiver. However, it may not be able to meet such obligation. Therefore, the per-share distribution from the Trust Account in such a situation may be less than $10.00 due to such claims.

Additionally, if TWOA is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, or if TWOA otherwise enters compulsory or court supervised liquidation, the proceeds held in the Trust Account could be subject to applicable bankruptcy law and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of its shareholders. To the extent any bankruptcy claims deplete the Trust Account, TWOA may not be able to return to its Public Shareholders at least $10.00 per share.

The NYSE could suspend trading in TWOA’s securities or delist its securities from the NYSE.

TWOA is listed on the NYSE. NYSE Rule 102.06 requires that a special purpose acquisition company complete one or more business combinations within three years of its initial public offering, which, in the case of TWOA, would be April 1, 2024 (the “NYSE Deadline”). On December 29, 2023, TWOA held the Second Extension Meeting, at which its shareholders approved, among others, a proposal to extend the date by which TWOA would be required to consummate a business combination from January 1, 2024 to July 1, 2024 (or such earlier date as determined by the TWOA Board). There is a risk that trading in TWOA’s securities may be suspended and TWOA’s securities may be subject to delisting by the NYSE subsequent to the NYSE Deadline. There is no assurance that the NYSE will not suspend or delist TWOA’s securities in the event TWOA does not complete the Business Combination by the NYSE Deadline, that TWOA will be able to obtain a hearing with the NYSE to appeal any delisting determination, or that TWOA’s securities will not be suspended pending the NYSE’s decision.

If the NYSE delists any of TWOA’s securities from trading on its exchange and TWOA is not able to list its securities on another national securities exchange, TWOA expects such securities could be quoted on an over-the-counter market. If this were to occur, TWOA could face significant material adverse consequences, including:

●	an inability to meet a condition to closing the Business Combination;

●	a limited availability of market quotations for its securities;

●	reduced liquidity for its securities;

●	a determination that TWOA’s securities are a “penny stock,” which will require brokers trading in TWOA’s securities to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for its securities;

●	a limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because TWOA’s securities are currently listed on the NYSE, they are covered securities. Although the states are preempted from regulating the sale of TWOA’s securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While TWOA is not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, other than the state of Idaho, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if TWOA is no longer listed on the NYSE, its securities would not be covered securities and TWOA would be subject to regulation in each state in which it offers its securities.

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TWOA’s shareholders may be held liable for claims by third parties against TWOA to the extent of distributions received by them.

If TWOA is unable to complete the Business Combination with LLP or another business combination within the time period required under its Current Charter, TWOA will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem 100% of the issued and outstanding Public Shares, which Redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such Redemption, dissolve and liquidate, subject to its obligations under Cayman Islands laws to provide for claims of creditors and the requirements of other applicable law, unless such time period is extended in accordance with the Current Charter. TWOA cannot assure you that it will properly assess all claims that may be potentially brought against TWOA. If TWOA is forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, TWOA’s liabilities exceeded its assets, or it was unable to pay its debts as they fell due. As a result, a liquidator could seek to recover all amounts received by TWOA’s shareholders. Furthermore, TWOA’s directors may be viewed as having breached their fiduciary duties to TWOA or TWOA’s creditors and/or having acted in bad faith, and thereby exposing themselves and TWOA to claims, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. There is no assurance that claims will not be brought against TWOA for these reasons.

TWOA’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the Public Shareholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per share and (ii) the actual amount per share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, TWOA’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations (provided that such liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under TWOA’s indemnity of the underwriters of TWOA’s IPO against certain liabilities, including liabilities under the Securities Act). Other than as described above, none of TWOA’s other officers or directors will indemnify TWOA for claims by third parties including, without limitation, claims by vendors and prospective target businesses. TWOA has not independently verified whether the Sponsor has sufficient funds to satisfy the indemnity obligations and believe that the Sponsor’s only assets are securities of TWOA. TWOA believes the likelihood of the Sponsor having to indemnify the Trust Account is limited because TWOA will endeavor to have all vendors and prospective target businesses as well as other entities execute agreements with the company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

While TWOA currently expects that its independent directors would take legal action on its behalf against the Sponsor to enforce its indemnification obligations to TWOA, it is possible that TWOA’s independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If TWOA’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to the Public Shareholders may be reduced below $10.00 per share.

TWOA may not have sufficient funds to satisfy indemnification claims of its directors and executive officers.

TWOA has agreed to indemnify its officers and directors, subject to certain limitations, against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former officer or director in or about the conduct of TWOA’s business or affairs or in the execution or discharge of the existing or former officer’s or director’s duties, powers, authorities or discretions, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings, including all costs, expenses, losses or liabilities incurred by the existing or former officer or director in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning the Company or its affairs in any court or tribunal. No such existing or former officer or director, however, shall be indemnified in respect of any matter arising out of his own actual fraud, willful default or willful neglect.

Accordingly, any indemnification provided may only be satisfied if (i) TWOA has sufficient funds outside of its Trust Account or (ii) TWOA consummates the Business Combination. TWOA’s obligation to indemnify its officers and directors may discourage shareholders from bringing a lawsuit against its officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against its officers and directors, even though such an action, if successful, might otherwise benefit it and its shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent TWOA pays the costs of settlement and damage awards against its officers and directors pursuant to these indemnification provisions.

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Changes to laws or regulations or in how such laws or regulations are interpreted or applied, or a failure to comply with any laws, regulations, interpretations or applications, may adversely affect TWOA’s business, including its ability to negotiate and complete a Business Combination.

TWOA is subject to the laws and regulations, and interpretations and applications of such laws and regulations, of national, regional, state and local governments and applicable non-U.S. jurisdictions. In particular, TWOA is required to comply with certain SEC and potentially other legal and regulatory requirements, and its consummation of a Business Combination may be contingent upon its ability to comply with certain laws, regulations, interpretations and applications and any post-business combination company may be subject to additional laws, regulations, interpretations and applications. For example, the SEC has recently adopted certain rules and may, in the future adopt other rules, which may have a material effect on its activities and ability to consummate a Business Combination. See “— Certain of the procedures that TWOA, a potential business combination target, or others may determine to undertake in connection with proposed rules recently issued by the SEC may increase the costs and the time needed to complete a Business Combination and may constrain the circumstances under which TWOA could complete a Business Combination.” Compliance with, and monitoring of, the foregoing may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on its business, including its ability to negotiate and complete a Business Combination.

Certain of the procedures that TWOA, a potential business combination target, or others may determine to undertake in connection with proposed rules recently issued by the SEC may increase the costs and the time needed to complete a Business Combination and may constrain the circumstances under which TWOA could complete a Business Combination.

On March 30, 2022, the SEC issued proposed rules (the “SPAC Rule Proposals”) relating, among other things, to disclosures in SEC filings in connection with Business Combination transactions between SPACs such as TWOA and private operating companies; the financial statement requirements applicable to transactions involving shell companies; the use of projections by SPACs in SEC filings in connection with proposed business combination transactions; the potential liability of certain participants in proposed business combination transactions; and the extent to which SPACs could become subject to regulation under the Investment Company Act, including a proposed rule that would provide SPACs a safe harbor from treatment as an investment company if they satisfy certain conditions that limit a SPAC’s duration, asset composition, business purpose and activities. The SPAC Rule Proposals have not yet been adopted, and may be adopted in the proposed form or in a different form that could impose additional regulatory requirements on SPACs. Certain of the procedures that the SPAC, a potential business combination target, or others may determine to undertake in connection with the SPAC Rule Proposals, or pursuant to the SEC’s views expressed in TWOA Rule Proposals, may increase the costs and time of negotiating and completing a Business Combination, and may constrain the circumstances under which TWOA could complete a Business Combination. The need for compliance with the SPAC Rule Proposals may cause TWOA to liquidate the funds in the Trust Account or liquidate itself at an earlier time than it might otherwise choose. If TWOA were to liquidate, its shareholders would lose the investment opportunity associated with an investment in the combined company, including any potential price appreciation of its securities.

If the Business Combination with LLP falls within the scope of applicable foreign ownership restrictions under CFIUS rules, TWOA may be unable to consummate the Business Combination.

TWOA’s Sponsor is HC PropTech Partners III LLC, a Delaware limited liability company. The Sponsor and TWOA’s officers, directors, advisors and their affiliates own an aggregate of 3,347,611 Founder Shares which they purchased from the Original Sponsor for an aggregate price of $500,000 and which will be converted into up to 3,347,611 Pubco Ordinary Shares. The Sponsor is expected to own approximately 5.5% of the Pubco’s equity interest following the Business Combination if no TWOA shareholders redeem their public shares in connection with the Business Combination, or 6.1% if there are maximum redemptions.

Thus, TWOA believes that it and the Sponsor do not constitute a “foreign person” under CFIUS rules and regulations and further, TWOA does not believe the Business Combination between TWOA and LLP is subject to CFIUS review. However, if the Business Combination with LLP falls within the scope of applicable foreign ownership restrictions, TWOA may be unable to consummate the Business Combination. In addition, if the Business Combination falls within CFIUS’s jurisdiction, TWOA may be required to make a mandatory filing or determine to submit a voluntary notice to CFIUS, or to proceed with the Business Combination without notifying CFIUS and risk CFIUS intervention, before or after closing the Business Combination.

Although TWOA does not believe the Business Combination between TWOA and LLP is subject to CFIUS review, CFIUS may take a different view and decide to block or delay the Business Combination, impose conditions to mitigate national security concerns with respect to the Business Combination, order us to divest all or a portion of a U.S. business of the combined company if TWOA had proceeded without first obtaining CFIUS clearance, or impose penalties if CFIUS believes that the mandatory notification requirement applied. Additionally, the laws and regulations of other U.S. government entities may impose review or approval procedures on account of any foreign ownership by the Sponsor. If TWOA were to seek an initial business combination other than the Business Combination, the pool of potential targets with which TWOA could complete an initial business combination may be limited as a result of any such regulatory restriction. Moreover, the process of any government review, whether by CFIUS or otherwise, could be lengthy. Because TWOA has only a limited time to complete the Business Combination, our failure to obtain any required approvals within the requisite time period may require us to liquidate. If TWOA liquidates, its Public Shareholders may only receive $10.51 per share. This will also cause investors to lose any potential investment opportunity in LLP and the chance of realizing future gains on your investment through any price appreciation in the combined company.

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Risks Relating to LLP’s Business

In addition to the other information contained in this proxy statement/prospectus, including the matters addressed under the heading “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this proxy statement/prospectus. The risk factors described below disclose both material and other risks, and are not intended to be exhaustive and are not the only risks facing us. Additional risks not currently known to us or that we currently deem to be immaterial, or which are not identified because they are generally common to businesses, also may materially adversely affect our business, financial condition, results of operations and cash flows in future periods.

Unless otherwise noted, all references in this subsection to “we,” “us” or “our” refer to the business of LLP prior to the consummation of the Business Combination, which will be the business of Pubco following the consummation of the Business Combination and, therefore, such references to “we,” “us” or “our” refer to the business of Pubco and its subsidiaries when describing events or circumstances that will or could occur following the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on the business, financial condition, results of operations, cash flows and future prospects of Pubco, in which event the market price of Pubco Ordinary Shares could decline, and you could lose part or all of your investment. In general, investing in the securities of issuers in emerging market countries, such as Colombia, Costa Rica and Peru, involves risks that are different from the risks associated with investing in the securities of U.S. companies.

The success of our business depends on general economic conditions and prevailing conditions in the industrial and logistics real estate industry. Accordingly, any economic slowdown or downturn in real estate asset values or leasing activity may have a material adverse effect on our business, financial condition, results of operations and prospects.

Our business is closely tied to general economic conditions and the performance of the industrial and logistics real estate industry. As a result, our financial and operating performance, the value of our real estate assets, our revenue stream and our ability to implement our business strategy may be affected by changes in national and regional economic conditions.

The performance of the real estate markets in which we operate tends to be cyclical and tied to the condition of the U.S. economy and the economies in the countries in which we operate, including Colombia, Costa Rica and Peru, as well as to investors’ perceptions regarding the global economic outlook. Fluctuations in nominal gross domestic product (“GDP”), increased inflation, rising interest rates, declining employment levels, declining levels of investments and economic activity, declining demand for real estate, declining real estate values and periods of general economic slowdown or recession, or perceptions that any of these events may occur or are occurring, have had a negative impact on the real estate market in the past and may adversely affect our future performance. In addition, the performance of the economies of the countries in which we operate may be dependent on or driven by one or more specific industries and by other factors affecting local economies. Other factors that may affect general economic conditions or local real estate conditions include: population and demographic trends, employment and personal income trends, income and other tax laws, changes in interest rates and availability and costs of financing, increased operating costs (including insurance premiums, utilities and real estate taxes, due to inflation and other factors which may not necessarily be offset by increased rents), changes in the price of oil, construction costs and weather-related events. Our ability to reconfigure our portfolio rapidly in response to changes in economic conditions is extremely limited.

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In addition, some of our principal expenses, including the service of our debt, income and real estate taxes and operating and maintenance costs, including insurance costs, do not decrease when market conditions are unfavorable. These factors may impair our ability to respond in a timely manner to downturns in the performance of our industrial properties and may have an adverse effect on business, financial condition, results of operations and prospects. Any recession and/or downturn in the real estate industry, which may affect us again in the future, could give rise to:

●	a general decline in the price of rents or less favorable terms for new leases or renewals;

●	the depreciation of the value of the properties in our portfolio;

●	increased vacancy rates or our inability to lease our properties on favorable conditions;

●	our inability to collect rents from our tenants;

●	reduced levels of demand for industrial space and industrial facilities, or changes in consumer preferences vis-à-vis our available properties;

●	an increased supply of industrial facilities or more suitable spaces in the markets in which we operate;

●	higher interest rates, increased leasing costs, increased construction costs, distressed supply chains for construction materials, increased maintenance costs, reduced availability of financing on favorable terms and shortage of mortgage loans, lines of credit and other capital resources, all of which could increase our costs and limit our ability to acquire or develop additional real estate assets or refinance our debt;

●	measures that limit our ability to develop acquired land pursuant to existing plans;

●	increased costs and expenses, including, among other things, for insurance, labor, energy, real estate appraisals, real estate taxes and compliance with applicable laws and regulations; and

●	the adoption of restrictive government policies or the imposition of limitations on our ability to pass on costs to our customers.

Furthermore, we expect that a limited number of financial institutions will hold all or most of our cash, including some institutions located in the United States. Depending on our cash balance in any of our accounts at any given point in time, our balances may not be covered by government-backed deposit insurance programs in the event of default or failure of any bank with which we maintain a commercial relationship. While the U.S. Federal Deposit Insurance Corporation provides deposit insurance of $250,000 per depositor, and the banks outside of the United States where some or all of our funds are currently held provide deposit insurance of less than US$50,000, per depositor, per insured bank. The amounts that we have in deposits in U.S. banks and non-U.S. may exceed these insurance amounts. Therefore, if the governments in the U.S. and other countries where our funds are held do not impose measures to protect depositors in the event a bank in which our funds are held fails, we may lose all or a substantial portion of our deposits. The occurrence of any default or failure of any of the banks in which we have deposits could have a material adverse effect on our business, financial condition, results of operations and cash flows.

If economic and market conditions similar to those experienced between 2008 and 2010 or 2020 and 2021 were to return, our performance and profitability could deteriorate. In such event, we may not be able to comply with our financial covenants under our loan agreements and may be forced to seek waivers or amendments from our lenders or to refinance our indebtedness on terms that are consistent with our financial condition. No assurance can be given that we would be able to secure any such waiver or amendment on favorable terms or at all. In addition, if our business deteriorates, we may not have a level of liquidity sufficient to repay our debt at its maturity in the coming years, which would materially and adversely affect our business, financial condition, results of operations and prospects.

The volatility of the financial markets may adversely affect our financial condition and/or results of operations.

The volatility of the financial markets may have a negative impact on the availability of credit generally and may lead to a further weakening of the Colombian, Costa Rican, Peruvian, U.S., and global economies. Any disruption in the financial markets could materially impair the value of our real estate assets and our investments, have a negative impact on the availability of credit generally or on the terms (including as to maturity) on which we and our subsidiaries are or may be able to secure financing (including refinancing our indebtedness), impair our ability or the ability of our subsidiaries to make payments of principal and/or interest on our outstanding debt when due or to refinance that debt, or impair our clients’ ability to enter into new leases (including leases indexed to inflation or denominated in U.S. dollars) or meet their rent payment obligations under their existing leases.

In 2008 and 2009, the global financial markets experienced a crisis of unprecedented magnitude. This crisis severely affected the availability of financing. While financial markets have stabilized since then, we cannot predict whether they will destabilize in the future. This uncertainty may lead market participants to take a more conservative approach, which may in turn lead to decreased demand and price levels in the markets in which we operate. As a result of the above, we may not be able to recover the current carrying value of our properties, land or investments as a means to repay or refinance our indebtedness.

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In addition, global markets are experiencing volatility and disruption following the escalation of geopolitical tensions and the start of the war between Russia and Ukraine. In February 2022, Russia launched a full-scale military invasion of Ukraine. Although the length and impact of the ongoing military conflict is unpredictable, the conflict in Ukraine has created and could lead to further market disruptions, including significant volatility in commodity prices, credit and capital markets. The war between Russia and Ukraine has led to sanctions and other penalties being levied by the United States, European Union and other countries mainly against Russia, including agreement to remove certain Russian financial institutions from the Society for Worldwide Interbank Financial Telecommunication payment system. Additional potential sanctions and penalties have also been proposed and/or threatened. The war is expected to have further global economic consequences, including but not limited to the possibility of severely diminished liquidity and credit availability, declines in consumer confidence, scarcity in certain raw materials and products, declines in economic growth, increases in inflation rates and uncertainty about economic and political stability. In addition, there is a risk that Russia and other countries supporting Russia in this conflict may launch cyberattacks against the United States and its allies and other countries, their governments and businesses, including the infrastructure in those countries. Any of the foregoing consequences, including those we cannot yet predict, may have a material adverse effect on our business, financial condition, liquidity and results of operations.

The market volatility experienced over the past several years has made the appraisal of real estate assets more difficult, and may continue to do so in the future. If we cannot identify suitable financing resources or if we are unable to refinance our existing indebtedness, we may be forced to sell some of our properties to fund our operations or to engage in forced restructurings with our creditors. The valuation and stability of the prices of our and our subsidiaries’ properties are subject to some level of uncertainty, which may result in the values of these properties being lower than expected. In addition, we may not be able to sell our properties in a timely manner as a result of a lack of a readily available market for our properties.

Real estate investments are not as liquid as certain other types of assets, which may adversely affect our financial conditions and results of operations.

Real estate investments are not as liquid as certain other types of investments and this lack of liquidity may limit our ability to react promptly to changes in economic or other conditions. Significant expenditures associated with real estate properties, such as indebtedness payments, real estate taxes, maintenance costs, and the costs of any required improvements, are generally not reduced when circumstances cause a reduction in income from the investments. We may dispose of certain properties that have been held for investment to generate liquidity. If we need to sell any of our properties to obtain liquidity, we may not be able to sell those properties at market prices, which could have a material adverse effect on our business, financial condition and/or result of operations. If we believe there is too much of a risk of incurring taxes on any taxable gains from the sale, or if market conditions are not attractive in the relevant regional market, we may not pursue those sales.

We may decide to sell properties to third parties to generate proceeds to fund other real estate projects that we deem as more attractive. Our ability to sell or contribute properties on advantageous terms is affected by: (i) competition from other owners of properties that are trying to dispose of their properties; (ii) economic and market conditions, including those affecting the different regions where we operate; and (iii) other factors beyond our control. We cannot assure you that future market conditions will not affect our real estate investments or our ability to sell our assets at a profit, in a timely manner or at all. If our competitors sell assets similar to assets we intend to divest in the same markets or at valuations below our valuations for comparable assets, we may be unable to divest our assets at favorable pricing or at all. The third parties who might acquire our properties may need to have access to debt and equity capital, in the private and public markets, in order to acquire properties from us. Should they have limited or no access to capital on favorable terms, then dispositions and contributions could be delayed.

If we do not have sufficient cash available to us through our operations, sales or contributions of properties or available credit facilities to continue operating our business as usual, we may need to find alternative ways to increase our liquidity. Those alternatives may include, without limitation, divesting properties at less than optimal terms, incurring debt, accessing other capital resources, entering into leases with new customers at lower rental rates or less than optimal terms or entering into lease renewals with our existing customers without an increase in rental rates. We may intend to seek financing from financial institutions but cannot assure you that we will be able to access these or other sources of capital. There can be no assurance that these alternative ways to increase our liquidity will be available to us. Our inability to raise additional capital on reasonably favorable terms may jeopardize our future growth and affect our financial condition and/or results of operations. Additionally, taking measures to increase our liquidity may affect our business, and in particular, our distributable cash flow.

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Investments in real estate properties are subject to risks that could adversely affect our business.

Investments in real estate properties are subject to varying degrees of risk. While we seek to minimize these risks through geographic diversification of our portfolio, diversification among industries, market research and tenant diversification, these risks cannot be eliminated. Factors that may affect real estate values and cash flows include:

●	local conditions, such as oversupply or a reduction in demand;

●	technological changes, such as reconfiguration of supply chains, robotics, 3D printing or other technologies;

●	the attractiveness and quality of our properties, and related services, to potential tenants and competition from other available properties;

●	increasing costs of maintaining, insuring, renovating and making improvements to our properties;

●	our ability to reposition our properties due to changes in the business and logistics needs of our customers;

●	our ability to lease properties at favorable rates, including periodic increases based on inflation or exchange rates, and control variable operating costs;

●	social problems, including safety, affecting certain regions;

●	governmental and environmental regulations and the associated potential liability under, and changes in, environmental, community rights, zoning, usage, tax, tariffs and other laws; and

●	reduction on the supply, price increases and other restrictions affecting the supply of key resources, such as water and electricity, may affect the construction industry and the operation of rental facilities in Colombia, Costa Rica, and Peru.

These factors may affect our ability to recover our investment in our properties and result in impairment charges.

We may not be successful in executing on our growth strategy if we are unable to make acquisitions of land or properties.

Our growth strategy includes the acquisition of individual properties or real estate assets when opportunities arise. Our ability to make acquisitions on favorable terms and to integrate them successfully into our existing operations is subject to various risks, including the risk that:

●	we may not be able to acquire desired properties particularly in markets in which we do not currently operate;

●	we may need additional land bank to accelerate our portfolio growth and execute our growth strategy to meet our goals;

●	we may not be able to obtain financing for the relevant acquisition given our existing leverage position and increased interest rates;

●	the properties we acquire may not prove accretive to our results, or that we may not be able to successfully manage and lease those properties to meet our goals;

●	we may not be able to generate sufficient operating cash flows to make an acquisition;

●	we may need to spend additional amounts than budgeted to develop a property or make necessary improvements or renovations;

●	competition from other potential acquirors may significantly increase the purchase price of a desired property;

●	we may spend significant time and money on potential acquisitions that we are unable to make as a result of the lack of satisfaction of customary closing conditions included in the agreements for the acquisition of properties, including the satisfactory completion of due diligence investigations;

●	we may not be able to obtain any or all regulatory approvals necessary to complete the acquisition, including from regulatory authorities in the countries in which we operate;

●	the process of pursuing and consummating an acquisition may distract the attention of our management team from our existing business operations;

●	we may experience delays (temporary or permanent) if there is public or government opposition to our activities in any of the markets in which we operate; and

●	we may not be able to rapidly and efficiently integrate new acquisitions, especially acquisitions of real estate portfolios, to our existing operations.

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We cannot assure you that we will be able to successfully manage all factors necessary to grow our business. If we are unable to find suitable acquisition targets, or if we find them and are unable to complete the acquisitions on favorable terms or to manage acquired properties to meet our goals, our business, financial condition, results of operations and prospects could be materially and adversely affected. In addition, we face risks arising from the acquisition of properties not yet fully developed or in need of substantial renovation or redevelopment, including, in particular, the risk that we overestimate the value of the property, the risk that the cost or time to complete the renovation or redevelopment will exceed our budget and the risk that the relevant location is never developed. Those delays or cost overruns may arise from:

●	any shortages of materials or skilled labor;

●	any delays in receiving materials, including as a result of global or regional supply chain issues;

●	a change in the scope of the original project;

●	the difficulty in obtaining necessary zoning, land-use, environmental, health & safety, building, occupancy, antitrust and other governmental permits;

●	economic or political conditions affecting the relevant location;

●	an increase in the cost of building materials and equipment;

●	the discovery of structural or other latent defects in the property once construction has commenced; and

●	delays in securing tenants.

Any failure to complete a development project in a timely manner and within budget or to lease the project after completion could have a material adverse effect on our business, financial condition, results of operations and prospects.

Where opportunities arise, we may explore the acquisition of properties or real estate assets in markets in the countries in which we operate. Our ability to make acquisitions in new markets and to successfully integrate those acquisitions to our existing operations is subject to the same risks as our ability to do so in the markets in which we currently operate. In addition to these risks, we may not possess the same level of familiarity with the dynamics and market conditions of any new markets that we may enter, which could adversely affect our ability to expand into or operate in those markets and, consequently, our business, financial condition, results of operations and prospects. We may not be able to achieve the desired return on our investments in new markets. If we are unsuccessful at expanding into new markets, our business, financial condition, results of operations and prospects could adversely affected.

We are dependent on our tenants for a substantial portion of our revenues and our business may be materially and adversely affected if a significant number of our tenants, or any of our major tenants, were to default on their obligations under their leases.

A majority of our revenues consists of rental income received from our tenants at our industrial real estate properties. Accordingly, our performance depends on our ability to collect rent payments from our tenants and on our tenants’ ability to make those payments. The revenues and financial resources available to service our debt and make distributions could be materially and adversely affected if a significant number of our tenants, or any of our major tenants, or tenants affected in certain geographic regions, were to postpone the commencement of their new leases, decline to extend or renew their existing leases upon expiration, default on their rent and maintenance-related payment obligations, close down or reduce the level of operations of their businesses, enter reorganization proceedings or similar proceedings, or file for bankruptcy. Any of these events may be the result of various factors affecting our tenants. Any of these events could result in the suspension of the effects of each lease, the termination of the relevant lease and the loss of or a decrease in the rental income attributable to the suspended or terminated lease.

If upon expiration of a lease for any of our properties, a tenant does not renew its lease, we may not be able to re-rent the property to a new customer, may need to incur substantial capital expenditures to re-lease the relevant properties, or the terms of the renewal or new lease (including the cost of renovations for the customer) may be less favorable to us than current lease terms. If a significant number of tenants were to default on their obligations under their leases, we could experience delays and incur substantial expenses in enforcing our rights as landlord.

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A general decline in the economy may result in a decline in demand for space at our properties. As a result, tenants may delay lease commencement, fail to make rental payments when due or declare bankruptcy. Any such event could result in the termination of that tenant’s lease and losses to us, and funds available for distribution to investors may decrease. If tenants were unable to comply with the terms of their leases for any reason, including because of rising costs or falling sales, we may deem it advisable to modify lease terms to allow tenants to pay a lower rent or smaller share of taxes, insurance and other operating costs. If a tenant becomes insolvent or bankrupt, we cannot be sure that we could recover the premises from the tenant promptly or from a bankruptcy trustee or equivalent appointee in any bankruptcy proceeding relating to the tenant. We also cannot be sure that we would receive rent in the proceeding sufficient to cover our expenses with respect to the premises. Bankruptcy laws in some instances may restrict the amount and recoverability of our claims against the tenant. A tenant’s default on its obligations to us could adversely affect our financial condition and the cash we have available for distribution.

In historical periods, we have had material amounts of past due rental income under our lease portfolio. We cannot make assurances that this will not continue to occur in the future. See “Information about LLP–Our Leases.”

We derive a significant portion of our rental income from a limited number of customers.

As of and for the years ended December 31, 2022 and 2021, our 10 largest tenants accounted for approximately 49.0% and 59.6% of our total GLA and approximately 55.1% and 59.6% of our rental income, respectively. Kuehne + Nagel, Pequeno Mundo, AliCorp, PriceSmart and Natura were our largest customers in terms of Leased GLA for the years ended December 31, 2022 and 2021, collectively representing 29.8% and 31.4% of our Leased GLA for the years ended December 31, 2022 and 2021, respectively. Those same customers were our largest customers in terms of rental income, representing 32.6% and 38.1% of our rental income for the years ended December 31, 2022 and 2021, respectively.

If any of our principal tenants were to terminate their leases or seek the restructuring of their leases, as applicable, as a result of any conditions affecting any of them, and we were unable to renew those leases on terms reasonably acceptable to these tenants or at all upon their expiration, our business, financial condition and results of operation could be materially and adversely affected. In addition, should any such tenant elect not to renew their leases upon their expiration, depending on the condition of the market at the time, we may find it difficult and time-consuming to lease these properties to new customers. We cannot assure you that we would be able to quickly re-lease any of these properties or at all, or that our results of operations would not be affected as a result of our inability to do so. Any delay in re-leasing a substantial portion of our GLA may affect our business, financial condition and results of operations.

Further, while all of our leases are classified as operating leases, as of September 30, 2023, one of our leases included a purchase option at fair market value at the end of the lease. These leases accounted for 2.0% of our total GLA. If any of our tenants were to exercise such purchase options, this could affect our business, financial condition and results of operations.

In addition, if any of our principal tenants were to experience a downturn in business or a weakening of its financial condition, that tenant may not be able to meet its rent payment obligations when due or could default on its other obligations under its lease, either of which could have a material adverse effect on our business, financial condition and results of operations.

Our clients operate in certain specific industrial sectors in Colombia, Costa Rica and Peru, and our business may be adversely affected by an economic downturn in any of those sectors.

Our clients operate in certain specific industrial sectors in Colombia, Costa Rica and Peru. As of December 31, 2022, our tenant base in terms of Leased GLA was comprised primarily of companies engaged in the Third Party Logistics (27.3%), Retailer (33.3%), Consumer Goods Distribution (31.7%) and Others (7.7%). Our exposure to these industries subjects us to the risk of economic downturns or other adverse events affecting these sectors. If any of these risks were to materialize, our business, financial condition and results of operations could be materially and adversely affected.

For instance, in Peru, companies operating in the Third Party Logistics (3PL), Retailer, Consumer Goods Distribution, and related industries face various risks. Economic volatility in the country can affect consumer spending and overall business activity. Changes in regulations and policies, such as import/export rules, tax policies, and customs procedures, can create operational challenges. Peru’s infrastructure limitations, including inadequate warehousing facilities and challenges in last-mile delivery, can hinder operations and increase costs. Moreover, the 3PL, Retailer and Consumer Goods Distribution sectors in Peru are highly competitive, requiring constant innovation, cost management, and differentiation strategies to maintain market share. Supply chain disruptions caused by natural disasters, political unrest, or global events can also impact the movement of goods and logistics operations.

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An increase in competition could lead to lower occupancy rates and rental income and could result in fewer investment opportunities.

We compete with a growing number of investors, developers of real estate projects and operators of industrial properties in Colombia, Costa Rica and Peru, many of which offer products similar to ours or may be interested in the same assets or properties. Some of our competitors may have significantly larger financial and other resources than ours and may be able or willing to undertake more risks than those we can manage.

Our principal competitors include Grupo Montecristo and Mobilaire, which operate industrial properties in Costa Rica, and Aldea Logistica Global S.A.C., which operates industrial properties in Peru. Additional competitors include Megacentro and Bodegas San Francisco Inmobiliaria Alquife S.A.C., which owns industrial assets in Peru and Chile. We also compete with local REITs, which own a significant number of industrial properties in Costa Rica. In addition, in the future we may face competition from other regional participants present in one or several of our markets.

Any future increase in competition could lead to a decrease in the number of investment opportunities available to us, to an increase in the bargaining power of prospective sellers of real estate assets or to an increase in the value of real estate assets that may be attractive to us. Moreover, financially stronger competitors may have more flexibility than we do to offer rent incentives in order to attract tenants. If our competitors offer space for lease at prices below the prevailing market prices or which are lower than the prices we currently charge to our tenants, we may lose existing or potential tenants and may be forced to reduce our prices or offer substantial rent abatements, improvements, early termination options or more favorable renewal terms in order to retain our tenants when their leases expire. In any such event, our business, financial condition, results of operations and prospects.

For example, the real estate projects in Peru are currently facing a significant increase in competition, primarily from the parties mentioned above, which poses risks for companies operating within these developments. One of the primary risks in the Peruvian market is the potential impact on occupancy rates. With a larger number of competing businesses offering rentals in a limited market, there is a higher likelihood of increased vacancy rates. The competition for tenants becomes more intense, making it crucial for businesses to implement effective strategies to attract and retain tenants for their real estate projects. Another risk associated with increased competition is the potential downward pressure on rental rates. The Company may find it challenging to maintain or increase rental prices as it strives to remain competitive and attract tenants amidst the expanding market options. This can negatively impact the Company’s profitability and financial performance.

We are dependent on our ability to raise capital through financial markets, divestitures or other sources to meet our future growth expectations.

We are dependent on our ability to secure financing, divest assets or access other capital resources to expand our real estate portfolio and meet our future growth expectations. We intend to seek financing from financial institutions but cannot assure you that we will be able to access these or other sources of capital. We also face the risk that the terms of available new financing may not be as favorable as the terms of our existing indebtedness, particularly if interest rates continue to rise in the future, and we may be forced to allocate a material portion of our operating cash flow to service our debt, which would reduce the amount of cash available to fund our operations and capital expenditures or future business opportunities or for other purposes.

In addition, our ability to raise capital through the issuance and sale of ordinary shares to finance our future growth will depend in part on the prevailing market price for our ordinary shares, which depends on a number of market conditions and other factors that may vary from time to time, including:

●	the appetite of investors;

●	our financial performance and that of our tenants;

●	our ability to meet market expectations and the expectations of our investors with respect to our business;

●	the reports of financial analysts with respect to our business;

●	the prevailing economic, political and social environments in Colombia, Costa Rica, and Peru;

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●	the condition of the capital markets, including changes in the prevailing interest rates for fixed-income securities;

●	the prevailing legal environments in Colombia, Costa Rica, and Peru with respect to the protection of minority shareholder interests;

●	distributions to our shareholders, which largely depend on our operating cash flows, which in turn are dependent on the increase of revenues from our developments and acquisitions, the increase of our rental income, and on committed projects and capital expenditures; and

●	other factors, such as changes in regulation (including, in particular, any changes in tax, labor and environmental regulation) or the adoption of other governmental or legislative measures affecting the real estate industry generally or us particularly.

Adverse changes in our credit ratings could impair our ability to obtain additional debt or equity financing on favorable terms, if at all. Our credit ratings are based on our operating performance, liquidity and leverage ratios, overall financial position and other factors employed by the credit rating agencies in their rating analysis of us. Our credit ratings can affect the amount and type of capital we can access, as well as the terms of any financings we may obtain. There can be no assurance that we will be able to maintain our credit ratings. In the event our credit ratings deteriorate, it may be more difficult or expensive to obtain additional financing or refinance existing obligations or commitments. Also, a downgrade in our credit would trigger additional costs or other potentially negative consequences under our current and future credit facilities and debt instruments.

Our inability to raise additional capital on reasonably favorable terms may jeopardize our future growth and affect our business, financial condition, results of operations and prospects.

For example, the prevailing economic, political, social, and legal environments in Peru present various risks to consider. These risks can impact different aspects of operations and overall business performance. Economic risks arise from factors such as economic volatility, fluctuations in currency exchange rates, and changes in consumer spending patterns. Peru’s economy is subject to both internal and external influences, and businesses must carefully monitor economic indicators and adapt their strategies accordingly.

Political risks stem from uncertainties in Peruvian government policies, changes in regulations, and political instability. Shifts in Peruvian political landscapes can lead to policy changes that may directly impact businesses, affecting areas such as taxation, trade agreements, and industry regulations. Social risks in Peru are associated with societal factors, including labor relations, social unrest, and cultural dynamics. Issues such as labor strikes, protests, or changes in consumer preferences can disrupt business operations and impact market demand.

Legal risks in Peru arise from factors such as changes in laws and regulations, compliance requirements, and legal disputes. The Peruvian legal system may experience updates or modifications that impact various industries and business practices. Additionally, legal risks can stem from contract enforcement, intellectual property protection, and labor laws. Contractual disputes or difficulties in enforcing agreements can disrupt business operations and lead to financial and reputational consequences. Intellectual property infringement or inadequate protection measures can also pose risks to businesses operating in Peru. Compliance with labor laws and regulations is crucial to maintain positive employee relations and avoid legal penalties.

Our levels of indebtedness may affect our cash flows and expose our properties to the risk of foreclosure.

Since 2016, we have grown our portfolio through the development of new industrial real estate properties. Historically, we have financed our acquisitions and real estate purchases with equity contributions of our shareholders and cash proceeds from secured loans and credit facilities that have been typically secured by a mortgage or similar interest on the relevant property. If we were to acquire stabilized portfolios in the future, we may continue to use this acquisition strategy and enter into similar secured loans. As of September 30, 2023, our total outstanding debt was $234.7 million. For more information on our existing indebtedness, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of LLP—Debt.”

We may from time to time incur additional indebtedness to finance strategic acquisitions, investments or joint ventures, or for other purposes. Although our bylaws do not currently contain any provisions that establish debt ratios or limitations on the incurrence of debt, any debt issued through bonds requires approval at our general shareholders’ meeting. Additionally, certain agreements we have entered into or may enter into in the future may establish limitations on our ability to incur debt, including approval from our shareholders. If we incur additional indebtedness or renegotiate the terms of our existing loans and credit facilities, our financial obligations may increase significantly and our ability to service our debt may be adversely affected.

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In addition, we may be subject to risks related to our financing in the form of debt instruments, including the risk that our cash flow may not be sufficient to meet our scheduled payments of principal and interest, the risk that we may be unable to refinance our debt (particularly as a result of our failure to renegotiate terms with large numbers of investors) and the risk that our level of indebtedness may increase our vulnerability to economic or industry downturns, placing us at a disadvantage compared to other competitors that are less leveraged. Our debt service obligations may also limit our flexibility to anticipate or react to changes in the real estate industry or the business environment generally, including by incurring additional debt to take advantage of attractive opportunities. Our failure to comply with the financial and other restrictive covenants in the agreements that govern our indebtedness would constitute an event of default that, unless cured or waived, would result in our failure to service our indebtedness and the foreclosure on the properties securing our obligations. Moreover, our reputation could be damaged and/or our business harmed if we are viewed as developing underperforming properties, suffer sustained losses on our investments, default on a significant level of loans or experience significant foreclosure of our properties. If any of these risks were to materialize, our business, financial condition and results of operations could be materially and adversely affected.

The agreements governing our existing indebtedness include financial and other covenants that impose limitations on our ability to pursue certain business opportunities or to take certain actions.

The agreements governing our existing indebtedness, or any future indebtedness we incur, include or are likely to include financial and other covenants that impose limitations on our ability to:

●	incur additional indebtedness;

●	repay our debts prior to their stated maturities;

●	make acquisitions or investments or take advantage of business opportunities;

●	create or incur additional liens;

●	divest assets when they are subject to collateral restrictions;

●	transfer or sell certain assets or merge or consolidate with other entities;

●	implement mergers, spin-offs or business reorganizations of our business;

●	enter into certain transactions with affiliates;

●	sell shares in our subsidiaries and/or enter into joint ventures; and

●	take certain other corporate actions that would otherwise be desirable.

These limitations may adversely affect our ability to finance our future operations, address our capital requirements or pursue available business opportunities. Our breach of any of these covenants would constitute an event of default that could give rise to the termination of the relevant agreement and the acceleration of our payment obligations. In such event, our lenders could declare immediately due and payable the outstanding principal amount of and accrued interest on our debt obligations and other fees, and could take collateral enforcement actions (including foreclosing on our assets). Any of these events could force us to enter reorganization proceedings or file for bankruptcy, which would materially and adversely affect our business.

We have previously breached covenants under our loan agreements and obtained waivers for such breaches. If we are unable to comply with our debt covenants in the future, we may continue to seek waivers from applicable lenders, which may not be granted.

As of December 31, 2022, LLP was not in compliance with certain financial covenants under certain non-recourse project financing loan agreements, including LLP’s loans from Banco Davivienda, Bancolombia, and ITAÚ Corpbanca Colombia. LLP breached a financial ratio covenant with Bancolombia in June 2023. Despite LLP not missing any debt service payments, each of these covenant breaches constituted an “event of default” under LLP’s credit agreements. In order to address the Banco Davivienda year-end covenant breach, LLP obtained a waiver in February 2023. The Banco Davivienda debt was refinanced in April 2023 with Banco Nacional de Costa Rica. The ITAÚ Corpbanca Colombia loan was fully repaid in August 2023, in connection with LLP’s sale of a Colombian investment property, thus curing any covenant breach. In September 2023, LLP restructured its Bancolombia debt, thereby deferring principal payments until May 2024, at which point LLP will have 12 months to pay the deferred principal related to the debt.

The current interest rate environment in Colombia could result in further covenant breaches and require further covenant waivers from financial institutions. No assurance can be provided that any such waivers will be obtained. Any default by us under our existing credit agreements that is not waived by the applicable lenders could materially adversely impact our results of operations and financial position, make it more difficult to obtain future financing and adversely impact our investors and business prospects.

Our insurance coverage may not cover all the risks to which we may be exposed.

We carry insurance coverage for our properties against various risks, including general liability, earthquakes, floods and business interruption. We determine the type of coverage and the policy specifications and limits based on what we deem to be the risks associated with our ownership of properties and our business operations in specific markets. That coverage typically includes property damage and rental loss insurance resulting from perils such as fire, windstorm, flood, and commercial general liability insurance. We believe our insurance coverage contains the policy specifications and insured limits customarily carried by companies owning similar properties, and taking part in similar business activities in our industry in Costa Rica, Colombia and Peru.

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We believe our properties are adequately insured. Certain losses, however, including losses from floods, earthquakes, acts of war, acts of terrorism, riots, pandemics, pollution or environmental matters generally are not insured against or not fully insured against because it is not deemed economically feasible or prudent to do so. If an uninsured loss or a loss in excess of insured limits occurs with respect to one or more of our properties, we could experience a significant loss of capital invested and future revenues in these properties and could remain obligated under any recourse debt associated with the property.

Furthermore, we cannot be sure that the insurance companies will be able to continue to offer products with sufficient coverage at commercially reasonable rates. If we experience a loss that is uninsured or that exceeds insured limits with respect to one or more of our properties or if the insurance companies fail to meet their coverage commitments to us in the event of an insured loss, then we could lose the capital invested in the damaged properties, as well as the anticipated future revenues from those properties and, if there is recourse debt, then we would remain obligated for any financial obligations related to the properties. Any such losses or higher insurance costs could adversely affect our business, financial condition, results of operations and prospects.

A number of our investments are located in areas in Colombia, Costa Rica and Peru that are known to be subject to natural disasters, such as earthquakes. We generally carry earthquake insurance on our properties located in areas historically subject to seismic activity, subject to coverage limitations and deductibles.

Our tenants may default on their obligation to maintain insurance coverage.

Under the terms of our leases, our tenants are required to purchase and maintain general liability, inventory insurance coverage, as well as insurance coverage for their employees and visitors. If our tenants default on these obligations, we will be forced to purchase insurance coverage in their stead and to pursue action to obtain reimbursement from those tenants. These unanticipated costs and expenses could have an adverse impact on our business, financial condition, results of operations and prospects.

In Peru, for instance, our lease agreements typically provide that if a tenant does not purchase, acquire, maintain or renew the insurance policy or level of insurance required by the agreement, the parties must coordinate local and temporal insurance at the levels required. If local and temporal insurance coverage is not in place within five (5) business days from the date of the request, LLP may terminate its lease agreement with that tenant, in accordance with the provisions of Article 1430 of the Civil Code of Peru.

In addition, if our tenants fail to maintain sufficient or adequate insurance, we may be held liable for losses otherwise attributable to those tenants or their businesses, which losses may not be covered by our own insurance policies. However, some of our leases provide that in the event of any loss attributable to the tenant, the tenant shall be obliged to directly respond for all damages and harm that LLP or third parties may suffer. In the event of an occurrence at a property whose tenant has failed to purchase or maintain adequate insurance coverage or in respect of which we ourselves do not maintain insurance coverage, we may lose a significant portion of our capital investment in or our projected cash flows from that property while remaining obligated to service the debt for which that property served as collateral, either of which could have a material adverse effect on our business, financial condition, results of operations and prospects.

Our leases include certain provisions that may prove unenforceable.

All of our leases are governed by Colombian, Costa Rican, and Peruvian law, as applicable. While some of our leases provide that the tenant will not be entitled to rent withholding in the event of damage to or destruction of all or part of the relevant property (which are known as “hell or high water” provisions), under applicable law, the tenant will not accrue rent until repairs are made or may request a rent abatement equal to the percentage of the property that became damaged or destroyed. Our leases in Peru and Colombia do not include hell or high water provisions, and instead provide that in extraordinary situations, tenants may suspend rent payments for as long as the extraordinary situation results in the inability to use the leased property. Furthermore, if the extraordinary situation makes the use of the leased property permanently or definitively impossible, the tenant may invoke the termination of the contract. Additionally, some or all of our leases are subject to arbitration provisions. In those cases, we cannot give you any assurance as to whether an arbitrator in the applicable country would uphold the relevant provisions of our leases or find them unenforceable. In the latter event, our rental income would decrease and our business, financial condition, results of operations and prospects could be adversely affected.

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The value of our assets may suffer impairment losses that may adversely affect our results of operations.

We review the carrying amounts of our real estate assets on a regular basis to determine whether there is any indication that those assets have suffered an impairment loss. The determination as to the existence of impairment indicators is based on factors such as market conditions, tenant performance and legal structure. For example, the termination of a lease by a tenant may lead us to recognize an impairment loss through a third party valuation. We determine the value of our real estate assets based on the net present value of our future property net operating income and other revenues from or charges against those assets, divided by a determined discount rate determined by a third party appraiser. That discount rate may vary as a result of changes in interest rates and other market conditions over which have no control. The higher the discount rate, the lower the value of our assets. In 2022 and 2021 we recognized a gain on the revaluation of our properties of $3.5 million and $13.2 million, respectively.

If we determine that an impairment loss has occurred, we will adjust the net carrying value of the relevant property to account for that loss, which may materially and adversely affect the collateral provided to creditors (thereby requiring additional collateral to be provided) or our results of operations for the relevant reporting period and our business, financial condition, results of operations and prospects.

We are subject to risks related to the development of new properties, including due to an increase in construction costs and supply chain issues.

We are subject to risks related to our development and leasing activities that may adversely affect our results of operations and available cash flows, including, among others, the risk that:

●	we may not be able to lease space in our new properties at profitable prices;

●	we may abandon development opportunities and fail to capitalize on our investments in research and valuation in connection with those opportunities;

●	we may not be able to obtain or may experience delays in obtaining all of the requisite zoning, building, occupancy and other governmental permits and authorizations;

●	the feasibility studies for the development of new properties may prove incorrect once the development has commenced;

●	our business activities may not be as profitable as expected as a result of increased costs of land reserves;

●	actual costs of construction of a project may exceed our original estimates or the construction may not be completed on schedule, for example, as a result of delays attributable to contractual defaults, local climate conditions, nationwide or local strikes by construction workers or shortages of construction materials or electric power or fuel for our equipment, any of which would render the project less profitable or unprofitable;

●	we may be forced to incur additional costs to correct defects in construction design or that are demanded by our tenants; and

●	we may be held jointly liable for any underlying soil contamination on any of our properties with the party that caused that contamination, even if that contamination was not identifiable by us.

Any of these risks could give rise to material unanticipated delays or expenses and could in certain circumstances prevent the completion of our development or renovation projects once they have commenced, any of which could have a material adverse effect on our business, financial condition, results of operations and prospects.

Construction materials, labor, and other related expenses can fluctuate, impacting the overall cost of developing new properties. In Peru, for example, according to the Peruvian Chamber of Construction (CAPECO), construction costs in Peru increased by an average of 3.2% in 2020. Such cost increases can affect project budgets, profitability, and timelines. Regarding supply chain issues, Peru’s geography and transportation infrastructure can present challenges in procuring construction materials and equipment. Delays or disruptions in the supply chain, whether due to natural disasters, political unrest, or global events, can impact project timelines and increase costs. For instance, the El Niño phenomenon in 2017 caused severe flooding in Peru, leading to supply chain disruptions and construction delays.

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We may fail to maintain, obtain or renew or may experience material delays in obtaining requisite governmental or other approvals, licenses and permits for the conduct of our business.

We are subject to numerous governmental and local regulations and require various approvals, licenses, permits, concessions and certificates in the conduct of our business. We cannot assure you that we will not encounter significant problems in obtaining new or renewing existing approvals, licenses, permits, concessions and certificates required in the conduct of our business, or that we will continue to satisfy the current or new conditions to those approvals, licenses, permits, concessions and certificates that we currently have or may be granted in the future. There may also be delays on the part of regulatory and administrative bodies in reviewing our applications and granting approvals, which have become increasingly common since the beginning of the COVID-19 pandemic due to closures and/or reduced operations of public offices.

The implementation of new laws and regulations on environmental protection, health and safety-related matters in the jurisdictions in which we operate may create stricter requirements to comply with, including requirements relating to the demands of communities where the real estate is located. This could delay our ability to obtain the related approvals, licenses, permits, concessions and certificates, or could result in us not being able to obtain them at all. If previously obtained approvals, licenses, permits and certificates are revoked and/or if we fail to obtain and/or maintain the necessary approvals, licenses, permits, concessions and certificates required for the conduct of our business, we may be required to incur substantial costs or temporarily suspend or alter the operation of one or more of our properties, industrial parks, or projects in construction or any relevant component thereof, which could affect the general operation of these locations or our compliance with any leases at those locations, which in turn could have a material adverse effect on our business, financial condition, results of operations and prospects.

While we have not been subjected in the past to material civil, regulatory or criminal penalties resulting from untimely compliance or non-compliance with applicable laws and regulations, we could be subjected to civil, regulatory and criminal penalties that could materially and adversely affect the continued operation of our businesses, including: loss of required licenses to operate one or more of our locations, potential breach of our obligations under our lease agreements, significant fines or monetary penalties, or closing of our locations as a preventative measure. In addition, changes in these laws and regulations may restrict our existing operations, limit the expansion of our business and require operating changes that may be difficult or costly to implement.

We are subject to specific legal risks concerning the maintenance, acquisition, renewal, or delays in obtaining necessary governmental approvals, licenses, and permits for our business operations in the countries in which we operate. These risks are influenced by the legal framework and regulatory processes in the countries in which we operate. One significant risk is the potential failure to obtain or renew requisite approvals, licenses, and permits. This can arise due to changes in regulations, administrative processes, or compliance requirements. Specifically in Peru, businesses may need to obtain permits and licenses from various government entities, such as municipal authorities, environmental agencies, or specialized regulatory bodies, depending on the nature of their operations. Failure to obtain or renew these approvals in a timely manner can disrupt business activities and result in financial and legal consequences.

Our real estate assets may be subject to eminent domain and dispossession by the governments of the countries in which we operate for reasons of public interest and other reasons.

Our real estate assets may be subject to eminent domain and dispossession by the governments of the countries in which we operate for reasons of public interest and other reasons.

For example, the Colombian government could seize or expropriate our assets under certain circumstances for fair compensation. Pursuant to Articles 58 and 59 of the Colombian constitution, the government can exercise its eminent domain powers in respect of private property assets in the event such action is deemed by the Government to be required in order to protect public interests. According to Law 388 of 1997, eminent domain powers may be exercised through: (i) an ordinary eminent domain proceeding, or (ii) an administrative eminent domain. In all cases we would be entitled to a fair compensation for the expropriated assets. Also, as a general rule, compensation must be paid before the asset is effectively expropriated. However, the compensation may be lower than the price for which the expropriated asset could be sold in a free-market sale or the value of the asset as part of an ongoing business. The aforementioned Article 59 of the Colombian constitution establishes eminent domain for war reasons, which require that compensation be paid before eminent domain but can only be executed on a temporary basis.

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The Peruvian government could expropriate our assets, provided that the requirements set forth in Article 70 of the Political Constitution of Peru and Legislative Decree No. 1192, which approves the Framework Law on the Acquisition and Expropriation of Real Property, are met. These requirements include that the expropriation is based on grounds of national security or public necessity, authorized by express law of the Congress of the Peru in favor of the State; and carried out after payment of just compensation, which includes compensation for any potential damages. In some cases, the owner of the real estate asset subject to eminent domain can request a review of the appraisal value of the asset through arbitration or judicial means if there is a valid claim that the compensation offered does not amount to the market value of the asset. In the event of irregular eminent domain or confiscation of a company’s productive assets in Peru, an arbitration claim can be filed, provided there is an Investment Protection Treaty (which would allow, for example, arbitration claims before the ICSID or another arbitral institution). Alternatively, in cases of irregular eminent domain, parties whose assets are subject to eminent domain can file amparo actions for violation of the right to property, and if the judicial system does not provide a favorable resolution, parties may seek recourse with the Inter-American Human Rights System.

In Costa Rica, real estate assets may be subject to eminent domain by the government for proven and declared public interest. Pursuant to Costa Rican Expropriation Law, Law number 7495, the government has the authority to encumber an owner of the property’s constitutional right to private property through the prior payment of fair compensation. The expropriation procedure in Costa Rica commences with a declaration of public interest for the eminent domain. Upon notification to the owner, the government prepares an administrative valuation that the owner must either accept or reject. If the owner accepts, the agreed-upon payment is made, and the property is transferred to the government. If the owner does not accept the administrative valuation, the government must initiate a judicial eminent domain process, during which the fair price is examined. To initiate this judicial process, the government must deposit the amount determined in the administrative valuation, allowing the judge to order the government’s possession of the property. Simultaneously, a judicial valuation is conducted to review the price, and either party may request a third valuation. Once all valuations are completed, the judge issues a decision defining the fair price. Regardless of the outcome of the judicial valuations, the owner is paid the price determined in the administrative valuation. Consequently, the decision can either confirm the fair price or increase the property’s value.

If the government of any of the countries in which we operate seeks eminent domain of one or more of our properties, we may be subjected to unexpected legal fees and/or the ultimate loss of one or more of our properties at a price less than we could have obtained for it in the open market, which in turn could have a material adverse effect on our business, financial condition, results of operations and prospects.

We may acquire properties and companies that involve risks that could adversely affect our business and financial condition.

We have acquired properties and will continue to acquire properties through the direct acquisition of real estate or the acquisition of entities that own real estate. The acquisition of properties involves risks, including the risk that the acquired property will not perform as anticipated, that any actual costs for rehabilitation, repositioning, renovation and improvements identified in the pre-acquisition due diligence process will exceed estimates, or that any such contingencies are not indemnifiable. When we acquire properties, we may face risks associated with a lack of market knowledge or understanding of the local economy, forging new business relationships in the area and unfamiliarity with local government and permitting procedures. Additionally, there is, and it is expected there will continue to be, significant competition for properties that meet our investment criteria as well as risks associated with obtaining financing for acquisition activities. The acquired properties or entities may be subject to liabilities, including tax liabilities, which may be without any recourse, or with only limited recourse, with respect to unknown liabilities. As a result, if a liability were asserted against us based on our new ownership of any of these entities or properties, then we may have to pay substantial sums to settle it.

We may be unable to integrate the operations of newly acquired companies and realize the anticipated synergies and other benefits or do so within the anticipated timeframe. Potential difficulties we may encounter in the integration process include: (i) the inability to dispose of assets or operations that are outside of our area of and unforeseen increased expenses, delays or regulatory conditions associated with these transactions; and (iii) performance shortfalls as a result of the diversion of management’s attention caused by completing these transactions and integrating the companies’ operations.

Delays or an increase in costs in the construction of new buildings or improvements could have an adverse effect on our business, financial condition, results of operations and prospects, including due to supply chain issues.

Delays or an increase in costs in the construction of new buildings or improvements to our existing properties could have an adverse effect on our business, financial condition, results of operations and prospects. The engineering, design and construction phases of new projects typically require nine to twelve months, and improvements to existing properties typically require one to three months. If we experience engineering, design or construction delays as a result of our vendors’ failure to meet their obligations or otherwise, we may not be able to deliver our new projects or tenant improvements at existing properties on schedule and will not receive rental income from those properties in the meantime. Accordingly, any such delay could affect our reputation and have a material adverse effect on our business, financial condition, results of operations and prospects. In addition, some of our leases may provide for penalties for every day that we fail to deliver the property. If this were to occur, we may be able to pass on these liabilities to our contractors, but we can provide no assurance that we will be able to do so. If we are unable to pass on to our contractors the costs associated with construction delays, our business, financial condition, results of operations and prospects may be materially adversely affected.

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We rely on an extensive network of suppliers around the world that produce and deliver the materials we require for construction of new buildings or improvements. Our results are, therefore, impacted by current global supply constraints that have led to increased lead times, backordered products and scarcity.

We may be subject to claims for construction defects or other similar actions in connection with our lease management business.

In our capacity as lease managers, we retain independent contractors to provide engineering, construction and project management services for our properties, and oversee their performance. We cannot give any assurance that we will not be subject to claims for construction defects or other similar actions, even if those defects are not attributable to us. An adverse outcome in any claim or litigation arising from construction defects or property management issues could have a material adverse effect on our business, financial condition, results of operations and prospects.

We are dependent on key personnel. The loss of one or more members of our management team, including our Chief Executive Officer, could have a material adverse effect on our operations.

Our continuing success is attributable to a significant degree to the efforts of our management team, including our Chief Executive Officer, Esteban Saldarriaga. Our Chief Executive Officer and other members of our management team have favorable reputations in the real estate industry at both the national and regional level. Our Chief Executive Officer is responsible, to a significant degree, for attracting new business opportunities and leading negotiations with lenders, potential joint venture partners and large institutional clients. The loss of our Chief Executive Officer or any or all of the other members of our management team, including our Chief Financial Officer, regional acquisition manager, and country managers in Colombia, Costa Rica and Peru, for any reason, their inability to remain in their current positions or our inability to replace them, could have a material adverse effect on our business, financial condition, results of operations and prospects and a negative impact on our business relationships with our lenders and clients.

In addition, the experience and skill of certain members of our management team has proven critical in identifying and attracting local clients and opportunities. We consider especially relevant the relationships of our officers in the countries and regions in which we operate. As we continue to grow, our success will depend to a significant extent on our ability to recruit and retain qualified personnel in all areas of business and we can provide no assurance that we will be able to do so. Our ability to retain senior management as well as experienced personnel will in part depend on our having in place appropriate staff remuneration and incentive schemes. The remuneration and incentive schemes we have in place may not be sufficient for retaining the services of our experienced personnel.

We are focused on a single business segment. Any negative impact on the industrial real estate industry could have a material adverse effect on our business, financial condition, results of operations and prospects.

Our corporate purpose consists of holding shares in companies engaged in the development, acquisition, leasing, management and financing of modern, efficient and sustainable logistics parks.

To the extent that this particular sector is negatively impacted, all of our operations and our business may be negatively impacted as well. Further, within the industrial segment, we focus on premium assets (Class A). This may present a risk to the extent that it narrows our target market, and therefore a decrease in demand in this market may affect our growth. Focusing our operations in a single business segment could have a material adverse effect on our business, financial condition, results of operations and prospects.

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Increases in the prices of energy, raw materials, equipment or wages, including due to inflation, could increase our development and operating costs.

Our business is significantly exposed to the price of energy, raw materials and components, including, among others, the price of cement and steel, as well as the price of purchasing or leasing equipment. Certain inputs used by us in our operations are susceptible to significant fluctuations in prices, over which we may have little control. The prices of some of these inputs are affected to a significant extent by the prices of commodities, such as oil and steel. Global oil prices decreased in 2018, increased in 2019, declined significantly in 2020 as a result of the COVID-19 pandemic but reached pre-COVID-19 levels by the end of 2020, increased in 2021 due to supply shocks and the resurgence of demand, and, more recently, rose sharply in early 2022 due to the conflict between Ukraine and Russia.

We cannot assure you that the prices of relevant commodities or inputs will decrease in the future. Substantial increases in the prices of those commodities generally result in increases in our suppliers’ or contractors’ operating costs and, consequently, lead to increases in the prices they charge for their products or services. In addition, growing demand for labor, especially when coupled with a globalized shortage of qualified labor, may result in significant wage inflation. To the extent that we are unable to pass along to our clients increases in the prices of our key inputs or increases in the wages that we must pay, our cost of development could be materially adversely impacted.

In the countries in which we operate, energy prices have experienced fluctuations due to changes in global oil prices and domestic energy policies. The Peruvian government, for example, has implemented measures to reduce energy subsidies, leading to potential increases in electricity costs for businesses. The prices of raw materials in the countries in which we operate can also be influenced by global market trends, supply and demand dynamics, and import/export regulations. Fluctuations in commodity prices, such as metals, construction materials, or agricultural products, can impact production costs and overall development expenses.

Similarly, equipment costs in the countries in which we operate can be subject to changes due to factors such as currency exchange rates, import tariffs, and technological advancements. For instance, fluctuations in the foreign currencies against major currencies can impact the cost of imported machinery and equipment. Wage increases can occur due to changes in labor laws, collective bargaining agreements, or market competition for skilled labor.

While most of our leases include inflation related adjustments, these are not a perfect hedge for inflation, so our operating costs are also affected by inflation in the countries in which we operate.

Our business and operations could suffer in the event of system failures or cyber security attacks.

Despite system redundancy, the implementation of security measures and the existence of a disaster recovery plan for our internal and hosted information technology systems, our systems are vulnerable to damages from any number of sources, including energy blackouts, natural disasters, terrorism, war, telecommunication failures and cyber security attacks, such as malware, ransomware, or unauthorized access. Any system failure or accident that causes interruptions in our operations could result in a material disruption to our business. We may incur additional costs to remedy damages caused by those disruptions. Third-party security events at vendors, sub-processors, and service providers could also impact our data and operations via unauthorized access to information or disruption of services which may ultimately result in financial losses. Despite training, detection systems and response procedures, an increase in email attacks (phishing and business email compromise) may create disruption to our business and financial risk.

The growing frequency of attempted cybersecurity attacks may lead to increased costs to protect us and respond to any events, including additional personnel, consultants and protection technologies. Any compromise of our security could result in a violation of applicable privacy and other laws, unauthorized access to information of ours and others, significant legal and financial exposure, damage to our reputation, loss or misuse of the information and a loss of confidence in our security measures, which could harm our business. Additionally, remediation costs for security events may not be covered by our insurance.

We have identified material weaknesses in our internal controls. If we are unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.

Prior to this offering, we have been publicly registered in Colombia and not subject to the financial reporting requirements of the SEC and have not had the accounting personnel and other resources required for SEC financial reporting purposes and to monitor such work while maintaining appropriate segregation of duties. Effective internal control over financial reporting is necessary for us to provide reliable financial reports and, together with adequate disclosure control and procedures, are designed to prevent fraud. In the course of preparing our consolidated financial statements, we identified material weaknesses in our internal control over financial reporting. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our company’s annual or interim financial statements will not be prevented or detected on a timely basis.

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As a result of the issues described above, deficiencies were identified, that either individually or in the aggregate, resulted in the identification of material weaknesses related to each component of the Internal Control — Integrated Framework (2013 Framework) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) framework, including control environment, risk assessment, control activities, information and communication, and monitoring activities. The material weaknesses, have led to the material misstatement and subsequent restatement of our consolidated financial statements for the years ended December 31, 2021 and 2022, and if not remediated timely may lead to material misstatements in the future. Following the identification of the material weaknesses, we have taken and plan to continue to take remedial measures. We cannot assure you, however, that these measures will fully address these material weaknesses in our internal control over financial reporting or that we will not identify additional material weaknesses or significant deficiencies in the future.

To remediate our identified material weaknesses, we have adopted and intend to adopt several measures intended to improve our internal control over financial reporting. These measures include strengthening our finance, operations and information technology teams, and implementation of further policies, processes and internal controls relating to our financial reporting. Specifically, our planned remediation efforts include the following:

●	establishing controls to identify, assess, and respond to risks of material misstatement and working to formalize internal control processes and documentation;

●	strengthening supervisory reviews by our management in charge of financial issues;

●	hiring additional qualified accounting and finance personnel and engaging financial consultants to enable the implementation of internal control over financial reporting and to segregate duties amongst our accounting and finance personnel;

●	improving our accounting systems and implementing information technology general controls; and

●	engaging third parties as required to assist with technical accounting, application of new accounting standards, tax matters, valuations of investment properties, and ESG sustainability metrics, among other matters.

We are committed to maintaining a strong internal control environment, and we expect to continue our efforts to ensure the material weaknesses described above and all control deficiencies are remediated. However, these material weaknesses cannot be considered remediated until the applicable remedial controls operate for a sufficient period of time and management has concluded, through testing, that these controls are operating effectively. There is no assurance that we will be able to remediate the material weaknesses in a timely manner or that in the future additional material weaknesses will not exist or otherwise be discovered. If we are not able to remediate these material weaknesses, we may not be able to manage our business effectively or accurately report our financial performance on a timely basis, which could adversely affect our business, financial condition, results of operations and prospects.

Complications in relationships with local communities may adversely affect our business continuity, reputation, liquidity, and results of operations.

We make significant efforts to maintain good long-term relationships and continuous communication with local and neighboring communities where we operate or build, including indigenous communities that previously held real estate in the regions where we operate. However, there can be no assurance that we have obtained or will obtain all permits claimed by those communities or that those communities will not have or will not develop interests or objectives which are different from, or even in conflict with, our objectives, which could result in legal or administrative proceedings, civil unrest, protests, negative media coverage, direct action or campaigns, including, but not limited to, requests for the government to revoke or deny our concessions, licenses or other permits to operate. Any such events could cause delays or disruptions in our operations, result in operational restrictions or higher costs, or cause reputational damage, which could materially and adversely affect our business, reputation, liquidity and results of operations.

In the industrial and logistics real estate sector in the countries in which we operate, complications arising from relationships with local communities can have adverse effects on business continuity, reputation, liquidity, and results of operations. These complications are particularly relevant due to the nature of industrial and logistics projects and their potential impact on surrounding communities. Engaging with local communities is crucial for industrial and logistics real estate projects, as they often involve land acquisition, construction, and ongoing operations that can affect nearby communities. Concerns related to environmental impact, land rights, noise pollution, traffic congestion, and socio-economic benefits can significantly influence project development and operations in Peru.

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Adverse impacts on business continuity in the countries in which we operate can arise from community opposition, protests, or legal challenges that disrupt project timelines and operations. Delays or interruptions in construction or operational activities can have financial implications and impact overall project success. Reputation is vital in the industrial and logistics real estate sector, and negative perceptions or conflicts with local communities can harm a company’s image and credibility. Negative publicity, social media backlash, or reputational damage can deter potential tenants or investors and affect long-term business prospects.

Our operations are subject to foreign exchange fluctuations.

Exchange rate fluctuations could adversely affect the economies of the countries in which we operate, and therefore, our results of operations. For example, the revenues, costs and expenses of our operations in Colombia are denominated in local currency (Colombian peso). Therefore, a material devaluation of the Colombian peso against the U.S. Dollar may affect the profitability of projects, and consequently, our business, financial conditions and results of operations. Additionally, fluctuations of the Costa Rican colon can affect our tax expenses. Exchange fluctuations can also have significant implications for businesses operating in Peru due to the country’s dependence on international trade and exposure to global economic conditions. Peru’s currency, the Peruvian Sol (PEN), is subject to fluctuations against major foreign currencies such as the US Dollar and the Euro. Foreign exchange fluctuations can impact our cost of financing and debt repayment. If the foreign currencies weaken against the currency in which our debts are denominated, it can increase the repayment amount, potentially affecting cash flow and financial stability.

We cannot assure you that any measures taken by the governments in the countries in which we operate would be sufficient to control any resulting fiscal or exchange imbalances.

Our hedging of foreign currency and interest rate risk may not effectively limit our exposure to these risks.

We may attempt to mitigate our risk by borrowing in the currencies in which we have significant investments thereby providing a natural hedge. We may also enter into derivative financial instruments that we designate as net investment hedges, as these amounts offset the translation adjustments on the underlying net assets of our foreign investments. Although we attempt to mitigate the potential adverse effects of changes in foreign currency rates there can be no assurance that those attempts will be successful. In addition, we occasionally may use interest rate swap contracts to manage interest rate risk and limit the impact of future interest rate changes on earnings and cash flows. As of September 30, 2023, none of our indebtedness was hedged with interest rate hedge contracts.

Hedging arrangements involve risks, such as the risk of fluctuation in the relative value of the foreign currency or interest rates and the risk that counterparties may fail to honor their obligations under these arrangements. The funds required to settle those arrangements could be significant depending on the stability and movement of the hedged foreign currency or the size of the underlying financing and the applicable interest rates at the time of the breakage. The failure to hedge effectively against foreign exchange changes or interest rate changes may adversely affect our business.

We are subject to fluctuations in interest rates.

Fluctuations in interest rates present a risk for the development of new projects and therefore the growth rate of our business, to the extent that substantial increases in interest rates may affect the profitability of our investment opportunities, including financing of the development or acquisition of properties. We cannot assure you that interest rates will remain stable in the countries in which we operate. Any substantial increase in the interest rates could negatively affect our business and financial condition.

Fluctuations in interest rates globally can affect the following aspects of our operations. An increase in interest rates increases the cost of borrowing for real estate projects. Higher interest rates increase borrowing costs, potentially affecting project profitability and cash flow. This can impact our ability to finance new projects or expansions. Fluctuations in interest rates can influence investment decisions in the industrial and logistics real estate sector. Higher interest rates make borrowing less attractive, potentially impacting the feasibility of new projects or expansions. This can affect our ability to pursue growth opportunities in the market. Our existing loan portfolio is adversely affected by increases in interest rates and has and could continue to reduce cash flow available for operations, investment opportunities and debt service requirements.

Moreover, if interest rates increase, then so would the interest expense on our unhedged variable rate debt, which would adversely affect our business, financial condition, results of operations and prospects. As of September 30, 2023 and December 31, 2022, 0% of our outstanding indebtedness bore fixed interest rates. In addition, we refinance fixed rate debt at times when we believe rates and terms are appropriate. Our efforts to manage these exposures may not be successful. Developing an effective interest rate risk strategy is complex and no strategy can completely insulate us from risks associated with interest rate fluctuations. There can be no assurance that our hedging activities will have the desired beneficial impact on our business, financial condition, results of operations and prospects. Termination of interest rate hedge contracts typically involves costs, such as transaction fees or breakage costs.

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Risks Relating to Regulatory, Legal and Tax Factors Affecting LLP

We are subject to governmental regulations.

We are subject to laws, ordinances and regulations relating to, among other things, taxes, environmental matters, labor, equal opportunity, construction, occupational health and safety, civil and consumer protection and general building and zoning requirements in the various jurisdictions in which we operate.

We are subject to labor, health, construction/building and safety regulations in the various jurisdictions in which we operate, and may be exposed to liabilities and potential costs for lack of compliance.

We are subject to labor, health, construction/building and safety laws and regulations in the various jurisdictions in which we operate that govern, among other things, the relationship between us and our employees, and the health and safety of our employees. If an adverse final decision that we violated any labor or health and safety laws is issued, we may be exposed to penalties and sanctions, including the payment of fines.

For instance, under Peruvian law, these fines might be remitted to the Labor Authority, the amount being contingent on the severity of the violation and the number of affected employees. Additionally, there may be a legal obligation to provide compensation to the injured employee, the quantum of which would be determined by the court. Furthermore, the company could face a temporary shutdown lasting up to 30 calendar days. Moreover, the legal representative of the company could be subject to prosecution for the offense of “Attempt against safety and health conditions at work” potentially resulting in a prison sentence ranging from one to four years. In cases where an employee suffers fatal injuries, the prison sentence would be not less than four nor more than eight years; for serious injuries, the prison term would range from three to six years.

Our operations are subject to a large number of environmental laws and regulations, and our failure to comply with any such laws and regulations may give rise to liability and result in significant additional costs and expenses, which may materially and adversely affect our financial condition.

Our operations and properties are subject to statutory laws and regulations in the countries in which we operate relating to the protection of the environment and the use of natural resources.

We anticipate that the regulation of our business operations under Colombian, Costa Rican and Peruvian federal, state and local environmental laws will increase and become more stringent over time. We cannot predict the effect that the enactment of additional environmental laws, regulations or official standards would have on our cash flows, costs for compliance, capital requirements or liabilities relating to damages claims, business, financial condition, results of operations and prospects.

In addition, applicable environmental laws and regulations with respect to responsibility for remediation differs in the different countries in which we operate. In Costa Rica, for example, unless some type of direct liability can be attributed to LLP, the tenant would be responsible for assuming the totality of the remediation costs. However, according to applicable environmental laws and regulations in Peru and Colombia, we are jointly and severally liable with our tenants for the costs of remediation of soil pollution, even if the pollution was caused by the tenant. While our leases provide that the tenant is liable for the cost of any remediation actions, we can give no assurance that tenants would meet their obligations. If any of our tenants were to pollute the soil of our properties and fail to take remediation action or pay for the cost thereof, we would be required to undertake the remediation ourselves and could be held liable for any damages, which could materially and adversely affect our business, financial condition, results of operations and prospects.

Additionally, requirements and efforts to address climate change through statutory laws requiring the reductions in greenhouse gas emissions, or GHG emissions, may lead to economic risks and uncertainty for our business. These risks could include costs to process and obtain permits, additional taxes, as well as of the installation of equipment necessary to reduce emissions to meet new GHG limits or other required technology standards. Given the uncertain nature of current and future legal and regulatory requirements for GHG emissions at local and international levels, it is not possible to predict the impact on operations or financial position, or to make reasonable forecasts of potential costs that may result from those requirements.

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Peruvian environmental legislation establishes specific requirements for the development and operation of industrial and logistics real estate projects. These requirements include obtaining environmental permits and licenses, conducting environmental impact assessments, proper management of waste and wastewater, among others. Non-compliance with these laws and regulations can lead to administrative penalties such as fines and temporary or permanent closure of facilities. Additionally, affected parties may file civil lawsuits for damages, resulting in significant legal costs. It is important to note that environmental legislation in Peru is constantly evolving and being updated. Therefore, it is crucial for companies in the industrial and logistics real estate sector to stay updated on legal requirements and ensure proper compliance.

We are exposed to the potential impacts of future climate change and could be required to implement new or stricter regulations, which may result in unanticipated losses that could affect our business and financial condition.

We are exposed to potential physical risks from possible future changes in climate. Our properties may be exposed to rare catastrophic weather events, such as severe storms, drought, earthquakes, floods, wildfires or other extreme weather events. If the frequency of extreme weather events increases, our exposure to these events could increase and could impact our tenants’ operations and their ability to pay rent. We carry comprehensive insurance coverage to mitigate our casualty risk, in amounts and of a kind that we believe are appropriate for the markets where each of our properties and their business operations are located given climate change risk.

We may be adversely impacted as a real estate owner, developer and manager in the future by potential impacts to the supply chain or stricter energy efficiency standards or greenhouse gas regulations for the commercial building sectors. Compliance with new laws or regulations relating to climate change, including compliance with “green” building codes, may require us to make improvements to our existing properties or result in increased operating costs that we may not be able to effectively pass on to our tenants. Any such laws or regulations could also impose substantial costs on our tenants, thereby impacting the financial condition of our tenants and their ability to meet their lease obligations and to lease or re-lease our properties. We cannot give any assurance that other such conditions do not exist or may not arise in the future. The potential impacts of future climate change on our real estate properties could adversely affect our ability to lease, develop or sell those properties or to borrow using those properties as collateral and may impact our business, financial condition, results of operations and prospects.

In addition to the risks identified above arising from actual or potential statutory and regulatory controls, severe weather, rising seas, higher temperatures and other effects that may be attributable to climate change may impact any manufacturing sector in terms of direct costs (e.g., property damage and disruption to operations) and indirect costs (e.g., disruption to customers and suppliers and higher insurance premiums). To the extent that those conditions negatively affect our operations, they could have a material adverse effect on our business, financial condition, results of operations and prospects.

Peru, for instance, has taken steps to address climate change through various policies and legislation. Colombia, Costa Rica and Peru have ratified the Paris Agreement and have set targets for reducing greenhouse gas emissions. Additionally, the countries in which we operate implemented measures to promote sustainable development and resilience in the face of climate change impacts. While specific data on the potential losses or impacts related to future climate change in the industrial and logistics real estate sector in these countries may not be readily available, there are potential risks and uncertainties associated with climate change. This includes the possibility of stricter regulations, increased costs for adaptation and mitigation measures, and potential disruptions to operations due to extreme weather events or changing market dynamics.

Our real estate taxes could increase as a result of changes in the real estate tax rate or a revaluation, which could adversely affect our cash flows.

We have an obligation to pay state and local taxes in respect of each of our real estate assets. Such real estate taxes may increase as a result of the change in the tax regime, the applicable tax rate or as a result of the valuation or revaluation of our real estate assets by the tax authorities in each of the countries in which we operate. Therefore, the real estate tax amount to be paid in the future may differ from the real estate tax amount paid in the past. If such real estate tax amounts increase, it could adversely affect our financial condition, results of operations and cash flow.

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The tax legislation in Peru, for example, specifically designates the property tax as the exclusive tax associated with the ownership of real estate assets. Nevertheless, there exists a fiscal implication within the framework of income tax that becomes relevant when considering a potential property sale.

In Peru, we are required to make property tax payments for each of our real estate holdings. The property tax rates may undergo adjustments due to changes in the tax regime, but it should not change based on the tax authority’s valuation or revaluation of our real estate assets in Peru.

Furthermore, a newly introduced tax called “Participation in the Increase in Land Value” exists. This tax is triggered by positive externalities that affect properties, resulting from some factors such as development projects, investments in public infrastructure, and others. However, there is an ongoing debate surrounding the application of this tax, primarily due to concerns about potential violations of constitutional tax rights.

Changes in tax laws, incentives, benefits and regulations may adversely affect us.

Changes in tax laws, regulations, related interpretations and tax accounting standards in Colombia, Costa Rica, Peru, or other countries in which we may operate in the future may result in a higher tax rate on our earnings, which may significantly reduce our profits and cash flows from operations. However, it is not possible to precisely predict if and how potential changes may affect our business, but one or more states or municipalities, the federal government in the countries in which we operate or other countries may seek to challenge the taxation or procedures applied to our transactions, and could impose taxes or additional reporting, record-keeping or indirect tax collection obligations on our business. New taxes could also require us to incur substantial costs to collect and remit taxes. For example, in Colombia, the latest tax reform was approved in the Colombian Congress, which increased the capital gain tax from 10% to 15%.

In Costa Rica, the 2019 tax reform introduced a dual system of taxation for capital gains and income derived from the use of rights or derived from the disposition of or the leasing of real estate property. These changes in the taxation system may affect taxation of local operations. Under the approved changes made by the Costa Rican Congress in 2019, taxpayers may be subject to either a 30% or 15% tax rate depending on whether the income is derived or related to regular lucrative activities. Some uncertainties remain regarding the interpretation of the applicable rates due to the lack of jurisprudence or administrative criteria. Moreover, the taxation base capital gains were broadened to include any capital gains resulting from changes on the taxpayer patrimony. Previously, the indicated tax reform capital gains were only subject to taxation if they were part of a commercial activity or derived from depreciable assets. In Colombia, a tax reform approved by the Colombian Congress in December 2022 increased capital gain tax from 10% to 15% and also implemented a new tax of 3% on value assets over COP 2.107.000.000 when selling the asset, as a contribution.

In Peru, beginning in 2023, buildings and constructions can be depreciated at a maximum annual rate of 33.33% for income tax purposes, subject to specific conditions. Another reform was the recent implementation of the “Participation in the Increase in Land Value” tax by the Peruvian government. This tax is implemented in response to positive externalities that impact properties, arising from factors such as development projects, investments in public infrastructure, among others.

We cannot guarantee that any tax benefits we rely on will remain in place or that we will continue to qualify for them. If certain tax incentives are not retained or renewed, our profits may decline.

Labor activism and unrest, or failure to maintain satisfactory labor relations, could adversely affect our results of operations.

Labor activism and unrest may adversely affect our operations and thereby adversely affect our business, liquidity, financial condition, results of operations and prospects. Although we have not been affected by any significant labor disputes in the past, we cannot assure you that we will not experience labor unrest, activism, disputes or actions in the future, including as a result of labor laws and regulations that have recently been enacted or that could come into effect in the future, some of which may be significant and could adversely affect our business, liquidity, financial condition, results of operations and prospects.

For instance, as of today in Peru, there is an ongoing debate in Congress that requires a second voting round to approve modifications in labor hours. These proposed changes encompass a revised method for calculating the night shift and the starting time of the workday.

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We are or may become subject to legal and administrative proceedings or government investigations, which could harm our business and our reputation.

From time to time, we have been and in the future may become involved in litigation, investigations and other legal or administrative proceedings relating to claims arising from our operations, either in the normal course of business or not, or arising from violations or alleged violations of laws, regulations or acts. These may include, for example, tax assessments, claims relating to employee or employment matters, intellectual property matters, regulatory matters, contract, advertising and other claims, including proceedings with probable, possible and remote risks of loss.

In Peru, LLP has occasionally been a party to, and may also be in the future, party to administrative proceedings related to compliance with regulations on the protection of trademarks, notices, trade names, logos, and, in general, any distinctive sign owned by the company (Legislative Decree 1075, which approves Complementary Provisions to Decision 486 of the Andean Community Commission establishing the Common Regime on Industrial Property). Similarly, in the normal course of business, LLP may be affected by advertising practices that damage the company’s reputation, i.e., behaviors that qualify as acts of unfair competition, in accordance with the regulations set forth in Legislative Decree 1044, Unfair Competition Repression Act.

Our provisions are recorded pursuant to accounting rules, based on an individual analysis of each contingency by our internal and external legal counsel. We constitute provisions for proceedings that our external counsel evaluates as having a probable risk of loss. In cases where unfavorable decisions in claims involve substantial amounts, or if the actual losses are significantly higher than the provisions constituted, the aggregate cost of unfavorable decisions could have a significantly adverse effect on both our financial condition and operating results. Moreover, our management may be forced to dedicate time and attention to defend against these claims, which could prevent it from concentrating on our core business. Therefore, we cannot assure you that these or any of our other regulatory matters and legal proceedings, including any that may arise in the future, will not harm our reputation or materially affect our ability to conduct our business in the manner that we expect or otherwise materially adversely affect us should an unfavorable ruling occur, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

As of September 30, 2023 and December 31, 2022, we provisioned $0.3 million to legal proceedings to which we were a party. Legal proceedings are inherently unpredictable and subject to significant uncertainties. If one or more legal proceedings in which we are currently involved or may come to be involved were to result in a judgment against us in any reporting period for amounts that exceeded our management’s expectations, the impact on our results of operations or financial condition for that reporting period could be material.

We are subject to anti-corruption, anti-bribery, anti-money laundering and antitrust laws and regulations in the countries in which we operate, and any violation of any such laws or regulations could have a material adverse impact on our reputation, financial condition and results of operations.

We are subject to anti-corruption, anti-bribery, anti-money laundering, antitrust and other international laws and regulations and are required to comply with the applicable laws and regulations in Colombia, Costa Rica Peru, and similar laws and regulations.

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Specifically in Peru, LLP is obligated to comply with the measures established in Legislative Decree 1034, the Anti-Competitive Practices Repression Act, whose primary objective is to penalize anticompetitive behaviors in order to promote economic efficiency in markets for the benefit of consumers. Additionally, the company must align its actions and business operations with the guidelines outlined in Law 29038, which incorporates the Financial Intelligence Unit of Peru (UIF-PERU) into the Superintendence of Banking, Insurance, and Private Pension Fund Administrators. This law also establishes duties related to the preparation of information reports for companies falling under its scope of application. Although we have implemented policies and procedures, which include training certain groups of our employees, seeking to ensure compliance with anti-corruption and related laws, there can be no assurance that our internal policies and procedures will be sufficient to prevent or detect all inappropriate practices, fraud or violations of law by our affiliates, employees, directors, officers, partners, agents and service providers or that any such persons will not take actions in violation of our policies and procedures. If we fail to fully comply with applicable laws and regulations, the relevant government authorities in the countries in which we operate may have the power and authority to investigate us and, if necessary, impose fines, penalties and remedies, which could cause us to lose clients, suppliers and access to debt and capital markets. Any violations by us, or the third parties we transact with, of anti-bribery, anti-corruption, anti-money laundering, antitrust and international trade laws or regulations could have a material adverse effect on our business, financial condition, results of operations and prospects.

Changes in government policies and actions, as well as judicial decisions in the countries where we operate, could significantly affect the local economy and, as a result, our results of operations and financial condition.

Our results of operations and financial condition may be adversely affected by changes in governmental policies and actions, and judicial decisions, involving a broad range of matters, including interest rates, fees, exchange rates, exchange controls, inflation rates, taxation, banking and pension fund regulations and other political or economic developments affecting Colombia, Costa Rica, and Peru. The governments in the countries in which we operate have historically exercised substantial influence over their economies, and their policies are likely to continue to have a significant effect on companies, including us.

Moreover, regulatory uncertainty, public dialogue on reforms in Colombia, Peru and Costa Rica and other countries where we may operate, or the approval of reforms, may be disruptive to our business or the economy and may result in a material and adverse effect on our financial condition and results of operations.

Specifically, Peru’s legal framework for real estate is subject to government policies and actions that shape the business environment. Changes in regulations, tax policies, land use planning, or investment incentives can directly influence the operations and profitability of industrial and logistics real estate companies. Additionally, judicial decisions can have implications for the sector. Court rulings related to land ownership, property rights, contractual disputes, or environmental issues can impact the development and operation of real estate projects, potentially leading to financial losses or delays.

Furthermore, understanding the political and legal landscape, including the stability of institutions and the rule of law, is crucial for companies operating in the real estate sector in Peru. Changes in government administrations, shifts in policy priorities, or uncertainties in the legal system can introduce risks that may affect the overall economic environment and, consequently, the financial performance of businesses.

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EXTRAORDINARY GENERAL MEETING OF THE SHAREHOLDERS

General

TWOA is furnishing this proxy statement/prospectus to its shareholders as part of the solicitation of proxies by the TWOA Board for use at the Extraordinary General Meeting to be held on                 , 2024, and at any postponements or adjournments thereof. This proxy statement/prospectus is first being furnished to TWOA’s shareholders on or about                           , 2024 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides TWOA’s shareholders with information they need to know to be able to vote or instruct their vote to be cast at the Extraordinary General Meeting.

Date, Time and Place of Extraordinary General Meeting

The Extraordinary General Meeting will be held at 10:00 a.m., Eastern Time, on                    , 2024, or at such other time, on such other date and at such other place to which the meeting may be adjourned or postponed, at the offices of Ellenoff Grossman & Schole LLP at 1345 Avenue of the Americas, 11th Floor, New York, New York 10105 to consider and vote upon the proposals to be submitted to the Extraordinary General Meeting, including if necessary or desirable, the Adjournment Proposal.

Attending and Voting at the Extraordinary General Meeting

As a registered shareholder, you received a proxy card from Continental. The form contains instructions on attending the Extraordinary General Meeting, along with your control number. You will need your control number for access. If you do not have your control number, contact Continental at the phone number or e-mail address below. Continental support contact information is as follows: 917-262-2373, or email proxy@continentalstock.com.

Beneficial investors, who own their investments through a bank or broker, will need to contact Continental to receive a control number. If you plan to vote at the Extraordinary General Meeting, you will need to have a legal proxy from your bank or broker or if you would like to join and not vote Continental will issue you a guest control number with proof of ownership. Either way you must contact Continental for specific instructions on how to receive the control number. We can be contacted at the number or email address above. Please allow up to 72 hours prior to the Extraordinary General Meeting for processing your control number. You can attend the Extraordinary General Meeting at the offices of Ellenoff Grossman & Schole LLP at 1345 Avenue of the Americas, 11th Floor, New York, New York 10105.

Purpose of the Extraordinary General Meeting

At the Extraordinary General Meeting, TWOA is asking holders of its Ordinary Shares:

●	To consider and vote upon the Business Combination Proposal. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

●	To consider and vote upon the Cayman Merger Proposal. A copy of the Plan of Merger is attached to this proxy statement/prospectus as Annex B.

●	To consider and vote upon the Organizational Documents Proposal. A copy of the Proposed Charter is attached to this proxy statement/prospectus as Annex C.

●	To consider and vote upon the NYSE Proposal.

●	To consider and vote upon the Incentive Plan Proposal. A copy of the Logistic Properties of the Americas Equity Incentive Plan is attached to this proxy statement/prospectus as Annex D.

●	To consider and vote upon the Adjournment Proposal, if presented at the Extraordinary General Meeting.

Each of the Business Combination Proposal, the Cayman Merger Proposal, the NYSE Proposal, the Incentive Plan Proposal and the Director Election Proposal is conditioned on the approval of all other proposals, except for the Organizational Documents Proposal and the Adjournment Proposal. The Organizational Documents Proposal is conditioned on the approval of the Business Combination Proposal, the Cayman Merger Proposal, the NYSE Proposal, the Incentive Plan Proposal and the Director Election Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal.

Marshall & Stevens Opinion

On July 11, 2023, TWOA engaged Marshall & Stevens to evaluate for the benefit of, and to advise, the TWOA Board in connection with the Merger Consideration to be paid by the TWOA in the Business Combination.

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Subject to various agreed procedures, terms, conditions, assumptions, qualifications and limitations, Marshall & Stevens rendered its formal written opinion, which we refer to as the “Marshall & Stevens Opinion,” that the consideration to be paid by TWOA in the Business Combination is fair, from a financial point of view, to TWOA.

All descriptions of and disclosures concerning the Marshall & Stevens Opinion are qualified in their entirety by reference to the specific text of the Marshall & Stevens Opinion, a copy of which is included as Annex E to this proxy statement/prospectus. As provided in its contract with TWOA (the “M&S Contract”), Marshall & Stevens’ opinion was issued solely to the TWOA Board to assist it in determining whether or not to proceed with the Business Combination and whether or not to recommend the Business Combination for approval of the shareholders of TWOA. Marshall & Stevens was not engaged to provide its opinion to any other person or entity or for any other purposes (such stated limitations of the opinion are referred to as the “M&S Contract Limitations”). Any liability of Marshall & Stevens or the TWOA Board to any other person or entity with respect to the Marshall & Stevens Opinion, if any, would be separate and apart from any liability under the M&S Contract and will depend on the standing of such nonparty claimant, as may be determined by a court of competent jurisdiction. The issue of whether the M&S Contract Limitations would be enforced in favor of Marshall & Stevens and against any securities holders or other persons would need to be resolved by a court of competent jurisdiction. However, resolution of the issue would have no effect on the rights and responsibilities of the TWOA Board under state law, and the M&S Contract Limitations would have no effect on the rights and responsibilities of either Marshall & Stevens or the TWOA Board under the federal securities laws. Shareholders should seek their own legal advice on this issue.

Recommendation of the TWOA Board with Respect to the Proposals

The TWOA Board believes that the Business Combination Proposal and the other proposals to be presented at the Extraordinary General Meeting are in the best interest of TWOA and recommends that TWOA’s shareholders vote “FOR” each of the Business Combination Proposal, the Cayman Merger Proposal, the Organizational Documents Proposal, the NYSE Proposal, the Incentive Plan Proposal, the Director Election Proposal and the Adjournment Proposal.

Record Date; Who is Entitled to Vote

TWOA has fixed the close of business on March 4, 2024 as the Record Date for determining the shareholders entitled to notice of and to attend and vote at the Extraordinary General Meeting. As of the close of business on the Record Date, there were 9,550,705 Ordinary Shares issued and outstanding (including 5,359,375 Founder Shares) and entitled to vote. Each Ordinary Share is entitled to one vote per share.

Quorum

The holders of at least a majority of the issued and outstanding Ordinary Shares of TWOA, being individuals present in person or by proxy or if a corporation or other non-natural person, by its duly authorized representative or proxy and entitled to vote at the Extraordinary General Meeting will constitute a quorum.

Abstentions and Broker Non-Votes

With respect to each proposal in this proxy statement/prospectus, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

If a shareholder fails to return a proxy card or fails to instruct a broker or other nominee how to vote, and does not attend the Extraordinary General Meeting in person, then the shareholder’s shares will not be counted for purposes of determining whether a quorum is present at the Extraordinary General Meeting. If a valid quorum is established, any such failure to vote or to provide voting instructions will result in the relevant shares not being counted in connection with the vote on any Proposal.

Abstentions and broker-non votes will be counted in connection with the determination of whether a valid quorum is established but will not be counted in connection with the vote on any Proposal.

Vote Required for Approval

The following votes are required for each proposal at the Extraordinary General Meeting:

●	Business Combination Proposal: The Business Combination Proposal must be approved by an ordinary resolution under the Current Charter and Cayman Islands law, being a resolution passed at the Extraordinary General Meeting by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote thereon.

●	Cayman Merger Proposal: The Cayman Merger Proposal must be approved by a special resolution under the Current Charter and Cayman Islands law, being a resolution passed at the Extraordinary General Meeting by a majority of at least two-thirds (2/3) of such shareholders as, being entitled to do so, vote in person or by proxy at the Extraordinary General Meeting.

●	Organizational Documents Proposal: The Organizational Documents Proposal must be approved by an ordinary resolution under the Current Charter and Cayman Islands law, being a resolution passed at the Extraordinary General Meeting by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote thereon.

●	NYSE Proposal: The NYSE Proposal must be approved by an ordinary resolution under the Current Charter and Cayman Islands law, being a resolution passed at the Extraordinary General Meeting by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote thereon.

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●	Incentive Plan Proposal: The Incentive Plan Proposal must be approved by an ordinary resolution under the Current Charter and Cayman Islands law, being a resolution passed at the Extraordinary General Meeting by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote thereon.

●	Director Election Proposal: The Director Election Proposal must be approved by an ordinary resolution under the Current Charter and Cayman Islands law, being a resolution passed at the Extraordinary General Meeting by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote thereon.

●	Adjournment Proposal: The Adjournment Proposal, if presented, must be approved by an ordinary resolution under the Current Charter and Cayman Islands law, being a resolution passed at the Extraordinary General Meeting by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote thereon.

The Initial Shareholders and the Current Insiders, which collectively own 5,359,375 Founder Shares, or 56.1% of the outstanding TWOA Ordinary Shares, have previously agreed to vote all of their Ordinary Shares in favor of a business combination proposed to them for approval, including the Business Combination. Additionally, the Initial Shareholders, Current Insiders and their affiliates have agreed to vote the Ordinary Shares they own in favor of each of the proposals.

Accordingly, other than the shares held by the Initial Shareholders and the Current Insiders, no additional shares would need to be voted in favor of each of the Business Combination Proposal, the Organizational Documents Proposal, the NYSE Proposal, the Incentive Plan Proposal, the Director Election Proposal and the Adjournment Proposal to approve such proposals. That being said, the Cayman Merger Proposal must be approved by a majority of not less than two-thirds of such shareholders as, being entitled to do so, vote in person or by proxy at the Extraordinary General Meeting and accordingly, the Initial Shareholders and the Current Insiders may not have a sufficient number of votes to pass the Cayman Merger Proposal if enough of the TWOA Public Shareholders vote against the Cayman Merger Proposal.

Voting Your Shares

Each Ordinary Share that you own in your name entitles you to one vote. Your proxy card shows the number of Ordinary Shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. There are two ways to vote your Ordinary Shares at the Extraordinary General Meeting.

●	You Can Vote by Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. The proxy card must be received not less than 48 hours prior to the vote at the Extraordinary General Meeting. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the TWOA Board “FOR” each of the Business Combination Proposal, the Cayman Merger Proposal, the Organizational Documents Proposal, the NYSE Proposal, the Incentive Plan Proposal, the Director Election Proposal and the Adjournment Proposal. Votes received after a matter has been voted upon at the Extraordinary General Meeting will not be counted.

●	You Can Attend the Extraordinary General Meeting and Vote. If you attend the Extraordinary General Meeting, you may submit your vote at the Extraordinary General Meeting, in which case any proxy that you have given will be revoked and only the vote you cast at the Extraordinary General Meeting will be counted.

Revoking Your Proxy

Shareholders may send a later-dated, signed proxy card to TWOA’s Chief Executive Officer at the address set forth below so that it is received by TWOA’s Chief Executive Officer not less than 48 hours prior to the vote at the Extraordinary General Meeting (which is scheduled to take place at 10:00 a.m., Eastern Time, on             , 2024) or attend the Extraordinary General Meeting at the physical address for the Extraordinary General Meeting and vote. Shareholders also may revoke their proxy by sending a notice of revocation to TWOA’s Chief Executive Officer, which must be received by TWOA’s Chief Executive Officer prior to the vote at the Extraordinary General Meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Who Can Answer Your Questions About Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your Ordinary Shares, you may call Morrow, the proxy solicitor for TWOA, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing TWOA.info@investor.morrowsodali.com.

Vote of TWOA’s Initial Shareholders and the Sponsor

All of TWOA’s Initial Shareholders and the Sponsor have previously agreed to vote all of their Public Shares in favor of the Business Combination and have waived any redemption rights in connection with the Business Combination.

Redemption Rights

Public Shareholders may seek to redeem the Public Shares that they hold, regardless of whether they vote for the proposed Business Combination, against the proposed Business Combination, or do not vote in relation to the proposed Business Combination.

Any Public Shareholder may request redemption of their Public Shares for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds and not previously released to TWOA to pay TWOA’s taxes, divided by the number of then issued and outstanding Public Shares, provided, however that such Public Shareholder must follow the procedures outlined in this proxy statement/prospectus, in order to receive cash for any Public Shares such Public Shareholder intends to redeem. As of                , 2024, this would have amounted to approximately $       per Public Share, based on the amount held in the Trust Account on such date.

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If a Public Shareholder exercises its redemption rights, then it will be exchanging its redeemed Public Shares for cash and will no longer own such shares. Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with TWOA’s consent, until the consummation of the Business Combination, or such other date as determined by the TWOA Board. A Public Shareholder can make such request by contacting the Transfer Agent, at the address or email address listed in this proxy statement/prospectus.

Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares unless the TWOA Board consents. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then, in the absence of the TWOA Board’s consent, any such shares in excess of that 15% limit would not be redeemed for cash.

TWOA’s Initial Shareholders and the Sponsor will not have redemption rights with respect to any Public Shares owned by them, directly or indirectly.

You will be entitled to receive cash for any Public Shares to be redeemed only if you:

(a)	hold Public Shares; and

(b)	prior to 5:00 p.m., Eastern Time, on , 2024 (two business days prior to the vote at the Extraordinary General Meeting), (i) submit a written request to the transfer agent that TWOA redeem your Public Shares for cash and (ii) deliver your share certificates (if any) and other redemption forms to the transfer agent, physically or electronically through DTC.

Public Shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with TWOA’s consent, until the consummation of the Business Combination, or such other date as determined by the TWOA Board. A Public Shareholder can make such request by contacting the Transfer Agent, at the address or email address listed in this proxy statement/prospectus. TWOA will be required to honor such request only if made prior to the deadline for exercising redemption requests.

If the Business Combination is not approved or completed for any reason, then the Public Shareholders who elected to exercise their redemption rights will not be entitled to redeem their shares. In such case, TWOA will promptly return any shares previously delivered by Public Shareholders.

The closing price of Public Shares on                  , 2024 was $        per share. Prior to exercising redemption rights, shareholders should verify the market price of Public Shares, as they may receive higher proceeds from the sale of their Public Shares in the public market than from exercising their redemption rights if the market price per share is higher than the Redemption Price. TWOA cannot assure Public Shareholders that they will be able to sell their Public Shares in the open market, even if the market price per share is higher than the Redemption Price stated above, as there may not be sufficient liquidity in TWOA’s securities when TWOA’s shareholders wish to sell their shares.

Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available to TWOA shareholders in connection with the ordinary resolution to approve the Business Combination. However, in respect of the special resolution to approve the Cayman Merger Proposal, under section 238 of the Companies Act, shareholders of a Cayman Islands company ordinarily have dissenters’ rights with respect to a statutory merger. The Companies Act prescribes when shareholder dissenters’ rights will be available and sets the limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, TWOA shareholders are still entitled to exercise the rights of redemption as detailed in this proxy statement/prospectus and the TWOA Board has determined that the redemption proceeds payable to TWOA shareholders who exercise such redemption rights represents the fair value of those shares. Please see the section entitled “Appraisal or Dissenters’ Rights.”

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Proxy Solicitation Costs

TWOA is soliciting proxies on behalf of the TWOA Board. This solicitation is being made by mail but also may be made by telephone or in person. TWOA and TWOA’s directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. TWOA will bear the cost of the solicitation.

TWOA has hired Morrow to assist in the proxy solicitation process. TWOA will pay that firm a fee of $25,000 plus out-of-pocket expenses. Such fee will be paid with funds available at the Closing.

TWOA will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. TWOA will reimburse them for their reasonable expenses.

Potential Purchases of Public Shares

At any time prior to the Extraordinary General Meeting, during a period when they are not then aware of any material nonpublic information regarding TWOA or TWOA’s securities, TWOA’s Initial Shareholders, the Sponsor, directors or officers or their respective affiliates may purchase Ordinary Shares from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire Public Shares or vote their shares in favor of the Business Combination Proposal, or to withdraw any request for redemption. The purpose of such share purchases and other transactions would be to increase the likelihood that the Proposals are approved at the Extraordinary General Meeting or to provide additional equity financing. Any such share purchases and other transactions may thereby increase the likelihood of obtaining shareholder approval of the Business Combination. This may result in the completion of the Business Combination that may not otherwise have been possible. As of the date of this proxy statement/prospectus, none of TWOA’s Initial Shareholders, the Sponsor, TWOA’s directors or officers has any plans to make any such purchases. TWOA will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Proposals. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Entering into any such incentive arrangements may have a depressive effect on outstanding Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Extraordinary General Meeting.

The existence of financial and personal interests of TWOA’s directors, officers and advisors may result in conflicts of interest, including a conflict between what may be in the best interests of TWOA and what may be best for a director’s personal interests when determining to recommend that shareholders vote for the Proposals. See the sections of this proxy statement/prospectus entitled “Risk Factors,” “Proposal 1: The Business Combination Proposal — Interests of TWOA’s Directors, Officers and Advisors and Others in the Business Combination” and “Beneficial Ownership of Securities” for more information and other risks.

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PROPOSAL 1: THE BUSINESS COMBINATION PROPOSAL

TWOA is asking its shareholders to approve by ordinary resolution the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination. Shareholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference. Please see the subsection entitled “The Business Combination Agreement” below, for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read the Business Combination Agreement in its entirety before voting on this proposal.

This section describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement and the Ancillary Documents. TWOA’s shareholders and other interested parties are urged to read such agreement in its entirety because it is the primary legal document that governs the Business Combination. Unless otherwise defined herein, the capitalized terms used in this section “Proposal 1: The Business Combination Proposal — Business Combination Agreement” are defined in the Business Combination Agreement.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates, including, in some cases, as of the Closing of the Business Combination. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the disclosure schedules attached thereto which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders. The disclosure schedules were used for the purpose of allocating risk among the parties rather than establishing matters as facts. TWOA does not believe that the disclosure schedules contain information that is material to an investment decision.

The Business Combination Agreement

On August 15, 2023, TWOA entered into the Business Combination Agreement with LLP, and by a joinder agreement, each of Pubco, SPAC Merger Sub and Company Merger Sub.

Under the Business Combination Agreement, subject to the terms and conditions set forth therein, at the Closing, among other matters, (a) SPAC Merger Sub will merge with and into TWOA, with TWOA continuing as the surviving company, and, in connection therewith, each issued and outstanding security of TWOA immediately prior to the Effective Time will no longer be outstanding and will automatically be canceled, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco, and (b) Company Merger Sub will merge with and into LLP, with LLP continuing as the surviving company, and in connection therewith the LLP shares issued and outstanding immediately prior to the Effective Time will be canceled in exchange for the right of the holders thereof to receive Pubco Ordinary Shares; and (c) as a result of the Mergers, TWOA and LLP will each become wholly-owned subsidiaries of Pubco, and the Pubco Ordinary Shares will be listed on the NYSE, all upon the terms and subject to the conditions set forth in the Business Combination Agreement and the Ancillary Documents and in accordance with applicable law.

Consideration

The aggregate merger consideration to be paid pursuant to the Business Combination Agreement to the LLP Shareholders will be an amount equal to $286,000,000 and will be paid in the form of Pubco Ordinary Shares, each valued at $10.00. The Merger Consideration to be payable to the LLP Shareholders will be allocated among the LLP Shareholders pro rata based on the number of ordinary shares of LLP owned by each LLP Shareholder.

Representations and Warranties

The Business Combination Agreement contains a number of representations and warranties made by the parties as of the date of such agreement or other specific dates solely for the benefit of certain of the parties to the Business Combination Agreement. These representations and warranties, in certain cases, are subject to specified exceptions and materiality, Material Adverse Effect (as defined below), knowledge and other qualifications contained in the Business Combination Agreement or in information provided pursuant to certain disclosure schedules to the Business Combination Agreement.

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Under the Business Combination Agreement, TWOA made customary representations and warranties to LLP and Pubco relating to, among other things: organization and standing; authorization; binding agreement; governmental approvals; non-contravention; capitalization; SEC filings and TWOA’s financials; absence of certain changes; compliance with laws; actions, orders and permits; taxes; employees and employee benefit plans; properties; material contracts; transactions with affiliates; Investment Company Act; finders and brokers; certain business practices; insurance; information supplied; the Trust Account; and independent investigation.

Under the Business Combination Agreement, LLP made customary representations and warranties to TWOA and Pubco relating to, among other things: organization and standing; authorization; binding agreement; capitalization; subsidiaries; governmental approvals; non-contravention; financial statements; absence of certain changes; compliance with laws; permits; litigation; material contracts; intellectual property; taxes and returns; real property; personal property; title to and sufficiency of assets; employee matters; benefit plans; environmental matters; transactions with related persons; business insurance; top customers and suppliers; certain business practices; Investment Company Act; finders and brokers; information supplied; and independent investigation.

The representations and warranties of the parties contained in the Business Combination Agreement terminate as of, and do not survive, the Closing, and there are no indemnification rights for another party’s breach thereof.

Material Adverse Effect

Many of the representations and warranties in the Business Combination Agreement are qualified by materiality or Material Adverse Effect. “Material Adverse Effect” as used in the Business Combination Agreement means, with respect to any specified person or entity, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, liabilities, customer relationships, operations, results of operations, prospects or condition (financial or otherwise) of such person or entity and its subsidiaries, taken as a whole, or (b) the ability of such person or entity any of its subsidiaries on a timely basis to consummate the transactions contemplated by the Business Combination Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such person or entity or any of its subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such person or entity or any of its subsidiaries principally operate; (iii) changes in applicable laws (including COVID-19 measures) or in IFRS, GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such person or entity and its subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) (including the Russian invasion of the Ukraine or any surrounding countries), natural disaster or any outbreak or continuation of an epidemic or pandemic (including COVID-19), including the effects of any Governmental Authority or other third-party responses thereto; (v) any failure in and of itself by such person or entity and its subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception in the Business Combination Agreement); and (vi) with respect to TWOA, the consummation and effects of any Redemption; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such person or entity or any of its subsidiaries compared to other participants worldwide in the industries (but for the avoidance of doubt, not the geographies) in which such person or entity or any of its subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to TWOA, the amount of any Redemption or the failure to obtain the Required SPAC Shareholder Approval (as defined in the Business Combination Agreement) shall not be deemed to be a Material Adverse Effect on or with respect to TWOA. The representations and warranties made by the parties are customary for transactions similar to the Transactions.

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Covenants

Each party agreed in the Business Combination Agreement to use its commercially reasonable efforts to effect the Closing. The Business Combination Agreement also contains certain customary and other covenants by each of the parties during the period between the signing of the Business Combination Agreement and the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms, including, but not limited to, covenants regarding: (i) the provision of access to the parties’ respective properties, books and personnel; (ii) the operation of the parties’ respective businesses in the ordinary course of business; (iii) the provision by LLP of PCAOB-audited or reviewed, as applicable, financial statements of the LLP Companies; (iv) TWOA’s public filings; (v) no solicitation of, or entering into, any alternative competing transactions; (vi) no insider trading; (vii) notifications of certain breaches, consent requirements or other matters; (viii) use of commercially reasonable efforts to consummate the Closing and obtain third party and regulatory approvals and efforts; (ix) further assurances; (x) cooperation in the preparation of this proxy statement/prospectus and the registration statement of which this proxy statement/prospectus is a part and related matters; (xi) the LLP Shareholders’ approval of the Business Combination Agreement; (xii) public announcements; (xiii) confidentiality; (xiv) indemnification of directors and officers and tail insurance; (xv) use of Trust Account proceeds after the Closing; (xvi) efforts to support a transaction financing; (xvii) employment agreements; (xviii) LLP’s engagement of a reputable compensation consultant; (xix) the listing of the Pubco Ordinary Shares on the NYSE; (xx) a requirement that TWOA seek an extension of the deadline to consummate its initial business combination; and (xxi) certain tax matters.

The parties also agreed to take all necessary actions to cause the Pubco Board immediately following the Closing to consist of at least five and up to seven individuals, as follows: (i) one individual that is designated by TWOA prior to the Closing, who must be reasonably acceptable to LLP and qualify as independent under NYSE rules, and (ii) at least four and up to six other individuals that are designated by LLP prior to the Closing, one of whom will be the initial Chairperson of the Pubco Board, provided that such designees shall meet any applicable requirements of the NYSE.

The covenants and agreements of the parties contained in the Business Combination Agreement do not survive the Closing, except those covenants and agreements to be performed after the Closing, which covenants and agreements will survive until fully performed.

Conditions to Closing

The obligations of the parties to consummate the Transactions are subject to various conditions, including the following mutual conditions of the parties, unless waived: (i) the approval of the Business Combination Agreement and the Transactions and related matters by the requisite vote of TWOA’s shareholders; (ii) LLP Shareholder approval (although an LLP Shareholder with sufficient ownership to approve the Transactions has entered into a Voting Agreement in support of the Transactions concurrently with the execution of the Business Combination Agreement); (iii) the expiration or termination of any applicable waiting period under any antitrust laws; (iv) obtaining any material regulatory approvals and third-party consents; (v) no law or order preventing or prohibiting the Transactions; (vi) either TWOA (immediately prior to the Closing) or Pubco (upon the consummation of the Closing) having at least $5,000,001 in net tangible assets as of the Closing, after giving effect to the completion of the Redemption and any transaction financing; (vii) appointment of the Pubco Board in accordance with the Business Combination Agreement; (viii) Pubco having amended and restated its organizational documents in the form agreed by the parties; (ix) receipt of evidence that Pubco qualifies as a foreign private issuer; (x) the effectiveness of the registration statement of which this proxy statement/prospectus is a part; and (xi) the Pubco Ordinary Shares having been approved for listing on the NYSE.

In addition, unless waived by LLP and Pubco, the obligations of LLP, Pubco and the Merger Subs to consummate the Transactions are subject to the satisfaction of the following Closing conditions, amongst others, in addition to customary certificates and other closing deliveries: (i) the representations and warranties of TWOA being true and correct on and as of the Closing (subject to Material Adverse Effect); (ii) TWOA having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Business Combination Agreement required to be performed or complied with by it on or prior the date of the Closing; (iii) absence of any Material Adverse Effect with respect to TWOA since the date of the Business Combination Agreement which is continuing and uncured; (iv) certain Ancillary Documents being in full force and effect as of the Closing; (v) TWOA satisfying the Minimum Cash Condition; (vi) the receipt by LLP of the Sponsor’s surrender of certain Founder Shares, if any, to Pubco, in accordance with terms of the Sponsor Letter Agreement; (vii) the Sponsor Letter Agreement being in full force and effect; and (viii) receipt by LLP of the Registration Rights Agreement and the Founder Registration Rights Agreement Amendment.

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Unless waived by TWOA, the obligations of TWOA to consummate the Transactions are subject to the satisfaction of the following Closing conditions, amongst others, in addition to customary certificates and other closing deliveries: (i) the representations and warranties of LLP and Pubco being true and correct on and as of the Closing (subject to Material Adverse Effect); (ii) LLP, Pubco and the Merger Subs having performed in all material respects their respective obligations and complied in all material respects with their respective covenants and agreements under the Business Combination Agreement required to be performed or complied with by them on or prior the date of the Closing; (iii) absence of any Material Adverse Effect with respect to LLP or Pubco since the date of the Business Combination Agreement which is continuing and uncured; (iv) the Lock-Up Agreement being in full force and effect from the Closing; (v) receipt by TWOA of the Registration Rights Agreement and the Founder Registration Rights Agreement Amendment duly executed by the parties thereto; (vi) any issued and outstanding convertible securities of LLP having been terminated without any consideration or liability; (vii) if applicable, certain contracts involving the LLP Companies having been terminated with no obligation or liability of the LLP Companies thereunder; and (viii) Pubco and the Merger Subs having duly executed certain joinder agreements to the Business Combination Agreement and the applicable Ancillary Documents.

Termination

The Business Combination Agreement may be terminated at any time prior to the Closing by either TWOA or LLP if the conditions to the Closing set forth in the Business Combination Agreement (the majority of which are summarized above) are not satisfied or waived by March 31, 2024 (the “Outside Date”). In January 2024, in accordance with the terms of the Business Combination Agreement, TWOA exercised its right to extend the initial Outside Date of December 31, 2023 to March 31, 2024 after TWOA sought and obtained an extension to consummate its business combination beyond TWOA’s prior deadline of January 1, 2024 to July 1, 2024.

The Business Combination Agreement may also be terminated under certain other customary and limited circumstances at any time prior to the Closing, including, among other reasons: (i) by mutual written consent of TWOA and LLP; (ii) by either TWOA or LLP if a governmental authority of competent jurisdiction has issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions, and such order or other action has become final and non-appealable; (iii) by LLP for the uncured breach of the Business Combination Agreement by TWOA, such that the related Closing condition would not be met; (iv) by TWOA for the uncured breach of the Business Combination Agreement by LLP, Pubco or a Merger Sub, such that the related Closing condition would not be met; (v) by either TWOA or LLP if TWOA holds the Extraordinary General Meeting to approve the Business Combination Agreement and the Transactions, and such approval is not obtained; (vi) by TWOA if there has been a Material Adverse Effect on LLP or Pubco which is uncured or continuing; (vii) by LLP if there has been a Material Adverse Effect on TWOA which is uncured or continuing; and (viii) by LLP if TWOA’s Class A Ordinary Shares have become delisted from the NYSE and are not relisted on the NYSE or the Nasdaq Capital Market within 90 days after such delisting.

If the Business Combination Agreement is terminated, all further obligations of the parties under the Business Combination Agreement (except for certain obligations related to confidentiality, effect of termination, fees and expenses, Trust Account waiver, miscellaneous provisions and definitions relating to the foregoing) will terminate, and no party to the Business Combination Agreement will have any further liability to any other party thereto except for liability for fraud or for willful breach of the Business Combination Agreement prior to termination. Each party will bear its own expenses if the transaction does not close.

Trust Account Waiver

LLP, Pubco and the Merger Subs have agreed that they and their affiliates will not have any right, title, interest or claim of any kind in or to any monies in TWOA’s Trust Account held for its Public Shareholders, and have agreed not to, and waived any right to, make any claim against the Trust Account (including any distributions therefrom).

Governing Law

The Business Combination Agreement is governed by New York law without regard to the conflict of laws principles thereof provided that, for the avoidance of doubt, (i) the statutory and fiduciary duties of the directors of TWOA, SPAC Merger Sub and Pubco and the SPAC Merger will in each case be governed by the laws of the Cayman Islands, and (ii) the statutory and fiduciary duties of the directors of LLP, Company Merger Sub and Company Merger will in each case be governed by the Laws of Panama and, subject to the required arbitration provisions, the parties are subject to exclusive jurisdiction of the state and federal courts sitting in New York County, State of New York. Any disputes under the Business Combination Agreement, other than claims for injunctive or temporary equitable relief or enforcement of an arbitration award, will be subject to arbitration by the American Arbitration Association, to be held in New York County, State of New York.

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Ancillary Documents

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to or in connection with the Business Combination Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Ancillary Documents, copies of each of which are attached hereto as exhibits. Shareholders and other interested parties are urged to read such Ancillary Documents in their entirety.

Lock-Up Agreement

Simultaneously with the execution and delivery of the Business Combination Agreement, LLP’s majority shareholders entered into a Lock-Up Agreement with TWOA and, by a joinder agreement, Pubco. Pursuant to the Lock-Up Agreement, such LLP shareholder agreed not to, during the period commencing from the Closing and ending on the 12-month anniversary of the Closing or earlier, if Pubco consummates a third-party tender offer, stock sale, liquidation, merger, share exchange or other similar transaction with an unaffiliated third party that results in all of Pubco’s shareholders having the right to exchange their equity holdings in Pubco for cash, securities or other property (and, with respect to 50% of such restricted securities, subject to early release if the last trading price of the Pubco Ordinary Shares equals or exceeds $12.50 for any 20 trading days within any 30 trading day period commencing at least 180 days after the Closing): (i) lend, offer, pledge, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any restricted securities, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such restricted securities, or (iii) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (i) or (ii) above is to be settled by delivery of the restricted securities or other securities, in cash or otherwise (in each case, subject to certain limited permitted transfers, provided that the transferred shares will continue to be subject to the Lock-Up Agreement).

Voting Agreement

Simultaneously with the execution and delivery of the Business Combination Agreement, TWOA and LLP entered into a Voting Agreement with LLP’s majority shareholder, which holds voting power sufficient to approve the Transactions. Under the Voting Agreement, such LLP shareholder agreed, among other matters, to vote all of such LLP shareholder’s shares of LLP in favor of the Business Combination Agreement and the Transactions, and to otherwise take (or not take, as applicable) certain other actions in support of the Business Combination Agreement and the Transactions and the other matters to be submitted to the LLP shareholders for approval in connection with the Transactions, in the manner and subject to the conditions set forth in the Voting Agreement. The Voting Agreement prevents transfers of the LLP shares held by such LLP shareholder between the date of the Voting Agreement and the date of Closing, except for certain permitted transfers where the recipient also agrees to comply with the terms of the Voting Agreement.

Registration Rights Agreement

At or prior to the Closing, certain LLP shareholders will enter into a Registration Rights Agreement with Pubco and TWOA, in form and substance to be mutually agreed by LLP and TWOA (each acting reasonably), pursuant to which, among other matters, such LLP Shareholders will be granted substantially the same priorities and registration rights as the Sponsor and other “Holder” parties under the Founder Registration Rights Agreement, as amended by the Founder Registration Rights Agreement Amendment, and which Registration Rights Agreement will become effective as of the Closing.

Founder Registration Rights Agreement Amendment

At or prior to the Closing, Pubco, TWOA and the Sponsor (as well as any other parties necessary to effect such amendment) will enter into an amendment, the Founder Registration Rights Agreement Amendment, in form and substance to be mutually agreed by LLP and TWOA, each acting reasonably, to the Founder Registration Rights Agreement entered into by TWOA, the Sponsor and the other parties thereto at the time of TWOA’s IPO. Under the Founder Registration Rights Agreement Amendment, the Founder Registration Rights Agreement will be amended to, among other things, add Pubco as a party and to reflect the issuance of Pubco Ordinary Shares pursuant to the Business Combination Agreement, and to reconcile with the provisions of the Registration Rights Agreement.

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Sponsor Letter Agreement

In connection with the Business Combination Agreement, the Sponsor, LLP and, by a joinder agreement, Pubco, entered into, the Sponsor Letter Agreement, pursuant to which the Sponsor agreed that, with respect to its 3,852,611 Sponsor Founder Shares, it will (a) retain a number of such Sponsor Founder Shares equal to 2,652,611 shares, the Baseline Retained Founder Shares, plus 0.048 Sponsor Founder Shares for each dollar of Additional Capital (as defined in the Business Combination Agreement) above $25,000,000 (up to a maximum amount equal to the total 3,852,611 Sponsor Founder Shares less any Additional Transferred Shares (as defined below)), and any such Sponsor Founder Shares not retained will be surrendered by the Sponsor to Pubco as of the Closing, and (b) if TWOA seeks an amendment of its organizational documents to extend its deadline to consummate its initial business combination beyond January 1, 2024, the Sponsor will agree to transfer to the Public Shareholders or surrender and cancel up to 500,000 Sponsor Founder Shares, the Additional Transferred Shares, as may be necessary in order to obtain such extension, and the Baseline Retained Founder Shares will be increased by one share for each two Additional Transferred Shares.

Amendment to Insider Letter Agreement

Simultaneously with the execution and delivery of the Business Combination Agreement or shortly thereafter, TWOA, the Sponsor, the Original Sponsor, and certain other TWOA shareholders and, by a joinder agreement, Pubco entered into the Amendment to Letter Agreement to amend the Insider Letter entered into in connection with TWOA’s initial public offering. The Amendment to Letter Agreement (i) adds Pubco as a party to the Insider Letter, (ii) revises the terms of the Insider Letter to reflect the transactions contemplated by the Business Combination Agreement, including the issuance of Pubco Ordinary Shares in exchange for the TWOA Ordinary Shares, (iii) amends the terms of the lock-up set forth in the Insider Letter to conform with the lock-up terms in the Lock-Up Agreement described above, and (iv) provides LLP with the ability to enforce prior to the Closing the lock-up and voting provisions of the Insider Letter. TWOA has committed to cause additional shareholders of TWOA to execute the Amendment to Letter Agreement following the signing of the Business Combination Agreement and prior to the Closing.

Letter of Transmittal

At the Closing, each LLP Shareholder will provide Pubco a duly executed Letter of Transmittal and such other documents as may be reasonably requested, entitling such LLP Shareholder to receive its pro rata share of the Merger Consideration.

PIPE Subscription Agreement

On February 16, 2024, TWOA entered into the Subscription Agreement with the Subscriber to purchase 1,500,000 PIPE Shares at a price of $10.00 per share, for an aggregate purchase price of $15,000,000, in the PIPE Investment. The per share price of the PIPE Investment is less than the approximately $10.77 per Public Share in the Trust Account as of March 4, 2024. The Subscriber has no affiliation with TWOA, the Sponsor or affiliates, or LLP, its officers, directors or affiliates. The consummation of the transactions contemplated by the Subscription Agreement is conditioned on the substantially concurrent Closing and other customary closing conditions. The Subscriber was granted certain customary resale registration rights in the Subscription Agreement. TWOA has not entered into any other financing agreements in connection with the Business Combination. The amount of the PIPE Investment alone is not sufficient to guarantee TWOA meets the Minimum Cash Condition and TWOA and LLP seek to raise additional financing. However, there is no assurance that they will be able to raise any or all of the funds necessary to satisfy the Minimum Cash Condition. Please see “Risk Factors — Risks Relating to the Business Combination and its Effects — If we are unable to raise additional funds to meet the Minimum Cash Condition in the Business Combination Agreement, we may not be able to consummate the Business Combination” and “Risk Factors — Risks Relating to the Business Combination and its Effects — If the PIPE Investment or any other financing transactions are not consummated and LLP does not waive the Minimum Cash Condition, the Business Combination Agreement may be terminated.”

Interests of TWOA’s Directors, Officers and Advisors in the Business Combination

In considering the recommendation of the TWOA Board to vote in favor of the Business Combination, Public Shareholders should be aware that TWOA’s Initial Shareholders and the Sponsor have interests in the Business Combination that are different from, or in addition to, those of TWOA’s other shareholders generally. TWOA’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to TWOA’s shareholders that they approve the Business Combination. Public Shareholders should take these interests into account in deciding whether to approve the Business Combination or to exercise their right of redemption. These interests include:

●	the fact that the Sponsor and TWOA’s officers, directors, advisors and their affiliates own an aggregate of 3,347,611 Founder Shares which they purchased from the Original Sponsor for an aggregate price of $500,000 and which will be converted into up to 3,347,611 Pubco Ordinary Shares, which will have a significantly higher value at the time of the Business Combination, if it is consummated, and, based on the closing trading price of the Class A Ordinary Shares on , 2024, which was $ , would have an aggregate value of approximately $ million as of the same date, representing a % gain on the Sponsor’s investment. The Original Sponsor currently owns 1,906,764 Founder Shares, or 35.6% of the total issued and outstanding Founder Shares or 20.0% of the total issued and outstanding Ordinary Shares of TWOA. If TWOA does not consummate the Business Combination or another initial business combination by July 1, 2024 (unless such date is extended by TWOA’s shareholders), and TWOA is therefore required to be liquidated, these shares would be worthless, as Founder Shares are not entitled to participate in any redemption or liquidation of the Trust Account. Based on the difference in the effective purchase price of $0.149 per share that the Sponsor paid for the Founder Shares, as compared to the purchase price of $10.00 per Class A Ordinary Share sold in the IPO, the Sponsor may earn a positive rate of return even if the stock price of Pubco after the Closing falls below the price initially paid for the Class A Ordinary Shares in the IPO and the Public Shareholders experience a negative rate of return following the Closing of the Business Combination;

●	the fact that if TWOA does not consummate the Business Combination or another initial business combination by July 1, 2024 (unless such date is extended by and with the approval of TWOA’s shareholders), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and its directors, dissolving and liquidating, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The Sponsor will benefit from the completion of an initial business combination and may be incentivized to complete the acquisition of a less favorable target company or on terms less favorable to shareholders rather than to liquidate;

●	the fact that the Sponsor and the officers and directors of TWOA have waived their right to redeem their Founder Shares and any other Ordinary Shares held by them, or to receive distributions from the Trust Account with respect to the Founder Shares upon TWOA’s liquidation if TWOA is unable to consummate its initial business combination;

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●	the fact that the Sponsor, the Original Sponsor, their affiliates or certain of TWOA’s officers and directors or their affiliates may, but are not obligated to, provide Working Capital Loans to TWOA. The Working Capital Loans would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into shares, at a price of $10.00 per share, of the post Business Combination entity. If TWOA completes a business combination, TWOA will repay the Working Capital Loans out of the proceeds of the Trust Account released to the post-closing company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, TWOA may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of December 31, 2023, approximately $1.72 million of Working Capital Loans was outstanding;

●	the fact that the Sponsor is entitled to $10,000 per month for office space, secretarial and administrative services until the completion of an initial business combination under the Administrative Services Agreement;

●	the fact that unless TWOA consummates an initial business combination, its directors and officers will not receive reimbursement for any out-of-pocket expenses incurred by them in connection with the Business Combination (to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account). As of December 31, 2023, directors or officers of TWOA had not incurred any expenses which they expect to be reimbursed at the Closing;

●	the fact that the Current Charter provides that TWOA renounces any interest or expectancy of TWOA in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for the Investor Group and any of the Investor Group Related Person, on the one hand, and TWOA, on the other, unless such opportunity is expressly offered to such Investor Group Related Person solely in their capacity as an officer or director of the Company and the opportunity is one the Company is permitted to complete on a reasonable basis. Notwithstanding such provision, TWOA believes that such provision did not impact TWOA’s search for a business combination target because TWOA’s officers and directors have confirmed to TWOA that there were no such corporate opportunities that were not presented to TWOA pursuant to such provision;

●	the fact that pursuant to the Business Combination Agreement, for a period of six years following the consummation of the Business Combination, Pubco (i) is required to maintain provisions in the Proposed Charter providing for the indemnification of TWOA’s existing directors and officers and (ii) may maintain a directors’ and officers’ liability insurance policy that covers TWOA’s existing directors and officers;

●	the fact that at the Closing, Pubco, TWOA, and the Sponsor will enter into an amendment to the Founder Registration Rights Agreement to, among other things, add Pubco as a party and to reflect the issuance of the Pubco Ordinary Shares to the Sponsor pursuant to the Business Combination;

●	the fact that TWOA’s officers and directors have not been required to, and have not, committed their full time to TWOA’s affairs, which may have resulted in a conflict of interest in allocating their time between TWOA’s operations and its search for a business combination and their other businesses; and

●	the anticipated election of Thomas D. Hennessy as a director of Pubco in connection with the consummation of the Business Combination. As such, in the future, such director will receive any cash fees, stock options or stock awards that the Pubco Board determines to pay to such director.

Exchange Listing

The Class A Ordinary Shares are currently traded on the NYSE under the symbol “TWOA.” Following the Closing, the Class A Ordinary Shares will no longer trade. Pubco will apply for listing, to be effective upon the Closing, of the Pubco Ordinary Shares on the NYSE under the symbol “LPA.” There is no assurance that Pubco will be able to satisfy the NYSE listing criteria necessary for listing or will be able to continue to satisfy such criteria following the consummation of the Business Combination.

Background of the Business Combination

The terms of the Business Combination Agreement are the result of negotiations between TWOA, LLP and their respective representatives. The following is a brief description of the background of these negotiations.

TWOA was incorporated as a Cayman Islands exempted company on January 15, 2021 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. On January 21, 2021, the Original Sponsor paid $25,000, or approximately $0.004 per share, to cover expenses in consideration for 5,750,000 Founder Shares. On April 1, 2021, TWOA consummated its IPO of 20,000,000 Public Shares, at an offering price of $10.00 per Public Share, generating gross proceeds of $200.0 million, and incurring offering costs of approximately $11.1 million (net of a required reimbursement from the underwriter), of which $7.0 million was for deferred underwriting commissions. The underwriter partially exercised the over-allotment option and on April 13, 2021, purchased an additional 1,437,500 Public Shares, generating gross proceeds of approximately $14.4 million. Simultaneously with the closing of the IPO, TWOA consummated the Private Placement of 600,000 Private Placement Shares, at a price of $10.00 per Private Placement Share to the Original Sponsor, generating gross proceeds of approximately $6.0 million. Simultaneously with the closing of the over-allotment on April 13, 2021, TWOA consummated the second closing of the Private Placement, resulting in the purchase of an aggregate of an additional 28,750 Private Placement Shares by the Original Sponsor, generating gross proceeds to TWOA of $287,500.

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On March 31, 2023, TWOA held the First Extension Meeting, at which its shareholders approved, among others, a proposal to extend the date by which TWOA would be required to consummate a business combination from April 1, 2023 to January 1, 2024 (or such earlier date as determined by the TWOA Board). In connection with the First Extension Meeting, TWOA’s Public Shareholders holding an aggregate of 16,437,487 Public Shares exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $168.2 million (approximately $10.23 per Public Share) was removed from the Trust Account to pay such holders. Following the redemptions, as of March 31, 2023, there were 5,000,013 Class A Ordinary Shares issued and outstanding and 5,359,375 Class B Ordinary Shares issued and outstanding.

On March 31, 2023, 3,347,611 Class B Ordinary Shares were purchased from the Original Sponsor by the Sponsor. An aggregate of 145,000 Class B Ordinary Shares were transferred by the Sponsor to TWOA’s directors and advisors in August 2023 and January 2024.

HC PropTech III LLC is the managing member of the Sponsor and Thomas D. Hennessy, Chief Executive Officer and Chairman of TWOA, is a managing member of HC PropTech III LLC. Mr. Hennessy has served as a director and/or officer of three SPACs, each of which completed a business combination, including (i) PropTech Acquisition Corporation’s business combination with Porch Group, Inc. (Nasdaq: PRCH) in December 2020; (ii) PropTech Investment Corporation II’s business combination with Appreciate Holdings, Inc. (Nasdaq: SFR) in November 2022; and (iii) Jaguar Global Growth Corporation I’s business combination with Captivision Inc. (Nasdaq: CAPT) in November 2023. Mr. Hennessy is currently on the board of directors of two SPACs (7GC & Co. Holdings Inc. and TortoiseEcofin Acquisition Corp. III), which have entered into definitive business combination agreements for a business comibnation as of the date of this proxy statement/prospectus. In addition, Mr. Hennessy is the Chief Executive Officer and director of Compass Digital Acquisition Corp., a SPAC that is actively searching for a target for its business combination. The Sponsor does not have any other SPACs in the process of searching for a target company and did not consider another affiliated SPAC to be the potential acquirer of LLP.

On March 24, 2023, TWOA engaged J.V.B. Financial Group, LLC, acting through its Cohen & Company Capital Markets division (“Cohen”), as its capital market advisor in connection with an initial business combination and an extension for completing an initial business combination and as its placement agent for a potential financing.

Between March 31, 2023 and June 5, 2023, the date on which TWOA entered into exclusivity with LLP (as further described below), TWOA conducted an active search for potential business combination targets, leveraging its and its advisors relationships with company founders, executives of private and public companies, venture capitalists and growth equity fund managers, as well as the extensive network and relationships of Cohen and other investment banks. The focus of this search was to identify potential business combination targets, which TWOA’s directors and officers believed, based on their experience, could satisfy all (or a portion of) certain key criteria for a business combination target, including, among others: (a) a leading market position with a defensible business model and competitive advantages, (b) a capable, experienced management team with a track record of driving growth and a long-term vision for the future of the business, (c) a scalable platform pursuing large market opportunities, (d) consistent organic revenue growth with attractive unit economics and potential for future top-line growth and margin expansion, (e) the ability to generate attractive returns on capital and a compelling use for capital to achieve its growth strategy, and (f) public-ready financial systems, processes and controls. TWOA initiated contact with more than 60 potential targets and/or their advisors. Of those potential targets, TWOA met with approximately 38 management teams and entered into non-disclosure agreements (“NDAs”) with approximately 15 parties, including LLP. TWOA submitted non-binding indication of interests to 3 potential business combination targets that TWOA believed, based on, among other things, its and its advisors’ preliminary due diligence, evaluation and analysis, were most suitable for a business combination. Based on its financial and operational due diligence, TWOA determined that LLP best satisfied all its aforementioned business combination target criteria. Of the three potential targets, TWOA proceeded to negotiate a letter of intent solely with LLP.

TWOA held several in-person and virtual meetings with management, shareholders, and advisors of the potential targets. The potential targets were involved in various industries, including medical devices, information technology solutions, media and gaming technology. TWOA conducted due diligence to varying degrees on the potential targets, including reviewing the business’ management, shareholders, business model, valuation, balance sheet, and historical and projected financials, in each case to the extent made available, among other diligence reviews. Following such reviews, TWOA decided to discontinue discussions with these potential targets, other than LLP, for various reasons, including a lack of maturity of the business, a lack of near-term path to profitability, and a lack of financial systems and controls.

On April 5, 2023, Mr. Hennessy reached out via email to Gary Garrabrant, Chief Executive Officer of Jaguar Growth Partners, the majority owner of LLP (“Jaguar”), and Thomas McDonald, Managing Partner of Jaguar, regarding TWOA and inquired about any portfolio companies of Jaguar that could be a good target for TWOA. Mr. Hennessy has a decades-long relationship with Messrs. Garrabrant and McDonald starting from when they worked together at Equity International. Since then, they have maintained a regular dialogue and co-sponsored a SPAC together named Jaguar Global Growth Corporation in early 2022, which completed its business combination on November 15, 2023.

On April 6, 2023, Mr. Hennessy and Megan Cai, Vice President of TWOA, were introduced by Jaguar to Esteban Saldarriaga, Chief Executive Officer of LLP, to discuss the merits of a potential business combination between TWOA and LLP. In the meeting, Mr. Hennessy provided an introduction of the TWOA vehicle and team. Mr. Saldarriaga introduced himself and provided a high-level overview of LLP. TWOA subsequently sent a draft NDA to LLP for review, which agreement was executed by the parties on April 13, 2023. After the execution of the NDA, TWOA reached out to LLP to schedule a management presentation with TWOA’s management team. LLP provided TWOA with various materials about the company.

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On April 17, 2023, Messrs. Hennessy, McDonald and Saldarriaga had a call to review LLP’s financial metrics, including its key performance indicators and historical financial results.

On April 18, 2023, Mr. Saldarriaga and Annette Fernandez, Chief Financial Officer of LLP, Mr. Hennessy, Nicholas Geeza, Chief Financial Officer of TWOA, and Ms. Cai had an introductory call to discuss LLP’s business and the SPAC business combination process. LLP presented its 2023 and 2024 financial projections and assumptions, without the inclusion of any of the assumptions relating to TWOA. LLP and TWOA then had a preliminary discussion on the need for additional financing in conjunction with the business combination and LLP agreed to follow up with an additional forecast scenario including assumptions around additional financing.

TWOA conducted commercial and financial due diligence on LLP over the course of the second half of April 2023 during which time LLP shared with TWOA additional information, including financial forecasts, potential capital uses, and possible valuations in a business combination.

On May 2, 2023, TWOA sent to LLP’s board of directors an indication of interest (“IOI”) with terms of a potential business combination, including the potential sources and uses of such a business combination and possible valuations in a business combination.

TWOA continued to conduct due diligence of LLP in May 2023 and sent a revised IOI to LLP on May 9, 2023. The IOI included initial proposed deal terms, such as a pre-transaction equity value of $286 million, which TWOA determined based on an evaluation of LLP’s growth prospects and addressable market, an analysis of comparable companies, and an analysis of underlying asset value.

On May 11, 2023, LLP’s board of directors held a meeting to discuss the potential transaction with TWOA. That same day, representatives of TWOA, including Mr. Hennessy, Mr. Geeza and Ms. Cai met with Messrs. Saldarriaga and McDonald in person in New York City to review the revised IOI, and to discuss the business combination process and LLP’s business. Ms. Fernandez and Andy Hong, a TWOA associate, joined the meeting virtually. An initial letter of intent (“LOI”) was shared in this meeting by Mr. Hennessy and a preliminary discussion of deal terms ensued. On May 12, 2023, TWOA emailed the LOI to LLP.

Between May 17, 2023 and June 4, 2023, TWOA and LLP exchanged multiple revised drafts of the LOI, with input from Paul Hastings LLP, former counsel to LLP (“Paul Hastings”), Jaguar, and Banco BTG Pactual S.A. - Cayman Branch, financial advisor to LLP (“BTG”). Messrs. Hennessy and Geeza of TWOA, Mr. Saldarriaga and Ms. Fernandez of LLP, and Mr. McDonald of Jaguar, with assistance from their respective advisors including EGS, Paul Hastings and BTG, held numerous conference calls regarding the proposed Business Combination terms. The parties came to an initial agreement on the key business issues, including, among others: (a) the pre-transaction equity value ascribed to LLP (which the parties agreed would be approximately $286.0 million, subject to confirmatory due diligence and appropriate representations, warranties and covenants (and related closing bring-down standards)); (b) the key closing conditions (including that there would be a minimum cash condition); (c) the expected use of proceeds at the consummation of the Business Combination, including providing funding to support LLP’s consolidated statement of financial position and growth plans; (d) the intention of the parties to seek a PIPE financing; and (e) a proposed timeline for completing the Business Combination.

On June 5, 2023, after several exchanges of LOI drafts and extensive negotiations between representatives and advisors of the parties, TWOA and LLP executed a non-binding (except for the exclusivity provisions described below) LOI, which provided for, among other things, a binding exclusivity period ending on August 5, 2023 (with one automatic extension of such exclusivity period in the event certain conditions were met).

On June 6, 2023, Mr. Saldarriaga and Ms. Fernandez, as representatives of LLP, Messrs. Hennessy and Geeza, as representatives of TWOA, Mr. McDonald of Jaguar, as well as representatives of Ellenoff Grossman & Schole LLP (“EGS”), new legal counsel to TWOA, Paul Hastings, Cohen and BTG, financial advisor to LLP, held a virtual meeting to discuss the timeline and process for signing a definitive agreement for the potential Business Combination, as well as the proposed structure for the transaction.

Between June 6, 2023 and July 26, 2023, representatives and advisors of each of TWOA and LLP conducted weekly or bi-weekly virtual meetings to discuss progress on, and provide updates with respect to, key work streams and other aspects of the potential Business Combination and, as needed, further refine the transaction timeline and steps and related work plan. These weekly or bi-weekly virtual meetings were typically attended by Mr. Saldarriaga and Ms. Fernandez, as representatives of LLP, and Messrs. Hennessy and Geeza, as representatives of TWOA.

On June 6, 2023, TWOA also commenced confirmatory business and commercial due diligence and began engaging third parties to conduct legal, financial, accounting, tax, information technology, risk, human resources, and benefits due diligence. On June 14, 2023, TWOA engaged CohnReznick LLP to conduct financial, accounting and tax due diligence. TWOA engaged Aon PLC for risk, human resources, and benefits due diligence on June 20, 2023 and for information technology and cybersecurity due diligence on June 27, 2023. TWOA engaged Arias Law on June 28, 2023 and Cuatrecasas Gonçalves Pereira, S.L.P. on Jun 30, 2023 as local counsel to conduct local legal due diligence on LLP and its subsidiaries.

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On June 12, 2023, LLP engaged Baker & McKenzie as legal counsel to LLP, replacing Paul Hastings LLP.

On June 12, 2023, EGS introduced TWOA to Marshall & Stevens with respect to obtaining a fairness opinion in connection with the proposed Business Combination. On July 11, 2023, TWOA engaged Marshall & Stevens to prepare a fairness opinion.

BTG opened a virtual data room for LLP and granted TWOA access on June 20, 2023. Representatives from EGS, Baker & McKenzie, and Cohen, as well as representatives from all TWOA’s external advisors, were granted access as they were onboarded.

On June 26 and 27, 2023, Mr. Geeza of TWOA met with Mr. Saldarriaga and Ms. Fernandez and other senior management members of LLP and conducted on-site diligence of LLP’s facilities outside San José, Costa Rica.

On June 29, 2023, Baker & McKenzie distributed to EGS and TWOA an initial draft of the Business Combination Agreement relating to the potential Business Combination. EGS prepared an issues list with respect to such initial draft and discussed the initial draft of the Business Combination Agreement and the issues list several times with Mr. Hennessy and Mr. Geeza of TWOA, as well as Baker & McKenzie and LLP, until they worked through most of the significant matters identified on the issues list.

On June 30, 2023, TWOA and LLP had a confirmatory due diligence telephone call with Mr. Saldarriaga and Ms. Fernandez, as representatives of LLP, Messrs. Hennessy and Geeza, as representatives of TWOA, as well as representatives from BTG and certain TWOA advisors, including representatives from EGS.

During June and July 2023, LLP, TWOA and their respective advisors participated in a number of due diligence telephone calls and exchanged due diligence materials, including in the areas of commercial, legal, financial, information technology, tax, insurance and employee benefits. The due diligence telephone calls were typically attended by Mr. Saldarriaga and Ms. Fernandez, as representatives of LLP, and Mr. Hennessy, Mr. Geeza, and Ms. Cai, as representatives of TWOA. On June 22, 2023 and July 12, 2023, management of TWOA and its due diligence vendors visited LLP’s facilities in Bogota, Colombia and Lima, Peru, respectively.

On July 25, 2023, EGS provided Baker & McKenzie revised draft of the Business Combination Agreement based on the matters addressed in the issues list. The revised draft addressed risk allocation and matters relating to the purchase price, the structure of the minimum cash condition, and changes to representations and warranties, covenants, termination provisions and closing conditions.

Between July 25, 2023 and August 14, 2023, EGS and Baker & McKenzie exchanged numerous drafts of the Business Combination Agreement and the ancillary documents. Over the same period of time, the parties, EGS, Baker & McKenzie and other advisors for TWOA and LLP held numerous conference calls regarding certain terms and conditions of the Business Combination Agreement, including with respect to the representations and warranties, interim operating covenants of the parties, additional agreements, closing conditions and structure.

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On July 26, 2023, the TWOA Board held a meeting with representatives from EGS, Aon, CohnReznick, Arias, and Cuatrecasas and TWOA’s management (Messrs. Hennessy and Geeza) and certain advisors to TWOA in attendance. At the meeting, representatives of TWOA provided an overview of the TWOA Board’s fiduciary duties in connection with the transaction. The TWOA Board was provided with an overview of the due diligence findings with respect to LLP to date, including a summary of the key findings from the due diligence review conducted by various representatives and advisors of TWOA. Representatives of TWOA management provided the TWOA Board with an overview of the timeline for the Business Combination, The TWOA Board asked questions of TWOA management and its advisors, which questions were answered. At the conclusion of the meeting, the TWOA Board directed management to continue pursuing the discussion of the Business Combination and definitive documentation with LLP.

On August 11, 2023, the TWOA Board held a meeting with representatives of EGS, Marshall & Stevens, and TWOA’s management (Messrs. Hennessy and Geeza) and certain advisors to TWOA in attendance. At the meeting, Marshall & Stevens reviewed and discussed its draft fairness opinion with respect to LLP and the proposed Business Combination. The TWOA Board was provided with an overview of the proposed Business Combination (including the potential benefits and the risks related thereto), the key terms of the Business Combination Agreement, the related Ancillary Documents and the due diligence process undertaken. Representatives of TWOA management provided the TWOA Board with an overview of the timeline for the Business Combination, The TWOA Board asked questions of TWOA management and its outside advisors, which questions were answered.

On August 14, 2023, the TWOA Board held a meeting with representatives of EGS and TWOA’s management (Messrs. Hennessy and Geeza) and certain advisors to TWOA in attendance. At the meeting, the TWOA Board was provided with an overview of the material changes to the proposed Business Combination since the previous meeting (including the potential benefits and the risks related thereto), the latest key terms of the Business Combination Agreement, the related Ancillary Documents and an update to the due diligence findings previously provided to the TWOA Board. The TWOA Board unanimously adopted and approved the execution of the Business Combination Agreement and the Ancillary Documents and the transactions contemplated thereby subject to receipt of the final, executed fairness opinion letter from Marshall & Stevens. After the meeting, the final fairness opinion letter was delivered by Marshall & Stevens to TWOA.

On August 15, 2023, the parties entered into the Business Combination Agreement and certain Ancillary Documents.

On August 15, 2023, TWOA and LLP issued a joint press release announcing the execution and delivery of the Business Combination Agreement, and TWOA filed a Current Report on Form 8-K announcing the entry into the Business Combination Agreement.

On August 18, 2023, Mr. Saldarriaga and Ms. Fernandez, as representatives of LLP, Messrs. Hennessy and Geeza, as representatives of TWOA, and certain of their respective advisors held a teleconference discussion to discuss the PIPE financing process, timelines, and workstreams. LLP and TWOA had their first call with a potential PIPE investor on August 22, 2023 and has continued to have calls with various potential investors since such date, either through introductions from Cohen, BTG, LLP, Jaguar, TWOA management, board members, or advisors.

On December 29, 2023, TWOA held the Second Extension Meeting, at which its shareholders approved, among others, a proposal to extend the date by which TWOA would be required to consummate a business combination from January 1, 2024 to July 1, 2024 (or such earlier date as determined by the TWOA Board). In connection with the Second Extension Meeting, TWOA’s Public Shareholders holding an aggregate of 808,683 Public Shares exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $8.6 million (approximately $10.64 per Public Share) was removed from the Trust Account to pay such holders. Following the redemptions, there were 4,191,330 Class A Ordinary Shares issued and outstanding and 5,359,375 Class B Ordinary Shares issued and outstanding.

On February 16, 2024, TWOA entered into the Subscription Agreement with the Subscriber to purchase 1,500,000 PIPE Shares at a price of $10.00 per share, for an aggregate purchase price of $15,000,000, in the PIPE Investment. The Subscriber has no affiliation with TWOA, the Sponsor or affiliates, or LLP, its officers, directors or affiliates. TWOA has not entered into any other financing agreements in connection with the Business Combination. The amount of the PIPE Investment alone is not sufficient to guarantee TWOA meets the Minimum Cash Condition and TWOA and LLP seek to raise additional financing.

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Recommendation of the Board and Reasons for the Business Combination

The TWOA Board, in evaluating the Business Combination, consulted with TWOA’s management and financial and legal advisors. In reaching its unanimous resolution (i) that the Business Combination Agreement and the transactions contemplated thereby are advisable and in the best interests of TWOA and its shareholders and (ii) to recommend that the shareholders approve the Business Combination Agreement and the Business Combination, the TWOA Board considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the TWOA Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The TWOA Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of TWOA’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Risk Factors.”

In connection with the Business Combination, the TWOA Board obtained a fairness opinion from Marshall & Stevens.

The officers and directors of TWOA have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background, together with experience and sector expertise of TWOA’s financial advisors, enabled them to make the necessary analyses and determinations regarding the Business Combination. In addition, TWOA’s officers, directors and advisors have substantial experience with mergers and acquisitions.

The TWOA Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the Business Combination, including, but not limited to, the following material factors:

●	Logistics Investment Strategy Focused on High Growth Markets: LLP operates in high-growth and underserved markets characterized by a structural undersupply of modern Class A logistics facilities. LLP focuses on major cities within Central and South America that exhibit concentrated population centers, high consumption behaviors, and proximity to labor to meet the needs of its tenants. The TWOA Board believes that LLP’s combination of U.S. institutional quality properties and its unique geographic footprint makes LLP well positioned to benefit from the continued adoption of e-commerce in Latin America.

●	Market Leader with Coveted Tenant Relationships: LLP serves and attracts a highly diversified set of large and blue-chip multinational companies and high credit quality regional and local players across multiple industries, resulting in low customer concentration risk. LLP benefits from long-term tenant partnerships by providing comprehensive class A solutions across multiple markets. This value-based partnership has driven longer contract durations, higher average rental rates, and 99% occupancy rates in its facilities.

●	Attainable Business Plan with a Durable Competitive Advantage: LLP’s competitive advantage is underpinned by its local market knowledge, access to developable land, product visibility, and development track record bolstering LLP’s credibility in core markets and shortening go-to-markets times. LLP seeks to double its GLA in the near term through multiple growth initiatives, including the development of owned or controlled landbanks, continued advancement of its land acquisition pipeline, and strategic acquisitions in dollarized markets where tenants plan to expand.

●	Value Creating Unit-level Economics: LLP seeks to achieve attractive risk-adjusted returns and double-digit unlevered development yields supported by long-term leases with credit-worthy tenants and accretive local debt. LLP’s facilities are designed for optimal warehousing efficiency and have construction track records that are both on time and within budget. LLP’s modular site layouts allow it to efficiently deploy capital, pace demand, and pre-lease buildings, maximizing occupancy, and increasing returns. LLP does not take any speculative development risk, preferring to match tenant demand with new construction activity.

●	Accomplished Management Team with a Strong Focus on Relationships: LLP’s management team is comprised of real estate operating company experts with accomplished track records of growing and scaling businesses. With almost 100 years of relevant combined experience, LLP’s management team brings extensive sector-specific and financial expertise as well as an invaluable local perspective with leaders who are native to their respective markets. LLP management is committed to serving as a long-term partner for tenants.

●	Financial Condition. The TWOA Board also considered factors such as LLP’s historical financial results, outlook, financial plan and debt structure, as well as the financial profiles of publicly traded companies in the logistics real estate industry and adjacent markets and certain relevant information with respect to companies that had been acquisition targets or received equity financings in transactions similar to the Business Combination. In considering these factors, the TWOA Board reviewed LLP’s recent growth in certain key financial metrics, the current prospects for growth if LLP achieved its business plans and various historical and current consolidated statement of financial position items for LLP. In reviewing these factors, TWOA Board noted that LLP was well-positioned in its industry for strong future growth.

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●	Due Diligence. TWOA conducted due diligence examinations of LLP and discussed with LLP’s management and discussed the results of its due diligence examination of LLP with TWOA’s financial and legal advisors.

●	Negotiated Transaction. The financial and other terms of the Business Combination Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between TWOA and LLP.

●	Other Alternatives. The TWOA Board believes, after a thorough review of other business combination opportunities reasonably available to TWOA, that the proposed Business Combination represents an optimal potential business combination for TWOA and an attractive opportunity for TWOA’s management to accelerate its business plan based upon the process utilized to evaluate and assess other potential acquisition targets, and the TWOA Board’s belief that such process has not presented a better alternative.

●	Lock-Up. Certain LLP shareholders have entered into lock-up agreements with Pubco and their securities are subject to a 12-month lock-up restriction (subject to early release). In addition, if Pubco engages in a secondary offering during the lock-up period, the holders have the right to participate pro rata despite the lock-up agreements.

●	Third-Party Valuation. TWOA obtained a third-party fairness opinion in connection with the Business Combination that was presented to the TWOA Board.

The TWOA Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination including, but not limited to, the following:

●	Macroeconomic Risks. Macroeconomic uncertainty and the effects it could have on Pubco’s revenues;

●	Geopolitical Risks. Fiscal issues and political gridlocks in countries in which LLP operates risk investors’ perception and business environment;

●	Demand for Logistic Real Estate Falls. The risk that there is less demand for logistic real estate, LLP’s core product, which will make it difficult to achieve its growth targets;

●	Growth Initiatives May Not be Achieved. The risk that the cost savings and growth initiatives may not be fully achieved or may not be achieved within the expected timeframe;

●	Redemption Risk. The potential that a significant number of TWOA shareholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to TWOA’s Current Charter, which would potentially make the Business Combination more difficult or impossible to complete;

●	Shareholder Vote. The risk that TWOA’s shareholders may fail to provide the respective votes necessary to effect the Business Combination;

●	Closing Conditions. The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within TWOA’s control;

●	Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination;

●	Listing Risks. The challenges associated with preparing LLP, a private entity, for the applicable disclosure and listing requirements to which TWOA will be subject as a publicly traded company on the NYSE;

●	Benefits May Not Be Achieved. The risks that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe;

●	Liquidation of TWOA. The risks and costs to TWOA if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in TWOA being unable to effect a business combination by July 1, 2024;

●	TWOA Shareholders Receiving a Minority Position in LLP. The risk that TWOA shareholders will hold a minority position in LLP; and

●	Fees and Expenses. The fees and expenses associated with completing the Business Combination.

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Certain Unaudited Projected Financial Information

TWOA and LLP do not as a matter of practice publicly disclose internal projections of future performance, revenue, earnings, financial condition or other results. However, in connection with the Board’s evaluation of the Business Combination on August 11, 2023, LLP management prepared and provided to the Board certain non-public internal, unaudited prospective financial information of LLP for the years ended December 31, 2023 and 2024 (the “prospective financial information”). TWOA has included the prospective financial information in the table below because such information was considered by the Board for purposes of evaluating and approving the Business Combination in August 2023. LLP prepared the prospective financial information based on LLP’s management’s judgment and assumptions regarding LLP’s expected future performance. The inclusion of the prospective financial information should not be regarded as an indication that TWOA or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results. Inclusion of the prospective financial information in this proxy statement/prospectus is not intended to influence your decision whether to vote for the Business Combination.

The projected financial information contains certain adjusted financial measures that LLP management believes are helpful in understanding LLP’s financial performance and future results. LLP management regularly uses a variety of financial measures that are not in accordance with IFRS for forecasting, budgeting and measuring financial performance. The adjusted financial measures are not meant to be considered in isolation or as a substitute for, or superior to, comparable IFRS measures. While LLP believes these adjusted financial measures provide meaningful information to help investors understand the operating results of LLP and to analyze LLP’s financial and business trends on a period-to-period basis, there are limitations associated with the use of these adjusted financial measures. These adjusted financial measures are not prepared in accordance with IFRS and may not be directly comparable to similarly titled measures of LLP’s competitors due to potential differences in the method of calculation. The SEC rules that would otherwise require a reconciliation of an adjusted financial measure to an IFRS financial measure do not apply to adjusted financial measures provided in connection with a proposed business combination such as the Business Combination.

The prospective financial information of LLP is subjective in many respects and is thus susceptible to multiple interpretations and revisions based on actual experience and business developments. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. While presented in this proxy statement/prospectus with numeric specificity, the prospective financial information set forth below was based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of LLP’s management, due to, among other potential reasons, the matters described in the sections entitled “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of LLP.”

The prospective financial information was not prepared with a view toward public disclosure or compliance with the published guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants and International Financial Reporting Standards as issued by the International Accounting Standards Board for the preparation and presentation of financial forecasts. No independent auditors have audited, reviewed, examined, compiled nor performed any procedures with respect to the accompanying prospective financial information and, accordingly, none of TWOA, WithumSmith+Brown, PC, TWOA’s independent registered public accounting firm, and Deloitte and Touche, S.A., LLP’s independent registered public accounting firm, express an opinion or any other form of assurance with respect thereto or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The audit reports included in this proxy statement/prospectus relate to historical financial information. They do not extend to the prospective financial information and should not be read to do so.

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EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, NEITHER LLP NOR TWOA INTENDS TO MAKE PUBLICLY AVAILABLE ANY UPDATE OR OTHER REVISION TO THE PROSPECTIVE FINANCIAL INFORMATION. THE PROSPECTIVE FINANCIAL INFORMATION DOES NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT INFORMATION WAS PREPARED. READERS OF THIS PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE PROSPECTIVE FINANCIAL INFORMATION SET FORTH BELOW IN MAKING A DECISION REGARDING THE BUSINESS COMBINATION PROPOSAL, AS SUCH PROSPECTIVE FINANCIAL INFORMATION MAY BE MATERIALLY DIFFERENT THAN ACTUAL RESULTS. NONE OF LLP, TWOA NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY LLP SHAREHOLDER, TWOA SHAREHOLDER OR ANY OTHER PERSON THAT THE RESULTS CONTAINED IN THE PROSPECTIVE FINANCIAL INFORMATION WILL BE ACHIEVED. TWOA DOES NOT INTEND TO REFERENCE THESE FINANCIAL PROJECTIONS IN ITS FUTURE PERIODIC REPORTS FILED UNDER THE EXCHANGE ACT.

The prospective financial information provided to TWOA management and reviewed by the TWOA Board included the prospective financial information set forth below. At the time of the Business Combination Agreement dated as of August 15, 2023, the Board considered the projections for the years ended December 31, 2023 and 2024 as a material input to determine the valuation of LLP. The TWOA Board concurrently considered prevailing market conditions and peer market multiples at the time as material variables in the valuation of LLP. The projected financial information does not take into account potentially varying macroeconomic conditions that may impact actual results. The prospective financial information was prepared using a number of assumptions with respect to LLP’s future growth, including:

●

As of December 31, 2022, LLP had 4.2 million square feet of Occupied GLA. As of the date of the projections, LLP expected to increase Occupied GLA by approximately 400,000 square feet in 2023, as a result of the completion of certain properties under development. LLP also expected to add approximately one million square feet of Occupied GLA in 2024 from completion of certain projects under development and acquisitions. As of the time of the projections, almost two thirds of the GLA of properties under development was pre-leased, but no assurance can be provided that such prospective tenants will perform their obligations under the leases or that the remainder of the GLA under development will be leased at the time the properties have completed construction, on the timeline or at the rates expected in the projections, or at all. The acquisition activity assumes that LLP management can identify and consummate suitable transactions on the timeline and the terms assumed in the projections, as well as the availability of adequate or sufficient capital from the merger with TWOA and ancillary or subsequent capital raises to deploy for acquisitions.

LLP management estimated blended rental rates across the portfolio during the projection periods. LLP management also assumed that expiring leases were renewed without interruption at rental rates that approximated expiring rates, and that its tenants performed their obligations under the leases during the projection period. To arrive at these estimates and assumptions, LLP management considered its high historical stabilized occupancy rates, average rents per square foot in place at the time the projections were made, its assessment of the state of industrial real estate markets in its target geographies as of the date the projections were made, the status of its ongoing lease and acquisition negotiations, and the actual terms of its in-place leases, including contracted rental rates and expiration dates. However, no assurance can be provided that its lease terms will remain unchanged, that its tenants will pay contracted rent amounts timely, in full or at all, and that historical operating, performance or market trends will continue in future periods.

●	Adjusted EBITDA margins were assumed to increase during the projection period as rental revenue was estimated to increase and General and Administrative expenses were assumed to remain relatively stable. This was based on the assumption that certain economies of scale within General and Administrative expenses offset expected increases in costs resulting from the growth of the organization and costs from operating as a public company. No assurance can be provided that operating costs will not increase relative to historical levels or outpace forecasted results.

●	NOI margins in the low to mid-80% range throughout the forecast period, with NOI generally growing in line with rental revenue. No assurance can be provided that revenue will increase at the forecasted rate or that operating expenses will not increase at a higher rate than forecasted.

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The following table sets forth a summary of the projected financial information for LLP:

($ in millions)	2023E	2024E

Total Revenue	$40.1	$50.8
Adjusted EBITDA	$30.0	$39.6
NOI	$33.9	$42.4

Opinion of Marshall & Stevens

On July 11, 2023, TWOA engaged Marshall & Stevens to evaluate for the benefit of, and to advise, the TWOA Board regarding the amount of the Merger Consideration to be paid by the TWOA Board in connection with the possible acquisition of LLP and its subsidiaries for $286,000,000 to be paid in newly issued Pubco Ordinary Shares, each valued at $10.00 per share (the “Purchase Price”). Marshall & Stevens was retained to advise the TWOA Board as to the reasonable range of values for LLP immediately prior to the Business Combination and, if requested by the TWOA Board, issue its written opinion to the TWOA Board as to the fairness to TWOA, from a financial point of view, of the Purchase Price. Marshall & Stevens was not engaged to perform any other services, did not negotiate the Purchase Price or any other terms of the Business Combination, and did not serve as a financial advisor to the TWOA Board, TWOA or any other person or entity. On August 11, 2023, the TWOA Board met to review the terms of the Business Combination as set forth in a proposed Business Combination Agreement. During this meeting, Marshall & Stevens reviewed with the TWOA Board certain financial analyses as described below and, at the request of the TWOA Board, rendered its oral opinion to the TWOA Board, which opinion was confirmed by delivery to the TWOA Board of a written opinion, dated August 15, 2023 (the “Marshall & Stevens Opinion”), to the effect that, as of August 11, 2023 and based on and subject to the matters described in its opinion, the Purchase Price being paid for LLP in the Business Combination was fair, from a financial point of view, to TWOA.

The full text of the Marshall & Stevens Opinion, which sets forth, among other things, the assumptions made, matters considered and limitations on the scope of review undertaken by Marshall & Stevens in rendering its opinion, is attached as Annex E and is incorporated into this proxy statement/prospectus by reference in its entirety. Shareholders of TWOA are encouraged to read this opinion carefully in its entirety. The Marshall & Stevens Opinion was provided to the TWOA Board for their information in connection with their evaluation of the Purchase Price and relates only to the fairness, from a financial point of view, of the Purchase Price, does not address any other aspect of the Business Combination and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to any matters relating to the Business Combination. The summary of the Marshall & Stevens Opinion in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Marshall & Stevens:

●	reviewed the Letter of Intent dated June 5, 2023;

●	reviewed the Business Combination Agreement dated August 15, 2023;

●	reviewed certain operating and financial information relating to LLP’s business and prospects, including financial statements for the years ended December 31, 2019 through December 31, 2022, including the year to date period ended June 30, 2023, projections for the years ending December 31, 2023 through 2024, all as prepared by LLP’s management and provided to Marshall & Stevens;

●	spoke with certain members of LLP’s management regarding LLP’s operations, financial condition, future prospects and projected operations and performance and regarding the Business Combination;

●	participated in discussions with the TWOA Board and its counsel regarding LLP’s projected financials results, among other matters;

●	reviewed certain business, financial and other information regarding LLP that was furnished to it by LLP through its management;

●	reviewed certain other publicly available financial data for certain companies that Marshall & Stevens deemed relevant for purposes of its analysis;

●	performed a discounted cash flow analysis based on the projected financial information provided by LLP’s management; and

●	conducted such other financial studies, analyses and inquiries as deemed appropriate.

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In connection with its review, Marshall & Stevens relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished or otherwise made available to it, discussed with or reviewed by it, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, LLP’s management advised Marshall & Stevens, and Marshall & Stevens assumed with the consent of the TWOA Board, that LLP’s projected financial information provided to Marshall & Stevens was reasonably prepared on bases reflecting the best currently available estimates and judgments of LLP’s future financial results and condition. In evaluating fairness, Marshall & Stevens assumed a fair market value for TWOA’s Class A Ordinary Shares of $10.00 per share, which will be canceled in exchange for the right of the holder thereof to receive an equivalent number of Pubco Ordinary Shares at the Closing. This value was used, with the consent of the TWOA Board, due to the fact that TWOA is a special purpose acquisition company with only limited trading history and no material operations or assets other than cash or cash equivalents and an as yet to be approved Business Combination Agreement. Accordingly, Marshall & Stevens did not perform an independent analysis regarding the fair market value of the Pubco Ordinary Shares to be issued pursuant to the Business Combination Agreement.

Marshall & Stevens expressed no opinion with respect to such forecasts and projections or the assumptions on which they are based. Marshall & Stevens also relied upon and assumed, without independent verification, that there had been no material change in LLP’s assets, liabilities, financial condition, results of operations, business or prospects since the date of the most recent financial statements provided to Marshall & Stevens, and that there was no information or facts that would make the information reviewed by Marshall & Stevens incomplete or misleading. Marshall & Stevens also assumed that LLP is not party to any material pending transaction, including, without limitation, any external financing (other than in connection with the Business Combination), recapitalization, acquisition or merger, divestiture or spin-off (other than the Business Combination or other publicly disclosed Business Combination).

Marshall & Stevens relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the agreements identified in the Business Combination Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to each such agreement, document or instrument will perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the completion of the Business Combination will be satisfied without waiver thereof and (d) the Business Combination will be completed in a timely manner in accordance with the terms described in the agreements provided to Marshall & Stevens, without any amendments or modifications thereto or any adjustment to the aggregate consideration (through offset, reduction, indemnity claims, post-closing purchase price adjustments or otherwise). Marshall & Stevens also relied upon and assumed, without independent verification, that all governmental, regulatory and other consents and approvals necessary for the completion of the Business Combination will be obtained and that no delay, limitations, restrictions or conditions will be imposed.

Marshall & Stevens was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of LLP, TWOA or any other party. Furthermore, Marshall & Stevens did not undertake independent analysis of any potential or actual litigation, governmental investigation, regulatory action, possible unasserted claims or other contingent liabilities to which LLP or TWOA is a party or may be subject.

The Marshall & Stevens Opinion addressed only the fairness, from a financial point of view, of the Purchase Price and did not address any other aspect or implication of the Business Combination or any other agreement, arrangement or understanding entered into in connection with the Business Combination or otherwise. The Marshall & Stevens Opinion was necessarily based upon information made available to it as of the date of the opinion and financial, economic, market and other conditions as they existed and could be evaluated on the date of the opinion. The Marshall & Stevens Opinion did not address the relative merits of the Business Combination as compared to alternative transactions or strategies that might be available to TWOA, nor did it address TWOA’s underlying business decision to proceed with the Business Combination. Except as described herein, the TWOA Board imposed no other limitations on Marshall & Stevens with respect to the investigations carried out or procedures followed in rendering the opinion.

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In preparing its opinion to the TWOA Board, Marshall & Stevens performed a variety of financial and comparative analyses, including those described below that were the material financial analyses reviewed with the TWOA Board in connection with the Marshall & Stevens Opinion. The summary of Marshall & Stevens’ analyses described below is not a complete description of such analyses underlying the Marshall & Stevens Opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. Marshall & Stevens arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Marshall & Stevens believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Marshall & Stevens considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond LLP’s control. No company, transaction or business used in Marshall & Stevens’ analyses as a comparison is identical to LLP or the Business Combination, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments analyzed. The estimates contained in Marshall & Stevens’ analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Marshall & Stevens’ analyses are inherently subject to substantial uncertainty.

Marshall & Stevens was not requested to, and it did not, recommend the specific consideration payable in the Business Combination, which consideration was determined between TWOA and LLP, and the decision to enter into the Business Combination was solely that of the TWOA Board. The Marshall & Stevens Opinion and financial analyses were only one of many factors considered by the TWOA Board in its evaluation of the Business Combination and should not be viewed as determinative of the views of the TWOA Board or TWOA’s management with respect to the Business Combination or the Merger Consideration.

The following is a summary of the material financial analyses reviewed with the TWOA Board in connection with the Marshall & Steven Opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Marshall & Stevens’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Marshall & Stevens’ financial analyses.

Fees Paid to Marshall & Stevens

Marshall & Stevens was engaged on a fixed fee basis and their compensation is not contingent upon the completion of the Business Combination. In connection with its engagement, Marshall & Stevens received a fee of $122,500. Marshall & Stevens provided no additional services associated with the Business Combination and has provided no services for the Sponsor.

Financial Projections

Marshall & Stevens used the projections prepared by LLP’s management for the years ending December 31, 2023 through 2024, which are described in the section entitled “— Certain Unaudited Projected Financial Information.” Given the expected state of LLP in 2024, i.e., not steady state, growing at a significant growth rate and non-stabilized margins, Marshall & Stevens extended LLP’s projections to steady state over the years 2025 through 2030.

The following table sets forth a summary of the extended projections prepared by Marshall & Stevens:

($ in millions)	2025E	2026E	2027E	2028E	2029E	2030E

Net Revenue	$62.4	$74.2	$85.2	$94.6	$101.1	$104.2
EBITDA	$49.1	$58.7	$68.1	$76.5	$82.8	$86.3

Marshall & Stevens based their extended projections through 2030 on the assumption that LLP was expected to steadily decelerate its growth profile from 2024 through 2030 and achieve steady state by 2030. This assumption was based upon the fact that the historical revenue growth of LLP was driven by investments in developments in unpenetrated markets and, according to LLP’s management, investments in new development location builds are expected to stop by 2024. Consequently, the projected revenues beyond 2024 reflect only existing locations as of the end of 2024. As a result, the projected yearly revenue growth beyond 2024 is based upon increased lease utilization, occupancy, and rent rates, and maintaining operating expenses at the same percentage of revenues as in 2024, but decreasing estimated costs of sales beginning in 2025 due to new development location builds stopping and economies of scale from existing locations being realized.

Based upon the projections provided by management and the extension of these projections to steady state through 2030 as prepared by Marshall & Stevens, Marshall & Stevens calculated the net present value of the unlevered, after-tax free cash flows of LLP’s business through 2030, plus the present value of the terminal value of LLP’s business in the year 2031.

Neither TWOA nor LLP, as a matter of course or general practice, makes public or internal projections as to future sales, earnings or other results and were not involved in the preparation of the extended projections through 2030. However, LLP management prepared certain prospective financial information solely for use by Marshall & Stevens in connection with the rendering of the Marshall & Stevens Opinion and performing its related financial analyses and reviewed the extended projections prepared by Marshall & Stevens. The accompanying prospective financial information covers an extended period of time, and this information by its nature becomes subject to greater uncertainty with each successive year. Accordingly, there can be no assurance that the estimates and assumptions made in preparing the prospective financial information will prove accurate or that any of such extended projections will be realized.

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Discounted Cash Flow Analysis

The major inputs and assumptions used in Marshall & Stevens’ discounted cash flow analysis were as follows:

●	As discussed above, LLP provided the projections from December 31, 2023 through December 31, 2024, which was extended to December 31, 2030 by Marshall & Stevens reflecting a gradual decrease in revenue growth, margin improvements, and normalizing in the terminal year, in line with management’s estimate, as the basis for the discounted cash flow analysis;

●	The duration of the projection provided assumes a time period by which LLP believes it would achieve a stabilized long-term growth rate;

●	A weighted average cost of capital (the “WACC”) was used as the discount rate in Marshall & Stevens’ analysis and applied to debt free, after-tax cash flows. The WACC, adjusted for exposure to certain emerging markets that LLP operates within, was calculated to be approximately 12.50% and was determined based upon a cost of equity of approximately 17.22% and an after-tax cost of debt of approximately 5.09%;

●	A cost of equity was determined using a 20-year U.S. Treasury Rate (4.12%) which was adjusted for inflation differential between the U.S. and certain emerging markets that LLP operates within resulting in an adjusted risk-free rate of 4.87%, Equity Risk Premium of 5.85% (Kroll Cost of Capital Navigator 2023 (“KCOC”)), Re-levered Equity beta of 1.19 based upon the Guideline Companies (as defined below), a size premium of 2.15% based upon KCOC data for the 9th decile, and a country risk premium of 3.25% to account for certain emerging markets that LLP operates within;

●	After-tax cost of debt was determined using BBB rated bond yields, adjusted for inflation differential between the U.S. and certain emerging markets that LLP operates within, and a tax rate of 30.0%;

●	The debt-to-capital ratio was estimated at 40.0% and the equity-to-capital ratio was estimated at 60.0% using input from the Guideline Companies;

●	Estimated income tax expense of 30.0% of pre-tax income;

●	Capital expenditures requirements for 2023 and 2024 were provided by LLP’s management. Beginning in 2025 and thereafter, yearly capital expenditures only consists of maintenance capex as there will be no investments in new location development builds;

●	Fiscal depreciation expense requirements were provided by LLP’s management through 2030 on existing historical capital expenditures. Marshall & Stevens then added estimated fiscal depreciation expense in each year based upon LLP management’s projected capital expenditures utilizing a twenty-year MACRS depreciation calculation;

●	Working capital requirements were based upon discussions with LLP’s management. Marshall & Stevens estimated that adjusted debt-free, cash-free working capital will equate to 2022 levels as a percentage of revenues in 2023 and 2024. Beginning in 2025 and thereafter, working capital needs equate to approximately 1 month of yearly expenses given there will be no new development location builds;

●	A terminal year multiple of 10.5 (rounded) was calculated using the Gordon Growth Model and based upon a WACC of 12.5% and terminal growth rate of 3.0%; and

●	The present value of the remaining tax benefit from depreciation expense was then added to the cash flows.

Marshall & Stevens performed sensitivity analyses utilizing the projections, including varying the terminal growth rate, the WACC rate, and the revenue growth rate.

The indication of enterprise value for LLP using the discounted cash flow method was based on the projections and was estimated to be between approximately $410,000,000 and $525,000,000.

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Guideline Public Company Analysis

Marshall & Stevens reviewed and analyzed selected historical and projected information about LLP provided by LLP’s management and compared this information to certain financial information of seven (7) publicly traded companies that Marshall & Stevens deemed to be reasonably comparable to LLP (each a “Guideline Company” and, collectively, the “Guideline Companies”). Marshall & Stevens reviewed Guideline Companies to determine the comparability to LLP. Marshall & Stevens also performed their own independent search for other Guideline Companies, which were subsequently included in the analysis. The criteria for selecting the Guideline Companies were mainly based upon each Guideline Company’s industry and business description. Marshall & Stevens selected the Guideline Companies under the market approach based upon discussions with management and other industrial logistics type REITs and developers/operators in Central/South America and the U.S. Although the ideal guideline public company would be exactly the same in terms of size, profitability, life cycle, age, and types of properties they invest in, among other parameters, such narrow selection criteria would likely produce a limited number of guideline public companies. Marshall & Stevens believed that a limited set of guideline comparable companies would reduce the effectiveness of the guideline public company method. Therefore, Marshall & Stevens expanded its search criteria to include companies that are similar in nature and comparable to LLP despite the fact that they may also invest in properties outside of the industrial and logistics sector.

Business descriptions and financial information are provided below for the selected Guideline Companies. The descriptions of these companies and the financial information for such companies set out below are derived from publicly available information and are summary in nature. Shareholders are referred to, and these summaries are qualified in full by reference to, the public reports filed by these companies with the SEC. Marshall & Stevens has conducted no due diligence as to the truthfulness, accuracy or completeness of this information and makes no representation or warranty as to any such matter.

The Howard Hughes Corporation (NYSE: HHC)

The Howard Hughes Corporation owns, manages, and develops commercial, residential, and mixed-use properties in the United States. It operates through four segments: Operating Assets, Master Planned Communities (“MPCs”), Seaport and Strategic Developments. The Operating Assets segment owns retail, office, multi-family, hospitality, and other operating properties and investments primarily located in Houston, Texas; Columbia, Maryland; Las Vegas, Nevada; and Honolulu, Hawaii. The MPCs segment develops and sells detached and attached single family homes that range from entry-level to luxury homes to residential homebuilders and developers; and sells or leases land for commercial development, including land parcels designated for retail, office, hospitality, and residential projects. The Seaport segment is involved in the landlord operations, managed businesses, and events and sponsorships. The Strategic Development segment develops residential condominium and commercial property projects. This segment consists of development or redevelopment projects. The Howard Hughes Corporation was incorporated in 2010 and is headquartered in Dallas, Texas.

Kennedy-Wilson Holdings, Inc. (NYSE: KW)

Kennedy-Wilson Holdings, Inc., together with its subsidiaries, operates as a real estate investment company. The company owns, operates, and invests in real estate both on its own and through its investment management platform. It focuses on multifamily and office properties located in the Western United States, the United Kingdom, Ireland, Spain, Italy, and Japan. The company had ownership interests in multifamily units, office space, retail and industrial space, and a hotel. It is also involved in the development, redevelopment, and entitlement of real estate properties. The company was founded in 1977 and is headquartered in Beverly Hills, California.

Multiplan Empreendimentos Imobiliários S.A. (BOVESPA: MULT3)

Multiplan Empreendimentos Imobiliários S.A. engages in the planning, development, construction, and sale of real estate projects in Brazil. The company develops residential or commercial properties, including urban shopping malls. It is also involved in the purchase and sale of real estate properties, as well as acquisition and disposal of real estate rights, and its operation through leasing. In addition, the company provides management and administrative services for own or third-party shopping malls; technical advisory and support services concerning real estate matters; and civil construction, construction works execution, and engineering and related services. Further, it engages in the planning, development, management, promotion, and intermediation of real estate projects; import and export of goods and services related to its activities; generation and sale of electric power; and acquisition of ownership interests and share control in other entities. The company was founded in 1974 and is based in Rio de Janeiro, Brazil.

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Corporación Inmobiliaria Vesta, S.A.B. de C.V. (BMV: VESTA)

Corporación Inmobiliaria Vesta, S.A.B. de C.V., together with its subsidiaries, acquires, develops, manages, operates, and leases industrial buildings and distribution centers in Mexico. The company was incorporated in 1998 and is headquartered in Mexico City, Mexico.

Parque Arauco S.A. (SNSE: PARAUCO)

Parque Arauco S.A. owns, develops, operates, and manages multi-format commercial real estate assets in Latin America. The company owns and operates four shopping center formats, including regional, neighborhood, outlet malls, and strip centers. Its tenants include department stores, home improvement stores, supermarkets, restaurants, cinemas, health centers, and smaller stores. As of December 31, 2021, the company had 8 regional shopping centers, 1 neighborhood center, 4 premium outlet malls, and 18 strip centers in Chile; 6 regional shopping centers, 9 neighborhood centers, 2 premium outlet malls, and 3 strip centers in Peru; and 3 regional shopping centers and 1 premium outlet mall in Colombia with a total GLA of 11,614,259 square feet. The company was formerly known as Cocentral Compañía de Centros Comerciales S.A. and changed its name to Parque Arauco S.A. in 1992. Parque Arauco S.A. was incorporated in 1979 and is based in Santiago, Chile.

IRSA Inversiones y Representaciones Sociedad Anónima (BASE: IRSA)

IRSA Inversiones y Representaciones Sociedad Anónima, together with its subsidiaries, engages in the diversified real estate activities in Argentina. The company is involved in the acquisition, development, and operation of shopping malls, office buildings, and other non-shopping mall properties primarily for rental purposes. It also acquires and operates luxury hotels under the Intercontinental, Libertador, and Llao Llao names; develops and sells residential properties; and acquires undeveloped land reserves for future development or sale. The company was incorporated in 1943 and is headquartered in Buenos Aires, Argentina. IRSA Inversiones y Representaciones Sociedad Anónima is a subsidiary of Cresud S.A.C.I.F. y A.

LOG Commercial Properties e Participações S.A. (BOVESPA: LOGG3)

LOG Commercial Properties e Participações S.A. develops, constructs, and rents residential and commercial properties in Brazil. It offers logistics warehouses, shopping centers, and strip malls, as well as industrial warehouses; and engineering and consulting services for real estate properties. The company was formerly known as MRV Logística E Participações S.A. LOG Commercial Properties e Participações S.A. was incorporated in 2008 and is based in Belo Horizonte, Brazil.

The following tables including details regarding the specific Revenue and earnings before interest, taxes, depreciation and amortization (“EBITDA”) multiples considered for each Guideline Company:

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Marshall & Stevens reviewed, among other things, the Guideline Companies’ enterprise value as a multiple of both Revenue and EBITDA for the years ending December 31, 2024 and December 31, 2025 forecast for each Guideline Company. The multiples of enterprise value to Revenue for the Guideline Companies ranged from 3.7x to 11.9x. The multiples of enterprise value to EBITDA for the Guideline Companies ranged from 8.1x to 17.4x. The selected multiples are based on the performance of LLP compared to that of the Guideline Companies. LLP, overall, exhibits similar expected growth and margin potential relative to the Guideline Companies. Marshall & Stevens qualitatively considered the execution risk of the projections as well as other risk factors (country risk, inflation risk) as an offset in the consideration of the multiple selections.

Given the expected growth profile of LLP, the years ending December 31, 2024 and December 31, 2025 forecasted value indications utilizing the enterprise value as a multiple of both Revenue and EBITDA were weighted equally to arrive at the final range of value. The selected Revenue and EBITDA multiples were as follows:

The indication of enterprise value for LLP using the guideline public company method in the final value conclusion was estimated to be between approximately $377,000,000 to $700,000,000. Subsequently, the indication of equity value for LLP using the guideline public company method in the final value conclusion was estimated to be between approximately $460,000,000 to $560,000,000.

Adjusted Book Value Analysis

Marshall & Stevens adjusted the book value of fixed assets as of June 30, 2023 to include the market value of LLP’s ownership of the real estate properties. Management provided the aggregate appraised value of the properties totaling $662,485,000. Accordingly, the net asset value (total assets minus the total liabilities) of LLP is $410,000,000.

Reconciled Conclusion of Value

Marshall & Stevens considered the discounted cash flow method, the guideline public company method, and the adjusted book value method. A 50.0% weighting was placed on both the discounted cash flow and guideline public company methods given the detailed forecast provided by LLP’s management with regard to the discounted cash flow method and the current market information and relevancy of the Guideline Companies with respect to the guideline public company method. Marshall & Stevens placed 0% weight on the adjusted book value method as the adjusted market values of the real estate were provided by Management without any appraisals for Marshall & Stevens to verify their value conclusions.

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Giving the weighing discussed above, Marshall & Stevens concluded a final enterprise value range of approximately $435,000,000 to $545,000,000. Marshall & Stevens then determined the fair value of equity by adding the estimated cash balance ($13,097) and subtracting the estimated debt balance ($236,110) as of the valuation date. Marshall & Stevens then accounted for non-operating assets (assets held for sale) by adding back $19,051, and then subtracting the value of the non-controlled interest of $32,720.

Based upon the above adjustments, Marshall & Stevens concluded a final equity value range of approximately $200,000,000 to $310,000,000.

Disclosure of Prior Relationships

During the two years preceding the date of the Opinion, Marshall & Stevens has not had any material relationship with any party to the Business Combination for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

Satisfaction of 80% Test

It is a requirement under NYSE listing rules that any business acquired by TWOA have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the deferred underwriting discount held in, and taxes payable on the income earned on, the Trust Account) at the time of the execution of a definitive agreement for an initial business combination. After consideration of the factors identified and discussed in the section of this proxy statement/prospectus titled “Recommendation of the Board and Reasons for the Business Combination,” including the financial analysis of LLP conducted by TWOA and considered in approving the transaction, primarily including a comparison of comparable companies, as well as its review of the fairness opinion, the TWOA Board determined that LLP had a fair market value of at least 80% of the net assets held in the Trust Account (excluding the deferred underwriting discount held in, and taxes payable on the income earned on, the Trust Account) as of the date that the Business Combination Agreement was executed.

Material U.S. Federal Income Tax Considerations

This section describes the material U.S. federal income tax considerations for beneficial owners of Class A Ordinary Shares (i) electing to have their Class A Ordinary Shares redeemed for cash if the Business Combination is completed, (ii) of the Business Combination and (iii) of the ownership and disposition of Pubco Ordinary Shares acquired pursuant to the Business Combination. This discussion applies only to Class A Ordinary Shares and Pubco Ordinary Shares held as capital assets for U.S. federal income tax purposes (generally, property held for investment) and does not discuss all aspects of U.S. federal income taxation that might be relevant to holders in light of their particular circumstances or status, including alternative minimum tax and Medicare contribution tax consequences, or holders who are subject to special rules, including:

●	brokers, dealers and other investors that do not own their Class A Ordinary Shares or Pubco Ordinary Shares as capital assets;

●	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

●	tax-exempt organizations, qualified retirement plans, individual retirement accounts or other tax deferred accounts;

●	banks or other financial institutions, underwriters, insurance companies, real estate investment trusts or regulated investment companies;

●	U.S. expatriates or former long-term residents of the United States;

●	persons that own (directly, indirectly, or by attribution) 5% or more (by vote or value) of the Class A Ordinary Shares or Pubco Ordinary Shares;

●	partnerships or other pass-through entities for U.S. federal income tax purposes, or beneficial owners of partnerships or other pass-through entities;

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●	persons holding Class A Ordinary Shares or Pubco Ordinary Shares as part of a straddle, hedging or conversion transaction, constructive sale, or other arrangement involving more than one position;

●	persons required to accelerate the recognition of any item of gross income with respect to Class A Ordinary Shares or Pubco Ordinary Shares as a result of such income being recognized on an applicable financial statement;

●	persons whose functional currency is not the U.S. dollar;

●	persons that received Class A Ordinary Shares or Pubco Ordinary Shares as compensation for services; or

●	controlled foreign corporations or passive foreign investment companies.

This discussion is based on the Code, its legislative history, existing and proposed Treasury regulations promulgated under the Code (the “Treasury Regulations”), published rulings by the IRS and court decisions, all as of the date hereof. These laws are subject to change, possibly on a retroactive basis. This discussion is necessarily general and does not address all aspects of U.S. federal income taxation, including the effect of the U.S. federal alternative minimum tax or the Medicare contribution tax, or U.S. federal estate and gift tax, or any state, local or non-U.S. tax laws to a holder of Class A Ordinary Shares or Pubco Ordinary Shares. We have not and do not intend to seek any rulings from the IRS regarding the Business Combination. There is no assurance that the IRS will not take positions concerning the tax consequences of the Business Combination that are different from those discussed below, or that any such different positions would not be sustained by a court.

ALL HOLDERS OF PURCHASER SECURITIES SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE BUSINESS COMBINATION AND CONSIDERATIONS RELATING TO THE OWNERSHIP AND DISPOSITION OF PUBCO ORDINARY SHARES, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, AND LOCAL AND NON-U.S. TAX LAWS.

U.S. Holders

The section applies to you if you are a U.S. holder. For purposes of this discussion, a U.S. holder means a beneficial owner of Class A Ordinary Shares or Pubco Ordinary Shares that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate whose income is subject to U.S. federal income tax regardless of its source; or

●	a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (2) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

The Business Combination

Tax Consequences of the Business Combination

This section is subject to the discussion below under “— Application of the Passive Foreign Investment Company Rules to the Business Combination.”

It is the opinion of TWOA’s counsel, Ellenoff Grossman & Schole LLP, that the SPAC Merger, together with the transactions contemplated by the Business Combination Agreement, will qualify as an exchange described in Section 351(a) of the Code. However, there can be no assurance that the U.S. Internal Revenue Service (the “IRS”) will not successfully challenge this position, and if so then the exchange of Class A Ordinary Shares for Pubco Ordinary Shares will be a taxable exchange, and the tax consequences described herein will be materially different from those described below. The remainder of this discussion assumes that the transactions described above qualify as an exchange described in Section 351(a) of the Code. In rendering this opinion, counsel may require and rely upon representations contained in letters and certificates to be received from TWOA and Pubco. If the letters or certificates are incorrect, the conclusions reached in the tax opinion could be jeopardized. In addition, the opinion will be subject to certain qualifications and limitations as set forth therein. Assuming such qualification as an exchange described in Section 351(a) of the Code, a U.S. holder that receives Pubco Ordinary Shares in exchange for Class A Ordinary Shares in the SPAC Merger will not recognize any gain or loss on such exchange. In such case, the aggregate adjusted tax basis of the Pubco Ordinary Shares received in the SPAC Merger by a U.S. holder will be equal to the adjusted tax basis of the Class A Ordinary Shares exchange therefor. The holding period of the Pubco Ordinary Shares will include the holding period during which the Class A Ordinary Shares exchange therefor were held by such U.S. holder.

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Application of the Passive Foreign Investment Company Rules to the Transactions

Based upon the composition of its income and assets, TWOA believes that that it will likely be considered a PFIC for its current taxable year which ends as a result of the Business Combination.

Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person who disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations would require gain recognition to U.S. holders of Ordinary Shares in connection with the Business Combination if:

(1)	TWOA were classified as a PFIC at any time during such U.S. holder’s holding period for such Class A Ordinary Shares; and

(2)	the U.S. holder had not timely made, effective from the first taxable year of its holding period of Class A Ordinary Shares during which TWOA qualified as a PFIC: (a) a valid election to treat TWOA as a “qualified electing fund” under Section 1295 of the Code (a “QEF election”), or (b) a valid “mark-to-market election” under Section 1296 of the Code, with respect to such Class A Ordinary Shares.

The tax on any such recognized gain would be imposed based on the “excess distribution” rules, discussed below under “— Ownership and Disposition of Pubco Ordinary Shares by U.S. Holders — Passive Foreign Investment Company Rules.”

Additionally, the treatment of U.S. holders of Class A Ordinary Shares who exchange their Class A Ordinary Shares for Pubco Ordinary Shares could be materially different from that described above if Pubco is treated as a PFIC for U.S. federal income tax purposes (see discussion below under “— Ownership and Disposition of Pubco Ordinary Shares by U.S. Holders — Passive Foreign Investment Company Rules”). Therefore, U.S. holders of Class A Ordinary Shares that have not made a timely QEF election or a mark-to-market election may, pursuant to certain proposed Treasury Regulations, be subject to taxation under the PFIC rules on the Business Combination to the extent their Class A Ordinary Shares have a fair market value in excess of their tax basis therein.

THE RULES DEALING WITH PFICS IN THE CONTEXT OF THE BUSINESS COMBINATION ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS. ALL U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE CONSEQUENCES TO THEM OF THE PFIC RULES, AND WHETHER A QEF ELECTION, A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION, AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

Redemption of Class A Ordinary Shares

In the event that a U.S. holder of Class A Ordinary Shares exercises such holder’s right to have such holder’s Class A Ordinary Shares redeemed pursuant to the redemption provisions described herein, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of such stock pursuant to Section 302 of the Code or whether the U.S. holder will be treated as receiving a corporate distribution. Whether that redemption qualifies for sale treatment will depend largely on the total number of Class A Ordinary Shares treated as held by the U.S. holder (including any stock constructively owned by the U.S. holder) relative to all of Class A Ordinary Shares both before and after the redemption. The redemption of stock generally will be treated as a sale of the stock (rather than as a corporate distribution) if the redemption is “substantially disproportionate” with respect to the U.S. holder, results in a “complete termination” of the U.S. holder’s interest in TWOA or is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.

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In determining whether any of the foregoing tests are satisfied, a U.S. holder takes into account not only stock actually owned by the U.S. holder, but also Class A Ordinary Shares that are constructively owned by such U.S. holder. A U.S. holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any stock the U.S. holder has a right to acquire by exercise of an option. In order to meet the substantially disproportionate test, the percentage of TWOA’s outstanding voting stock actually and constructively owned by the U.S. holder immediately following the redemption of Class A Ordinary Shares must, among other requirements, be less than 80% of the percentage of TWOA’s outstanding voting stock actually and constructively owned by the U.S. holder immediately before the redemption. There will be a complete termination of a U.S. holder’s interest if either all the Class A Ordinary Shares actually and constructively owned by the U.S. holder are redeemed or all the Class A Ordinary Shares actually owned by the U.S. holder are redeemed and the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. holder does not constructively own any other stock. The redemption of the Class A Ordinary Shares will not be essentially equivalent to a dividend if a U.S. holder’s redemption results in a “meaningful reduction” of the U.S. holder’s proportionate interest in TWOA. Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in TWOA will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. holder should consult with its own tax advisors as to the tax consequences of redemption.

If the redemption qualifies as a sale of stock by the U.S. holder under Section 302 of the Code, the U.S. holder generally will be required to recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the Class A Ordinary Shares redeemed. Such gain or loss should be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. A U.S. holder’s tax basis in such holder’s Class A Ordinary Shares generally will equal the cost of such shares.

If the redemption does not qualify as a sale of stock under Section 302 of the Code, then the U.S. holder will be treated as receiving a corporate distribution. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in such U.S. holder’s Class A Ordinary Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A Ordinary Shares. Special rules apply to dividends received by U.S. holders that are taxable corporations. After the application of the foregoing rules, any remaining tax basis of the U.S. holder in the redeemed Class A Ordinary Shares will be generally added to the U.S. holder’s adjusted tax basis in its remaining Class A Ordinary Shares, or, to the basis of Class A Ordinary Shares constructively owned by such holder if the stock actually owned by the holder is completely redeemed.

Ownership and Disposition of Pubco Ordinary Shares by U.S. Holders

Distributions on Pubco Ordinary Shares

This section is subject to further discussion under “— Passive Foreign Investment Company Considerations” below.

Distributions paid by Pubco out of current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) generally will be taxable to a U.S. holder as dividend income. Distributions in excess of current and accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of the U.S. holder’s basis in the Pubco Ordinary Shares and thereafter as capital gain. However, Pubco does not intend to maintain calculations of its earnings and profits in accordance with U.S. federal income tax accounting principles. U.S. holders should therefore assume that any distribution by Pubco with respect to its shares will be treated as dividend income. Such dividends will not be eligible for the dividends-received deduction allowed to U.S. corporations with respect to dividends received from other U.S. corporations. U.S. holders should consult their own tax advisors with respect to the appropriate U.S. federal income tax treatment of any distribution received from Pubco.

Dividends received by non-corporate U.S. holders (including individuals) from a “qualified foreign corporation” may be taxed as “qualified dividend income” at reduced rates of taxation, provided that certain holding period requirements and other conditions are satisfied. For these purposes, a non-U.S. corporation will be treated as a qualified foreign corporation if the Pubco Ordinary Shares are readily tradable on an established securities market in the United States. There can be no assurance that Pubco Ordinary Shares will be considered “readily tradable” on an established securities market in future years. Non-corporate U.S. holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code (dealing with the deduction for investment interest expense) will not be eligible for the reduced rates of taxation regardless of Pubco’s status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to the positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. Pubco will not constitute a qualified foreign corporation for purposes of these rules if it is a PFIC for the taxable year in which it pays a dividend or for the preceding taxable year. See discussion below under “— Passive Foreign Investment Company Rules.” U.S. holders should consult their tax advisors regarding the availability of the lower rate for dividends paid with respect to Pubco Ordinary Shares.

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Subject to certain exceptions, dividends on Pubco Ordinary Shares will generally constitute foreign source income for foreign tax credit limitation purposes. If such dividends are qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by a fraction, the numerator of which is the reduced rate applicable to qualified dividend income and the denominator of which is the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by Pubco with respect to the Pubco Ordinary Shares generally will constitute “passive category income” but could, in the case of certain U.S. holders, constitute “general category income.”

Sale, Exchange, Redemption or Other Taxable Disposition of Pubco Ordinary Shares

This section is subject to further discussion under “— Passive Foreign Investment Company Rules,” below.

A U.S. holder generally will recognize gain or loss on any sale, exchange, redemption or other taxable disposition of Pubco Ordinary Shares in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. holder’s adjusted tax basis in such Pubco Ordinary Shares. Any gain or loss recognized by a U.S. holder on a taxable disposition of Pubco Ordinary Shares generally will be capital gain or loss. A non-corporate U.S. holder, including an individual, who has held the Pubco Ordinary Shares for more than one year generally will be eligible for reduced tax rates for such long-term capital gains. The deductibility of capital losses is subject to limitations. Any such gain or loss recognized generally will be treated as U.S. source gain or loss. In the event any non-U.S. tax (including withholding tax) is imposed upon such sale or other disposition, a U.S. holder’s ability to claim a foreign tax credit for such non-U.S. tax is subject to various limitations and restrictions. U.S. holders should consult their tax advisors regarding the ability to claim a foreign tax credit.

Passive Foreign Investment Company Rules

Generally. The treatment of U.S. holders of the Pubco Ordinary Shares could be materially different from that described above if Pubco is treated as a PFIC for U.S. federal income tax purposes. A PFIC is any non-U.S. corporation with respect to which either: (i) 75% or more of the gross income for a taxable year constitutes passive income for purposes of the PFIC rules (the “PFIC income test”), or (ii) more than 50% of such foreign corporation’s assets in any taxable year (generally based on the quarterly average of the value of its assets during such year) is attributable to assets, including cash, that produce passive income or are held for the production of passive income (the “PFIC asset test”). Passive income generally includes dividends, interest, certain royalties and rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. The determination of whether a foreign corporation is a PFIC is based upon the composition of such foreign corporation’s income and assets (including, among others, its proportionate share of the income and assets of any other corporation in which it owns, directly or indirectly, 25% or more (by value) of the stock), and the nature of such non-U.S. corporation’s activities. A separate determination must be made after the close of each taxable year as to whether a non-U.S. corporation was a PFIC for that year. Once a non-U.S. corporation qualifies as a PFIC it is, with respect to a shareholder during the time it qualifies as a PFIC, always treated as a PFIC with respect to such shareholder, regardless of whether it satisfies either of the qualification tests in subsequent years (unless the U.S. holder makes a deemed sale election with respect to the stock of the PFIC held by such U.S. holder once such PFIC ceases to satisfy either of the qualification tests).

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Pubco’s status as a PFIC for its taxable year that includes the date of the Business Combination, and in any future taxable year, is an annual determination that can be made only after the end of that year. Accordingly, there can be no assurances regarding Pubco’s status as a PFIC for its taxable year that includes the date of the Business Combination and for any future taxable year. Because Pubco’s status as a PFIC depends on facts that are not known at this time, counsel is unable to opine on Pubco’s status as a PFIC in its current or any future taxable year. Further, even if Pubco determines that it is not expected to be a PFIC for a taxable year, the IRS could take a different view as to whether or not Pubco is a PFIC, either because of a different evaluation of income and assets or because the IRS determines that TWOA should be treated as a predecessor of Pubco. The determination of whether or not Pubco is a PFIC for a taxable year will depend on the composition of Pubco’s income and assets, and the fair market value of its assets from time to time, including its unbooked goodwill, which may be determined by reference to Pubco’s share price (which could fluctuate significantly). In addition, Pubco’s possible status as a PFIC will also depend on the application of complex statutory and regulatory rules that are subject to potentially varying or changing interpretations. The composition of Pubco’s assets will also be affected by Pubco’s holding of significant cash balances. The application of the PFIC rules is subject to uncertainty in several respects and, therefore, no assurances can be provided that the IRS will not assert that Pubco is a PFIC for the taxable year that includes the date of the Business Combination or in a future year.

If Pubco is or becomes a PFIC during any year in which a U.S. holder holds Pubco Ordinary Shares, there are three separate taxation regimes that could apply to such U.S. holder under the PFIC rules, which are the (i) excess distribution regime (which is the default regime), (ii) QEF regime, and (iii) mark-to-market regime. A U.S. holder who holds (actually or constructively) stock in a non-U.S. corporation during any year in which such corporation qualifies as a PFIC is subject to U.S. federal income taxation under one of these three regimes. The effect of the PFIC rules on a U.S. holder will depend upon which of these regimes applies to such U.S. holder. However, dividends paid by a PFIC are generally not eligible for the lower rates of taxation applicable to qualified dividend income (“QDI”) under any of the foregoing regimes.

Excess Distribution Regime. If a U.S. holder does not make a QEF election or a mark-to-market election, as described below, such U.S. holder will be subject to the default “excess distribution regime” under the PFIC rules with respect to (i) any gain realized on a sale or other disposition (including a pledge) of U.S. holder’s Pubco Ordinary Shares, and (ii) any “excess distribution” that a U.S. holder receives on his or her Pubco Ordinary Shares (generally, any distributions in excess of 125% of the average of the annual distributions on Pubco Ordinary Shares during the preceding three years or U.S. holder’s holding period, whichever is shorter). Generally, under this excess distribution regime:

(aa)	the gain or excess distribution will be allocated ratably over the period during which such U.S. holder held his or her Pubco Ordinary Shares;

(bb)	the amount allocated to the current taxable year and any taxable year prior to the first taxable year in which Pubco is a PFIC, will be taxed as ordinary income; and

(cc)	the amount allocated to each of the other taxable years will be subject to the highest tax rate in effect for that taxable year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or excess distribution will be payable generally without regard to offsets from deductions, losses and expenses. In addition, gains (but not losses) realized on the sale of a U.S. holder’s Pubco Ordinary Shares cannot be treated as capital gains, even if such U.S. holder holds the shares as capital assets. Further, no portion of any distribution will be treated as QDI.

QEF Regime. If Pubco is a PFIC, a U.S. holder of Pubco Ordinary Shares may avoid taxation under the excess distribution rules described above by making a QEF election. However, a U.S. holder may make a QEF election with respect to its Pubco Ordinary Shares only if Pubco provides U.S. holders on an annual basis with certain financial information specified under applicable U.S. Treasury Regulations. Because Pubco currently intends to make commercially reasonable efforts to provide U.S. holders with such information upon request, it is expected that U.S. holders generally would be able to make a QEF election with respect to their Pubco Ordinary Shares.

Mark-to-Market Regime. Alternatively, a U.S. holder of Pubco Ordinary Shares may also avoid taxation under the excess distribution rules by making a mark-to-market election. The mark-to-market election is available only for “marketable stock,” which is stock that is regularly traded on a qualified exchange or other market, as defined in applicable U.S. Treasury Regulations. The Pubco Ordinary Shares, which are expected to be listed on the NYSE, are expected to qualify as marketable stock for purposes of the PFIC rules, but there can be no assurance that they will be “regularly traded” for purposes of these rules. If a U.S. holder makes a valid mark-to-market election with respect to its Pubco Ordinary Shares, such U.S. holder will include as ordinary income each year, the excess, if any, of the fair market value of the Pubco Ordinary Shares at the end of the taxable year over the U.S. holder’s adjusted basis in the Pubco Ordinary Shares. Such U.S. holder will also be allowed to take an ordinary loss in respect of the excess, if any, of such holder’s adjusted basis in the Pubco Ordinary Shares over the fair market value of such Pubco Ordinary Shares at the end of the taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. holder’s basis in the Pubco Ordinary Shares will be adjusted to reflect any such income or loss amounts. Any gain that is recognized on the sale or other taxable disposition of Pubco Ordinary Shares would be ordinary income and any loss would be an ordinary loss to the extent of the net amount of previously included income as a result of the mark-to-market election and, thereafter, a capital loss. A mark-to-market election cannot be made for any lower-tier PFICs. U.S. holders should consult their tax advisors regarding the application of the PFIC rules to their indirect ownership of shares in any lower-tier PFICs.

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PFIC Reporting Requirements. A U.S. holder who owns, or who is treated as owning, PFIC stock during any taxable year in which Pubco is classified as a PFIC may be required to file IRS Form 8621. U.S. holders of Pubco Ordinary Shares should consult their tax advisors regarding the requirement to file IRS Form 8621 and the potential application of the PFIC regime.

Additional Reporting Requirements

Certain U.S. holders holding specified foreign financial assets with an aggregate value in excess of an applicable dollar threshold are required to report information to the IRS relating to Pubco Ordinary Shares, subject to certain exceptions (including an exception for Pubco Ordinary Shares held in an account maintained with a U.S. financial institution), by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return, for each year in which they hold Pubco Ordinary Shares. U.S. holders should consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of Pubco Ordinary Shares.

Non-U.S. Holders

The section applies to you if you are a non-U.S. holder. For purposes of this discussion, a non-U.S. holder means a beneficial owner (other than a partnership or an entity or arrangement so characterized for U.S. federal income tax purposes) of Pubco Ordinary Shares that is not a U.S. holder, including:

1.	a nonresident alien individual, other than certain former citizens and residents of the United States;

2.	a foreign corporation; or

3.	a foreign estate or trust;

but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition.

Non-U.S. Holders Exercising Redemption Rights with Respect to Ordinary Shares

The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. holder’s Class A Ordinary Shares generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. holder’s Class A Ordinary Shares, as described above under “U.S. Holders — Redemption of Class A Ordinary Shares.” Any redeeming Non-U.S. holder generally will not be subject to U.S. federal income tax on any gain recognized as a result of the redemption or be able to utilize a loss in computing such Non-U.S. holder’s U.S. federal income tax liability unless one of the exceptions described below under “— Ownership and Disposition of Pubco Ordinary Shares by Non-U.S. Holders” applies in respect of such gain or loss.

Ownership and Disposition of Pubco Ordinary Shares by Non-U.S. Holders

A non-U.S. holder of Pubco Ordinary Shares will not be subject to U.S. federal income tax or, subject to the discussion below under “— Information Reporting and Backup Withholding,” U.S. federal withholding tax on any dividends received on Pubco Ordinary Shares or any gain recognized on a sale or other disposition of Pubco Ordinary Shares (including, any distribution to the extent it exceeds the adjusted basis in the non-U.S. holder’s Pubco Ordinary Shares) unless the dividend or gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States. In addition, special rules may apply to a non-U.S. holder that is an individual present in the United States for 183 days or more during the taxable year of the sale or disposition, and certain other requirements are met. Such non-U.S. holders should consult their own tax advisors regarding the U.S. federal income tax consequences of the sale or disposition of Pubco Ordinary Shares.

Dividends and gains that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. holder and, in the case of a non-U.S. holder that is a corporation for U.S. federal income tax purposes, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

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Information Reporting and Backup Withholding

Information reporting requirements may apply to cash received in redemption of Class A Ordinary Shares, dividends received by U.S. holders of Pubco Ordinary Shares, and the proceeds received on the disposition of Pubco Ordinary Shares effected within the United States (and, in certain cases, outside the United States), in each case other than U.S. holders that are exempt recipients (such as corporations). Backup withholding may apply to such amounts if the U.S. holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. holder’s broker) or is otherwise subject to backup withholding. Any redemptions treated as dividend payments with respect to Pubco Ordinary Shares and proceeds from the sale, exchange, redemption or other disposition of Pubco Ordinary Shares may be subject to information reporting to the IRS and possible U.S. backup withholding. U.S. holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Information returns may be filed with the IRS in connection with, and non-U.S. holders may be subject to backup withholding on amounts received in respect of their Class A Ordinary Shares or their Pubco Ordinary Shares, unless the non-U.S. holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable, or the non-U.S. holder otherwise establishes an exemption. Dividends paid with respect to Pubco Ordinary Shares and proceeds from the sale or other disposition of Pubco Ordinary Shares received in the United States by a non-U.S. holder through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding unless such non-U.S. holder provides proof of an applicable exemption or complies with certain certification procedures described above, and otherwise complies with the applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against the U.S. holder’s U.S. federal income tax liability, and a U.S. holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

Material Cayman Islands Tax Considerations

The following is a discussion on certain Cayman Islands income tax consequences of an investment in the securities of Pubco. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Under Existing Cayman Islands Laws

Payments of dividends and capital in respect of Pubco’s securities will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the securities nor will gains derived from the disposal of the securities be subject to Cayman Islands income or corporation tax.

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains, or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to Pubco levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. There are no exchange control regulations or currency restrictions in the Cayman Islands.

No stamp duty is payable in respect of the issue of Pubco Ordinary Shares or on an instrument of transfer in respect of such shares. An instrument of transfer in respect of a Pubco Ordinary Share is stampable if executed in or brought into the Cayman Islands.

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Pubco has been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, has applied for and received an undertaking from the Financial Secretary of the Cayman Islands substantially in the following form on October 10, 2023.

The Tax Concessions Act

Undertaking as to Tax Concessions

In accordance with the Tax Concessions Act (As Revised) of the Cayman Islands, the following undertaking is hereby given to Pubco:

1. That no law which is hereafter enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to Pubco or its operations; and

2. In addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

2.1 on or in respect of the shares, debentures or other obligations of Pubco; or

2.2 by way of the withholding in whole or in part of any relevant payment as defined in the Tax Concessions Act (As Revised).

These concessions shall be for a period of twenty years from October 10, 2023.

Anticipated Accounting Treatment

The Business Combination is accounted for as a capital reorganization in accordance with IFRS. For purposes of the Business Combination, TWOA will be treated as the “acquired” company for financial reporting purposes and for accounting purposes will be treated as an acquisition of assets. This determination was primarily based on the following factors: 1) LLP’s operations substantially comprising the ongoing operations of Pubco after the Business Combination, 2) LLP’s ability to elect or appoint the majority of the governing body of Pubco, and 3) LLP’s senior management will be the senior management of Pubco. Accordingly, the net assets of LLP will be stated at historical costs, with no goodwill or other intangible assets recorded. The deemed costs of the shares issued by LLP represents the fair value of the shares that the Pubco would have had to issue for the ratio of ownership interest in the entity. Since TWOA does not meet the definition of a business in accordance with IFRS 3, Business Combinations, the transaction is accounted for within the scope of IFRS 2, Share-based payment. Any excess of fair value of Pubco shares issued over the fair value of TWOA’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.

Regulatory Matters

The Business Combination and the transactions contemplated by the Business Combination Agreement are not subject to any additional regulatory requirement or approval, except for filings required with the SEC pursuant to the reporting requirements applicable to TWOA, the requirements of the Securities Act and the Exchange Act, including the requirement to file the registration statement of which this proxy statement/prospectus forms a part and to disseminate this proxy statement/prospectus to TWOA’s shareholders, and any filings and approvals that may be required by the SFC due to LLP’s status as an entity under the supervision of the SFC.

Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available to TWOA shareholders in connection with the ordinary resolution to approve the Business Combination. However, in respect of the special resolution to approve the Cayman Merger Proposal, under section 238 of the Companies Act, shareholders of a Cayman Islands company ordinarily have dissenters’ rights with respect to a statutory merger. The Companies Act prescribes when shareholder dissenters’ rights will be available and sets the limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, TWOA shareholders are still entitled to exercise the rights of redemption as detailed in this proxy statement/prospectus and the TWOA Board has determined that the redemption proceeds payable to TWOA shareholders who exercise such redemption rights represents the fair value of those shares. Please see the section entitled “Appraisal or Dissenters’ Rights.”

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the entry by the Company into the Business Combination Agreement, dated as of August 15, 2023 (as it may be amended, supplemented and/or restated from time to time, the “Business Combination Agreement”), by and among the Company, LatAm Logistic Properties, S.A., a company incorporated under the laws of Panama (together with its successors, “LLP”), and by a joinder agreement, each of Logistic Properties of the Americas, a Cayman Islands exempted company (“Pubco”), Logistic Properties of the Americas Subco, a Cayman Islands exempted company and a wholly-owned subsidiary of Pubco (“SPAC Merger Sub”), and LPA Panama Group Corp., a company incorporated under the laws of Panama and a wholly-owned subsidiary of Pubco (“Company Merger Sub”), and the consummation of the transactions contemplated by the Business Combination Agreement, including the merger of SPAC Merger Sub with and into the Company, with the Company surviving as the surviving company and as a wholly-owned subsidiary of Pubco, and the merger of Company Merger Sub with and into LLP, with LLP surviving as the surviving company and as a wholly-owned subsidiary of Pubco, and the issuance of the consideration thereunder, and the performance by the Company of its obligations thereunder and thereby be ratified, approved, adopted and confirmed in all respects.”

Vote Required for Approval

The approval of the Business Combination Proposal will require an ordinary resolution under the Current Charter and Cayman Islands law, being a resolution passed at the Extraordinary General Meeting by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote thereon.

Recommendation of TWOA Board with Respect to the Business Combination Proposal

THE TWOA BOARD RECOMMENDS THAT THE TWOA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

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PROPOSAL 2: THE CAYMAN MERGER PROPOSAL

Overview

In connection with the Business Combination, TWOA is requesting that its shareholders vote upon a proposal to approve by special resolution the merger of SPAC Merger Sub with and into TWOA with TWOA surviving as the surviving company and as a wholly-owned subsidiary of Pubco, the Plan of Merger, the entry by TWOA into the Plan of Merger and the amendment and restatement of the amended and restated memorandum and articles of association of TWOA (as the surviving company of the merger) in accordance with the Current Charter and the Companies Act.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that the Company be authorized to merge with SPAC Merger Sub so that the Company be the surviving company and all the undertaking, property and liabilities of SPAC Merger Sub vest in the Company by virtue of such merger pursuant to the Companies Act (As Revised) of the Cayman Islands, that the plan of merger substantially in the form appended to the proxy statement/prospectus as Annex B (the “Plan of Merger”), be authorized, approved and confirmed, that the Company be authorized to enter into the Plan of Merger, and that the Company amend and restate its memorandum and articles of association in the form attached to the Plan of Merger with effect from the effective time of such merger.”

Vote Required

The approval of the Cayman Merger Proposal will require a special resolution, being a resolution passed at the Extraordinary General Meeting by a majority of at least two-thirds (2/3) of such shareholders as, being entitled to do so, vote in person or by proxy at the Extraordinary General Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement but will not be counted in connection with the vote on the Cayman Merger Proposal.

The adoption of the Cayman Merger Proposal is conditioned upon the adoption of the Business Combination Proposal, the NYSE Proposal, the Incentive Plan Proposal and the Director Election Proposal.

Recommendation of the Board

THE TWOA BOARD RECOMMENDS THAT TWOA SHAREHOLDERS VOTE “FOR” THE CAYMAN MERGER PROPOSAL.

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PROPOSAL 3: THE ORGANIZATIONAL DOCUMENTS PROPOSAL

Overview

As required by SEC guidance requiring that shareholders have the opportunity to present their views on important corporate governance provisions, TWOA is requesting that its shareholders vote upon, on a non-binding advisory basis, a proposal, by ordinary resolution, to approve certain governance provisions in the Proposed Charter. Accordingly, the shareholder vote regarding the Organizational Documents Proposal is an advisory vote and is not binding on TWOA, Pubco, the Pubco Board or the TWOA Board. Furthermore, the Business Combination is not conditioned on the separate approval of the Organizational Documents Proposal. Accordingly, regardless of the outcome of the non-binding advisory vote on the Organizational Documents Proposal, the Proposed Charter will take effect upon the Closing. See “Comparison of the Rights of Holders of Ordinary Shares.”

The Organizational Documents Proposal is composed of the following material differences between the Current Charter and the Proposed Charter:

(1)	TWOA shareholders are being asked to approve and adopt provisions to be included in the Proposed Charter which will not include certain provisions of the Current Charter related to TWOA’s status as a blank check company that will no longer apply upon consummation of the Business Combination.

(2)	TWOA shareholders are being asked to approve and adopt provisions to be included in the Proposed Charter pursuant to which the total authorized share capital of Pubco will be US$50,000 divided into 450,000,000 Ordinary Shares of a par value of US$0.0001 each and 50,000,000 preference shares of a par value of US$0.0001 each, an increase from TWOA’s authorized share capital under the Current Charter of US$41,100 divided into 400,000,000 Class A Ordinary Shares of a par value of US$0.0001 each, 10,000,000 Class B Ordinary Shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each.

Resolution to be Voted Upon

The full text of the resolutions to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the amended and restated memorandum and articles of association of Pubco, in the form appended to the proxy statement/prospectus as Annex C (the “Proposed Charter”), including the differences between the Proposed Charter and the current amended and restated memorandum and articles of association of the Company (the “Current Charter”), such differences including the absence of the specific provisions relating to the Company as a blank check company included in the Current Charter in the Proposed Charter and the differences in the authorized share capital of the Company set out in the Current Charter and the authorized share capital of Pubco in the Proposed Charter, be confirmed, ratified and approved.”

Vote Required

The approval of the Organizational Documents Proposal will require an ordinary resolution under the Current Charter and Cayman Islands law, being a resolution passed at the Extraordinary General Meeting by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote thereon. Abstentions and broker non-votes will be counted towards the quorum requirement but will not be counted in connection with the vote on the Organizational Documents Proposal.

The adoption of the Organizational Documents Proposal is conditioned upon the adoption of the Business Combination Proposal, the Cayman Merger Proposal, the NYSE Proposal, the Incentive Plan Proposal and the Director Election Proposal.

Recommendation of the Board

THE TWOA BOARD RECOMMENDS THAT TWOA SHAREHOLDERS VOTE “FOR” THE ORGANIZATIONAL DOCUMENTS PROPOSAL.

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PROPOSAL 4: THE NYSE PROPOSAL

Overview

In connection with the Business Combination, TWOA is asking its shareholders to consider and vote upon a proposal by an ordinary resolution to approve, for the purposes of complying with the applicable listing rules of the NYSE, the issuance of more than 20% of TWOA’s issued and outstanding Ordinary Shares in connection with subscription agreements entered into, or to be entered into, in connection with the Business Combination that, in the aggregate, may result in investors acquiring shares pursuant to such subscription agreements owning more than an aggregate of 20% of TWOA’s outstanding Ordinary Shares, or more than 20% of the voting power of TWOA, which could constitute a “change of control” under NYSE rules.

On February 16, 2024, TWOA entered into the Subscription Agreement with the Subscriber to purchase 1,500,000 PIPE Shares at a price of $10.00 per share, for an aggregate purchase price of $15,000,000, in the PIPE Investment. The per share price of the PIPE Investment is less than the approximately $10.77 per Public Share in the Trust Account as of March 4, 2024. The Subscriber has no affiliation with TWOA, the Sponsor or affiliates, or LLP, its officers, directors or affiliates. The consummation of the transactions contemplated by the Subscription Agreement is conditioned on the substantially concurrent Closing and other customary closing conditions. The Subscriber was granted certain customary resale registration rights in the Subscription Agreement. TWOA has not entered into any other financing agreements in connection with the Business Combination. The amount of the PIPE Investment alone is not sufficient to guarantee TWOA meets the Minimum Cash Condition and TWOA and LLP seek to raise additional financing. However, there is no assurance that they will be able to raise any or all of the funds necessary to satisfy the Minimum Cash Condition. Please see “Risk Factors — Risks Relating to the Business Combination and its Effects — If we are unable to raise additional funds to meet the Minimum Cash Condition in the Business Combination Agreement, we may not be able to consummate the Business Combination” and “Risk Factors — Risks Relating to the Business Combination and its Effects — If the PIPE Investment or any other financing transactions are not consummated and LLP does not waive the Minimum Cash Condition, the Business Combination Agreement may be terminated.”

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the issuance of more than 20% of TWOA’s issued and outstanding ordinary shares in connection with subscription agreements entered into, or to be entered into, in connection with the transactions contemplated by the Business Combination Agreement that, in the aggregate, may result in investors acquiring shares pursuant to such subscription agreements owning more than an aggregate of 20% of TWOA’s outstanding ordinary shares, or more than 20% of the voting power of TWOA, which could constitute a “change of control” under New York Stock Exchange rules, be confirmed, ratified and approved.”

Vote Required

The approval of the NYSE Proposal will require an ordinary resolution under the Current Charter and Cayman Islands law, being a resolution passed at the Extraordinary General Meeting by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote thereon. Abstentions and broker non-votes will be counted towards the quorum requirement but will not be counted in connection with the vote on the NYSE Proposal.

The adoption of the NYSE Proposal is conditioned upon the adoption of the Business Combination Proposal, the Cayman Merger Proposal, the Incentive Plan Proposal and the Director Election Proposal.

Recommendation of the Board

THE TWOA BOARD RECOMMENDS THAT TWOA SHAREHOLDERS VOTE “FOR” THE NYSE PROPOSAL.

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PROPOSAL 5: THE INCENTIVE PLAN PROPOSAL

Overview

TWOA is asking its shareholders to approve by ordinary resolution and adopt the Logistic Properties of the Americas Equity Incentive Plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex D, and the material terms thereunder. The TWOA Board approved the Logistic Properties of the Americas Equity Incentive Plan, prior to the Extraordinary General Meeting, subject to shareholder approval at the Extraordinary General Meeting. The Logistic Properties of the Americas Equity Incentive Plan became effective as of the date it was adopted by the TWOA Board, subject to approval from the TWOA shareholders.

The Logistic Properties of the Americas Equity Incentive Plan is described in more detail below.

Summary of the Logistic Properties of the Americas Equity Incentive Plan

The material terms of the Logistic Properties of the Americas Equity Incentive Plan are summarized below. This summary is qualified in its entirety by reference to the full text of the Logistic Properties of the Americas Equity Incentive Plan, which is attached as Annex D to this proxy statement/prospectus.

Purpose. The purpose of the Logistic Properties of the Americas Equity Incentive Plan is to provide a means through which Pubco and its affiliates may attract and retain key personnel, and directors, officers, employees, consultants, and advisors of Pubco and its affiliates can acquire and maintain an equity interest in Pubco, or be paid incentive compensation measured by reference to the value of Pubco Ordinary Shares, thereby strengthening their commitment to the welfare of Pubco and its affiliates and aligning their interests with those of the Pubco’s shareholders.

Administration. The compensation committee of the Pubco Board or any other committee comprised of members of the Pubco Board (or, if no such committee has been appointed, the Pubco Board) (the “Committee”) will administer the Logistic Properties of the Americas Equity Incentive Plan. The Committee will generally have the authority to designate participants, determine the type or types of awards to be granted to a participant, determine the terms and conditions of any awards, determine whether the vesting of awards will accelerate, determine whether awards may be settled in Pubco Ordinary Shares or cash, and to establish, amend, suspend or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of the Logistic Properties of the Americas Equity Incentive Plan. The Committee will have full discretion to administer and interpret the Logistic Properties of the Americas Equity Incentive Plan and to make any other determinations and/or take any other action that it deems necessary or desirable for the administration of the Equity Incentive Plan, and any such determinations or actions taken by the Committee shall be final, conclusive and binding upon all persons and entities. The Committee may delegate to one or more officers of Pubco or any affiliate the authority to act on behalf of the Committee with respect to any matter, right, obligation or election that is the responsibility of or that is allocated to the Committee in the Logistic Properties of the Americas Equity Incentive Plan and that may be so delegated as a matter of law, except for grants of awards to persons who are acting pursuant to delegated authority, including persons subject to Section 16 of the Exchange Act and non-employee directors.

Eligibility. Certain employees, directors, officers, advisors or consultants of Pubco or its affiliates are eligible to participate in the Logistic Properties of the Americas Equity Incentive Plan. Only employees will be eligible to receive ISOs (as defined below). Following the consummation of the transaction, it is expected that certain employees, consultants, advisors and service providers and certain non-executive officer directors will be eligible to participate in the Logistic Properties of the Americas Equity Incentive Plan.

Number of Shares Authorized. The maximum number of Pubco Ordinary Shares that may be issued or transferred pursuant to awards under the Logistic Properties of the Americas Equity Incentive Plan is ten percent (10%) of the aggregate number of Pubco Ordinary Shares issued and outstanding immediately after Closing (the “Plan Share Reserve”). Pubco Ordinary Shares may be authorized and unissued shares, shares held in the treasury of Pubco, shares purchased on the open market or by private purchase or a combination of the foregoing.

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If an award expires or is canceled, forfeited or terminated without issuance to the participant of the full number of Pubco Ordinary Shares to which the award related, then the unissued Pubco Ordinary Shares will be returned for future grant under the Logistic Properties of the Americas Equity Incentive Plan. Pubco Ordinary Shares that have actually been issued under the Logistic Properties of the Americas Equity Incentive Plan under any award will not be returned to the Logistic Properties of the Americas Equity Incentive Plan and will not become available for issuance under the Logistic Properties of the Americas Equity Incentive Plan. Pubco Ordinary Shares withheld by Pubco to pay the exercise price of an award or to satisfy tax withholding obligations with respect to an award will be returned to the share reserve for future grants of awards under the Logistic Properties of the Americas Equity Incentive Plan. If an award is paid out in cash rather than Pubco Ordinary Shares, such cash payment will not reduce the number of Pubco Ordinary Shares available for issuance under the Logistic Properties of the Americas Equity Incentive Plan.

In the event of any dividend (other than regular cash dividends) or other distribution, recapitalization, share split / share subdivision, reverse share split / share consolidation, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of Pubco Ordinary Shares or other securities of Pubco, issuance of warrants or other rights to acquire Pubco Ordinary Shares or other securities of Pubco, or other similar corporate transaction or event that affects the Pubco Ordinary Shares (including a Change in Control); unusual or nonrecurring events affecting Pubco, including changes in applicable laws, that the Committee determines, in its sole discretion, could result in substantial dilution or enlargement of the rights intended to be granted to, or available for, participants, the Committee shall make such proportionate substitution or adjustment, if any, as it deems equitable, to any or all of the number of Pubco Ordinary Shares reserved for issuance under the Logistic Properties of the Americas Equity Incentive Plan or any other limit applicable under the Logistic Properties of the Americas Equity Incentive Plan, the number of Pubco Ordinary Shares or other securities of Pubco which may be issued in respect of awards or with respect to which awards may be granted under the Logistic Properties of the Americas Equity Incentive Plan; the terms of any outstanding award, including, without limitation, the number of Pubco Ordinary Shares subject to outstanding awards, the exercise price of outstanding options or any applicable performance measures.

The Logistic Properties of the Americas Equity Incentive Plan will have a term of 10 years expiring on the 10th anniversary of the earlier of the date the Pubco Board adopts the Logistic Properties of the Americas Equity Incentive Plan and the date Pubco’s shareholders approve the Logistic Properties of the Americas Equity Incentive Plan; provided, that such expiration shall not affect awards then outstanding, and the terms and conditions of the Logistic Properties of the Americas Equity Incentive Plan shall continue to apply to such awards. No further awards may be granted under the Logistic Properties of the Americas Equity Incentive Plan after the expiration date, provided, however, in the case of an incentive stock option (“ISO”), no ISO shall be granted on or after 10 years from the earlier of (i) the date the Logistic Properties of the Americas Equity Incentive Plan is approved by the two board of directors and (ii) the date Pubco’s shareholders approve the Logistic Properties of the Americas Equity Incentive Plan.

Awards Available for Grant. The Committee may grant awards of nonqualified stock options, ISOs, stock appreciation rights (“SARs”), restricted stock awards, restricted stock units, dividend equivalent rights and other equity-based awards or any combination of the foregoing.

Options. The Committee will be authorized to grant options to purchase Pubco Ordinary Shares that are either “qualified,” meaning they are intended to satisfy the requirements of Section 422 of the Code for ISOs, or “nonqualified,” meaning they are not intended to satisfy the requirements of Section 422 of the Code. Options granted under the Logistic Properties of the Americas Equity Incentive Plan will be subject to such terms, including the exercise price and the conditions and timing of exercise, as may be determined by the Committee and specified in the applicable award agreement. The maximum aggregate number of Pubco Ordinary Shares that may be issued through the exercise of ISOs granted under the Logistic Properties of the Americas Equity Incentive Plan shall not exceed the maximum number of Shares in the Plan Share Reserve. In general, the exercise price per Pubco Ordinary Share for each option granted under the Logistic Properties of the Americas Equity Incentive Plan will not be less than the fair market value of such share at the time of grant or, for purposes of ISOs, if granted to an employee who owns or is deemed to own more than 10% of the combined voting power of all of our classes of stock, or of any parent or subsidiary (a “10% Shareholder”), less than 110% of the fair market value of such share at the time of grant. The maximum term of an option granted under the Logistic Properties of the Americas Equity Incentive Plan will be 10 years from the date of grant (or five years in the case of ISOs granted to a 10% Shareholder). Payment in respect of the exercise of an option may be made in cash, by check or other cash equivalent; in Pubco Ordinary Shares valued at the fair market value at the time the option is exercised, provided that such Pubco Ordinary Shares are not subject to any pledge or other security interest and have been held by the participant for such period established by the Committee to avoid adverse accounting treatment under applicable accounting standards; or by such other method as the Committee may permit, in its sole discretion, including, without limitation in other property having a fair market value on the date of exercise equal to the exercise price; by means of a broker-assisted “cashless exercise” pursuant to which Pubco is delivered a copy of irrevocable instructions to a stockbroker to sell the Pubco Ordinary Shares otherwise issuable upon the exercise of the option and to deliver promptly to the Compensation Company an amount equal to the exercise price; or a “net exercise” procedure effected by withholding the minimum number of Pubco Ordinary Shares otherwise issuable in respect of an option that are needed to pay the exercise price.

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Stock Appreciation Rights. The Committee will be authorized to award SARs under the Logistic Properties of the Americas Equity Incentive Plan. SARs will be subject to the terms and conditions established by the Committee and reflected in the award agreement. A SAR is a contractual right that allows a participant to receive, either in the form of cash, Pubco Ordinary Shares or any combination of cash and Pubco Ordinary Shares, the appreciation, if any, in the value of a Pubco Ordinary Share over a certain period of time. An option granted under the Logistic Properties of the Americas Equity Incentive Plan may include SARs, and SARs may also be awarded to a participant independent of the grant of an option. SARs granted in connection with an option will be subject to terms similar to the option corresponding to such SARs. The exercise price of SARs cannot be less than 100% of the fair market value of a Pubco Ordinary Share at the time of grant. The maximum term of a SAR granted under the Logistic Properties of the Americas Equity Incentive Plan will be 10 years from the date of grant.

Restricted Stock. The Committee will be authorized to award restricted stock under the Logistic Properties of the Americas Equity Incentive Plan. Each award of restricted stock will be subject to the terms and conditions established by the Committee, including any dividend or voting rights. Restricted stock awards are Pubco Ordinary Shares that generally are non-transferable and subject to other restrictions determined by the Committee for a specified period. Unless the Committee determines otherwise or specifies otherwise in an award agreement, if the participant terminates employment or services during the restricted period, then any unvested restricted stock will be forfeited.

Restricted Stock Unit Awards. The Committee will be authorized to award restricted stock unit awards under the Logistic Properties of the Americas Equity Incentive Plan. The Committee will determine the terms of such restricted stock unit awards, including any dividend rights. Unless the Committee determines otherwise or specifies otherwise in an award agreement, if the participant terminates employment or services during the period of time over which all or a portion of the units are to be earned, then any unvested units will be forfeited. A participant has no rights or privileges as a shareholder as to restricted stock units. Upon expiration of the period over which the restricted stock unit awards are to be earned, Pubco shall issue to the participant one Pubco Ordinary Share for each such outstanding restricted stock unit; provided, that the Committee may, in its sole discretion, elect to pay cash or part cash and part Pubco Ordinary Shares in lieu of issuing only Pubco Ordinary Shares in respect of such restricted stock units; or defer the issuance of Pubco Ordinary Shares (or cash or part cash and part Pubco Ordinary Shares, as the case may be) beyond the expiration of such period if such extension would not cause certain adverse tax consequences to the extent applicable. If a cash payment is made in lieu of issuing Pubco Ordinary Shares in respect of any restricted stock units, the amount of such payment shall be equal to the fair market value per Pubco Ordinary Share as of the date upon which the restricted stock units are settled.

Other Equity-Based Awards. The Committee may grant to participants other equity-based awards under the Logistic Properties of the Americas Equity Incentive Plan, which are payable by delivery of, or valued in whole or in part by reference to, or otherwise based on, Pubco Ordinary Shares. The form of any other equity-based awards will be determined by the Committee and may include a grant or sale of unrestricted Pubco Ordinary Shares. The number of Pubco Ordinary Shares related to other equity-based awards and the terms and conditions, including vesting conditions, of such other equity-based awards will be determined by the Committee when the award is made. Other share-based awards will be paid in cash, Pubco Ordinary Shares, or a combination of cash and shares, as determined by the Committee, and the Committee will determine the effect of a termination of employment or service on a participant’s other equity-based awards.

Dividend Equivalent Rights. The Committee may provide for the payment of dividend equivalents with respect to Pubco Ordinary Shares subject to an award, such as restricted stock units, but not on awards of stock options or SARs. However, no dividend equivalents will be paid prior to the issuance of stock. Dividend equivalents may be credited as of the dividend payment dates, during the period between the grant date and the date the award becomes payable or terminates or expires, as determined by the Committee; however, dividend equivalents will not be payable unless and until the issuance of shares underlying the award and will be subject to forfeiture to the same extent as the underlying award. Dividend equivalents may be paid on a current or deferred basis, in cash, additional Pubco Ordinary Shares, or converted to full-value awards, calculated and subject to such limitations and restrictions as the Committee may determine.

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Performance-Based Awards. The Committee may grant an award under the Logistic Properties of the Americas Equity Incentive Plan in the form of a performance compensation award by conditioning the vesting of the award on the satisfaction of certain performance goals established by the Committee.

Transferability. Each award may be exercised during the participant’s lifetime only by the participant or, if permissible under applicable law, by the participant’s guardian or legal representative and may not be otherwise assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution. The Committee, however, may permit awards (other than ISOs) to be transferred to certain family members, a trust for the benefit of such family members, a partnership or limited liability company whose partners or shareholders are the participant and his or her family members or charitable organizations.

Amendment and Termination; Repricing. In general, the Pubco Board or the Committee may amend, alter, suspend, discontinue or terminate the Logistic Properties of the Americas Equity Incentive Plan at any time; provided, that no such amendment, alteration, suspension, discontinuance or termination shall be made without shareholder approval if such approval is necessary to comply with applicable laws. No amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any participant or recipient will not to that extent be effective without the consent of the participant or recipient, subject to applicable laws. No stock option or SAR granted under the Logistic Properties of the Americas Equity Incentive Plan may be repriced without shareholder approval.

Change in Control. In the event of a “Change in Control” (as defined in the Logistic Properties of the Americas Equity Incentive Plan), unless otherwise determined by the Committee, in its sole discretion, the following provisions shall apply:

All outstanding time-based awards that are subject to vesting based on the participant’s continued service over a period of time shall be assumed by the surviving or acquiring entity, or its affiliates (the continuing entity) or substituted for new cash or equity-based awards of such continuing entity, as provided in the merger or acquisition agreement, or if no such assumption or substitution is provided for, then all outstanding time-based awards shall become fully vested and exercisable.

All outstanding awards with performance-based vesting that is based on the achievement of performance criteria shall vest as of the effective date of the Change in Control (A) at the target level, pro-rated to reflect the portion of the performance period that has elapsed as of the effective date of the Change in Control; or (B) at the actual achievement level, based on the actual achievement of such performance criteria, as of the effective date of the Change in Control or the most recent practicable date immediately prior to the effective date of the Change in Control on which the performance criteria may be measured prior to such effective date as reasonably determined by the Committee in good faith. The level of vesting for each outstanding performance-based award on a Change in Control as between clause (A) or (B) above shall be the level that provides the greatest value under each performance-based award, which may be different with respect to each outstanding performance-based award. Any unvested portion of any outstanding performance-based award that does not become vested in connection with a Change in Control shall terminate as of the effective date of the Change in Control without payment of any consideration to the participant.

In connection with a Change in Control, the Committee may, in its sole discretion, provide for cancellation of all or any portion of any one or more outstanding awards and payment to the holders of such awards, with respect to the portion of such awards that are vested as of such cancellation, the value of the vested portion of such awards, if any, as determined by the Committee (which value, if applicable, may be based upon the per-share consideration received or to be received by the holders of the Pubco Ordinary Shares upon the occurrence of the Change in Control (the “Change in Control Consideration”), including, without limitation, in the case of an outstanding option or SAR, a cash payment in an amount equal to the excess, if any, of the Change in Control Consideration over the per-share exercise price or base price, as applicable, of such option or SAR, multiplied by the number of Pubco Ordinary Shares underlying the vested portion of each such option or SAR. Payments to holders with respect to the vested portion of such cancelled awards shall be made in cash or, in the sole discretion of the Committee, in such other form of consideration necessary for such holders to receive the property, cash, securities, and/or other consideration (or any combination thereof) as such holders would have been entitled to receive upon the occurrence of the Change in Control as if such holders had been, immediately prior to such Change in Control, the holder of the number of Pubco Ordinary Shares covered by the vested portion of such cancelled awards (less any applicable exercise price or base price). The unvested portion of any outstanding award, and the vested portion of any option or SAR having an exercise price or base price, as applicable, equal to, or in excess of, the Change in Control Consideration, may be canceled and terminated without any payment or consideration therefor.

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Prior to any payment or adjustment contemplated in connection with a Change in Control, the Committee may require a participant to represent and warrant as to the unencumbered title to the participant’s awards; bear such participant’s pro rata share of any post-closing indemnity obligations, and be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, and similar conditions as the other holders of Pubco Ordinary Shares; and deliver customary transfer documentation as reasonably determined by the Committee.

Certain U.S. Federal Income Tax Consequences

The following is a general summary under current law of the principal U.S. federal income tax consequences related to awards under the Logistic Properties of the Americas Equity Incentive Plan applicable to U.S. participants. This summary deals with the general federal income tax principles that apply (based upon provisions of the Code and the applicable Treasury Regulations issued thereunder, as well as judicial and administrative interpretations under the Code and Treasury Regulations, all as in effect as of the date of this proxy statement/prospectus, and all of which are subject to change (possibly on a retroactive basis) or different interpretation) and is provided only for general information. Other kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

Non-Qualified Stock Options. If a participant is granted a non-qualified stock option under the Logistic Properties of the Americas Equity Incentive Plan, the participant should not have taxable income on the grant of the option. Generally, the participant should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The participant’s basis in the Pubco Ordinary Shares for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of Pubco Ordinary Shares on the date the participant exercises such option. Pubco or its subsidiaries or affiliates generally should be entitled to a federal income tax deduction, subject to applicable limitations, at the same time and for the same amount as the participant recognizes as ordinary income. Any subsequent gain or loss generally will be taxable as long-term or short-term capital gain or loss for which Pubco generally should not be entitled to a deduction.

Incentive Stock Options. A participant receiving ISOs should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the Pubco Ordinary Shares received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. The federal alternative minimum tax may produce significant tax repercussions depending upon the participant’s particular tax status.

If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the shares will be treated as a long-term capital gain or loss, and Pubco will not be entitled to any corresponding deduction. If the holding period requirements are not met, the ISO will be treated as a nonqualified stock option, and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. In addition, to the extent that the fair market value (determined as of the date of grant) of the shares with respect to which a participant’s ISOs are exercisable for the first time during any year exceeds $100,000, the ISOs for the shares over $100,000 will be treated as nonqualified stock options, and not ISOs, for federal tax purposes, and the participant will recognize income as if the ISOs were actually nonqualified stock options. Pubco will not be entitled to a tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.

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Special Rule if Exercise Price is Paid for in Shares. If a participant pays the exercise price of a nonqualified stock option with previously-owned shares of Pubco Ordinary Shares and the transaction is not a disqualifying disposition of shares previously acquired under an ISO, the shares received equal to the number of shares surrendered are treated as having been received in a tax-free exchange. The participant’s tax basis and holding period for these shares received will be equal to the participant’s tax basis and holding period for the shares surrendered. The number of shares received in excess of the number of shares surrendered will be treated as compensation taxable as ordinary income to the participant to the extent of their fair market value. The participant’s tax basis in these shares will be equal to their fair market value on the date of exercise, and the participant’s holding period for such shares will begin on the date of exercise.

If the use of previously acquired shares to pay the exercise price of a stock option constitutes a disqualifying disposition of shares previously acquired under an ISO, the participant will have ordinary income as a result of the disqualifying disposition in an amount equal to the excess of the fair market value of the shares surrendered, determined at the time such shares were originally acquired upon exercise of the ISOs, over the aggregate exercise price paid for such shares. As discussed above, a disqualifying disposition of shares previously acquired under an ISO occurs when the participant’ disposes of such shares before the end of the requisite holding period. The other tax results from paying the exercise price with previously-owned shares are as described above, except that the participant’s tax basis in the shares that are treated as having been received in a tax-free exchange will be increased by the amount of ordinary income recognized by the participant as a result of the disqualifying disposition.

Stock Appreciation Rights. Generally, a participant will recognize ordinary income upon the receipt of payment pursuant to SARs in an amount equal to the aggregate amount of cash and the fair market value of any Pubco Ordinary Shares received. Subject to applicable limitations, Pubco or its subsidiaries or affiliates generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.

Restricted Stock. A participant should not have taxable income on the grant of unvested restricted stock, nor will Pubco or its subsidiaries or affiliates then be entitled to any deduction, unless the participant makes a valid election under Section 83(b) of the Code (discussed below). However, when restrictions on shares of restricted stock lapse, such that the shares are no longer subject to a substantial risk of forfeiture, the participant generally will recognize ordinary income, and Pubco or its subsidiaries or affiliates generally will be entitled to a corresponding deduction, subject to applicable limitations, in an amount equal to the difference between the fair market value of the shares at the date such restrictions lapse and the purchase price, if any, paid for the restricted stock.

If the participant makes a valid election under Section 83(b) of the Code with respect to restricted stock, the participant generally will recognize ordinary income at the date of issuance of the restricted stock in an amount equal to the difference, if any, between the fair market value of the shares on that date and the purchase price, if any, paid for the restricted stock, and Pubco or its subsidiaries or affiliates generally will be entitled to a deduction for the same amount, subject to applicable limitations.

Restricted Stock Units. A participant generally will not recognize taxable income at the time of the grant of restricted stock units, and neither Pubco nor its subsidiaries or affiliates will be entitled to a deduction at that time. When a restricted stock unit is paid, whether in cash or ordinary shares, the participant will have ordinary income equal to the fair market value of the shares delivered or the cash paid, and Pubco or its subsidiaries or affiliates generally will be entitled to a corresponding deduction, subject to applicable limitations.

Other Equity-Based Awards; Dividend Equivalents. Generally, the granting of other equity-based awards, including cash awards, or dividend equivalent rights should not result in the recognition of taxable income by the recipient or a tax deduction by Pubco, its subsidiaries, or affiliates. The payment or settlement of other equity-based awards or dividend equivalent rights generally should result in immediate recognition of taxable ordinary income by the recipient, equal to the amount of any cash paid (before applicable tax withholding) or the then-current fair market value of any ordinary shares received, and a corresponding tax deduction by Pubco, subject to applicable limitations. If the shares covered by the award are not transferable and subject to a substantial risk of forfeiture, the tax consequences to the participant and to Pubco generally will be similar to the tax consequences of restricted stock awards, as described above. If any other share-based award consists of unrestricted shares, the recipient of those shares generally will immediately recognize as taxable ordinary income the fair market value of those shares on the date of the award, and Pubco generally will be entitled to a corresponding tax deduction, subject to applicable limitations.

131

Federal Tax Withholding. Any ordinary income realized by a participant upon the granting, vesting, exercise, or conversion of an award under the Logistic Properties of the Americas Equity Incentive Plan, as applicable, is subject to withholding of federal, state, and local income taxes and to withholding of the participant’s share of tax under the Federal Insurance Contribution Act and the Federal Unemployment Tax Act. To satisfy Pubco’s federal income tax withholding requirements, Pubco (or, if applicable, any of its subsidiaries or affiliates) will have the right to require, as a condition to delivery of any certificate for Pubco Ordinary Shares or the registration of the shares in the participant’s name, that the participant remit to Pubco an amount sufficient to satisfy the withholding requirements. Alternatively, Pubco may withhold a portion of the shares (valued at fair market value) that otherwise would be issued to the participant to satisfy all or part of the withholding tax obligations or may, if Pubco consents, accept delivery of shares with an aggregate fair market value that equals or exceeds the required tax withholding amount. Withholding does not represent an increase in the participant’s total income tax obligation because it is fully credited toward his or her tax liability for the year. Additionally, withholding does not affect the participant’s tax basis in the shares. Compensation income realized and tax withheld will be reflected on Forms W-2 supplied by Pubco to employees no later than January 31 of the following year. Deferred compensation that is subject to Section 409A of the Code (discussed below) will also be subject to certain federal income tax withholding and reporting requirements.

Section 409A of the Code. Certain types of awards under the Logistic Properties of the Americas Equity Incentive Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest penalties and additional state taxes). To the extent applicable, the Logistic Properties of the Americas Equity Incentive Plan and awards granted under the Logistic Properties of the Americas Equity Incentive Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Treasury Regulations and other authoritative guidance that may be issued under Section 409A of the Code. To the extent determined necessary and appropriate by the Committee, the Logistic Properties of the Americas Equity Incentive Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

New Plan Benefits

Awards under the Logistic Properties of the Americas Equity Incentive Plan will be granted in amounts and to individuals as determined by the Committee in its sole discretion. Therefore, the benefits or amounts that will be received by certain employees, directors, officers, advisors or consultants of Pubco or its affiliates under the Logistic Properties of the Americas Equity Incentive Plan are not determinable at this time.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that adoption of the Logistic Properties of the Americas Equity Incentive Plan, a copy of which is attached to the proxy statement/prospectus as Annex D, be confirmed, ratified and approved.”

Vote Required

The approval of the Incentive Plan Proposal will require an ordinary resolution under the Current Charter and Cayman Islands law, being a resolution passed at the Extraordinary General Meeting by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote thereon. Abstentions and broker non-votes will be counted towards the quorum requirement but will not be counted in connection with the vote on the Incentive Plan Proposal.

The adoption of the Incentive Plan Proposal is conditioned upon the adoption of the Business Combination Proposal, the Cayman Merger Proposal, the NYSE Proposal and the Director Election Proposal.

Recommendation of the Board

THE TWOA BOARD RECOMMENDS THAT TWOA SHAREHOLDERS VOTE “FOR” THE INCENTIVE PLAN PROPOSAL.

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PROPOSAL 6: THE DIRECTOR ELECTION PROPOSAL

Overview

TWOA shareholders are also being asked to approve the Director Election Proposal by an ordinary resolution to elect five directors, effective upon the Closing, to serve on the Pubco Board for the applicable term under the Proposed Charter, or until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, retirement or removal. Upon the consummation of the Business Combination, the size of the Pubco Board will be seven (7) directors, with five (5) directors appointed at Closing and two vacancies. The Pubco Board will be divided into three classes: Class I, Class II and Class III. The Class I directors shall stand elected for a term expiring at Pubco’s first annual general meeting, the Class II directors shall stand elected for a term expiring at Pubco’s second annual general meeting and the Class III directors shall stand elected for a term expiring at Pubco’s third annual general meeting. Commencing at Pubco’s first annual general meeting, and at each annual general meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual general meeting after their election. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the election of five directors of Pubco, being Thomas McDonald, Roger Lazarus, Gloria Canales Saldaña, Mauricio Salgar and Diego Durruty, with effect upon closing of the transactions contemplated by the Business Combination Agreement, each to serve for the applicable term in accordance with the Proposed Charter or until their successor has been duly appointed or until their earlier death, resignation, retirement or removal, be confirmed, ratified and approved.”

Vote Required

The approval of the Director Election Proposal will require an ordinary resolution under the Current Charter and Cayman Islands law, being a resolution passed at the Extraordinary General Meeting by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote thereon. Abstentions and broker non-votes will be counted towards the quorum requirement but will not be counted in connection with the vote on the Director Election Proposal.

The adoption of the Director Election Proposal is conditioned upon the adoption of the Business Combination Proposal, the Cayman Merger Proposal, the NYSE Proposal and the Incentive Plan Proposal.

Recommendation of the Board

THE TWOA BOARD RECOMMENDS THAT TWOA SHAREHOLDERS VOTE “FOR” THE DIRECTOR ELECTION PROPOSAL.

133

PROPOSAL 7: THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will allow the chairperson of the Extraordinary General Meeting to adjourn the Extraordinary General Meeting to a later date or dates, at the determination of the chairperson of the Extraordinary General Meeting. In no event will the chairperson of the Extraordinary General Meeting adjourn the Extraordinary General Meeting beyond the date by which it may properly do so under the Current Charter and Cayman Islands law. If put forth at the Extraordinary General Meeting, the Adjournment Proposal will be the first and only proposal voted on and the other proposals will not be submitted to the TWOA shareholders for a vote.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by TWOA shareholders, the TWOA Board may not be able to adjourn the Extraordinary General Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or any other proposal.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the meeting be adjourned to a later date or dates, if necessary or desirable, as determined by the chairperson of the Extraordinary General Meeting.”

Vote Required

The approval of the Adjournment Proposal will require an ordinary resolution under the Current Charter and Cayman Islands law, being a resolution passed at the Extraordinary General Meeting by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote thereon.

Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.

Recommendation of the Board

THE TWOA BOARD RECOMMENDS THAT TWOA SHAREHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL.

134

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

Introduction

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what Pubco’s financial condition or results of operations would have been had the Business Combination and related transactions occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of Pubco. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of the unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed. The assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes.

The historical financial information of TWOA was derived from the unaudited financial statements as of and for the nine months ended September 30, 2023 and audited financial statements for the year ended December 31, 2022 included elsewhere in this proxy statement/prospectus. The historical financial information of LLP was derived from the unaudited financial statements as of and for the nine months ended September 30, 2023 and audited financial statements for the year ended December 31, 2022 included elsewhere in this proxy statement/prospectus. The unaudited pro forma condensed combined financial information is based on and should be read in conjunction with LLP’s and TWOA’s audited and unaudited financial statements and related notes thereto, as well as the disclosures contained in the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of LLP,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of TWOA” and other financial information included elsewhere in this proxy statement/prospectus.

Description of the Business Combination and the PIPE Investment

On August 15, 2023, TWOA entered into the Business Combination Agreement with LLP and, by a joinder agreement, each of Pubco, SPAC Merger Sub and Company Merger Sub, pursuant to which, TWOA will merge with LLP with the steps of the Business Combination described at an estimated combined enterprise value of approximately $578 million. The cash components of the transaction will be funded by TWOA’s available cash in trust of $44.6 million as of January 4, 2024 (assuming no further redemptions) and PIPE financing (of which $15 million is committed as of February 16, 2024) or other transaction financing. The Business Combination is expected to close in early 2024 and remains subject to customary closing conditions.

Pursuant to the Business Combination Agreement, SPAC Merger Sub will merge with and into TWOA, with TWOA continuing as the surviving company, and, in connection therewith, each issued and outstanding security of TWOA immediately prior to the effective time of the Mergers will no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco. Additionally, Company Merger Sub shall merge with and into LLP, with LLP continuing as the surviving company, and in connection therewith, the LLP shares issued and outstanding immediately prior to the Effective Time will be canceled in exchange for the right of the holders thereof to receive Pubco Ordinary Shares; and (c) as a result of the Mergers, TWOA and LLP will each become wholly-owned subsidiaries of Pubco, and the Pubco Ordinary Shares will be listed on the NYSE.

On February 16, 2024, TWOA entered into the Subscription Agreement with the Subscriber to purchase 1,500,000 PIPE Shares at a price of $10.00 per share, for an aggregate purchase price of $15,000,000, in the PIPE Investment. The per share price of the PIPE Investment is less than the approximately $10.77 per Public Share in the Trust Account as of March 4, 2024. The Subscriber has no affiliation with TWOA, the Sponsor or affiliates, or LLP, its officers, directors or affiliates. The consummation of the transactions contemplated by the Subscription Agreement is conditioned on the substantially concurrent Closing and other customary closing conditions. The Subscriber was granted certain customary resale registration rights in the Subscription Agreement. TWOA has not entered into any other financing agreements in connection with the Business Combination. The amount of the PIPE Investment alone is not sufficient to guarantee TWOA meets the Minimum Cash Condition and TWOA and LLP seek to raise additional financing. However, there is no assurance that they will be able to raise any or all of the funds necessary to satisfy the Minimum Cash Condition.

Extension Amendments

On March 31, 2023, TWOA held its First Extension Meeting, at which its shareholders approved, among others, a proposal to extend the date TWOA would be required to consummate a business combination from April 1, 2023 to January 1, 2024 (or such earlier date as determined by the TWOA Board). On December 29, 2023, TWOA held its Second Extension Meeting, at which its shareholders approved, among others, a proposal to extend the date TWOA would be required to consummate a business combination from January 1, 2024 to July 1, 2024 (or such earlier date as determined by the TWOA Board).

135

In connection with the First Extension Meeting and the Second Extension Meeting, TWOA’s Public Shareholders holding an aggregate of 16,437,487 and 808,683 Public Shares exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account, respectively. The unaudited pro forma condensed combined financial statements have been prepared using the assumptions below with respect to the potential redemption into cash of TWOA’s Class A Ordinary Shares that are subject to redemption:

●	Assuming No Redemptions: This presentation assumes no Public Shareholders exercise their redemption rights with respect to their shares for a pro rata portion of the funds in the Trust Account aside from those that have already redeemed prior to December 31, 2023.

●	Assuming Maximum Redemptions: This presentation assumes that TWOA shareholders holding 1,718,498 Class A Ordinary Shares will exercise their redemption rights for an aggregate payment of $18,061,414 from the Trust Account. Such amount represents the maximum number of Class A Ordinary Shares redemptions that could occur with the Minimum Cash Condition of $25.0 million still being satisfied.

The following summarizes the consideration based on LLP’s capitalization table:

Assuming No Redemptions and Maximum Redemptions
Shares transferred at Closing(1)	28,600,000
Value per share per Business Combination Agreement	$10.00
Total value of share consideration at Closing	$286,000,000

(1)	Reflects the total share consideration transferred for the existing equity value of LLP.

The following table summarizes the pro forma ordinary shares outstanding under the two redemption scenarios:

	Assuming No Redemptions (Shares)%		Assuming Maximum Redemptions(1) (Shares)%
Total Founder Shares(2)	4,159,375	10.8%	4,159,375	11.3%
SPAC Public Shareholders	4,191,330	10.9%	2,472,832	6.7%
PIPE Shareholders	1,500,000	3.9%	1,500,000	4.1%
LLP Shareholders(3)	28,600,000	74.4%	28,600,000	77.9%
Pro Forma Ordinary Shares at September 30, 2023	38,450,705	100%	36,732,207	100%

(1)	Represents the maximum number of Class A Ordinary Shares that can be redeemed to meet the Minimum Cash Condition of $25.0 million.
(2)	Reflects 1,200,000 Founder Shares to be surrendered by the Sponsor pursuant to the Sponsor Letter Agreement, when the SPAC Cash is exactly $25.0 million (the Minimum Cash Condition). Of the 1,200,000 shares, 1,071,918 shares are surrendered by the Sponsor and 128,082 shares are surrendered by the Original Sponsor.
(3)	Reflects the actual number of shares expected to be received at Closing by existing LLP equity holders.

136

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF PROFIT OR LOSS

For the Nine Months Ended September 30, 2023

(USD in thousands except for share and per share data)

	Nine months ended September 30, 2023	Nine months ended September 30, 2023				Nine months ended September 30, 2023			Nine months ended September 30, 2023
	Latam Logistic Properties, S.A. (Historical) -Dollars	TWO (Historical) - Dollars	IFRS Policy and Presentation Alignment (Note 2)	Transaction Accounting Adjustments (Assuming No Redemption)		Pro Forma Combined (Assuming No Redemption)	Transaction Accounting Adjustments (Assuming Maximum Redemption)		Pro Forma Combined (Assuming Maximum Redemption)
Revenues
Rental revenue	27,793	-	-	-		27,793	-		27,793
Other	75	-	-	-		75	-		75
Total Revenues	27,868	-	-	-		27,868	-		27,868
Investment property operating expense	(4,032)	-	-	-		(4,032)	-		(4,032)
General and administrative	(4,834)	(1,997)	(4,849)	90	BB	(12,507)	-		(12,507)
				(387)	EE
				(530)	FF
Administrative expenses - related party	-	(90)	90	-		-	-		-
Investment property valuation gain	21,689	-	-	-		21,689	-		21,689
Interest income from affiliates	474	-	-	-		474	-		474
Financing Cost	(23,284)	-	-	-		(23,284)	-		(23,284)
Net foreign currency gain (loss)	243	-	-	-		243	-		243
Gain on sale of asset held for sale	1,023	-	-	-		1,023	-		1,023
Other income	131	-	-	-		131	-		131
Loss on sale of investment properties	-	-	-	-		-	-		-
Other expense	(3,484)	-	4,759	-		1,275	-		1,275
Income from investments held in Trust Account	-	3,538	-	(3,538)	HH	-	-		-
Net profit before taxes	15,794	1,451	-	(4,365)		12,880	-		12,880
Income tax expense	(6,633)	-	-	-	JJ	(6,633)	-	JJ	(6,633)
Profit for the year	9,161	1,451	-	(4,365)		6,247	-		6,247
Profit for the year attributable to Non controlling interest	4,201	-	-	-		4,201	-		4,201
Profit for the year attributable to owner of the group	4,960	1,451	-	(4,365)		2,046	-		2,046
Pro forma weighted average common shares outstanding – basic	168,142,740					38,568,538			36,850,040
Pro forma net loss per share – basic	0.03					0.05			0.06
Pro forma weighted average common shares outstanding – diluted	168,142,740					38,768,379			37,049,881
Pro forma net loss per share – diluted	0.03					0.05			0.06
Weighted average shares outstanding of Class A ordinary shares subject to possible redemption, basic and diluted		10,418,965
Basic and diluted net income (loss) per share, Class A ordinary shares subject to possible redemption		0.09
Weighted average shares outstanding of Class B non-redeemable ordinary shares, basic and diluted		5,359,375
Basic and diluted net income (loss) per share, Class B non-redeemable ordinary shares		0.09

See accompanying notes to unaudited pro forma condensed combined financial information.

137

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF PROFIT OR LOSS

For the Year Ended December 31, 2022

(USD in thousands except for share and per share data)

	For the year ended December 31, 2022	For the year ended December 31, 2022				For the year ended December 31, 2022			For the year ended December 31, 2022
	Latam Logistic Properties, S.A. (Historical) -Dollars	TWO (Historical) - Dollars	IFRS Policy and Presentation Alignment (Note 2)	Transaction Accounting Adjustments (Assuming No Redemption)		Pro Forma Combined (Assuming No Redemption)	Transaction Accounting Adjustments (Assuming Maximum Redemption)		Pro Forma Combined (Assuming Maximum Redemption)
Revenues
Rental revenue	31,891	-	-	-		31,891	-		31,891
Other	93	-	-	-		93	-		93
Total Revenues	31,984	-	-	-		31,984	-		31,984
Investment property operating expense	(5,407)	-	-	-		(5,407)	-		(5,407)
General and administrative	(4,609)	(1,238)	(120)	(9,917)	AA	(19,017)	-		(19,017)
			-	120	BB		-
				(147)	CC
				(1,263)	DD
				(1,136)	EE
				(707)	FF
Administrative expenses - related party	-	(120)	120	-		-	-		-
Investment property valuation gain	3,526	-	-	-		3,526	-		3,526
Interest income from affiliates	561	-	-	-		561	-		561
Financing Cost	(11,767)	-	-	-		(11,767)	-		(11,767)
Net foreign currency gain (loss)	300	-	-	-		300	-		300
Gain on sale of asset held for sale	-	-	-	-		-	-		-
Other income	100	-	-	-		100	-		100
Loss on sale of investment properties	(398)	-	-	-		(398)	-		(398)
Other expense	(612)	-	-	(42,907)	GG	(43,519)	344	GG	(43,175)
Income from investments held in Trust Account	-	2,855	-	(2,855)	HH	-	-		-
Net profit before taxes	13,678	1,497	-	(58,812)		(43,637)	344		(43,293)
Income tax expense	(2,237)	-	-	-	JJ	(2,237)	-	JJ	(2,237)
Profit for the year	11,441	1,497	-	(58,812)		(45,874)	344		(45,530)
Profit for the year attributable to Non controlling interest	3,412	-	-	-		3,412	-		3,412
Profit for the year attributable to owner of the group	8,029	1,497	-	(58,812)		(49,286)	344		(48,942)
Pro forma weighted average common shares outstanding – basic and diluted	168,142,740					38,568,538			36,850,040
Pro forma net loss per share – basic and diluted	0.05					(1.28)			(1.33)
Weighted average shares outstanding of Class A ordinary shares subject to possible redemption, basic and diluted		22,062,805
Basic and diluted net income (loss) per share, Class A ordinary shares subject to possible redemption		0.05
Weighted average shares outstanding of Class B non-redeemable ordinary shares, basic and diluted		5,359,375
Basic and diluted net income (loss) per share, Class B non-redeemable ordinary shares		0.05

See accompanying notes to unaudited pro forma condensed combined financial information.

138

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of September 30, 2023

(USD in Thousands)

	As of September 30, 2023	As of September 30, 2023					As of September 30, 2023			As of September 30, 2023
	Latam Logistic Properties, S.A. (Historical) -Dollars	TWO (Historical) - Dollars	IFRS Policy and Presentation Alignment (Note 2)	IFRS Policy and Presentation Alignment (Note 2) Combined	Transaction Accounting Adjustments (Assuming No Redemption)		Pro Forma Combined (Assuming No Redemption)	Transaction Accounting Adjustments (Assuming Maximum Redemption)		Pro Forma Combined (Assuming Maximum Redemption)
ASSETS
Current assets
Cash and cash equivalents	11,658	42	-		43,961	B	54,099	(18,061)	I	36,038
					15,000	C
			-		282	D		-
			-		(13,339)	E		-
					(147)	F
					(620)	G
					(2,738)	H
Lease and other receivables, net	2,988	-	-		-		2,988	-		2,988
Due from affiliates	9,273	-	-		-		9,273	-		9,273
Asset held for sale	17,802	-	-		-		17,802	-		17,802
Other current assets	3,003	140	-		-		3,143	-		3,143
Prepaid construction	1,751	-	-		-		1,751	-		1,751
Total Current assets	46,475	182	-		42,399		89,056	(18,061)		70,995
Non current assets
Investment properties	494,918	-	-		-		494,918	-		494,918
Tenant notes receivables - long term, net	6,202	-	-		-		6,202	-		6,202
Restricted cash equivalent	1,303	-	-		-		1,303	-		1,303
Property and equipment, net	368	-	-		-		368	-		368
Deferred tax asset	162	-	-		-		162	-		162
Other non-current assets	4,930	-	-		-		4,930	-		4,930
Marketable securities held in Trust Account	-	52,567	-		(8,606)	A	-	-		-
					(43,961)	B
Total Non current assets	507,883	52,567	-		(52,567)		507,883	-		507,883
Total Assets	$554,358	$52,749	$-		$(10,168)		$596,939	$(18,061)		$578,878
LIABILITIES
Current liabilities
Accounts payable and accrued expenses	9,827	1,238	-		(1,238)	HA	6,404	-		6,404
			-		(3,423)	E	-	-
Note payable-related party	-	1,218	-		282	D	-	-		-
					(1,500)	H
Income tax payable	665	-	-		-		665	-		665
Long term debt - current portion	10,543	-	-		-		10,543	-		10,543
Retainage payable	1,656	-	-		-		1,656	-		1,656
Liabilities related to Asst held for sale	8,345	-	-		-		8,345	-		8,345
Other current liabilities	667	-	-		-		667	-		667
Ordinary Shares subject to possible redemptions	-	-	52,467		(8,606)	A	-	-		-
					(43,861)	J
Total Current liabilities	31,703	2,456	52,467		(58,346)		28,280	-		28,280
Non Current liabilities
Long term debt	224,145	-	-		-		224,145	-		224,145
Deferred tax liability	40,073	-	-		-		40,073	-		40,073
Security deposits	1,790	-	-		-		1,790	-		1,790
Other non-current liabilities	3,164	-	-		-		3,164	-		3,164
Total Non Current liabilities	269,172	-	-		-		269,172	-		269,172
Total Liabilities	$300,875	$2,456	$52,467		$(58,346)		$297,452	$-		$297,452
Ordinary shares subject to possible redemption										-
Class A ordinary shares subject to possible redemption	-	52,467	(52,467)		-		-	-		-
Total Ordinary shares subject to possible redemption	$-	$52,467	$(52,467)		$-		$-	$-		$-
EQUITY (SHAREHOLDER’S DEFICIT)
Shareholder’s equity
Common share	-	-	-		286	L	385	(17)	I	368
					15	C
			-		42	J		-
			-		42	K		-
Class A ordinary shares	-	-	-		-		-	-		-
Class B ordinary shares	-	1	-		(1)	K	-	-		-
Common share capital	168,143	-	-		(168,143)	L	-	-		-
Share premium	-	-	-		(41)	K	267,995	(18,044)	I	249,607
					14,985	C
			-		43,819	J		(344)	N
			-		167,857	L		-
					643	G
			-		(2,175)	M		-
			-		42,907	N		-
Retained earnings	69,699	-	-		(9,916)	E	15,466	344	N	15,810
			-		(42,907)	N		-
					(147)	F
					(1,263)	G
Accumulated deficit	-	(2,175)	-		2,175	M	-	-		-
Foreign currency translation reserve	(19,790)	-	-		-		(19,790)	-		(19,790)
Total Shareholder’s equity	218,052	(2,174)	-		48,178		264,056	(18,061)		245,995
Non-controlling interest
Non - controlling interest	35,431	-	-		-		35,431	-		35,431
Total Non-controlling interest	35,431	-	-		-		35,431	-		35,431
Total Equity (shareholder’s deficit)	$253,483	$(2,174)	$-		$48,178		$299,487	$(18,061)		$281,426
Total Liability and Equity	$554,358	$52,749	$-	$-	$(10,168)		$596,939	$(18,061)		$578,878

See accompanying notes to unaudited pro forma condensed combined financial information.

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NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Basis of Pro Forma Presentation

As described in the section entitled “Anticipated Accounting Treatment” of the proxy statement/prospectus, the Business Combination will be accounted for as a capital reorganization in accordance with IFRS. Under this method of accounting, while TWOA is the legal acquirer, it will be treated as the “acquired” company, while LLP will be the “acquirer” for accounting and financial reporting purposes. TWOA does not meet the definition of a “business” pursuant to IFRS 3, Business Combinations, and thus, the Business Combination will be treated as a capital reorganization for accounting purposes. Accordingly, the Business Combination will be treated as the equivalent of LLP issuing shares for the net assets of TWOA, with the fair value of the shares, in excess of the net assets of TWOA, being accounted for as a stock exchange listing expense recorded to stock-based compensation under IFRS 2 Share-Based Payment. The net assets of TWOA will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of LLP.

LLP was determined to be the accounting acquirer primarily based on the evaluation of the following facts and circumstances:

●	LLP’s existing shareholders will have the greatest voting interest in Pubco under the minimum and maximum redemption scenarios with approximately 74.4% and 77.9% voting interest, respectively;
●	LLP’s existing shareholders will have the ability to control decisions regarding election and removal of directors and officers of Pubco’s executive board of directors;
●	LLP’s existing senior management team will comprise the senior management of Pubco;
●	LLP comprising the ongoing operations of Pubco;
●	From an employee base and business operation standpoint, LLP is the larger entity in terms of relative size.

Other factors were considered but they would not change the preponderance of factors indicating that LLP was the accounting acquirer. The Business Combination, which is not within the scope of IFRS 3, Business Combinations, since TWOA does not meet the definition of a business in accordance with IFRS 3, Business Combinations, is accounted for within the scope of IFRS 2, Share-based Payment. Any excess of fair value of Pubco Ordinary Shares issued over the fair value of TWOA’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.

The unaudited pro forma condensed combined statement of financial position as of September 30, 2023 assumes that the Business Combination occurred on September 30, 2023. The unaudited pro forma condensed combined statement of profit and loss for the nine months ended September 30, 2023 and for the year ended December 31, 2022 present pro forma effect to the Business Combination as if it had been completed on January 1, 2022.

The unaudited pro forma condensed combined financial statements and related notes have been prepared using, and should be read in conjunction with, the following:

●	TWOA’s unaudited condensed financial statements as of and for the nine months ended September 30, 2023 and the related notes, included elsewhere in this proxy statement/prospectus;
●	LLP’s unaudited condensed consolidated financial statements as of and for the nine months ended September 30, 2023 and the related notes, included elsewhere in this proxy statement/prospectus;
●	TWOA’s audited financial statements for the year ended December 31, 2022 and the related notes, included elsewhere in this proxy statement/prospectus;
●	LLP’s audited consolidated financial statements for the year ended December 31, 2022 and the related notes, included elsewhere in this proxy statement/prospectus; and
●	The disclosures contained in the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of LLP,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of TWOA” and other financial information included elsewhere in this proxy statement/prospectus.

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The historical financial statements of LLP have been prepared in accordance with IFRS as issued by the IASB. The historical financial statements of TWOA have been prepared in accordance with US GAAP. The financial statements of TWOA have been converted to IFRS for the purposes of presentation in the unaudited pro forma condensed combined financial information.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial statements do not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination.

The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. LLP’s management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

2.	IFRS Policy and Presentation Alignment

The historical financial information of TWOA has been adjusted to give effect to the differences between US GAAP and IFRS as issued by the IASB for the purposes of the unaudited pro forma condensed combined financial information. The only adjustment required to convert TWOA’s financial statements from US GAAP to IFRS for purposes of the unaudited pro forma condensed combined financial information was to reclassify TWOA’s Class A Ordinary Shares subject to possible redemption to current financial liabilities under International Accounting Standard 32, Financial Instruments: Presentation (“IAS 32”), as TWOA’s shareholders have the right to redeem their TWOA Public Shares and TWOA has the irrevocable obligation to deliver cash or another financial instrument for such redemption.

Further, as part of the preparation of the unaudited pro forma condensed combined financial information, certain reclassifications were made to align TWOA’s historical financial information in accordance with the presentation of LLP’s historical financial information, including transaction costs and related party administrative expenses.

3.	Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release No. 33-10786, Amendments to Financial Disclosures about Acquired and Disposed Businesses. The Company has reflected pro forma adjustments related to the accounting for the transaction (“Transaction Accounting Adjustments”).

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had Pubco filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted profit (loss) per share amounts presented in the unaudited pro forma condensed combined statements of profit or loss are based upon the expected number of Pubco Ordinary Shares outstanding at the close of the transaction, assuming the Business Combination occurred on January 1, 2022.

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Adjustments to Unaudited Pro Forma Condensed Combined Statement of Financial Position

The transaction accounting adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2023 are as follows:

A.	Reflects the redemption of 808,683 Class A Ordinary Shares for aggregate redemption payments of $8.6 million using a redemption price of approximately $10.64 per share.

B.	Represents the reclassification of the remaining $44.0 million of cash and cash equivalents held in the Trust Account at the balance sheet date that becomes available to fund the Business Combination.

C.	Reflects the net proceeds from the private placement of 1,500,000 TWOA Class A Ordinary Shares at $10.00 per share to be issued pursuant to the PIPE Investment.

D.	Reflects the additional draw on the Sponsor Loan which will be settled upon the consummation of the Business Combination. Refer to condensed consolidated statement of financial position adjustment (H).

E.	Represents incurred and estimated transaction costs inclusive of advisory, banking, printing, legal and accounting fees that are expensed of $15.7 million as a part of the Business Combination, as they are listing costs under IAS 32, Financial Instruments: Presentation. Of the total incurred transaction costs of $4.4 million, $3.4 million was accrued by LLP and TWOA as of September 30, 2023. This amount has been reflected as reduction to the related accrued liability balances.

F.	Represents the extension fees paid to extend the date by which TWOA would be required to consummate a business combination from January 1, 2024 to July 1, 2024. These costs are a nonrecurring item.

G.	Reflects a non-recurring one-time compensation charge of $1.3 million for cash bonuses and equity settled restricted stock units provided to certain existing LLP executives and directors as a result of the Business Combination. These compensation charges are reflected as if incurred on January 1, 2022, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statements of operations. Refer to statement of operations adjustment (DD).

H.	Reflects the settlement of existing TWOA liabilities upon the consummation of the Business Combination.

I.	Reflects the maximum redemptions of 1,718,498 Class A Ordinary Shares for aggregate redemption payments of $18.1 million allocated to TWOA Ordinary Shares and share premium with a par value of $0.01 per share at a redemption price of $10.51 per share. Such amount represents the maximum number of Class A Ordinary Shares redemptions that could occur with the Minimum Cash Condition of $25.0 million still being satisfied.

J.	Reflects the reclassification of 4,191,330 of TWOA’s Class A Ordinary Shares subject to possible redemption to Pubco Ordinary Shares with a par value of $0.01 per share and share premium.

K.	Reflects the conversion of all Retained Founder Shares in TWOA (Class B Ordinary Shares) to Class A Ordinary Shares, and then further into Pubco Ordinary Shares upon the Closing of the Business Combination.

L.	Reflects the recapitalization of shares held by LLP shareholders into the Pubco Ordinary Shares.

M.	Reflects the elimination of TWOA’s historical accumulated deficit.

N.	Represents the preliminary estimated expense recognized, in accordance with IFRS 2, Share-based Payment, for the excess of the fair value of LLP shares issued and the fair value of TWOA’s identifiable net assets at the date of the Business Combination, resulting in a $42.9 million decrease to retained earnings assuming no redemptions and a $0.3 million increase to retained earnings assuming maximum redemptions. The fair value of shares issued was estimated based on a market price of $10.71 per share of TWOA (as of February 20, 2024). The value is preliminary and will change based on the fluctuations in the share price of TWOA’s Ordinary Shares through the closing date. A ten percent change in the market price per share would result in a change of $8.9 million and $7.1 million in the estimated expense assuming no redemptions and maximum redemptions, respectively.

The listing expense under IFRS 2, Share-based Payment, which is a non-cash and non-recurring expense, is summarized below:

	Fair value per share (1)	No Redemptions Scenario		Maximum Redemptions Scenario
		Shares	Amount	Shares	Amount
Fair value of SPAC Public Shareholders (A)	$10.71	4,191,330	$44,889,144	2,472,832	$26,484,031
Fair value of Sponsor shares (B)	$10.71	4,159,375	$44,546,906	4,159,375	$44,546,906
I. Deemed fair value of shares issued by Pubco to TWOA’s shareholders (A+B)			$89,436,051		$71,030,937
SPAC net assets as of September 30, 2023			50,292,776		50,292,776
Less: Transaction cost of TWOA			(3,763,650)		(3,763,650)
Less: Payment for share redemptions under maximum redemptions scenario			-		(18,061,414)
II. Adjusted pro forma net assets of TWOA			$46,529,126		$28,467,712
Difference - IFRS 2 charge for listing services (I-II)			$42,906,925		$42,563,225

(1)	The above table represents the estimated fair value per share of Pubco Ordinary Shares issued to the TWOA stockholders, using the quoted market price per TWOA share as of February 20, 2024. As LLP is a private entity, the quoted market price of TWOA’s shares is the most reliable basis for determining the fair value of LLP shares issued. This is due to the Company’s expectation of a high probability of the transaction closing in the near term, minimizing potential deviations between TWOA’s share price and the fair value of LLP shares. The value is preliminary and may materially change at the Closing.

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Adjustments to Unaudited Pro Forma Condensed Combined Statements of Profit or Loss

The transaction accounting adjustments included in the unaudited pro forma condensed combined statements of profit or loss for the nine months ended September 30, 2023 and for the year ended December 31, 2022 are as follows:

AA.	Reflects the total transaction costs that are expected to be incurred and recorded as an expense in relation to the Business Combination. Transaction costs are reflected as if incurred on January 1, 2022, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statements of profit or loss. These costs are being expensed as they relate to listing expenses of existing equity, rather than the incremental costs that are directly attributable to issuing new equity, under IAS 32. Refer to condensed consolidated statement of financial position adjustment (E). These costs are a nonrecurring item.

BB.	Represents pro forma adjustment to eliminate historical expenses related to TWOA’s office space, secretarial and administrative services. Pursuant to the Administrative Services Agreement, the services will be terminated upon the consummation of the Business Combination.

CC.	Represents the extension fees paid to extend the date by which TWOA would be required to consummate a business combination from January 1, 2024 to July 1, 2024. These costs are a nonrecurring item.

DD.

Reflects a non-recurring one-time compensation charge of $1.3 million for cash bonuses and equity settled restricted stock units provided to certain existing LLP executives and directors as a result of the Business Combination. These compensation charges are reflected as if incurred on January 1, 2022, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statements of operations. Refer to statement of balance sheet adjustment (G).

EE.	Reflects stock-based compensation expense related to grants of equity settled restricted stock units with a graded vesting based only on service provided to certain executives and directors of Pubco as part of a new compensation package to be effective at the time of the Business Combination. The compensation charge is reflected as if the restricted stock units were granted as of January 1, 2022, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statements of operations. The estimated grant date fair value of the restricted stock units is based on a market price of $10.71 per share of TWOA (as of February 20, 2024) and the compensation cost is recognized based on graded vesting over a vesting period of three years.

FF.	Reflects stock-based compensation expense related to a one-time grant of equity settled restricted stock units with a cliff vesting based only on service provided to certain LLP executives as a result of the Business Combination. The compensation charge is reflected as if the restricted stock units were granted as of January 1, 2022, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statements of operations. The estimated grant date fair value of the restricted stock units is based on a market price of $10.71 per share of TWOA (as of February 20, 2024) and the compensation cost is recognized based on a straight line basis over a vesting period of three years.

GG.	Represents the expense recognized of $42.9 million and $42.6 million under the no redemptions scenario and maximum redemptions scenario, respectively, in accordance with IFRS 2, Share-based Payment, for the difference between the fair value of LLP shares issued and the fair value of TWOA’s identifiable net assets, as described in (N). The fair value of shares issued was estimated based on a market price of $10.71 per share of TWOA (as of February 20, 2024). The value is preliminary and will change based on the fluctuations in the share price of TWOA’s Ordinary Shares through the closing date. A ten percent change in the market price per share would result in a change of $8.9 million and $7.1 million in the estimated expense assuming no redemptions and maximum redemptions, respectively. These costs are a nonrecurring item.

HH.	Reflects the elimination of interest earned on marketable securities held in TWOA’s trust account.

JJ.	Reflects the estimated income tax impact related to the pro forma adjustments. Tax-related adjustments are based upon the statutory tax rate in the jurisdiction in which the adjustment was or will be incurred. There were no income tax (expense) benefit associated with the transaction accounting adjustments due to the following:

1)	Adjustments related to the elimination of historical expenses and income of TWOA were not taxed since TWOA is a Cayman Islands based entity and therefore there were no income taxes reflected in their historical financial statements.
2)	Transaction cost expected to be incurred in the Business Combination and compensation costs (refer to DD, EE, FF and GG above) were not taxed since these expenses represent nonrecurring costs of Pubco, a Cayman Islands exempted company.

4.	Pro Forma Net Profit (Loss) Per Share Information

Pro forma net profit (loss) per share information is based upon the expected total number of shares outstanding at the close of the Business Combination. As the Business Combination is being reflected as if it had occurred at January 1, 2022 for the unaudited pro forma condensed combined statements of profit or loss, the calculation of weighted average shares outstanding for basic and diluted net profit (loss) per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entirety of the periods presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire periods.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption into cash of TWOA’s Class A Ordinary Shares for the nine months ended September 30, 2023 and for the year ended December 31, 2022:

	Nine Months Ended September 30, 2023		Year Ended December 31, 2022
(USD in thousands, except share data)	Assuming No Redemptions	Assuming Maximum Redemptions	Assuming No Redemptions	Assuming Maximum Redemptions
Pro forma net profit (loss) attributable to the Group	$2,046	$2,046	$(49,286)	$(48,942)
Pro forma weighted average ordinary shares outstanding – basic	38,568,538	36,850,040	38,568,538	36,850,040
Pro forma net profit (loss) per share attributable to ordinary shareholders – basic	$0.05	$0.06	$(1.28)	$(1.33)
Pro forma weighted average ordinary shares outstanding – diluted	38,768,379	37,049,881	38,568,538	36,850,040
Pro forma net profit (loss) per share attributable to ordinary shareholders – diluted	$0.05	$0.06	$(1.28)	$(1.33)

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INFORMATION RELATED TO PUBCO

Pubco was incorporated as an exempted company with limited liability under the laws of the Cayman Islands on October 9, 2023, solely for the purpose of effectuating the Business Combination. Pubco owns no material assets other than 100% of the shares in the Merger Subs and does not operate any business.

On October 9, 2023, Pubco issued 10,000 Pubco Ordinary Shares to one shareholder for a total consideration of $1.00. Those shares represent all shares in the capital of Pubco that are currently issued and outstanding and will be surrendered for nil consideration immediately following adoption of the Proposed Charter and the issuance of new securities as contemplated hereby. For descriptions of Pubco securities, please see the section of this proxy statement/prospectus entitled “Description of Pubco Securities.”

Prior to the consummation of the Business Combination, the sole director of Pubco is José Ramón Ramirez, and the sole shareholder of Pubco is Latam Logistic CR OPCO SRL. After the consummation of the Business Combination, Pubco’s principal executive office will be 601 Brickell Key Drive, Suite 700, Miami, FL 33131 and its chief administrative office will be Plaza Tempo, Edificio B Oficina B1, Piso 2 San Rafael de Escazú, San José, Costa Rica.

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INFORMATION ABOUT TWOA

Introduction

TWOA is a blank check company incorporated on January 15, 2021 as a Cayman Islands exempted company with limited liability for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. TWOA has generated no operating revenues to date and will not generate operating revenues until consummating an initial business combination.

Significant Activities Since Inception

In connection with TWOA’s organization, a total of 5,750,000 Founder Shares were sold to TWOA’s Initial Shareholders for an aggregate purchase price of $25,000. On March 8, 2021, the Original Sponsor transferred 25,000 Founder Shares to each of Michelle Gill, Ryan Petersen and Laura de Petra, and 30,000 Founder Shares to Pierre Lamond.

On April 1, 2021, TWOA consummated its IPO of 20,000,000 Public Shares, at an offering price of $10.00 per Public Share, generating gross proceeds of $200.0 million, and incurring offering costs of approximately $11.1 million (net of a required reimbursement from the underwriter), of which $7.0 million was for deferred underwriting commissions. The underwriter partially exercised the over-allotment option and on April 13, 2021, purchased an additional 1,437,500 Public Shares, generating gross proceeds of approximately $14.4 million.

Simultaneously with the closing of the IPO, TWOA consummated the private placement (“Private Placement”) of 600,000 Private Placement Shares, at a price of $10.00 per Private Placement Share to the Original Sponsor, generating gross proceeds of approximately $6.0 million. Simultaneously with the closing of the over-allotment on April 13, 2021, TWOA consummated the second closing of the Private Placement, resulting in the purchase of an aggregate of an additional 28,750 Private Placement Shares by the Original Sponsor, generating gross proceeds to TWOA of $287,500.

Upon the closings of the IPO, the over-allotment and the Private Placements, $214.4 million (or $10.00 per share) of the net proceeds of the sale of the Public Shares in the IPO and of the Private Placement Shares in the Private Placement were placed in a trust account (“Trust Account”), located in the United States with Continental acting as trustee, and were originally invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act that invest only in direct U.S. government treasury obligations and later moved to cash demand accounts, until the earlier of (i) the completion of an initial business combination and (ii) the distribution of the Trust Account.

On February 14, 2023, TWOA received a letter from Citi formally waiving any entitlement to its deferred underwriting fee in connection with its role as the underwriter in the IPO. The letter was requested by TWOA based on its understanding that Citi would not have a role or provide any back-end support in connection with TWOA’s proposed initial business combination. On November 22, 2023, TWOA received an email from Citi in which it confirmed to TWOA that Citi had not acted, and would not act, on behalf of or for TWOA in connection with TWOA’s initial business combination.

Following the consummation of the IPO, the relationship between TWOA and Citi was limited to general dialogue between representatives of TWOA and Citi about sourcing targets and broader SPAC market conditions in the ordinary course. Other than that, Citi had no role in the identification or evaluation of business combination targets. Citi was not formally retained by TWOA in any role after the IPO and does not currently have any involvement with TWOA in connection with the Business Combination.

Furthermore, Citi has not been involved in the preparation of any disclosure that is included in this proxy statement/prospectus or any material underlying disclosure in the proxy statement/prospectus and TWOA is not aware of any disagreements with Citi regarding the disclosure in this proxy statement/prospectus. Citi further claims no role in TWOA’s business combination transaction and has affirmatively disclaimed any responsibility for any of the disclosure in this proxy statement/prospectus.

TWOA believes that Citi’s waiver of fees for services that have already been substantially rendered or that were contingent upon the occurrence of an event that is expected to occur is unusual. While Citi did not provide any additional detail in its letter related to the waiver or the subsequent email, shareholders should be aware that such waiver indicates that Citi does not want to be associated with the disclosures in this proxy statement/prospectus or any underlying business analysis related to the Business Combination. Citi has not been engaged by TWOA, the Sponsor, LLP or Pubco in connection with the Business Combination. Public Shareholders may be more likely to elect to redeem their shares as a result of such waiver, and the proceeds that Pubco receives as a result of the Business Combination may be reduced as a result of such waiver.

On March 31, 2023, TWOA held the First Extension Meeting, at which its shareholders approved, among others, a proposal to extend the date TWOA would be required to consummate a business combination from April 1, 2023 to January 1, 2024 (or such earlier date as determined by the TWOA Board).

On December 29, 2023, TWOA held the Second Extension Meeting, at which its shareholders approved, among others, a proposal to extend the date TWOA would be required to consummate a business combination from January 1, 2024 to July 1, 2024 (or such earlier date as determined by the TWOA Board). In connection with the First Extension Meeting and the Second Extension Meeting, TWOA’s Public Shareholders holding an aggregate of 16,437,487 and 808,683 Public Shares exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account, respectively. Following the redemptions, there were 4,191,330 Class A Ordinary Shares issued and outstanding and 5,359,375 Class B Ordinary Shares issued and outstanding.

On March 31, 2023, 3,347,611 Class B Ordinary Shares were purchased by the Sponsor from the Original Sponsor. An aggregate of 145,000 Class B Ordinary Shares were transferred by the Sponsor to TWOA’s directors and advisors in August 2023 and January 2024.

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On August 15, 2023, TWOA entered into the Business Combination Agreement with LLP and by a joinder agreement, each of Pubco, SPAC Merger Sub and Company Merger Sub.

As of                     , 2024, there was approximately $        million held in the Trust Account and as of                 , 2024, approximately $       of cash held outside the Trust Account available for working capital purposes.

Fair Market Value of LLP Business

Pursuant to NYSE listing rules, the LLP business that TWOA is acquiring must have a fair market value equal to at least 80% of the balance of the funds in the Trust Account at the time of the execution of a definitive agreement for the Business Combination. The fair market value of LLP was determined by the TWOA Board based upon one or more standards generally accepted by the financial community (such as actual and potential sales, earnings, cash flow and/or book value). The TWOA Board obtained a fairness opinion from Marshall & Stevens, which provided that, as of that date and based on and subject to the assumptions, qualifications and other matters set forth therein, the consideration to be paid by TWOA in the Business Combination was fair, from a financial point of view, to TWOA. See the section entitled “Proposal No. 1: The Business Combination Proposal — Opinion of Marshall & Stevens” of this proxy statement/prospectus for additional information. The Public Shareholders will be relying on the business judgment of the TWOA Board, which had significant discretion in choosing the standard used to establish the fair market value of LLP, and different methods of valuation may have varied greatly in outcome from one another. As discussed in the Section entitled “Proposal 1: The Business Combination Proposal — Satisfaction of 80% Test,” the TWOA Board determined that this test was met in connection with the Business Combination.

If NYSE delists TWOA’s securities from trading on its exchange, TWOA would not be required to satisfy the fair market value requirement described above and could complete a business combination with the LLP business having a fair market value substantially below 80% of the balance in the Trust Account.

Shareholder Approval of the Business Combination

TWOA is seeking shareholder approval of the Business Combination at the Extraordinary General Meeting and, in connection with such meeting, Public Shareholders may redeem their Ordinary Shares for cash in accordance with the procedures described in this proxy statement/prospectus. TWOA’s Initial Shareholders and the Current Insiders have agreed in the Insider Letter Agreement (i) to vote the Founder Shares and any other Ordinary Shares owned by the Initial Shareholders and the Sponsor in favor of the Business Combination; and (ii) not to redeem any Ordinary Shares in connection with a shareholder vote to approve a proposed initial business combination, including the Business Combination. As a result of redemptions in connection with the First Extension Meeting and the Second Extension Meeting, the Initial Shareholders and the Current Insiders collectively own approximately 56.1% of TWOA’s total outstanding Ordinary Shares. Accordingly, other than the shares held by the Initial Shareholders and the Current Insiders, no additional shares would need to be voted in favor of each of the Business Combination Proposal, the Organizational Documents Proposal, the NYSE Proposal, the Incentive Plan Proposal, the Director Election Proposal and the Adjournment Proposal.

TWOA will not complete the Business Combination (or any other proposed initial business combination, if the Business Combination is not completed) if TWOA does not have net tangible assets of at least $5,000,001 either before or after such consummation. Additionally, the Business Combination will only be completed if TWOA obtains approval from a majority of the issued and outstanding Ordinary Shares.

Redemption Rights

In connection with the Extraordinary General Meeting, Public Shareholders (but not TWOA’s Initial Shareholders or the Sponsor) may seek to exercise redemption rights with respect to their Public Shares, regardless of whether they vote for or against the Business Combination, for the Redemption Price. Notwithstanding the foregoing, TWOA’s Initial Shareholders and the Sponsor have agreed, pursuant to the Insider Letter Agreement with us, not to exercise their rights to redeem any Public Shares held by them for the Redemption Price. Redemption rights of Public Shareholders, if properly exercised in the manner described in this proxy statement/prospectus will be effected under the Current Charter and Cayman Islands law. At the Extraordinary General Meeting, Public Shareholders have the ability to vote for or against the Business Combination and still seek redemption of their Public Shares.

TWOA’s Initial Shareholders, the Sponsor, and TWOA’s directors and officers will not have redemption rights with respect to any Ordinary Shares owned by them, directly or indirectly, whether acquired prior to the IPO or purchased by them in the IPO or in the aftermarket.

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Pursuant to the Current Charter, a Public Shareholder may request that TWOA redeem all or a portion of its Public Shares for cash if the Business Combination is consummated, subject to certain limitations, for cash equal to the applicable Redemption Price; provided, however, that TWOA may not redeem such shares if such redemption would result in TWOA not having net tangible assets (as determined under the Exchange Act) of at least $5,000,001 either prior to or following the completion of the Business Combination.

A Public Shareholder will be entitled to receive cash for any Public Shares to be redeemed only if such Public Shareholder:

(a)	holds Public Shares; and
(b)	prior to 5:00 p.m., Eastern Time, on , 2024 (two business days prior to the vote at the Extraordinary General Meeting), submit a written request to Continental, TWOA’s Transfer Agent, that TWOA redeem your Public Shares for cash and (ii) deliver your share certificates (if any) and other redemption forms to the Transfer Agent, physically or electronically through The Depository Trust Company.

Public Shareholders may elect to redeem all or a portion of their Public Shares regardless of whether they vote for or against the Business Combination Proposal.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with TWOA’s consent, until the consummation of the Business Combination, or such other date as determined by the TWOA Board.

Any corrected or changed written demand of redemption rights must be received by TWOA’s Chief Executive Officer two business days prior to the vote taken on the Business Combination at the Extraordinary General Meeting. No demand for Redemption will be honored unless the holder’s share certificates (if any) and other redemption forms have been delivered (either physically or electronically) to the Transfer Agent at least two business days prior to the vote at the Extraordinary General Meeting.

Public Shareholders seeking to exercise their redemption rights and opting to deliver physical certificates and other redemption forms should allow sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is TWOA’s understanding that Public Shareholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, TWOA does not have any control over this process and it may take longer than two weeks. Public Shareholders who hold their shares in street name will have to coordinate with their banks, brokers or other nominees to have the shares certificated or delivered electronically. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge a nominal fee to the tendering broker and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the Business Combination is not completed, this may result in an additional cost to shareholders for the return of their shares.

If a Public Shareholder properly demands redemption as described above, then, if the Business Combination is completed, TWOA will redeem the shares subject to the redemptions for cash. Such amount will be paid promptly after completion of the Business Combination. If you exercise your redemption rights, then you will be exchanging your TWOA shares for cash and will no longer own these shares following the Business Combination.

If the initial business combination is not approved or completed for any reason, then Public Shareholders who elected to exercise their redemption rights would not be entitled to exercise their rights to redeem their Ordinary Shares for the applicable pro rata share of the Trust Account. In such case, TWOA will promptly return any share certificates (if any) and other redemption forms delivered by Public Shareholders.

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Limitation on Redemption Rights

In connection with the Business Combination a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption of its shares with respect to more than an aggregate of 15% of the shares sold in the IPO. TWOA believes the restriction described above will discourage shareholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to redeem their shares as a means to force us or TWOA’s management to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, a Public Shareholder holding more than an aggregate of 15% of the shares sold in the IPO could threaten to exercise its redemption rights against an initial business combination if such holder’s shares are not purchased by us or TWOA’s management at a premium to the then-current market price or on other undesirable terms. By limiting TWOA’s shareholders’ ability to redeem no more than 15% of the shares sold in the IPO, TWOA believes that it will limit the ability of a small group of shareholders to unreasonably attempt to block TWOA’s ability to complete TWOA’s initial business combination, particularly in connection with an initial business combination with LLP that requires as a closing condition that TWOA has a minimum net worth or a certain amount of cash, such as the Business Combination. However, we would not be restricting TWOA’s shareholders’ ability to vote all of their shares (including all shares held by those shareholders that hold more than 15% of the shares sold in the IPO) for or against TWOA’s initial business combination.

Redemption of Public Shares if No Business Combination

If TWOA does not complete a business combination by July 1, 2024 (unless such date is extended by TWOA pursuant to the Business Combination Agreement, or otherwise by TWOA’s shareholders), TWOA will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest earned on the funds held in the Trust Account not previously released to us to pay TWOA’s tax obligations and less up to $100,000 of interest we may use for TWOA’s dissolution expenses, divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of TWOA’s remaining shareholders and the TWOA Board, liquidate and dissolve, subject (in the case of clauses (ii) and (iii) above) to TWOA’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

Prior to such redemption of Public Shares, TWOA would be required to assess all claims that may be potentially brought against us by TWOA’s creditors for amounts they are actually owed and make provision for such amounts, as creditors take priority over the Public Shareholders with respect to amounts that are owed to them. There can be no assurances that TWOA will properly assess all claims that may be potentially brought against us. As such, TWOA’s shareholders could potentially be liable for any claims of creditors to the extent of distributions received by them as an unlawful payment in the event we enter an insolvent liquidation. Furthermore, while we will seek to have all vendors and service providers (which would include any third parties we engaged to assist us in any way in connection with TWOA’s search for LLP) and prospective target businesses execute agreements with us waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements. Nor is there any guarantee that, even if such entities execute such agreements with us, they will not seek recourse against the Trust Account or that a court would conclude that such agreements are legally enforceable.

Each of TWOA’s Initial Shareholders and the Sponsor has agreed to waive its rights to participate in any liquidation of TWOA’s Trust Account with respect to the Founder Shares.

If TWOA is unable to complete an initial business combination and expends all of the net proceeds of TWOA’s IPO, other than the proceeds deposited in the Trust Account, the per-share distribution from the Trust Account would be approximately $ (based on the Trust Account balance as of , 2023).

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The proceeds deposited in the Trust Account could, however, become subject to the claims of TWOA’s creditors which would be prior to the claims of the Public Shareholders. Although TWOA will seek to have all vendors, including lenders for money borrowed, prospective target businesses or other entities we engage execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account, including but not limited to, fraudulent inducement, breach of fiduciary duty or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with a claim against TWOA’s assets, including the funds held in the Trust Account. If any third party refused to execute an agreement waiving such claims to the monies held in the Trust Account, TWOA would perform an analysis of the alternatives available to it if it chooses not to engage such third party and evaluate if such engagement would be in the best interest of the Public Shareholders if such third party refused to waive such claims. Examples of possible instances where TWOA may engage a third party that refused to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a provider of required services willing to provide the waiver. In any event, TWOA’s management would perform an analysis of the alternatives available to it and would only enter into an agreement with a third party that did not execute a waiver if management believed that such third party’s engagement would be significantly more beneficial to TWOA than any alternative. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with TWOA and will not seek recourse against the Trust Account for any reason.

The Sponsor has agreed that, if TWOA liquidates the Trust Account prior to the consummation of a business combination, it will be personally liable to pay debts and obligations to target businesses or vendors or other entities that are owed money by TWOA for services rendered or contracted for or products sold to TWOA in excess of the net proceeds of the IPO not held in the Trust Account, but only to the extent necessary to ensure that such debts or obligations do not reduce the amounts in the Trust Account and only if such parties have not executed a waiver agreement. However, there can be no assurances that TWOA will be able to satisfy those obligations if it is required to do so. Accordingly, the actual per-share distribution could be less than $            (based on the Trust Account balance as of                 , 2024) due to claims of creditors. Additionally, if TWOA is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against TWOA which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in TWOA’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Public Shareholders. To the extent any bankruptcy claims deplete the Trust Account, there can be no assurances that TWOA will be able to return to the Public Shareholders at least $              (based on the Trust Account balance as of                 , 2024).

Employees

TWOA has two executive officers. These individuals are not obligated to devote any specific number of hours to TWOA matters and devote only as much time as they deem necessary to TWOA’s affairs. TWOA does not intend to have any full-time employees prior to the completion of a business combination.

Legal Proceedings

To the knowledge of TWOA’s management, there is no litigation currently pending or contemplated against TWOA, any of TWOA’s officers or directors in their capacity as such or against any of TWOA’s property.

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DIRECTORS, OFFICERS, CORPORATE GOVERNANCE AND EXECUTIVE COMPENSATION OF TWOA PRIOR TO THE BUSINESS COMBINATION

Directors and Executive Officers

TWOA’s current directors and executive officers are as follows:

Name	Age	Position
Thomas D. Hennessy	38	Director, Chairman, Chief Executive Officer
Nicholas Geeza	38	Chief Financial Officer
M. Joseph Beck	38	Director
Adam Blake	38	Director
Jack Leeney	38	Director
Gloria Fu	52	Director
Javier Saade	52	Director

The experience of TWOA’s directors and executive officers is as follows:

Thomas D. Hennessy has served as Director, Chairman and Chief Executive Officer of TWOA since March 2023. He has served as a Managing Partner of Growth Strategies of Hennessy Capital Group, LLC, an alternative investment firm founded in 2013 that focuses on investing in industrial, infrastructure, real estate and sustainable technologies. He has served as a director of TortoiseEcofin Acquisition Corp. III (NYSE: TRTL), a special purpose acquisition company, since July 2023. Mr. Hennessy has served as Chief Executive Officer and Director of Compass Digital Acquisition Corp. (Nasdaq: CDAQ), a special purpose acquisition, since August 2023. Mr. Hennessy, in his role as director and/or officer, has successfully executed four SPAC business combinations, including (i) PropTech Acquisition Corporation’s business combination with Porch Group, Inc. (Nasdaq: PRCH) in December 2020; (ii) PropTech Investment Corporation II’s business combination with Appreciate Holdings, Inc. (Nasdaq: SFR) in November 2022; (iii) Jaguar Global Growth Corporation I’s business combination with Captivision Inc. (Nasdaq: CAPT) in November 2023; and (iv) 7GC & Co. Holdings Inc.’s business combination with Banzai International, Inc. (Nasdaq: BNZI) in December 2023. Since 2021, Mr. Hennessy has also invested in numerous privately-held companies in his capacity as Managing Partner of Hennessy Capital Growth Partners, a growth equity fund that serves as a strategic capital and growth partner to real estate technology and climate technology companies. Mr. Hennessy served from 2014 to 2019 as a Portfolio Manager of Abu Dhabi Investment Authority. Mr. Hennessy holds a B.A. degree from Georgetown University and an M.B.A. from the University of Chicago Booth School of Business. Mr. Hennessy is qualified to serve as a director of the Company due to his extensive experience with special purpose acquisition companies and his expertise in mergers and acquisitions.

Nicholas Geeza has served as the Chief Financial Officer of TWOA since April 2023. Mr. Geeza has served as Head of Business Development of Hennessy Capital Growth Strategies, an alternative investment company, since April 2023. Mr. Geeza has served as Enterprise Sales Director for Capital Preferences, Ltd., a wealth technology platform focused on using behavioral economics to reveal client preferences and drive increased assets under management for global enterprise financial institutions, since March 2022. Mr. Geeza has served as Chief Financial Officer of Compass Digital Acquisition Corp. (Nasdaq: CDAQ), a special purpose acquisition company, since August 2023. From November 2007 to March 2022, Mr. Geeza served as Senior Vice President in the Derivative Products Group at U.S. Bank National Association, where he was responsible for developing and servicing client relationships in the National Corporate Banking Technology, Automotive and Insurance divisions. During his tenure, Mr. Geeza assisted in the development and successful implementation of a dynamic hedging platform, advised on compliance with U.S. GAAP accounting requirements, and negotiated International Swaps and Derivatives Association, Dodd-Frank, and collateral management documentation. Prior to U.S. Bank, Mr. Geeza worked at JP Morgan Chase & Co. in New York. Mr. Geeza graduated cum laude with a B.S. from Georgetown University and earned an MBA from the University of Chicago Booth School of Business.

M. Joseph Beck has served as a member of the TWOA Board, a member of the audit committee, as chairperson of the compensation committee and a member of the nominating and corporate governance committee of TWOA since March 2023. Since August 2020, he has served as Co-Chief Executive Officer, Chief Financial Officer and Director of PropTech Investment Corporation II and subsequently a director of Porch Group, Inc. (Nasdaq: PRCH), which completed a business combination with PropTech Investment Corporation II in November 2022. Mr. Beck has served as an independent director of Compass Digital Acquisition Corp. (Nasdaq: CDAQ), a special purpose acquisition, since August 2023. From December 2020 to December 2023, he served as a director of 7GC & Co. Holdings Inc. (Nasdaq: VII), a special purpose acquisition company targeting the technology industry, which completed a business combination with Banzai International, Inc., a marketing technology company. From July 2019 to December 2020, he served as Co-Chief Executive Officer, Chief Financial Officer and director of PropTech Acquisition Corporation. Mr. Beck has served as a Managing Partner of Growth Strategies of Hennessy Capital Group LLC since July 2019. From February 2021 to November 2023, Mr. Beck served as a director of Jaguar Global Growth Corporation I, a special purpose acquisition company that completed its business combination with Captivision Inc. (Nasdaq: CAPT) in November 2023. From August 2012 to July 2019, Mr. Beck served as a Senior Investment Manager of ADIA. From July 2008 to August 2012, Mr. Beck served as an analyst in the Investment Banking Division of Goldman, Sachs & Co. Mr. Beck holds a B.A. degree from Yale University. Mr. Beck is qualified to serve as a director of TWOA due to his extensive experience with special purpose acquisition companies and his expertise in finance.

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Adam Blake has served as a member of the TWOA Board, a member of the audit committee, a member of the compensation committee and chairperson of the nominating and corporate governance committee of TWOA since March 2023. Mr. Blake is an independent investor. He served as an independent director of PropTech Investment Corporation II from December 2020 until November 2022. In January 2017, Mr. Blake co-founded Zego Inc., a digital amenity and resident engagement platform for apartments, for which he served as the Chief Executive Officer until April 2019, when it was acquired by PayLease, a portfolio company of Vista Equity Partners. In October 2010, Mr. Blake founded Brightergy, an energy service and software company, for which he served as Chief Executive Officer until July 2016. Previously, Mr. Blake was a real estate investor and developer specializing in multi-family apartments and other types of real estate investments. Mr. Blake holds a B.B.A degree from Texas Christian University. Mr. Blake is qualified to serve as a director of TWOA due to his expertise in real estate investments.

Jack Leeney has served as a director of TWOA since March 2023. He has served as a director of TortoiseEcofin Acquisition Corp. III (NYSE: TRTL), a special purpose acquisition company, since July 2023. He served as Chairman and Chief Executive Officer of 7GC & Co. Holdings Inc. (Nasdaq: VII) from September 2020 to December 2023, which completed a business combination with Banzai International, Inc. (Nasdaq: BNZI) in December 2023, for which he has continued to serve as a director. He served as an independent director of PropTech Acquisition Corporation (Nasdaq: PTAC) from November 2019 to December 2022 and PropTech Investment Corporation II (Nasdaq: PTIC) from December 2020 to November 2022. Since 2016, Mr. Leeney has served as a Co-Founder and Managing Partner of 7GC & Co., a growth stage venture capital firm. Mr. Leeney led the firm’s investments in Cheddar (sold to Altice USA, May 2019), Capsule Corp., hims & hers (IPO, January 2021, NYSE: HIMS), Roofstock, The Mom Project, Reliance Jio, Because Market, Jackpocket, and Moonfare. He currently serves on the board of directors of The Mom Project and Because Market. Between April 2011 and December 2016, Mr. Leeney served on the boards of directors of Quantenna Communications, Inc. (Nasdaq: QTNA), DoAt Media Ltd. (Private), CinePapaya (acquired by Comcast), Joyent (acquired by Samsung), BOKU, Inc. (AIM: BOKU), Eventful (acquired by CBS) and Blueliv (Private). Previously, Mr. Leeney served as the Head of U.S. Investing for Telefonica Ventures between June 2012 and September 2016, the investment arm of Telefonica (NYSE: TEF), served as an investor at Hercules Capital (NYSE: HTGC) between May 2011 and June 2012 and began his career as a technology-focused investment banker at Morgan Stanley in 2007. Mr. Leeney holds a B.S. from Syracuse University. Mr. Leeney is well qualified to serve as a director due to his investment and advisory experience.

Gloria Fu has served as a member of the TWOA Board, chairperson of the audit committee, a member of the compensation committee and a member of the nominating and corporate governance committee of TWOA since April 2023. Ms. Fu currently serves on the board of directors and is a chair of the audit committee for Appreciate Holdings, Inc. (Nasdaq: SFR), which combined with PropTech Investment Corporation II (Nasdaq: PTIC) in November 2022. Gloria Fu previously served as an independent director of PTIC II beginning December 2020 and was a member of the audit and compensation committees. Ms. Fu is the East Coast Chapter Chair for the International Luxury Hotel Association, a leading trade association for luxury hospitality executives. Ms. Fu is also on the board of directors and member of the audit and development committees for Visions, a New York based non-profit sponsoring programs for the blind. Ms. Fu brings over 20 years of investment management expertise, most recently at JPMorgan Asset Management, Inc., where she served as a Managing Director and portfolio manager from February 2004 to April 2019. Ms. Fu’s broad base of expertise includes strategy, financial analysis, and shareholder-related issues. Ms. Fu is a subject matter expert in corporate governance issues. Ms. Fu was a founding member of JPMorgan Asset Management’s Proxy Committee for which she provided leadership and guidance on a broad range of topics including proxy contests, Say on Pay, and ESG. From March 2002 to February 2004, Ms. Fu was a Vice President at JPMorgan Securities and a sell-side equity research analyst focused on the gaming and lodging industries. Ms. Fu is a Chartered Financial Analyst and holds a Bachelor of Sciences in Hotel Administration and Masters in Hospitality Administration from Cornell University. Ms. Fu is qualified to serve as a director of TWOA due to her investment advisory and real estate expertise, particularly omnichannel retail and lodging.

Javier Saade has served as a member of the TWOA Board since January 2024. He has been a Venture Partner at Fenway Summer Ventures, a venture capital firm, since 2016, Founder and Managing Partner of Impact Master Holdings since 2019, and Operating Partner at Presidio Investors, a private equity firm, since 2023. He has been serving as Chairman of the Board of Directors of GP Funding, Inc., a private-equity backed financial services firm, since 2018. He served on the Board of Directors of SVF Investment Corp. (Nasdaq: SVFA) from January 2021 to March 2023 and on the Board of Directors of Porch Group (Nasdaq: PRCH) from December 2020 to March 2022. He also previously served on the Boards of Trustees of The Nature Conservancy, Pan American Development Foundation and Foundation for Puerto Rico and held seats on the Global Advisory Board of DocuSign, Inc. (Nasdaq: DOCU), Corporate Responsibility Board of Univision and Board of Advisors of Harvard’s Rock Center for Entrepreneurship. Previously, Mr. Saade was appointed by President Obama as Associate Administrator of the U.S. Small Business Administration and was its Chief of Investment and Innovation from 2013 to 2015. He also served on the Advisory Committee for Small and Emerging Companies at the U.S. Securities & Exchange Commission and on multiple White House councils working on economic policy. Prior to public service, he spent about 20 years in investing, operating and advisory roles at organizations that include McKinsey & Company, Booz Allen & Hamilton (NYSE: BAH), Bridgewater Associates, Abbott Laboratories (NYSE: ABT), GEM Group and Air America Media, a company he co-founded. He holds a B.S. in Industrial Management from Purdue University, an M.S. in Operations & Technology from the Illinois Institute of Technology and an M.B.A. from Harvard Business School, where he is currently an executive fellow. Mr. Saade is qualified to serve as a director of TWOA due to his extensive operating, entrepreneurial, strategy and governance experience with public and private companies, capital allocation and principal investing.

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Number and Terms of Office of Officers and Directors

TWOA’s board of directors is divided into three classes, with only one class of directors being appointed in each year, and with each class (except for those directors appointed prior to our first annual general meeting) serving a three-year term. The term of office of the Class I directors, consisting of Thomas D. Hennessy and Javier Saade, will expire at our annual general meeting in 2025. The term of office of the Class II directors, consisting of Jack Leeney and Gloria Fu, will expire at our annual general meeting in 2024. The term of office of the Class III directors, consisting of M. Joseph Beck and Adam Blake, will expire at our annual general meeting in 2026.

Holders of the Founder Shares will have the right to appoint and remove all of TWOA’s directors prior to consummation of the Business Combination and holders of the Public Shares will not have the right to vote on the appointment of directors during such time. Each of our directors will hold office for a three-year term. Incumbent directors will also have the ability to appoint additional directors or to appoint replacement directors in the event of a casual vacancy.

TWOA’s officers are appointed by the TWOA Board and serve at the discretion of the TWOA Board, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our amended and restated memorandum and articles of association as it deems appropriate. Our officers may consist of a Chairman, a Chief Executive Officer, a President, a Chief Operating Officer, a Chief Financial Officer, Vice Presidents, a Secretary, Assistant Secretaries, a Treasurer and such other offices as may be determined by our board of directors.

Director Independence

The rules of the NYSE require that a majority of our board of directors be independent. An “independent director” is defined generally as a person that, in the opinion of the company’s board of directors, has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). Our board of directors has determined that each of Jack Leeney, Gloria Fu, M. Joseph Beck, Adam Blake and Javier Saade are an “independent director” under applicable SEC and NYSE rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Committees of the Board of Directors

Our board of directors has three standing committees: an audit committee; a compensation committee; and a nominating and corporate governance committee.

Subject to phase-in rules, the rules of NYSE and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and the rules of NYSE require that the compensation committee and the nominating and corporate governance committee of a listed company be comprised solely of independent directors. Each committee will operate under a charter that has been approved by our board of directors and has the composition and responsibilities described below.

Audit Committee

We established an audit committee of the board of directors. Gloria Fu, M. Joseph Beck and Adam Blake serve as members of our audit committee. Our board of directors has determined that each of our audit committee members is independent. Gloria Fu serves as the chairperson of the audit committee. Each member of the audit committee meets the financial literacy requirements of the NYSE and our board of directors has determined that Gloria Fu qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.

The audit committee is responsible for:

●	assisting board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent auditor’s qualifications and independence, and (4) the performance of our internal audit function and independent auditors;
●	the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;
●	pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

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●	reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;
●	setting clear hiring policies for employees or former employees of the independent auditors;
●	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;
●	obtaining and reviewing a report, at least annually, from the independent auditors describing (1) the independent auditor’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;
●	meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing our specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;
●	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and
●	reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Nominating and Corporate Governance Committee

We established a nominating and corporate governance committee of our board of directors. The members of our nominating committee are Gloria Fu, M. Joseph Beck and Adam Blake, with Adam Blake serving as chairperson. Our board of directors has determined that each of Gloria Fu, M. Joseph Beck and Adam Blake is an independent director.

The nominating committee is responsible for:

●	identifying, screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by our Board of Directors, and recommending to our Board of Directors candidates for nomination for appointment;
●	developing and recommending to our Board of Directors and overseeing implementation of our corporate governance guidelines;
●	coordinating and overseeing the annual self-evaluation of our Board of Directors, its committees, individual directors and management in the governance of the company; and
●	reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

Guidelines for Selecting Director Nominees

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, our board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our shareholders.

Compensation Committee

We have established a compensation committee of our board of directors. However, as we are not paying compensation to any employees, and have already determined director compensation, we do not expect that the compensation committee will meet for substantive compensation purposes prior to our initial business combination. The members of our compensation committee are Gloria Fu, M. Joseph Beck and Adam Blake. M. Joseph Beck serves as chairperson of the compensation committee. Our board of directors has determined that all of the directors on the compensation committee are independent. We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

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●	reviewing and making recommendations to our Board of Directors with respect to the compensation, and any incentive-compensation and equity-based plans that are subject to board approval of all of our other officers;
●	reviewing our executive compensation policies and plans;
●	implementing and administering our incentive compensation equity-based remuneration plans;
●	assisting management in complying with our proxy statement and annual report disclosure requirements;
●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;
●	producing a report on executive compensation to be included in our annual proxy statement; and
●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other advisor and will be directly responsible for the appointment, compensation and oversight of the work of any such advisor. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other advisor, the compensation committee will consider the independence of each such advisor, including the factors required by the NYSE and the SEC.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on our board of directors.

Code of Ethics

We have adopted a Code of Ethics applicable to our directors, officers and employees. A copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Conflicts of Interest

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

●	duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;
●	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;
●	duty not to improperly fetter the exercise of future discretion;
●	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and
●	duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the amended and restated memorandum and articles of association or alternatively by shareholder approval at general meetings.

Certain of our officers and directors presently have, and any of them in the future may have additional, fiduciary or contractual obligations to other entities, including entities that are affiliates of our Sponsor, pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she may be required to honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity. We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete our initial business combination.

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We are not prohibited from pursuing an initial business combination or subsequent transaction with a company that is affiliated with our Sponsor, founders, officers or directors. In the event we seek to complete our initial business combination with a company that is affiliated with our Sponsor or any of our founders, officers or directors, we, or a committee of independent directors, will obtain an opinion from an independent investment banking firm which is a member of FINRA or an independent valuation or accounting firm that such initial business combination or transaction is fair to our company from a financial point of view. We are not required to obtain such an opinion in any other context. Furthermore, in no event will our Sponsor or any of our existing officers or directors, or any of their respective affiliates, be paid by us any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the completion of our initial business combination.

Related Person Transaction Policy

A “related person transaction” is a transaction, arrangement or relationship in which TWOA or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:

●	any person who is, or at any time during the applicable period was, one of TWOA’s executive officers or one of TWOA’s directors;
●	any person who is known by TWOA to be the beneficial owner of more than 5% of TWOA’s voting shares;
●	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother- in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of TWOA’s voting shares, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of TWOA’s voting shares; and
●	any firm, corporation or other entity in which any of the foregoing persons is a partner or principal, or in a similar position, or in which such person has a 10% or greater beneficial ownership interest.

Pursuant to TWOA’s audit committee charter, the audit committee is responsible for reviewing related party transactions.

Executive Officer and Director Compensation

We pay our Sponsor a total of $10,000 per month for office space, secretarial and administrative services. We pay Nicholas Geeza, our Chief Financial Officer, approximately $5,500 per month for his services prior to the consummation of our initial business combination. For the year ended December 31, 2023, we paid Mr. Geeza a total of $24,307 in cash compensation. Except as disclosed above, none of our executive officers or directors have received any cash compensation for services rendered to us. Our Sponsor, executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential partner businesses and performing due diligence on suitable business combinations. Our audit committee reviews on a quarterly basis all payments that were made by us to our Sponsor, executive officers or directors, or our or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the Trust Account. Other than quarterly audit committee review of such reimbursements, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by the company to our Sponsor, executive officers and directors, or any of their respective affiliates, prior to completion of our initial business combination.

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After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from the combined company. All of these fees will be fully disclosed to shareholders, to the extent then known, in the proxy solicitation materials or tender offer materials furnished to our shareholders in connection with a proposed business combination. We have not established any limit on the amount of such fees that may be paid by the combined company to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed business combination, because the directors of the post-combination business will be responsible for determining executive officer and director compensation. Any compensation to be paid to our executive officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our executive officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management team’s motivation in identifying or selecting a partner business but we do not believe that the ability of our management team to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.

After the completion of the Business Combination, directors or members of our management who remain may be paid consulting, management or other fees from Pubco. For a discussion of executive compensation arrangements after the Closing of the Business Combination, see the section entitled “Management of Pubco Following the Business Combination.”

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATION OF TWOA

The following discussion and analysis of TWOA’s financial condition and results of operations should be read in conjunction with TWOA’s audited financial statements and the notes related thereto included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” appearing elsewhere in this proxy statement/prospectus. References in this section to “we,” “us” or the “Company” refer to TWOA.

Overview

We are a blank check company incorporated as a Cayman Islands exempted company on January 15, 2021. We were formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We are an emerging growth company and, as such, we are subject to all of the risks associated with emerging growth companies.

Our sponsor was originally two sponsor, a Cayman Islands exempted limited company, until March 31, 2023 and has been HC PropTech Partners III LLC since March 31, 2023. The registration statement for our Initial Public Offering was declared effective March 29, 2021. On April 1, 2021, we consummated our Initial Public Offering of 20,000,000 Public Shares, at an offering price of $10.00 per Public Share, generating gross proceeds of $200.0 million, and incurring offering costs of approximately $11.1 million (net of a required reimbursement from the underwriter), of which $7.0 million was for deferred underwriting commissions. The underwriter was granted a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 3,000,000 additional shares to cover over-allotments, if any, at $10.00 per share. The underwriter partially exercised the over-allotment option and on April 13, 2021 purchased an additional 1,437,500 Class A Ordinary Shares, generating gross proceeds of approximately $14.4 million, and we incurred additional offering costs of approximately $755,000 (net of a required reimbursement from the underwriter), of which approximately $503,000 was for deferred underwriting fees.

Simultaneously with the closing of the Initial Public Offering, we consummated the Private Placement of 600,000 Private Placement Shares, at a price of $10.00 per Private Placement Share to the Original Sponsor, generating gross proceeds of approximately $6.0 million. Simultaneously with the closing of the Over-Allotment on April 13, 2021, we consummated the second closing of the Private Placement, resulting in the purchase of an aggregate of an additional 28,750 Private Placement Shares by the Original Sponsor, generating gross proceeds to the Company of $287,500. On December 30, 2022, the Original Sponsor unconditionally and irrevocably forfeited all 628,750 Private Placement Shares to the Company for no value and the Company cancelled the Private Placement Shares effective as of the same date.

Upon the closing of the Initial Public Offering, the Over-Allotment and the Private Placement, $214.4 million ($10.00 per share) of the net proceeds of the sale of the Public Shares in the Initial Public Offering and of the Private Placement Shares in the Private Placement were placed in the Trust Account, located in the United States with Continental acting as trustee, and were originally invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act that invest only in direct U.S. government treasury obligations and later moved to cash demand accounts, until the earlier of (i) the completion of a business combination and (ii) the distribution of the Trust Account as described below.

Our management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Shares, although substantially all of the net proceeds are intended to be applied generally toward consummating a business combination. There is no assurance that we will be able to complete a business combination successfully. We must complete one or more initial business combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the initial business combination. However, we will only complete a business combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

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If we are unable to complete a business combination by July 1, 2024, we will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay our income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

On March 31, 2023, we held the First Extension Meeting at which the shareholders approved an amendment to our Amended and Restated Memorandum and Articles of Association to extend the date by which we must consummate a business combination from April 1, 2023 (the date which was 24 months from the closing date of our Initial Public Offering) to January 1, 2024 (the date which is 33 months from the closing date of the Initial Public Offering).

On March 31, 2023, the Original Sponsor sold 4,854,375 Class B Ordinary Shares of the Company to the Sponsor, which became our sponsor by assuming the rights and obligations of the Original Sponsor to the Company.

On August 15, 2023, we announced the execution of the Business Combination Agreement. Pursuant to the Business Combination Agreement, Pubco will become the parent company of each of the Company and LLP following the consummation of the Business Combination. The Merger Consideration will be an amount equal to $286,000,000. The Merger Consideration will be payable in new Pubco Ordinary Shares, each valued at a price per share equal to ten U.S. Dollars ($10.00). The Business Combination Agreement does not provide for any purchase price adjustments.

On December 29, 2023, we held the Second Extension Meeting at which the shareholders approved an amendment to our Amended and Restated Memorandum and Articles of Association to extend the date by which we must consummate a business combination from January 1, 2024 (the date which was 33 months from the closing date of our Initial Public Offering) to July 1, 2024 (the date which is 40 months from the closing date of the Initial Public Offering). In connection with the Second Extension Meeting, Public Shareholders holding an aggregate of 808,683 Public Shares exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account.

In connection with the First Extension Meeting and the Second Extension Meeting, Public Shareholders holding an aggregate of 16,437,487 and 808,683 Public Shares exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account, respectively. Following the redemptions, there were 4,191,330 Class A Ordinary Shares issued and outstanding and 5,359,375 Class B Ordinary Shares issued and outstanding.

On December 29, 2023, the Company issued a promissory note in the aggregate principal amount of up to $440,090 to the Sponsor, pursuant to which the Sponsor agreed to loan us up to $440,090 in connection with the extension of our termination date from January 1, 2024 to July 2024. The Company has deposited into our Trust Account $146,697 for the first two months (commencing on January 2, 2024 through March 1, 2024) and will deposit $73,348 for each of the four subsequent calendar months (commencing on March 2, 2024 and on the 2nd day of each subsequent month) until July 1, 2024, or portion thereof, that is needed to complete an initial business combination, for up to an aggregate of $440,090. The note bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of our initial business combination, and (b) the date of the liquidation of the Company.

Liquidity and Going Concern

As of December 31, 2023, we had $57,569 in cash and a working capital deficit of $3,073,719.

The Company’s original liquidity needs have been satisfied through $25,000 paid by the Original Sponsor to cover certain expenses in exchange for the issuance of the Founder Shares, a loan of approximately $81,000 from the Original Sponsor pursuant to a promissory note for up to $300,000 (the “Pre-IPO Note”), and the proceeds from the consummation of the Private Placement not held in the Trust Account of $2.5 million (net of a required reimbursement from the underwriter). The Company borrowed approximately $81,000 under the Pre-IPO Note and repaid the Pre-IPO Note in full on April 5, 2021. In addition, in order to finance transaction costs in connection with a business combination, the Original Sponsor, the Sponsor, any of their affiliates, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company with loans for working capital purposes (“Working Capital Loans”). On August 7, 2023, the Company issued a promissory note to the Sponsor in an amount up to $1,500,000 (the “Working Capital Note”), of which approximately $668,000 had previously been advanced by the Sponsor. The Working Capital Note accrues no interest and is payable upon the consummation of the initial business combination or the date of the liquidation of the Company. As of December 31, 2023 and 2022, there were $1,500,000 and $0 advanced by the Sponsor or the Original Sponsor under Working Capital Loans or the Working Capital Note, respectively. In addition, as of December 31, 2023 and 2022, there were $241,414 and $0 due to related party advanced by the Sponsor to further support the Company’s working capital needs, respectively. On February 9, 2024, the Company amended and restated the Working Capital Note to increase the principal amount from $1,500,000 to $3,000,000.

Our management has determined that we may not have sufficient liquidity to meet our anticipated obligations through the earlier of our consummation of an initial business combination or our liquidation date. Over this time period, we will be using these funds for paying existing accounts payable, and structuring, negotiating and consummating the business combination.

In connection with our assessment of going concern considerations in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” our management has determined that the liquidity issue and the mandatory liquidation and subsequent dissolution raises substantial doubt about our ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after July 1, 2024. The financial statements do not include any adjustment that might be necessary if we are unable to continue as a going concern. We plan to either complete a business combination prior to the mandatory liquidation date or extend such date.

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Various social and political circumstances in the United States and around the world (including wars and other forms of conflict, including rising trade tensions between the United States and China, and other uncertainties regarding actual and potential shifts in the United States and foreign, trade, economic and other policies with other countries, terrorist acts, security operations and catastrophic events such as fires, floods, earthquakes, tornadoes, hurricanes and global health epidemics), may also contribute to increased market volatility and economic uncertainties or deterioration in the United States and worldwide. This market volatility could adversely affect our ability to complete a business combination. In response to the conflict between nations, the United States and other countries have imposed sanctions or other restrictive actions against certain countries. Any of the above factors, including sanctions, export controls, tariffs, trade wars and other governmental actions, could have a material adverse effect on our ability to complete a business combination and the value of our securities.

Management continues to evaluate the impact of these types of risks on the industry and has concluded that while it is reasonably possible that these types of risks could have a negative effect on our financial position, results of our operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Results of Operations

Our entire activity from inception to December 31, 2023 was for our formation and operation costs prior and subsequent to the Initial Public Offering, including the search for a target for our initial business combination. We will not be generating any operating revenues until the closing and completion of our initial business combination.

For the year ended December 31, 2023, we had net income of $1,272,511, which consisted of $2,766,283 in general and administrative expenses and $120,000 in administrative expenses-related party, offset by $4,158,794 in gain on investments (net), dividends and interest, held in the Trust Account.

For the year ended December 31, 2022, we had net income of $1,497,223, which consisted of $1,237,924 in general and administrative expenses and $120,000 in administrative expenses-related party, offset by $2,855,147 in gain on investments (net), dividends and interest, held in the Trust Account.

Contractual Obligations

Registration Rights

The holders of Founder Shares, Private Placement Shares, and Class A Ordinary Shares that may be issued upon conversion of Working Capital Loans were entitled to registration rights pursuant to the Founder Registration Rights Agreement. These holders were entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, these holders will have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial business combination. We will bear the expenses incurred in connection with the filing of any such registration statements.

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Underwriting Agreement

The underwriter was entitled to an underwriting discount of $0.20 per share, or $4.0 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per share, or approximately $7.0 million in the aggregate, was deferred underwriting commissions to the underwriter.

The underwriter partially exercised the over-allotment option and was entitled to an additional fee of approximately $755,000 (net of a required reimbursement from the underwriter), of which approximately $503,000 was for deferred underwriting commissions.

On February 14, 2023, the representative of the underwriters waived any rights to receive the deferred underwriting commissions.

Administrative Services Agreement

On March 29, 2021, we entered into an administrative services agreement (the “Administrative Services Agreement”) with the Original Sponsor, pursuant to which, commencing on the date our securities were first listed on the New York Stock Exchange, we agreed to pay the Original Sponsor a total of $10,000 per month for office space, secretarial and administrative services. On March 31, 2023, pursuant to an assignment and assumption agreement, the Original Sponsor assigned the Administrative Services Agreement to the Sponsor. Upon completion of the initial business combination or our liquidation, we will cease paying these monthly fees. During the years ended December 31, 2023 and 2022, we incurred $120,000 and $120,000 in expenses for these services, respectively, which are included in administrative expenses-related party on the accompanying statements of operations. No amount was due as of December 31, 2023 and 2022.

Critical Accounting Policies and Estimates

The preparation of financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following as our critical accounting policies:

Class A Ordinary Shares Subject to Possible Redemption

We account for our Class A Ordinary Shares subject to possible redemption (our Public Shares) in accordance with the guidance in ASC 480. Class A Ordinary Shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A Ordinary Shares (including Class A Ordinary Shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A Ordinary Shares are classified as shareholders’ equity. As part of the Private Placement, the Company issued 628,750 Private Placement Shares to the Original Sponsor. These Private Placement Shares were not transferable, assignable or salable until 30 days after the completion of our initial business combination. They were also considered non-redeemable and were presented as permanent equity in the Company’s balance sheets. On December 30, 2022, the Original Sponsor unconditionally and irrevocably forfeited all 628,750 Private Placement Shares to the Company for no value and the Company cancelled the Private Placement Shares effective as of the same date. Our Class A Ordinary Shares sold in the Initial Public Offering feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of December 31, 2023 and December 31, 2022, 4,191,330 and 21,437,500 Class A Ordinary Shares, respectively, subject to possible redemption are presented as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheets.

Under ASC 480-10S99, we have elected to recognize changes in the redemption value immediately as they occur and adjust the carrying value of the security to equal the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the security. Effective upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable Class A Ordinary Shares resulted in charges against additional paid-in capital and accumulated deficit. Subsequently, we recognized changes in the redemption value as an increase in redemption value of Class A Ordinary Shares subject to possible redemption as reflected on the accompanying statements of changes in shareholders’ deficit.

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Investments Held in the Trust Account

Our portfolio of investments was originally comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When our investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When our investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities are included in gain on investments (net), dividends and interest, held in the Trust Account in the accompanying statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

In March 2023, we instructed the trustee of the Trust Account to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in an interest-bearing demand deposit account until the earlier of the consummation of a business combination and the liquidation of the Company. The funds were still held in this account as of December 31, 2023.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that were directly related to the Initial Public Offering and that were charged against the carrying value of the Class A Ordinary Shares subject to possible redemption upon the completion of the Initial Public Offering in April 2021.

Net Income Per Ordinary Share

We comply with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” We have two classes of shares, which are referred to as Class A Ordinary Shares and Class B Ordinary Shares. Income is shared pro rata between the two classes of shares, which assumes a business combination as the most likely outcome. Net income per Ordinary Share is calculated by dividing net income by the weighted average number of Ordinary Shares outstanding for the respective period.

At December 31, 2023 and 2022, we did not have any dilutive securities and other contracts that could potentially be exercised or converted into Ordinary Shares and then share in our earnings. As a result, diluted net income per Ordinary Share is the same as basic net income per Ordinary Share for the years ended December 31, 2023 and 2022. Accretion associated with the redeemable Class A Ordinary Shares is excluded from earnings per share as the redemption value approximates fair value.

Recent Accounting Pronouncements

Our management does not believe that any recently issued, but not yet effective, accounting standards updates, if currently adopted, would have a material effect on the accompanying financial statements.

JOBS Act

The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, the financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our Initial Public Offering or until we are no longer an “emerging growth company,” whichever is earlier.

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INFORMATION ABOUT LLP

Unless the context otherwise requires, all references in this section to “we”, “us”, “our” or “LLP”, refer to LatAm Logistic Properties, S.A. and its subsidiaries prior to the consummation of the Business Combination.

Our Mission

Our goal is to be the leading developer, owner and manager of logistics facilities of the future for Central and South America. Our mission is to provide logistics and industrial real estate solutions that enable the most efficient distribution of goods for a more environmentally conscious society.

Overview

LLP is a corporation organized under the laws of the Republic of Panama. LLP was originally incorporated as a limited liability company, as provided in Law No. 4 of 2009 by Public Deed No. 6409 dated April 29, 2015, and registered before the Public Registry of Panama on May 4, 2015. On January 13, 2021, LLP was converted into a corporation regulated by Law No. 32 of 1927, resolution duly registered before the Public Registry of Panama on January 13, 2021. LLP’s registered office is located at BMW Plaza, 9th floor, Calle 50, Panama City, Republic of Panama. LLP’s registered office phone number is +506 2204-7020. We also maintain a website at www.latamlp.com. The information contained in, or that can be accessed through, our website is not part of this proxy statement/prospectus.

LLP is a fully-integrated, internally managed real estate company that develops, owns and manages a diversified portfolio of warehouse logistics assets in Central America and the South America. We focus on modern Class A logistics real estate in high growth and high barrier-to-entry markets that are undersupplied and have low penetration rates. We believe we are a leading institutional industrial, development and logistics platform in each of our three countries of operation today — Costa Rica, Colombia and Peru. We have significant expertise in designing and developing logistics assets, which we own, manage and lease on a long-term basis. Our strategic footprint and operational expertise enable us to provide our tenants with “last mile” distribution capabilities that are critical to logistics infrastructure and are well located to leverage strong e-Commerce and “nearshoring” trends. Our high quality and diversified tenant base is comprised of leading multinational customers that operate primarily in the consumer retail, e-commerce, consumer packaged goods, and business-to-business distribution sectors, including Inter IKEA Systems B.V., Samsung Electronics Co., The Kraft Heinz Company, DHL, Cargill Inc., PriceSmart Inc., and Natura & Co Holdings S.A. As of September 30, 2023, our operating portfolio was comprised of 28 properties with a GLA of more than four and a half million square feet, a stabilized occupancy rate of 99.4% and weighted average remaining lease term of five and half years on our current leases. Our revenue and profit for the nine months ended September 30, 2023 was $27.9 million and $9.2 million, respectively, and for the year ended December 31, 2022 was $32.0 million and $11.4 million, respectively. Between September 30, 2022 and September 30, 2023, we increased our Cash Net Operating Income, or Cash NOI, by a Compound Annual Growth Rate, or CAGR, of 36%. For a reconciliation of Cash NOI to the nearest IFRS measure, see “Summary Historical Consolidated Financial Information Of LLP—Non-IFRS Financial Measures and Other Measures and Reconciliations.”

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Our portfolio is comprised of Class A industrial warehouses that are well positioned to serve the key logistical functions of the growing e-Commerce market and nearshoring trade. Our properties are certified by EDGE, a green building certification system sponsored by the IFC, a member of the World Bank Group, and administered by GBCI (Green Business Certification Inc.), which promotes the development of sustainable buildings — both internally, with expansive floor capacity, natural light and sufficient height clearance levels, as well as externally, with shared truck maneuvering yards, optimized platforms and container parking. These modern specifications enable our tenants to drive operational efficiencies for timely delivery of their goods and implement highly advanced operational and logistics processes that enhance their ability to compete. The following table sets forth a summary of our real estate portfolio as of September 30, 2023, December 31, 2022, and 2021 and for the nine and twelve month periods then ended:

	As of and for the nine months ended September 30,	As of and for the year ended December 31,
	2023	2022	2021
Number of operating real estate properties	28	24	22
Operating GLA (sq. ft)	4,615,760	4,037,886	3,388,446
Leased GLA (sq. ft)(1)	5,098,759	4,820,273	4,176,284
Number of tenants	53	51	43
Average rent per square foot	$7.55	$6.88	$7.10
Weighted average remaining lease term	5.5 years	6.2 years	7.1 years
Stabilized occupancy rate (% of GLA)	99.4%	99.6%	97.9%
Total rental revenue	$27,793,027	$31,890,569	$25,526,931
U.S. dollar denominated revenue as a % of total revenue(2)	78.2%	81.9%	81.4%

(1)	Includes operating properties and properties under development that are subject to a lease.
(2)	Based on foreign currency exposure as of period end.

Our portfolio is strategically located within key trade and logistics corridors in the capital cities of Costa Rica, Colombia and Peru. We target some of the most dynamic industrial markets with the lowest vacancy rates across the Class A logistics segment in Central and South America. These markets are generally characterized by strong GDP growth, population growth, and monetary and fiscal policies that attract multinational and regional corporations. Our asset base is geographically diversified with approximately 51%, 27% and 22% of our operating GLA located in Costa Rica, Colombia and Peru, respectively, as of September 30, 2023. We believe this diversification mitigates economic, political and other risks and provides significant expansion opportunities in attractive geographies for our tenants.

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We believe that Class A logistics assets are among the most attractive segments of the global real estate market. The industrial real estate sector is underpinned by secular trends that will propel significant demand growth, create long-term competitive advantages for our business, and attract a high quality, long-term tenant base. Among these trends, we expect to benefit significantly from the continued rise of e-Commerce, which is transforming global trade and consumer dynamics and significantly increasing the need for “last mile” distribution. We also expect favorable supply chain dynamics and increasing investment into the industrial real estate asset class to drive appreciation in logistics assets over time. Underpenetrated regions, including many of the countries in Central and South America where we operate, will benefit from the global growth dynamics in the industrial real estate sector. E-Commerce is in its infancy in much of Latin America, and we believe nearshoring trade dynamics will drive demand for high quality, well-located industrial and logistics assets in Central and South America.

Our business model is designed to generate recurring revenue from long-term leases with creditworthy tenants, which we believe drives attractive unit economics. We organized LLP as a fully integrated C-Corp because we believe this structure provides us with the following advantages:

●	Investment focus: We have designed our business model to participate across the real estate value creation chain including (i) structuring and financing, (ii) development, (iii) lease-up and (iv) asset management, as opposed to REITs that are generally required to focus on stabilized or near stabilized properties;

●	Management fee structure: We manage our properties internally and do not charge management fees, which we believe better aligns our interests with investors, as opposed to the externally managed REIT model; and

●	Long term value creation: We develop and manage our assets with a focus on the quality of our real estate and maximizing its long-term value, as opposed to managing our development, operations and maintenance activities to achieve shorter term dividend targets.

Our Properties

Our properties consist of stabilized assets (which we define as properties that have reached GLA occupancy of approximately 90% in relation to the total GLA of such property or that have been completed for more than one year, whichever occurs first), properties that are in the development phase, and the land reserves we own or control.

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Stabilized Portfolio. The table below sets forth information regarding our real estate portfolio of stabilized assets as of and for the nine months ended September 30, 2023 and year ended December 31, 2022, respectively.

Property	Location	Total GLA (sq ft)	Total GLA (sqm)	% of Portfolio GLA	Rental Revenue for the nine months ended September 30, 2023 (USD in thousands)	% of Rental Revenue for the nine months ended September 30, 2023 (USD in thousands)	First Year of Operations	Number of Buildings	Appraisal Value(1) as of September 30, 2023 (USD in thousands)
Costa Rica

Latam Logistic Park Coyol 1	San José, Coyol	831,331	77,233	18.01%	$6,038	21.70%	2016	5	$89,349
Latam Logistic Park Coyol 2	San José, Coyol	270,573	25,137	5.86%	$1,857	6.70%	2019	1	$29,516
Latam Logistic Park Coyol 3	San José, Coyol	92,032	8,550	1.99%	$896	3.20%	2020	1	$9,832
Latam Logistic Park Coyol 4	San José, Coyol	121,633	11,300	2.64%	$702	2.50%	2021	1	$11,670
Latam Bodegas Atenas	Atenas	48,685	4,523	1.05%	$347	1.20%	2019	1	$4,729
Latam Bodegas Aurora	Heredia	103,108	9,579	2.23%	$524	1.90%	2020	2	$6,747
Latam Bodegas San Joaquin	Heredia	90,923	8,447	1.97%	$698	2.50%	2019	2	$9,391
San Rafael Industrial Park	San Rafael	120,761	11,219	2.62%	$(672)	(2.40%)	2019	1	$12,071
Latam Logistic Park San José – Verbena	San José	676,610	62,859	14.66%	$4,346	15.60%	2022	4	$69,315
Colombia
Latam Logistic Park Calle 80	Bogota, Calle 80	1,255,409	116,631	27.20%	$6,008	21.70%	2019	5	$99,611
Peru
Latam Logistic Park Lima Sur	Lima, Lurin	1,004,695	93,339	21.77%	$7,049	25.40%	2019	5	$91,599

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Property	Location	Total GLA (sq ft)	Total GLA (sqm)	% of Portfolio GLA	Rental Revenue for the year ended December 31, 2022 (USD in thousands)	% of Rental Revenue for the year ended December 31, 2022 (USD in thousands)	First Year of Operations	Number of Buildings	Appraisal Value(1) as of December 31, 2022 (USD in thousands)

Costa Rica

Latam Logistic Park Coyol 1	San José, Coyol	831,328	77,233	20.5%	$7,979	25.2%	2016	5	$88,851
Latam Logistic Park Coyol 2	San José, Coyol	270,572	25,137	6.7%	$2,427	7.7%	2019	1	$30,613
Latam Logistic Park Coyol 3	San José, Coyol	92,031	8,550	2.3%	$1,283	4.1%	2020	1	$9,667
Latam Logistic Park Coyol 4	San José, Coyol	121,632	11,300	3.0%	$598	1.9%	2021	1	$11,204
Latam Bodegas Atenas	Atenas	48,685	4,523	1.2%	$462	1.5%	2019	1	$4,710
Latam Bodegas Aurora	Heredia	103,107	9,579	2.6%	$587	1.9%	2020	2	$6,286
Latam Bodegas San Joaquin	Heredia	87,866	8,163	2.2%	$778	2.5%	2019	2	$8,157
San Rafael Industrial Park	San Rafael	120,760	11,219	3.0%	$1,562	4.9%	2019	1	$13,400
Latam Logistic Park San José – Verbena	San José	213,114	19,799	5.3%	$1,864	5.9%	2022	1	$21,408
Colombia
Latam Logistic Park Calle 80	Bogota, Calle 80	1,144,099	106,290	28.3%	$5,691	18.0%	2019	4	$70,646
Peru
Latam Logistic Park Lima Sur	Lima, Lurin	1,004,692	93,339	24.9%	$8,351	26.4%	2019	5	$87,523

(1)	We value our portfolio on a quarterly basis utilizing an independent appraisal conducted by an independent appraiser.

Properties Under Development. We pursue attractive development projects by leveraging our existing portfolio of strategic land positions to support our expansion strategy. We target locations that meet our investment criteria and support our multinational and regional tenant base, typically by developing assets that are specifically designed to meet their needs. As of September 30, 2023, occupancy of our operating portfolio was 99.4% and approximately 64.3% of our assets under development (by GLA) were pre-leased, which significantly mitigates our development risk. We target average yields-on-cost, which we define as Cash NOI to aggregate estimated investment, that are 200 to 300 basis points above our estimates of where similar stabilized assets trade. From a Return-on-Equity, or ROE, perspective, we target mid-to-high teens returns when we retain full ownership of the properties, and potentially higher returns when we partner through joint ventures. In order to manage our return profile, we typically use third-party developers under negotiated fixed price arrangements. As of September 30, 2023, we were developing three buildings across our markets, with expected GLA of nearly half a million square feet. The table below sets forth our portfolio of development assets as of September 30, 2023.

		Total Expected Investment			Investment to Date
	Project GLA	Land and Infrastructure	Shell(1)	Total	Land and Infrastructure	Shell(1)	Total	Leased	Estimated Stabilization Date
	(sq ft)	(USD in thousands)			(USD in thousands)			(%)
Costa Rica	157,692	$5,798	$7,276	$13,074	$2,587	$2,071	$4,658	58.8%	June 2024
Colombia	-	$-	$-	$-	$-	$-	$-	-	-
Peru	289,604	$9,135	$9,802	$18,937	$5,537	$6,567	$12,104	67.3%	March 2024

(1)	A shell is generally comprised of the primary structure, the building envelope (roof and façade), and related mechanical and supply systems including electricity, water and drainage.

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Land Reserves. We intend to develop our land reserves over time based on our evaluation of the opportunities these reserves present, supply and demand and other market conditions, and the cost and availability of capital, among other factors. Although we have not entered into any material contracts or agreements with respect to the development of these reserves, we routinely conduct licensing and permitting activities to explore and preserve our options with respect to them. The table below sets forth our land reserves and development potential, as of September 30, 2023 and December 31, 2022, respectively.

Location	Total Land Reserves	% of Total Land Reserves	Appraisal Value as of September 30, 2023	Estimated GLA to be Developed
	(acres)	(%)	(USD)	(sq ft)
Costa Rica	-	-%	$-	-
Colombia	50.6	49.9%	$22,262,542	1,090,211
Peru	50.9	50.1%	$11,154,173	1,100,720

Location	Total Land Reserves	% of Total Land Reserves	Appraisal Value as of December 31, 2022	Estimated GLA to be Developed
	(acres)	(%)	(USD)	(sq ft)
Costa Rica	8.0	7.3%	$6,155,000	168,208
Colombia	50.6	46.2%	$16,394,722	1,090,211
Peru	51.0	46.5%	$7,190,000	1,202,988

Our Competitive Strengths

We believe the following are our competitive strengths:

Pure play portfolio of Class A institutional logistics properties well suited for e-Commerce. Our high-quality logistics properties are well positioned to facilitate our tenants’ growing e-Commerce opportunities. As of December 31, 2022, e-Commerce comprised $0.4 billion, $5.1 billion, and $4.0 billion of annual sales across Costa Rica, Colombia and Peru, respectively, and is expected to grow by 11%, 12% and 7%, respectively, through 2026, according to Euromonitor. Retailers are increasingly shifting toward shipping “parcels” as opposed to “pallets” in order to meet rapidly evolving consumer purchasing behaviors. E-Commerce is generally characterized by greater stock keeping unit (“SKU”) variety and therefore larger inventories, and it requires enhanced reverse logistics to handle greater return and exchange activity. As a result, multinational and regional companies are demanding logistics facilities that are particularly well suited for e-Commerce, like ours, that include specific features including high door-to-area ratios and load floor capacity, optimized distance between columns for efficient racking layouts, expansive truck maneuvering yards, security services and common area amenities and container parking. Our real estate assets have been designed and optimized to meet the needs of tenants seeking to drive their e-Commerce presence.

Strong competitive position in strategic and underserved Central and South American markets. Our portfolio is strategically located in key parts of Central and South America that are well positioned to leverage the strengthening “nearshoring” trade. Global dynamics have led companies to reconsider their supply chains and explore ways to expand or relocate production facilities that are closer to their U.S. headquarters, production centers and end markets. We believe that Costa Rica and the other countries in which we operate will benefit from nearshoring dynamics as companies seek greater supply chain security and shorter shipping routes to minimize sensitivities to global disruptions in trade linkages. We believe we are a leading institutional platform developing and operating industrial real estate assets in our geographic footprint, providing us with a preferred position for multinational and regional companies seeking state-of-the-art logistics capabilities in these markets. We also believe that there is a shortage of land suitable for these facilities in our target markets, which barrier to entry provides us with a significant advantage against competitors.

Diversified tenant base and high occupancy rates. We have developed long-standing relationships with a well-diversified tenant base of leading multinational and regional companies across industries, including Inter IKEA Systems B.V., Samsung Electronics Co., The Kraft Heinz Company, DHL, Cargill Inc., PriceSmart Inc., and Natura & Co Holdings S.A. As of September 30, 2023, we had more than 50 tenants with a weighted average remaining lease term of over five and a half years, which we actively manage to avoid a concentration of large expirations in any given year. Our tenants operate primarily in the Consumer Goods, Third-Party Logistics and Other Retail sectors. Substantially all of our tenants have exposure to e-Commerce as part of their go-to-market and distribution models, regardless of end-market sector exposure. As of September 30, 2023, the occupancy rate of our stabilized portfolio was 99.4%, our largest tenant comprised approximately 6% of our rental revenue, and our top 10 tenants comprised less than 50% of our rental revenue.

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Localized development expertise and embedded growth from pre-stabilization properties. We have a strong track record of developing modern Class A industrial warehouse facilities in Costa Rica, Colombia and Peru. Through our development activities to date, we have built longstanding relationships with reputable local contractors and design consultants with extensive international supply chain expertise that complement our local country managers and other on-the-ground personnel. This established local presence provides us with valuable insights into regional contracting dynamics and jurisdictional regulations, which serve as barriers to entry for potential competitors. We utilize modular site layouts to facilitate efficient construction and shorten construction cycles, and we generally target development projects that support our existing tenant base. As of September 30, 2023, occupancy of our operating portfolio was 99.4% and approximately 64.3% of our assets under development (by GLA) were pre-leased, which significantly mitigates our development risk. As of September 30, 2023, we were in the process of developing three buildings with a GLA of nearly half a million square feet, which will contribute to our economies of scale and earnings prospects over time. We believe that the combination of our strategic portfolio of assets under development and land reserves, development expertise and track record, localized knowledge, and longstanding relationships with multinational and regional companies provide us with a significant competitive advantage.

Experienced management team. We have a seasoned management team led by Esteban Saldarriaga, our Chief Executive Officer, who has over 15 years of experience in Latin American real estate and finance. Mr. Saldarriaga developed a deep understanding of logistics solutions in underserved markets at Jaguar Growth Partners, a leading investment management firm focused on growth platforms in developing markets, and previously served in financial roles at J.P. Morgan and Ashmore. Annette Fernández, our Chief Financial Officer, is an experienced Latin American real estate financial management executive, formerly serving as VP of Financial Operations and Investor Relations for FIBRA Prologis. Our senior management team is supported by a team of industry experts with nearly 100 combined years of relevant experience across the key areas of industrial real estate development and operations, including real estate selection, land and property acquisition, design and engineering, development, government licensing and government relations, project management, marketing, sales and contract negotiation. We believe that this combination of industry, technical, operational and financial expertise positions us for success in the public markets.

Strong Environmental, Social and Governance commitment. Our mission is to provide logistics and industrial real estate solutions that enable the most efficient distribution of goods for a more environmentally conscious society. Sustainability is a fundamental part of our corporate culture, and we design our assets to minimize their environmental impact to enable our tenants achieve their sustainability goals. For example, all of the buildings developed by LLP comply with the high efficiency and environmental sustainability standards of the EDGE certification, and in Costa Rica and Peru we manage most of our development through the Ecological Blue Flag Program (Bandera Azul), a certification that acknowledges effort and volunteer work seeking to improve social and environmental conditions.

Our Growth Strategy

Our goal is to be the leading developer, owner and manager of logistics facilities of the future for Central and South America. We intend to achieve this goal by implementing the following strategies:

Continue to drive operational excellence across our portfolio of Class A industrial facilities. We believe that closely collaborating with our tenants to provide high quality logistics real estate solutions drives occupancy and leasing for us. We intend to continue to design advanced real estate solutions based on our expertise and the strategic, commercial and environmental needs of our tenants. For example, we focus our development and upgrade efforts based on direct feedback from our tenants, including interior and exterior features that support efficient e-Commerce operations, that facilitate the effectiveness of our logistics solutions. We believe that this focus on continual upgrade and improvement will enable us to drive long-term economic value across our portfolio.

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Develop our portfolio of pre-stabilized properties to expand our operating portfolio. We are actively developing additional high quality logistics real estate assets to leverage industry trends and demand from our tenants. As of September 30, 2023, we were developing three buildings in all of our markets, with expected GLA of nearly half a million square feet. We estimate that approximately half of the investment required to complete these developments was already made as of September 30, 2023. We target development locations that meet our investment criteria and support our existing multinational tenant base, typically by developing assets that are specifically designed to meet their needs. As of September 30, 2023, occupancy of our operating portfolio was 99.4% and approximately 64.3% of our assets under development (by GLA) were pre-leased, which significantly mitigates our development risk. We intend to continue to develop logistics properties in our target markets to serve our tenants and grow our operating portfolio.

Expand into complementary markets. We have designed our platform to serve tenants within attractive Central and South American markets beyond Costa Rica, Colombia and Peru. In the future, we intend to target markets such as Mexico, Panama, Ecuador and Chile that have attractive growth prospects and exhibit many of the same demographic, commercial, economic, regulatory and industrial real estate supply and demand characteristics that are present in our current markets of operation. Although no assurance can be made that we can execute our plans on commercially reasonable terms or at all, we believe that our potential opportunities for geographic expansion across Mexico, Panama, Ecuador and Chile represent, in the aggregate, approximately five times the GLA of our current stabilized portfolio. We believe these markets are core to our tenants’ regional logistics needs and are underpenetrated with respect to industrial GLA per capita. For example, Panama and Mexico have industrial square feet per capita of 9 and 10.7, respectively, which is significantly below that of the United States at 9.6, according to Euromonitor. As we enter new markets, we intend to seek experienced and reputable local partners to mitigate risk.

Pursue joint ventures and strategically acquire or control new locations. We have identified a large pipeline of potential acquisitions and joint venture partners for complementary assets in our current and complementary markets. We currently have over approximately 9 million square feet of potentially new GLA in various stages of review in Costa Rica, Peru, Colombia and complementary markets that we continually review and evaluate. We intend to be opportunistic regarding strategic land, building and partner opportunities and will continue to be focused on pursuing opportunities that align with and leverage our expertise. We also believe that greater access to capital in the form of public equity and debt will accelerate our ability to pursue these opportunities.

Our Tenants

We have developed longstanding relationships with our well-diversified tenant base of leading multinational and regional companies. Our tenants operate in a wide range of industries, which we believe provides us with significant portfolio diversification. Our tenant base generally consists of companies with significant e-Commerce activities requiring specialized “last mile” distribution capabilities. As of September 30, 2023, we had more than 50 tenants, with no single tenant accounting for more than 9% of our total GLA. Our weighted average remaining lease term as of September 30, 2023 was more than five and a half years, and nearly 80% of our rental revenue for the nine months ended September 30, 2023 was denominated in U.S. dollars.

For the nine months ended September 30, 2023, our ten largest tenants accounted for less than half of our rental income. The following table sets forth the information on our largest tenants as of September 30, 2023.

Tenant	Industry	Country	Share of Total GLA	Share of Total Rental Revenue	Remaining Lease Term

Kuehne+Nagel	Third-Party Logistics	Colombia and Peru	7.8%	6.0%	2.7 years
Alicorp	Consumer Goods	Peru	6.8%	7.3%	5.1 years
Pequeño Mundo	Other Retail	Costa Rica	5.5%	6.7%	5.7 years
Natura	Consumer Goods	Peru and Costa Rica	4.2%	5.7%	5.1 years
Samsung	Consumer Goods	Peru	4.0%	3.1%	3.5 years
Indurama	Consumer Goods	Peru	3.9%	4.2%	4.7 years
IKEA	Third-Party Logistics	Colombia	3.7%	2.9%	8.8 years
Pricemart	Other Retail	Costa Rica	3.4%	4.9%	14.5 years
Rex Cargo	Third-Party Logistics	Costa Rica	3.4%	4.2%	6.8 years
Ceva	Third-Party Logistics	Colombia	3.3%	2.3%	3.9 years

For the year ended December 31, 2022, our ten largest tenants accounted for less than half of our rental income. The following table sets forth the information on our largest tenants as of December 31, 2022.

Tenant	Industry	Country	Share of Total GLA	Share of Total Rental Revenue	Remaining Lease Term

Kuehne+Nagel	Third-Party Logistics	Colombia and Peru	7.8%	6.3%	2.6 years
Alicorp	Consumer Goods	Peru	7.5%	6.8%	5.1 years
Grupo Exito	Other Retail	Colombia	6.5%	4.2%	13.3 years
Pequeño Mundo	Other Retail	Costa Rica	6.1%	7.6%	1.5 years
Natura	Consumer Goods	Peru and Costa Rica	4.6%	6.4%	6.9 years
Samsung	Consumer Goods	Peru	4.5%	3.4%	4.2 years
Pricesmart	Other Retail	Costa Rica	3.8%	5.9%	15.3 years
Indurama	Consumer Goods	Peru	3.6%	3.9%	5.4 years
Ceva	Third-Party Logistics	Colombia	3.6%	0.7%	4.6 years
Rex Cargo	Third-Party Logistics	Costa Rica	3.4%	4.1%	5.2 years

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We estimate that over 90% of our Leased GLA as of September 30, 2023 and December 31, 2022 served logistics needs for our tenants. The following table contains a breakdown of our tenants’ use for the nine months ended September 30, 2023 and year ended December 31, 2022, respectively.

Tenant use	Rental Revenue	Share of Total Rental Revenue	Share of Total GLA
Consumer Goods	$9,022,372	32.5%	30.8%
Third-Party Logistics	$7,479,075	26.9%	25.9%
Other Retail	$10,230,911	36.8%	36.5%

Tenant use	Rental Revenue	Share of Total Rental Revenue	Share of Total GLA
Consumer Goods	$10,085,351	31.6%	31.7%
Third-Party Logistics	$9,038,134	28.3%	27.3%
Other Retail	$9,005,637	28.2%	33.3%

Our stabilized assets have historically achieved high occupancy rates. The following table shows our stabilized occupancy rates as of September 30, 2023, December 31, 2022 and 2021.

Occupancy rate	As of September 30,	As of December 31,
	2023	2022	2021
Costa Rica	98.8%	99.2%	96.0%
Colombia	100.0%	100.0%	100.0%
Peru	100.0%	100.0%	100.0%
Aggregate stabilized portfolio	99.4%	99.6%	97.9%

Our Leases

As of September 30, 2023, we had 75 leases in place. Our leases are typically for initial terms ranging from 5 to 10 years and generally grant our tenants renewal options for one or more additional terms of varying lengths. Our security deposits typically approximate one or two months of rent. We are responsible for latent defects in the properties and we are typically required to perform structural maintenance periodically and as needed. Our leases entitle us to rescind the lease and collect rents that are due and owing if a tenant defaults on its rent payment obligation, vacates the property, or enters bankruptcy or insolvency proceedings (to the extent permitted under applicable local laws and regulations). We are also entitled to terminate the lease in the cases of:

○	failure by the tenant to comply with its payment obligations under the lease;
○	assignment or sublease without prior written consent, subject to exceptions under applicable laws;
○	unauthorized construction in, or modification of, the premises;
○	unauthorized use of the premises;
○	failure to comply with any applicable regulations where the premises are located;
○	obstruction of access for authorized inspections by us;
○	breach of any tenant obligation that remains uncured for more than 30 days;
○	strikes or other labor disturbances lasting longer than 60 days if the matter causes the tenant to breach its obligations under the lease, subject to exceptions under local law; and
○	creation of any lien over the premises or any portion thereof, or the filing of any claim derived from any work or installation carried out by the tenant or in its name.

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We routinely inspect our properties and we proactively manage our relationships with our tenants. We strive to maintain regular dialogue with our tenants regarding their real estate intentions, and we actively manage our portfolio of leases to avoid large expirations in any given year in order to manage cash flows and mitigate re-leasing risk. The following table sets forth the expiration profile of our lease portfolio as of September 30, 2023:

Rent under our lease accrues monthly and is adjusted annually for inflation based on a consumer price index (“CPI”) or by a contractual percentage rate. Our tenants are typically responsible for the costs of improvements and structural modifications needed to tailor the facilities. We believe this investment responsibility increases our tenants switching costs and leads to strong occupancy rates for us. As of September 30, 2023, only one of our leases, the Grupo Vargas lease at our LLP Coyol III project, includes a purchase option on the property.

We have established rigorous tenant selection criteria, including minimum eligibility standards. We evaluate applicants based on their financial capacity and that of their guarantors, among other factors. As of September 30, 2023, approximately 65% of our leases were secured by guarantees or other credit support mechanisms. We maintain standard procedures to manage our past due rent portfolio and doubtful accounts, which vary based on the amount of the receivable, period outstanding and other considerations. As of September 30, 2023, ten of our operating net lease receivables were outstanding for more than 90 days, totaling to an amount of less than $0.75 million.

Development and Acquisition Activities

We actively develop logistics properties, analyze potential acquisitions of new land and building assets, and evaluate potential joint venture arrangements. We focus on Class A logistics facilities and target properties for development and acquisition in major population centers with established infrastructure.

We pursue development projects by leveraging our existing portfolio of strategic land positions. For our development activities, we target average yields-on-cost, which we define as Cash NOI to total estimated investment, that are 200 to 300 basis points above our estimates of where similar stabilized assets trade. From a Return-on-Equity, or ROE, perspective, we target mid-to-high teens returns when we retain full ownership of the properties, and potentially higher returns when we partner with fee-paying local partners through joint ventures.

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In evaluating a particular real estate development or acquisition, both within our existing countries of operation and potential new markets, our management team conducts a thorough analysis of the characteristics of the property and the market in which it is located, including the:

○	strategic importance of the location relative to our existing and prospective tenant base;
○	location of the property relative to our existing footprint and where we have access to reputable personnel familiar with local market dynamics;
○	proximity of the asset in relation to existing or planned local infrastructure with convenient access to major transportation options;
○	favorable economic dynamics and tax and regulatory environments;
○	population density and population growth potential;
○	regional, market and property-specific supply and demand dynamics, including prevailing market rents and the potential for rent growth;
○	existing and potential competition from other property owners and operators;
○	barriers to entry and other property-specific competitive advantages;
○	quality of construction and design, and existing physical condition of the asset; and
○	opportunity to increase the property’s operating performance and value.

As part of our strategy, we intend to enter into joint ventures if we determine that doing so would be the most effective means of financing, developing or managing specific projects and to manage our exposure to different countries, submarkets and tenants.

Environmental, Social and Governance Matters

Our mission is to provide logistics and industrial real estate solutions that enable the most efficient distribution of goods for a more environmentally conscious society. Sustainability is a key part of the core of our corporate culture, and we design our assets to minimize their environmental impact to enable our tenants achieve their sustainability goals. All of our warehouses comply with the high standards of efficiency and environmental sustainability, as designated by EDGE certification, which promotes the development of sustainable buildings with savings of at least 20% of potable water, electricity consumption and carbon footprint levels compared with conventional buildings. All our projects in Costa Rica are also registered with the Ecological Blue Flag Program (Bandera Azul), an award program that acknowledges effort and volunteer work seeking to improve social and environmental conditions.

Regulation

We are subject to laws, ordinances and regulations relating to, among other things, taxes, environmental matters, labor, equal opportunity, construction, occupational health and safety, civil and consumer protection and general building and zoning requirements in the various jurisdictions in which we operate. See “Risk Factors –Regulatory, Legal and Tax Factors Affecting LLP – We are subject to governmental regulations.”

LLP has been registered in the Registro Nacional de Valores y Emisores (“RNVE”) managed by the SFC since April 23, 2021, and with the Colombian Stock Exchange (“BVC”) since May 4, 2021. There are currently 168,142,740 LLP Ordinary shares listed in Colombia. As a consequence of its status as an issuer of securities in Colombia, LLP is under the supervision of the SFC, and subject to the SFC’s obligations for registered issuers. The main SFC obligations that LLP is subject to are filing quarterly and annual reports, including an annual corporate governance report, filing quarterly and annual financial information, disclosing any material information to the SFC upon occurrence of such event, and filing certain forms regarding its shareholders, beneficial owners and general financial information with the SFC.

LLP’s operations in Costa Rica must comply with a series of laws and regulations related to its economic activities. LLP’s corporate structure includes various Costa Rican subsidiaries that must comply with corporate obligations such as tax payments, filings of declarations and additional compliance matters. Furthermore, LLP’s main economic activity involves the lease of industrial facilities subject to, among other regulations, the Leases Act (Ley General de Arrendamientos Urbanos y Suburbanos) which regulates the obligations and responsibilities of landlords, tenants and other general provisions for the lease agreements.

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LLP’s operations in Peru are governed by a set of legal frameworks and regulations specific to Peru. These include, but are not limited to, the General Law of Companies (Ley General de Sociedades), which outlines the requirements and obligations for companies with operations in Peru. Additionally, LLP must comply with tax regulations, labor laws, environmental regulations, municipal ordinances, and any other applicable laws and regulations related to industrial and logistics operations. In Peru, there is no specific legislation to regulate civil leases, so general civil leasing rules established in the Peruvian Civil Code apply to LLP’s lease agreements.

In addition, Peru’s legal framework for real estate is also influenced by government policies and can be subject to changes in regulations, tax policies, and land use planning. These factors directly impact the operations and profitability of industrial and logistics real estate companies, including LLP. Judicial decisions regarding land ownership, property rights, contractual disputes, and environmental issues can also have significant implications for the sector.

The Colombian Civil Code regulates the real estate industry, and therefore LLP’s operations in Colombia. There is no specific branch of the Colombian government that governs the regulation of real estate, hence everything that concerns real estate is governed by the general principles of civil law of Colombia. LLP’s lease agreements are governed by financial and banking laws of Colombia. LLP is also subject to urban planning regulations in Colombia, which consist of a set of legal regulations and provisions aimed at organizing the development of urban and rural areas in the country. This includes the Urban Land Use Plans (POT) that define land use zones, density and building height regulations, as well as regulations on land use, construction standards, and permit acquisition procedures.

Insurance

We maintain insurance policies covering our properties against various risks, including general liability, earthquakes, floods, and business interruption. We determine the type of coverage and the policy specifications and limits based on what we deem to be the risks associated with our ownership of properties and our business operations in specific markets. That coverage typically includes property damage and rental loss insurance resulting from perils such as fire, windstorm, flood, and commercial general liability insurance. See “Risk Factors – Risks Relating to LLP’s Business – Our insurance coverage may not cover all the risks to which we may be exposed.”

Legal Proceedings

We have been and may in the future be a party to certain claims and legal proceedings incidental to the normal course of our business. From time to time, LLP may be involved in various legal proceedings and subject to claims that arise in the ordinary course of business. Although the results of litigation and claims are inherently unpredictable and uncertain, LLP is not currently a party to any legal proceedings the outcome of which, if determined adversely to LLP, are believed to, either individually or taken together, have a material adverse effect on its business, operating results, cash flows or financial condition. Regardless of the outcome, litigation has the potential to have an adverse impact on us because of defense and settlement costs, diversion of management resources, and other factors. See “Risk Factors – Risks Relating to LLP’s Business – We are or may become subject to legal and administrative proceedings or government investigations, which could harm our business and our reputation.”

Executive Officers and Directors Compensation

For the year ended December 31, 2023, LLP paid its executive officers and directors as a whole an aggregate of $1,550,469.90. This amount is comprised of salaries, bonuses, and non-cash benefits.

Employees

As of September 30, 2023, we had a total of 22 employees, including 13 employees in Costa Rica, 4 employees in Colombia and 5 employees in Peru. We outsource our construction, engineering and project management and related activities, as well as maintenance of our properties, to third parties. As of September 30, 2023, none of our employees were affiliated with labor unions.

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LLP INDUSTRY AND MARKET OVERVIEW

We founded LLP to provide critical logistics real estate solutions for underserved markets in Central and South America. Our operations are located in Costa Rica, Colombia and Peru, which we believe are dynamic industrial markets with low vacancy rates for logistics real estate. We are well positioned for future growth with an established market presence and track record in these countries. As of December 31, 2022, we estimate our market share was approximately 59.6%, 13.3%, and 27.9% of Class A logistics facilities in Costa Rica, Colombia and Peru, respectively, according to sources such as Colliers, Cushman & Wakefield, CBRE, Logan Institutional Value. The following table sets forth relevant information regarding our portfolio, which consisted of the following logistics assets in each of the three countries where we have operations, as of September 30, 2023:

	Costa Rica		Colombia		Peru
	(sq ft)	(sqm)	(sq ft)	(sqm)	(sq ft)	(sqm)

Stabilized properties (GLA)	2,355,656	218,847	1,255,409	116,631	1,004,695	93,339
Development property and landbank (GLA)	157,692	14,650	1,090,215	101,284	1,390,324	129,165
Total GLA	2,513,348	233,497	2,345,624	217,915	2,395,019	222,504

Demand for High Quality Industrial and Logistics Real Estate

We believe that Class A logistics assets are among the most attractive segments of the global real estate market. The industrial real estate sector is underpinned by the following secular trends that we believe will propel growth in demand over time:

1.	The Rise of E-Commerce: E-Commerce is transforming global trade and consumer dynamics, which we expect will continue to drive demand for logistics assets. The proliferation in recent years of large global and regional consumer retail platforms, such as Amazon, Alibaba and Mercado Libre, has catalyzed growth in e-Commerce. We estimate that e-Commerce uses three times more logistics space than traditional “brick-and-mortar” retail, which we believe will drive strong demand for Class A logistics warehouses as e-Commerce grows. According to McKinsey & Company, E-Commerce is generally characterized by greater SKU variety and therefore increased inventory needs, as compared to traditional retail platforms. E-Commerce also requires enhanced reverse logistics to handle greater return and exchange activity. According to the U.S. International Trade Administration (“ITA”), the growth in e-Commerce was propelled by the COVID-19 pandemic which structurally shifted consumers buying behaviors around the globe, including in markets where e-Commerce penetration had been lagging. We believe that as distribution channels continue to shift toward a direct-to-consumer model, demand for logistics space will continue to grow.

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Growth in worldwide e-Commerce is significantly outpacing that of retail commerce, but its share of aggregate retail commerce is still relatively small, as shown below:

E-Commerce is expected to continue to grow rapidly

Source: U.S. Census Bureau, Euromonitor.

2.	Favorable Supply Chain Dynamics: We believe that warehouse rents today typically represent a small portion of the total supply chain cost. As a result, we believe our assets and services are mission critical to global commerce but the rents we receive can grow over time without materially impacting the profit margins of our tenants.

Rents remain a fraction of total supply chain costs

Source: AT Kearney, IMS Worldwide, public company filings, Prologis Research.

3.	Increasing Investment: We believe that capital generally follows macroeconomic trends over time. For logistics assets, nearly one in four dollars of total real estate investment is being deployed into the industrial sector, which is an increase from one in ten dollars fifteen years ago, according to CBRE research. According to Investor Management Services (IMS), industrial real estate is taking significant market share from other real estate asset classes, such as office and retail, and we expect this trend to continue for the foreseeable future.

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Increasing industrial real estate share of total real estate investment

4.	Rising Values: Industrial asset values around the world have grown by more than 300% over the past 20 years, according to JLL research. We believe this is driven in large part by e-Commerce, which relies on more advanced industrial logistics warehouses and sophisticated distribution operations. We believe that this demand will continue to be a strong trend for industrial asset values and that industrial asset owners and operators with significant land reserves will be well positioned as a result.

Significant industrial real estate demand drives asset appreciation

Source: CBRE Research

Central and South America Are Poised to Benefit from These Trends

We believe that underpenetrated regions, including many of the countries in Central and South America where we operate, will benefit from the global growth dynamics in the industrial real estate sector. E-commerce is in its infancy in much of Latin America, and we believe nearshoring trade dynamics will drive demand for high quality, well-located industrial and logistics assets in Central and South America. Although omnichannel retail activity has accelerated rapidly in Latin America over the last decade, e-Commerce is in the early stages of development relative to most of the rest of the world, as shown below.

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Source: Euromonitor

Latin America has also benefited from the growing nearshoring trade in recent years, as businesses from North America and Europe are increasingly looking to Latin America as an attractive destination for various services and processes. According to a 2021 JLL survey, nearshoring has been driven by (i) trade tensions between the U.S. and China resulting in an escalation of tariffs from imported goods from China, (ii) rising global freight costs, (iii) increasing global labor costs and (iv) supply chain disruptions during and since the COVID-19 pandemic. This has led companies to re-assess the cost-benefit strategy of their outsourcing policies to account for factors beyond cost, including certainty of supply and production line resiliency. From a logistics perspective, many companies have discovered that it is significantly more efficient, effective and quicker to manage production, storage and logistics centers from some of the key geographies in Central and South America than from other more remote locations.

Our Core Geographies

Costa Rica

Our operations in Costa Rica are a key part of our strategy in Central and South America due to Costa Rica’s advanced infrastructure, attractive economic and commercial profile, and proximity to the United States. Costa Rica’s strategic location, diverse industrial production profile, pro-business government policies, and strong bilingual labor force make it highly attractive for multi-national enterprises that rely on logistics assets. We believe Costa Rica is well represented in the consumer, retail, distribution, food and beverage and other “basic needs” sectors, and also has a rapidly growing presence in the production of higher value-added goods including in the life sciences and medical device manufacturing industries.

Costa Rica’s largely upper-middle income population has experienced steady economic growth over the past 25 years, according to the World Bank. According to the United Nations, as of 2022, the median age in Costa Rica was 33. As this younger population ages and seeks employment and economic independence, we expect a significant increase in domestic consumption rates and growth in the manufacturing and logistics sectors. E-Commerce has expanded rapidly in Costa Rica with its internet penetration rate outpacing much of the rest of the region. As of the end of 2021, over 80% of Costa Rica’s population had internet access, according to the World Bank.

Costa Rica attracts business operations and commerce from many multinational corporations. Costa Rica’s pro-business government has consistently facilitated trade with other countries, including the United States. According to the Wilson Center, Costa Rica is a party to fifteen free trade agreements with 58 partners, providing favorable access to nearly three billion consumers. The World Bank’s “Ease of Doing Business 2021” report ranked Costa Rica 74 out of 190 countries worldwide in terms of conditions for opening and doing business, and 4 out of 18 countries in Latin America.

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According to FocusEconomics, Costa Rica’s GDP ranks among the largest economies in Latin America and is expected to grow consistently over the next few years, as shown below:

Source: FocusEconomics

Costa Rica’s economy is diversified among a number of sectors, including agriculture, industrial, manufacturing and services. Industrial production has grown steadily over the past decade, representing one fifth of the economy in 2022, according to the World Bank. Manufacturing has also become a significant driver of GDP in Costa Rica, representing nearly 15% of its aggregate GDP in 2022, according to the World Bank.

The government of Costa Rica has historically maintained disciplined financial and monetary policies. According to FocusEconomics, inflation in Costa Rica ranks among the lowest in Latin America, making it a constructive environment for our operations and the operations of our multinational customers, as shown below:

Source: FocusEconomics

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Costa Rica is centrally located between North America and a number of key markets across Central and South America. As a result, according to the ITA, Costa Rica has become a core import and export logistics hub with a balanced trade mix, which we believe makes its industrial real estate assets attractive. According to the World Bank, imports and exports of goods represented 35% and 37% of GDP, respectively, in 2021, as distributed below by country:

Costa Rica’s airports, seaports and railways comprise some of the most advanced infrastructure in Latin America. As of 2018, Costa Rica has 161 airports, numerous ports along both the Pacific and Caribbean coasts, and more than 3,107 miles of roads linking major urban centers and towns, according to FocusEconomics. Distribution through and within Costa Rica requires sophisticated storage and distribution assets for warehousing and logistics services. Despite being a mature economy, Costa Rica suffers from a shortfall of institutional logistics assets in key population centers. According to Euromonitor, Costa Rica’s logistics real estate penetration, measured in terms of industrial GLA (sqm) per capita, is 0.8, which is relatively low compared to the United States at 9.6. We believe that Costa Rica will narrow its logistics gap over time as compared to more developed economies, in particular as e-Commerce continues to grow in the region and nearshoring trends continue to accelerate. According to the Organisation for Economic Co-operation and Development (OCDE), Costa Rica has attracted significant foreign direct investment in recent years, helping it build a more “knowledge-based” economy and inserting the country more frequently into advanced manufacturing supply chains. According to Statista, the logistics costs of third-party retailers in Costa Rica are expected to grow to more than $8 billion by 2027.

Peru

We focus on our operations in Peru as a key part of our business strategy in South America to leverage the country’s improving macroeconomic fundamentals and investment-friendly environment. The Peruvian government’s focus on sound fiscal management and macroeconomic fundamentals has contributed to the country’s region-leading economic growth and reduced poverty rates over the past two decades, according to ITA. Peru fosters a predictable investment environment, including strong contract and property rights protections. The private sector comprised over two-thirds of total investment in Peru in 2021, according to the U.S. Department of State.

Peru is an upper middle-income country with approximately one-third of the population, or about 10 million people, residing in Lima, where our assets are located. According to the United Nations, the median age of Peru’s population is approximately 29 years old, likely indicating that much of Peru’s population is seeking employment and economic independence, contributing to an increase in domestic consumption, and driving an expansion of the manufacturing and logistics sectors. Peru has a strong workforce with over 35% of the population aged 25 and older having post-secondary education, according to Statista.

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Peru also exhibits strong macroeconomic fundamentals. Public debt as a percentage of GDP was less than 40% in 2022, according to the FocusEconomics, which has enabled Peru to maintain its investment grade rating despite some recent political instability. According to FocusEconomics, Peru’s GDP has grown at an annual rate above 2.5% in four out of the last six years and is expected to grow at an average rate of 2.7% over the next five years, as shown below. GDP growth has been accompanied by relatively stable inflation levels managed by the Central Reserve Bank of Peru, whose primary mandate is to control price increases. According to FocusEconomics, inflation is expected to remain moderate through 2027, as shown below:

Source: FocusEconomics

The unemployment rate has also remained stable over the past decade, outside of the pandemic, as shown below:

Source: FocusEconomics

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The Peruvian economy relies on commodity exports based on its significant mining, fishing and energy resources. According to the ITA, Peru is the second largest producer in the world of copper, silver and zinc, and Latin America’s largest producer of gold as of 2022. As of August 2022, Peru had approximately 200 operating mines and several large projects ready for development. In 2022, direct employment in the mining sector in Peru grew to over 230,000 workers, representing nearly 5% growth over the prior year, according to the ITA. As of August 2022, the United Kingdom is Peru’s largest foreign mining investor, followed by China, Canada, the United States and Mexico. As of December 2021, Peru’s manufacturing sector represents nearly a quarter of its GDP and is closely tied to mining, fishing, agriculture, construction and textiles, according to the World Bank. According to the World Bank, Peruvian imports and exports of goods represented approximately 26.5% and 29.5% of GDP, respectively, in 2021, as distributed below by country:

According to the ITA, Peru’s National Infrastructure Plan identified a national infrastructure gap in 2019 of more than $100 billion, which it expects will be filled over the next two decades. The following sectors accounted for the majority of the shortfall: transportation (44%), sanitation (20%) and healthcare (16%), highlighting the expected public and private investment in Peru’s infrastructure. According to the World Bank, significant structural opportunities exist for the Peruvian economy including reducing the relative size of the “informal” sector, which is neither taxed nor monitored by the government, and improving the quality of government services. We believe that Peru’s ability to overcome these challenges will be critical drivers of its long-term growth.

According to the ITA, the COVID-19 pandemic accelerated the growth of e-Commerce in Peru. Prior to the pandemic less than 2% of the more than five million registered businesses in Peru sold through an e-Commerce channel, but this amount quadrupled by the end of 2021. According to Peruvian Chamber of eCommerce (CAPECE), e-Commerce in Peru grew by 55% from 2020 to 2022, accounting for over $9 billion in 2022. The Peruvian government also established a task force in 2020 that is focused on online payments to facilitate e-Commerce transactions.

According to the U.S. Department of State, the Peruvian government’s economic stabilization and liberalization program lowered trade barriers, eliminated restrictions on capital flows, and opened the economy to foreign investment, resulting in Peru having one of the most open investment regimes in the world. Peru is well integrated into the global economy, including through the United States-Peru Trade Promotion Agreement, or PTPA, of 2009. Under the PTPA, U.S. consumer and industrial goods and nearly all agricultural exports to Peru are not subject to tariffs, and there are no quantitative import restrictions. Peru is also party to other trade agreements, including the China-Peru Free Trade Agreement of 2009 and free trade agreements with Japan and the European Union, making Peru and attractive country for commerce.

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Colombia

We focus on our operations in Colombia as a key part of our South American strategy to leverage its strong GDP, commercial development, macroeconomic profile, and proximity to Central America and the United States. Colombia is the fourth largest economy in Latin America and has the third largest population in the region with over 50 million people as of 2021, according to the ITA. Seven cities in Colombia, including Bogota, Medellin, Cali, Barranquilla, Cartagena, Pereira, and Bucaramanga, have more than one million people each, making them attractive submarkets for the logistics industry. Colombia has five major commercial hubs including Bogota, Medellin, Cali, Barranquilla and Cartagena, offering U.S. exporters access to multiple commercial centers. According to the World Bank, Colombian imports and exports of goods represented approximately 23.9% and 16.3% of GDP, respectively, in 2021, as distributed by country below:

Colombia has attracted over $1 billion in investment from 60 companies since the Colombian government began promoting nearshoring in 2019, according to La Republica. According to the Office of the U.S. Trade Representative, the United States-Colombia Trade Promotion Agreement (“TPA”) has improved the investment environment by eliminating tariffs and other barriers to U.S. exports, expanding trade and promoting economic growth in both countries. In 2012, when the TPA was entered into force, the International Trade Commission (“ITC”) estimated that the tariff reductions will expand exports of U.S. goods by more than $1 billion. According to the U.S. Department of State, the United States is Colombia’s largest trading partner as of 2022, accounting for about a third of Colombia’s total trade, and Colombia is a top ten supplier of crude oil to the United States. As of 2022, Colombia is the fifth largest export market in the Western Hemisphere, according to the U.S. Department of State.

Colombia has a track record of prudent macroeconomic and fiscal management that includes a focus on managing inflation, a flexible exchange rate, and a “rules-based” fiscal framework designed to promote macroeconomic stability over time. Colombia’s GDP has grown steadily over the last six years, including growth rates of 11.0% and 7.3% in the last two years, respectively, according to FocusEconomics. The economy is expected to grow at an average rate of approximately 2.5% per year from 2023 through 2027, as shown below.

Source: FocusEconomics

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GDP growth has been accompanied by relatively stable inflation levels, outside of the pandemic, as shown below:

Source: FocusEconomics

The unemployment rate in Colombia is also expected to continue its recent downward trend over time, according to the FocusEconomics:

Source: FocusEconomics

According to the United Nations, the median age of Colombia’s population is approximately 28 years old, as of 2022, creating a strong labor base. As the population continues to age, search for jobs, buy homes and seek economic independence, an increase in domestic consumption is expected. In addition, we believe that the aging of the Colombian population will positively impact the manufacturing and logistics sectors in order to address the increased demand from this larger, economically-active sector of the population. As of March 2023, the labor force participation rate, or the number of persons who are employed or seeking employment divided by the total working-age population, is nearly two-thirds, according to Trading Economics. This indicates a strong labor force and a high labor availability rate to support the growing economy. Colombia has diversified industry and trade sectors including financial services, manufacturing, arts, entertainment and recreation, information and communication and mining. Colombia was the third largest e-Commerce distribution market in Latin America in 2022, according to Statista.

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Other Potential Target Geographies, Including Mexico

We intend to expand our future operations into new countries over time, including deepening “dollarized” Central American and Caribbean economies such as Mexico, Panama, Ecuador and Chile. We believe these new target markets have attractive growth prospects and exhibit many of the same attractive economic characteristics as our existing target markets. We have also selected these markets as they are core to our tenants’ regional logistics needs and are underpenetrated with respect to industrial GLA per capita. We believe that Mexico in particular can be a significant expansion market for us. Our management team and our majority shareholder, Jaguar, have a long history of developing industrial real estate platforms in Mexico. Mexico is characterized by high population and consumption growth, a pro-trade government, and monetary and fiscal policy that make it a highly attractive market for a number of our tenants. Mexico’s GDP was $1.4 trillion in 2022, making it one of the largest economies in Latin America according to FocusEconomics, with forecasted GDP growth between approximately 1.5%-2.5% per annum between 2023 and 2027. Supporting this growth is a particularly strong labor market with forecasted unemployment below 4% through 2027, according to FocusEconomics, as shown below:

Source: FocusEconomics

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS OF LLP

The following discussion and analysis of the financial condition and results of operations should be read together with our audited consolidated financial statements as of December 31, 2022 (restated) and 2021 (restated) and for the years then ended and our unaudited condensed consolidated financial statements as of September 30, 2023 and for the three and nine months ended September 30, 2023 and 2022 (restated), together with related notes thereto, included elsewhere in this proxy statement/prospectus. The discussion and analysis should also be read together with the sections entitled “Information About LLP” and “Unaudited Pro Forma Condensed Combined Financial Information.” The following discussion contains forward-looking statements that reflect future plans, estimates, beliefs and expected performance. The forward-looking statements are dependent upon events, risks and uncertainties that may be outside of our control. Our actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed in the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” included elsewhere in this proxy statement/prospectus. Certain total amounts may not foot due to rounding.

LLP is a corporation organized under the laws of the Republic of Panama. LLP is a fully-integrated, internally managed real estate company that develops, owns and manages a diversified portfolio of warehouse logistics assets in Central and South America. We focus on modern Class A logistics real estate in high growth and high barrier-to-entry markets that are undersupplied and have low penetration rates. We believe we are a leading institutional development, industrial and logistics platform operating in our three countries of operation today — Costa Rica, Colombia and Peru. We have significant expertise in designing and developing logistics assets, which we own, manage and lease on a long-term basis. Our strategic footprint and operational expertise enable us to provide our tenants with “last mile” distribution capabilities that are critical to logistics infrastructure and well located to take advantage of the strengthening “nearshoring” and e-Commerce trends. Our high quality and diversified tenant base is comprised of leading multinational customers that operate primarily in the consumer retail, e-Commerce, consumer packaged goods, and business-to-business distribution sectors, including Inter IKEA Systems B.V., Samsung Electronics Co., The Kraft Heinz Company, DHL, Cargill Inc., PriceSmart Inc., and Natura & Co Holding S.A.

The following table presents a summary of our aggregate real estate portfolio as of September 30, 2023 and for the nine months then ended, and as of December 31, 2022 and 2021 and for each of the years then ended, respectively.

	As of and for the nine months ended September 30,	As of and for the years ended December 31,
	2023	2022	2021
Number of operating real estate properties	28	24	22
Operating GLA (sq. ft)	4,615,760	4,037,886	3,388,446
Leased area (sq. ft) (1)	5,098,759	4,820,273	4,176,284
Number of tenants	53	51	43
Average rent per square foot (US$ per year)	$7.55	$6.88	$7.10
Weighted average remaining lease term (years)	5.5	6.2	7.1
Stabilized occupancy rate (% of GLA)	99.4%	99.6%	97.9%
Total rental revenue	$27,793,027	$31,890,569	$25,526,931
US$ denominated revenue as a % of total revenue(2)	78.2%	81.9%	81.4%

(1)	Includes operating properties and properties under development that are subject to a lease.
(2)	Based on foreign currency exposure as of period end.

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Our portfolio is well located and highly diversified, as shown below:

	As of and for the nine months ended September 30, 2023
	Total GLA	% of Portfolio GLA	Rental Income	% of Rental Income	Number of Buildings
	(in sq ft)	(%)	(US$)	(%)
Costa Rica	2,355,656	51%	$14,736,412	53%	18
Colombia	1,255,409	27%	$6,007,582	22%	5
Peru	1,004,695	22%	$7,049,033	25%	5
Total	4,615,760	100%	$27,793,027	100%	28

	As of and for the year ended December 31, 2022
	Total GLA	% of Portfolio GLA	Rental Income	% of Rental Income	Number of Buildings
	(in sq ft)	(%)	(US$)	(%)
Costa Rica	1,889,095	47%	$17,849,043	56%	15
Colombia	1,144,099	28%	$5,690,569	18%	4
Peru	1,004,692	25%	$8,350,957	26%	5
Total	4,037,886	100%	$31,890,569	100%	24

	As of and for the year ended December 31, 2021
	Total GLA	% of Portfolio GLA	Rental Income	% of Rental Income	Number of Buildings
	(in sq ft)	(%)	(US$)	(%)
Costa Rica	1,730,740	51%	$15,595,526	61%	15
Colombia	799,220	24%	$4,714,197	18%	3
Peru	858,486	25%	$5,244,208	21%	4
Total	3,388,446	100%	$25,553,931	100%	22

Since our inception, we have demonstrated a track record of performance and growth. Between December 31, 2021 and September 30, 2023, we grew our GLA by 36.2%, primarily through internal development efforts. Over time, we intend to continue to rely on our proven development capabilities and track record of executing on time and within budget. We pursue our development projects by leveraging our existing portfolio of strategic land positions that are either owned or contractually controlled to support our expansion strategy. As of September 30, 2023, our land reserves allow for potential development of approximately 2.2 million square feet of GLA across our existing markets. We target locations that meet our growth plans and support our existing multi-national tenants. We target average yields-on-cost, which we define as NOI to total estimated investment, that are 200 to 300 basis points above our estimates of where similar stabilized assets may trade. From a Return-on-Equity, or ROE, perspective, we target mid-to-high teens returns when we retain full ownership of our developments, and potentially higher returns when we partner with fee-paying local partners through joint ventures. As of September 30, 2023, we were in the process of developing three buildings with GLA of nearly half a million square feet and an expected total investment cost of approximately $32.0 million, of which approximately $16.8 million has been invested to date. In addition, we intend to continually evaluate potential asset acquisitions to complement our growth strategy.

Our business model is designed to generate predictable revenue from long-term leases with high quality tenants. We leverage our developments with attractive local debt, which we believe leads to compelling unit economics on our equity capital. Our revenue for the nine months ended September 30, 2023 and 2022 was $27.9 million and $23.7 million, respectively, representing a 17.7% increase. Our profit for the nine months ended September 30, 2023 and 2022 was $9.2 million and $14.0 million, respectively. Our Adjusted EBITDA increased from $16.0 million to $19.1 million for the nine months ended September 30, 2022 and 2023, respectively, and our Adjusted EBITDA margins have increased from 67.6% to 68.6%. In addition, at the property level, we have grown our Cash NOI from $17.7 million to $22.4 million for the nine months ended September 30, 2022 and 2023, respectively, representing an increase of 26.8%. Our Adjusted FFO for the nine months ended September 30, 2023 and 2022 was $(11.1) million and $(0.9) million, respectively. We generally target a loan-to-cost ratio of approximately 60% when we initially finance projects to meet our projected yields-on-cost and resulting ROE. For the nine months ended September 30, 2023, our net debt to Adjusted EBITDA and to investment properties was 11.6x and 45%, respectively, both of which we expect will fluctuate over time as we implement our strategy. We believe that our access to attractive local debt is a significant driver of our unit economics and overall yield profile. We intend to manage our long-term debt and maturity profile based on projected cash flows and access to capital. We also intend to opportunistically recycle a portion of our assets over time, including to help optimize our capital structure. For a reconciliation of Adjusted EBITDA, NOI, Adjusted FFO and net debt to the nearest IFRS measures, see “Summary Historical Consolidated Financial Information Of LLP—Non-IFRS Financial Measures and Other Measures and Reconciliations.”

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On August 15, 2023, we entered into the Business Combination Agreement with TWOA. Pursuant to the Business Combination Agreement, upon the consummation of the Business Combination, Pubco will be the parent company of each of LLP and TWOA. The total consideration will be an amount equal to $286,000,000, payable in 28,600,000 Pubco Ordinary Shares, each valued at $10.00. TWOA Public Shareholders who do not redeem their TWOA ordinary shares in connection with the Business Combination will receive one Pubco Ordinary Share per TWOA ordinary share. The Business Combination Agreement does not provide for any purchase price adjustments.

Basis for the Preparation of Our Financial Information

Our financial statements included in this proxy statement/prospectus have been prepared in accordance with IFRS as issued by the IASB on the historical cost basis except certain investment properties that are measured at fair value at the end of each reporting period. Historical cost is generally based on the fair value of the consideration given in exchange for goods and services. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, regardless of whether that price is directly observable or estimated using another valuation technique. In estimating the fair value of an asset or a liability, we take into account the characteristics of the asset or liability if market participants would take those characteristics into account when pricing the asset or liability at the measurement date. Fair value for measurement and/or disclosure purposes in our financial statements is determined on such a basis.

In addition, for financial reporting purposes, fair value measurements are categorized into Level 1, 2 or 3 based on the degree to which the inputs to the fair value measurements are observable and the significance of the inputs to the fair value measurement in its entirety, which are described as follows:

●	Level 1 fair value measurements are those derived from quoted prices (unadjusted) in active markets for identical assets or liabilities that we can access at the measurement date;
●	Level 2 fair value measurements are those derived from inputs, other than quoted prices included within Level 1, that are observable for the asset or liability, either directly or indirectly; and
●	Level 3 fair value measurements are those derived from valuation techniques that include inputs for the asset or liability that are not based on observable market data.

Factors Affecting Our Results of Operations

Macroeconomic Conditions

Our business is significantly influenced by the general economic conditions in Costa Rica, Colombia, and Peru, which in turn affect our financial performance, portfolio value, and strategy execution. Changes in national, regional and global economic conditions can significantly impact us. Real estate markets are cyclical and are driven by investor perceptions of the overall economic outlook. Rising interest rates, reduced real estate demand, economic slowdowns, or recessions influence the real estate markets and any occurrence of these conditions could lead to weakened demand for our properties, decreased revenues, increased costs and lower asset values for us.

Factors such as currency devaluation, price instability, inflation, interest rate fluctuations, regulatory changes, taxation shifts, social and political unrest, and other economic developments can influence our outcomes, despite being beyond our control. Economic slowdowns, negative growth periods, increased inflation, or interest rates could reduce demand for our assets, lower their real value, or prompt a shift toward lower-quality assets. See “LLP Industry and Market Overview.”

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Rental Income

Our primary revenue stream comes from investment property rental income. The rental income from our property portfolio depends on our ability to maintain high occupancy rates and grow by acquiring, developing, or expanding properties.

As of September 30, 2023, December 31, 2022 and 2021, the occupancy rates for our stabilized properties were 99.4%, 99.6% and 97.9%, respectively. The rental income generated from our leased properties is influenced by our ability to collect rent payments according to lease agreements and our ability to raise rental rates. The growth in rental income also relies on our ability to acquire suitable properties meeting our investment criteria, develop them, and expand the GLA of existing properties where feasible. Future rental income could be affected by positive or negative trends in our tenants’ businesses and the regions where we operate.

Lease Expirations

Our results of operations are influenced by our ability to re-lease space before leases expire or promptly upon the expiration of a lease. Results are also affected by economic and competitive conditions in the markets where we operate as well as the desirability of our individual properties. We utilize a proactive leasing strategy, maintaining regular communication with tenants to understand the needs of their respective operations and frequently visiting properties. Continuous discussions with tenants involve their plans for existing space and potential expansions. Our senior management team uses their market insights to establish connections with potential local, regional, and national tenants that may complement our current customer base. As of September 30, 2023 our existing asset lease contracts scheduled to expire in 2024 and 2025 represented 7.3% and 8.8%, respectively, of our Leased GLA.

Competition

We face local competition from other buyers, developers, and operators of industrial properties in Costa Rica, Colombia, and Peru. Some of these competitors strive to provide similar products and pursue properties in our target markets. Increased competition in the future could limit our ability to develop and acquire desired properties on favorable terms. Furthermore, increased competition might impact the occupancy rates of our properties, influencing our financial results. We could also face pressure to lower our rental rates or offer rent reductions, improvements, early termination privileges, or favorable lease renewal options to tenants in order to retain them upon lease expiration due to competitive pressures.

Property Operating Costs

Our property operating costs consist mainly of repairs and maintenance, property management, utility charges, property taxes, and other property-related costs. Most property operating costs are recovered through rental recovery fees charged to tenants. All of our leases are classified as operating leases. Furthermore, a significant portion of our leases are modified gross leases, which is a type of rental agreement where the tenant pays the base rent and a proportional share of certain investment property operating expenses. Although we can recover most of the investment property operating expenses, it is ultimately our responsibility to pay for the operating expenses.

Inflation

Most of our leases contain provisions designed to mitigate the adverse impact of inflation. Rental income is typically adjusted annually and is contractually indexed for inflation based on local or US CPI, or by a fixed percentage agreed with the client. In addition, some contracts contain a fixed increase amount, which may be higher than inflation. Furthermore, our leases could expose us to potential rises in non-reimbursable property operating expenses, which includes potential costs linked to vacant premises. Additionally, we believe that certain current rental rates within our leases due for renewal are below the current market rates for similar spaces. Upon renewal or re-leasing, adjustments to these rates to align with or approach current market levels may counterbalance the impact of inflationary expense pressures associated with our leased properties. We also have exposure to inflation with respect to our development portfolio, as increases in materials and other costs related to our development activities might make it more expensive to develop properties. In addition, an increase in inflation may increase the replacement value of our real estate assets, and as such, the development of new assets may be adversely impacted if corresponding rental rates do not have a similar increase.

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Impact of COVID-19 Pandemic

In March 2020, the World Health Organization declared the novel strain of coronavirus a global pandemic and recommended containment and mitigation measures worldwide. The pandemic disrupted everyday life and markets worldwide, leading to significant business and supply-chain disruption, as well as broad-based changes in supply and demand. To mitigate the impact of the pandemic on our business and results of operations, we developed and executed strategies to adapt to the conditions and offer temporary relief to our customers through rent concessions. These concessions primarily included the deferral of the rent payment with a rent payment schedule, but there was no significant impact on revenue recognition or foregone revenue for the nine months ended September 30, 2023, and years ended December 31, 2022 and 2021. Our lending counterparties provided loan payment grace periods and debt service alleviation during the years ended December 31, 2022 and 2021, providing us with significant financial flexibility. The pandemic also had a significant impact on e-Commerce globally, as many customers shifted their buying behaviors online. The increase in e-Commerce volumes as a result of the pandemic provided a significant trend for demand for our assets. We believe that the increase of direct-to-consumer distribution model will lead to a sustained increase in the need for logistics facilities, however no assurance can be provided that this demand will be sustained.

Nearshoring Trends

Global events, such as the war in Ukraine as well as lingering effects of the COVID-19 pandemic, have led companies to rethink their supply chains and explore ways to expand or relocate production facilities that are closer to U.S. headquarters and end markets. As a result, the countries in which we operate might be positioned to benefit from strengthening nearshoring dynamics. This would result in greater supply chain security and reduce long shipping routes while minimizing sensitivities to global disruptions in trade linkages.

Development

Our business relies in part on the successful, on-time and on-budget development of new properties in order to increase GLA. We have a proven track record of executing our development strategy, however, our operations could be impacted by construction work delays, increased supply chain costs, shortage of qualified labor in our geographies or changes or difficulties in the permitting and regulatory environment.

Key Components of Operating Results

Revenue

LLP generates revenue through investment property rental income and development fees.

Investment property rental income primarily consists of rental payment from tenants through operating lease agreements. LLP’s leases qualify as operating leases, and LLP transfers the right of use of the property and the related services to the lessee on a straight-line basis. This is included as rental revenue on LLP’s consolidated statements of profit or loss and comprehensive loss.

Development fees are determined in accordance with the terms specified on each arrangement with customers. The fees are recognized as revenue when they are earned under the agreement with customers. This is included in other revenue in LLP’s consolidated statements of profit or loss and comprehensive loss.

Investment property operating expense

Investment property operating expense primarily includes the direct operating expenses of the property such as repairs and maintenance, property taxes, insurance, and utilities, among others. Property operating expenses are mostly recovered through the rental recoveries charged to the tenants.

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General and administrative expense

General and administrative expenses include personnel and related operating costs of the business support functions, including finance and accounting, legal, human resources, administrative, as well as services and professional fees, office expenses, and bank service charges.

Investment property valuation gain

Investment property valuation gain is the investment properties’ change in fair value. The valuation analysis is performed by an external firm, which determines the fair market value of the investment properties. The fair market value of an investment property depends on the type of property. LLP holds operating properties, properties under development, and land.

Interest income from affiliates

Interest income from affiliates mainly consists of interest generated by issuing notes to related parties and key personnel. The main terms of the notes are payment of the balance at maturity including interest receivable, the possibility of early payments without penalty, guarantees over ordinary shares, and promissory notes.

Financing costs

Financing costs consist of interest expense, debt modification or extinguishment costs, costs of raising debt, and amortization expense of deferred financing costs. These costs include various fees and charges associated with the process of issuing debt, refinancing the debt, and other fees and commissions paid to third parties involved in the financing process. Debt modification or extinguishment gain or loss is incurred when a company modifies or terminates its debt terms before the scheduled maturity date. Interest expense represents the interest costs incurred through mortgage loans and bridge loans.

Net foreign currency gain (loss)

Net foreign currency consists of the net profit or loss generated through the settlement of monetary items or the translation of monetary items at rates different from those at which they were translated upon initial recognition. The settlement of monetary items or on translating monetary items at rates different from those at which they were translated on initial recognition.

Gain (loss) on sale of investment property

Loss on sale of investment property consists of profit or loss recognized through disposal of LLP’s held-for-sale investment properties. The properties are carried at fair value prior to disposal. Disposals of LLP’s properties require a deduction of the cost of selling the property from the fair value price, which may result in a loss on the sale.

Gain on sale of asset held for sale

Gain on sale of investment property consists of profit or loss recognized through disposal of LLP’s held-for-sale investment properties. The properties are carried at fair value prior to disposal. Disposals of LLP’s properties require a deduction of the cost of selling the property from the fair value price, which may result in a gain on the sale.

Other expenses

Other expenses consist of transaction-related costs, losses on the disposition of fixed assets, and legal provision expenses.

Other income

Other income consists of interest income and gain or loss on the sale of fixed assets.

Income tax (expense) benefit

Income tax expense refers to the amount of tax owed to the relevant tax authority. Income tax on the profit comprises current and deferred tax. Current tax is the expected tax payable on the taxable income for the period, using tax rates enacted or substantively enacted as of the reporting date, and any adjustments to tax payable in respect of previous periods. Deferred tax is recognized using the balance sheet liability method in accordance with IAS 12 on taxable temporary differences between the tax base and the accounting base of items included in the consolidated statement of financial position of LLP.

LLP’s Segments

LLP’s three reportable segments are the geographic regions LLP operates in, Colombia, Peru and Costa Rica. The three geographic segments primarily derive revenue from various operating lease agreements with customers for the rental of warehouses. LLP’s portfolio is strategically located within key trade and logistics corridors in the capital cities of Costa Rica, Colombia and Peru to conduct commercial operations.

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Costa Rica: As of September 30, 2023, Costa Rica is LLP’s largest operating segment, with 18 buildings and holding an Operating GLA of 2.4 million square feet.

Colombia: As of September 30, 2023, Colombia has 5 buildings and holds an Operating GLA of 1.3 million square feet with a land reserve of 50.6 acres.

Peru: As of September 30, 2023, Peru has 5 buildings and holds an Operating GLA of 1.0 million square feet with a land reserve of 50.9 acres.

Revenue by segment

LLP management analyzes revenue by comparing actual monthly revenue to internal projections and prior periods across the operating segments in order to assess performance, identify potential areas for improvement, and determine whether the segments are meeting management’s expectations.

Segment Net Operating Income (NOI)

LLP management defines NOI as revenue without other revenue (which primarily relates to development fee revenue) less investment property operating expense. LLP management uses NOI by segment to assess financial performance at the segment level.

Results of Operations – Three Months ended September 30, 2023, compared to Three Months ended September 30, 2022

	For The Three Months Ended September 30,
	2023	2022	$ Change	% Change
REVENUE
Colombia	$2,226,178	$1,467,158	$759,020	51.7%
Peru	2,360,078	2,265,929	94,149	4.2%
Costa Rica	5,589,037	4,422,055	1,166,982	26.4%
Other	38,896	96,848	(57,952)	(59.8)%
Total revenues	10,214,189	8,251,990	1,962,199	23.8%

Investment property operating expense
Colombia	(261,035)	(111,814)	(149,221)	133.5%
Peru	(422,608)	(322,398)	(100,210)	31.1%
Costa Rica	(825,401)	(907,403)	82,002	(9.0)%
Total investment property operating expense	(1,509,044)	(1,341,615)	(167,429)	12.5%
General and administrative	(2,519,836)	(1,277,916)	(1,241,920)	97.2%
Investment property valuation gain	9,826,109	1,686,881	8,139,228	482.5%
Interest income from affiliates	159,850	159,850	-	0.0%
Financing costs	(5,646,861)	(4,013,345)	(1,633,516)	40.7%
Net foreign currency gain (loss)	13,595	(43,860)	57,455	(131.0)%
Other income	31,703	27,980	3,723	13.3%
Other expenses	(3,345,296)	(249,547)	(3,095,749)	1,240.5%
Profit before taxes	7,224,409	3,200,418	4,023,991	125.7%
Income tax expense	(4,853,279)	(3,088,378)	(1,764,901)	57.1%
PROFIT FOR THE PERIOD	$2,371,130	$112,040	$2,259,090	2,016.3%

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The results of operations presented below should be reviewed in conjunction with our consolidated financial statements and related notes. The following table presents information from our consolidated statements of profit or loss and comprehensive loss for the three months ended September 30, 2023 and 2022:

Revenue: Revenue increased by $2.0 million, or 23.8%, to $10.2 million for the three months ended September 30, 2023 from $8.2 million for the three months ended September 30, 2022. This was primarily attributable to an increase of warehouse rental revenue of $1.8 million, rental recoveries of $0.2 million, other property revenues of $0.1 million, and partly offset by a decrease of patio rental income of $0.1 million. The $1.8 million increase in warehouse rental revenue is primarily attributable to the growth in Occupied GLA, which expanded from 4.0 million square feet as of September 30, 2022 to 4.8 million square feet as of September 30, 2023. The $0.2 million increase in rental recoveries is primarily due to LLP beginning to charge rental recovery fees to tenants in Peru in the second quarter of 2022.

Colombia – Revenue in Colombia increased by $0.7 million, or 51.7%, to $2.2 million for the three months ended September 30, 2023 from $1.5 million for the three months ended September 30, 2022. This was primarily attributable to two additional buildings became operational starting after September 30, 2022, which contributed to a total Occupied GLA increase of approximately 148,000 square feet or 12%. The average rental price per square feet also increased by 28% as of September 30, 2023 compared with September 30, 2022.

Peru – Revenue in Peru increased by $0.1 million, or 4.2%, to $2.4 million for the three months ended September 30, 2023 from $2.3 million for the three months ended September 30, 2022. This was primarily attributable to a total Occupied GLA increase of approximately 93,000 square feet or 9%. The average rental price per square feet also increased by 4% as of September 30, 2023 compared to September 30, 2022. The increase is partially offset by a decrease of rent due to a renegotiation of lease terms with a tenant.

Costa Rica – Revenue in Costa Rica increased by $1.2 million, or 26.4%, to $5.6 million for the three months ended September 30, 2023 from $4.4 million for the three months ended September 30, 2022. This was primarily attributable to three buildings becoming operational which increased occupied GLA by 156,000 square feet during the fourth quarter of 2022, 122,000 square feet during the first quarter of 2023 and 431,000 square feet during third quarter of 2023.

Investment property operating expense: Investment property operating expense increased by $0.2 million, or 12.5%, to $1.5 million for the three months ended September 30, 2023 from $1.3 million for the three months ended September 30, 2022. This was primarily attributable to a decrease of expected credit loss of $0.2 million due to a tenant who was experiencing financial difficulties during 2022 which was resolved in 2023, and an increase of repair and maintenance expenses of $0.2 million, property management expenses and other property related expenses of $0.1 million, and real estate taxes of $0.1 million resulting from the increase in operating properties.

Colombia – Investment property operating expense in Colombia increased by $0.2 million, or 133.5%, to $0.3 million for the three months ended September 30, 2023, from $0.1 million for the three months ended September 30, 2022. This was primarily attributable to an increase in repairs and maintenance, real estate taxes and other property related expenses, and resulting from two additional buildings being in operation during the three months ended September 30, 2023 compared to 2022.

The investment property operating expense was 11.7% of revenue for the three months ended September 30, 2023, compared to 7.6% of revenue for the three months ended September 30, 2022. The Segment NOI was $2.0 million for the three months ended September 30, 2023, as compared to $1.4 million for the three months ended September 30, 2022. This is due to property operating expenses increasing at a slightly higher rate than revenue due to an increase in real estate taxes resulting from a reassessment that occurs every five years.

Peru – Investment property operating expense in Peru increased by $0.1 million, or 31.1%, to $0.4 million for the three months ended September 30, 2023, from $0.3 million for the three months ended September 30, 2022. This was primarily attributable to an increase in repairs and maintenance, real estate taxes and other property related expenses, and property management expenses during the three months ended September 30, 2023 compared to 2022.

The investment property operating expense was 17.9% of revenue for the three months ended September 30, 2023, compared to 14.2% of revenue for the three months ended September 30, 2022. The Segment NOI remained stable at $1.9 million for the three months ended September 30, 2023 and 2022. The increase in investment property operating expenses as a percentage of revenue increased primarily due to additional real estate taxes being accrued for a reassessment.

Costa Rica – Investment property operating expense in Costa Rica decreased by $0.1 million, or 9.0%, to $0.8 million for the three months ended September 30, 2023, from $0.9 million for the three months ended September 30, 2022. This was primarily attributable to a decrease of expected credit loss of $0.2 million due to a tenant who was experiencing financial difficulties during 2022 which was resolved in 2023, offset by an increase in repairs and maintenance, real estate taxes and other property related expenses, and property management expenses resulting from three more properties being in operation during the three months ended September 30, 2023 compared to 2022.

The investment property operating expense was 14.8% of revenue for the three months ended September 30, 2023, compared to 20.5% of revenue for the three months ended September 30, 2022. The Segment NOI was $4.8 million for the three months ended September 30, 2023, as compared to $3.5 million for the three months ended September 30, 2022. This is primarily due to revenue increasing at a higher rate than operating expenses primarily driven by the decrease in expected credit loss from the three months ended September 30, 2022.

General and administrative: General and administrative increased by $1.2 million, or 97.2%, to $2.5 million for the three months ended September 30, 2023, from $1.3 million for the three months ended September 30, 2022. This was primarily attributable to an increase of audit fees of $1.2 million.

Investment property valuation gain: Investment property valuation gain increased by $8.1 million, or 482.5%, to $9.8 million for the three months ended September 30, 2023, from $1.7 million for the three months ended September 30, 2022. This was primarily attributable to the change in the valuation assumptions from September 30, 2022 and September 30, 2023. The $8.1 million was mainly driven by the increase in fair value for the properties in Peru. The increase in valuation was driven from the adjustment in the CPI assumption, which increased from 2% as of September 30, 2022 to 3% as of September 30, 2023 due to the actual CPI outpacing the expected rate of increase.

Interest income from affiliates: Interest income from affiliates remained constant at $0.2 million for the three months ended September 30, 2023, and 2022.

Financing costs: Financing costs increased by $1.6 million, or 40.7%, to $5.6 million for the three months ended September 30, 2023, from $4.0 million for the three months ended September 30, 2022. This was primarily attributable to a $1.2 million increase in interest expense due to an increase in the debt balance and the increase in interest rates as the loans have variable interest rates. There were also loan extinguishment losses of $0.2 million in the three months ended September 30, 2023 and a decrease in loan modification gains of $0.3 million from the three months ended September 30, 2022. Additionally, there was an increase in general financing costs relating to the refinancing and issuance of new loans during the three months ended September 30, 2023.

Net foreign currency gain (loss): LLP recorded net foreign currency gain of less than $0.1 million for the three months ended September 30, 2023, compared to net foreign currency loss of less than $0.1 million for the three months ended September 30, 2022, which represents a change of $0.1 million or 131.0%. This is related to the exchange rate fluctuations for the Colombian Peso, Peruvian Sol, and Costa Rican Colon year over year.

The following table summarizes the foreign currency exchange rates for the U.S. dollar as of September 30, 2023 and 2022:

	As of September 30, Exchange Rate
	2023		2022

Costa Rican Colones	CRC	535	CRC	625
Peruvian Soles	PEN	3.790	PEN	3.965
Colombian Pesos	COP	4,054	COP	4,532

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Other income: Other income increased by less than $0.1 million, or 13.3%, to $0.1 million for the three months ended September 30, 2023 from $0.1 million for the three months ended September 30, 2022. This was primarily attributable to an increase of bank interest income of less than $0.1 million.

Other expense: Other expense increased by $3.1 million, or 1,240.5%, to $3.3 million for the three months ended September 30, 2023 from $0.2 million for the three months ended September 30, 2022. This was primarily attributable to transaction costs related to the Business Combination Agreement with TWOA entered into on August 15, 2023.

Income tax expense: Income tax expense increased by $1.8 million, or 57.1%, to $4.9 million for the three months ended September 30, 2023 from $3.1 million for the three months ended September 30, 2022. This was primarily attributable to the change in deferred tax assets or liabilities related to fluctuations in currency translation for investment properties and debt, and a movement in unrecognized deferred tax assets.

Results of Operations for the Nine Months ended September 30, 2023, compared to the Nine Months ended September 30, 2022

	For the Nine Months Ended September 30,
	2023	2022	$ Change	% Change
REVENUE
Colombia	$6,007,582	$4,237,641	$1,769,941	41.8%
Peru	7,049,033	6,237,308	811,725	13.0%
Costa Rica	14,736,412	13,096,186	1,640,226	12.5%
Other	74,916	97,303	(22,387)	(23.0)%
Total revenues	27,867,943	23,668,438	4,199,505	17.7%

Investment property operating expense
Colombia	(730,411)	(410,565)	(319,846)	77.9%
Peru	(1,245,407)	(914,029)	(331,378)	36.3%
Costa Rica	(2,056,320)	(2,577,350)	521,030	(20.2)%
Total investment property operating expense	(4,032,138)	(3,901,944)	(130,194)	3.3%
General and administrative	(4,834,222)	(3,950,419)	(883,803)	22.4%
Investment property valuation gain	21,688,490	9,689,406	11,999,084	123.8%
Interest income from affiliates	474,338	401,522	72,816	18.1%
Financing costs	(23,283,779)	(7,077,622)	(16,206,157)	229.0%
Net foreign currency gain (loss)	243,367	146,939	96,428	65.6%
Gain (loss) on sale of investment property	-	87,976	(87,976)	(100.0)%
Gain (loss) on sale of asset held for sale	1,022,853	-	1,022,853	100.0%
Other income	131,213	67,803	63,410	93.5%
Other expenses	(3,483,718)	(334,861)	(3,148,857)	940.3%
Profit before taxes	15,794,347	18,797,238	(3,002,891)	(16.0)%
Income tax expense	(6,632,916)	(4,752,535)	(1,880,381)	39.6%
PROFIT FOR THE PERIOD	$9,161,431	$14,044,703	$(4,883,272)	(34.8)%

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The results of operations presented below should be reviewed in conjunction with our consolidated financial statements and related notes. The following table presents information from our consolidated statements of profit or loss and comprehensive loss for the nine months ended September 30, 2023 and 2022:

Revenue: Revenue increased by $4.2 million, or 17.7%, to $27.9 million for the nine months ended September 30, 2023 from $23.7 million for the nine months ended September 30, 2022. This was primarily attributable to an increase of warehouse rental revenue of $4.1 million, rental recoveries of $0.6 million, and other property revenues of $0.2 million, offset by a decrease of rental income for parking spots of $0.8 million. The $4.1 million increase in warehouse rental revenue is primarily attributable to the growth in Occupied GLA, which expanded from 4.0 million square feet as of September 30, 2022 to 4.8 million square feet as of September 30, 2023, representing a 19.6% increase. The $0.6 million increase in rental recoveries is primarily due to the increase in rental recovery fees related to common area maintenance and utilities.

Colombia – Revenue in Colombia increased by $1.8 million, or 41.8%, to $6.0 million for the nine months ended September 30, 2023 from $4.2 million for the nine months ended September 30, 2022. This was primarily attributable to two additional buildings being in operation since September 30, 2022, which contributed to a total Occupied GLA increase of approximately 148,000 square feet or 12%. The average rental price per square feet also increased by 28% as of September 30, 2023 compared with September 30, 2022.

Peru – Revenue in Peru increased by $0.8 million, or 13.0%, to $7.0 million for the nine months ended September 30, 2023 from $6.2 million for the nine months ended September 30, 2022. This was primarily attributable to a total Occupied GLA increase of approximately 93,000 square feet or 9%. The average rental price per square feet also increased by 4% as of September 30, 2023 compared to September 30, 2022.

Costa Rica - Revenue in Costa Rica increased by $1.6 million, or 12.5%, to $14.7 million for the nine months ended September 30, 2023 from $13.1 million for the nine months ended September 30, 2022. This was primarily attributable to three buildings becoming operational which increased Occupied GLA by 156,000 square feet during the fourth quarter of 2022, 122,000 square feet during the first quarter of 2023 and 431,000 square feet during third quarter of 2023.

Investment property operating expense: Investment property operating expense increased by $0.1 million, or 3.3%, to $4.0 million for the nine months ended September 30, 2023 from $3.9 million for the nine months ended September 30, 2022. This was primarily attributable to a decrease of expected credit loss of $1.2 million due to a tenant who was experiencing financial difficulties during 2022 which was resolved in 2023 and an increase of repair and maintenance expenses of $0.7 million, property management expenses of $0.2 million, other property related expenses of $0.1 million, and real estate taxes of $0.4 million resulting from the increase in operating properties.

Colombia – Investment property operating expense in Colombia increased by $0.3 million, or 77.9%, to $0.7 million for the nine months ended September 30, 2023, from $0.4 million for the nine months ended September 30, 2022. This was primarily attributable to an increase in repairs and maintenance, real estate taxes and other property related expenses, and property management expenses resulting from two buildings being stabilized during the nine months ended September 30, 2023 than 2022.

The investment property operating expense was 12.2% of revenue for the nine months ended September 30, 2023, compared to 9.7% of revenue for the nine months ended September 30, 2022. The Segment NOI was $5.3 million for the nine months ended September 30, 2023, as compared to $3.8 million for the nine months ended September 30, 2022. This is primarily due to operating expenses increasing at a higher rate due to an additional 148,000 square feet of building being completed during the period, which results in slightly lower margins while the building becomes fully operational, offset by the increase in average rental price per square foot.

Peru – Investment property operating expense in Peru increased by $0.3 million, or 36.3%, to $1.2 million for the nine months ended September 30, 2023, from $0.9 million for the nine months ended September 30, 2022. This was primarily attributable to an increase in repairs and maintenance, real estate taxes and other property related expenses, and property management expenses during the nine months ended September 30, 2023 compared to the same period in 2022.

The investment property operating expense was 17.7% of revenue for the nine months ended September 30, 2023, compared to 14.7% of revenue for the nine months ended September 30, 2022. The Segment NOI was $5.8 million for the nine months ended September 30, 2023, as compared to $5.3 million for the nine months ended September 30, 2022. This is primarily due to operating expenses increasing at a higher rate compared to average rental price per square foot only slightly increasing by 4% from the prior period.

194

Costa Rica - Investment property operating expense in Costa Rica decreased by $0.5 million, or 20.2%, to $2.1 million for the nine months ended September 30, 2023, from $2.6 million for the nine months ended September 30, 2022. This was primarily attributable to a decrease of expected credit loss of $1.2 million, due to a tenant who was experiencing financial difficulties during 2022 which was resolved in 2023, offset by an increase in repairs and maintenance, real estate taxes and other property related expenses, and property management expenses resulting from three more properties becoming stabilized during the nine months ended September 30, 2023 than 2022.

The investment property operating expense was 14.0% of revenue for the year ended nine months ended September 30, 2023, compared to 19.7% of revenue for the nine months ended September 30, 2022. The Segment NOI was $12.7 million for the nine months ended September 30, 2023, as compared to $10.5 million for the nine months ended September 30, 2022. This is primarily due to revenue increasing at a higher rate than operating expenses primarily driven by the decrease in expected credit loss from the nine months ended September 30, 2022.

General and administrative: General and administrative increased by $0.8 million, or 22.4%, to $4.8 million for the nine months ended September 30, 2023 from $4.0 million for the nine months ended September 30, 2022. This was primarily attributable to an increase of audit fees of $1.2 million and other general and administrative expenses of $0.1 million, offset by a decrease of personnel cost of $0.4 million.

Investment property valuation gain: Investment property valuation gain increased by $12.0 million, or 123.8%, to $21.7 million for the nine months ended September 30, 2023 from $9.7 million for the nine months ended September 30, 2022. This was primarily attributable to a change in the valuation assumptions from September 30, 2022 to September 30, 2023. The $12.0 million increase was mainly driven by the increase in fair value of $10.5 million for the properties in Peru. The increase in fair value was driven from the adjustment in the CPI assumption, which increased from 2% as of September 30, 2022 to 3% as of September 30, 2023 due to the actual CPI outpacing the expected rate of increase. The increase was also driven by an increase in fair value of $3.3 million for a project in Costa Rica from September 30, 2022 to September 30, 2023. These developments resulted in a shift in the anticipated cash flows of the project, leading to the increase in its fair value.

Interest income from affiliates: Interest income from affiliates increased by $0.1 million, or 18.1%, to $0.5 million for the nine months ended September 30, 2023 from $0.4 million for the nine months ended September 30, 2022. This was primarily due to an increase in the related party loan balances.

Financing costs: Financing costs increased by $16.2 million, or 229.0%, to $23.3 million for the nine months ended September 30, 2023 from $7.1 million for the nine months ended September 30, 2022. This was primarily attributable to a $6.3 million increase in interest expense due to an increase in the debt balance and the increase in interest rates as the loans have variable interest rates. There were also loan extinguishment losses of $6.4 million in the nine months ended September 30, 2023 and a decrease in loan modification gains of $3.6 million from the nine months ended September 30, 2022. Additionally, there was an increase in general financing costs relating to the refinancing and issuance of new loans during the nine months ended September 30, 2023.

Net foreign currency gain (loss): LLP recorded a net foreign currency gain of $0.2 million for the nine months ended September 30, 2023, compared to a net foreign currency gain of $0.1 million for the nine months ended September 30, 2022, which represents a change of $0.1 million or 65.6%. This is related to the exchange rate fluctuations for the Colombian Peso, Peruvian Sol, and Costa Rican Colon year over year.

The following table summarizes the foreign currency exchange rates for the U.S. dollar as of September 30, 2023 and 2022:

	As of September 30, Exchange Rate
	2023		2022

Costa Rican Colones	CRC	535	CRC	625
Peruvian Soles	PEN	3.790	PEN	3.965
Colombian Pesos	COP	4,054	COP	4,532

195

Gain on sale of investment properties: Gain on sale of investment properties decreased by $0.1 million, or 100.0%, to zero for the nine months ended September 30, 2023 from $0.1 million for the nine months ended September 30, 2022. This was due to no investment properties being sold during the nine months ended September 30, 2023.

Gain on sale of asset held for sale: Gain on sale of asset held for sale increased by $1.0 million, or 100.0%, to $1.0 million for the nine months ended September 30, 2023 from zero for the nine months ended September 30, 2022. This was primarily attributable to one property that was sold during the nine months ended September 30, 2023.

Other income: Other income increased by less than $0.1 million, or 93.5%, to $0.1 million for the nine months ended September 30, 2023 from less than $0.1 million for the nine months ended September 30, 2022. This was primarily attributable to an increase of bank interest income of less than $0.1 million.

Other expense: Other expense increased by $3.1 million, or 940.3%, to $3.5 million for the nine months ended September 30, 2023 from $0.4 million for the nine months ended September 30, 2022. This was primarily attributable to transaction costs related to the Business Combination Agreement with TWOA entered into on August 15, 2023. Transfer tax expense increased by $2.7 million, or 5027.7%, to $2.8 million for the nine months ended September 30, 2023 from $0.1 million for the nine months ended September 30, 2022.

Income tax expense: Income tax expense increased by $1.8 million, or 39.6%, to $6.6 million for the nine months ended September 30, 2023 from $4.8 million for the nine months ended September 30, 2022. This was primarily attributable to the change in deferred tax assets or liabilities related to fluctuations in currency translation for investment properties and debt, a movement in unrecognized deferred tax assets, and tax on intercompany dividends.

Results of Operations for the year ended December 31, 2022 compared to the year ended December 31, 2021

The results of operations presented below should be reviewed in conjunction with LLP’s consolidated financial statements and related notes. The following table presents information from LLP’s consolidated statements of profit or loss for the years ended December 31, 2022 and 2021:

	For The Year Ended December 31,
	2022	2021	$ Change	% Change
REVENUE
Colombia	$5,690,569	$4,714,197	$976,372	20.7%
Peru	8,350,957	5,244,208	3,106,749	59.2%
Costa Rica	17,849,043	15,595,526	2,253,517	14.4%
Other	92,998	42,142	50,856	120.7%
Total revenues	31,983,567	25,596,073	6,387,494	25.0%

Investment property operating expense
Colombia	(599,084)	(454,333)	(144,751)	31.9%
Peru	(1,288,280)	(1,037,161)	(251,119)	24.2%
Costa Rica	(3,520,075)	(2,595,871)	(924,204)	35.6%
Total investment property operating expense	(5,407,439)	(4,087,365)	(1,320,074)	32.3%
General and administrative	(4,609,195)	(5,394,201)	785,006	(14.6)%
Investment property valuation gain	3,525,692	12,610,127	(9,084,435)	72.0%
Interest income from affiliates	561,372	424,838	136,534	(32.1)%
Financing costs	(11,766,726)	(9,799,558)	(1,967,168)	20.1%
Net foreign currency gain (loss)	299,762	(707,570)	1,007,332	(142.4)%
Loss on sale of investment properties	(398,247)	-	(398,247)	100.0%
Other income	100,127	151,391	(51,264)	33.9%
Other expenses	(611,173)	(1,367,647)	756,474	(55.3)%
Profit before taxes	13,677,740	17,426,088	(3,748,348)	(21.5)%
Income tax expense	(2,236,507)	(8,756,703)	6,520,196	(74.5)%
PROFIT FOR THE YEAR	$11,441,233	$8,669,385	$2,771,848	32.0%

196

Revenue: Rental revenue increased by $6.4 million, or 25.0%, to $32.0 million for the year ended December 31, 2022 from $25.6 million for the year ended December 31, 2021. This was primarily attributable to:

●	an increase of $6.3 million in rental income from increase in the number of tenants and Occupied GLA. The number of tenants increased from 45 for the year ended December 31, 2021 to 50 for the year ended December 31, 2022, and expansion of Occupied GLA from existing tenants resulted in a 26.8% increase in Occupied GLA. Primary drivers include increase of $1.9 million related to the stabilization of two buildings in Costa Rica which increased Occupied GLA by 369,482 square feet and an increase of $2.0 million is related to the stabilization of two buildings in Peru which increased Occupied GLA by 335,812 square feet.
●	an increase of $0.3 million in rental income resulting from increases on rent from adjustments for inflation in accordance with our leases;
●	an increase of $0.2 million resulting from the reimbursement of expenses paid by us on behalf of our customers and accounted for under rental income;
●	and an increase of $0.1 million due to an increase in third party development fees.

This increase was partially offset by:

●	a decrease of US$0.6 million in rental income from leases that expired and were not renewed on 2022.

Colombia – Revenue in Colombia increased by $1.0 million, or 20.7%, to $5.7 million for the year ended December 31, 2022 from $4.7 million for the year ended December 31, 2021. This was primarily attributable to a 20.5% increase in leased square feet from December 31, 2021 to December 31, 2022.

Peru – Revenue in Peru increased by $3.1 million, or 59.2%, to $8.3 million for the year ended December 31, 2022 from $5.2 million for the year ended December 31, 2021. This was primarily attributable to a 5.7% increase in leased square feet from December 31, 2021 to December 31, 2022, as well as three properties that were operating for the full year ended December 31, 2022 as construction was completed during 2021.

Costa Rica - Revenue in Costa Rica increased by $2.3 million, or 14.4%, to $17.9 million for the year ended December 31, 2022 from $15.6 million for the year ended December 31, 2021. This was primarily attributable to a 17.1% increase in leased square feet from December 31, 2021 to December 31, 2022, as well as the increase in the number of real estate properties that were operating for the full year which increased from 11 during the year ended December 31, 2021 to 13 during the year ended December 31, 2022.

Investment property operating expense: Investment property operating expense increased by $1.3 million or 32.3%, to $5.4 million for the year ended December 31, 2022 from $4.1 million for the year ended December 31, 2021. This was primarily attributable to an increase of repairs and maintenance of $0.4 million, real estate taxes and other property related expenses of $0.2 million, and property management expenses of $0.3 million resulting from the growth in operating properties. In addition, there was an increase of $0.4 million in expected credit loss due to one tenant experiencing financial difficulties which was resolved subsequently in 2023.

Colombia – Investment property operating expense in Colombia increased by $0.1 million, or 31.9%, to $0.6 million for the year ended December 31, 2022 from $0.5 million for the year ended December 31, 2021. This was primarily attributable to an increase in repairs and maintenance, real estate taxes and other property related expenses, and property management expenses resulting from one property, previously under development, becoming operational during the year ended December 31, 2022.

The investment property operating expense was 10.5% of revenue for the year ended December 31, 2022 compared to 9.6% of revenue for the year ended December 31, 2021. The Segment NOI was $5.1 million for the year ended December 31, 2022 as compared to $4.3 million for the year ended December 31, 2021. This change is primarily as a result of an overall increase in operating costs from certain properties becoming stabilized during the year ended December 31, 2022.

Peru – Investment property operating expense in Peru increased by $0.3 million, or 24.2%, to $1.3 million for the year ended December 31, 2022 from $1.0 million for the year ended December 31, 2021. This was primarily attributable to an increase in repairs and maintenance, real estate taxes and other property related expenses, and property management expenses resulting from the increase in the number of properties that became operating properties during the year ended December 31, 2022 as compared to the year ended December 31, 2021.

The investment property operating expense was 15.4% of revenue for the year ended December 31, 2022 compared to 19.8% of revenue for the year ended December 31, 2021. The Segment NOI was $7.1 million for the year ended December 31, 2022 as compared to $4.2 million for the year ended December 31, 2021. The change was primarily due to rental revenue increases as a result of inflation, rental recoveries charged to tenants starting in the year ended December 31, 2022, and more properties becoming stabilized in 2022.

Costa Rica - Investment property operating expense in Costa Rica increased by $0.9 million, or 35.6%, to $3.5 million for the year ended December 31, 2022 from $2.6 million for the year ended December 31, 2021. This was primarily attributable to an increase in repairs and maintenance, real estate taxes and other property related expenses, and property management expenses resulting from the increase in the number of properties that became operating properties during the year ended December 31, 2022 as compared to the year ended December 31, 2021. In addition, there was an increase of $0.4 million in expected credit loss due to one tenant experiencing financial difficulties.

The investment property operating expense was 19.7% of revenue for the year ended December 31, 2022 compared to 16.6% of revenue for the year ended December 31, 2021. The Segment NOI was $14.3 million for the year ended December 31, 2022 as compared to $13.0 million for the year ended December 31, 2021. The change was mainly driven by the expected credit loss expense LLP recorded in the year ended December 31, 2022.

General and administrative: General and administrative decreased by $0.8 million or 14.6%, to $4.6 million for the year ended December 31, 2022 from $5.4 million for the year ended December 31, 2021. This was primarily attributable to a decrease of $0.7 million in employee bonuses. While the performance targets within LLP were achieved, the board decided against the bonus due to uncertainties regarding external market conditions.

197

Investment property valuation gain: Investment property valuation gain decreased by $9.1 million or 72.0%, to $3.5 million for the year ended December 31, 2022 from $12.6 million for the year ended December 31, 2021. Typically, a substantial increase in fair value occurs when land is placed into development and to a lesser degree when subsequently placed into operation. The decrease in investment property valuation gain was a result of fewer properties being under development during the year ended December 31, 2022 compared to the year ended December 31, 2021. The fair value change of the corresponding investment properties was further discussed in Note 12 to LLP’s consolidated financial statements included elsewhere in this proxy statement/prospectus.

Interest income from affiliates: Interest income from affiliates increased by $0.2 million or 32.1%, to $0.6 million for the year ended December 31, 2022 from $0.4 million for the year ended December 31, 2021 primarily due to an increase in the related party and key personnel loan balances.

Financing costs: Financing costs increased by $2.0 million or 20.1%, to $11.8 million for the year ended December 31, 2022 from $9.8 million for the year ended December 31, 2021. This was primarily attributable to an increase of $6.1 million in interest expense due to increases in both the outstanding principal debt balances and the interest rates associated with LLP’s debt, and partially offset by an increase of $3.8 million in debt modification gains. There was also an increase of $0.3 million in deferred financing cost amortization.

Net foreign currency gain (loss): Net foreign currency increased by $1.0 million or 142.4%, to a net foreign currency gain of $0.3 million for the year ended December 31, 2022, from a net foreign currency loss of $0.7 million for the year ended December 31, 2021. This is primarily related to the exchange rate fluctuations for the Peruvian Sol and Costa Rican Colon, as these two countries have VAT receivables denominated in local currency that are impacted by the change in exchange rates.

The following table summarizes the foreign currency exchange rates for the U.S. dollar as of December 31, 2022 and 2021

	As of December 31,
	Exchange Rate
	2022		2021

Costa Rican Colones	CRC	594	CRC	639
Peruvian Soles	PEN	3.808	PEN	3.965
Colombian Pesos	COP	4,810	COP	3,981

Loss on sale of investment properties: Loss on sale of investment properties increased by $0.4 million or 100.0%, to $0.4 million for the year ended December 31, 2022, compared to the year ended December 31, 2021. This was due to the sale of two properties during the year ended December 31, 2022 with carrying values of $9.3 million for consideration of $8.9 million resulting in a loss of $0.4 million. No sales of properties occurred during the year ended December 31, 2021.

Other income: Other income decreased by $0.1 million or 33.9%, to $0.1 million for the year ended December 31, 2022 from $0.2 million for the year ended December 31, 2021. This was primarily attributable to a decrease in interest income earned on certificate of deposit accounts.

Other expense: Other expense decreased by $0.8 million or 55.3%, to $0.6 million for the year ended December 31, 2022 from $1.4 million for the year ended December 31, 2021. This was primarily attributable to a decrease in costs incurred for the unsuccessful Colombia initial public offering in 2021, offset by an increase in legal provision expense of $0.3 million.

Income tax expense: Income tax expense decreased by $6.5 million or 74.5%, to $2.2 million for the year ended December 31, 2022, from $8.8 million for the year ended December 31, 2021. This was due to the following: a decrease of $3.7 million in profit before taxes, resulting in a decrease of $1.1 million in tax expense at statutory rates; a decrease in the foreign rate differential of $0.5 million; a decrease in the impact of tax expense attributable to exchange gain or loss of $3.9 million; a decrease of $1.3 million in the tax expense attributable to the change in unrecognized deferred tax assets; and an increase of $0.3 million for other tax expense changes.

198

Liquidity and Capital Resources

For the nine months ended September 30, 2023 and 2022, LLP had profits of $9.2 million and $14.0 million, respectively. For the three months ended September 30, 2023 and 2022, LLP had profits of $2.4 million and $0.1 million, respectively. For the years ended December 31, 2022 and 2021, LLP had profits of $11.4 million and $8.7 million, respectively. As of September 30, 2023, December 31, 2022 and 2021, LLP also had cash, cash equivalents, and restricted cash equivalents of $13.0 million, $18.2 million and $21.3 million, respectively. LLP requires significant cash resources to, among other things, fund its working capital requirements, increase its headcount, make capital expenditures, and expand its business through acquisitions. LLP’s future capital requirements will depend on many factors, including the cost of future acquisitions, the scale of increases in headcount, its revenue mix, incremental costs relating to the implementation of new contracts, and the timing and extent of spending to support warehouse development efforts.

If LLP were to require additional funding, seek additional sources of financing or desire to refinance its debt, LLP believes that its historical ability to raise and deploy capital to fund the development of its logistic warehouses facilities and expansion of its operations would enable it to access financing on reasonable terms. However, there can be no assurance that such financing would be available to LLP on favorable terms or at all. If financing is not available, or if the terms of such financing are not acceptable to LLP, it may be forced to decrease the level of investment in its logistic warehouses facilities, scale back its operations, defer investments to execute on its growth strategy or execute a combination of these cost management strategies, which could have an adverse impact on LLP’s business and financial prospects. The profits in current and prior periods LLP have recognized are consistent with its strategy and plans for continued growth and expansion. LLP expects to continue to recognize profits as it executes on its operating plan and expands its warehouse offerings in the near term.

As described further in Note 16 to LLP’s audited consolidated financial statements, LLP was not in compliance with certain financial covenants associated with certain non-recourse project financing loans as of December 31, 2022. These included LLP’s loans from Banco Davivienda, Bancolombia, and ITAÚ Corpbanca Colombia. The covenants breached each required the LLP subsidiary acting as borrower to achieve or exceed a specific debt service coverage ratio as defined in the lending agreements. This ratio was defined as 1.10x for the ITAÚ Corpbanca loan and 1.20x for the Banco Davivienda and Bancolombia loans. In addition to these breaches as of December 31, 2022, LLP breached this debt service coverage ratio covenant with Bancolombia in June 2023. These were LLP’s only covenant breaches and did not trigger covenant breaches or events of default for any of LLP’s other loans. Despite not missing any debt service payments, each of these covenant breaches constitute an “event of default” under LLP’s credit agreements, and may cast significant doubt regarding LLP’s ability to continue as a going concern. However, LLP has a history of successfully refinancing its debts as a matter of customary business practice and are currently pursuing a business combination, which is expected to provide LLP with additional funding.

In order to mitigate the effects of the Banco Davivienda breach, we obtained a waiver which removed our obligation to comply with the financial covenants in February 2023 and the debt was subsequently refinanced in April 2023 with Banco Nacional de Costa Rica, with which LLP is currently in full compliance.

As part of the sale of the Colombian investment property, the ITAÚ Corpbanca Colombia loan was fully repaid in August 2023, thus curing any covenant breach.

In September 2023, we restructured our Bancolombia debt to defer principal payments until May 2024, at which point LLP will have 12 months to pay the deferred principal in full at no additional cost. We also obtained a waiver for the covenant breaches, which waives compliance with the debt service coverage ratio through December 31, 2023, after which the next debt service coverage ratio compliance testing date will be in June 2024.

While LLP has fulfilled all debt service payments required by its lending agreements in all jurisdictions to date, current interest rates in Colombia make it probable that further debt waivers, restructuring, or repayment will be necessary relating to the Bancolombia loan prior to May 2024, when principal payments resume on the loan. LLP’s lending agreements in Colombia are only collateralized by its Colombian assets. No other guarantees have been provided by LLP’s other subsidiaries that would put LLP’s operations outside of Colombia at risk in event of foreclosure. Furthermore, LLP’s operations outside of Colombia are expected to be profitable and generate adequate liquidity to provide for continued operations. Therefore, in the event that LLP is unable to obtain further debt waivers, restructure the debt, or otherwise repay the Bancolombia loan, a foreclosure by Bancolombia on the Colombian property would not create material uncertainty as to LLP’s ability to continue as a going concern in regards to its operations outside of Colombia. Accordingly, the Group’s plans for mitigating actions are sufficient to alleviate the significant doubt about the Group’s ability to continue as a going concern.

199

Debt

Overview

As of September 30, 2023, LLP’s total outstanding debt was $234.7 million, of which $224.1 million, or 95.5%, consists of long-term debt. As of December 31, 2022, LLP’s total outstanding debt was $209.3 million, of which $98.4 million, or 47.0%, consists of long-term debt. As of December 31, 2021, LLP’s total outstanding debt was $188.7 million, of which $165.2 million, or 87.5%, consisted of long-term debt.

As of September 30, 2023, December 31, 2022, and 2021, all of LLP’s outstanding debt was secured by its investment properties.

Debt Agreements

On January 6, 2021, LLP entered into a COP denominated secured construction loan facility with ITAU Corpbanca Colombia, S.A. (“ITAU”) for a total borrowing capacity of COP35.0 billion ($8.8 million). Proceeds were used for the financing of the construction of building 500 in Latam Logistic Park Calle 80 in Bogota, Colombia. The loan matures on July 6, 2033. The loan bears an annual interest rate of IBR (a short-term interest rate for the Colombian Peso determined by the board of directors of Colombia’s Central Bank) plus 447 basis points and has an annual commitment fee of 0.50% of the undrawn amount of the credit line. The loan was interest only until April 20, 2022 and was fully drawn in October 2021. The debt facility with ITAU was paid in full through a sale of the mortgaged property to a subsidiary of Bancolombia. The subsidiary of Bancolombia provided an advance of the payment directly to ITAU on August 31, 2023 in order to settle the outstanding debt. The administrative transfer process was initiated on September 27, 2023 and was completed in November 2023. As of December 31, 2022, the interest rate was 14.9%.

On January 22, 2021, LLP entered into a COP denominated financing agreement of COP44.5 billion ($11.2 million) with Bancolombia, S.A. for the financing of the construction of building 300 in Latam Logistic Park Calle 80 in Bogota, Colombia. As of December 31, 2021, the financing was fully disbursed. The financing bears an interest rate of IBR plus 365 basis points, commitment fees of 0.1% per month of the undrawn amount of the loan and has a 15-year term with a balloon payment of 40% at expiration (COP17.8 billion, or $4.6 million). LLP began to make principal payments in November 2021. On September 22, 2023, the Group negotiated a deferral of principal with Bancolombia, deferring all principal payments for seven months, beginning on October 1, 2023. As of September 30, 2023 and December 31, 2022 the interest rate on the loan was 17.0% and 13.8%, respectively.

In March 2021, LLP entered into two U.S. dollar denominated mortgage loan facilities with BAC Credomatic, S.A. for an aggregate amount of $10.0 million for the financing of the acquisition of two operating properties in San José, Costa Rica. The loans have a fifteen-year term and bear an annual interest rate of three-month LIBOR plus 423 basis point with a minimum interest rate of 5.0%. This loan was refinanced to Banco Nacional de Costa Rica on April 28, 2023. As of December 31, 2022, the interest rate as of December 31, 2022 was 7.7%.

On July 7, 2021, LLP entered into a U.S. dollar denominated mortgage loan facility of up to $45.5 million with Banco BAC San José, S.A. (“BAC”) on behalf of LatAm Parque Logístico San José - Verbena partnership. Proceeds will be used to finance the construction of LatAm Parque Logístico San José - Verbena, a five-building class-A master-planned logistic park totaling 829,898 square feet of net rentable area, in the Alajuelita submarket in San José, Costa Rica. The loan can be drawn in multiple disbursements up to approximately 60% of the total investment of the project. The mortgage loan has a term of 10 years with a 15-year amortization profile. The stated interest rate is the three-month LIBOR plus 423 basis points. In October 2022, the stated interest rate on the debt facility changed to the three-month Secured Overnight Financing Rate (SOFR) plus 378 basis points. The debt facility has an amortization grace period of 30 months and does not accrue any commitment fees. On March 1, 2023, LLP negotiated a reduced interest rate with BAC, reducing the interest rate from 3-month SOFR plus 378 basis points to 8.1% for six months. As of September 30, 2023 and December 31, 2022, the interest rate on the loan was 8.1% and 7.6%, respectively.

On August 16, 2021, LLP entered into a U.S. dollar denominated mortgage loan of $7.0 million with Banco Promerica de Costa Rica, S.A. for the purchase of an 118,403 square feet logistic facility located in the Coyol submarket in San José, Costa Rica. The loan has a fifteen-year term. The stated interest rate is the U.S. Prime Rate plus 475 basis points. This loan was refinanced to Banco Nacional de Costa Rica on April 28, 2023. As of December 31, 2022, the interest rate on the loan was 8.3%.

On January 31, 2022, LLP entered into a U.S. dollar denominated mortgage loan of $2.4 million with Banco Davivienda de Costa Rica for the acquisition of a container parking lot. The loan has a fifteen-year term. The loan bears an annual interest rate of U.S. Prime Rate plus 175 basis points. As part of the sale of related investment property, the purchaser of the investment property assumed the balance on the loan on October 31, 2022.

As of December 31, 2022, LLP has borrowed $1.0 million of a U.S. dollar denominated mortgage loan facility of up to $1.0 million with Banco BAC San José, S.A. for the financing of the renovations in LatAm Bodegas San Joaquin. The loan matures on June 24, 2032. The loan bears an annual interest rate at the U.S. Prime Rate plus 110 basis points with no minimum interest rate. This loan was refinanced to Banco Nacional de Costa Rica on April 28, 2023. The interest rate as of December 31, 2022 was 7.4%.

On April 28, 2023, the Group entered into four U.S. dollar denominated mortgage loans with Banco Nacional de Costa Rica for an aggregate amount of $107,353,410. The loans have a twenty-five-year term. The loans bear a fixed annual interest rate for the first two years and a variable rate thereafter. The interest rate as of September 30, 2023 was 5.9% for three of the loans and 6.4% for one loan.

On August 25, 2023 and August 30, 2023, LLP entered into two new line of credit agreement with BTG Pactual Colombia S.A. for COP 15,000,000,000 and COP 10,000,000,000, respectively (approximately $3,679,266 and $2,433,042, respectively, at the date the transactions were initiated). Interest is calculated and paid monthly at the rate of a one-month Colombian IBR plus 720 basis points. Principal repayment is due at maturity, on August 25, 2024 and August 30, 2024, respectively. This debt agreement is guaranteed by the trust established for Latam Logistic Col Propco Cota 1, where Banco BTG Pactual Colombia S.A is established as a guaranteed creditor, with three underlying properties defined as guarantees. As of September 30, the interest rate on the loan was 20.4%.

On November 1, 2023, LLP refinanced the debt outstanding with Banco Nacional de Costa Rica, S.A. ($7,373,460) with a mortgage loan denominated in USD with Davivienda de Costa Rica for an aggregate amount of $8,000,000. The new mortgage loan matures in 15 years. The loan is subject to a fixed interest rate of 7.00% in the first year, and a rate of 6-month SOFR plus 2.4% adjustable monthly from the second year onwards.

On December 15, 2023, LLP entered into a mortgage loan with El Banco BBVA Peru for a total of $60,000,000. The mortgage loan consists of two components: Tranche A and Tranche B. The Tranche A totaling $48,670,000 was used to refinance the Group’s existing debt with IFC. The Tranche B totaling $11,330,000 is expected to finance LLP’s other real estate projects. Tranche A and B will mature in 10 years (with a 35% balloon payment for Tranche A) and carry a fixed interest rate of 8.5% and 8.4%, respectively.

Compliance with Debt Covenants

The loans described above are subject to certain affirmative covenants, including, among others, (i) reporting of financial information and (ii) maintenance of corporate existence, the security interest in the properties subject to the loan and appropriate insurance for such properties. In addition, the loans are subject to certain negative covenants that restrict LLP’s ability to, among other matters, incur additional indebtedness under or create additional liens on the properties subject to the loans, change its corporate structure, make certain restricted payments, enter into certain transactions with affiliates, amend certain material contracts.

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The loans contain, among others, the following events of default: (i) non-payment; (ii) false representations; (iii) failure to comply with covenants; (iv) inability to generally pay debts as they become due; (v) any bankruptcy or insolvency event; (vi) disposition of the subject properties; or (vii) change of control of the subject properties.

As of September 30, 2023, LLP’s only loan agreements requiring compliance with specific financial covenants were those loans with Bancolombia, BAC Credomatic, and International Finance Corporation. The agreements with Bancolombia require that the borrower maintain a debt to service coverage ratio of at least 1.20x and a debt to equity ratio no greater than 58% debt to 42% equity. The agreement with BAC Credomatic require that the borrower maintain a debt to service coverage ratio of at least 1.20x and a total liabilities debt to equity ratio no greater than 2:1. The agreements with International Finance Corporation require that the borrower maintain a debt to service coverage ratio of at least 1.10x, and, in order to distribute dividends from the subsidiary which signed the debt agreement, a debt to tangible net worth ratio of no more than 0.85:1.0. LLP is required to report to its lenders compliance with the financial ratio debt covenants associated with the BAC Credomatic and International Finance Corporation on a quarterly basis, while the financial ratio debt covenants with Bancolombia require semiannual compliance reporting. Compliance with these covenants has been detailed within the Notes to the Condensed Consolidated Interim Financial Statements for the period ending September 30, 2023.

During the month of December 2023, LLP refinanced its loan with International Finance Corporation with a loan from El Banco BBVA Peru, which requires semiannual compliance reporting beginning in June 2024. As of December 31, 2023, LLP was in compliance with its BAC Credomatic covenants and had a waiver in place related to the debt service coverage ratio related to the Bancolombia loan covenant.

As of December 31, 2022, LLP had instances of non-compliance with certain of its debt covenants. On November 22, 2022, LLP did not expect to meet debt service coverage ratio covenants for the loan with Davivienda related to Latam Logistic CR Propco Alajuela I SRL, for the year ended December 31, 2022. LLP applied for a covenant waiver on the same date, and the covenant waiver was successfully obtained on February 17, 2023. Since the waiver was received subsequent to December 31, 2022, $48.1 million related to this debt was classified within Long-term debt – current portion in the consolidated statement of financial position for the year ended December 31, 2022. Additional breaches occurred in December 2022 relating to Latam Logistic COL PropCo Cota 1 S.A.S., due to the rising interest rates in Colombia. The breaches related to Latam Logistic COL PropCo Cota 1 S.A.S.’s three debt facilities, two of which are with Bancolombia as lender and one of which is with ITAU as lender. Although no communication of the breach was received from any of the lenders, in September 2023, LLP negotiated a debt restructuring along with a covenant waiver for its debt facilities with Bancolombia. Meanwhile, the debt facility with ITAU was paid in full through a sale of the mortgaged property to a subsidiary of Bancolombia. The subsidiary of Bancolombia provided an advance of the payment directly to ITAU on August 31, 2023 in order to settle the outstanding debt, and the administrative transfer process was initiated on September 27, 2023 and was completed in November 2023. Since the waiver was received subsequent to December 31, 2022, $39.2 million of this debt was classified as Long-term debt – current portion in the consolidated statement of financial position for the year ended December 31, 2022.

Capital Expenditures

For the nine months ended September 30, 2023 and 2022, LLP incurred capital expenditures totaling $20.4 million and $31.1 million, respectively. For the years ended December 31, 2022 and 2021, LLP incurred capital expenditures totaling $41.0 million and $48.3 million, respectively, in connection with construction projects to develop warehouses on the land acquired in Colombia, Peru, and Costa Rica. Additionally, in the year ended December 31, 2021, LLP invested $22.4 million to acquire stabilized investment properties (net of closing costs).

Cash Flows

The following table summarizes our consolidated cash flows provided by (used in) operating, investing, and financing activities for the nine months ended September 30, 2023 and 2022:

	For the nine months ended September 30,
	2023	2022	$ Change	% Change
Net cash generated by operating activities	$14,608,375	$17,759,678	$(3,151,303)	(17.7)%
Net cash used in investing activities	(16,363,299)	(30,617,962)	14,254,663	46.6%
Net cash (used) provided by financing activities	(1,451,023)	13,855,236	(15,306,259)	(110.5)%
Effects of exchange rate fluctuations on cash held	(124,121)	(426,169)	302,048	70.9%
Net (decrease) increase in cash and cash equivalents	(3,330,068)	570,783	(3,900,851)	(683.4)%
Cash and cash equivalents at the beginning of period	14,988,112	17,360,353	(2,372,241)	(13.7)%
Cash and cash equivalents at the end of period	$11,658,044	$17,931,136	$(6,273,092)	(35.0)%

Cash flows from operating activities

Cash flows generated by operating activities for the nine months ended September 30, 2023 amounted to $14.6 million, a decrease of $3.2 million, or 17.7%, compared to $17.8 million for the nine months ended September 30, 2022. This decrease in cash provided by operating activities was primarily due to $4.0 million decrease in cash collected from rental income for the nine months ended September 30, 2023, a $3.0 million increase in cash paid for taxes, and a $0.9 million increase in cash paid to construction retainage. This was offset by a $3.9 million decrease in cash paid for services related to managing the investment properties and tenant improvements.

Cash flows from investing activities

Cash flows used in investing activities for the nine months ended September 30, 2023 amounted to $16.4 million, a decrease of $14.3 million, or 46.6%, compared to $30.6 million for the nine months ended September 30, 2022. This was primarily impacted by the cash paid for capital expenditure on investment properties of $20.4 million in the nine months ended September 30, 2023, offset by the proceeds from sale of investment properties of $1.6 million in the nine months ended September 30, 2023, $0.6 million in repayment on loans to tenants, and a $1.9 million inflow of restricted cash from refinancing outstanding debts.

Cash flows from financing activities

Cash flows provided by financing activities for the nine months ended September 30, 2023 amounted to $1.5 million, a decrease of $15.3 million, or 110.5%, compared to $13.9 million for the nine months ended September 30, 2022. The change in cash provided by financing activities was primarily due to a $87.2 million increase in cash inflow related to long-term debt borrowings and a $1.8 million increase in capital contributions from non-controlling partners. This was offset by a $91.2 million increase in cash outflow from long term debt repayment, $7.9 million increase in cash paid for interest and commitment fees, $1.6 million increase in debt extinguishment cost, and a $3.4 million increase in distributions to non-controlling partners.

The following table summarizes our consolidated cash flows provided by (used in) operating, investing, and financing activities for the years ended December 31, 2022 and 2021:

	For the years ended December 31,
	2022	2021	$ Change	% Change
Net cash generated by operating activities	$19,611,145	$9,852,251	$9,758,894	99.1%
Net cash used in investing activities	(36,483,936)	(66,861,963)	30,378,027	45.4%
Net cash provided by financing activities	14,804,304	59,264,058	(44,459,754)	(75.0)%
Effects of exchange rate fluctuations on cash held	(303,754)	(352,796)	49,042	13.9%
Net (decrease) increase in cash and cash equivalents	(2,372,241)	1,901,550	(4,273,791)	(224.8)%
Cash and cash equivalents at the beginning of year	17,360,353	15,458,803	1,901,550	12.3%
Cash and cash equivalents at the end of year	$14,988,112	$17,360,353	$(2,372,241)	(13.7)%

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Cash flows from operating activities

Cash flows generated by operating activities for the year ended December 31, 2022 amounted to $19.6 million, an increase of $9.8 million, or 99.1%, compared to $9.9 million for the year ended December 31, 2021. This increase in cash provided by operating activities was primarily due to an increase in cash inflows from the increase in cash revenue of $5.9 million from new properties that were previously under development and began operating and were leased in 2022. In addition, there was an increase in cash inflows for a $3.8 million VAT receivable received during 2022. This increase was offset by outflows for tenant improvements.

Cash flows from investing activities

Cash flows used in investing activities for the year ended December 31, 2022 amounted to $36.5 million, a decrease in cash use of $30.4 million, or 45.4%, compared to $66.9 million for the year ended December 31, 2021. This was primarily impacted by the cash paid for investment properties acquisition of $22.4 million in the year ended December 31, 2021, the proceeds from sale of investment properties of $8.9 million in the year ended December 31, 2022, and a $7.3 million decrease in capital expenditure on investment properties partially offset by an increase of $3.9 million in loans to tenants for leasehold improvement and an increase of $1.4 million in loans to affiliates.

Cash flows from financing activities

Cash flows provided by financing activities for the year ended December 31, 2022 amounted to $14.8 million, a decrease of $44.5 million, or 75.0%, compared to cash flows provided by financing activities of $59.3 million for the year ended December 31, 2021. This was primarily related to a $34.4 million decrease in long-term debt borrowings, a $5.1 million increase in cash paid for interest and commitment fees, a $3.4 million decrease in capital contributions from non-controlling partners, a $1.5 million increase in long term debt repayment and a $1.0 million increase in distributions to non-controlling partners, offset by a $1.0 million decrease in cash paid for raising debt.

Critical Accounting Estimates

LLP’s consolidated financial statements have been prepared in accordance with IFRS as issued by the IASB. The preparation of the consolidated financial statements in accordance with IFRS requires the use of estimates and assumptions that affect the value of assets and liabilities — as well as contingent assets and liabilities — as reported on the statements of financial position, and revenues and expenses arising during the periods presented. LLP evaluates its assumptions and estimates on an ongoing basis. LLP bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

For more information, see Note 2 to LLP’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus.

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Valuation of Investment Properties

Investment properties are initially recognized at cost, and are subsequently measured at fair value. LLP engages external appraisers in order to obtain an independent opinion on the market value of all LLP’s investments properties, including operating properties, properties under development and land bank. LLP’s management submits an updated rent roll of the investment property portfolio to the appraiser and provides them access to the properties, leasing contracts and specific operating details of the portfolio.

The independent appraiser uses a combination of valuation techniques such as the discounted cash flows approach, sales comparison approach, and direct capitalization approach to value the investment properties. The valuation techniques used to estimate the fair value of LLP’s investment properties rely on assumptions, which are not directly observable in the market, including discount rates, occupancy rates, net operating income, and market rents. LLP’s operating properties are primarily appraised using the discounted cash flows method and direct capitalization method. LLP’s properties under development are primarily appraised using discounted cash flows and direct capitalization methods, adjusted by the net present value of the cost to complete and vacancy in the properties under construction. LLP’s land bank is primarily appraised using a combination of direct capitalization, discounted cash flow, sales comparison approach (or market approach).

To review the appraisers’ valuations, LLP leverages its familiarity with individual properties and regional portfolios, coupled with insights in evaluating factors like interest rate fluctuations, turnover rates, and other judgment factors used in the valuation process. LLP then evaluates the reasonableness of the results based on these criteria and compare the reported values to those from the previous period to monitor changes. As part of the review process, LLP offers feedback concerning inconsistencies in factual information and inaccurate statements, before the appraisal reports are finalized.

For more information, see Note 7 and Note 12 to LLP’s condensed consolidated financial statements as of and for the nine months ended September 30, 2023 and audited consolidated financial statements as of and for the year ended December 31, 2022, respectively, included elsewhere in this proxy statement/prospectus. LLP management believes that the chosen valuation methodologies are appropriate for determining the fair value of the types of investment properties LLP owns.

	FMV as of September 30, 2023	# of Buildings	NRA (1) (sq ft)	Leased %	Occupied %
Land bank:
Owned properties
Colombia	$22,262,541	4	1,090,215	n/a	n/a
Peru	12,804,323	4	1,100,720	n/a	n/a
Costa Rica	-	-	-	n/a	n/a
Total land bank	35,066,864	8	2,190,935	n/a	n/a
Properties under development:
Owned properties
Colombia	-	-	-	-%	-%
Peru	11,059,228	1	123,688	43.6%	43.6%
Costa Rica	8,791,000	1	157,691	58.8%	0.0%
Sub-total	19,850,228	2	281,379	52.1%	19.1%
Properties under right-of-use(2)
Peru	6,390,000	1	165,915	85.0%	0.0%
Sub-total	6,390,000	1	165,915	85.0%	0.0%
Total properties under development	26,240,228	3	447,294	64.3%	12.0%
Operating properties:
Owned properties
Colombia	99,305,830	5	1,255,409	100%	100%
Peru	91,778,340	5	1,004,695	100%	100%
Costa Rica(3)	242,526,126	18	2,355,656	98.8%	98.8%
Sub-total	433,610,296	28	4,615,760	99.4%	99.4%
Total operating properties	433,610,296	28	4,615,760	99.4%	99.4%
Total operating and properties under development	459,850,524	31	5,063,054	96.3%	91.7%
Total	$494,917,388	39	7,253,989	n/a	n/a

	FMV as of December 31, 2022	# of Buildings	NRA (1) (sq ft)	Leased %	Occupied %
Land bank:
Owned properties
Colombia	$16,394,722	4	1,090,211	n/a	n/a
Peru	7,190,000	4	1,202,988	n/a	n/a
Costa Rica	6,155,000	1	168,208	n/a	n/a
Total land bank	29,739,722	9	2,461,407	n/a	n/a
Properties under development:
Properties under right-of-use(2)
Peru	614,523	1	165,915	23.8%	0.0%
Sub-total	614,523	1	165,915	23.8%	0.0%
Owned properties
Colombia	20,708,910	2	399,148	100.0%	40.4%
Peru	9,793,481	1	122,752	14.8%	0.0%
Costa Rica	35,715,220	3	462,021	73.8%	33.8%
Sub-total	66,217,611	6	983,921	77.1%	32.3%
Total properties under development	66,832,134	7	1,149,836	69.4%	27.6%
Operating properties:
Owned properties
Colombia	70,645,712	4	1,144,099	100.0%	100.0%
Peru	87,523,052	5	1,004,692	100.0%	100.0%
Costa Rica(3)	194,296,013	15	1,889,095	99.2%	99.2%
Total operating properties	352,464,777	24	4,037,886	99.6%	99.6%
Total operating and properties under development	419,296,911	31	5,187,722	92.9%	83.7%
Total	$449,036,633	40	7,649,129	n/a	n/a

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	FMV as of December 31, 2021	# of Buildings	NRA (1) (sq ft)	Leased %	Occupied %
Land bank:
Owned properties
Colombia	$19,266,423	3	1,088,977	n/a	n/a
Peru	11,750,000	2	347,718	n/a	n/a
Costa Rica	15,600,000	3	503,709	n/a	n/a
Total land bank	46,616,423	8	1,940,404	n/a	n/a
Properties under development:
Owned properties
Colombia	35,224,731	3	742,034	64.9%	40.1%
Peru	7,330,000	1	146,207	100.0%	0.0%
Costa Rica	26,360,000	2	325,719	70.6%	0.0%
Total properties under development	68,914,731	6	1,213,960	70.7%	24.5%
Operating properties:
Owned properties
Colombia	55,672,969	3	799,220	100.0%	100.0%
Peru	76,155,320	4	858,486	100.0%	100.0%
Costa Rica(3)	180,916,298	15	1,730,740	96.0%	96.0%
Total operating properties	312,744,587	22	3,388,446	98.0%	98.0%
Total operating and properties under development	$381,659,318	28	4,602,406	90.8%	78.6%
Total	$428,275,741	36	6,542,810	n/a	n/a

(1)	Square feet included for estimated potential building area in the land bank and buildings under development and operation.

(2)	Properties under right-of-use are mainly related to the investment properties developed on leased land. More specifically, they are associated with a land lease agreement the Parque Logistic Callao S.R.L. (Parque Logistic), a partnership entity controlled by LLP, entered into with Lima Airport Partners S.R.L. (“LAP”) whereas Parque Logistic committed to lease a land parcel for a period of 30 years, with the intention of developing warehouses on the leased land. The amount includes the right-of-use asset associated with LLP’s access to a piece of land lot, as well as the capitalized construction costs.

(3)	As of September 30, 2023, December 31, 2022, and 2021, the operating properties in Costa Rica include patios and open-air rentable land totaling 521,275 square feet, 521,275 square feet and 814,591 square feet, respectively, for the use of trailer parking and open-air warehousing. As of September 30, 2023, December 31, 2022, and 2021, the patios and open-air rentable land had a fair value of $6,062,000, $5,945,450, and $9,922,033, respectively, with a weighted average capitalization rate of 7.9%. The net rentable area (NRA) included in the table above excludes net rentable area of the patios or the open-air rentable land.

Quantitative and Qualitative Disclosures about Market Risk

LLP is exposed to a variety of market and other risks, including the effects of changes in interest rates and foreign currency risk.

Interest Rate Risk

LLP holds financial liabilities (e.g., Long-term debt) subject to interest rate. Changes in interest rates as of the reporting date would affect profit or loss and cash flows. As of December 31, 2022 and December 31, 2021, the debt balance that was subject to variable rate rates was $209.3 million and $188.7 million, respectively. Assuming no change in the principal amounts outstanding, the impact of a 1% increase or decrease in the assumed weighted average interest rate on interest expense would be approximately $2.1 million for the year ended December 31, 2022.

Liquidity Risk

Liquidity risk is the risk that LLP will encounter difficulty in meeting the obligations associated with financial liabilities that are met by delivering cash or another financial asset. LLP’s approach to managing liquidity is to ensure, to the extent possible, that it will have sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to LLP’s reputation, and to maintain a balance between continuity of funding and flexibility through the use of bank deposits and loans.

Typically, LLP ensures that it has sufficient cash on demand, including deposits at banks and the balances of short-term credit facilities with diverse funding resources and committed borrowing facilities, to meet expected operating expenses for a period of 90 days, including the servicing of financial obligations. This excludes the potential impact of extreme circumstances that cannot be reasonably predicted, such as natural disasters.

LLP has access to a sufficient variety of sources of funding to repay debt maturing within 12 months in the normal course of business. See Notes 2 and 16 of the audited consolidated financial statements for more information on a debt covenant matter that arose effective December 31, 2022, as a result of which LLP categorized the related debt balance as repayable on demand. The waiver was subsequently obtained on February 17, 2023 and LLP remains in compliance with all covenants as of the date the financial statements were issued.

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Foreign Currency Risk

LLP is exposed to market risk from changes in foreign currency exchange rates primarily in connection with all of LLP’s subsidiaries. LLP is subject to fluctuations in the Costa Rican colones, Peruvian soles and Colombian pesos to U.S. dollar currency exchange rates. LLP attempts to mitigate its net exposure to the changes in interest rates by ensuring its debt and revenue are denominated in the same currencies. In addition, LLP keeps minimal cash in local currencies and holds the majority of cash in the functional currency of U.S. dollar. As of December 31, 2022 and 2021, the net assets in foreign operations of LLP in its operations in Colombia, which uses the Colombian peso as its functional currency amounted to $49.4 million and $61.9 million respectively. As of December 31, 2022 and 2021, a hypothetical 10% strengthening or weakening of the U.S. dollar against the local currencies of the subsidiaries would have decreased or increased profit for the year by $0.4 million and $0.5 million, respectively.

Market Risk

LLP is exposed to market risks primarily from changes in interest rates and foreign currency exchange rates. LLP does not use derivatives for trading purposes to generate income or to engage in speculative activity.

Recent Accounting Pronouncements

For information about recent accounting pronouncements that have been adopted or will apply to LLP in the future, see Note 2 to the condensed consolidated financial statements included elsewhere in this proxy statement/prospectus.

JOBS Act

LLP is an “emerging growth company” under the JOBS Act. The JOBS Act provides that an emerging growth company can delay adopting new or revised accounting standards until such time as those standards apply to private companies.

Subject to certain conditions set forth in the JOBS Act, if, as an emerging growth company, LLP chooses to rely on those exemptions, LLP may not be required to, among other things: (1) provide an auditor’s attestation report on the system of internal controls over financial reporting pursuant to Section 404; (2) provide all of the compensation disclosure that may be required of non-emerging growth public companies; and (3) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis). These exemptions will apply for a period of five years following the completion of our initial public offering or until LLP is no longer an emerging growth company, whichever is earlier.

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MANAGEMENT OF PUBCO FOLLOWING THE BUSINESS COMBINATION

Management and Board of Directors

Following the consummation of the Business Combination, the business and affairs of Pubco will be managed by or under the direction of the Pubco Board. Officers of Pubco will be elected by the Pubco Board from time to time and will hold office for the term as determined by the Pubco Board. The Pubco Board immediately following the Closing will consist of five individuals. The following table sets forth certain information, as of the date of this proxy statement/prospectus, concerning the persons who are expected to serve as directors and executive officers of Pubco upon consummation of the Business Combination:

Name	Age	Position
Esteban Saldarriaga	39	Chief Executive Officer
Annette Fernandez	47	Chief Financial Officer
Guillermo Zarco B.	49	Colombia Country Manager
Aris Stamatiadis	42	Costa Rica Country Manager
Alvaro Chinchayan	47	Peru Country Manager
Thomas McDonald(2)(3)	59	Director
Roger Lazarus(1)(3)	65	Director
Gloria Canales Saldaña(1)(3)	42	Director
Mauricio Salgar(2)	54	Director
Diego Durruty(1)(2)	53	Director

(1) Expected to be member of the audit committee of the Pubco Board, effective upon the consummation of the Business Combination.

(2) Expected to be member of the compensation committee of the Pubco Board, effective upon the consummation of the Business Combination.

(3) Expected to be member of the nominating and corporate governance committee of the Pubco Board, effective upon the consummation of the Business Combination.

Executive Officers and Directors of Pubco

Esteban Saldarriaga has served as the Chief Executive Officer of LLP since November 2022, following his tenure on the board of directors from 2016 until his appointment as CEO. Mr. Saldarriaga will assume the role of Chief Executive Officer of Pubco upon the consummation of the Business Combination. Since 2019, Mr. Saldarriaga has been a member of the board of directors and the Investment Committee of Colombian Healthcare Properties, a Jaguar Growth Partners portfolio company. Previously, he served as an Investments Principal, VP, and Associate at Jaguar Growth Partners, a global investment management firm specializing in real estate operating companies in emerging markets. Before that, he held several roles in the financial industry, including M&A Associate from 2013 to 2015 at a Latin American conglomerate based in Lima, Grupo Gloria, working on cross-border acquisitions and integrations, and as an Investment Banking Analyst from 2010 to 2013 at J.P. Morgan’s Advisory Group, based in Bogota, covering a broad array of sectors in Central and South America. Mr. Saldarriaga holds an MBA from Columbia Business School in New York and a bachelor’s and master’s degree in Economics from Pontificia Universidad Javeriana in Bogota, Colombia.

Annette Fernandez has served as Chief Financial Officer of LLP since 2017 and Chief Operating Officer of LLP since 2023 and will serve in the same roles at Pubco upon the consummation of the Business Combination. Prior to her time at LLP, Ms. Fernandez spent 13 years at Prologis, a real estate investment trust that invests in logistics facilities, and 5 years at PwC. Ms. Fernandez holds a bachelor’s degree in Accounting from University of Puerto Rico, Mayaguez.

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Guillermo Zarco has served as Country Manager-Colombia of LLP since 2016 and will serve in the same role at Pubco upon the consummation of the Business Combination. Prior to his time at LLP, Mr. Zarco spent 5 years as Logistic Portfolio Manager at Terranum. Mr. Zarco holds a bachelor’s degree in industrial engineering from Universidad de los Andes in Bogota, Colombia, and a master’s degree in supply chain management from University of Aix-en-Provence, France.

Aris Stamatiadis has served as Country Manager-Costa Rica and Regional Acquisitions Manager of LLP since 2015 and will serve in the same roles at Pubco upon the consummation of the Business Combination. Since 2023, Mr. Stamatiadis has served as a member of the board of directors of Deindustrial Inmobiliaria Limitada, Productos Maky S.A. and 3-101-837501 S.A. Prior to his time at LLP, Mr. Stamatiadis served as General Manager for Colliers International. Aris holds a bachelor’s degree in Finance and Commerce from Concordia University.

Alvaro Chinchayán has served as Country Manager-Peru of LLP since 2016 and will serve in the same role at Pubco upon the consummation of the Business Combination. Prior to his time at LLP, Mr. Chinchayán served as general manager at BSF Almacenes del Perú and Papelera Alfa. Mr. Chinchayán holds an MBA from Incae Business School and a degree in Civil Engineer from Ricardo Palma University of Peru.

Thomas McDonald is a member of the board of directors of LLP. Mr. McDonald is the co-founder of Jaguar Growth Partners Group, LLC and Jaguar Growth Partners, LLC. Mr. McDonald has been Managing Partner of Jaguar Growth Partners Group, LLC as well as Managing Partner and Head of Americas of Jaguar Growth Partners, LLC since their formation in 2013. Mr. McDonald has served as managing member of Jaguar Growth Assets Management, LLC since 2013. In addition to serving on the board of directors of LLP, Mr. McDonald serves on the boards of directors for Hoteles City Express (BMV:HCITY), Colombia Healthcare Properties, Opea Securitizadora SA, and Bresco, and previously for Vesta (BMV: VESTA), Aliansce Sonae SA (BZ: ALSO3), Gafisa (NYSE: GFA), BR Malls (BZ: BRML3), Tenda (BZ: TNDA3), Parque Arauco (SNSE: PARAUCO), Bracor, AGV Logistics, and Brazilian Finance and Real Estate. Before the creation of Jaguar Growth Partners, Mr. McDonald served as Chief Strategic Officer of Equity International, LLC, where he was primarily responsible for developing its collaborative, partner-oriented investment style through establishing, building and optimizing relationships, as well as coordinating investment and portfolio management activities. From 1997 to 1999, Mr. McDonald was Executive Vice President of Anixter International (NYSE: AXE) and was responsible for global sales. From 1993 to 1997, Mr. McDonald resided in Argentina and was responsible for establishing operating businesses for Anixter in Brazil, Argentina, Chile, Venezuela and Colombia. Previously, Mr. McDonald resided in Mexico and Puerto Rico, holding operating and business development leadership roles with American Airlines and Quadrum SA de CV. Mr. McDonald is a member of the Emeritus Board of IES Abroad, and former member of the University of Chicago’s Booth School of Business Global Advisory Board. Mr. McDonald founded, and is President of the board of Coprodeli USA, a non-profit supporting the integral development of Peru’s impoverished. Mr. McDonald graduated from the University of Notre Dame and received his MBA from the University of Chicago’s Booth School of Business. We believe Mr. McDonald is well qualified to serve as director of Pubco due to his extensive experience in private equity investing in emerging markets over the past 24 years and his extensive public company, private company and non-for-profit board experience.

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Roger Lazarus has served on the board of directors of LLP, and has served as the chairperson of LLP’s audit and compensation committees since March 2021. Mr. Lazarus has also served as the Chief Financial Officer of Chain Bridge I, a special purpose acquisition company (Nasdaq: CBRG) since November 2021, and has been a venture partner to Marcy Venture Partners and its portfolio companies since March 2020. In addition to serving on the board of directors of LLP, Mr. Lazarus has served on the board of directors of Heliogen, Inc. (NYSE: HLGN) since March 2023. From 1997 to 2019 he was a partner at Ernst & Young LPA, where he advised on acquisitions and investments for corporate and private equity clients. During his career with Ernst & Young, he served in a variety of roles, including as the Chief Operating Officer and board member of Ernst & Young’s LatAm North region, where he managed internal operations and oversaw financial and operating reporting for 13 countries from 2017 to 2019, as a managing partner and Chief Operating Officer of Ernst & Young Colombia from 2013 to 2019, and as the managing partner of Ernst & Young´s West Region Transactions service-line from 2006 to 2009. He is chair of the audit committee of the Goldman Environmental Foundation, the sponsor of the annual Goldman Environmental Prize. Mr. Lazarus is a Chartered Accountant (ICAEW), holds a Bachelor of Arts degree with honors in Economics from the University of York, England and completed the international certification of the Institute of Directors in London, England in 2020. Mr. Lazarus is qualified to serve as a member of Pubco’s board of directors because of his valuable financial and operational expertise across both developed and emerging markets.

Gloria Canales Saldaña serves as a member of the board of directors of Fundación Harvard en México, where she has served since 2019. Ms. Canales Saldaña also serves as a member of the advisory board of Samishop, a venture of Credicorp Peru, where she has served since 2023. Ms. Canales Saldaña is currently the Digital Director of Coppel, a privately owned retailer with a presence in Mexico and Latin America. Previously, Ms. Canales Saldaña was the Marketing Director of Amazon Mexico and held various other commercial roles at Amazon from 2014 to 2022. She holds a bachelor’s degree in Economics from ITESM, as well as a degree in International Business from the University of British Columbia. Ms. Canales Saldaña also holds an MBA from Harvard Business School. We believe Ms. Canales Saldaña is well qualified to serve as a member of Pubco’s board of directors because of her knowledge of the Latin American market as well as her experience in retail and e-commerce.

Mauricio Salgar serves as an external advisor to Advent International, a global private equity firm based in Bogota, Colombia. He previously served as Managing Director of Advent International from October 2012 to December 2023. Mr. Salgar serves as a member of the board of directors of Holding Hotelera GHL, a privately held company in Colombia. Previously, Mr. Salgar served as a member of the boards of directors of AI Inversiones Palo Alto II S.A.C. (CANVIA) from June 2017 to November 2023, Sophos Solutions S.A.S. from December 2020 to September 2023, Enjoy S.A. (SSE: ENJOY) from January 2018 to April 2021, Lifemiles B.V. from August 2015 to October 2021, Oleoducto Central S.A. “Ocensa” from January 2014 to February 2020 and Alianza Fiduciaria and Alianza Valores from January 2014 to April 2019. Mr. Salgar holds a Bachelor of Science degree in Industrial Engineering from Universidad de los Andes in Bogota, Colombia, and an MBA from the MIT Sloan School of Management. We believe Mr. Salgar is qualified to serve as a member of Pubco’s board of directors because of his expansive experience in the Latin American region.

Diego Durruty has served as Executive Vice President of Grupo Urbana, a real estate investment, development, and operations company based in Chile, since March 1996. Mr. Durruty also serves as member of the board of directors of D’Barbers since March 2020 and B21 since October 2019. Mr. Durruty has 28 years of professional experience in the real estate investment, development and operations industry in Chile and Latin America. His institutional involvement with major real estate groups has provided him with insight into various verticals, including mixed-use developments, multi-family properties, offices, shopping centers, self-storage, and parking facilities. Throughout his career, Mr. Durruty has successfully acquired 14 companies, solidifying his position as a leader in the real estate industry. Mr. Durruty pursued coursework in architecture and management at the Pontifical Catholic University of Chile. We believe Mr. Durruty is qualified to serve as a member of Pubco’s board of directors because of his expansive experience in the real estate industry.

Corporate Governance Practices

After the closing of the Business Combination, Pubco will be a “foreign private issuer,” as defined in the Exchange Act. As a foreign private issuer Pubco will be permitted to comply with Cayman Islands corporate governance practices instead of certain listing rules of NYSE, provided that it discloses which requirements it is not following and the equivalent Cayman Islands requirements.

As a foreign private issuer, Pubco is also subject to reduced disclosure requirements and is exempt from certain provisions of the U.S. securities rules and regulations applicable to U.S. domestic issuers such as the rules regulating solicitation of proxies and certain insider reporting and “short-swing” profit rules.

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Board Composition

When considering whether directors and director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Pubco Board to satisfy its oversight responsibilities effectively in light of its business and structure, the Pubco Board expects to focus primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above in order to provide an appropriate mix of experience and skills relevant to the size and nature of its business.

In accordance with the Proposed Charter, which will be effective upon the consummation of the Business Combination, the board of directors of Pubco shall consist of no less than one (1) and no more than nine (9) directors; provided that Pubco may, from time to time, increase or decrease the limits on the number of directors by ordinary resolution. It is expected that upon the closing of the Business Combination, the size of the Pubco Board will be seven (7) directors, with five (5) directors appointed at Closing and two vacancies.

The Proposed Charter provides that the directors shall be divided into three (3) classes designated as Class I, Class II and Class III, with as nearly equal a number of directors in each group as possible. Subject to the Proposed Charter, directors must be assigned to each class in accordance with a resolution or resolutions adopted by the board of directors.

●	the Class I director will be Diego Durruty and his term will expire at the first annual general meeting;

●	the Class II directors will be Roger Lazarus and Mauricio Salgar and their terms will expire at the second annual general meeting; and

●	The Class III directors will be Thomas McDonald and Gloria Canales Saldaña and their terms will expire at the third annual general meeting.

As a result of the staggered board, only one class of directors will be appointed at each annual general meeting, with the other classes continuing for the remainder of their respective terms.

Director Independence

Upon the consummation of the Business Combination, the Pubco Board has determined that each of the directors (other than Mr. McDonald) qualifies as an independent director, as defined under listing rules of NYSE, and the board of directors consists of a majority of “independent directors,” as defined under the rules of the SEC and the listing rules of NYSE relating to director independence requirements. In addition, Pubco will be subject to the rules of the SEC and NYSE relating to the membership, qualifications, and operations of the audit committee, as discussed below.

Role of the Board in Risk Oversight

Upon the consummation of the Business Combination, one of the key functions of the Pubco Board will be informed oversight of Pubco’s risk management process. The Pubco Board expects to administer this oversight function directly through the board as a whole, as well as through various standing committees of the board that address risks inherent in their respective areas of oversight. In particular, the Pubco Board will be responsible for monitoring and assessing strategic risk exposure and the audit committee will have the responsibility to consider and discuss Pubco’s major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also will monitor compliance with legal and regulatory requirements. The compensation committee also will assess and monitor whether Pubco’s compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Duties of Directors

Under Cayman Islands law, Pubco’s directors will owe fiduciary duties to Pubco, including a duty of loyalty, a duty to act honestly, and a duty to act in what they consider in good faith to be in Pubco’s best interests. Pubco’s directors must also exercise their powers only for a proper purpose. Pubco directors also owe to Pubco a duty to act with skill and care that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to Pubco, the directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time, and the class rights vested thereunder in the holders of the shares. Pubco has the right to seek damages if a duty owed by its directors is breached. In limited exceptional circumstances, a shareholder may have the right to seek damages in Pubco’s name if a duty owed by its directors is breached.

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The functions and powers of the Pubco Board include, among others:

●	conducting and managing the business of Pubco;
●	representing Pubco in contracts and deals;
●	appointing attorneys for Pubco;
●	selecting senior management such as managing directors and executive directors;
●	providing employee benefits and pension;
●	convening shareholders’ annual general meetings and reporting its work to shareholders at such meetings;
●	declaring dividends and distributions;
●	exercising the borrowing powers of Pubco and mortgaging the property of Pubco;
●	approving the transfer of shares of Pubco, including the registering of such shares in Pubco’s register of members; and
●	exercising any other powers conferred by the shareholders of Pubco under the Proposed Charter, as it may be amended from time to time.

Board Committees

Pubco Board will have the authority to appoint committees to perform certain management and administration functions. The Pubco Board will establish an audit committee, compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Members will serve on these committees until their resignation or until otherwise determined by the board of directors. After the consummation of the Business Combination, copies of the charters for each committee will be available on the investor relations portion of Pubco’s website.

Audit Committee

Upon the consummation of the Business Combination, the audit committee is expected to consist of Messrs. Lazarus and Durruty and Ms. Canales Saldaña, to be nominated prior to or upon consummation of the Business Combination, and Mr. Lazarus will serve as the chair of the audit committee. Mr. Lazarus is expected to satisfy the criteria of an audit committee financial expert as set forth under the applicable rules of the SEC. Each of Messrs. Lazarus and Durruty and Ms. Canales Saldaña is expected to satisfy the requirement for an “independent director” within the meaning of the NYSE listing rules and the criteria for independence set forth in Rule 10A-3 of the Exchange Act and is expected to be financially literate. In arriving at such determination, the Pubco Board is expected to examine each audit committee member’s scope of experience and the nature of their prior and/or current employment.

Both Pubco’s independent registered public accounting firm and management will periodically meet privately with the audit committee.

The functions of this committee will include, among other things:

●	evaluating the performance, independence and qualifications of Pubco’s independent auditors and determining whether to retain Pubco’s existing independent auditors or engage new independent auditors;
●	reviewing Pubco’s financial reporting processes and disclosure controls;
●	reviewing and approving the engagement of Pubco’s independent auditors to perform audit services and any permissible non-audit services;
●	reviewing the adequacy and effectiveness of Pubco’s internal control policies and procedures, including the effectiveness of Pubco’s internal audit function;
●	reviewing with the independent auditors the annual audit plan, including the scope of audit activities and all critical accounting policies and practices to be used by Pubco;
●	obtaining and reviewing at least annually a report by Pubco’s independent auditors describing the independent auditors’ internal quality control procedures and any material issues raised by the most recent internal quality-control review;
●	monitoring the rotation of Pubco’s independent auditor’s lead audit and concurring partners and the rotation of other audit partners as required by law;

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●	prior to engagement of any independent auditor, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of Pubco’s independent auditor;
●	reviewing Pubco’s annual and quarterly financial statements and reports, including the disclosures contained in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of LLP,” and discussing the statements and reports with our independent auditors and management;
●	reviewing with Pubco’s independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy, and effectiveness of our financial controls and critical accounting policies;
●	reviewing with management and Pubco’s auditors any earnings announcements and other public announcements regarding material developments;
●	establishing procedures for the receipt, retention and treatment of complaints received by Pubco regarding accounting, internal accounting controls, auditing or other matters;
●	preparing the report that the SEC requires in Pubco’s annual proxy statement;
●	reviewing Pubco’s major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is implemented; and
●	reviewing and evaluating the audit committee charter annually and recommending any proposed changes to the Pubco Board.

The composition and function of the audit committee is expected to comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and NYSE rules and regulations.

Compensation Committee

Pubco’s compensation committee is expected to consist of Messrs. McDonald, Salgar and Durruty. Mr. Salgar is expected to serve as the chair of the compensation committee. The Pubco Board is expected to determine that each of the members of the compensation committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act and, other than Mr. McDonald, each of the members satisfies the independence requirements of NYSE. The functions of the committee will include, among other things:

●	reviewing and approving the corporate objectives that pertain to the determination of executive compensation;
●	reviewing and approving the compensation and other terms of employment of Pubco’s executive officers;
●	reviewing and approving performance goals and objectives relevant to the compensation of Pubco’s executive officers and assessing their performance against these goals and objectives;
●	making recommendations to the Pubco Board regarding the adoption or amendment of equity and cash incentive plans and approving amendments to such plans to the extent authorized by the Pubco Board;
●	reviewing and making recommendations to the Pubco Board regarding the type and amount of compensation to be paid or awarded to non-employee board members;
●	reviewing and assessing the independence of compensation consultants, legal counsel and other advisors as required by Section 10C of the Exchange Act;
●	administering equity incentive plans, to the extent such authority is delegated by the Pubco Board;
●	reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections and any other compensation, perquisites and special or supplemental benefits for executive officers;
●	reviewing with management Pubco’s disclosures under the caption “Compensation Discussion and Analysis” in periodic reports or proxy statements to be filed with the SEC, to the extent such caption is included in any such report or proxy statement;
●	preparing an annual report on executive compensation that the SEC requires in Pubco’s annual proxy statement; and
●	reviewing and evaluating the compensation committee charter annually and recommending any proposed changes to the Pubco Board.

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The composition and function of the compensation committee is expected to comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and NYSE rules and regulations.

Nominating and Corporate Governance Committee

Pubco’s nominating and corporate governance committee is expected to consist of Messrs. McDonald, Lazarus and Ms. Canales Saldaña. Mr. McDonald is expected to serve as the chair of the nominating and corporate governance committee. The Pubco Board is expected to determine that, other than Mr. McDonald, each of the members of the nominating and corporate governance committee satisfies the requirements for an “independent director” within the meaning of the NYSE listing rules. The functions of this committee will include, among other things:

●	identifying, reviewing and making recommendations of candidates to serve on the Pubco Board;
●	evaluating the performance of the Pubco Board, committees of the Pubco Board and individual directors and determining whether continued service on the Pubco Board is appropriate;
●	evaluating nominations by shareholders of candidates for election to the Pubco Board;
●	evaluating the current size, composition and organization of the Pubco Board and its committees and making recommendations to the Pubco Board for approvals;
●	developing a set of corporate governance policies and principles and recommending to the Pubco Board any changes to such policies and principles;
●	reviewing issues and developments related to corporate governance and identifying and bringing to the attention of the Pubco Board current and emerging corporate governance trends; and
●	reviewing periodically the nominating and corporate governance committee charter, structure and membership requirements and recommending any proposed changes to the Pubco Board.

The composition and function of the nominating and corporate governance committee is expected to comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and NYSE rules and regulations.

Compensation Committee Interlocks and Insider Participation

None of the intended members of Pubco’s compensation committee has ever been an executive officer or employee of either TWOA or LLP. None of Pubco’s anticipated executive officers currently serve, or have served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that serves as a member of the board or compensation committee of Pubco.

Limitation on Liability and Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime. The Proposed Charter that will be adopted upon completion of the proposed transaction will provide for indemnification of Pubco’s officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. In addition, Pubco intends to enter into indemnification agreements with each of its executive officers and directors. The indemnification agreements will provide the indemnitees with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under Cayman Islands law, subject to certain exceptions contained in those agreements. Pubco will also purchase a policy of directors’ and officers’ liability insurance to be effective upon the completion of the proposed transaction that will insure Pubco’s officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and will insure Pubco against its obligations to indemnify its officers and directors.

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These indemnification obligations may discourage shareholders from bringing a lawsuit against Pubco’s officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against Pubco’s officers and directors, even though such an action, if successful, might otherwise benefit Pubco and its shareholders.

Code of Business Conduct and Ethics for Employees, Executive Officers, and Directors

Pubco will adopt a Code of Business Conduct and Ethics, or the Code of Conduct, applicable to all of Pubco’s employees, executive officers and directors. After the consummation of the Business Combination, the Code of Conduct will be available on the investor relations portion of Pubco’s website. Information contained on or accessible through this website is not a part of this proxy statement/prospectus, and the inclusion of this website address in this proxy statement/prospectus is an inactive textual reference only. The nominating and corporate governance committee of the Pubco Board will be responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. Pubco expects that any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on its website.

Foreign Private Issuer and Controlled Company Exemptions

After the closing of the Business Combination, Pubco will be considered a “foreign private issuer” under the securities laws of the United States and the rules of the NYSE. Under the applicable securities laws of the United States, “foreign private issuers” are subject to different disclosure requirements than U.S. domiciled issuers. Pubco intends to take all necessary measures to comply with the requirements of a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act of 2002, the rules of which were adopted by the SEC and NYSE as listing standards and requirements. Under NYSE’s rules, a “foreign private issuer” is subject to less stringent corporate governance and compliance requirements and subject to certain exceptions, NYSE permits a “foreign private issuer” to follow its home country’s practice in lieu of the listing requirements of NYSE. Certain corporate governance practices in the Cayman Islands, which is Pubco’s home country, may differ significantly from NYSE corporate governance listing standards.

In addition, immediately after the consummation of the Business Combination, Pubco is expected to be a “controlled company” as defined under the NYSE rules, because the LLP shareholders will beneficially own (i) 74.4% of the issued and outstanding Pubco Ordinary Shares, assuming no redemption of TWOA’s Public Shares in connection with the Business Combination, or (ii) 82.3% of the issued and outstanding Pubco Ordinary Shares, assuming maximum redemptions of TWOA’s Public Shares in connection with the Business Combination. For as long as Pubco remains a controlled company under that definition, Pubco is permitted to elect to rely, and may rely, on certain exemptions from corporate governance rules.

As a result of its status as a “foreign private issuer” and a “controlled company,” among other things, Pubco is not required to have:

●	a majority of the board of directors consisting of independent directors;

●	a compensation committee consisting of independent directors;

●	a nominating committee consisting of independent directors; or

●	regularly scheduled executive sessions with only independent directors each year.

Accordingly, Pubco’s shareholders may not receive the same protections afforded to shareholders of companies that are subject to all of NYSE’s corporate governance requirements. Pubco would cease to be a foreign private issuer at such time as more than 50% of its outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of Pubco’s executive officers or directors are U.S. citizens or residents, (ii) more than 50% of its assets are located in the United States or (iii) its business is administered principally in the United States. In addition, Pubco is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and has elected to comply with certain reduced public company reporting requirements. Foreign private issuers, similar to emerging growth companies, are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if Pubco no longer qualifies as an emerging growth company but remains a foreign private issuer, it will continue to be exempt from the more stringent compensation disclosures required of public companies that are neither an emerging growth company nor a foreign private issuer. For further details, see “Risk Factors – Risks Relating to Pubco’s Business and Operations Following the Business Combination with LLP – As a “foreign private issuer” under the rules and regulations of the SEC, Pubco is permitted to file less or different information with the SEC than a company incorporated in the United States or otherwise subject to these rules and is permitted to follow certain home-country corporate governance practices in lieu of certain NYSE requirements applicable to U.S. issuers.” If at any time Pubco ceases to be a foreign private issuer, it will take all action necessary to comply with the applicable rules of the SEC and the NYSE.

Except as disclosed below, upon consummation of the Business Combination, we believe that Pubco’s established practices in the area of corporate governance will be in line with the spirit of the NYSE standards and provide adequate protection to our shareholders. Except as disclosed below, we do not expect that there will be any significant differences between Pubco’s corporate governance practices and the NYSE standards applicable to listed U.S. companies.

We intend to follow corporate governance practices as contained in the Companies Act and other Cayman Islands laws and regulations in lieu of NYSE corporate governance rules as follows, none of which is required under the laws of the Cayman Islands:

●	We do not intend to follow Section 303A.04 of the NYSE Listed Company Manual (“NYSE Rules”), which requires that a listed company have a nominating/corporate governance committee composed entirely of independent directors; and

●	We do not intend to follow Section 303A.05 of the NYSE Rules, which requires that a listed company have a compensation committee composed entirely of independent directors and that they satisfy the additional independence requirements specific to compensation committee membership set forth in Rule 303A.02(a)(ii).

Post-Business Combination Executive and Director Compensation; Employment Agreements

Following the consummation of the Business Combination, Pubco will be responsible for making all determinations with respect to its executive compensation programs and the compensation of its executive officers and directors. Pubco hired and worked with a compensation consultant to develop a structured and market-based executive compensation program that is designed to align compensation with business objectives and the creation of shareholder value, while enabling Pubco to attract, retain, incentivize and reward individuals who contribute to its long-term success. Decisions regarding the executive compensation program will be made by the compensation committee of the Pubco board of directors.

Pubco intends to enter into employment agreements with certain of its executive officers which will provide for compensation consisting of base salaries, cash bonuses and non-cash benefits. Additionally, the CEO and CFO of Pubco will receive one-time bonuses consisting of cash in an aggregate amount of $620,000 and equity awards in an aggregate amount of 198,000 RSUs (with a cliff-vest over three years) in connection with the consummation of the Business Combination.

Compensation for Pubco’s board of directors will be in the form of an annual cash retainer paid to each director, as opposed to LLP’s current per-meeting attendance fee model. In addition to the annual cash retainer, each director will receive, annually, restricted stock units of Pubco in an amount equivalent to the cash retainer, divided by the closing price of the Pubco Ordinary Shares on the NYSE on the date of the grant, with the resulting number rounded down to the nearest whole share. Directors who serve as committee chairs will receive an additional cash payment annually.

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CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

TWOA Related Party Transactions

Founder Shares

On January 21, 2021, the Original Sponsor paid $25,000, or approximately $0.004 per share, to cover expenses in consideration for 5,359,375 Founder Shares. Up to 750,000 Founder Shares were subject to forfeiture to the extent that the over-allotment option was not exercised in full by the underwriter, so that the Founder Shares would represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering. On March 8, 2021, the Original Sponsor transferred 25,000 Founder Shares to each of Michelle Gill, Ryan Petersen and Laura de Petra, and 30,000 Founder Shares to Pierre Lamond. Such shares will not be subject to forfeiture in the event the underwriter’s over-allotment is not exercised. The underwriters partially exercised their over-allotment option on April 13, 2021 and on April 19, 2021, the Original Sponsor surrendered 390,625 Founder Shares for no consideration resulting in 5,359,375 Founder Shares issued and outstanding with no shares subject to forfeiture. On March 31, 2023, 3,347,611 Founder Shares were purchased from the Original Sponsor by the Sponsor. An aggregate of 145,000 Founder Shares was transferred by the Sponsor to TWOA’s directors and advisors in August 2023 and January 2024.

The Initial Shareholders and the Sponsor have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of (A) one year after the completion of the initial Business Combination and (B) subsequent to the initial Business Combination, (x) if the closing price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Private Placement Shares

Simultaneously with the closing of the Initial Public Offering, TWOA consummated the Private Placement of 600,000 Private Placement Shares, at a price of $10.00 per Private Placement Share to the Original Sponsor, generating gross proceeds of approximately $6.0 million. If the over-allotment option was exercised, the Original Sponsor could have purchased an additional amount of up to 60,000 Private Placement Shares at a price of $10.00 per share. A portion of the proceeds from the Private Placement Shares was added to the proceeds from the Initial Public Offering held in the Trust Account. Simultaneously with the closing of the Over-Allotment on April 13, 2021, TWOA consummated the second closing of the Private Placement, resulting in the purchase of an aggregate of an additional 28,750 Private Placement Shares by the Original Sponsor, generating gross proceeds to TWOA of $287,500. On December 30, 2022, the Sponsor unconditionally and irrevocably forfeited all 628,750 Private Placement Shares to TWOA for no value and TWOA cancelled the Private Placement Shares effective as of the same date.

Sponsor Loan

On January 21, 2021, the Original Sponsor agreed to loan TWOA up to $300,000 pursuant to a promissory note (the “Promissory Note”). This loan was non-interest bearing and payable upon the completion of the Initial Public Offering. TWOA borrowed approximately $81,000 under the Note and repaid the Note in full on April 5, 2021. No additional borrowing is available under the Promissory Note.

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Working Capital Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Original Sponsor, the Sponsor, any of their affiliates, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company with Working Capital Loans. On August 7, 2023, the Company issued a Working Capital Note to the Sponsor in an amount up to $1,500,000, of which approximately $668,000 had previously been advanced by the Sponsor. The Working Capital Note accrues no interest and is payable upon the consummation of the initial business combination or the date of the liquidation of the Company. As of December 31, 2023 and 2022, there were $1,500,000 and $0 advanced by the Sponsor or the Original Sponsor under Working Capital Loans or the Working Capital Note, respectively. In addition, as of December 31, 2023 and 2022, there were $241,414 and $0 due to related party advanced by the Sponsor to further support the Company’s working capital needs, respectively. On February 9, 2024, the Company amended and restated the Working Capital Note to increase the principal amount from $1,500,000 to $3,000,000.

Registration Rights

The holders of Founder Shares, Private Placement Shares, and Class A ordinary shares that may be issued upon conversion of Working Capital Loans were entitled to registration rights pursuant to a registration rights agreement signed upon consummation of the Initial Public Offering. These holders were entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, these holders will have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. We will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriter was entitled to an underwriting discount of $0.20 per share, or $4.0 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per share, or approximately $7.0 million in the aggregate will be payable to the underwriter for deferred underwriting commissions. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that we complete a Business Combination, subject to the terms of the underwriting agreement.

The underwriter partially exercised the over-allotment option and was entitled to an additional fee of approximately $755,000 (net of a required reimbursement from the underwriter), of which approximately $503,000 was for deferred underwriting commissions fees.

On February 14, 2023, Citi waived any rights to receive the deferred underwriting commissions. And it has ceased its involvement in TWOA’s initial business combination.

Administrative Support Agreement

On March 29, 2021, the Company entered into an Administrative Services Agreement with the Original Sponsor pursuant to which, commencing on the date the Company’s securities were first listed on the NYSE, the Company agreed to pay the Original Sponsor a total of $10,000 per month for office space, secretarial and administrative services. On March 31, 2023, pursuant to an assignment and assumption agreement, the Original Sponsor assigned the Administrative Services Agreement to the Sponsor. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. During the years ended December 31, 2023 and 2022, TWOA incurred $120,000 and $120,000 in expenses for these services, respectively, which are included in administrative expenses-related party on the accompanying statements of operations. No amount was due as of December 31, 2023 and 2022.

LLP Related Party Transactions

Loan Receivables from Affiliates

On June 25, 2015, LLP entered into an agreement with Latam Logistic Investments LLC to receive loans to meet certain tax obligations. Latam Logistic Investments LLC is a wholly-owned company of one of the prior executives of LLP and owns 8.0% of LLP. In July 2020, LLP expanded the note receivable from Latam Logistic Investments LLC from $3,015,000 to $4,165,000 and extended the term to December 31, 2023. In June 2021, LLP expanded the note receivable from Latam Logistics Investment LLC from $4,165,000 to $4,850,000. In May 2022, LLP expanded the note receivable from Latam Logistics Investment LLC from $4,850,000 to $6,950,000. The expiration of the term remained as December 31, 2023. As of September 30, 2023, December 31, 2022 and December 31, 2021, the notes receivable had a fixed interest rate of 9.0%. The main conditions of the notes receivable are payment of the balance at maturity, including interest receivable, the possibility of early payments without penalty, guarantee over ordinary shares and a promissory note. As of September 30, 2023, December 31, 2022 and 2021 the note receivable balance, including accrued interest, was $9,273,282, $8,798,945 and $6,137,573, respectively.

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Management and Advisory Services

LLP paid Jaguar Growth Partners LLC $365,264, $54,810 and $27,000 for management and advisory services provided to LLP during the nine months ended September 30, 2023, the year ended December 2022, and the year ended December 31, 2021, respectively. On May 12, 2023, and effective as of November 17, 2022, LLP entered into an agreement with Jaguar Growth Partners LLC to pay $50,000 per quarter for management advisory services related to consideration for Esteban Saldarriaga, LLP’s Chief Executive Officer.

ARQ Consultants Inc, whose President is an LLP board member, provided $23,500 and $7,000 of management and advisory services to LLP for the nine months ended September 30, 2023 and the year ended December 31, 2022, respectively.

LLP reimburses its executives for reasonable travel-related expenses incurred while conducting business on behalf of LLP.

Legal Services

Ramirez & Cardona Abogados, whose managing partner is an LLP board member, provided legal services to LLP at a cost of $11,035, $39,979, and $41,597 for the nine months ended September 30, 2023, the year ended December 2022, and the year ended December 31, 2021, respectively.

Marketing Services

A key management personnel member’s spouse is a partner of Bravo Bravo Taller Creativo, which provided $8,493 and $32,781 of marketing services to LLP during 2022 and 2021, respectively.

Related Person Transactions Policy Following the Business Combination

Upon the consummation of the Business Combination, Pubco will adopt a related party transaction policy. Pubco expects that this related party transaction policy will require certain related party transactions to be approved by Pubco’s board of directors or a designated committee thereof, which may include the audit committee, once implemented.

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BENEFICIAL OWNERSHIP OF SECURITIES

The following tables and accompanying footnotes set forth information with respect to the beneficial ownership of (i) TWOA, as of March 4, 2024, prior to the Business Combination, and (ii) Pubco, immediately following the completion of the Business Combination, assuming that no Public Shares are redeemed and, alternatively, that 3,715,593 Public Shares are redeemed in connection with the Business Combination, and assuming in both redemption scenarios that the PIPE Investment has been consummated:

●	each person known or expected by TWOA to be the beneficial owner of more than 5% of its outstanding Ordinary Shares or Pubco Ordinary Shares on such dates;

●	each current executive officer of TWOA and each member of TWOA Board, and all executive officers and directors of TWOA as a group;

●	each person who will become an executive officer or director of Pubco upon consummation of the Transactions and all of such executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Except as described in the footnotes below and subject to applicable community property laws and similar laws, we believe that each person listed below has sole voting and investment power with respect to such shares.

Beneficial ownership of Ordinary Shares pre-Business Combination is based on 9,550,705 Ordinary Shares issued and outstanding (including 5,359,375 Founder Shares) as of March 4, 2024.

The expected beneficial ownership of Pubco Ordinary Shares immediately following completion of the Business Combination assumes two scenarios:

●	Assuming No Redemptions: This presentation assumes that no Public Shareholders of TWOA exercise redemption rights with respect to their Public Shares upon consummation of the Business Combination.

●	Assuming Maximum Redemptions: This presentation assumes that TWOA shareholders holding 3,715,593 Class A Ordinary Shares will exercise their redemption rights for an aggregate payment of $39.1 million from the Trust Account.

Both scenarios assume that there will be an aggregate of 9,550,705 Ordinary Shares issued and outstanding immediately prior to the completion of the Business Combination, which shares will have been exchanged for Pubco Ordinary Shares upon completion of the Business Combination.

Both scenarios assume that, at the Closing, 28,600,000 Pubco Ordinary Shares will be issued to the LLP Shareholders as Merger Consideration.

Both scenarios also assume that at the Closing, the PIPE Investment will be completed.

Based on the foregoing assumptions, we estimate that there would be 38,450,705 Pubco Ordinary Shares issued and outstanding immediately following the consummation of the Business Combination in the “no redemption” scenario, and 34,735,112 Pubco Ordinary Shares issued and outstanding immediately following the consummation of the business combination in the “maximum redemption” scenario. If the actual facts are different from the foregoing assumptions, ownership figures in Pubco and the columns under “Assuming No Redemptions” and “Assuming Maximum Redemptions” in the table that follows will be different.

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Pre-Business Combination Beneficial Ownership Table

	Class A Ordinary Shares		Class B Ordinary Shares		Approximate Percentage
Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Approximate Percentage of Class	Number of Shares Beneficially Owned	Approximate Percentage of Class	of Outstanding Ordinary Shares
Thomas D. Hennessy(2)	—	—	3,202,611	59.8%	33.5%
Nicholas Geeza	—	—	—	—	—
M. Joseph Beck	—	—	25,000	*	*
Adam Blake	—	—	25,000	*	*
Jack Leeney	—	—	25,000	*	*
Gloria Fu	—	—	30,000	*	*
Javier Saade	—	—	10,000	*	*
All TWOA directors and executive officers as a group (seven individuals)	—	—	3,317,611	61.9%	34.7%
Other 5% Shareholders
HC PropTech Partners III LLC(2)	—	—	3,202,611	59.8%	33.5%
two sponsor(3)	—	—	1,906,764	35.6%	20.0%
Mizuho Financial Group, Inc.(4)	350,500	8.4%	—	—	3.7%
Picton Mahoney Asset Management(5)	390,200	9.3%	—	—	4.1%
Polar Asset Management Partners Inc.(6)	500,000	11.9%	—	—	5.2%
First Trust Merger Arbitrage Fund(7)	251,031	6.0%	—	—	2.6%

* Less than 1.0%.

(1) Unless otherwise noted, the business address of each of the following entities or individuals is c/o two, 195 US HWY 50, Suite 208, Zephyr Cove, NV 89448.

(2) Mr. Hennessy exercises voting and investment control over TWOA Ordinary Shares that are held by HC PropTech Partners III LLC.

(3) Includes 1,506,764 Ordinary Shares, which will be transferred out upon the Closing of the Business Combination pursuant to certain non-redemption agreements. The business address of the reporting person is 900 Kearny Street Suite 610, the Presidio of San Francisco, San Francisco, CA 94133.

(4) According to the Schedule 13G filed by the reporting person on February 13, 2024, the business address of the reporting person is 1–5–5, Otemachi, Chiyoda–ku, Tokyo 100–8176, Japan.

(5) According to the Schedule 13G filed by the reporting person on January 23, 2024, the business address of the reporting person is 33 Yonge St #830, Toronto, ON M5E 1G4.

(6) According to the Schedule 13G filed by the reporting person on February 9, 2024, Polar Asset Management Partners Inc. serves as the investment advisor to Polar Multi-Strategy Master Fund (“PMSMF”) with respect to the shares directly held by PMSMF. The business address of the reporting person is 16 York Street, Suite 2900, Toronto, ON, Canada M5J 0E6.

(7) According to the Schedule 13G jointly filed on February 14, 2024 by First Trust Merger Arbitrage Fund (“VARBX”), First Trust Capital Management L.P. (“FTCM”), First Trust Capital Solutions L.P. (“FTCS”) and FTCS Sub GP LLC (“Sub GP”), (i) VARBX is a series of Investment Managers Series Trust II, (ii) FTCM provides investment advisory services to, among others, (a) series of Investment Managers Series Trust II, specifically VARBX and First Trust Multi Strategy Fund and (b) Highland Capital Management Institutional Fund II, LLC (collectively, the “Client Accounts”), (iii) FTCS is the control person of FTCM and (iv) Sub GP is the control person of FTCM. As investment adviser to the Client Accounts, FTCM has the authority to invest the funds of the Client Accounts in securities (including Ordinary Shares of the Company) as well as the authority to purchase, vote and dispose of securities, and may thus be deemed the beneficial owner of the Company’s Ordinary Shares held in the Client Accounts. FTCS and Sub GP may be deemed to control FTCM and therefore may be deemed to be beneficial owners of the Ordinary Shares reported herein. The principal business address of FTCM, FTCS and Sub GP is 225 W. Wacker Drive, 21st Floor, Chicago, IL 60606. The principal business address of VARBX is 235 West Galena Street, Milwaukee, WI 53212.

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Post-Business Combination Beneficial Ownership Table

Name and Address of Beneficial Owner	Pubco Post-Business Combination
	(assuming no redemptions by TWOA shareholders in connection with the Business Combination)		(assuming maximum redemptions by TWOA shareholders in connection with the Business Combination)
	Number of Ordinary Shares	% of Ordinary Shares	Number of Ordinary Shares	% of Ordinary Shares
Directors and Executive Officers Post-Business Combination(1):
Esteban Saldarriaga	-	-	-	-
Annette Fernandez	-	-	-	-
Guillermo Zarco B.	-	-	-	-
Aris Stamatiadis	-	-	-	-
Alvaro Chinchayan	-	-	-	-
Thomas McDonald(2)	26,312,000	68.4%	26,312,000	75.8%
Roger Lazarus	-	-	-	-
Gloria Canales Saldaña	-	-	-	-
Mauricio Salgar	-	-	-	-
Diego Durruty	-	-	-	-
All directors and executive officers of Combined Company post-Business Combination as a group	26,312,000	68.4%	26,312,000	75.8%

Other 5% Shareholders Post-Business Combination:
HC PropTech Partners III LLC(3)(4)	2,130,693	5.5%	2,130,693	6.1%
JREP I Logistics Acquisition, LP(5)	26,312,000	68.4%	26,312,000	75.8%
LatAm Logistic Investments, LLC (beneficially owned by Michael Patrick Fangman Jr.)(6)(7)	2,288,000	6.0%	2,288,000	6.6%

(1)	Unless otherwise noted, the business address of each of the following entities or individuals is c/o Logistic Properties of the Americas, Plaza Tempo, Edificio B Oficina B1, Piso 2 San Rafael de Escazú, San José, Costa Rica.

(2)	Represents shares held by JREP I Logistics Acquisition, LP (see footnote 5 below) and Latam Logistic Equity Partners, LLC. Latam Logistic Equity Partners is managed by JREP I Logistics Acquisition, LP. Thomas McDonald disclaims beneficial ownership of the reported securities other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

(3)	This number assumes that, pursuant to the terms of the Sponsor Letter Agreement, an aggregate of 1,200,000 TWOA Class B Ordinary Shares will be forfeited by the Sponsor and the Original Sponsor (on a pro rata basis) based on Additional Capital (as defined in the Business Combination Agreement) of $15,000,000 committed as of February 22, 2024. In the event that Additional Capital is committed prior to the Closing, the number of shares retained by the Sponsor and the Original Sponsor may increase. Mr. Thomas D. Hennessy exercises voting and investment control over Pubco shares that will be held by HC PropTech Partners III LLC.

(4)	The business address of the reporting person is 195 US HWY 50, Suite 208, Zephyr Cove, NV 89448.

(5)	Represents shares held by JREP I Logistics Acquisition, LP, Jaguar Real Estate Partners, LP, and Latam Logistic Equity Partners, LLC. Latam Logistic Equity Partners is managed by JREP I Acquisition, LP. JREP I Logistics Acquisition, LP and Jaguar Real Estate Partners, LP are investment funds managed by JREP GP, LLC. JREP GP, LLC is managed by Jaguar Growth Partners Group LLC, managing members of which are Gary R. Garrabrant and Thomas McDonald, who share equally in the voting and investment discretion with respect to investments held by such funds. Gary R. Garrabrant and Thomas McDonald disclaim beneficial ownership of the reported securities other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The business address of the reporting person is 601 Brickell Key Drive, Suite 700, Miami, FL 33131.

(6)	Represents shares beneficially owned by Michael Patrick Fangman Jr., which are are subject to a foreclosure proceeding in connection with a loan that is now in default.

(7)	The business address of LatAm Logistic Investments, LLC is c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808.

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DESCRIPTION OF PUBCO SECURITIES

A summary of the material provisions governing Pubco’s securities immediately following consummation of the Business Combination is described below. This summary is not complete and should be read together with the Proposed Charter.

Pubco is a Cayman Islands exempted company and its affairs will be governed by the Proposed Charter, the Companies Act and other legislation and common law of the Cayman Islands. Pursuant to the Proposed Charter, which will be adopted prior to the consummation of the Business Combination, Pubco will be authorized to issue 450,000,000 Pubco Ordinary Shares and 50,000,000 preference shares, $0.0001 par value each (the “Preference Shares”). The following description summarizes certain terms of Pubco’s shares as set out more particularly in the Proposed Charter. Because this section is only a summary, it may not contain all the information that is important to you.

Ordinary Shares

It is anticipated that upon completion of the Business Combination, (i) if no TWOA shareholders redeem their public shares in connection with the Business Combination, the TWOA public shareholders would own approximately 10.9% of the Pubco Ordinary Shares, the Sponsor, initial shareholders of TWOA and other holders of Founder Shares would own approximately 10.8% of the Pubco Ordinary Shares, and the LLP shareholders would own approximately 74.4% of the Pubco Ordinary Shares; and (ii) if there are maximum redemptions by TWOA shareholders in connection with the Business Combination, the TWOA public shareholders would own approximately 1.4% of the Pubco Ordinary Shares, the Sponsor, initial shareholders of TWOA and other holders of Founder Shares would own approximately 12.0% of the Pubco Ordinary Shares, and the LLP shareholders would own approximately 82.3% of the Pubco Ordinary Shares. See “Share Calculations and Ownership Percentages” for additional scenarios. If the actual facts are different from the assumptions set forth therein (which they are likely to be), the share numbers set forth above will be different.

Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Voting at any meeting of shareholders shall be decided on a poll. A poll shall be taken in such manner as the chairperson of the meeting directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded. In the case of an equality of votes, the chairperson of the meeting shall be entitled to exercise a casting vote.

Unless specified in the Proposed Charter, or as required by applicable provisions of the Companies Act or applicable stock exchange rules, the affirmative vote by ordinary resolution, being a resolution passed at a general meeting of shareholders by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote at such general meeting, is required to approve any such matter voted on by Pubco shareholders. Approval of certain actions will require a special resolution under Cayman Islands law and pursuant to the Proposed Charter, being a resolution passed at a general meeting of shareholders by a majority of at least two-thirds (2/3) of such shareholders as, being entitled to do so, vote in person or by proxy at such general meeting. Such actions include amending the Proposed Charter and approving a statutory merger or consolidation with another company.

Pubco may by ordinary resolution appoint or remove any director. The board of directors may also appoint any person as a director, either to fill a vacancy or as an additional director. Pubco’s board of directors is divided into three classes. The term of only one class of directors expires each year and each class (except for those directors appointed prior to Pubco’s first annual general meeting) serves a three-year term. There is no cumulative voting with respect to the appointment of directors, with the result that the holders of more than 50% of the shares voted for the appointment of directors can appoint all of the directors. As an exempted company incorporated in the Cayman Islands, there is no requirement under the Companies Act for Pubco to hold annual or extraordinary general meetings to appoint directors.

The Pubco Ordinary Shares are not entitled to pre-emptive rights, and are not subject to conversion, redemption or sinking fund provisions. Pubco shareholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

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Preference Shares

The Proposed Charter authorizes 50,000,000 Preference Shares. Subject to the limitations set out below, the Pubco Board will be authorized to issue shares with or without preferred, deferred or other special rights or restrictions whether in regard to dividend, voting, return of capital or otherwise. Accordingly, the Pubco Board will be able to, without shareholder approval, issue Preference Shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the Pubco Ordinary Shares and could have anti-takeover effects. The issuance of Preference Shares, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of Pubco and might adversely affect the market price of Pubco Ordinary Shares and the voting and other rights of the holders of Pubco Ordinary Shares.

Upon consummation of the Business Combination, no Preference Shares will be outstanding. Although Pubco does not currently intend to issue any Preference Shares, it is not assured that Pubco will not do so in the future.

Treasury Shares

Pubco directors may, prior to the purchase, redemption or surrender of any share, determine that such share shall be held as a treasury share. As of the date of this proxy statement/prospectus, Pubco has no shares in treasury.

Issuance of Shares

Subject to the Proposed Charter and, where applicable, the rules and regulations of the applicable stock exchange, the SEC and/or any other competent regulatory authority or otherwise under applicable law, Pubco directors may, in their absolute discretion and without approval of the existing Pubco shareholders, issue, grant options over or otherwise deal with any unissued shares of Pubco to such persons, at such times and on such terms and conditions as they may decide. No share shall be issued at a discount to par, except in accordance with the provisions of the Companies Act. In accordance with its Proposed Charter and the Companies Act, Pubco shall not issue bearer shares.

Register of Members

Under the Companies Act, Pubco must keep a register of members and there should be entered therein:

●	the names and addresses of the members of the company, a statement of the shares held by each member, which:
◌	distinguishes each share by its number (so long as the share has a number);
◌	confirms the amount paid, or agreed to be considered as paid, on the shares of each member;
◌	confirms the number and category of shares held by each member; and
◌	confirms whether each relevant category of shares held by a member carries voting rights under the Proposed Charter, and if so, whether such voting rights are conditional;
●	the date on which the name of any person was entered on the register as a member; and
●	the date on which any person ceased to be a member.

For these purposes, “voting rights” means rights conferred on shareholders, including the right to appoint or remove directors, in respect of their shares to vote at general meetings of the company on all or substantially all matters. A voting right is conditional where the voting right arises only in certain circumstances.

Under Cayman Islands law, the register of members of an exempted company is prima facie evidence of the matters set out therein (i.e. the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members will be deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Upon the closing of the Business Combination, Pubco’s register of members will be immediately updated to reflect the issue of Pubco Ordinary Shares. Once Pubco’s register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the Pubco Ordinary Shares set against their name. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by an exempted company should be rectified where it considers that the register of members does not reflect the correct legal position. If an application for an order for rectification of the register of members were made in respect of the Pubco Ordinary Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

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Dividends

The Pubco Board may pay from time to time declare dividends (including interim dividends) in accordance with the respective rights of the shareholders if it appears to them that they are justified by Pubco’s financial position and that such dividends may lawfully be paid. Pubco has not paid any cash dividends on its shares to date. The payment of cash dividends in the future will be dependent upon Pubco’s revenues and earnings, if any, capital requirements and general financial condition of Pubco subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the Pubco Board at such time, and Pubco will only pay such dividend out of its profits or share premium (subject to solvency requirements) as permitted under Cayman Islands law. Further, if Pubco incurs any indebtedness in connection with the Business Combination, Pubco’s ability to declare dividends may be limited by restrictive covenants that Pubco may agree to in connection therewith. Dividends may be paid either in cash or otherwise.

Under the laws of the Cayman Islands, a Cayman Islands company may pay a dividend on its shares out of either profit or the share premium account, provided that in no circumstances may a dividend be paid if following such payment the company would be unable to pay its debts as they fall due in the ordinary course of business. No dividend shall be paid otherwise than out of profits or, subject to the requirements of the Companies Act and listing rules of the applicable stock exchange, the share premium account.

If several persons are registered as joint holders of any share, any of them may give valid receipts for any dividend or other monies payable on or in respect of the share. Unless provided for by the rights attached to a share, no dividend shall bear interest against Pubco.

Transfer of Shares

Subject to applicable laws, including applicable securities laws, and the restrictions contained in the Proposed Charter, any Pubco shareholder may transfer all or any of their Pubco Ordinary Shares by an instrument of transfer in the usual or common form or any other form prescribed by applicable stock exchange or approved by the board of directors of Pubco from time to time. Pubco shall be entitled to retain any instrument of transfer which is registered. However, an instrument of transfer which the directors refuse to register shall be returned to the person lodging it when notice of the refusal is given by the directors.

If the shares in question were issued in conjunction with rights, options or warrants issued pursuant to the Proposed Charter on terms that one cannot be transferred without the other, the directors shall refuse to register the transfer of any such shares without evidence satisfactory to them of the like transfer of such option or warrant. Further, subject to applicable law the directors may suspend registration of the transfer of shares at such times and for such periods, not exceeding 30 days in any calendar year, as they determine.

The transferor shall be deemed to remain the holder of any transferred shares until the name of the transferee is entered into Pubco’s register of members.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

The board of directors of Pubco may from time to time make calls upon Pubco shareholders for any amounts unpaid for the purchase of their Pubco Ordinary Shares. The Pubco Ordinary Shares that have been called upon and remain unpaid are, after a notice period, subject to forfeiture.

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Variations of Rights of Shares

If at any time the share capital of Pubco is divided into different classes of shares, all or any of the rights attached to any class (unless otherwise provided by the Proposed Charter or the terms of issue of the shares of that class) may be varied with the consent in writing of the holders of not less than two-thirds (2/3) of the issued shares of that class or with the sanction of a special resolution passed in accordance with the Proposed Charter at a separate general meeting of the holders of the shares of that class. To every such separate general meeting, the provisions of the Proposed Charter relating to general meetings shall mutatis mutandis apply, except that: (a) the necessary quorum shall be any one or more persons holding or representing by proxy not less than one-third of the issued shares of the applicable class; and (b) any shareholder holding issued shares of the class, present in person or by proxy or, in the case of a corporate shareholder, by its duly authorized representative, may demand a poll.

The rights conferred upon the holders of the shares of any class shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

Redemption, Purchase and Surrender of Own Shares

Subject to the provisions of the Companies Act and to any rights for the time being conferred on shareholders holding a particular class of shares, and, where applicable, applicable stock exchange rules, the rules and regulations of the SEC and/or any other competent regulatory authority or otherwise under applicable law, Pubco may by its directors:

●	issue shares that are to be redeemed or are liable to be redeemed at the option of the shareholder or Pubco, on the terms and in the manner its directors determine before the issue of those shares;

●	with the consent by special resolution of the shareholders holding shares of the relevant class, vary the rights attaching to that class of shares so as to provide that those shares are to be redeemed or are liable to be redeemed at the option of Pubco on the terms and in the manner determined by the directors at the time of such variation; and

●	purchase all or any of its own shares (including any redeemable shares) in such manner and on such other terms as the directors determine at the time of such purchase.

Pubco may make a payment in respect of the redemption or purchase of its own shares in any manner permitted by the Companies Act, including out of capital.

In addition, under the Companies Act no such share may be redeemed or repurchased (i) unless it is fully paid-up, (ii) if such redemption or repurchase would result in there being no shares in issue (other than treasury shares), or (iii) if Pubco has commenced liquidation.

Pubco directors may also accept the surrender of any fully paid share for no consideration.

General Meetings of Shareholders

As a Cayman Islands exempted company, Pubco is not obliged by the Companies Act to call annual general meetings; however, the Proposed Charter provides that to the extent required by stock exchange listing rules or any applicable law, Pubco will hold an annual general meeting at such time and place as the board of directors of Pubco may determine. At annual general meetings, the annual accounts and report of the directors (if any) shall be presented.

At least five clear calendar days’ notice shall be given for any general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given or on which it is to take effect and shall specify (a) the place, the day and the hour of the meeting, (b) if the meeting is to be held in two or more places, the technology that will be used to facilitate the meeting, (c) the general nature of the business to be transacted, and (d) if a resolution is proposed as a special resolution, the text of that resolution; provided that a general meeting of Pubco shall, whether or not the notice specified in the regulation has been given and whether or not the provisions of the Proposed Charter regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed: (i) in the case of an annual general meeting, by all the shareholders (or their proxies) entitled to attend and vote thereat; and (ii) in the case of an extraordinary general meeting, by shareholders (or their proxies) having a right to attend and vote at the meeting, together holding not less than 95% of the votes entitled to be cast at such extraordinary general meeting. The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any shareholder shall not invalidate the proceedings at any meeting.

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The board of directors of Pubco may call extraordinary general meetings, and must convene an extraordinary general meeting upon the requisition of Pubco shareholders holding at the date of deposit of the requisition not less than 40% of the right to vote at such general meeting. The requisition must (a) be in writing, (b) specify the purpose of the meeting, (c) be signed by or on behalf of each requisitioner and (d) be delivered in accordance with the notice provisions of the Proposed Charter. If the directors do not within 21 clear calendar days from the date of the deposit of the requisition duly proceed to convene a general meeting, the requisitioner(s) may themselves convene a general meeting within three months after the end of that period.

No business shall be transacted at any general meeting unless a quorum of shareholders is present at the time when the general meeting proceeds to business. The holders of at least one third of the issued and outstanding shares of Pubco, being individuals present in person or by proxy or if a corporation or other non-natural person, by its duly authorized representative or proxy and entitled to vote at the general meeting, will constitute a quorum. If a quorum is not present within 15 minutes from the time appointed for the meeting, or if at any time during the meeting it becomes inquorate, then: (i) if the meeting was requisitioned by shareholders, the meeting shall be cancelled, or (ii) in any other case, the meeting shall stand adjourned to the same time and place seven days from the date of the initial meeting or to such other time and place as is determined by the directors. If a quorum is not present within 15 minutes of the time appointed for the adjourned meeting, then the meeting shall be dissolved.

The chairperson of the board of directors or such other director as the directors have nominated to chair Pubco Board meetings in the absence of the chairperson shall preside as chairperson at every general meeting of Pubco. If at any meeting the chairperson of the board of directors is not present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chairperson of the meeting, the directors present shall elect one of their number to be chairperson of the meeting. If no director is present within 15 minutes of the time appointed for the meeting, or if no director is willing to act as chairperson, the shareholders present or by proxy shall choose one of their number to chair the meeting.

The chairperson of the meeting may with the consent of any meeting at which a quorum is present (and shall if so directed by the meeting) adjourn a meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting is adjourned for twenty clear calendar days or more, not less than five clear calendar days’ notice of the date, time and place of the adjourned meeting and the general nature of the business to be transactions shall be given to shareholders.

Record Dates

In accordance with the Proposed Charter, the directors may fix any time and date as the record date for: (a) calling a general meeting of shareholders; (b) declaring or paying a dividend; (c) making or issuing an allotment of shares; or (d) conducting any other business required pursuant to the Proposed Charter. The record date may be before or after the date on which a dividend, allotment or issue is declared, paid or made.

Directors

Appointment, Disqualification and Removal of Directors

The management of Pubco is vested in a board of directors. The Proposed Charter provides that there shall be a board of directors consisting of no less than one (1) and no more than nine (9) directors; provided that Pubco may, from time to time, increase or decrease the limits on the number of directors by ordinary resolution. It is expected that upon the closing of the Business Combination, the size of the Pubco Board will be seven (7) directors, with five (5) directors appointed at Closing and two vacancies.

The Proposed Charter provides that the directors shall be divided into three (3) classes designated as Class I, Class II and Class III, with as nearly equal a number of directors in each group as possible. Subject to the Proposed Charter, directors must be assigned to each class in accordance with a resolution or resolutions adopted by the board of directors.

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Director nominees may be appointed by the directors as outlined above or elected by an ordinary resolution at a general meeting. The seats of those directors whose terms expire at each annual general meeting will be filled at such annual general meeting. For illustrative purposes, at the 2024 annual general meeting, the term of office of the initial Class I directors shall expire and Class I directors shall be elected for a full term of three (3) years. At the 2025 annual general meeting, the term of office of the initial Class II directors shall expire and Class II directors shall be elected for a full term of three (3) years. At the 2026 annual general meeting, the term of office of the initial Class III directors shall expire and Class III directors shall be elected for a full term of three (3) years. Subject to the Proposed Charter, at each succeeding annual general meeting, directors shall be elected for a full term of three (3) years to succeed the directors of the class whose terms expire at such annual general meeting.

Without prejudice to the power of Pubco to appoint a person to be a director by ordinary resolution and subject to the Proposed Charter, the directors shall have power at any time to appoint any person who is willing to act as a director, either to fill a vacancy or as an additional director. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until their successor shall have been elected and qualified.

In the case of an equality of votes on any matter arising at any meeting of the directors, the chairperson of the board of directors may exercise a second or casting vote.

Indemnity of Directors and Officers

The Companies Act does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect or the consequences of committing a crime. The Proposed Charter provides for indemnification of Pubco officers and directors to the maximum extent permitted by applicable law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.

In accordance with the Proposed Charter, Pubco may pay, or agree to pay, a premium in respect of a contract insuring each of the following persons against risks determined by the directors (other than liability arising out of that person’s dishonesty): (a) an existing or former director (including alternate director), secretary, officer or auditor of Pubco, Pubco’s existing or former subsidiaries, a company in which Pubco has or had an interest (whether direct or indirect); or (b) a trustee of an employee or retirement benefits scheme or other trust in which any of the aforementioned is or was interested.

Inspection of Books and Records

The board of directors of Pubco will determine whether, to what extent, at what times and places and under what conditions or regulations the accounts and books of Pubco will be open to the inspection by Pubco shareholders not being directors, and no Pubco shareholder (not being a director) will otherwise have any right of inspecting any account or book or document of Pubco except as required by the Companies Act (and every other law and regulation of the Cayman Islands for the time being in force concerning companies and affecting Pubco) or authorized by the board of directors of Pubco or by Pubco shareholders by ordinary resolution.

Changes in Capital

Pubco may from time to time by ordinary resolution do any of the following and amend its memorandum of association for such purpose:

●	increase the share capital by such sum, to be divided into shares of such classes and amount, as the resolution will prescribe;

●	consolidate and divide all or any of its share capital into shares of a larger amount than its existing shares;

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●	convert all or any of its paid up shares into stock, and reconvert that stock into paid up shares of any denomination;

●	sub-divide its existing shares or any of them into shares of an amount smaller than that fixed by the memorandum, provided, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

●	cancel any shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

Subject to the provisions of the Companies Act (and any other law and regulation of the Cayman Islands applicable to Pubco) and any rights for the time being conferred on shareholders holding a particular class of shares, Pubco may by special resolution reduce its share capital any way.

Winding Up

If Pubco shall be wound up, the liquidator may, subject to the rights attaching to any shares and with the approval of a special resolution and any other approval required by the Companies Act, divide amongst the shareholders in kind the whole or any part of the assets of Pubco (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the shareholders or different classes of shareholders. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the shareholders as the liquidator, with the like approval, shall think fit, but so that no shareholder shall be compelled to accept any asset upon which there is a liability.

Certain Differences in Corporate Law

Cayman Islands exempted companies are governed by the Companies Act. The Companies Act is modeled on English law but does not follow recent English law statutory enactments, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the Companies Act applicable to Pubco and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements. In certain circumstances, the Companies Act allows for mergers or consolidations between two Cayman Islands exempted companies, or between a Cayman Islands exempted company and a company incorporated in another jurisdiction (provided that is facilitated by the laws of that other jurisdiction) so as to form a single surviving company.

Where the merger or consolidation is between two Cayman Islands exempted companies, the directors of each exempted company must approve and enter into a written plan of merger or consolidation containing certain prescribed information. That plan or merger or consolidation must then be authorized by either (a) a special resolution (usually a majority of two-thirds in value of the voting shares voted at a general meeting) of the shareholders of each exempted company; or (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. No shareholder resolution is required for a merger between a parent company (i.e., a company that holds issued shares that together represent at least 90% of the votes at a general meeting of the subsidiary company) and its subsidiary company. The consent of each holder of a fixed or floating security interest of a constituent company must be obtained, unless the court waives such requirement. If the Cayman Islands Registrar of Companies is satisfied that the requirements of the Companies Act (which includes certain other formalities) have been complied with, the Registrar of Companies will register the plan of merger or consolidation.

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Where the merger or consolidation involves a foreign company, the procedure is similar, save that with respect to the foreign company, the directors of the Cayman Islands exempted company are required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the merger or consolidation is permitted or not prohibited by the constitutional documents of the foreign company and by the laws of the jurisdiction in which the foreign company is incorporated, and that those laws and any requirements of those constitutional documents have been or will be complied with; (ii) that no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the foreign company in any jurisdictions; (iii) that no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the foreign company, its affairs or its property or any part thereof; (iv) that no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the foreign company are and continue to be suspended or restricted; and (v) that there are no reasons why it would be against the public interest to allow the merger or consolidation.

Where the surviving company is the Cayman Islands exempted company, the directors of the Cayman Islands exempted company are further required (in addition to the declarations set out above) to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the foreign company is able to pay its debts as they fall due and that the merger or consolidated is bona fide and not intended to defraud unsecured creditors of the foreign company; (ii) that in respect of the transfer of any security interest granted by the foreign company to the surviving or consolidated company (a) consent or approval to the transfer has been obtained, released or waived; (b) the transfer is permitted by and has been approved in accordance with the constitutional documents of the foreign company; and (c) the laws of the jurisdiction of the foreign company with respect to the transfer have been or will be complied with; (iii) that the foreign company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant foreign jurisdiction; and (iv) that there is no other reason why it would be against the public interest to permit the merger or consolidation.

Where the above procedures are adopted, the Companies Act provides certain limited appraisal rights for dissenting shareholders to be paid a payment of the fair value of such holder’s shares upon their dissenting to the merger or consolidation if they follow a prescribed procedure. In essence, that procedure is as follows: (a) the shareholder must give their written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for their shares if the merger or consolidation is authorized by the vote; (b) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection; (c) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of their intention to dissent including, among other details, a demand for payment of the fair value of their shares (including their name, address, and number and classes of shares in respect of which such person dissents); (d) within seven days following the date of the expiration of the period set out in paragraph (b) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase their shares at a price that the company determines is the fair value and if the company and the shareholder agree upon the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; and (e) if the company and the shareholder fail to agree a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company must (and any dissenting shareholder may) file a petition with the Cayman Islands Grand Court to determine the fair value and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached. These rights of a dissenting shareholder are not available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or where the consideration for such shares to be contributed are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.

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Moreover, Cayman Islands law has separate statutory provisions that facilitate the reconstruction or amalgamation of companies in certain circumstances, commonly referred to in the Cayman Islands as a “scheme of arrangement,” which may be tantamount to a merger. Schemes of arrangement will generally be more suited for complex mergers or other transactions involving widely held companies. In the event that a merger was sought pursuant to a scheme of arrangement (the procedures for which are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States), the arrangement in question must be approved (i) in relation to a compromise or arrangement between a company and its creditors or any class of them, a majority in number of such creditors or class of creditors with whom the arrangement is to be made and who must in addition represent 75% in value of such creditors or class of creditors, as the case may be, that are present and voting either in person or by proxy at a meeting summoned for that purpose; and (ii) in relation to a compromise or arrangement between a company and its shareholders or any class of them, shareholders who represent 75% in value of the company’s shareholders or class of shareholders, as the case may be, that are present and voting either in person or by proxy at a meeting summoned for that purpose. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

●	Pubco is not proposing to act illegally or beyond the scope of its corporate authority and the statutory provisions as to majority vote have been complied with;
●	Pubco shareholders have been fairly represented at the meeting in question; the arrangement is such as a businessman would reasonably approve; and
●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act or that would amount to a “fraud on the minority.”

If a scheme of arrangement or takeover offer (as described below) is approved, any dissenting shareholder would have no rights comparable to appraisal rights (providing rights to receive payment in cash for the judicially determined value of the shares), which would otherwise ordinarily be available to dissenting shareholders of United States corporations.

Squeeze-out Provisions. When a tender offer is made and accepted by holders of 90% in value of the shares affected to whom the offer relates within four months, the offeror may, within a two-month period after the expiration of the initial four month period, give notice in the prescribed manner specified in the Companies Act to any dissenting shareholder that it desires to acquire that person’s shares on the terms of the offer and, where such notice is given, the shareholder shall (unless otherwise provided for in the Companies Act) transfer such shares to the offeror. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.

Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through means other than these statutory provisions, such as a share capital exchange, asset acquisition or control, or through contractual arrangements of an operating business.

Shareholders’ Suits. Ogier (Cayman) LLP, Pubco’s Cayman Islands legal counsel, is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, Pubco will be the proper plaintiff in any claim based on a breach of duty owed to Pubco, and a claim against (for example) Pubco officers or directors usually may not be brought by a shareholder. However, based both on Cayman Islands authorities and on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

●	a company is acting, or proposing to act, illegally or ultra vires (beyond the scope of its authority);
●	the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or
●	those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against Pubco where the individual rights of that shareholder have been infringed or are about to be infringed.

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Enforcement of Civil Liabilities. The Cayman Islands has a different body of securities laws as compared to the United States and provides less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the Federal courts of the United States.

Pubco has been advised by Ogier (Cayman) LLP, as Pubco’s Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against Pubco judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against Pubco predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Special Considerations for Exempted Companies. Pubco is an exempted company with limited liability (meaning its public shareholders have no liability, as members of the company, for liabilities of the company over and above the amount paid for their shares) under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

●	annual reporting requirements are minimal and consist mainly of a statement that the company has conducted its operations mainly outside of the Cayman Islands and has complied with the provisions of the Companies Act;
●	an exempted company’s register of members is not open to inspection;
●	an exempted company does not have to hold an annual general meeting;
●	an exempted company may issue shares with no par value;
●	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);
●	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands; and
●	an exempted company may register as a limited duration company; and an exempted company may register as a segregated portfolio company.

Anti-Money Laundering—Cayman Islands

In order to comply with legislation or regulations aimed at the prevention of money laundering and terrorist financing, Pubco is required to adopt and maintain anti-money laundering procedures, and will require current or prospective shareholders to provide evidence to verify their identity, address and source of funds. Where permitted, and subject to certain conditions, Pubco may also delegate the maintenance of its anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

Pubco reserves the right to request such information and evidence as is necessary to verify the identity, address and source of funds of a current or prospective shareholder.

In the event of delay or failure on the part of the prospective shareholder in producing any information or evidence required for verification purposes, Pubco may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited. Pubco will not be liable for any loss suffered by a prospective shareholder arising as a result of a refusal of, or delay in processing, an application from a prospective shareholder if such information and documentation requested has not been provided by the prospective shareholder in a timely manner.

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Pubco also reserves the right to refuse to make any distribution payment to a shareholder if our directors or officers suspect or are advised that the payment of such distribution to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

If any person resident in the Cayman Islands knows or suspects, or has reasonable grounds for knowing or suspecting, that another person is engaged in criminal conduct or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (As Revised) of the Cayman Islands if the disclosure relates to criminal conduct or money laundering or (ii) the Financial Reporting Authority or a police officer of the rank of constable or higher if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report will not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

By applying for shares, the prospective shareholder consents to the disclosure of any information about them to regulators and others upon request in connection with money laundering, terrorist financing and similar matters both in the Cayman Islands and in other jurisdictions.

Data Protection in the Cayman Islands—Privacy Notice

References in this section to “we” refer to Pubco.

This privacy notice explains the manner in which we collect, process, and maintain personal data about investors of Pubco pursuant to the Data Protection Act (Revised) of the Cayman Islands, as amended from time to time and any regulations, codes of practice, or orders promulgated pursuant thereto (the “DPA”).

We are committed to processing personal data in accordance with the DPA. In our use of personal data, we will be characterized under the DPA as a “data controller,” whilst certain of our service providers, affiliates, and delegates may act as “data processors” under the DPA. These service providers may process personal data for their own lawful purposes in connection with services provided to us. For the purposes of this Privacy Notice, “you” or “your” shall mean the shareholder (including prospective shareholders) and shall also include any individual connected to the shareholder.

By virtue of your investment in Pubco, we and certain of our service providers may collect, record, store, transfer, and otherwise process personal data by which individuals may be directly or indirectly identified. We may combine personal data that you provide to use with personal data that we collect from, or about you. This may include personal data collected in an online or offline context including from credit reference agencies and other available public databases or data sources, such as news outlines, websites and other media sources and international sanctions lists.

Your personal data will be processed fairly and for lawful purposes, including (a) where the processing is necessary for us to perform a contract to which you are a party or for taking pre-contractual steps at your request, (b) where the processing is necessary for compliance with any legal, tax, or regulatory obligation to which we are subject, (c) where the processing is for the purposes of legitimate interests pursued by us or by a service provider to whom the data are disclosed, or (d) where you otherwise consent to the processing of personal data for any other specific purpose. As a data controller, we will only use your personal data for the purposes for which we collected it. If we need to use your personal data for an unrelated purpose, we will contact you.

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We anticipate that we will share your personal data with our service providers for the purposes set out in this privacy notice. We may also share relevant personal data where it is lawful to do so and necessary to comply with our contractual obligations or your instructions or where it is necessary or desirable to do so in connection with any regulatory reporting obligations. In exceptional circumstances, we will share your personal data with regulatory, prosecuting, and other governmental agencies or departments, and parties to litigation (whether pending or threatened), in any country or territory including to any other person where we have a public or legal duty to do so (e.g. to assist with detecting and preventing fraud, tax evasion, and financial crime or compliance with a court order).

Your personal data shall not be held by Pubco for longer than necessary with regard to the purposes of the data processing.

We will not sell your personal data. Any transfer of personal data outside of the Cayman Islands shall be in accordance with the requirements of the DPA. Where necessary, we will ensure that separate and appropriate legal agreements are put in place with the recipient of that data.

We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction, or damage to the personal data.

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment into Pubco, this will be relevant for those individuals and you should transmit this document to those individuals for their awareness and consideration.

You have certain rights under the DPA, including (a) the right to be informed as to how we collect and use your personal data (and this privacy notice fulfils our obligation in this respect), (b) the right to obtain a copy of your personal data, (c) the right to require us to stop direct marketing, (d) the right to have inaccurate or incomplete personal data corrected, (e) the right to withdraw your consent and require us to stop processing or restrict the processing, or not begin the processing of your personal data, (f) the right to be notified of a data breach (unless the breach is unlikely to be prejudicial), (g) the right to obtain information as to any countries or territories outside the Cayman Islands to which we, whether directly or indirectly, transfer, intend to transfer, or wish to transfer your personal data, general measures we take to ensure the security of personal data, and any information available to us as to the source of your personal data, (h) the right to complain to the Office of the Ombudsman of the Cayman Islands, and (i) the right to require us to delete your personal data in some limited circumstances.

If you do not wish to provide us with requested personal data or subsequently withdraw your consent, you may not be able to invest in Pubco or remain invested in Pubco as it will affect the Pubco’s ability to manage your investment.

If you consider that your personal data has not been handled correctly, or you are not satisfied with our responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands’ Ombudsman. The Ombudsman can be contacted by email at info@ombudsman.ky or by accessing their website here: ombudsman.ky.

Certain Anti-Takeover Provisions of the Proposed Charter

The Proposed Charter provides that the Pubco Board will be classified into three classes of directors. As a result, in most circumstances, a person can gain control of the Pubco Board only by successfully engaging in a proxy contest at two or more annual general shareholder meetings.

Pubco’s authorized but unissued Pubco Ordinary Shares and Preference Shares are available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Pubco Ordinary Shares and Preference Shares could render more difficult or discourage an attempt to obtain control of Pubco by means of a proxy contest, tender offer, merger or otherwise. However, under Cayman Islands law, the Pubco Board may only exercise the rights and powers granted to them under the Proposed Charter for a proper purpose and for what they believe in good faith to be in the best interests of Pubco.

Listing of Securities

Pubco intends to apply to have Pubco Ordinary Shares listed on NYSE under the symbol “LPA”.

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COMPARISON OF THE RIGHTS OF HOLDERS OF ORDINARY SHARES

After the Closing, the rights of shareholders will be governed by the Proposed Charter rather than the Current Charter and certain rights of shareholders and the scope of the powers of the Pubco Board and management will be altered as a result. The SPAC-specific provisions of the Current Charter are not included in the Proposed Charter. Shareholders should consider the following summary comparison of the Proposed Charter, on the one hand, and the Current Charter, on the other. This comparison is not intended to be complete and is qualified in its entirety by reference to the Current Charter and the Proposed Charter. You should read the form of the Proposed Charter attached to this proxy statement/prospectus as Annex C carefully and in its entirety.

	Current Charter	Proposed Charter
Corporate Purpose	The objects for which TWOA is established are unrestricted and TWOA shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.	The objects for which Pubco is established are unrestricted and Pubco shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

Share Capital	TWOA’s authorized share capital is US$41,100 divided into 400,000,000 Class A Ordinary Shares of a par value of US$0.0001 each, 10,000,000 Class B Ordinary Shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each.	Pubco’s authorized share capital is US$50,000 divided into 450,000,000 Ordinary Shares of a par value of US$0.0001 each and 50,000,000 preference shares of US$0.0001 each.

Issue of Shares	Subject to applicable law, the terms of the Current Charter, and the rules of the applicable stock exchange and/or any other competent regulatory authority, the directors have general and unconditional authority to allot, issue, grant options over or otherwise dispose of any unissued shares of TWOA (both Ordinary Shares and preference shares) to such persons, at such times and on such terms and conditions as they may decide, save that the directors may not allot, issue, grant options over or otherwise dispose any unissued shares to the extent that it may affect the ability of TWOA to carry out a Founder Share conversion upon the consummation of TWOA’s initial business combination, as described in Article 12 of the Current Charter. Notwithstanding the above, following the IPO and prior to the consummation of an initial business combination, the directors may not issue additional shares that would entitle the holders thereof to (a) receive funds from the Trust Account or (b) vote as a class with the Public Shares (i) on any initial business combination or on any other proposal presented to holders of shares prior to or in connection with the completion of any business combination or (ii) to approve an amendment to the Current Charter to (x) extend the time to consummate an initial business combination beyond 24 months from the closing of the IPO or (y) amend the foregoing provisions of this paragraph.	Subject to applicable law, the terms of the Proposed Charter, and the rules of the applicable stock exchange and/or any other competent regulatory authority, the directors have general and unconditional authority to allot, issue, grant options over or otherwise dispose of any unissued shares of Pubco (both Ordinary Shares and preference shares) to such persons, at such times and on such terms and conditions as they may decide.

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	Current Charter	Proposed Charter
Directors; Classes	The directors shall be divided into three classes: Class I, Class II and Class III. Immediately prior to the consummation of the IPO, the then existing directors by resolution classified themselves as Class I, Class II or Class III directors. The Class I directors shall stand elected for a term expiring at TWOA’s first annual general meeting, the Class II directors shall stand elected for a term expiring at TWOA’s second annual general meeting and the Class III directors shall stand elected for a term expiring at TWOA’s third annual general meeting. Commencing at TWOA’s first annual general meeting, and at each annual general meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual general meeting after their election. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified.

The directors shall be divided into three classes: Class I, Class II and Class III. The directors of Pubco will classify themselves as Class I, Class II or Class III directors. The Class I directors shall stand elected for a term expiring at Pubco’s first annual general meeting, the Class II directors shall stand elected for a term expiring at Pubco’s second annual general meeting and the Class III directors shall stand elected for a term expiring at Pubco’s third annual general meeting.

Commencing at Pubco’s first annual general meeting, and at each annual general meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual general meeting after their election. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified.

Board Vacancies; Removal

Prior to the closing of an initial business combination, TWOA may by an ordinary resolution of the holders of the Class B Ordinary Shares appoint any person to be a director or may by an ordinary resolution of the holders of the Class B Ordinary Shares remove any director. For the avoidance of doubt, prior to the closing of an initial business combination, holders of Class A Ordinary Shares shall have no right to vote on the appointment or removal of any director. This provision of the Current Charter is referred to herein as the “Director Appointment Provision.”

Following an initial business combination, TWOA may by an ordinary resolution of the holders of all shares appoint any person to be a director.

The directors shall have power at any time to appoint any person to be a director, either to fill a vacancy or as an additional director.A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

Pubco may by ordinary resolution appoint any person to be a director or may by ordinary resolution remove any director.

The directors shall have power at any time to appoint any person to be a director, either to fill a vacancy or as an additional director.

A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

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	Current Charter	Proposed Charter
Shareholder Voting

Except as otherwise specified in the Current Charter or required by law, the holders of the Class A Ordinary Shares and the Class B Ordinary Shares shall vote as a single class. Votes of shareholders shall be decided on a poll.

A resolution in writing signed by all the Shareholders for the time being entitled to receive notice of and to attend and vote at general meetings of TWOA (or being corporations by their duly authorized representatives) shall be as valid and effective as if the same had been passed at a general meeting of TWOA duly convened and held.

Except as otherwise required by law, the holders of the Pubco Ordinary Shares shall vote as a single class. Votes of shareholders shall be decided on a poll.

A resolution in writing signed by all the shareholders for the time being entitled to receive notice of and to attend and vote at general meetings of Pubco (or being corporations by their duly authorized representatives) shall be as valid and effective as if the same had been passed at a general meeting of Pubco duly convened and held.

Quorum for a Shareholder Meeting	Save as provided in the Current Charter, no business shall be transacted at any meeting unless a quorum is present in person or by proxy. One or more shareholders who together hold not less than one-third of the TWOA shares entitled to vote at such meeting, being individuals present in person or by proxy or if a corporation or other nonnatural person by its duly authorised representative or proxy, shall be a quorum; provided that a quorum in connection with any meeting that is convened to vote on an initial business combination or any meeting convened with regards to certain amendments specified in the Current Charter shall be a majority of the TWOA shares entitled to vote at such meeting, being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy.	Save as provided in the Proposed Charter, no business shall be transacted at any meeting unless a quorum is present in person or by proxy. One or more shareholders who together hold not less than one-third of the Pubco shares entitled to vote at such meeting, being individuals present in person or by proxy or if a corporation or other nonnatural person by its duly authorised representative or proxy, shall be a quorum.

Amendments to the Current Charter	Subject to applicable law, TWOA may, by a special resolution alter or amend the provisions of the existing Articles in whole or in part, except that no amendment may be made to the Current Charter to amend (i) the Current Charter under the heading “Business Combination Requirements” prior to an initial business combination if such amendment were to modify the substance or timing of the redemption of Public Shares in accordance with the Current Charter or with respect to any other provision relating to shareholders’ rights or pre-business combination activity, unless the holders of the Public Shares are provided with the opportunity to redeem their Public Shares upon the approval of any such amendment in the manner and for the price as set out in the Current Charter.	Subject to applicable law, Pubco may, by a special resolution, alter or amend the provisions of the Proposed Charter in whole or in part.

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	Current Charter	Proposed Charter
Authority of the Directors	The business shall be managed by the directors who may exercise all the powers of the company.	The business shall be managed by the directors who may exercise all the powers of the company.

Declaration of Dividends

Subject to the provisions of the Companies Act, TWOA may by ordinary resolution declare dividends in accordance with the respective rights of the shareholders but no dividend shall exceed the amount recommended by the directors.

The directors may also pay interim dividends or declare final dividends in accordance with the respective rights of the shareholders if it appears to them that they are justified by the financial position of TWOA and that such dividends may lawfully be paid.

The directors may from time to time declare dividends (including interim dividends) in accordance with the respective rights of the shareholders if it appears to them that they are justified by the financial position of Pubco and that such dividends may lawfully be paid.

Liability of the Directors	The Companies Act does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect or the consequences of committing a crime. The Current Charter provides for indemnification of officers and directors to the maximum extent permitted by applicable law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.	The Companies Act does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect or the consequences of committing a crime. The Proposed Charter provides for indemnification of officers and directors to the maximum extent permitted by applicable law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.

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	Current Charter	Proposed Charter
Indemnification of Directors, Officers, Employees and Others	See “Liability of the Directors” above.	See “Liability of the Directors” above.

Remuneration of Directors	The remuneration to be paid to the directors, if any, shall be such remuneration as the directors shall determine, provided that no cash remuneration shall be paid to any director prior to the consummation of an initial business combination. The directors shall also, whether prior to or after the consummation of an initial business combination, be entitled to be paid all out of pocket expenses properly incurred by them in connection with activities on behalf of TWOA, including identifying and consummating an initial business combination.	The remuneration to be paid to the directors, if any, shall be such remuneration as the directors shall determine. The directors shall also be entitled to be paid all out of pocket expenses properly incurred by them in connection with activities on behalf of Pubco.

Exclusive Forum	The Current Charter does not include any provisions in relation to the forum in which disputes or claims may be resolved.	The Proposed Charter does not include any provisions in relation to the forum in which disputes or claims may be resolved.

Business Opportunities	To the fullest extent permitted by applicable law, the Investor Group and the Investor Group Related Persons shall have no duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as TWOA. To the fullest extent permitted by applicable law, TWOA renounces any interest or expectancy of TWOA in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for either the Investor Group or the Investor Group Related Persons, on the one hand, and TWOA, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by applicable law, the Investor Group and the Investor Group Related Persons shall have no duty to communicate or offer any such corporate opportunity to TWOA and shall not be liable to TWOA or its members for breach of any fiduciary duty as a member, director or officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to TWOA, unless such opportunity is expressly offered to such Investor Group Related Person solely in their capacity as director or officer and the opportunity is one TWOA is permitted to complete on a reasonable basis.	To the fullest extent permitted by applicable law, individuals serving as Officers (meaning a person then appointed to hold an office in Pubco, including a director, alternate director or liquidator) shall have no duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as Pubco. To the fullest extent permitted by applicable law, Pubco renounces any interest or expectancy of Pubco in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for either such an Officer, on the one hand, and Pubco, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by applicable law, such Officers shall have no duty to communicate or offer any such corporate opportunity to Pubco and shall not be liable to Pubco or its members for breach of any fiduciary duty as a member, director or officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to Pubco, unless such opportunity is expressly offered to such Officer solely in their capacity as director or officer and the opportunity is one Pubco is permitted to complete on a reasonable basis.

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Enforceability of Civil Liability under Cayman Islands Law

Pubco has been advised by Ogier (Cayman) LLP, its Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against Pubco judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any State; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against Pubco predicated upon the civil liability provisions of the federal securities laws of the United States or any State, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, given by a court of competent jurisdiction (the courts of the Cayman Islands will apply the rules of Cayman Islands private international law to determine whether the foreign court is a court of competent jurisdiction), and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Anti-Money Laundering — Cayman Islands

If any person resident in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or money laundering or is involved with terrorism or terrorist financing and terrorist property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority (“FRA”) of the Cayman Islands, pursuant to the Proceeds of Crime Act (As Revised) of the Cayman Islands if the disclosure relates to criminal conduct or money laundering, or (ii) a police officer of the rank of constable or higher, or the FRA, pursuant to the Terrorism Act (As Revised) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and terrorist property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Data Protection — Cayman Islands — Privacy Notice

This privacy notice explains the manner in which Pubco collects, processes and maintains personal data about investors of Pubco pursuant to the Data Protection Act (As Revised) of the Cayman Islands, and any regulations, codes of practice or orders promulgated pursuant thereto (the “DPA”).

We are committed to processing personal data in accordance with the DPA. In its use of personal data, Pubco will be characterized under the DPA as a ‘data controller’, whilst certain of Pubco’s service providers, affiliates and delegates may act as ‘data processors’ under the DPA. These service providers, affiliates, and delegates may process personal data for their own lawful purposes in connection with services provided to Pubco. For the purposes of this Privacy Notice, “you” or “your” shall mean the subscriber for Pubco Ordinary Shares and shall also include any individual connected to the subscriber.

By virtue of your investment in Pubco, Pubco and certain of Pubco’s service providers, affiliates, and delegates may collect, record, store, transfer and otherwise process personal data by which individuals may be directly or indirectly identified. We may combine personal data that you provide to use with personal date that we collect form, or about you. This may include personal data collected in an online or offline context including from credit reference agencies and other available public databases or data sources, such as news outlines, websites and other media sources and international sanctions lists.

Your personal data will be processed fairly and for lawful purposes, including (a) where the processing is necessary for Pubco to perform a contract to which you are a party or for taking pre-contractual steps at your request (b) where the processing is necessary for compliance with any legal, tax or regulatory obligation to which Pubco is subject, (c) where the processing is for the purposes of legitimate interests pursued by Pubco or by a service provider to whom the data are disclosed, or (d) where you otherwise consent to the processing of personal data for any specific purposes. As a data controller, we will only use your personal data for the purposes for which it was collected. If we need to use your personal data for an unrelated purpose, we will contact you.

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We anticipate that we will share your personal data with Pubco’s service providers, affiliates, and delegates for the purposes set out in this privacy notice, as well as advisors (e.g., auditors, legal counsel, and tax advisors). We may also share relevant personal data where it is lawful to do so and necessary to comply with our contractual obligations or your instructions or where it is necessary or desirable to do so in connection with any regulatory reporting obligations. In exceptional circumstances, we will share your personal data with regulatory, prosecuting and other governmental agencies or departments, and parties to litigation (whether pending or threatened), in any country or territory including to any other person where we have a public or legal duty to do so (e.g. to assist with detecting and preventing fraud, tax evasion and financial crime or compliance with a court order).

Your personal data shall not be held by Pubco for longer than necessary with regard to the purposes of the data processing.

We will not sell your personal data. Any transfer of personal data outside of the Cayman Islands shall be in accordance with the requirements of the DPA. Where necessary, we will ensure that separate and appropriate legal agreements are put in place with the recipient of that data. We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

Who This Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment into Pubco, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to those individuals or otherwise transmit this document to those individuals for their awareness and consideration.

You have certain rights under the DPA, including (a) the right to be informed as to how we collect and use your personal data (b) the right to obtain a copy of your personal data (c) the right to require us to stop direct marketing (d) the right to have inaccurate or incomplete personal data corrected (e) the right to withdraw your consent and require us to stop processing or restrict the processing, or not begin the processing of your personal data (f) the right to be notified of a data breach (unless the breach is unlikely to be prejudicial) (g) the right to obtain information as to any countries or territories outside the Cayman Islands to which we, whether directly or indirectly, transfer, intend to transfer or wish to transfer your personal data, general measures we take to ensure the security of personal data and any information available to us as to the source of your personal data (h) the right to complain to the Office of the Ombudsman of the Cayman Islands and (i) the right to require us to delete your personal data in some limited circumstances.

If you consider that your personal data has not been handled correctly, or you are not satisfied with Pubco’s responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands’ Ombudsman. The Ombudsman can be contacted by calling +1 (345) 946-6283 or by email at info@ombudsman.ky.

Handling of Mail

Mail addressed to Pubco and received at its registered office will be forwarded unopened to the forwarding address supplied by Pubco to be dealt with. None of Pubco, its directors, officers, advisors or service providers (including the organization which provides registered office services in the Cayman Islands) will bear any responsibility for any delay howsoever caused in mail reaching the forwarding address.

238

APPRAISAL OR DISSENTERS’ RIGHTS

No appraisal or dissenters’ rights are available to TWOA shareholders in connection with the ordinary resolution to approve the Business Combination. However, in respect of the special resolution to approve the Cayman Merger Proposal, under section 238 of the Companies Act, shareholders of a Cayman Islands company ordinarily have dissenters’ rights with respect to a statutory merger.

The Companies Act prescribes when shareholder dissenters’ rights will be available and sets the limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, TWOA shareholders are still entitled to exercise the rights of redemption as detailed in this proxy statement/prospectus and the TWOA Board has determined that the redemption proceeds payable to TWOA shareholders who exercise such redemption rights represents the fair value of those shares.

Extracts of certain relevant sections of the Companies Act follow:

238. (1) A member of a constituent company incorporated under this Act shall be entitled to payment of the fair value of that person’s shares upon dissenting from a merger or consolidation.

239. (1) No rights under section 238 shall be available in respect of the shares of any class for which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent under section 238(5), but this section shall not apply if the holders thereof are required by the terms of a plan of merger or consolidation pursuant to section 233 or 237 to accept for such shares anything except — (a) shares of a surviving or consolidated company, or depository receipts in respect thereof; (b) shares of any other company, or depository receipts in respect thereof, which shares or depository receipts at the effective date of the merger or consolidation, are either listed on a national securities exchange or designated as a national market system security on a recognized interdealer quotation system or held of record by more than two thousand holders; (c) cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a) and (b); or (d) any combination of the shares, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a), (b) and (c).

HOUSEHOLDING INFORMATION

Unless TWOA has received contrary instructions, TWOA may send a single copy of this proxy statement/prospectus to any household at which two or more shareholders reside if TWOA believes the shareholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce TWOA’s expenses. However, if shareholders prefer to receive multiple sets of TWOA’s disclosure documents at the same address this year or in future years, the shareholders should follow the instructions described below. Similarly, if an address is shared with another shareholder and together both of the shareholders would like to receive only a single set of TWOA’s disclosure documents, the shareholders should follow these instructions:

●	If the Ordinary Shares are registered in the name of the shareholder, the shareholder should contact TWOA’s offices at two, 195 US HWY 50, Suite 208, Zephyr Cove, NV 89448.

●	If a bank, broker or other nominee holds the shares, the shareholder should contact the bank, broker or other nominee directly.

TRANSFER AGENT AND REGISTRAR

The transfer agent for TWOA’s Securities is the Continental Stock Transfer & Trust Company.

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SUBMISSION OF PROPOSALS

The TWOA Board is aware of no other matter that may be brought before the Extraordinary General Meeting.

FUTURE PROPOSALS

If the Business Combination is consummated and Pubco holds a 2024 annual general meeting of shareholders, it will provide notice of or otherwise publicly disclose the date on which the 2024 annual meeting will be held. Following completion of the Business Combination, Pubco is expected to qualify as a “foreign private issuer” under the rules and regulations of the SEC. As a foreign private issuer, Pubco will be exempt from certain rules under the Exchange Act that would otherwise apply if Pubco were a company incorporated in the United States or did not meet the other conditions to qualify as a foreign private issuer, including the requirement to file proxy solicitation materials on Schedule 14A in connection with annual or extraordinary general meetings of its shareholders. For more information, see “Management of Pubco Following the Business Combination.”

WHERE YOU CAN FIND MORE INFORMATION

TWOA files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on TWOA at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.

As of the date of this proxy statement/prospectus, Pubco has filed a registration statement on Form S-4 to register with the SEC securities that Pubco will issue in connection with the transactions contemplated by the Business Combination Agreement. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Pubco, as well as a proxy statement of TWOA for the Extraordinary General Meeting.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.

All information contained in this document relating to TWOA has been supplied by TWOA, and all such information relating to LLP has been supplied by LLP.

If you would like additional copies of this document or if you have questions about the Business Combination, you should contact TWOA via phone or in writing (at least five (5) business days prior to the Extraordinary General Meeting):

Thomas D. Hennessy

Chief Executive Officer

two

195 US HWY 50, Suite 208

Zephyr Cove, NV 89448

LEGAL MATTERS

The legality of the Pubco securities offered by this proxy statement/prospectus and certain other Cayman Islands legal matters will be passed upon for Pubco by Ogier (Cayman) LLP. Certain legal matters relating to U.S. law will be passed upon for Pubco by Baker & McKenzie LLP. Certain legal matters will be passed upon for TWOA by Ellenoff Grossman & Schole LLP. Certain legal matters as to Cayman Islands law will be passed upon for TWOA by Maples and Calder (Cayman) LLP.

EXPERTS

The financial statements of two as of and for the years ended December 31, 2023 and 2022 included in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as stated in their report appearing elsewhere herein and in the proxy statement/prospectus, which includes an explanatory paragraph regarding the company’s ability to continue as a going concern. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The financial statements of Latam Logistic Properties, S.A. as of December 31, 2022 and 2021, and for the years then ended, included in this proxy statement/prospectus, have been audited by Deloitte & Touche, S.A., an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

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INDEX TO FINANCIAL STATEMENTS

TWO

LatAm Logistic Properties, S.A.

Unaudited Condensed Consolidated Statements of Profit or Loss and Other Comprehensive Income for the Three and Nine Months Ended September 30, 2023 and 2022	F-84
Unaudited Condensed Consolidated Statements of Financial Position as of September 30, 2023 and December 31, 2022	F-85
Unaudited Condensed Consolidated Statements of Changes in Equity for the Three and Nine Months Ended September 30, 2023 and 2022	F-86
Unaudited Condensed Consolidated Statements of Cash Flows for the Three and Nine Months Ended September 30, 2023 and 2022	F-87
Notes to Unaudited Condensed Consolidated Financial Statements	F-88
Schedule I – Parent Company Only Condensed Financial Information	F-121
Schedule III – Schedule of Real Estate	F-124

F-1

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of two:

Opinion on the Financial Statements

We have audited the accompanying balance sheets of two (the “Company”) as of December 31, 2023 and 2022, the related statements of operations, changes in shareholders’ deficit, and cash flows for the years ended December 31, 2023 and 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years ended December 31, 2023 and 2022 in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs and complete a business combination by July 1, 2024 then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2021.

New York, New York

February 14, 2024

PCAOB ID Number 100

F-2

TWO

BALANCE SHEETS

	December 31,
	2023	2022
ASSETS
Current assets:
Cash	$57,569	$336,252
Prepaid expenses	4,499	86,399
Total current assets	62,068	422,651
Investments held in Trust Account	53,187,730	217,265,704
Total Assets	$53,249,798	$217,688,355

LIABILITIES, ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION, AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$95,226	$1,991
Accrued expenses	1,299,147	608,096
Notes payable-related party	1,500,000	-
Advances from sponsor	241,414	-
Class A ordinary shares tendered for redemption, 808,683 shares at approximately $10.64 per share to be paid out of Trust Account (Note 1)	8,605,678	-
Total current liabilities	11,741,465	610,087
Deferred underwriting commissions	-	7,503,125
Total liabilities	11,741,465	8,113,212

Commitments and Contingencies

Class A ordinary shares subject to possible redemption, $0.0001 par value; 4,191,330 and 21,437,500 shares at $10.61 and $10.13 per share at December 31, 2023 and 2022, respectively	44,482,052	217,165,704

Shareholders’ deficit
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding at December 31, 2023 and 2022	-	-
Class A ordinary shares, $0.0001 par value; 400,000,000 shares authorized; none issued or outstanding (excluding 4,191,330 and 21,437,500 shares subject to possible redemption at December 31, 2023 and 2022, respectively)	-	-
Class B ordinary shares, $0.0001 par value; 10,000,000 shares authorized; 5,359,375 shares issued and outstanding at December 31, 2023 and 2022	536	536

Additional paid-in capital	-	-
Accumulated deficit	(2,974,255)	(7,591,097)
Total shareholders’ deficit	(2,973,719)	(7,590,561)
Total Liabilities, Ordinary Shares Subject to Possible Redemption, and Shareholders’ Deficit	$53,249,798	$217,688,355

The accompanying notes are an integral part of these financial statements.

F-3

TWO

STATEMENTS OF OPERATIONS

	For The Years Ended December 31,
	2023	2022

General and administrative expenses	$2,766,283	$1,237,924
Administrative expenses-related party	120,000	120,000
Loss from operations	(2,886,283)	(1,357,924)
Gain on investments (net), dividends and interest, held in Trust Account	4,158,794	2,855,147
Net income	$1,272,511	$1,497,223
Weighted average shares outstanding of Class A ordinary shares subject to possible redemption, basic and diluted	9,001,411	22,062,805
Basic and diluted net income per share, Class A ordinary shares subject to possible redemption	$0.09	$0.05
Weighted average shares outstanding of Class B non-redeemable ordinary shares, basic and diluted	5,359,375	5,359,375
Basic and diluted net income per share, Class B non-redeemable ordinary shares	$0.09	$0.05

The accompanying notes are an integral part of these financial statements.

F-4

TWO

STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

For the Years Ended December 31, 2023 and 2022

	Ordinary Shares				Additional		Total
	Class A		Class B		Paid-In	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance as of January 1, 2022	628,750	$63	5,359,375	$536	$-	$(6,297,679)	$(6,297,080)
Forfeiture of Class A private placement shares	(628,750)	(63)	-	-	63	-	-
Remeasurement of Class A ordinary shares to redemption value	-	-	-	-	(63)	(2,790,641)	(2,790,704)
Net income	-	-	-	-	-	1,497,223	1,497,223
Balance as of December 31, 2022	-	-	5,359,375	536	$-	(7,591,097)	(7,590,561)
Deferred underwriting fee waiver	-	-	-	-	-	7,503,125	7,503,125
Remeasurement of Class A ordinary shares to redemption value	-	-	-	-	-	(4,158,794)	(4,158,794)
Net income	-	-	-	-	-	1,272,511	1,272,511
Balance as of December 31, 2023	-	$-	5,359,375	$536	$-	$(2,974,255)	$(2,973,719)

The accompanying notes are an integral part of these financial statements.

F-5

TWO

STATEMENTS OF CASH FLOWS

	2023	2022
Cash Flows from Operating Activities
Net income	$1,272,511	$1,497,223
Adjustments to reconcile net income to net cash used in operating activities:
Gain on investments (net), dividends and interest, held in Trust Account	(4,158,794)	(2,855,147)
Changes in operating assets and liabilities:
Prepaid expenses and other assets	81,900	325,626
Accounts payable	93,235	(76,309)
Accrued expenses	691,051	546,497
Net cash used in operating activities	(2,020,097)	(562,110)

Cash Flows from Investing Activities
Trust Account withdrawal - redemption	168,236,768	-
Net cash provided by investing activities	168,236,768	-

Cash Flows from Financing Activities
Redemption of 16,437,487 Class A ordinary shares	(168,236,768)	-
Proceeds from notes payable - related party working capital loan	1,500,000	-
Proceeds from advances from sponsor	241,414	-
Offering costs paid, net of reimbursement from underwriter	-	(85,000)
Net cash used in financing activities	(166,495,354)	(85,000)

Net change in cash	(278,683)	(647,110)
Cash - beginning of year	336,252	983,362
Cash - end of year	$57,569	$336,252

Supplemental disclosure of noncash investing and financing activities:
Deferred underwriting fees payable	$(7,503,125)	$-
Class A shares tendered for redemption	$8,605,678	$-

The accompanying notes are an integral part of these financial statements.

F-6

TWO

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023

Note 1-Description of Organization and Business Operations

two (the “Company”) was incorporated as a Cayman Islands exempted company on January 15, 2021 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of December 31, 2023, the Company had not commenced any operations. All activity for the period from January 15, 2021 (inception) through December 31, 2023 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”) described below, and since the Initial Public Offering, the search for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income from investments in a trust account (“Trust Account”) derived from the proceeds of the Initial Public Offering.

The Company’s sponsor was originally two sponsor, a Cayman Islands exempted limited company (the “Original Sponsor”), until March 31, 2023 and has been HC PropTech Partners III LLC (the “New Sponsor”) since March 31, 2023. The registration statement for the Company’s Initial Public Offering was declared effective March 29, 2021. On April 1, 2021, the Company consummated its Initial Public Offering of 20,000,000 Class A ordinary shares (the “Public Shares”), at an offering price of $10.00 per Public Share, generating gross proceeds of $200.0 million, and incurring offering costs of approximately $11.1 million (net of a required reimbursement from the underwriter), of which $7.0 million was for deferred underwriting commissions (see Note 5). The underwriter was granted a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 3,000,000 additional shares to cover over-allotments, if any, at $10.00 per share. The underwriter partially exercised the over-allotment option and on April 13, 2021, purchased an additional 1,437,500 Class A ordinary shares (the “Additional Shares”), generating gross proceeds of approximately $14.4 million (the “Over-Allotment”), and the Company incurred additional offering costs of approximately $755,000 (net of a required reimbursement from the underwriter), of which approximately $503,000 was for deferred underwriting fees.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 600,000 Class A ordinary shares (the “Private Placement Shares”), at a price of $10.00 per Private Placement Share to the Original Sponsor, generating gross proceeds of approximately $6.0 million (see Note 4). Simultaneously with the closing of the Over-Allotment on April 13, 2021, the Company consummated the second closing of the Private Placement, resulting in the purchase of an aggregate of an additional 28,750 Private Placement Shares by the Original Sponsor, generating gross proceeds to the Company of $287,500. On December 30, 2022, the Original Sponsor unconditionally and irrevocably forfeited all 628,750 Private Placement Shares to the Company for no value and the Company cancelled the Private Placement Shares effective as of the same date.

Upon the closing of the Initial Public Offering, the Over-Allotment and the Private Placement, $214.4 million ($10.00 per share) of the net proceeds of the sale of the Public Shares in the Initial Public Offering and of the Private Placement Shares in the Private Placement were placed in the Trust Account located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and were originally invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act that invest only in direct U.S. government treasury obligations and later moved to cash demand accounts, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

F-7

TWO

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Shares, although substantially all of the net proceeds were intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders of its Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially at $10.00 per Public Share). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company to the underwriter, as such commissions were waived by the underwriter on February 14, 2023 (as discussed in Note 5). These Public Shares have been classified as temporary equity in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 and the approval of an ordinary resolution. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to an Amended and Restated Memorandum and Articles of Association (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the initial shareholders (as defined below) agreed to vote their Founder Shares (as defined below in Note 4), Private Placement Shares and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the initial shareholders agreed to waive their redemption rights with respect to their Founder Shares, Private Placement Shares and Public Shares in connection with the completion of a Business Combination.

Notwithstanding the foregoing, the Amended and Restated Memorandum and Articles of Association provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.

F-8

TWO

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023

The Original Sponsor, the New Sponsor, and the Company’s officers and directors (the “initial shareholders”) agreed not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (A) that would modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination by July 1, 2024 (the “Combination Period”) or (B) with respect to any shareholders’ rights prior to the initial Business Combination, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The initial shareholders agreed to waive their liquidation rights with respect to the Founder Shares and any Private Placement Shares they hold if the Company fails to complete a Business Combination within the Combination Period. However, if the initial shareholders or members of the Company’s management team acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriter agreed to waive their rights to its deferred underwriting commission (see Note 5) held in the Trust Account and such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In order to protect the amounts held in the Trust Account, the Original Sponsor and the New Sponsor agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the New Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company seeks to reduce the possibility that the New Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

On March 31, 2023, the Company held its extraordinary general meeting of shareholders at which the shareholders approved an amendment to the Company’s Amended and Restated Memorandum and Articles of Association to extend the date by which the Company must consummate a Business Combination from April 1, 2023 (the date which was 24 months from the closing date of the Company’s Initial Public Offering) to January 1, 2024 (the date which is 33 months from the closing date of the Initial Public Offering).

F-9

TWO

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023

In connection with the extraordinary general meeting of shareholders, on March 31, 2023, shareholders holding 16,437,487 Class A ordinary shares exercised their right to redeem their shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $168.2 million (approximately $10.23 per share) was removed from the Trust Account to pay such holders and approximately $51.2 million remained in the Trust Account. Following the redemptions, the Company had 5,000,013 Class A ordinary shares outstanding.

On March 31, 2023, the Original Sponsor sold 4,854,375 Class B ordinary shares of the Company to the New Sponsor, which became the Company’s sponsor by assuming the rights and obligations of the Original Sponsor to the Company.

On August 15, 2023, the Company announced the execution of a definitive business combination agreement (the “Business Combination Agreement”) with LatAm Logistic Properties S.A., a company incorporated under the laws of Panama (together with its successors, “LLP”), by a joinder agreement, each of Logistic Properties of the Americas, a Cayman Islands exempted company (“Pubco”), and Logistic Properties of the Americas Subco, a Cayman Islands exempted company and a wholly-owned subsidiary of Pubco, and upon execution of a joinder agreement, LPA Panama Group Corp., a company incorporated under the laws of Panama to be a wholly-owned subsidiary of Pubco, for a proposed business combination among the parties (the “LLP Transaction”). Pursuant to the Business Combination Agreement, Pubco will become the parent company of each of the Company and LLP following the consummation of the LLP Transaction. The total consideration to be paid by Pubco to LLP’s shareholders at the closing of the LLP Transaction (the “Merger Consideration”) will be an amount equal to $286,000,000. The Merger Consideration will be payable in new Pubco ordinary shares, each valued at a price per share equal to ten U.S. dollars ($10.00). The Business Combination Agreement does not provide for any purchase price adjustments.

On December 29, 2023, the Company held its extraordinary general meeting in lieu of an annual general meeting of shareholders at which the shareholders approved an amendment to the Company’s Amended and Restated Memorandum and Articles of Association to extend the date by which the Company must consummate a Business Combination from January 1, 2024 (the date which was 33 months from the closing date of the Company’s Initial Public Offering) to July 1, 2024 (the date which is 40 months from the closing date of the Initial Public Offering).

In connection with the extraordinary general meeting of shareholders, on December 29, 2023, shareholders holding 808,683 Class A ordinary shares exercised their right to redeem their shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $8.6 million (approximately $10.64 per share) would be removed from the Trust Account to pay such holders. As of December 31, 2023, the withdrawal had not been incurred. Following the redemptions, the Company had 4,191,330 Class A ordinary shares outstanding.

On December 29, 2023, the Company issued a promissory note in the aggregate principal amount of up to $440,090 to the New Sponsor, pursuant to which the New Sponsor agreed to loan the Company up to $440,090 in connection with the extension of the Company’s termination date from January 1, 2024 to July 1, 2024. The Company has deposited $146,697 into the Company’s Trust Account for the first two months (commencing on January 2, 2024 through March 1, 2024) and will deposit $73,348 for each of the four subsequent calendar months (commencing on March 2, 2024 and on the 2nd day of each subsequent month) until July 1, 2024, or portion thereof, that is needed to complete an initial Business Combination, for up to an aggregate of $440,090. The note bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of the Company’s initial Business Combination, and (b) the date of the liquidation of the Company.

F-10

TWO

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023

Liquidity and Going Concern

As of December 31, 2023, the Company had $57,569 in its operating bank account and a working capital deficit of $3,073,719, excluding Class A ordinary shares tendered for redemption of $8,605,678.

The Company’s original liquidity needs have been satisfied through $25,000 paid by the Original Sponsor to cover certain expenses in exchange for the issuance of the Founder Shares, a loan of approximately $81,000 from the Original Sponsor pursuant to a promissory note for up to $300,000 (the “Pre-IPO Note”), and the proceeds from the consummation of the Private Placement not held in the Trust Account of $2.5 million (net of a required reimbursement from the underwriter). The Company borrowed approximately $81,000 under the Pre-IPO Note and repaid the Pre-IPO Note in full on April 5, 2021. No additional borrowing is available under the Pre-IPO Note. In addition, in order to finance transaction costs in connection with a Business Combination, the Original Sponsor, the New Sponsor, any of their affiliates, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company working capital loans (the “Working Capital Loans”). On August 7, 2023, the Company issued a promissory note to the New Sponsor in an amount up to $1,500,000 (the “Working Capital Note”), which amount had been fully advanced by the New Sponsor as of December 31, 2023. In addition, the New Sponsor advanced the Company $241,414 to further support the Company’s working capital needs during the year ended December 31, 2023. On February 9, 2024, the Company amended and restated the Working Capital Note to increase the principal amount from $1,500,000 to $3,000,000.

Management has determined that the Company may not have sufficient liquidity to meet its anticipated obligations through the earlier of its consummation of an initial Business Combination or its liquidation date. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, and structuring, negotiating and consummating the Business Combination.

In connection with the Company’s assessment of going concern considerations in accordance with FASB ASC Topic 205-40, “Presentation of Financial Statements—Going Concern,” management has determined that the liquidity issue, timing of the mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after July 1, 2024. The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern. The Company plans to either complete a Business Combination prior to the mandatory liquidation date or extend such date.

F-11

TWO

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023

Note 2-Summary of Significant Accounting Policies and Basis of Presentation

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

As an emerging growth company, the Company may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of December 31, 2023 and 2022.

F-12

TWO

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023

Investments Held in the Trust Account

The Company’s portfolio of investments was originally comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities are included in gain on investments (net), dividends and interest, held in the Trust Account in the accompanying statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

In March 2023, the Company instructed the trustee of the Trust Account to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in an interest-bearing demand deposit account until the earlier of the consummation of a Business Combination and the liquidation of the Company. The funds were still held in this account as of December 31, 2023.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurements and Disclosures,” equals or approximates the carrying amounts represented in the balance sheets, primarily due to their short-term nature.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

F-13

TWO

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023

●	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Offering Costs Associated with the Initial Public Offering

Offering costs consist of legal, accounting, and other costs incurred that were directly related to the Initial Public Offering and were charged against the carrying value of the Class A ordinary shares subject to possible redemption upon the completion of the Initial Public Offering.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC 480. Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. As part of the Private Placement, the Company issued 628,750 Private Placement Shares to the Original Sponsor. These Private Placement Shares were not transferable, assignable or salable until 30 days after the completion of the Company’s initial Business Combination. They were also considered non-redeemable and were presented as permanent equity in the Company’s balance sheets. On December 30, 2022, the Original Sponsor unconditionally and irrevocably forfeited all 628,750 Private Placement Shares to the Company for no value and the Company cancelled the Private Placement Shares effective as of the same date. The Company’s Class A ordinary shares sold in the Initial Public Offering feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of December 31, 2023 and 2022, 4,191,330 and 21,437,500 Class A ordinary shares, respectively, subject to possible redemption are presented as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheets.

Under ASC 480-10S99, the Company has elected to recognize changes in the redemption value immediately as they occur and adjust the carrying value of the security to equal the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the security. Effective with the closing of the Initial Public Offering (including the exercise of the over-allotment option), the Company recognized the accretion from initial book value to redemption amount which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit. Subsequently, the Company recognized changes in the redemption value as an increase in redemption value of Class A ordinary shares subject to possible redemption as reflected on the accompanying statements of changes in shareholders’ deficit.

F-14

TWO

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023

Income Taxes

The Company follows accounting for income taxes under FASB ASC 740, “Income Taxes,” which prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2023 and 2022. The Company’s management has determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of December 31, 2023 and 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company has been subject to income tax examinations by major taxing authorities since inception.

There is currently no taxation imposed on income by the government of the Cayman Islands. In accordance with Cayman Islands’ federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net Income Per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income is shared pro rata between the two classes of shares, which assumes a Business Combination as the most likely outcome. Net income per ordinary share is calculated by dividing net income by the weighted average number of ordinary shares outstanding for the respective period.

As of December 31, 2023 and 2022, the Company did not have any dilutive securities and other contracts that could potentially be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted net income per ordinary share is the same as basic net income per ordinary share for the years ended December 31, 2023 and 2022. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

F-15

TWO

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023

The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net income per share for each class of ordinary shares:

Summary of Calculation of Basic and Diluted Net Income (Loss) Per Ordinary Share

	For The Years Ended December 31,
	2023		2022
	Class A	Class B	Class A	Class B
Basic and diluted net income per ordinary share:
Numerator:
Allocation of net income	$797,616	$474,895	$1,204,607	$292,616
Denominator:
Basic and diluted weighted average ordinary shares outstanding	9,001,411	5,359,375	22,062,805	5,359,375
Basic and diluted net income per ordinary share	$0.09	$0.09	$0.05	$0.05

Recent Accounting Pronouncements

The Company’s management does not believe that any recently issued, but not yet effective, accounting standards updates, if currently adopted, would have a material effect on the accompanying financial statements.

Note 3-Initial Public Offering

On April 1, 2021, the Company consummated its Initial Public Offering of 20,000,000 Public Shares, at an offering price of $10.00 per Public Share, generating gross proceeds of $200.0 million, and incurring offering costs of approximately $11.1 million (net of a required reimbursement from the underwriter), of which $7.0 million was for deferred underwriting commissions.

The Company granted the underwriter a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 3,000,000 additional Public Shares to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. The underwriter partially exercised the over-allotment option and on April 13, 2021, purchased 1,437,500 Additional Shares, generating gross proceeds of approximately $14.4 million, and the Company incurred additional offering costs of approximately $755,000 (net of a required reimbursement from the underwriter), of which approximately $503,000 was for deferred underwriting fees.

F-16

TWO

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023

Note 4-Related Party Transactions

Founder Shares

On January 21, 2021, the Original Sponsor paid $25,000, or approximately $0.004 per share, to cover expenses in consideration for 5,750,000 Class B ordinary shares, par value $0.0001 (the “Founder Shares”). Up to 750,000 Founder Shares were subject to forfeiture to the extent that the over-allotment option was not exercised in full by the underwriter, so that the Founder Shares would represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering. On March 8, 2021, the Original Sponsor transferred 25,000 Founder Shares to each of Michelle Gill, Ryan Petersen and Laura de Petra, and 30,000 Founder Shares to Pierre Lamond. Such shares were subject to forfeiture in the event the underwriter’s over-allotment option was not exercised in full. The underwriter partially exercised its over-allotment option on April 13, 2021 and on April 19, 2021, the Original Sponsor surrendered 390,625 Founder Shares for no consideration resulting in 5,359,375 Founder Shares issued and outstanding with no shares subject to forfeiture. On March 31, 2023, 3,347,611 Founder Shares were purchased from the Original Sponsor by the New Sponsor, and 1,506,764 will be transferred upon the closing of the Business Combination pursuant to certain non-redemption agreements. An aggregate of 145,000 Founder Shares was transferred by the New Sponsor to the Company’s directors and advisors in August 2023 and January 2024.

The initial shareholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of (A) one year after the completion of the initial Business Combination and (B) subsequent to the initial Business Combination, (x) if the closing price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Private Placement Shares

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 600,000 Private Placement Shares, at a price of $10.00 per Private Placement Share to the Original Sponsor, generating gross proceeds of approximately $6.0 million. If the over-allotment option was exercised, the Original Sponsor could have purchased an additional amount of up to 60,000 Private Placement Shares at a price of $10.00 per share. A portion of the proceeds from the Private Placement Shares was added to the proceeds from the Initial Public Offering held in the Trust Account. Simultaneously with the closing of the Over-Allotment on April 13, 2021, the Company consummated the second closing of the Private Placement, resulting in the purchase of an aggregate of an additional 28,750 Private Placement Shares by the Original Sponsor, generating gross proceeds to the Company of $287,500. On December 30, 2022, the Original Sponsor unconditionally and irrevocably forfeited all 628,750 Private Placement Shares to the Company for no value and the Company cancelled the Private Placement Shares effective as of the same date.

The initial shareholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Shares until the earlier to occur of (A) one year after the completion of the initial Business Combination and (B) subsequent to the initial Business Combination, (x) if the closing price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property.

F-17

TWO

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023

Sponsor Loan

On January 21, 2021, the Original Sponsor agreed to loan the Company up to $300,000 pursuant to a promissory note (the “Pre-IPO Note”). This loan was non-interest bearing and payable upon the completion of the Initial Public Offering. The Company borrowed approximately $81,000 under the Pre-IPO Note and repaid the Pre-IPO Note in full on April 5, 2021. No additional borrowing is available under the Pre-IPO Note.

Working Capital Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Original Sponsor, the New Sponsor, any of their affiliates, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required. If the Company completes a Business Combination, the Company would repay the Working Capital Loans. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into private placement shares at a price of $10.00 per share. On August 7, 2023, the Company issued the Working Capital Note to the New Sponsor in an amount up to $1,500,000, of which approximately $668,000 had previously been advanced by the New Sponsor. The Working Capital Note accrues no interest and is payable upon the consummation of the initial Business Combination or the date of the liquidation of the Company. As of December 31, 2023 and 2022, there were amounts of $1,500,000 and $0 advanced by the New Sponsor or the Original Sponsor under Working Capital Loans or the Working Capital Note, respectively. In addition, as of December 31, 2023 and 2022, there were $241,414 and $0 of due to related party advanced by the New Sponsor to further support the Company’s working capital needs, respectively. On February 9, 2024, the Company amended and restated the Working Capital Note to increase the principal amount from $1,500,000 to $3,000,000.

Administrative Services Agreement

On March 29, 2021, the Company entered into an administrative services agreement (the “Administrative Services Agreement”) with the Original Sponsor pursuant to which, commencing on the date the Company’s securities were first listed on the New York Stock Exchange, the Company agreed to pay the Original Sponsor a total of $10,000 per month for office space, secretarial and administrative services. On March 31, 2023, pursuant to an assignment and assumption agreement, the Original Sponsor assigned the Administrative Services Agreement to the New Sponsor. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. During the year ended December 31, 2023, the Company incurred $120,000 in expenses for these services, which are included in general and administrative expenses on the accompanying statement of operations. No amount was due as of December 31, 2023 and 2022.

F-18

TWO

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023

Note 5-Commitments and Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Shares, and Class A ordinary shares that may be issued upon conversion of Working Capital Loans were entitled to registration rights pursuant to a registration rights agreement signed upon consummation of the Initial Public Offering. These holders were entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, these holders will have certain “piggyback” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriter was entitled to an underwriting discount of $0.20 per share, or $4.0 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per share, or approximately $7.0 million in the aggregate, was deferred underwriting commissions to the underwriter.

The underwriter partially exercised the over-allotment option and was entitled to an additional fee of approximately $755,000 (net of a required reimbursement from the underwriter), of which approximately $503,000 was for deferred underwriting commissions.

On February 14, 2023, the representative of the underwriter executed a waiver agreement to forfeit any rights or claims it has, or may in the future have, to the deferred underwriting commissions. The Company reduced the deferred underwriting fee payable on the accompanying balance sheets by the full amount of $7,503,125 which was charged directly to accumulated deficit in the statement of changes in shareholders’ deficit.

Risks and Uncertainties

Various social and political circumstances in the United States and around the world (including wars and other forms of conflict, including rising trade tensions between the United States and China, and other uncertainties regarding actual and potential shifts in the United States and foreign, trade, economic and other policies with other countries, terrorist acts, security operations and catastrophic events such as fires, floods, earthquakes, tornadoes, hurricanes and global health epidemics) may contribute to increased market volatility and economic uncertainties or deterioration in the United States and worldwide. This market volatility could adversely affect the Company’s ability to complete a Business Combination. In response to the conflict between nations, the United States and other countries have imposed sanctions or other restrictive actions against certain countries. Any of the above factors, including sanctions, export controls, tariffs, trade wars and other governmental actions, could have a material adverse effect on the Company’s ability to complete a Business Combination and the value of the Company’s securities.

Management continues to evaluate the impact of these types of risks on the industry and has concluded that while it is reasonably possible that these types of risks could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

F-19

TWO

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023

Note 6-Class A Ordinary Shares Subject to Possible Redemption

The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 400,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share.

On March 31, 2023, shareholders holding 16,437,487 Class A ordinary shares exercised their right to redeem their shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $168.2 million (approximately $10.23 per share) was removed from the Trust Account to pay such holders and approximately $51.2 million remained in the Trust Account. Following the redemptions, the Company had 5,000,013 Class A ordinary shares outstanding.

On December 29, 2023, shareholders holding 808,683 Class A ordinary shares exercised their right to redeem their shares for a pro rata portion of the funds in the Trust Account. Following the redemptions, the Company has 4,191,330 Class A ordinary shares outstanding.

Class A ordinary shares subject to possible redemption reflected on the balance sheets are reconciled on the following table:

Summary of Class A Ordinary Shares Subject to Possible Redemption

Class A ordinary shares subject to possible redemption, December 31, 2022	$217,165,704
Class A ordinary shares redeemed as of December 31, 2023	(168,236,768)
Class A ordinary shares tendered for redemption as of December 31, 2023	(8,605,678)
Plus:
Waiver of Class A ordinary shares issuance costs	7,503,125
Less:
Change in redemption value of Class A ordinary shares subject to possible redemption amount	(3,344,331)
Class A ordinary shares subject to possible redemption, December 31, 2023	$44,482,052

Note 7-Shareholders’ Deficit

Preference Shares - The Company is authorized to issue 1,000,000 preference shares with a par value $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2023 and 2022, there were no preference shares issued or outstanding.

Class A Ordinary Shares - The Company is authorized to issue 400,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of December 31, 2023 and 2022, there were 4,191,330 and 21,437,500 Class A ordinary shares outstanding, respectively, all of which shares were subject to possible redemption and have been classified as temporary equity, respectively (see Note 6).

F-20

TWO

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023

Class B Ordinary Shares - The Company is authorized to issue 10,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders are entitled to one vote for each share of Class B ordinary shares. On January 21, 2021, 5,750,000 Class B ordinary shares were issued to the Company’s Original Sponsor. Of the 5,750,000 Class B ordinary shares, an aggregate of up to 750,000 shares were subject to forfeiture to the Company for no consideration to the extent that the underwriter’s over-allotment option was not exercised in full or in part, so that the initial shareholders will collectively own 20% of the Company’s issued and outstanding ordinary shares (excluding the Private Placement Shares) after the Initial Public Offering. The underwriter partially exercised its over-allotment option on April 13, 2021, 390,625 Class B ordinary shares were forfeited for no consideration resulting in 5,359,375 Class B ordinary shares issued and outstanding with no shares subject to forfeiture. On March 31, 2023, 3,347,611 Class B ordinary shares were purchased from the Original Sponsor by the New Sponsor, and 1,506,764 Class B ordinary shares will be transferred upon the closing of the Business Combination pursuant to certain non-redemption agreements. An aggregate of 145,000 Founder Shares was transferred by the New Sponsor to the Company’s directors and advisors in August 2023 and January 2024.

Holders of the Class A ordinary shares and holders of the Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders, except as required by law or stock exchange rule; provided that only holders of the Class B ordinary shares have the right to vote on the election of the Company’s directors prior to the initial Business Combination.

The Class B ordinary shares will automatically convert into Class A ordinary shares on the first business day following the consummation of the initial Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the Initial Public Offering (excluding the Private Placement Shares), plus (ii) the sum of the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Shares that may be issued upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one to one.

Note 8-Fair Value Measurements

The following tables present information about the Company’s assets that are measured at fair value on a recurring basis as of December 31, 2023 and 2022 and indicate the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value:

Summary of Assets and Liabilities that are Measured at Fair Value on a Recurring Basis

December 31, 2023

	Quoted	Significant	Significant
	Prices	Other	Other
	in Active	Observable	Unobservable
	Markets	Inputs	Inputs
Description	(Level 1)	(Level 2)	(Level 3)
Investments held in Trust Account:
Demand Deposit Account	$53,187,730	$—	$—

F-21

TWO

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023

December 31, 2022

	Quoted	Significant	Significant
	Prices	Other	Other
	in Active	Observable	Unobservable
	Markets	Inputs	Inputs
Description	(Level 1)	(Level 2)	(Level 3)
Investments held in Trust Account:
U.S. Treasury Securities (1)	$217,262,118	$—	$—

(1)	Excludes $3,586 of cash balance held within the Trust Account.

Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. There were no transfers between levels of the hierarchy for the years ended December 31, 2023 and 2022.

Level 1 assets include investments in Treasury Bills, treasury backed money market funds, and demand deposit accounts. The Company uses inputs such as actual trade data, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

Note 9-Subsequent Events

Management has evaluated subsequent events and transactions that occurred up to the date the financial statements were issued. Based upon this review, other than events disclosed below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On January 9, 2024, a total of $8,605,678 was withdrawn from the Company’s Trust Account on a pro rata basis as a result of 808,683 Public Shares being exercised during the redemption event in December 2023. Following redemptions, the Company has 4,191,330 Public Shares outstanding and the balance of the Trust Account was approximately $44.6 million.

On January 10, 2024, the Board of Directors of the Company appointed Javier Saade as a Class I director, effective immediately. Mr. Saade qualifies as an independent director and his term of office will expire at the Company’s annual general meeting in 2025. In connection with the appointment, 10,000 Founder Shares were transferred by the New Sponsor to Mr. Saade on January 10, 2024.

On January 11, 2024, $146,697 was drawn on the promissory note that was issued on December 29, 2023. On February 14, 2024, an additional $73,348 was drawn on the promissory note.

F-22

Report of Independent Registered Public Accounting Firm

To the shareholders and the Board of Directors of Latam Logistic Properties, S.A.

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial position of Latam Logistic Properties, S.A. and subsidiaries (the “Group”) as of December 31, 2022 and 2021, the related consolidated statements of profit or loss and other comprehensive loss, changes in equity, and cash flows, for the years then ended, and the related notes and the Schedule I – Parent Company Only Financial Information and Schedule III – Schedule of Real Estate (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Group as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Restatement of the Financial Statements

As discussed in Note 25 to the financial statements, the accompanying financial statements have been restated to correct misstatements.

Basis for Opinion

These financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on the Group’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Group in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Group is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche, S.A.

San José, Costa Rica

January 15, 2024

We have served as the Group’s auditor since 2017

F-23

LATAM LOGISTIC PROPERTIES, S.A. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF PROFIT OR LOSS

AND OTHER COMPREHENSIVE LOSS

(in U.S. Dollars)

		For the years ended December 31,
	Notes	2022 (As Restated - Note 25)	2021 (As Restated - Note 25)
REVENUES
Rental revenue	2n, 4	$31,890,569	$25,553,931
Other		92,998	42,142
Total revenues		31,983,567	25,596,073

Investment property operating expense	5	(5,407,439)	(4,087,365)
General and administrative		(4,609,195)	(5,394,201)
Investment property valuation gain	2j, 12	3,525,692	12,610,127
Interest income from affiliates	2g, 22	561,372	424,838
Financing costs	2q, 16	(11,766,726)	(9,799,558)
Net foreign currency gain (loss)	2d	299,762	(707,570)
Loss on sale of investment properties	2j, 12	(398,247)	—
Other income	6	100,127	151,391
Other expenses	6	(611,173)	(1,367,647)
Profit before taxes		13,677,740	17,426,088

INCOME TAX EXPENSE	2s, 20	(2,236,507)	(8,756,703)

PROFIT FOR THE YEAR		$11,441,233	$8,669,385

OTHER COMPREHENSIVE LOSS:
Items that may be reclassified subsequently to profit or loss:
Translation loss from functional currency to reporting currency	2d	(13,533,732)	(12,522,802)
Total comprehensive loss for the year		$(2,092,499)	$(3,853,417)

PROFIT FOR THE YEAR ATTRIBUTABLE TO:
Owners of the Group		$8,028,610	$4,126,505
Non-controlling interests	2f, 18	3,412,623	4,542,880
Total profit for the year		$11,441,233	$8,669,385

TOTAL COMPREHENSIVE LOSS ATTRIBUTABLE TO:
Owners of the Group		$(5,505,122)	$(8,396,297)
Non-controlling interests	2f, 18	3,412,623	4,542,880
Total comprehensive loss for the year		$(2,092,499)	$(3,853,417)

Earnings per share attributable to owners of the Group - basic and diluted	19	$0.048	$0.025

The accompanying notes are an integral part of these consolidated financial statements.

F-24

LATAM LOGISTIC PROPERTIES, S.A. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(in U.S. Dollars)

		As of December 31,		As of January 1,
	Notes	2022 (As Restated - Note 25)	2021 (As Restated – Note 25)	2021 (As Restated – Note 25)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	8	$14,988,112	$17,360,353	$15,458,803
Due from affiliates	2g, 22	8,798,945	—	—
Lease and other receivables, net	2g, 9	2,516,525	1,934,648	1,778,605
Asset held for sale	2l, 13	2,977,147	2,977,147	—
Prepaid construction costs		2,317,383	5,140,732	4,434,069
Other current assets	10	1,708,313	2,169,363	2,262,232
Total current assets		33,306,425	29,582,243	23,933,709

NON-CURRENT ASSETS:
Investment properties	2j, 12	449,036,633	428,275,741	364,307,039
Tenant notes receivables - long term, net	2g, 9	6,796,584	3,250,848	2,794,533
Due from affiliates - long term	2g, 22	-	6,137,573	5,027,735
Restricted cash equivalent	8	3,252,897	3,929,870	7,744,696
Property and equipment, net	11	427,719	502,744	561,928
Deferred tax asset	2s, 20	239,281	686,314	1,323,723
Other non-current assets		4,559,330	5,420,872	3,574,228
Total non-current assets		464,312,444	448,203,962	385,333,882

TOTAL ASSETS		$497,618,869	$477,786,205	$409,267,591

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	14	$8,591,922	$9,113,837	$11,268,643
Deposits for the sale of assets	13	2,400,000	1,200,000	—
Income tax payable	2s, 20	663,703	124,472	637,694
Retainage payable	2o	3,001,433	2,926,703	2,328,234
Long term debt - current portion	16	110,943,460	23,547,197	11,554,427
Other current liabilities	2i	54,983	106,778	102,465
Total current liabilities		125,655,501	37,018,987	25,891,463

NON—CURRENT LIABILITIES:
Long term debt	2g, 16	98,383,315	165,171,917	114,937,348
Deferred tax liability	2s, 20	37,215,884	36,659,475	29,014,845
Security deposits		1,706,959	1,360,501	942,954
Other non-current liabilities	2i	590,740	48,553	160,149
Total non-current liabilities		137,896,898	203,240,446	145,055,296

TOTAL LIABILITIES		263,552,399	240,259,433	170,946,759

EQUITY:
Membership units		—	—	100
Common share capital	17	168,142,740	168,142,740	—
Additional Paid—in Capital		—	—	168,142,696
Retained earnings		64,739,312	56,710,702	52,584,197
Foreign currency translation reserve	2d	(32,068,047)	(18,534,315)	(6,011,513)
Equity attributable to owners of the Group		200,814,005	206,319,127	214,715,480
Non-controlling interests	2f, 18	33,252,465	31,207,645	23,605,352
Total equity		234,066,470	237,526,772	238,320,832

TOTAL LIABILITIES AND EQUITY		$497,618,869	$477,786,205	$409,267,591

The accompanying notes are an integral part of these consolidated financial statements.

F-25

LATAM LOGISTIC PROPERTIES, S.A. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(in U.S. Dollars)

		Attributable to owners of the Group
		Membership Units			Ordinary Shares
	Notes	Number of Units	Membership units	Additional Paid—in Capital	Number of Shares	Common share capital	Retained Earnings	Foreign currency translation reserve	Equity attributable to owners of the Group	Non—Controlling Interests	Total Equity

BALANCE AS OF DECEMBER 31, 2020 (As Previously Reported)		100	$100	$168,142,696	—	$—	$49,606,841	$(6,011,513)	$211,738,124	$23,496,173	$235,234,297
Impact of restatement (Note 25)		—	—	—	—	—	2,977,356	—	2,977,356	109,179	3,086,535
BALANCE AS OF JANUARY 1, 2021 (As Restated - Note 25)		100	$100	$168,142,696	—	$—	$52,584,197	$(6,011,513)	$214,715,480	$23,605,352	$238,320,832
Profit for the year		—	—	—	—	—	4,126,505	—	4,126,505	4,542,880	8,669,385
Other comprehensive loss	2d	—	—	—	—	—	—	(12,522,802)	(12,522,802)	—	(12,522,802)
Total comprehensive loss for the Year		—	—	—	—	—	4,126,505	(12,522,802)	(8,396,297)	4,542,880	(3,853,417)
Conversion from S.R.L. to S.A.	1,17	(100)	(100)	(168,142,696)	168,142,740	168,142,740	—	—	(56)	—	(56)
Capital contributions	18	—	—	—	—	—	—	—	—	4,084,160	4,084,160
Distributions paid to non-controlling interest	18	—	—	—	—	—	—	—	—	(1,024,747)	(1,024,747)
BALANCE AS OF DECEMBER 31, 2021 (As Restated - Note 25)		—	$—	$—	168,142,740	$168,142,740	$56,710,702	$(18,534,315)	$206,319,127	$31,207,645	$237,526,772
Profit for the year		—	—	—	—	—	8,028,610	—	8,028,610	3,412,623	11,441,233
Other comprehensive loss	2d	—	—	—	—	—	—	(13,533,732)	(13,533,732)	—	(13,533,732)
Total comprehensive loss for the Year		—	—	—	—	—	8,028,610	(13,533,732)	(5,505,122)	3,412,623	(2,092,499)
Capital contributions	18	—	—	—	—	—	—	—	—	700,000	700,000
Distributions paid to non-controlling interest	18		—	—	—	—	—	—	—	(2,067,803)	(2,067,803)
BALANCE AS OF DECEMBER 31, 2022 (As Restated - Note 25)		—	$—	$—	168,142,740	$168,142,740	$64,739,312	$(32,068,047)	$200,814,005	$33,252,465	$234,066,470

The accompanying notes are an integral part of these consolidated financial statements.

F-26

LATAM LOGISTIC PROPERTIES, S.A. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in U.S. Dollars)

		For the years ended December 31,
	Notes	2022 (As Restated - Note 25)	2021 (As Restated – Note 25)
Cash flows from operating activities:
Profit for the year		$11,441,233	$8,669,385
Adjustments:
Depreciation and amortization	11	124,287	139,896
Provision for expected credit losses	2g, 9	1,470,990	1,062,133
Net foreign currency (gain) loss	2d	(325,135)	302,638
Amortization of right-of-use assets	2i, 15	104,198	96,662
Investment property valuation gain	2j, 12	(3,525,692)	(12,610,127)
Financing costs	2q, 16	11,766,726	9,799,558
Loss on sale of investment properties	2j, 12	398,247	—
Loss on disposal of property and equipment	11	30,269	925
Straight-line rent	2j	(2,423,347)	(1,984,366)
Interest income from affiliates	2g, 22	(561,372)	(424,838)
Income tax expense	2s, 20	2,236,507	8,756,703
Working capital adjustments:
(Increase) decrease in:
Lease and other receivables, net	2g, 9	1,092,549	(5,185,489)
Other assets		(1,295,515)	1,414,116
Increase (decrease) in:
Accounts payable and accrued expenses	14	(1,558,595)	619,206
Security deposits		346,458	417,547
Retainage payable	2o	74,730	663,420
Income tax payable	2s, 20	539,231	(492,438)
Income tax paid	2s, 20	(324,624)	(1,392,680)
Net cash generated by operating activities		$19,611,145	$9,852,251

Cash flows from investing activities:
Capital expenditure on investment properties	2j, 12	$(40,975,109)	$(48,254,733)
Proceeds from sale of investment properties	2j, 12	8,874,753	—
Acquisitions of investment properties, net of closing costs	2j, 12	—	(22,443,229)
Purchase of property and equipment	11	(88,487)	(97,687)
Proceeds for asset held for sale	2l, 13	1,200,000	1,200,000
Loans to affiliates	22	(2,100,000)	(685,000)
Loans to tenants for leasehold improvement	9	(4,687,480)	(801,384)
Repayments on loans to tenants	9	671,937	407,600
Restricted cash equivalent	8	620,450	3,812,470
Net cash used in investing activities		$(36,483,936)	$(66,861,963)

Cash flows from financing activities:
Long term debt borrowing	2g, 16	$44,217,867	$78,626,400
Long term debt repayment	2g, 16	(13,335,183)	(11,860,052)
Cash paid for raising debt	2p, 16	(41,550)	(1,070,987)
Interest and commitment fee paid	2q, 16	(14,505,955)	(9,391,336)
Capital contributions from non-controlling partners	2f, 18	700,000	4,084,160
Distributions to non-controlling partners	2f, 18	(2,067,803)	(1,024,747)
Repayment of office lease liabilities	2i, 15	(163,072)	(99,380)
Net cash provided by financing activities		$14,804,304	$59,264,058

Effects of exchange rate fluctuations on cash held		(303,754)	(352,796)
Net (decrease) increase in cash and cash equivalents		(2,372,241)	1,901,550
Cash and cash equivalents at the beginning of year		17,360,353	15,458,803

Cash and cash equivalents at the end of year		$14,988,112	$17,360,353

The accompanying notes are an integral part of these consolidated financial statements.

F-27

LATAM LOGISTIC PROPERTIES, S.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in U.S. Dollars)

1. NATURE OF BUSINESS

Latam Logistic Properties, S.A. (“LLP” or “Parent Company”) is a company organized in accordance with the laws of the Republic of Panama, constituted as a limited liability company, by public deed dated April 29, 2015, and registered before the Public Registry of Panama on May 4, 2015. The registered office is located in BMW Plaza, 9th floor, Calle 50, Panama City, Republic of Panama.

Latam Logistic Properties, S.A., through its affiliates and subsidiaries (jointly referred to as “the Group” and individually as “Group entities”), is a fully-integrated, internally managed real estate company that develops, owns and manages a diversified portfolio of warehouse logistics assets in Central and South America.

The consolidated financial statements of the Group as of December 31, 2022 and 2021 and the years then ended include the consolidated financial information of the parent company and its subsidiaries. Information on the Group’s structure is provided in Note 2.

As of December 31, 2022 and 2021, LatAm Logistic Properties, S.A. ownership structure was as follows:

	2022		2021
	Number of Ordinary Shares	% of Ownership	Number of Ordinary Shares	% of Ownership

JREP I Logistics Acquisition, L.P. (1)	149,378,010	88.8%	149,378,010	88.8%
Latam Logistic Investments, LLC	13,451,419	8.0%	13,451,419	8.0%
Latam Logistic Equity Partners, LLC	5,313,311	3.2%	5,313,311	3.2%
Total	168,142,740	100.0%	168,142,740	100.0%

(1)	JREP I Logistics Acquisition L.P. (“JREP I”) is the Group’s majority shareholder and controlling investor with 88.8% ownership. JREP GP LLC has exclusive management control over JREP I, which was engaged by Jaguar Growth Asset Management LLC to have full control over JREP I. The ultimate Group’s capital partner is Jaguar Growth Partners LLC, a New York based private equity fund with ample experience in real estate developments throughout emerging markets.

Conversion from S.R.L. to S.A.

On January 2, 2021, the General Assembly of Shareholders unanimously approved the transformation and conversion of LatAm Logistic Properties, S.A. from a limited liability company to a corporation, resolution duly registered with the Public Registry of Panama on January 13, 2021 (the “Conversion”). In accordance with the bylaws of a limited liability company and up to conversion date on January 2, 2021, the capital structure of LatAm Logistic Properties, S.A. was through Membership Units.

The Group evaluated the facts and circumstances and concluded the Conversion represented a capital restructuring, which was reflected in the consolidated statements of changes in equity prospectively. Additionally, the Conversion resulted in an exchange of equity interest was akin to a stock split. As such, the change in capital stock was reflected retrospectively for earnings per share (“EPS”) purposes.

F-28

2. SIGNIFICANT ACCOUNTING POLICIES

a. Basis of Accounting - The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”).

The consolidated financial statements have been prepared on the historical cost basis except certain investment properties that are measured at fair value as of end of each reporting period, as explained in the accounting policies below. Historical cost is generally based on the fair value of the consideration given in exchange for goods and services.

The Group management believes that all adjustments that are required for a proper presentation of the financial information are incorporated in these consolidated financial statements.

b. Going Concern - The accompanying consolidated financial statements are prepared on a going concern basis in accordance with International Accounting Standard (“IAS”) 1 Presentation of Financial Statements, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

As described further in Note 16, the Group was not in compliance with certain financial covenants associated with certain non-recourse financing loans as of December 31, 2022. These included the Group’s loans with Banco Davivienda, Bancolombia, and ITAÚ Corpbanca Colombia and resulted in these loans being classified as current within the consolidated statement of financial position as of December 31, 2022. Additionally, the Group breached a financial ratio covenant with Bancolombia in June of 2023. Despite not missing any debt service payments, each of these covenant breaches constitute an “event of default” under the Group’s credit agreements. However, the Group has a history of successfully refinancing its debts as a matter of customary business practice and are currently pursuing a business combination (see Note 26), which is expected to provide the Group with additional funding.

In order to mitigate the effects of the Banco Davivienda breach, the Group obtained a waiver which removed its obligation to comply with the financial covenants in February 2023 and the debt was subsequently refinanced in April 2023 with Banco Nacional de Costa Rica (see Note 26), with which the Group is currently in full compliance.

As part of the sale of the Colombian investment property (see Note 26), the ITAÚ Corpbanca Colombia loan was fully repaid in August 2023, thus resolving any covenant breach.

In September 2023, the Group restructured its Bancolombia debt to defer principal payments until May 2024, at which point the Group will have 12 months to pay this deferred principal in full at no additional cost. The Group also obtained a waiver for the covenant breaches, which waives compliance with the debt service coverage ratio through December 31, 2023, after which the next debt service coverage compliance testing date will be in June 2024. The outstanding Bancolombia loan balance as of December 31, 2022 was $34 million ($33 million of current liabilities relates to the breach in loan covenants), and was classified within current liabilities on the consolidated statement of financial position. As of September 30, 2023, the outstanding Bancolombia loan balance was approximately $40 million, of which approximately $0.6 million was classified within current liabilities on the consolidated statement of financial position.

While the Group has fulfilled all debt service payments required by its lending agreements in all jurisdictions to date, current interest rates in Colombia make it probable that further debt waivers, restructuring, or repayment will be necessary relating to the Bancolombia loan prior to May 2024, when principal payments resume on the loan. The Group’s lending agreements with Bancolombia are only collateralized by the respective Colombian assets, which were valued at $67.5 million as of December 31, 2022. No other guarantees have been provided by the Group’s other subsidiaries that would put the Group’s operations outside of Colombia at risk in event of foreclosure. While the $5.7 million in revenue generated by the Group’s Colombian operations for the year ended December 31, 2022 represents approximately 18% of the Group’s consolidated revenues for the year, the Group’s operations outside of Colombia are expected to be profitable and generate adequate liquidity to provide for continued operations. In the event that the Group is unable to obtain further debt waivers, restructure the debt, or otherwise repay the Bancolombia loan, there is a possibility Bancolombia may initiate proceedings to foreclose on its Colombian properties without further recourse. Considering planned mitigating activities, management believes that this does not create material uncertainty that may cast significant doubt about the Group’s ability to continue as a going concern.

F-29

c. Functional and Presentation Currency - The consolidated financial statements are presented in U.S. dollars (USD), which is the functional currency of Latam Logistic Properties, S.A. and its subsidiaries, except for the Colombian subsidiaries of Latam Logistic COL OpCo, S.A. and Latam Logistic COL PropCo Cota I, S.A.S, for which the functional currency is the Colombian Peso. As of December 31, 2022 and 2021, the sell-exchange rates for a USD to relevant currencies for the Group $1.00 were the following:

	2022	2021

Costa Rican Colones (“CRC”)	CRC 602	CRC 645

Peruvian Soles (“PEN”)	PEN 3.820	PEN 3.991

Colombian Peso (“COP”)	COP 4,810	COP 3,981

d. Foreign Currency -

●	Foreign Currency Transactions - Transactions in foreign currencies are translated into the respective functional currencies of the Group entities at exchange rates at the dates of the transactions.

Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rate at the reporting date. Non-monetary assets and liabilities that are measured at fair value in a foreign currency are translated into the functional currency at the exchange rate when the fair value was determined. Non-monetary items that are measured based on historical cost in a foreign currency are translated at the exchange rate at the date of the transaction. Foreign currency differences are generally recognized in profit or loss.

●	Foreign Operations - The assets and liabilities of foreign operations, for which the functional currency is other than the USD are translated into USD at exchange rates in effect at the date of the consolidated statement of financial position. The income and expenses of foreign operations are translated at exchange rates at the dates of the transactions. Components of equity are translated into USD at the historical exchange rates.

Foreign currency differences are recognized in other comprehensive income (OCI) and accumulated in a separate line item in the Group’s consolidated statements of changes in equity under “Foreign currency translation reserve”, except to the extent that the translation difference is allocated to non-controlling interests (“NCI”). When a foreign operation is disposed of in its entirety or partially such that control, significant influence or joint control is lost, the cumulative amount in the foreign currency translation reserve account related to that foreign operation is reclassified to profit or loss as part of the gain or loss on disposal. If the Group disposes of part of its interest in a subsidiary but retains control, then, the relevant proportion of the cumulative amount is reattributed to non-controlling interests. When the Group disposes only part of an associate while retaining significant influence, the relevant proportion of the cumulative amount is reclassified to profit or loss.

F-30

e. Use of Significant Judgements and Estimates - In preparing the consolidated financial statements, management has made judgments, estimates, and assumptions that affect the application of the Group’s accounting policies and the reported amounts of assets, liabilities, income, and expenses. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to estimates are recognized prospectively. Actual results may differ from these estimates.

The following are the critical accounting judgements and key sources of estimation uncertainty, that the management have made in the process of applying the Group’s accounting policies and that have the most significant effect on the amounts recognized in financial statements.

●	Leases - The Group applied the following judgements that significantly affect the determination of the amount and timing of income from lease contracts:

Definition of a lease

Under IFRS 16, a lease is a contract (i.e., an agreement between two or more parties that creates enforceable rights and obligations), or part of a contract, that conveys the right to use an asset (the underlying asset) for a period of time in exchange for consideration.

Property lease classification – the Group as lessor

The Group has entered into leases on its investment property portfolio. The Group has determined, based on an evaluation of the terms and conditions of the arrangements, such as the lease term not constituting a major part of the economic life of the property and the present value of the minimum lease payments not amounting to substantially all of the fair value of the property, that it retains substantially all the risks and rewards incidental to ownership of this property and accounts for the contracts as operating leases.

Estimating the incremental borrowing rate – the Group as lessee

The Group cannot readily determine the interest rate implicit in leases where it is the lessee, therefore, it uses its incremental borrowing rate (IBR) to measure lease liabilities. The IBR is the rate of interest that the Group would have to pay to borrow over a similar term, and with a similar security, the funds necessary to obtain an asset of a similar value to the right-of-use asset in a similar economic environment. The Group estimates the IBR using observable inputs (such as market interest rates) when available and is required to make certain entity-specific estimates (such as the subsidiary’s stand-alone credit rating).

●	Investment Properties - Investment properties are initially recognized at cost. The Group elects to subsequently remeasure investment properties at fair value. As of each year end, valuations for the Group’s investment properties are generally performed by an external valuation firm. Note 12 provides detailed information about the key assumptions used in the determination of the fair value of the investment properties.

●	Impairment of Financial Assets – Allowances for expected credit losses are made based on the risk of non-payment taking into account aging, previous experience, economic conditions and forward-looking data, which are evaluated on a quarterly basis. Such allowances are measured as either 12-months expected credit losses or lifetime expected credit losses depending on changes in the credit quality of the counterparty, with 100% of balances being reserved for if a counterparty exhibits characteristics of default. The definition of default is determined by considering whether there is a breach of financial covenants or information developed internally or obtained from external sources.

F-31

●	Control for partnership agreements – Management has assessed whether its interest over investees represents a parent / subsidiary relationship and requires consolidation as per IFRS 10 control criteria. Control is achieved when the Group is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Management considers all relevant facts and circumstances in assessing whether it has power over an investee including contractual arrangement contained within partnership agreements, rights arising service contracts with other vote holders for partnership arrangements and decision-making authority for the Group.

f. Basis of Consolidation - The consolidated financial statements incorporate the financial statements of the Group and entities controlled by the Group (its subsidiaries) at the end of each reporting year. Control is achieved when the Group:

●	Has the power over the investee;

●	Is exposed, or has rights, to variable returns from its involvement with the investee; and

●	Has the ability to use its power to affects its returns.

The Group reassesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control listed above.

When the Group has less than a majority of the voting rights of an investee, it considers that it has power over the investee when the contractual rights are sufficient to give it the practical ability to direct the relevant activities of the investee unilaterally. The Group considers all relevant facts and circumstances in assessing whether or not the Group’s voting rights in an investee are sufficient to give it power, including:

●	The size of the Group’s holding of voting rights relative to the size and dispersion of holdings of the other vote holders;

●	Exposure, or rights, to variable returns from its involvement with the investee

●	Any additional facts and circumstances that indicate that the Group has, or does not have, the current ability to direct the relevant activities at the time that decisions need to be made including the ability to use its power over the investee to affect the amount of the investor’s returns

Consolidation of a subsidiary begins when the Group obtains control over the subsidiary and ceases when the Group loses control. Specifically, the results of subsidiaries acquired or disposed of during the year are included in profit or loss from the date the Group gains control until the date when the Group ceases to control the subsidiary. Profit or loss and each component of other comprehensive loss are attributed to owners of the Group and to the non-controlling interests. Total comprehensive income of the subsidiaries is attributed to the owners of the Group and to the non-controlling interests even if this results in the non-controlling interests having a deficit balance.

Where necessary, adjustments are made to the financial statements of subsidiaries to bring the accounting policies used into line with the Group’s accounting policies.

F-32

All intragroup assets and liabilities, equity, income, expenses and cash flows relating to transactions between the members of the Group are eliminated on consolidation.

Non-controlling interests in subsidiaries are identified separately from the Group’s equity therein. Those interests of non-controlling shareholders that are present ownership interests entitling their holders to a proportionate share of net assets upon liquidation may initially be measured at fair value or at the non-controlling interests’ proportionate share of the fair value of the acquiree’s identifiable net assets. The choice of measurement is made on an acquisition-by-acquisition basis. Other non-controlling interests are initially measured at fair value. Subsequent to acquisition, the carrying amount of non-controlling interests is the amount of those interests at initial recognition plus the non-controlling interests’ share of subsequent changes in equity. Total comprehensive income is attributed to non-controlling interests even if this results in the non-controlling interests having a deficit balance.

Changes in the Group’s interests in subsidiaries that do not result in a loss of control are accounted for as equity transactions. The carrying amount of the Group’s interests and the non-controlling interests are adjusted to reflect the changes in their relative interests in the subsidiaries. Any difference between the amount by which the non-controlling interests are adjusted and the fair value of the consideration paid or received is recognized directly in equity and attributed to the owners of the Group.

When the Group loses control of a subsidiary, the gain or loss on disposal recognized in profit or loss is calculated as the difference between (i) the aggregate of the fair value of the consideration received and the fair value, as of the date control is lost, of any retained interest in the subsidiary and (ii) the previous carrying amount of the assets (including goodwill), less liabilities of the subsidiary and any non-controlling interests. All amounts previously recognized in other comprehensive loss in relation to that subsidiary are accounted for as if the Group had directly disposed of the related assets or liabilities of the subsidiary (i.e. reclassified to profit or loss or transferred to another category of equity as required/permitted by applicable IFRS Standards). The fair value of any investment retained in the former subsidiary at the date when control is lost is regarded as the fair value on initial recognition for subsequent accounting under IFRS 9 Financial Instruments when applicable, or the cost on initial recognition of an investment in an associate or a joint venture.

The consolidated financial statements include the financial information of Latam Logistic Properties, S.A. (parent entity) and its subsidiaries:

		Ownership Interest		Non-controlling Interest
Entities	Country	2022	2021	2022	2021
Latam Logistic Property Holdings LLC	United States	100%	100%
Latam Logistic COL HoldCo I, S de R.L.	Panamá	100%	100%
Latam Logistic CR HoldCo I, S de R.L.	Panamá	100%	100%
Latam Logistic Pan HoldCo S de R.L.	Panamá	100%	100%
Latam Logistic Pan Holdco El Coyol II S de R.L.	Panamá	50%	50%	50%	50%
Latam Logistic Pan Holdco Cedis Rurales S de R.L.	Panamá	100%	100%
Latam Logistic Pan HoldCo San Joaquin I S de R.L.	Panamá	100%	100%
Latam Logistic Pan Holdco Lagunilla I, S.R.L. (1)	Panamá	—%	50%	100%	50%
Latam Logistic Pan Holdco Verbena I S de R.L. (2)	Panamá	47.6%	47.6%	52.4%	52.4%
Latam Logistic Pan Holdco Verbena II S, S.R.L. (3)	Panamá	47.6%	47.6%	52.4%	52.4%
Latam Logistic Pan Holdco Santiago I, S de R.L.	Panamá	100%	100%
Latam Logistic Pan Holdco Santo Domingo, S de R.L.	Panamá	100%	100%
Latam Logistic Pan Holdco Medellin I, S.R.L.	Panamá	100%	100%
LatAm Logistic Pan HoldCo Bodegas los Llanos, S.R.L.	Panamá	100%	100%
Latam Logistic PER OpCo, S.R.L.	Perú	100%	100%
Latam Logistic PER PropCo Lurin I, S. de R.L.	Perú	100%	100%
Latam Logistic PER PropCo Lurin II, S. de R.L.	Perú	100%	100%
Latam Logistic PER PropCo Lurin III, S. de R.L.	Perú	100%	100%
Parque Logístico Callao, S.R.L.	Perú	50%	50%	50%	50%
Latam Logistic COL OpCo, S.A. (4)	Colombia	100%	100%
Latam Logistic COL PropCo Cota I, S.A.S.	Colombia	100%	100%
Latam Logistic Propco Celta I, S.A.S.	Colombia	100%	100%
Latam Logistic CR OpCo, S.R.L.	Costa Rica	100%	100%
Latam Logistic CR PropCo Alajuela I, S.R.L.	Costa Rica	100%	100%
Latam Propco El Coyol Dos S de R.L.	Costa Rica	50%	50%	50%	50%
Latam Logistic Propco Bodegas San Joaquín S de R.L.	Costa Rica	100%	100%
Latam Logistic Propco Cedis Rurales Costa Rica S de R.L.	Costa Rica	100%	100%
3101784433, S.R.L.	Costa Rica	23.6%	23.8%	76.4%	76.2%
Latam Logistic Propco Lagunilla I S de R.L. (5)	Costa Rica	—%	50%	100%	50%
Latam Logistic PropCo Bodegas los Llanos S de R.L.	Costa Rica	100%	100%
Latam Logistic CR Zona Franca, S. de R.L.	Costa Rica	100%	100%

(1)	Formerly known as Latam Logistic Pan Holdco Oficinas San Joaquín Heredia, S.R.L.; refer to Note 18 for more information on the sale of this partnership interest, following which the Group no longer consolidated this entity. Operating results of the entity was no longer included in the consolidated financial statements of the Group.
(2)	Formerly known as Latam Logistic Propco Pedregal Panamá S de R.L.
(3)	Formerly known as Latam Logistic Pan Holdco Pedregal Panamá S de R.L.
(4)	Formerly known as Latam Logistic COL OpCo, S.A.S.
(5)	Formerly known as Latam Logistic Propco Ciruelas IV S de R.L.; refer to Note 18 for more information on the sale of this partnership interest, following which the Group no longer consolidated this entity. Operating results of the entity was no longer included in the consolidated financial statements of the Group.

F-33

g. Financial Instruments – All regular way purchases or sales of financial assets are recognized and derecognized on a trade date basis. Regular way purchases or sales are purchases or sales of financial assets that require delivery of assets within the time frame established by regulation or convention in the marketplace. All recognized financial assets are measured subsequently in their entirety at either amortized cost or fair value, depending on the classification of the financial assets.

Classification of Financial Assets – Financial assets that meet the following conditions are measured subsequently at amortized cost:

●	The financial asset is held within a business model whose objective is to hold financial assets in order to collect contractual cash flows; and

●	The contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

Financial assets that meet the following conditions are measured subsequently at fair value through other comprehensive income (FVTOCI):

●	The financial asset is held within a business model whose objective is achieved by both collecting contractual cash flows and selling the financial assets; and

●	The contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

By default, all other financial assets are measured subsequently at fair value through profit or loss (FVTPL). Despite the foregoing, the Group may make the following irrevocable election/designation at initial recognition of a financial asset:

●	The Group may irrevocably elect to present subsequent changes in fair value of an equity investment in other comprehensive income if certain criteria are met; and

●	The Group may irrevocably designate a financial asset that meets the amortized cost or FVTOCI criteria as measured at FVTPL if doing so eliminates or significantly reduces an accounting mismatch.

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Amortized Cost and Effective Interest Method – The effective interest method is a method of calculating the amortized cost of a financial asset and of allocating interest income over the relevant year.

For financial assets other than purchased or originated credit-impaired financial assets, the effective interest rate is the rate that exactly discounts estimated future cash receipts (including all fees and points paid or received that form an integral part of the effective interest rate, transaction costs and other premiums or discounts) excluding expected credit losses, through the expected life of the financial asset, or, where appropriate, a shorter period, to the gross carrying amount of the financial asset on initial recognition. For purchased or originated credit-impaired financial assets, a credit-adjusted effective interest rate is calculated by discounting the estimated future cash flows, including expected credit losses, to the amortized cost of the financial asset on initial recognition.

The amortized cost of a financial asset is the amount at which the financial asset is measured at initial recognition minus the principal repayments, plus the cumulative amortization using the effective interest method of any difference between that initial amount and the maturity amount, adjusted for any loss allowance. The gross carrying amount of a financial asset is the amortized cost of a financial asset before adjusting for any loss allowance.

For financial assets other than purchased or originated credit-impaired financial assets, interest income is calculated by applying the effective interest rate to the gross carrying amount of a financial asset, except for financial assets that have subsequently become credit-impaired. For financial assets that have subsequently become credit-impaired. For financial assets that have subsequently become credit-impaired, interest income is recognized by applying the effective interest rate to the amortized cost of the financial asset. If, in subsequent reporting years, the credit risk on the credit-impaired financial instrument improves so that the financial asset is no longer credit-impaired, interest income is recognized by applying the effective interest rate to the gross carrying amount of the financial asset.

Impairment of Financial Assets – The Group recognizes a loss allowance for expected credit losses (“ECL”) on lease receivables, tenant notes receivables as well as due from affiliates. The amount of ECL is updated at each reporting date to reflect changes in credit risk since initial recognition of the respective financial instrument.

Measurement of Expected Credit Losses - For lease receivables, the Group performs an assessment for all tenants to evaluate their current financial state and historical payment behavior. For tenants who show indicators of financial difficulties, the Group creates a specific reserve for those tenants covering 100% of their outstanding balance. For lease receivables where tenants are not specifically reserved for, the Group applies a lifetime ECL using a provision matrix. Lifetime ECL represents the expected credit losses that will result from all possible default events over the expected life of a financial instrument.

For tenant notes receivables and due from affiliates, the Group assess and monitors if there has been a significant increase in credit risk since initial recognition. If the credit risk on the financial instrument has not increased significantly since initial recognition, the Group measures the loss allowance at an amount equal to 12-month ECL; otherwise, the Group recognizes lifetime ECL. Based on the result of the assessment for the year ended December 31, 2022 and 2021, the Group concluded there has not been a significant increase in credit risk since initial recognition for tenant notes receivables and due from affiliates.

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The Group only extends such financial arrangements to tenants who have successfully undergone the comprehensive background check procedures. Occasionally, the Group extends loans to related party, or affiliate, where the Group conducts a thorough examination of borrower’s reputation, credit history, and payment record. The Group applies continuous monitoring whereby tenants are evaluated on a monthly basis to ensure there are no indicators that may suggest an increase in credit risk.

Due to there not being a significant increase in credit risk the Group measures the loss allowance for tenant notes receivables and due from affiliates at an amount equal to 12-month ECL, which represents the portion of lifetime ECL that is expected to result from default events on a financial instrument that are possible within 12 months after the reporting date. The 12-month ECL are estimated using the probability of default approach, which is a function of the probability of default, loss given default (i.e., the magnitude of the loss if there is a default) and the exposure at default. The assessment of the probability of default and loss given default is based on historical data adjusted by forward-looking information. As for the exposure at default, for financial assets, this is represented by the assets’ gross carrying amount at the reporting date.

The Group writes off a financial asset when there is information indicating that the debtor is in a financial difficulty and there is no realistic prospect of recovery, e.g., when the debtor has been placed under liquidation or has entered into bankruptcy proceedings. Financial assets written off may still be subject to enforcement activities under the Group’s recovery procedures, taking into account legal advice where appropriate. Any recoveries made are recognized in profit or loss.

Refer below for the definition of terms:

i.	Significant Increase in Credit Risk - In assessing whether the credit risk on a financial instrument has increased significantly since initial recognition, the Group compares the risk of a default occurring on the financial instrument at the reporting date with the risk of a default occurring on the financial instrument at the date of initial recognition. In making this assessment, the Group considers both quantitative and qualitative information that is reasonable and supportable, including historical experience and forward-looking information that is available without undue cost or effort.

ii.	Definition of Default – The Group considers the following as constituting an event of default for internal credit risk management purposes as historical experience indicates that financial assets that meet either of the following criteria are generally not recoverable:

●	When there is a breach of financial covenants by the debtor; or

●	Information developed internally or obtained from external sources indicates that the debtor is unlikely to pay its creditors, including the Group, in full (without taking into account any collateral held by the Group).

Irrespective of the above analysis, the Group considers that default has occurred when a financial asset is more than 90 days past due unless the Group has reasonable and supportable information to demonstrate that a more lagging default criterion is more appropriate.

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iii.	Credit – impaired Financial Assets – A financial asset is credit-impaired when one or more events that have a detrimental impact on the estimated future cash flows of that financial asset have occurred. Evidence that a financial asset is credit-impaired includes observable data about the following events:

●	Significant financial difficulty of the issuer or the borrower;

●	A breach of contract, such as a default or past due event (see (ii) above);

●	The lender(s) of the borrower, for economic or contractual reasons relating to the borrower’s financial difficulty, having granted to the borrower a concession(s) that the lender(s) would not otherwise consider;

●	It is becoming probable that the borrower will enter bankruptcy or other financial reorganization; or

●	The disappearance of an active market for that financial asset because of financial difficulties.

iv.	Recognition of Expected Credit Losses – The Group recognizes an impairment gain or loss in profit or loss for all financial instruments with a corresponding adjustment to their carrying amount through a loss allowance account. The Group records a provision for possible loss if the collection of a receivable balance is considered doubtful. As of December 31, 2022, and 2021, the Group recorded an allowance for expected credit losses related to receivables from clients of $2,772,977 and $1,356,738, respectively.

Derecognition of Financial Assets – The Group derecognizes a financial asset only when the contractual rights to the cash flows from the asset expire, or when it transfers the financial asset and substantially all the risks and rewards of ownership of the asset to another entity. If the Group neither transfers nor retains substantially all the risks and rewards of ownership and continues to control the transferred asset, the Group recognizes its retained interest in the asset and an associated liability for amounts it may have to pay. If the Group retains substantially all the risks and rewards of ownership of a transferred financial asset, the Group continues to recognize the financial asset and also recognizes a collateralized borrowing for the proceeds received.

On derecognition of a financial asset measured at amortized cost, the difference between the asset’s carrying amount and the sum of the consideration received and receivable is recognized in profit or loss.

Classification of Financial Liabilities – All financial liabilities are measured subsequently at amortized cost using the effective interest method.

Financial Liabilities Measured Subsequently at Amortized Cost – Debt instruments that meet the following conditions are measured subsequently at amortized cost:

Financial liabilities that are not (i) contingent consideration of an acquirer in a business combination, (ii) held-for-trading, or (iii) designated as at FVTPL, are measured subsequently at amortized cost using the effective interest method.

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The effective interest method is a method of calculating the amortized cost of a financial liability and of allocating interest expense over the relevant year. The effective interest rate is the rate that exactly discounts estimated future cash payments (including all fees and points paid or received that form an integral part of the effective interest rate, transaction costs and other premiums or discounts) through the expected life of the financial liability, or (where appropriate) a shorter period, to the amortized cost of a financial liability.

Embedded derivatives - An embedded derivative is a component of a hybrid contract that also includes a non-derivative host with the effect that some of the cash flows of the combined instrument vary in a way similar to a stand-alone derivative.

Derivatives embedded in hybrid contracts with hosts that are not financial assets within the scope of IFRS 9 (e.g., financial liabilities) are treated as separate derivatives when they meet the definition of a derivative, their risks and characteristics are not closely related to those of the host contracts and the host contracts are not measured at fair value through profit or loss (FVTPL). Further, such derivatives are initially recognized at fair value and the residual amount is the initial carrying value of the host contract liability. If an embedded derivative is identified, it is presented as a non-current asset or a non-current liability if the remaining maturity of the hybrid instrument to which the embedded derivative relates is more than 12 months and is not expected to be realized or settled within 12 months.

Derecognition of Financial Liabilities – The Group derecognizes financial liabilities when, and only when, the Group’s obligations are discharged, cancelled or have expired. The difference between the carrying amount of the financial liability derecognized and the consideration paid and payable is recognized in profit or loss.

When the Group exchanges with the existing lender one debt instrument into another one with the substantially different terms, such exchange is accounted for as an extinguishment of the original financial liability and the recognition of a new financial liability. Similarly, the Group accounts for substantial modification of terms of an existing liability or part of it as an extinguishment of the original financial liability and the recognition of a new liability. It is assumed that the terms are substantially different if the discounted present value of the cash flows under the new terms, including any fees paid net of any fees received and discounted using the original effective rate is at least 10 percent different from the discounted present value of the remaining cash flows of the original financial liability. If the modification is not substantial, the difference between: (1) the carrying amount of the liability before the modification under the effective interest rate method; and (2) the present value of the cash flows after modification (discounted using the effective interest rate before the modification) should be recognized in profit or loss as the modification gain or loss within other gains and losses.

i. Leases - The Group evaluates if a contract contains a lease at the commencement date. The Group recognizes a right-of-use asset and a corresponding lease liability regarding all lease contracts in which it is a lessee, except for short-term leases (term of 12 months or less) and leases of low value assets, such as personal computers and small office furniture devices. For these leases, the Group recognizes the lease payments as an operating lease under the straight-line method through the valid term of the lease, unless other method is more representative of the pattern in which economic benefits from the use of the underlying asset is diminished.

Lease liability is initially measured at present value of the lease payments that are not paid on the commencement date, discounted from the implicit interest rate in the contract. If this rate cannot be readily determined, the Group shall use incremental rates.

The lease payments included in the measurement of lease liability consist of:

●	Fixed payments, including in substance fixed payments, less any lease incentives received;

●	Variable lease payments that depend on an index or a rate, initially measured using the index or rate at the commencement date;

●	Amount expected to be paid by the lessee under residual value guarantees;

●	The exercise price of a purchase option if the lessee is reasonably certain to exercise that option; and

●	Payments of penalties for terminating the lease if the lease term reflects the lessee exercising an option to terminate the lease.

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Lease liability is presented as a separate component in the statement of financial position.

Lease liability is subsequently measured by increasing the carrying amount to reflect the interest earned on the liability lease (using the effective interest method) and reducing the carrying amount to reflect the lease payments made.

The Group revaluates the lease liability (and makes the corresponding adjustment to the underlying right-of-use asset) provided that:

●	The lease term is modified, or there is an event or significant change in the circumstances of the lease that results in a change in the assessment of an option to purchase the underlying asset, in which case the lease liability is measured by discounting the revised lease payments using a revised discount rate.

●	Lease payments are modified as a consequence of changes in rates or a change in the expected amounted to be paid under a residual value guarantee, in which cases the liability lease is revalued by discounting the revised lease payments using the same discount rate (unless the change in the lease payments results from a change in a variable interest rate, in which case a revised discount rate is used).

●	A lease contract is revised, and the revision of the lease is not accounted for as a separate lease, in which case the lease liability is revaluated based on the lease term of the revised lease, by discounting the revised lease payments using a revised discount rate as of the date in which the revision became effective.

Right-of-use assets consist of the amount of the initial measurement of the corresponding lease liability, the lease payments made on or before the commencement date, less any lease incentive received and any initial direct cost. The subsequent valuation is the cost less the accumulated depreciation and impairment losses.

Right-of-use assets are depreciated over the shorter period between the lease period and the useful life of the underlying asset. If a lease transfers the ownership of the underlying asset, or the cost of the right-of-use asset reflects that the Group plans to exercise a purchase option, the right-of-use asset will be depreciated over the useful life. Depreciation starts on the date of the commencement of the lease.

The right-of-use assets are shown as a separate component in the statement of financial position.

The Group applies IAS 36 Impairment of Assets to determine if a right-of-use asset is impaired and accounts for any identified impairment loss as described in the “impairment of non-financial assets” policy.

As practical expedient, IFRS 16 allows a lessee to not separate the non-lease components and instead account for any lease components and its associated non-lease components as a single lease component. The Group has not used this practical expedient. For a contract that contains a lease component and one or more additional lease or non-lease components, the Group allocates the consideration in the contract to each lease component on the basis of the relative stand-alone price of the lease component and the aggregate stand-alone price of the non-lease components.

j. Investment Properties - Investment properties are buildings and lands held to obtain rent, surpluses, or both. Investment properties are initially recorded at cost, including transaction costs. Subsequent to initial recognition, investment properties are measured at fair value at least on annual basis. Fair value is determined by the commercial value of each real property performed by an independent appraiser. The commercial value of each real property is calculated using a combination of methods including present value of the net cash flows that are expected in the future and direct capitalization for operating properties and properties under development and comparable for land. Gains and losses arising from changes in the fair value of investment properties are recognized in profit and loss in the period in which they arise. Note 12 provides detailed information about the key assumptions used in the determination of the fair value of the investment properties.

The Group categorizes its investment properties into three groups: land bank, properties under development and operating properties. The land bank category encompasses land acquisitions made by the Group, including land purchase expenses, along with certain allocated permit and infrastructure costs. The investment properties transition to properties under development once the Group secures construction permits for land development and initiates construction activities. Subsequently, they are reclassified as operating properties once they achieve a state of “stabilization”. The Group defines stabilization as the earlier of the point at which a developed property has been completed for one year, or when it reaches a 90% occupancy rate.

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As described below, the Group recognizes rental income using the straight-line method. Any temporary difference between the recognized rental income and the amount billed is recorded in the rent leveling balance sheet account. The temporary difference between cash and accrual payments will ultimately be reversed and eliminated by the end of the lease. The Group concludes that rent leveling constitutes an integral component of the fair value of the investment properties because the expected cash flows of the leases are already reflected in the fair value of the investment properties. Therefore, the recognition of rental revenue on a straight-line basis over the lease term would require an adjustment to the fair value of the investment property to avoid double counting.

An investment property is derecognized upon disposal or when the investment property is permanently withdrawn from used and no future economic benefits are expected form the disposal. Any gain or loss arising on derecognition of the property (calculated as the difference between the net sale proceeds and the carrying amount of the asset) is included in profit or loss in the period in which the property is derecognized.

k. Fair value measurements - An investment property is derecognized upon disposal or when the investment property is permanently withdrawn from used and no future economic benefits are expected form the disposal. Any gain or loss arising on derecognition of the property (calculated as the difference between the net sale proceeds and the carrying amount of the asset) is included in profit or loss in the period in which the property is derecognized. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, regardless of whether that price is directly observable or estimated using another valuation technique. In estimating the fair value of an asset or a liability, the Group takes into account the characteristics of the asset or liability if market participants would take those characteristics into account when pricing the asset or liability at the measurement date. Fair value for measurement and/or disclosure purposes in these financial statements is determined on such a basis, except for leasing transactions that are within the scope of IFRS 16, and measurements that have some similarities to fair value but are not fair value, such as net realizable value in IAS 2 Inventories or value in use in IAS 36 Impairment of Assets.

In addition, for financial reporting purposes, fair value measurements are categorized into Level 1, 2 or 3 based on the degree to which the inputs to the fair value measurements are observable and the significance of the inputs to the fair value measurement in its entirety, which are described as follows:

●	Level 1 - Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the entity can access at the measurement date.

●	Level 2 - Inputs are inputs, other than quoted prices included within Level 1, that are observable for the asset or liability, either directly or indirectly; and

●	Level 3 - Inputs are unobservable inputs for the asset or liability, among others, statistics information, and own Group’s information, in some instances based on the information provided by some independent experts.

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The Group has a control framework established in relation to the measurement of fair values. This includes the supervision of management of all significant fair value measurements, including the fair values of level 3.

The Group’s management regularly reviews the significant unobservable variables and the valuation adjustments. If a third-party information, such as broker quotes or pricing services, is used to measure fair values, supervision includes evidence obtained from third parties to support the conclusion that those valuations meet the requirements of IFRS, including the level within the hierarchy of fair value within these valuations should be classified.

l. Assets Held for Sale - The Group classifies non-current assets and disposal groups as held for sale if their carrying amounts will be recovered principally through a sale transaction rather than through continuing use. The criteria for held for sale classification is regarded as met when the sale is highly probable, and the non-current asset or disposal group is available for immediate sale in its present condition. Actions required to complete the sale should indicate that it is unlikely that significant changes to the sale will be made or that the decision to sell will be withdrawn. The Group should be committed to the plan to sell the asset and the sale is expected to be completed within 1 year from the date of the classification.

For investment properties measured at fair value that are classified as held for sale, the Group continues to measure the investment properties under the fair value model.

Assets and liabilities classified as held for sale are presented separately in the statement of financial position.

m. Impairment of Non-Financial Assets - At each consolidated statement of financial position, the Group reviews the carrying amounts of its non-financial assets to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated.

For impairment testing, assets are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or CGU (Cash Generating Units).

The recoverable amount of an asset or CGU is the greater of its value in use and its fair value less costs to sell. Value in use is based on the estimated future cash flows, discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset or CGU.

An impairment loss is recognized if the carrying amount of an asset or cash generating unit (CGU) exceeds its recoverable amount. Impairment losses are recognized in profit or loss. They are allocated first to reduce the carrying amount of any goodwill allocated to the CGU, and then to reduce the carrying amounts of the other assets in the CGU on a pro rata basis.

An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.

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n. Revenue Recognition -

Investment Property Rental Income - The Group earns rental income from acting as a lessor of operating properties in arrangements which do not transfer substantially all of the risks and rewards incidental to ownership of an investment property. Rental income is recognized under the requirements of IFRS 16, Leases (“IFRS 16”) and revenue on the non-lease components is recognized under the requirements of IFRS 15, Revenue from Contracts with Customers (“IFRS 15”).

The Group’s leases with tenants (customers) under agreements are classified as operating leases. The Group recognizes the total minimum lease payments provided for under the leases on a straight-line basis over the lease term.

Lease components

The right to use an asset represents a separate lease component from other lease components if two criteria are met:

a. The lessee can benefit from the use of the asset either on its own or together with other readily available resources.

b. The underlying asset must not be highly dependent on or highly interrelated with other underlying assets in the contract.

The Group generally identifies the right to use the warehouses and underlying land as lease components in its lease contracts with tenants based on the above two criteria. In some cases, the Group might also grant tenants the right to use dedicated parking spots, or other types of assets, which could also be considered as lease components.

Non-lease components

When identifying non-lease components, the Group considers whether a good or service is transferred to the lessee. Typically, maintenance activities, including common area maintenance (“CAM,” e.g., cleaning a lobby of a building, property management services, general repairs), provided by the lessor along with utilities are considered non-lease components because they represent goods or services transferred to the Group separately from the right to use the underlying asset.

The Group applies IFRS 15 to allocate the consideration in the contract between lease and non-lease components, on the basis of stand-alone selling prices. Stand-alone selling price represents the price at which an entity would sell a good or service on a stand-alone (or separate) basis at contract inception.

Principal/agent considerations for non-lease components

For the identified non-lease components that are accounted for under IFRS 15, the Group concludes that they should in general be presented gross in the consolidated statements of profit or loss and other comprehensive loss, because the Group is typically acting as a principal, because the Group controls the promised good or service before the it transfers the good or service to a customer. The Group is itself contractually obliged to provide these services to its tenants and is ultimately responsible for fulfilling the promise to provide the services.

Rental Revenues in the consolidated statements of profit or loss and other comprehensive loss

Disaggregation of rental revenue arising from contracts with customers from other sources of revenue is disclosed in Note 4.

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The Group performs credit analyses of our customers prior to the execution of the leases and continue these analyses for each individual lease on an ongoing basis in order to ensure the collectability of rental revenue. The Group recognizes revenue to the extent that amounts are determined to be collectible.

Other – Other sources of revenue consists of fees earned from customers which are determined in accordance with the terms specific to each customer arrangement. The third-party development fees are recognized as revenue under the requirements of IFRS 15 when they are earned under the agreement with the customers.

o. Retainage Payable - Construction contract retainage represents payments which have been partially withheld from subcontractors pending the completion of a project or other contractual conditions. The Group accrues a liability for construction retainage throughout the construction phase, based on the percentage of completion of the construction. Such liability is subsequently released upon completion of construction when the retainage is paid.

p. Borrowing Costs - The Group capitalizes borrowing costs directly attributable to the acquisition, construction, or production of qualifying assets, including investment properties. All other borrowing costs are recognized in profit or loss in the period in which they are incurred.

q. Finance Income and Finance Costs - The Group’s finance income and finance costs include interest income, bank commissions and the foreign currency gain or loss on financial assets and financial liabilities.

r. Employee Benefits – The Group’s employee benefits consist of short-term benefits, statutory Christmas bonus and compensated absences, such as paid annual leave. A liability is recognized for benefits accruing to employees in respect of wages and salaries, annual leave and sick leave in the period the related service is rendered at the undiscounted amount of the benefits expected to be paid in exchange for that service. Liabilities recognized in respect of short-term employee benefits are measured at the undiscounted amount of the benefits expected to be paid in exchange for the related service. Liabilities recognized in respect of other long-term employee benefits are measured at the present value of the estimated future cash outflows expected to be made by the Group in respect of services provided by employees up to the reporting date. The Group creates a provision for the costs of compensated absences which is recognized using the accrual method. Refer to detailed amount of employee benefits in Note 21.

s. Income Tax - Income tax expense comprises current and deferred tax. It is recognized in profit or loss except to the extent that it relates to a business combination, or items recognized directly in equity or in other comprehensive income.

●	Current Tax - Current tax comprises the expected tax payable or receivable on the taxable income or loss for the period and any adjustment to tax payable or receivable in respect of previous periods.

The amount of current tax payable or receivable is the best estimate of the tax amount expected to be paid or received that reflects uncertainty related to income taxes, if any. It is measured using tax rates enacted or substantively enacted as of the date of the consolidated statement of financial position. Current assets and liabilities are offset only if certain criteria are met.

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●	Deferred Tax - Deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes. Deferred tax is not recognized for:

–	Temporary differences on the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss;

–	Temporary differences related to investments in subsidiaries and associates to the extent that the Group is able to control the timing of the reversal of the temporary differences and it is probable that it will not reverse in the foreseeable future; and,

–	Taxable temporary differences arising on the initial recognition of goodwill.

Deferred tax assets are recognized for unused tax losses, unused tax credits and deductible temporary differences to the extent that it is probable that future taxable profits will be available, against which they can be used. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized; such reductions are reversed when the probability of future taxable profits improves.

Unrecognized deferred tax assets are reassessed at each reporting date and recognized to the extent that it has become probable that future taxable profits will be available against which they can be used.

Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, using tax rates enacted or substantively enacted at the reporting date.

The measurement of deferred tax reflects the tax consequences that would follow from the manner in which the Group expects, at the reporting date, to recover or settle the carrying amount of its assets and liabilities. Deferred tax assets and liabilities are offset only if certain criteria are met.

3. NEW AND AMENDED IFRS ACCOUNTING STANDARDS THAT ARE EFFECTIVE FOR THE CURRENT YEAR

The accounting policies adopted and methods of computation followed are consistent with those of the previous financial year, except for items disclosed below.

●	There are several new and amendments to standards and interpretations which are applicable for the first time in the current year, but either not relevant or do not have an impact on the consolidated financial statements of the Group. The Group has not early adopted any standard, interpretation or amendment that has been issued but is not yet effective, as outlined below.

●	Annual Improvements to IFRS Accounting Standards 2018-2020 Cycle - The Group has adopted the amendments included in the Annual Improvements to IFRS Accounting Standards 2018-2020 Cycle for the first time in the current year. The Annual Improvements include amendments to four standards out of which only the following was relevant to the Group.

–	IFRS 9 Financial Instruments - The amendment clarifies that in applying the “10 percent” test to assess whether to derecognize a financial liability, an entity includes only fees paid or received between the entity (the borrower) and the lender, including fees paid or received by either the entity or the lender on the other’s behalf. The adoption of this amendment did not have a material impact on the Group.

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a.	New and revised IFRS Accounting Standards in Issue but not yet Effective - At the date of authorization of these financial statements, the Group has not applied the following new and revised IFRS Accounting Standards that have been issued but are not yet effective:

I.	Amendments to IFRS 10/IAS 28 - Sales or contributions of assets between an investor and its associate/joint venture

II.	Amendments to IAS 1 - Classification of Liabilities as Current or Non-Current.

III.	Amendments to IAS 1 and IFRS Practice Statement 2 - Disclosure of Accounting Policies.

IV.	Amendments to IAS 8 - Definition of Accounting Estimates.

V.	Amendments to IAS 12 - Deferred Tax related to Assets and Liabilities Arising from a Single Transaction.

VI.	Amendments to IFRS 16 - Amendments to Sale and Lease-back Transactions.

The Administration and directors do not expect that the adoption of the Standards listed above will have a material impact on the financial statements of the Group in future periods, except as indicated below:

i.	Amendments to IFRS 10 Consolidated Financial Statements and IAS 28 Investments in Associates and Joint Ventures - Sale or Contribution of Assets between an Investor and its Associate or Joint Venture - The amendments to IFRS 10 and IAS 28 deal with situations where there is a sale or contribution of assets between an investor and its associate or joint venture. Specifically, the amendments state that gains or losses resulting from the loss of control of a subsidiary that do not contain a business in a transaction with an associate or a joint venture that is accounted for using the equity method, are recognized in the parent’s profit or loss only to the extent of the unrelated investors’ interests in that associate or joint venture. Similarly, gains and losses resulting from the remeasurement of investments retained in any former subsidiary (that has become an associate or a joint venture that is accounted for using the equity method) to fair value are recognized in the former parent’s profit or loss only to the extent of the unrelated investors’ interests in the new associate or joint venture.

The effective date of the amendments has yet to be set by the IASB; however, earlier application of the amendments is permitted. The directors of the Group anticipate that the application of these amendments may have an impact on the Group’s consolidated financial statements in future periods should such transactions arise.

ii.	Amendments to IAS 1 Presentation of Financial Statements - Classification of Liabilities as Current or Non-Current - The amendments to IAS 1, published in January 2020, affect only the presentation of liabilities as current or non-current in the statement of financial position and not the amount or timing of recognition of any asset, liability, income or expenses, or the information disclosed about those items.

The amendments clarify that the classification of liabilities as current and non-current is based on whether the rights are in existence at the end of the reporting period, specify that the classification is not affected by expectations about whether the entity will exercise its right to defer settlement of a liability, explains that rights exist if covenants are met at the end of the reporting period, and introduces the definition of ‘settlement’ to make it clear that settlement refers to the transfer to the counterparty of cash, equity instruments, other assets or other services.

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The amendments are applied retrospectively for annual periods beginning on or after 1 January 2023, with earlier application permitted. Since approving these amendments, the IASB has issued an exposure draft proposing further changes and the deferral of the amendments until 1 January 2024.

The Group is monitoring the developments and is assessing the impact the amendments will have on its current accounting policies. The Group is evaluating whether it may wish to re-assess covenants in its existing loan agreements or whether existing loan agreements may require renegotiation.

iii.	Amendments to IAS 1 Presentation of Financial Statements and IFRS Practice Statement 2 Making Materiality Judgements - Disclosure of Accounting Policies - The amendments change the requirements in IAS 1 with regard to disclosure of accounting policies. The amendment replaces all instances of the term “significant accounting policies” with “material accounting policy information”. Accounting policy information is material if, when considered together with other information included in an entity’s financial statements, it can reasonably be expected to influence decisions that the primary users of general purpose financial statements make on the basis of those financial statements.

The supporting paragraphs in IAS 1 are also amended to clarify that accounting policy information that relates to immaterial transactions, other events or conditions is immaterial and need not be disclosed. Accounting policy information may be material because of the nature of the related transactions, other events or conditions, even if the amounts are immaterial. However, not all accounting policy information are relating to material transactions, other events or conditions are material by itself.

The IASB has also developed guidance and examples to explain and demonstrate the application of the “four-step materiality process” described in IFRS Practice Statement 2.

The amendments to IAS 1 are effective for annual periods beginning on or after 1 January 2023, with earlier application permitted and are applied prospectively. The amendments to IFRS Practice Statement 2 do not contain an effective date or transition requirements.

The Group is currently assessing the impact of the amendments to determine the impact they will have on the Group’s accounting policy disclosures.

iv.	Amendments to IAS 8 Accounting Policies Changes in Accounting Estimates and Errors - Definition of Accounting Estimates - The amendments replace the definition of a change in accounting estimates with a definition of accounting estimates. Under the new definition, accounting estimates are “monetary amounts in financial statements that are subject to measurement uncertainty”.

The definition of a change in accounting estimates was deleted. However, the IASB retained the concept of changes in accounting estimates in the Standard with the following clarifications:

●	A change in accounting estimate that results from new information or new developments is not the correction of an error; and

●	The effects of a change in an input or a measurement technique used to develop an accounting estimate are changes in accounting estimates if they do not result from the correction of prior period errors.

F-46

The IASB added two examples (Examples 4-5) to the Guidance on implementing IAS 8, which accompanies the Standard. The IASB has deleted one example (Example 3) as it could cause confusion in light of the amendments.

The amendments are effective for annual periods beginning on or after 1 January 2023 to changes in accounting policies and changes in accounting estimates that occur on or after the beginning of that period, with earlier application permitted.

The amendments are not expected to have a material impact on the Group.

v.	Amendments to IAS 12 Income Taxes - Deferred Tax related to Assets and Liabilities arising from a Single Transaction - The amendments introduce a further exception from the initial recognition exemption. Under the amendments, an entity does not apply the initial recognition exemption for transactions that give rise to equal taxable and deductible temporary differences.

Depending on the applicable tax law, equal taxable and deductible temporary differences may arise on initial recognition of an asset and liability in a transaction that is not a business combination and affects neither accounting nor taxable profit. For example, this may arise upon recognition of a lease liability and the corresponding right-of-use asset applying IFRS 16 at the commencement date of a lease.

Following the amendments to IAS 12, an entity is required to recognize the related deferred tax asset and liability, with the recognition of any deferred tax asset being subject to the recoverability criteria in IAS 12.

The IASB also added an illustrative example to IAS 12 that explains how the amendments are applied.

The amendments apply to transactions that occur on or after the beginning of the earliest comparative period presented. In addition, at the beginning of the earliest comparative period an entity recognizes:

●	A deferred tax asset (to the extent that it is probable that taxable profit will be available against which the deductible temporary difference can be utilized) and a deferred tax liability for all deductible and taxable temporary differences associated with:

a)	Right-of-use assets and lease liabilities.

b)	Decommissioning, restoration and similar liabilities and the corresponding amounts recognized as part of the cost of the related asset;

●	The cumulative effect of initially applying the amendments as an adjustment to the opening balance of retained earnings (or other component of equity, as appropriate) at that date.

The amendments are effective for annual reporting periods beginning 1 January 2023, with earlier application permitted.

The Group is currently assessing the tax, financial statements and disclosure impacts the amendments will have on its right of use assets and liabilities. The related impact will be disclosed when the Group completes its evaluation.

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4. REVENUE

The Group’s revenue was as follows:

	Year ended December 31,
	2022	2021

Non-lease components of rental arrangements	$3,287,013	$2,235,529
Other	92,998	42,142
Revenue from contracts with customers (IFRS 15)	3,380,011	2,277,671

Rental income	28,603,556	23,318,402
Total revenue	$31,983,567	$25,596,073

Note 7 contains further information of the Group’s revenue based on segment and geography.

The Group, through its subsidiaries, has entered into various operating leases agreements with customers for the rental of its investment properties. Most of the Group’s lease agreements associated with the investment properties contain an initial lease term from 5 to 10 years and generally include renewal options for one or more additional terms of varying lengths. The Group’s weighted average lease term remaining on leases in the operating properties and properties under development, based on square feet of all leases in effect as of December 31, 2022 and 2021 was 6.3 years and 8 years, respectively.

These leases are based on a minimum rental payment in USD for properties located in Costa Rica and Peru, and Colombian Pesos for properties in Colombia, plus maintenance fees and recoverable expenses, and guarantee deposits associated with the agreements, which are commonly used for covering any repair, improvement tasks or as a final payment when the lease agreement ends.

The following table summarizes the Group’s minimum lease payments under non-cancellable operating leases as of December 31, 2022:

Amount

2023	$33,009,906
2024	30,675,990
2025	26,867,852
2026	23,872,019
2027	21,062,821
Thereafter	90,229,603
Total	$225,718,191

COVID-19 Rent Relief - The COVID-19 outbreak has disrupted financial markets and the ultimate impact on global, national and local economies is uncertain. Existing and potential customers of the logistics facilities may be adversely affected by the decrease in economic activity, which in turn could temporarily disrupt their business and have a negative impact on the Group. Any prolonged economic downturn, escalation of the outbreak or disruption in the financial markets may adversely affect the Group financial condition and results of operations.

In response to the COVID-19 pandemic, the Group provided to some of the customers rent concessions, as a deferral of the rent payment with a rent repayment schedule within the following 12 months and with no significant impact on revenue recognition. Through December 31, 2022, the majority of these deferrals were repaid. The Group expects the remainder to be repaid during 2023.

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5. INVESTMENT PROPERTY OPERATING EXPENSES

Investment property operating expenses include the direct operating expenses of the property such as repair and maintenance, property management, property taxes, utilities, and other property related costs. Property operating expenses are mostly recovered through the rental recoveries charged to the tenants. The Group does not incur significant direct property operating costs from investment properties under development that did not generate rental income during the period.

Rental property operating expenses were as follows:

	Year ended December 31,
	2022	2021

Repair and maintenance	$1,661,900	$1,234,863
Property management	1,072,509	783,495
Real estate taxes	357,457	333,613
Expected credit loss	1,470,990	1,062,133
Other property related expenses	844,583	673,261
Total	$5,407,439	$4,087,365

6. OTHER INCOME AND OTHER EXPENSES

Other income for the years ended December 31, 2022 and 2021 were as follows:

	2022	2021

Interest income	$94,130	$87,923
Other	5,997	63,468
Total	$100,127	$151,391

Other expenses for the years ended December 31, 2022 and 2021 were as follows:

	2022	2021

Transaction-related costs	$306,059	$1,367,647
Loss on disposition of fixed assets	30,270	—
Legal provision	274,844	—
Total	$611,173	$1,367,647

7. SEGMENT REPORTING

The Group has three operating segments, based on geographic regions consisting of Colombia, Peru, and Costa Rica. Operating segments are defined as components of an enterprise for which separate financial information is evaluated regularly by the chief operating decision maker (“CODM”), the Group’s Chief Executive Officer, in deciding how to allocate resources and assess the Group’s financial and operational performance. The CODM receives information and evaluates the business from a geographic perspective and reviews the Group’s internal reporting by geography in order to assess performance and allocate resources. As a result, the Group has determined the business operates in three distinct operating segments based on geography.

The three geographic segments, Colombia, Peru, and Costa Rica primarily derive revenue from various operating lease agreements with customers for the rental of warehouses. Each of these locations and corresponding operations are presented and managed separately. The operating segments are each reportable segments, and aggregation of segments is not applied. Unallocated revenue consists of other revenue streams earned by operating subsidiaries that are not allocated to segments for CODM’s review. Unallocated expenses consist of certain corporate general and administrative expenses that are not allocated to segments for CODM’s review, as well as financing costs for the bridge loan held by the parent entity.

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The accounting policies of the segments are the same as those described in the summary of significant accounting policies. There was no inter-segment revenue for the years ended December 31, 2022 and 2021.

The tables below present information by segment presented to the CODM and reconciliations to the Group’s consolidated amounts.

The Group evaluates the performance of its reportable segments based on net operating income. Segment net operating income consists of segment investment property rental revenue less segment investment property operating expense.

	Year ended December 31,
	2022	2021
Revenue:
Colombia	$5,690,569	$4,714,197
Peru	8,350,957	5,244,208
Costa Rica	17,849,043	15,595,526
Unallocated revenue	92,998	42,142
Total Revenue	$31,983,567	$25,596,073

Investment property operating expense:
Colombia	$(599,084)	$(454,333)
Peru	(1,288,280)	(1,037,161)
Costa Rica	(3,520,075)	(2,595,871)
Total Investment property operating expense	$(5,407,439)	$(4,087,365)

Net operating income
Colombia	$5,091,485	$4,259,864
Peru	7,062,677	4,207,047
Costa Rica	14,328,968	12,999,655
Total Net operating income	$26,483,130	$21,466,566

General and administrative:
Colombia	$(897,455)	$(1,048,445)
Peru	(765,572)	(721,501)
Costa Rica	(2,421,168)	(3,017,494)
Corporate	(525,000)	(606,761)
Total General and administrative	$(4,609,195)	$(5,394,201)

Financing costs
Colombia	$(6,267,603)	$(2,753,390)
Peru	(1,997,204)	(1,421,466)
Costa Rica	(3,483,685)	(5,620,317)
Corporate	(18,234)	(4,385)
Total Financing costs	$(11,766,726)	$(9,799,558)

The following table reconciles segment net operating income to profit before taxes for the years ended December 31, 2022 and 2021:

	Year ended December 31,
	2022	2021
Net operating income	$26,483,130	$21,466,566
Unallocated revenue	92,998	42,142
General and administrative	(4,609,195)	(5,394,201)
Investment property valuation gain	3,525,692	12,610,127
Interest income from affiliates	561,372	424,838
Financing costs	(11,766,726)	(9,799,558)
Net foreign currency gain (loss)	299,762	(707,570)
Loss on sale of investment properties	(398,247)	—
Other income	100,127	151,391
Other expenses	(611,173)	(1,367,647)
Profit before taxes	$13,677,740	$17,426,088

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Segment Assets and Liabilities

For the purposes of monitoring segment performance and allocating resources between segments, the CODM monitors select assets and liabilities attributable to each segment. The following table summarizes the Group’s total assets by reportable operating segment as of December 31, 2022 and 2021:

	2022	2021
Segment investment properties
Colombia	$107,749,342	$110,164,123
Peru	105,121,058	95,235,320
Costa Rica	236,166,233	222,876,298
Total	$449,036,633	$428,275,741

Reconciling items:
Cash and cash equivalents	14,988,112	17,360,353
Due from affiliates	8,798,945	—
Lease and other receivables, net	2,516,525	1,934,648
Land inventory	2,977,147	2,977,147
Prepaid construction costs	2,317,383	5,140,732
Other current assets	1,708,313	2,169,363
Tenant notes receivables - long term, net	6,796,584	3,250,848
Due from affiliates - long term	—	6,137,573
Restricted cash equivalent	3,252,897	3,929,870
Property and equipment, net	427,719	502,744
Deferred tax asset	239,281	686,314
Other non-current assets	4,559,330	5,420,872
Total assets	$497,618,869	$477,786,205

Segment long-term debt
Colombia	$55,260,326	$47,851,960
Peru	35,662,360	32,028,647
Costa Rica	118,404,089	108,838,507
Total	$209,326,775	$188,719,114

Reconciling items:
Accounts payable and accrued expenses	8,591,922	9,113,837
Deposits for the sale of assets	2,400,000	1,200,000
Income tax payable	663,703	124,472
Retainage payable	3,001,433	2,926,703
Other current liabilities	54,983	106,778
Deferred tax liability	37,215,884	36,659,475
Security deposits	1,706,959	1,360,501
Other non-current liabilities	590,740	48,553
Total liabilities	$263,552,399	$240,259,433

Geographic Area Information

	2022	2021
Long-lived assets
Colombia	$107,807,334	$110,341,240
Peru	105,448,377	95,563,650
Costa Rica	236,471,570	223,139,031
Panama	—	51,901
Total Long-lived assets	$449,727,281	$429,095,822

8. CASH, CASH EQUIVALENTS AND RESTRICTED CASH

Cash equivalents are considered by the Group to be highly liquid investments such as short-term deposits with banks, the maturity of which do not exceed 3 months at the time of deposit and which are not restricted. Such deposits bear interest at a negligible interest rate and the book value of these assets approximates their fair value. Available cash are held in bank accounts and overnight deposits.

The Group’s cash are predominantly denominated in USD and, in part, in COP, PEN and CRC.

Cash and cash equivalents was as follows as of December 31, 2022 and 2021:

(in USD)	2022	2021
Bank accounts:
In COP	$1,117,352	$1,737,066
In CRC	15,287	17,460
In PEN	237,240	403,647
In USD	13,618,233	15,202,180
Total	$14,988,112	$17,360,353

As of December 31, 2022 and 2021, cash disclosed in the consolidated statements of financial position and in the consolidated statements of cash flows included $2,465,008 and $4,363,963, respectively, that were held in partnership entities in which the ownership is shared with other private investors. These cash deposits were designated for the sole purpose of investing in development and operations of the properties held by the partnership entities and were therefore not available for general use by other entities within the Group.

F-51

In addition, the Group had non-current restricted cash equivalent related to additional guarantees for the long-term debt and corporate credit cards. As disclosed in Note 16, certain debt agreements require the Group to maintain cash in a restricted bank account in order to comply with conditions over minimum debt service coverage. The funds can only be used for debt service repayments for the associated debt agreement. Certificates of deposit have maturities ranging from 3 to 12 months and renew until the outstanding balance for the associated debt agreement is liquidated. Furthermore, an International Finance Corporation (“IFC”) loan agreement requires to Group to maintain cash as collateral. The cash account held as collateral contains a cash sweep feature, which allows funds in excess of the required cash collateral balance to be invested daily in a highly liquid designated sweep program. As of December 31, 2022 and 2021, respectively, the Group’s restricted cash equivalent totaled $3,252,897 and $3,929,870. Restricted cash equivalent is classified as noncurrent on the consolidated statements of financial position as restriction placed by the underlying debt agreements exceeds 12 months.

Non-cash transactions

Changes in liabilities arising from investing and financing activities not requiring cash relate to an increase in accrued payables for investment properties for $1,247,256 and $2,891,858 in the years ended December 31, 2022 and 2021, respectively, and an increase for new lease liabilities for $376,325 and $0 in the years ended December 31, 2022 and 2021, respectively

9. LEASE AND OTHER RECEIVABLES, NET

As of December 31, 2022, and 2021, lease and other receivables, net were as follows:

		2022	2021

(a)	Lease receivables, net	$1,644,555	$1,405,938
(b)	Tenant notes receivables - short term, net	751,908	450,004
	Others	120,062	78,706
	Sub-total	2,516,525	1,934,648
	Tenant notes receivable - long term, net	6,796,584	3,250,848
	Lease and other receivables, net	$9,313,109	$5,185,496

(a)	Lease Receivables - The average credit period on rents is 30 days. No interest is charged on outstanding lease receivables.

The Group always measures the expected credit loss for lease receivables, net of cash security deposits, at an amount equal to lifetime ECL. The expected credit losses on lease receivables are estimated using a provision matrix by reference to past default experience of the debtor, default trend report from third-party reputable credit rating agency (i.e., Moody’s), and an analysis of the debtor’s current financial position, adjusted for factors that are specific to the debtors, general economic conditions of the industry in which the debtors operate and an assessment of both the current as well as the forecast direction of conditions at the reporting date.

To measure the expected credit losses, lease receivables have been grouped based on shared credit risk characteristics and the days past due. The Group adopts a two-part reserve method: 1) with a specific reserve at 100% against all lease receivables from tenant who has shown indicators of severe financial difficulty, such as consecutive months of rent non-payment, or if the tenant is undergoing liquidation or bankruptcy proceedings. 2) with a general reserve recognizing expected credit loss allowance of 100% against all lease receivables over 90 days outstanding and percentage reflecting Moody’s average one-year default rate for all companies against lease receivables that are less than 90 days outstanding, net of cash security deposits. The lifetime ECL is calculated as gross carrying amount net of security deposit and multiply by loss rate described above. None of the lease receivables that have been written off is subject to enforcement activities.

F-52

The gross carrying amount and loss allowance provision for lease receivables was as follows:

	2022	2021
Gross carrying amount	$4,290,892	$2,700,587
Loss allowance provision	(2,646,337)	(1,294,649)
Lease receivables, net	$1,644,555	$1,405,938

(b)	Tenant Notes Receivables - The Group finances some of its specific tenant improvements that customers request. As of December 31, 2022, loans outstanding to tenants bear weighted average annual interest rate of 10.7% and had a weighted average remaining loan term of 8.1 years.

As of December 31, 2021, loans outstanding to tenants bears a weighted average annual interest rate of 11.7% and have a weighted average remaining loan term of 7.3 years.

The Group always measures the expected credit loss allowance for tenant notes receivables at an amount equal to 12-month ECL. The expected 12-month ECL on tenant notes receivables are estimated using the probability of default approach, which is a function of the probability of default, loss given default (i.e. the magnitude of the loss if there is a default) and the exposure at default. The assessment of the probability of default and loss given default is based on historical data adjusted by forward looking information. As for the exposure at default, for financial assets, this is represented by the gross carrying amount at the reporting date. None of the tenant notes have exhibited a significant increase in credit risk.

The gross carrying amount and loss allowance provision for tenant notes receivables was as follows:

	2022	2021
Gross carrying amount - short term	$764,523	$457,554
Loss allowance provision - short term	(12,615)	(7,550)
Tenant notes receivables - short term, net	$751,908	$450,004
Gross carrying amount - long term	6,910,609	3,305,387
Loss allowance provision - long term	(114,025)	(54,539)
Tenant notes receivables - long term, net	$6,796,584	$3,250,848

The expected credit loss allowance provision for lease receivables and tenant notes receivables as of December 31, 2022 and 2021 reconciled to the opening loss allowance for that provision as follows:

	2022
	Lease Receivables	Tenants Notes Receivables	Total

Beginning balance	$1,294,649	$62,089	$1,356,738
Increase in loan loss allowance recognized in profit or loss during the year	1,406,439	64,551	1,470,990
Receivables written-off during the year as uncollectible	(54,751)	—	(54,751)
Ending balance	$2,646,337	$126,640	$2,772,977

	2021
	Lease Receivables	Tenants Notes Receivables	Total

Beginning balance	$243,245	$51,360	$294,605
Increase in loan loss allowance recognized in profit or loss during the year	1,051,404	10,729	1,062,133
Receivables written-off during the year as uncollectible	—	—	—
Ending balance	$1,294,649	$62,089	$1,356,738

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10. OTHER CURRENT ASSETS

The details of other current assets as of December 31, 2022 and December 31, 2021 were as follows:

	2022	2021

Prepaid taxes	$816,138	$970,479
Other	892,175	1,198,884
Total	$1,708,313	$2,169,363

11. PROPERTY AND EQUIPMENT, NET

Property and equipment are measured at cost less accumulated depreciation and any accumulated impairment losses. As of December 31, 2022, and 2021, the Group’s property and equipment, net were as follows:

	Vehicles	Furniture and Office Equipment	Computer Equipment	Leasehold Improvements	Total

Gross assets:
Balance as of January 1, 2021	$16,022	$347,036	$116,186	$398,821	$878,065
Additions	—	17,743	79,944	—	97,687
Retirements	—	(1,357)	(1,072)	—	(2,429)
Foreign currency translation effect	—	(8,985)	(2,640)	(22,943)	(34,568)
Balance as of December 31, 2021	16,022	354,437	192,418	375,878	938,755
Additions	4,103	20,734	38,122	25,528	88,487
Retirements	—	(4,174)	(1,366)	(152,390)	(157,930)
Foreign currency translation effect	—	(10,030)	(3,286)	6,909	(6,407)
Balance as of December 31, 2022	20,125	360,967	225,888	255,925	862,905
Accumulated depreciation:
Balance as of January 1, 2021	4,221	80,686	58,081	173,149	316,137
Additions	2,149	50,011	31,085	56,651	139,896
Retirements	—	(500)	(1,005)	—	(1,505)
Foreign currency translation effect	—	(1,981)	(955)	(15,581)	(18,517)
Balance as of December 31, 2021	6,370	128,216	87,206	214,219	436,011
Additions	2,458	50,955	31,454	39,420	124,287
Retirements	—	(2,217)	(524)	(123,475)	(126,216)
Foreign currency translation effect	—	(4,255)	(1,861)	7,220	1,104
Balance as of December 31, 2022	$8,828	$172,699	$116,275	$137,384	$435,186
Net book value as of December 31, 2021	$9,652	$226,221	$105,212	$161,659	$502,744
Net book value as of December 31, 2022	$11,297	$188,268	$109,613	$118,541	$427,719

The Group recorded losses of $30,269 and $925 in other expenses in the consolidated statements of profit or loss and other comprehensive loss, related to the disposal of property and equipment for the years ended December 31, 2022 and 2021, respectively.

Depreciation expense for the years ended December 31, 2022 and 2021 was $124,287 and $139,896, respectively, recognized in General and administrative expense on the consolidated statements of profit or loss and comprehensive loss.

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12. INVESTMENT PROPERTIES

The Group’s investment properties are located in Colombia, Peru and Costa Rica and they are classified as Level 3 in the IFRS fair value hierarchy. The values, determined, by the external appraisers, are recognized as the fair value of the Group’s investment property at the end of each reporting period. Gains of losses arising from changes in the fair values are included in the consolidated statements of profit or loss and other comprehensive loss in the period in which they arise. For the years ended December 31, 2022 and 2021, the Group recorded a gain of $3,525,692 and $12,610,127, respectively.

As of December 31, 2022, and 2021 all investment properties are guaranteeing the Group´s debt.

As of December 31, 2022, and 2021, the fair market value (“FMV”) of investment properties were as follows:

	FMV as of	FMV as of
	December 31, 2022	December 31, 2021

Land bank:
Colombia	$16,394,722	$19,266,423
Peru	7,190,000	11,750,000
Costa Rica	6,155,000	15,600,000
Total Land Bank	29,739,722	46,616,423
Properties under development:
Properties under right-of-use
Peru	614,523	—
Sub-total	614,523	—
Owned properties
Colombia	20,708,910	35,224,731
Peru	9,793,481	7,330,000
Costa Rica	35,715,220	26,360,000
Sub-total	66,217,611	68,914,731
Total properties under development	66,832,134	68,914,731
Operating Properties
Owned properties
Colombia	70,645,712	55,672,969
Peru	87,523,052	76,155,320
Costa Rica	194,296,013	180,916,298
Sub-total	352,464,777	312,744,587
Total operating properties	352,464,777	312,744,587
Total operating properties and properties under development	419,296,911	381,659,318
Total	$449,036,633	428,275,741

There were no transfers between Levels 1, 2 or 3 during the years ended December 31, 2022 and 2021.

The Group uses an external appraiser in order to determine the fair value for all of its investment properties. The independent appraiser holds a recognized and relevant professional qualification and has recent experience of the location and category of the investment property being valued. The valuation model is in accordance with the guidance recommended by the International Valuation Standards Committee. These valuation models are consistent with the principles in IFRS 13.

F-55

Disclosed below is the valuation technique used to measure the fair value of investment properties, along with the significant unobservable inputs used.

Valuation Techniques - This fair value measurement is considered Level 3 of the fair value hierarchy, except where otherwise noted below.

–	Operating Properties - The valuation model considers a combination of the present value of net cash flows to be generated by the property, the direct capitalization of the net operating income, and the replacement cost to construct a similar property.

i.	The present value of net cash flows generated by the property takes into account the expected rental growth rate, vacancy periods, occupancy rate, lease incentive costs such as rent-free periods and other costs not paid by tenants. The expected net cash flows are discounted using risk adjusted discount rates. Among other factors, the discount rate estimation considers the quality of a building and its location, tenant credit quality and lease terms.
ii.	The direct capitalization method. This method involves capitalizing a fully leased net operating income estimate by an appropriate yield. This approach is best utilized with stabilized assets, where there is little volatility in the net income and the growth prospects are also stable. It is most commonly used with single tenant investments or stabilized investments. involves capitalizing the property net operating income at a market capitalization rate. The net operating income is determined by using the property Effective Gross Income (EGI) net of operating expenses. The EGI is determined by the property’s Potential Gross Income (PGI) through analysis of the property actual historic income and an analysis of competitive current market income rates and deducting the PGI with an estimate for vacancy and collection.
iii.	The cost approach. The cost approach involves the estimation of the replacement cost of the building and site improvements that a prudent and rational person would pay no more for a property than the cost to construct a similar and competitive property - assuming no undue delay in the process.

–	Properties Under Development - The valuation model considers the present value of net cash flows, direct capitalization, and the cost approaches adjusted by the net present value of the cost to complete and vacancy in the properties under construction.

–	Land Bank - The valuation model used for the land portfolio is a combination of sales comparison approach (or market approach), cost approach, residual land value approach and the discounted cash flow method. For undeveloped land, the market approach is used. For land that is under development, the market approach is used in conjunction with the cost approach and residual land value approach, and the discounted cash flow approach, to determine the fair value of the finished lots.

i.	The sales comparison approach. This approach compares sales or listing of similar properties with the subject property using the price per square feet (Level 2 input). This approach is given supporting weight in this analysis because of the well-supported range of value within this approach and the likelihood that the subject could be purchased by an owner-user.
ii.	The cost approach. This approach is based on the principle of substitution that a prudent and rational person would pay not more than the cost to construct a similar property. This approach generally considers estimated replacement cost of the land and the site improvements (e.g., infrastructure) and estimated depreciation accrued to the improvements (Level 2 input).
iii.	The residual land value approach. This approach involves residual amount after deducting all known or anticipated costs required to complete the development from the anticipated value of the project when completed after consideration of the risks associated with the completion of the project (Level 2 input).

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Significant Inputs as of December 31, 2022 and 2021 —

Property	Fair value hierarchy	Valuation techniques	Significant unobservable inputs	Value	Relationship of unobservable inputs to fair value
Operating Properties	Level 3	Discounted cash flows	Occupancy rate	2022: 98.1%, 2021: 97.2%	The higher the occupancy rate, the higher the fair value.
			Risk adjusted discount rate	2022: 10.5%, 2021: 10.3%	The higher the risk adjusted discount rate, the lower the fair value.
		Direct capitalization method	Risk adjusted residual capitalization rate	2022: 7.8%, 2021: 7.6%	The higher the risk adjusted residual rate, the lower the fair value.
			Going in stabilized capitalization rate	2022: 7.5%, 2021: 7.6%	The higher the stabilized capitalization rate, the lower the fair value
Properties Under Development	Level 3	Discounted cash flows	Occupancy rate	2022: 97.8%, 2021: 98.2%	The higher the occupancy rate, the higher the fair value.
			Risk adjusted discount rate	2022: 10.4%, 2021: 10.4%	The higher the risk adjusted discount rate, the lower the fair value.
		Direct capitalization method	Risk adjusted residual capitalization rate	2022: 7.8%, 2021: 7.2%	The higher the risk adjusted residual rate, the lower the fair value.
			Going in stabilized capitalization rate	2022: 7.8%, 2021: 7.3%	The higher the stabilized capitalization rate, the lower the fair value
Land Bank	Level 3	Discounted cash flows	Direct capitalization rate	2022: 7.75%, 2021: 8.00%	The higher the stabilized capitalization rate, the lower the fair value
			Risk adjusted discount rate	2022: 11.25%, 2021: 10.00%	The higher the risk adjusted discount rate, the lower the fair value.

Fair value sensitivity:

The following table presents a sensitivity analysis to the impact of 10 basis points (“bps”) increase of the discount rates and exit cap rate and the aggregated impact of these two on fair values of the investment properties - land and buildings representing leased land and buildings valued using the discounted cash flows and direct capitalization method as of December 31, 2022 and 2021:

	2022
	Impact of+10 bps on exit cap rate	Impact of+10 bps on discount rate	Impact of+10 bps on exit cap rate and discount rate
Building and land (decrease)	$(2,697,642)	$(2,905,108)	$(5,565,415)

	2021
	Impact of+10 bps on exit cap rate	Impact of+10 bps on discount rate	Impact of+10 bps on exit cap rate and discount rate
Building and land (decrease)	$(2,442,228)	$(2,627,469)	$(5,129,527)

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The reconciliation of investment properties for the year ended December 31, 2022 and 2021, were as follows:

	2022	2021

Balance at beginning of year	$428,275,741	$364,307,039
Additions	47,774,104	70,082,968
Foreign currency translation effect	(21,265,904)	(16,361,576)
Disposal of investment property(1)	(9,273,000)	—
Transfer to asset held for sale	—	(2,362,817)
Gain on revaluation of investment property	3,525,692	12,610,127
Balance at end of year	$449,036,633	$428,275,741

(1)	During 2022, The Group sold two of its investments Properties with a carrying amount of $4,900,000 and $4,373,000 corresponding to the companies Latam Logistic Propco Bodegas San Joaquin S de R.L. and Latam Logistic Propco Lagunilla I S de R.L., respectively.

Investment Properties Acquisitions — There were no acquisition activities during the year ended December 31, 2022. During the year ended December 31, 2021, the Group acquired two operating investment properties for a total purchase price of $14,710,000 and one trailer parking of $4,050,000. The closing costs incurred related to these acquisitions were $355,322, which were capitalized as part of investment properties as the Group considered these transactions as asset acquisitions.

Investment Properties Dispositions — The Group disposed two operating properties and received net proceeds of $8,874,753 during the year ended December 31, 2022. The Group recorded $398,247 loss on sale of investment properties. There were no disposition activities during the year ended December 31, 2021.

13. ASSET HELD FOR SALE

During the year ended December 31, 2021, the Group engaged in an active sale negotiation for the sale of certain land lot with a third-party buyer. The land lot held for sale is part of a land lot that is owned by LatAm Parque Logistico San José - Verbena partnership, within the Costa Rica segment.

On May 21, 2021, the Group signed on behalf of LatAm Parque Logistico San José - Verbena partnership, the purchase and sale agreement for the sale of the fully serviced land parcel for $4,000,000. In accordance with the purchase and sale agreement, the sale will be paid in three installments based on the following schedule:

	Amount

1st Installment Payment	$1,200,000	Upon the signing of the Purchase and Sale Agreement.
2nd Installment Payment	1,200,000	Upon conclusion of land infrastructure work.
3rd Installment Payment	1,600,000	Upon title transfer of the property to the buyer.
	$4,000,000

On May 24, 2021, the Group, through LatAm Parque Logistico San José - Verbena partnership, received the first installment payment of $1,200,000 from the buyer. The Group received the second installment of $1,200,000 on January 27, 2022 upon the conclusion of the land infrastructure work. Although the Group initially anticipated the sale to be completed within one year from the agreement execution date, unforeseen administrative delays related to title transfer arose, thereby extending the expected sale duration beyond one year. These delays were triggered by events or circumstances beyond the Group’s control. The sale subsequently closed in the second quarter of 2023 upon the transfer of the property title and the receipt of the third installment payment.

As of December 31, 2022, and 2021, the land lot and its respective infrastructure work is presented as an asset held for sale within the consolidated statements of financial position, with a value of $2,977,147 representing the carrying value of the asset. The Group classified the asset held for sale as part of current assets as of December 31, 2022 and 2021, since the held for sale asset was available for immediate sale in its present condition and the Group expected to complete the sale within one year from the date of classification.

	2022	2021
Beginning balance	$2,977,147	$2,362,817
Construction	—	614,330
Ending balance	$2,977,147	$2,977,147

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14. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses as of December 31, 2022 and 2021 were as follows:

	2022	2021

Trade payables	$1,875,979	$3,660,960
Accrued interest	2,650,535	1,473,286
Development cost	2,411,190	1,093,304
Employee benefits and related obligations	307,673	1,846,277
Other accrued expenses	1,346,545	1,040,010
Total	$8,591,922	$9,113,837

Trade payables are non-interest bearing and are normally settled on 30-day terms.

15. LEASES

Group as a lessor

The Group enters into leases on its property portfolio. Refer to Note 2 for further information.

Group as a lessee

The Group leases its office spaces from third parties. The remaining weighted average lease term was 3.3 and 1.6 years as of December 31, 2022 and 2021, respectively.

The following table summarizes the fixed, future minimum rental payments, excluding variable costs, for which the leases have commenced by December 31, 2022 with amounts discounted at lease commencement by our incremental borrowing rates to calculate the lease liabilities of our leases:

As of December 31, 2022
2023	$62,722
2024	34,761
2025	30,338
2026	31,855
Total undiscounted rental payments	$159,676
Less: imputed interest	(16,796)
Total lease liability	$142,880

The remaining weighted average lease term was 3.3 and 1.6 years as of December 31, 2022 and 2021, respectively.

The Group does not include renewal options in the lease term for calculating the lease liability unless the Group is reasonably certain that will exercise the option, or the lessor has the sole ability to exercise the option. The weighted average discount rate was 7.1% and 7.3% as of December 31, 2022 and 2021, respectively. The Group recorded an interest expense on lease liabilities of $13,400 and $15,292 for the years ended December 31, 2022 and 2021, respectively.

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The Group had total cash outflows for leases of $163,072 and $99,380 for the years ended December 31, 2022 and 2021, respectively. The Group also had non-cash additions to right of use assets amounting to $148,326 and $0 in the years ended December 31, 2022 and 2021, respectively, that were financed by new leases.

The Group did not have short-term lease expenses or leases of low value assets during the years ended December 31, 2022 and 2021.

Offices Right-of-Use Assets - Offices right-of-use assets are amortized using the straight-line method over the term of the operating lease.

Original lease terms and remaining lease terms of the corporate offices operating leases were as follows:

Office Location	Original Lease Term	Remaining Term as of December 31, 2022

Costa Rica	—	—
Peru	6.9 years	1.2 years
Colombia	4.8 years	4.1 years
Weighted average	6.1 years	3.3 years

As of December 31, 2022 and 2021, the Group’s right-of-use assets, included in other non-current assets, were as follows:

Total

Gross assets:
Balance as of January 1, 2021	$470,480
Foreign currency translation effect	(18,020)
Balance as of December 31, 2021	$452,460
Additions	148,326
Retirements	(112,740)
Foreign currency translation effect	(30,321)
Balance as of December 31, 2022	$457,725
Accumulated depreciation:
Balance as of January 1, 2021	$233,139
Additions to accumulated depreciation	96,662
Foreign currency translation effect	(12,464)
Balance as of December 31, 2021	$317,337
Additions to accumulated depreciation	104,198
Retirements	(111,688)
Foreign currency translation effect	17,476
Balance as of December 31, 2022	$327,323
Net book value as of December 31, 2021	$135,123
Net book value as of December 31, 2022	$130,402

During the years ended December 31,2022 and 2021, the Group recorded right-of-use amortization expense related to office space of $104,198 and $96,662, respectively, in the consolidated statements of profit or loss and other comprehensive loss under “General and administrative” expenses.

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16. DEBT

As of December 31, 2022, and 2021 debt of the Group was as follows (all loans are USD denominated, except loans in Colombia are COP denominated):

Financial Institution	Type	Expiration	Annual Interest Rate	Restricted Cash at December 31, 2021	Restricted Cash at December 31, 2022	Remaining Borrowing Capacity at December 31, 2022	Amount Outstanding at December 31, 2022	Amount Outstanding at December 31, 2021

Costa Rica (USD denominated)
Banco Davivienda Costa Rica, S.A.	Mortgage Loan	Jul 3, 2034	3Mo Secured Overnight Financing Rate (“SOFR”) + 435 bps, no min. rate	$874,210	$874,210	—	$30,411,676	$32,127,488
Banco Davivienda Costa Rica, S.A.	Mortgage Loan	Jul 3, 2034	3Mo SOFR + 435 bps, no min. rate	309,814	309,814	—	11,355,244	11,734,201
Banco Davivienda Costa Rica, S.A.	Mortgage Loan	Sep 8, 2034	3Mo SOFR + 435 bps, no min. rate	142,244	142,244	—	4,856,716	5,123,509
Banco Davivienda Costa Rica, S.A.	Mortgage Loan	Mar 9, 2034	3Mo SOFR + 442 bps, no min. rate	339,900	339,900	—	10,731,686	11,359,040
Banco Davivienda Costa Rica, S.A.	Mortgage Loan	Mar 1, 2034	3Mo SOFR + 435 bps, no min. rate	320,940	320,940	—	3,865,901	4,093,075
BAC Credomatic, S.A.	Mortgage Loan	Sep 18, 2034	3Mo SOFR + 432 bps, no min. rate	—	—	—	2,218,382	2,343,808
BAC Credomatic, S.A.	Mortgage Loan	Jun 26, 2034	3Mo SOFR + 440 bps, no min. rate	—	—	—	3,034,137	3,211,931
BAC Credomatic, S.A.	Mortgage Loan	Jun 24, 2032	US Prime Rate + 110 bps, no min. rate	—	—	$21,740	972,476	—
BAC Credomatic, S.A.	Mortgage Loan	Mar 4, 2036	3Mo SOFR + 439 bps, no min. rate	—	—	—	6,562,983	6,882,426
BAC Credomatic, S.A.	Mortgage Loan	Mar 4, 2036	3Mo London Interbank Offered Rate (“LIBOR”) + 423 bps, min 5.0%	70,785	—	—	—	2,890,861
BAC Credomatic, S.A.	Mortgage Loan	Jul 1, 2036	3Mo SOFR + 378 bps, no min. rate	—	—	10,502,101	34,997,899	15,761,699
Banco Promerica de Costa Rica, S.A.	Mortgage Loan	Aug 18, 2036	Prime Rate + 475 bps, no min. rate	7	2	—	6,697,365	6,922,696
Banco Nacional de Costa Rica, S.A.	Mortgage Loan	Jan 26, 2035	0-2 years: 6.5%, Thereafter: 290 bps + US Prime Rate, no min. rate				7,583,783	7,834,788
Total Costa Rica Loans				2,057,900	1,987,110	10,523,841	123,288,248	110,285,522

Peru (USD denominated)
International Finance Corporation Tranche 1	Mortgage Loan	Jul 15, 2028	6Mo LIBOR + 425 bps, no min. rate	1,800,000	—	—	21,671,047	23,751,917
International Finance Corporation Tranche 2	Mortgage Loan	Jul 15, 2030	6Mo LIBOR + 525 bps no min. rate	—	1,205,162	10,292,677	15,009,719	9,200,000
Total Peru Loans				1,800,000	1,205,162	10,292,677	36,680,766	32,951,917

Colombia (COP denominated)
Bancolombia, S.A.	Mortgage Loan	Jan 1, 2036	Bank Reference Index (“Colombia IBR”)+ 350 bps no min. rate	$16,345	—	—	—	$7,728,092
Bancolombia, S.A.	Mortgage Loan	Jan 1, 2036	Colombia IBR+ 350 bps no min. rate	—	—	—	—	6,792,844
Bancolombia, S.A.	Mortgage Loan	Jan 1, 2036	Colombia IBR+ 327 bps no min. rate	—	—	—	$18,688,521	—
Bancolombia, S.A.	Mortgage Loan	May 31, 2036	Colombia IBR+ 365 bps no min. rate	—	—	—	15,145,128	11,126,396
ITAÚ Corpbanca Colombia, S.A.	Mortgage Loan	Jul 6, 2033	Colombia IBR + 447 bps no min. rate	—	—	—	7,047,004	8,791,408
Total Colombia Loans				16,345	—	—	40,880,653	34,438,740

Panama (USD dominated)
Banco BTG Pactual S.A. — Cayman Branch	Secured Bridge Loan	Mar 17, 2023	SOFR + 600 bps, no min rate	—	—	—	15,000,000	15,000,000

Total Panama Loans				—	—	—	15,000,000	15,000,000

Total				$3,874,245	$3,192,272	$20,816,518	$215,849,667	$192,676,179

Long term debt accrued financing costs							$2,823,170	$1,701,408
Deferred financing costs, net							(9,346,062)	(5,658,473)
Total debt							$209,326,775	$188,719,114

Less: Current portion of long-term debt							(23,576,982)	(23,547,197)
Less: Reclassified to short term due to debt waiver on Banco Davivienda Alajuela I SRL and Bancolombia & ITAÚ loans							(87,366,478)	—
Total Long-term debt							$98,383,315	$165,171,917

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(1)	Debt Modification and Extinguishment - On January 6, 2022, the Group negotiated a new interest rate on the Davivienda de Cosa Rica loans 3-month LIBOR plus 475 basis points and eliminated the interest rate floor, all the other terms and conditions of the loans with Davivienda de Costa Rica remained the same. A gain of $4,077,399 was recognized as part of modification of this debt facility and is included in financing costs in the consolidated statements of profit or loss.

On January 19, 2022, the Group increased by COP$34,000 million ($8,429,675 per the transaction date exchange rate, same applies to hereafter) its existing financing facilities denominated in COP with Bancolombia from COP$57,810 million ($14,332,969) to COP$91,810 million ($22,762,644). The financing has a fourteen-year term with a balloon of COP$42,866 million ($11,436,567) at expiration. Pricing is Colombian IBR plus 327 basis points. A loss of $653,847 was recognized as part of modification of the debt facility and is included in financing costs in the consolidated statements of profit or loss.

On March 14, 2022, the Group negotiated a new interest rate on the IFC Tranche 1, reducing the spread by 100 basis points, to 425 basis points. All the other terms and conditions of the loan with IFC remained the same. A gain of $351,503 was recognized as part of modification of this debt facility and is included in financing costs in the consolidated statements of profit or loss.

On February 16, 2022, the Group repaid one of the loans with BAC Credomatic due to the sale of the underlying property. The loan outstanding balance at the time of the sale was $2,868,155 and the Group recognized a loss of $586 due to the extinguishment of the debt facility and is included in financing costs in the consolidated statements of profit or loss.

(2)	New Mortgage Debt – On January 6, 2021, the Group entered into a COP denominated secured construction loan facility with ITAÚ for a total borrowing capacity of COP$35,000 million ($8,791,408). Proceed were used for the financing of the construction of building 500 in Latam Logistic Park Calle 80 in Bogota, Colombia. The loan expires on July 6, 2033. The loan bears an annual interest rate of Colombian IBR plus 447 basis points and has a commitment fee of 0.50% annual over unborrowed amount. The loan is interest only until April 20, 2022. As of December, 31, 2022, the debt facility has been fully disbursed.

On January 22, 2021, the Group entered into a COP denominated mortgage loan of COP$44,500 million ($11,177,647) with Bancolombia for the financing of the construction of building 300 in Latam Logistic Park Calle 80 in Bogota, Colombia. As of December 31, 2021, the loan was fully disbursed. The loan bears an interest rate of Colombian IBR plus 365 basis points, commitment fees of 0.1% per month over unborrowed amount and has a 15-years with a balloon payment of 40% at expiration (COP$17,800 million/$4,641,848). Principal payments and amortization started in November 2021.

In March 2021, the Group entered into two U.S. dollar denominated mortgage loan facilities with BAC Credomatic, S.A. for an aggregate amount of $9,987,000 for the financing of the acquisition of two operating buildings in San José, Costa Rica. The loans have a fifteen-year term. The loans bear an annual interest rate of 3-month LIBOR plus 423 basis point with a minimum interest rate of 5%.

On July 7, 2021, the Group entered into a U.S. dollar denominated mortgage loan facility of up to $45,500,000 with Banco BAC San José, S.A. on behalf of LatAm Parque Logístico San José – Verbena partnership. The loan can be drawn in multiple disbursements up to approximately 60% of the total investment of the project. Proceeds will be used to finance the construction of LatAm Parque Logístico San José – Verbena, a five-building class-A master-planned logistic park in the Alajuelita submarket in San José, Costa Rica. The mortgage loan has a term of 10 years with a 15-year amortization profile. Pricing is 3 month-LIBOR plus 423 basis points. In October 2022, the pricing or the debt facility changed to 3 month-SOFR plus 378 basis points. The debt facility has an amortization grace period of 30 months and does not accrue any commitment fees.

On August 16, 2021, the Group entered into a U.S. dollar denominated mortgage loan of $7,000,000 with Banco Promerica de Costa Rica, S.A. for the purchase of a logistic facility located in the Coyol submarket in San José, Costa Rica. The loans have a fifteen-year with a balloon payment of $2,415,120 at expiration. Pricing is Prime Rate plus 475 basis points.

On January 31, 2022, the Group entered into a U.S. dollar denominated mortgage loan of $2,385,000 with Banco Davivienda de Costa Rica for the acquisition of a container parking lot. The loan has a fifteen-year term with fully amortization at expiration. The loans bear an annual interest rate of US Prime Rate plus 175 basis points. This loan was repaid on October 31, 2022 with the sale of the investment property.

As of December 31, 2022, the Group has borrowed $978,260 of a U.S. dollar denominated mortgage loan facility of up to $1,000,000 with Banco BAC San José, S.A. for the financing of the renovations in LatAm Bodegas San Joaquin. The loan expires on June 24, 2032, and fully amortized at expiration. The loans bear an annual interest rate of US Prime Rate plus 110 basis point with a no minimum interest.

F-62

(3)	IFC – The IFC secured credit facility includes full development of Latam Logistic Lima Sur through a two tranche facility. Latam Logistic Lima Sur is a total of six buildings development divided in two phases. The loan has an aggregate borrowing capacity of $53,000,000 and is divided in two tranches corresponding to each development phase.

●	Tranche 1 – The loan is for the financing of the development of phase 1. The loan has a total borrowing capacity of $27,100,000 and is interest only until January 15, 2020 with a balloon payment of $6,865,611 at expiration on July 15, 2028. According to the amendment letter signed on March 14, 2022, effective July 15, 2022, the spread over 6-month LIBOR in the Tranche 1 was reduced 100 basis points to 425 basis points. As of December 31, 2022 and 2021, the Group had disbursed all the tranche.

●	Tranche 2 – The loan is for the financing of the development of phase 2. The loan has a total borrowing capacity of $25,900,000 and is interest only until January 15, 2022 with a balloon payment of $6,475,000 at expiration on July 15, 2030. As of December 31, 2022 the Group had disbursed $15,607,323 of the second tranche.

The loan bears a commitment fee over unborrowed amounts until December 15, 2022 as follows:

–	June 16, 2019 – December 31, 2019 – 0.50% over unborrowed amount.
–	January 1, 2020 – June 30, 2021 - 1.00% over unborrowed amount.
–	July 1, 2021 – January 15, 2022 - 1.50% over unborrowed amount.

As per the loan agreement, the Group has to maintain a cash collateral account as a guarantee of the principal during the construction and leasing period. As of December 31, 2022 and 2021, the Group had a restricted cash equivalent of $1,205,162 and $1,800,000, respectively, in the cash collateral account.

(4)	Secured Bridge Loan – On May 21, 2021, the group entered into a loan U.S Denominated secured bridge loan agreement of $15.0 million with BTG Pactual, S.A – Cayman Branch. The proceeds of the loan were used to fund the continued growth of LatAm Logistics Properties. As per the initial conditions, the credit facility was scheduled to mature on June 17, 2022, with a fixed annual interest rate of 5.85%. In June 2022, the Group extended the denominated secured bridge loan to March 17, 2023, including a substitution of the fixed interest rate to a variable interest rate consisting of SOFR annual average plus 600 basis points. The agreement restricts Latam Logistic Properties S.R.L from changing its ownership. This excludes the event of an IPO if Jaguar Growth Partners LLC remains as the final beneficiary of the debtor.

(5)	LIBOR Rate – The Group has modified all of it Costa Rican loans from LIBOR rate to SOFR by December 31, 2022. In July 2023, it has also modified the rate for IFC loans from 6-month LIBOR to 6-month SOFR.

Restricted Cash – The Group had non-current restricted cash equivalent related to additional guarantees for the long-term debt and corporate credit cards. Certain debt agreements require the Group to maintain cash in a restricted bank account in order to comply with conditions over minimum debt service coverage. The funds can only be used for debt service repayments for the associated debt agreement. Certificates of deposit have maturities ranging from 3 to 12 months and renew until the outstanding balance for the associated debt agreement is liquidated. Furthermore, an IFC loan agreement requires the Group to maintain cash as collateral. The cash account held as collateral contains a cash sweep feature, which allows funds in excess of the required cash collateral balance to be invested daily in a highly liquid designated sweep program. As of December 31, 2022 and 2021, the Group maintains a deposit certificate in Latam Logistic CR Opco, S.R.L. and LatAm CR Zona Franca SRL for the sum of $60,625 that is given as guarantee to Banco Davivienda. To guarantee the remnants of corporate credit cards. Details of the restricted cash equivalent are given in Note 8.

F-63

Long-Term Debt Maturities – Scheduled principal and interest payments due on the Group’s debt as of December 31, 2022, are as follows:

	Mortgage Loan	Secured Bridge Loan	Total
Maturity:
2023	$96,462,044	$15,000,000	$111,462,044
2024	6,464,899	—	6,464,899
2025	7,132,768	—	7,132,768
2026	7,705,690	—	7,705,690
2027	8,329,634	—	8,329,634
Thereafter	74,754,632	—	74,754,632
Accrued and deferred financing cost, net			(6,522,892)
Total	$200,849,667	$15,000,000	$209,326,775

Financing Cost – The following table summarizes the weighted average net effective interest rate by type of financing facility as of December 31, 2022 and 2021:

	2022		2021
	Weighted Average Interest Rate (1)	Amount Outstanding	Weighted Average Interest Rate (1)	Amount Outstanding

Mortgage Loan	9.2%	$200,849,667	6.1%	$177,676,179
Bridge Loan	10.7%	15,000,000	7.1%	15,000,000
Total	9.3%	$215,849,667	6.4%	$192,676,179

(1)	The interest rate presented represent the effective interest rate (including debt issuance costs) at the end of the year for the debt outstanding.

The following table summarizes the components of financing cost including the deferred financial cost amortization for the year ended December 31, 2022 and 2021:

	2022	2021

Gross interest expense	$15,568,346	$9,506,320
Gross commitment fees	225,261	286,117
Amortization of debt issuance cost	1,089,893	659,072
Debt modification	(3,775,054)	-
Other expense	112,542	238,740
Total financing cost before capitalization	13,220,988	10,690,249
Capitalized amounts into investment properties	(1,454,262)	(890,691)
Net financing cost	$11,766,726	$9,799,558
Total cash paid for interest and commitment fees	$14,505,955	$9,391,336

Long Term Debt Reconciliation – The reconciliation of debt as of December 31, 2022 and 2021 were as follows:

	2022	2021

Beginning balance	$165,171,917	$114,937,348
Secured bank debt borrowings	44,217,867	63,626,400
Bridge loan borrowings	-	15,000,000
Secured bank debt repayments	(13,335,183)	(6,292,052)
Commercial papers repayments	$-	$(5,568,000)
Long—term accrued interest	(9,733)	(44,115)
Debt issuance cost	(41,550)	(1,070,987)
Deferred financing cost amortization	1,037,824	659,072
Debt modification expense	(3,775,054)	-
Change in current portion long term debt	(29,785)	(11,992,770)
Foreign currency translation effect	(7,486,510)	(4,082,979)
Reclassification due to breach of covenant	(87,366,478)	-
Ending balance	$98,383,315	$165,171,917

To the extent that the Group borrows funds specifically for the purpose of obtaining a qualifying asset, the Group determined the amount of borrowing costs eligible for capitalization. Borrowing costs incurred of $41,550 and $1,070,987 for the years ended December 31, 2022 and 2021, respectively, were capitalized.

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Financial Debt Covenants – The loans described above are subject to certain affirmative covenants, including, among others, (i) reporting of financial information; and (ii) maintenance of corporate existence, the security interest in the properties subject to the loan and appropriate insurance for such properties; and (iii) maintenance of certain financial ratios. In addition, the loans are subject to certain negative covenants that restrict Latam Logistic Properties ability to, among other matters, incurs in additional indebtedness under or create additional liens on the properties subject to the loans, change its corporate structure, make certain restricted payments, enter into certain transactions with affiliates, amend certain material contracts.

The loans contain, among others, the following events of default: (i) non-payment; (ii) false representations; (iii) failure to comply with covenants; (iv) inability to generally pay debts as they become due; (v) any bankruptcy or insolvency event; (vi) disposition of the subject properties; or (vii) change of control of the subject properties.

As of December 31, 2022, the Group was not in compliance with certain debt covenants set forth in its loan agreements with Banco Davivienda, Bancolombia and ITAÚ. Since the liabilities were payable on demand as of December 31, 2022, and the Group did not have the right to defer its settlement for at least twelve months after that date, the Group reclassified the debt balance with Banco Davivienda, Bancolombia and ITAÚ totaling $87,366,478 to be current liabilities as of December 31, 2022. Refer to Note 25 for details. The Group received the waivers for the requirement to comply with the Banco Davivienda and Bancolombia financial covenants on February 17, 2023 and September 25, 2023, respectively. The Group was in compliance with all the other debt covenants as of December 31, 2022, and all of its debt covenants as of December 31, 2021.

17. EQUITY

Latam Logistic Properties, S.A. shareholders authorized a single class of common stock of 300,000,000 shares from which 168,142,740 shares were issued and fully paid with a nominal (par) value of $1.00 per share as of December 31, 2022 and 2021. Refer to Note 1 for more information on the corporate conversation that occurred on January 13, 2021.

All shares are equally eligible to receive dividends and the repayment of capital and represent one vote at shareholders’ meetings of Latam Logistic Properties, S.A.

For the years ended December 31, 2022 and 2021, non-controlling partners have made capital contribution to the Group of $700,000 and $4,084,160, respectively, and the Group made distributions to the non-controlling partners of $2,067,803 and $1,024,747, respectively.

Retained earnings consist of legal reserves and accumulated earnings. According to the legislation in effect in several countries in which the Group operates, the Group’s subsidiaries must appropriate a portion of each year’s net earnings to their respective legal reserve. The legal reserve amount varies by jurisdiction and ranges from 5% to 10% of the net earnings generated by operating entities, up to a cap of 10% to 50% of that entity’s capital stock.

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18. NON—CONTROLLING INTERESTS

In September 2018, the Group entered in a real estate partnership for the development of Latam Parque Logistico Coyol II in Costa Rica. The partnership includes two entities that the Group consolidates but does not own 100% of the equity (Latam Propco El Coyol Dos S de R.L. and Latam Logistic Pan Holdco El Coyol II S de R.L., collectively, “Latam Parque Logistico Coyol II”). The Group reports a non-controlling interest in relation to this partnership. The Group has complete responsibility, authority and discretion in key decision activities management of the partnership. The Group, through its position of Directing Partner, is responsible for the operations of the Latam Parque Logistico Coyol II and has the existing rights and ability to direct the relevant activities of the entities, indicating the Group’s power over the non-controlling investee.

In December 2020, the Group entered in a real estate partnership for the development of Latam Parque Logistico San José in Costa Rica. The partnership includes three entities that the Group consolidates but does not own 100% of the equity (Latam Logistic Pan Holdco Verbena I S de R.L., Latam Logistic Pan Holdco Verbena II S, S.R.L., and 3101784433, S.R.L., collectively, “Latam Parque Logistico San José — Verbena”). The Group reports a non-controlling interest in relation to this partnership. The Group has complete responsibility, authority and discretion in the day-to-day management of the partnership. Through its position as Managing Partner, the Group is responsible for the daily operations of Latam Parque Logistico San José — Verbena without prior approval of the other managers and equity holders, and has the existing rights and ability to direct the relevant activities of the entities, indicating the Group’s power over the non-controlling investees.

In March 2021, the Group entered into a real estate partnership with Capia Sociedad Administradora de Fondos de Inversion, S.A., through its investment fund Capia Radix Fondo de Inversion (Capia Radix) (together as “CAPIA”), an investment fund managed by CAPIA for the development of Parque Logístico Callao located in the submarket of Callao in Lima, Peru within the Jorge Chavez International Lima Airport land concession. Parque Logístico Callao will be developed in four phases of a building per phase. The partnership includes one entity that the Group consolidates but does not own 100% of its equity (Parque Logístico Callao, S.R.L., “Parque Logístico Callao”). According to the partnership agreement, the Group participation in the partnership entity will be of 50% during the construction of the first two phases with a dilution in the construction of the remaining two phases for a total participation of 33% at the end of the fourth phase. The Group reports a non-controlling interest in relation to this partnership. The Group has complete responsibility, authority and discretion in the day-to-day management of the partnership. The Group, through the position of General Manager, is responsible for the daily operations of the Parque Logístico Callao, and has the existing rights and ability to direct the relevant activities of the entity, indicating the Group’s power over the non-controlling investee.

On September 17, 2021, the Group entered into a real estate partnership for the acquisition of LatAm Lagunilla Industrial Park in Costa Rica. The partnership includes two entities that the Group consolidates but do not own 100% of the equity (Latam Logistic Pan Holdco Lagunilla I, S.R.L., and Latam Logistic Propco Lagunilla I S de R.L., collectively, “Latam Lagunilla Industrial Park”). The Group reports a non-controlling interest in relation to this partnership. The Group has complete responsibility, authority and discretion in the day-to-day management of the partnership, and it has the ability to direct the relevant activities of Latam Lagunilla Industrial Park, indicating the Group’s power over the non-controlling investee. On October 31, 2022, the Group sold its interest in the real estate partnership to the non-controlling investee and recognized a loss of $486,863 in the loss on sale of investment properties in the consolidated statements of profit or loss for the year ended December 31, 2022. As of December 31, 2022, the two entities within Latam Lagunilla Industrial Park were no longer consolidated within the Group’s consolidated financial statements.

The following table summarizes the Group ownerships percentage and NCI as of December 31, 2022 and 2021. Each NCI partnership in the following table corresponds to multiple entities in Note 2 (f).

		Ownership Percentage		NCI
Partnership	Country	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021

Latam Parque Logistico Coyol II	Costa Rica	50.0%	50.0%	$8,885,098	$7,902,879
Latam Parque Logistico San José — Verbena	Costa Rica	23.6%	23.8%	23,567,619	22,117,399
Parque Logístico Callao	Peru	50.0%	50.0%	799,748	112,212
Latam Lagunilla Industrial Park	Costa Rica	n/a	50.0%	—	1,075,155
Total				$33,252,465	$31,207,645

During the years ended December 31, 2022 and 2021, the partnership entities paid distribution to the NCI partners as follows:

	2022	2021

Latam Parque Logístico Coyol II	$350,000	$250,000
Latam Parque Logístico San José —Verbena	754,231	774,747
Latam Lagunilla Industrial Park	963,572	—
Total distributions paid to non—controlling partners	$2,067,803	$1,024,747

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Summarized financial information of non-controlling partnership entities’ total assets and total liabilities as of December 31, 2022 and 2021 was as follows:

	As of December 31, 2022
	Latam Parque Logistico Coyol II	Latam Parque Logístico San José —Verbena	Latam Lagunilla Industrial Park	Parque Logistico Callao

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$896,623	$484,230	$—	$1,084,155
Lease and other receivables, net	15,587	6,406,948	—	87,168
Other current assets	17,695	16,126	—	—
Prepaid construction	—	1,020,664	—	86,693
NON-CURRENT ASSETS:
Investment properties	30,613,000	63,278,220	—	386,525
Asset held for sale	—	2,996,471	—	—
Property and equipment, net	—	3,795	—	—
Deferred tax asset	—	—	—	34,639
Restricted cash equivalent	339,900	—	—	—
Other non-current assets	—	587,064	—	—
Total assets	$31,882,805	$74,793,518	$—	$1,679,180

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$315,637	$1,874,696	$—	$28,290
Deposits for the sale of assets	—	2,400,000	—	—
NON-CURRENT LIABILITIES:
Long—term debt	9,780,656	34,947,249	—	—
Security deposits	195,000	196,755	—	51,394
Deferred tax liability	3,821,316	4,511,336	—	—
Total liabilities	$14,112,609	$43,930,036	$—	$79,684

EQUITY:
Equity attributable to owners of the Group	$8,885,098	$7,295,863	$—	$799,748
Non—controlling interests	$8,885,098	$23,567,619	$—	$799,748

	December 31, 2021
	Latam Parque Logistico Coyol II	Latam Parque Logístico San José —Verbena	Latam Lagunilla Industrial Park	Parque Logistico Callao

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$776,703	$3,347,405	$105,162	$134,693
Lease and other receivables, net	19,524	426,760	10,518	19,316
Other current assets	54,733	587,095	3,145	76,457
Prepaid construction	—	1,523,950	—	—
NON-CURRENT ASSETS:
Investment properties	29,901,000	41,960,000	4,488,000	—
Asset held for sale	—	2,996,471	—	—
Restricted cash equivalent	339,900	—	—	—
Total assets	$31,091,860	$50,841,681	$4,606,825	$230,466

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$133,807	$1,638,994	$2,306,952	$6,042
Deposits for the sale of assets	—	1,200,000	—	—
NON-CURRENT LIABILITIES:
Long—term debt	11,066,595	15,716,299	—	—
Security deposits	195,000	—	26,390	—
Deferred tax liability	3,890,700	3,257,427	123,173	—
Total liabilities	$15,286,102	$21,812,720	$2,456,515	$6,042

EQUITY:
Equity attributable to owners of the Group	$7,902,879	$6,911,562	$1,075,155	$112,212
Non—controlling interests	$7,902,879	$22,117,399	$1,075,155	$112,212

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For the years ended December 31, 2022 and 2021, net earnings attributable to NCI were as follows:

	2022	2021

Net earnings (loss) attributable to non-controlling interests
Latam Parque Logistico Coyol II	$1,358,675	$130,433
Latam Parque Logistico San José - Verbena	2,177,996	4,323,820
Latam Lagunilla Industrial Park	(111,583)	111,583
Parque Logístico Callao	(12,465)	(22,956)
Total	$3,412,623	$4,542,880

19. EARNINGS PER SHARE

The Group determines basic earnings per share based on the weighted average number of shares of common stock outstanding during the year. The Group computes diluted earnings per share on the weighted average number of shares outstanding combined with the incremental weighted average effect from all outstanding potentially dilutive instruments. As described in Note 1, the Conversion of the Group from S.R.L. to S.A. represents a change in the form of legal ownership, which is akin to a stock split. The calculation of earnings per share has been adjusted retrospectively to accommodate this change in company structure.

The calculated basic and diluted earnings per share for the year ended December 31, 2022, and 2021, were the same, as follows:

	2022	2021

Earnings per share – basic and diluted	$0.048	$0.025
Net earnings attributed to owners of the Group	$8,028,610	$4,126,505
Weighted average number of shares – basic and diluted	168,142,740	168,142,740

20. INCOME TAX

For the years ended December 31, 2022 and 2021, income tax from continued operations was as follows:

	2022	2021
Current income tax expense	$1,044,399	$175,631
Deferred income tax (benefit) expense	1,192,108	8,581,072
Tax (benefit) expense	$2,236,507	$8,756,703

Reconciliations of income taxes from the Costa Rica national statutory rate of 30% to the consolidated effective income tax rate are as follows:

	2022	2021

Net profit before taxes	$13,677,740	$17,426,088
Income tax expense calculated at Costa Rica statutory tax rate of 30%	4,103,322	5,227,826
Foreign rate differential	61,500	551,388
Tax attributable to exchange gain/loss	(1,882,252)	2,056,492
Change in unrecognized deferred tax assets	(238,549)	1,039,818
Other	192,486	(118,821)
Tax (benefit) expense	$2,236,507	$8,756,703

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Details of the Group’s deferred tax assets and liabilities are as follows:

	2022	2021
Deferred Tax Assets
Net operating loss and tax credit carryforwards	$1,035,315	$727,215
Allowance for uncollectible accounts	816,340	360,553
Other Accruals	130,407	81,889
Fixed Assets	191,031	331,120
Employee benefits	209,535	669,587
Office rent liability	47,845	103,807
Other	26,929	360,029
Total deferred tax assets	$2,457,402	$2,634,200

	2022	2021

Deferred tax liabilities:
Investment Properties Unrealized Gain	$(36,806,923)	$(38,127,937)
Prepaid and Other Assets	(96,537)	(86,918)
Deferred Financing Cost	(2,388,299)	(167,267)
Right of Use Asset	(142,246)	(135,893)
Rent Liability	-	(89,346)
Total deferred tax liabilities	$(39,434,005)	$(38,607,361)

Net deferred tax liability	$(36,976,603)	$(35,973,161)

All movement in the deferred tax assets and deferred tax liabilities (“DTLs”) was reflected in continuing operations and no other component of income.

As of December 31, 2022, the Group had $2,457,402 and $39,434,005 in DTAs and DTLs, respectively. The DTAs included approximately $1,035,315 related to net operating loss carryforwards that can be used to offset taxable income in future periods and reduce the Group income taxes payable in those future periods.

As of December 31, 2022, the Group considered it more likely than not that the benefit from certain entities NOL and deferred interest carryforwards will not be used to offset taxable profits and there are no other tax planning opportunities or other evidence of recoverability in the near future to realize these DTAs. In addition, it is possible that some or all of these NOL and deferred interest carryforwards could ultimately expire unused due to carryforward periods ending prior to 2035. In recognition of this risk, the Group has unrecognized deferred tax assets of $3,657,765 related to these NOL and deferred interest carryforwards.

The Group files income tax returns as required by the tax laws of the jurisdictions in which it operates. In the normal course of business, the Group may be subject to examination by local tax authorities. As of December 31, 2022, in general, the Group’s local income tax years remain open and are subject to examination. The Group has no unrecognized tax benefits as of December 31, 2022.

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21. EMPLOYEE BENEFITS

Employee benefits are recognized in general and administrative expense in the consolidated statements of profit or loss and comprehensive loss, and for the years ended December 31, 2022 and 2021, consisted of the following:

	2022	2021

Short-term employee benefits	$2,126,750	$3,019,824
Severances	247,860	22,329
Total	$2,374,610	$3,042,153

22. RELATED PARTY TRANSACTIONS

Transactions between the Group and its related parties are made on terms equivalent to those that prevail in arm’s length transactions.

Subsidiaries

Transactions between the Group and its subsidiaries are eliminated on consolidation and therefore are not disclosed. Details of the principal group companies are given in Note 2. Partnerships the Group enters into are fully consolidated as disclosed in Note 18.

Key Management Personnel Compensation

The amounts disclosed in the table represent the amounts recognized as general and administrative expenses in the consolidated statements of profit or loss and comprehensive loss, related to key management personnel for the years ended December 31, 2022 and 2021.

	2022	2021

Salaries	$835,448	$827,412
Statutory bonus	104,956	93,168
Cash performance bonus	-	346,118
Non-executive director’s fees	90,000	57,000
Non-cash benefits	4,587	4,962
Severance benefits	224,593	-
Total	$1,259,584	$1,328,660

Loan receivables from affiliates – On June 25, 2015, the Group entered into an agreement with Latam Logistic Investments, LLC. In July 2020, the Group expanded the loan receivable from Latam Logistic Investments, LLC to $4,165,000 from $3,015,000 and extended the term to December 31, 2023. In June 2021, the Group expanded the loan receivable from Latam Logistics Investment LLC to $4,850,000 from $4,165,000 and in May 2022, the Group expanded the loan receivable from Latam Logistics Investment LLC to $6,950,000 from $4,850,000. The expiration date of the loan remains as of December 31, 2023.

The loan bears an annual interest rate of 9.0%. Principal and interest are due at maturity.

Latam Logistic Investments, LLC is a wholly owned company of one of the prior executives of the Group and it owns 8.0% of the Group. The interest income for Latam Logistic Investments LLC was $561,372 and $424,838 for the years ended December 31, 2022, and 2021, respectively. As of December 31, 2022, and 2021, the loan receivable from affiliates balances outstanding were as follows:

	2022	2021

Interest receivable:
Latam Logistics Investments, LLC	$1,848,945	$1,287,573
Notes receivable:
Latam Logistics Investments, LLC	6,950,000	4,850,000
Total due from affiliates	$8,798,945	$6,137,573

As of December 31, 2022, and 2021, the notes receivable has a fixed interest rate of 9% and a due date of December 31, 2023. The main conditions of the notes receivable are payment of the balance at maturity including interest receivable, the possibility of early payments without penalty, guarantee over ordinary shares and a promissory note.

As of December 31, 2022, and 2021, there was no amount owed to related parties.

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23. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

a. Capital Management

For the purpose of the Group’s capital management, capital includes issued capital, share premium and all other equity reserves attributable to the equity holders of the Group. The Group manages its capital structure and makes adjustments in light of changes in economic conditions and the requirements of the financial covenants. To maintain or adjust the capital structure, the Group may adjust the dividend payment to shareholders, return capital to shareholders or issue new shares. The primary objective of the Group’s capital management is to ensure that it remains within its quantitative banking covenants and maintains a strong credit rating. No changes were made in the objectives, policies or processes during the years ended December 31, 2022 and 2021.

As disclosed within Note 16, the Group has various debt facilities in place. In certain cases, the facilities may have financial covenants which are generally in the form of minimum debt service coverage ratios, debt leverage ratios, restricted cash equivalent accounts required for debt service coverage, as well as non-financial covenants which require financial statement presentation to the creditor. Refer to Note 16 for more information on debt covenants and waivers as applicable.

The Group may also be subject to legal reserves in the countries in which it operates. Refer to Note 17 for more information.

b. Financial Risk Management

The Group has exposure to the following risks arising from financial instruments:

●	Credit risk
●	Liquidity risk
●	Market risk

a.	Risk Management Framework – The Group’s Board of Directors has overall responsibility for the establishment and oversight of the Group’s risk management framework. The Group’s Chief Executive Officer (CEO) is responsible for developing and monitoring the Group’s risk management policies. The CEO reports regularly to the Board of Directors on its activities.

The Group’s risk management policies are established to identify and analyze the risks faced by the Group, to set appropriate risk limits and controls, and to monitor risks and adherence to limits. Risk management policies and systems are reviewed regularly to reflect changes in market conditions and the Group’s activities. The Group, through its training and management standards and procedures, aims to develop a disciplined and constructive control environment in which all employees understand their roles and obligation.

b.	Credit Risk – Credit risk is the risk of financial loss to the Group if a customer or counterparty to a financial instrument fails to meet its contractual obligations. The Group is exposed to credit risks from lease receivables, tenant notes receivables as well as due from affiliates.

Exposure to Credit Risk – The following financial assets as of December 31, 2022 and 2021 represent the maximum credit exposure:

	Notes	2022	2021
Cash and cash equivalents	8	$14,988,112	$17,360,353
Lease and other receivables	9	9,313,109	5,185,496
Due from affiliates	22	8,798,945	6,137,573
Restricted cash equivalent	8	3,252,897	3,929,870
		$36,353,063	$32,613,292

Cash and restricted cash equivalent are held in reputable financial institutions and carries minimal risk.

The credit quality of the tenant is assessed at the time of entering into a lease agreement. Outstanding lease and other receivables are regularly monitored. An impairment analysis is performed at each reporting date on an individual basis for major tenants. The maximum exposure to credit risk at the reporting date is the carrying value of each class of financial asset. In general, concentration risk in lease and other receivables is limited due to the receivables being dispersed across a high number of tenants.

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c.	Liquidity Risk – Liquidity risk is the risk that the Group will encounter difficulty in meeting the obligations associated with financial liabilities that are settled by delivering cash or another financial asset. The Group’s approach to managing liquidity is to ensure, to the extent possible, that it will have sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions, without incurring in unacceptable losses or risking damage to the Group’s reputation, and to maintain a balance between continuity of funding and flexibility through the use of bank deposits and loans.

Typically, the Group ensures that it has sufficient cash on demand, including deposits at banks and the balances of short-term credit facilities with diverse funding resources and committed borrowing facilities, to meet expected operating expenses for a period of 90 days, including the servicing of financial obligations. This excludes the potential impact of extreme circumstances that cannot be reasonably predicted, such as natural disasters.

The Group has access to a sufficient variety of sources of funding to repay debt maturing within 12 months in the normal course of business. Refer to Notes 2 and 16 for more information on a debt covenant matter that arose effective December 31, 2022, as a result of which the Group categorized the related debt balance as repayable on demand. As disclosed in Note 16, the Group received the waivers for the requirement to comply with the financial covenants for the related debt relating to Banco Davivienda and Bancolombia on February 17, 2023 and September 25, 2023, respectively. Additionally, the Group is in process of restructuring this debt to avoid future breaches. The Group remains in compliance with all covenants as of the date these financial statements have been made available for issuance.

Exposure to Liquidity Risk – The following tables detail the remaining contractual maturities of financial liabilities at the end of reporting period. The amounts are gross and undiscounted cash flows and include contractual interest payments.

December 31, 2022	Notes	On demand	Less than 3 months	3 to 12 months	1 to 5 years	Thereafter	Total

Accounts payable and accrued expenses	14	$382,317	$6,899,250	$1,310,355	$—	$—	$8,591,922
Lease liability		—	15,637	47,085	96,954	—	159,676
Income tax payable	20	—	663,703	—	—	—	663,703
Retainage payable		—	302,066	2,699,367	—	—	3,001,433
Security deposits		—	—	—	1,706,959	—	1,706,959
Deposit for the asset held for sale	13	—	—	2,400,000	—	—	2,400,000
Long and short-term debt	16	87,906,445	5,888,900	17,666,699	29,632,991	74,754,632	215,849,667
Total		$88,288,762	$13,769,556	$24,123,506	$31,436,904	$74,754,632	$232,373,360

December 31, 2021	Notes	On demand	Less than 3 months	3 to 12 months	1 to 5 years	Thereafter	Total

Accounts payable and accrued expenses	14	$1,337,594	$5,753,516	$2,022,727	$—	$—	$9,113,837
Lease liability		—	29,042	85,442	50,482	—	164,966
Income tax payable	20	—	124,472	—	—	—	124,472
Retainage payable		—	214,213	2,712,490	—	—	2,926,703
Security deposits		—	—	—	1,360,501	—	1,360,501
Deposit for the asset held for sale	13	—	—	1,200,000	—	—	1,200,000
Long and short-term debt	16	—	5,863,678	17,591,033	42,281,083	126,940,385	192,676,179
Total		$1,337,594	$11,984,921	$23,611,692	$43,692,066	$126,940,385	$207,566,658

The Group’s minimum lease payments are disclosed on Note 15.

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d.	Market Risk – Market risk is the risk that changes in market prices, such as foreign exchange rates and interest rates will affect the Group’s income or the value of its holdings of financial instruments. The objective of market risk management is to manage and control market risk exposures within acceptable parameters, while optimizing the return. Market risk comprises two types of risks: interest rate risk and currency risk.

Currency Risk – Foreign currency risk is the risk that the fair value or future cash flows of an exposure will fluctuate because of changes in foreign exchange rates. The Group’s exposure to the risk of changes in foreign exchange rates relates primarily to its operating activities (when revenue or expense is denominated in a foreign currency) and its loans with financial institutions, some of which are denominated in foreign currency. The functional currency of the Group is USD.

As of the reporting date, the Group has monetary assets and liabilities in currencies other than the functional currency. The main foreign currencies used by the Group are as follows:

●	CRC
●	PEN
●	COP

In respect of monetary assets and liabilities denominated in CRC, PEN and COP, the Group’s policy is to ensure that its net exposure is kept at an acceptable level by buying or selling CRC, PEN and COP at spot rates when necessary to address short-term imbalances.

The carrying amounts of the Group’s foreign currency denominated monetary assets and monetary liabilities at the end of the reporting period are as follows:

(in USD)	As of December 31, 2022
Monetary assets and liabilities denominated in:	CRC	PEN	Total
Cash and cash equivalents	$15,287	$237,240	$252,527
Lease and other receivables, net	33,017	104,889	137,906
Other current and non-current assets	1,716,789	2,306,510	4,023,299
Sub-total	1,765,093	2,648,639	4,413,732
Accounts payable and accrued expenses	181,450	179,676	361,126
Sub-total	181,450	179,676	361,126
Net	$1,583,643	$2,468,963	$4,052,606

(in USD)	As of December 31, 2021
Monetary assets and liabilities denominated in:	CRC	PEN	Total
Cash and cash equivalents	$17,460	$403,647	$421,107
Lease and other receivables, net	25,239	97,145	122,384
Other current and non-current assets	374,838	4,753,777	5,128,615
Sub-total	417,537	5,254,569	5,672,106
Accounts payable and accrued expenses	197,548	390,450	587,998
Sub-total	197,548	390,450	587,998
Net	$219,989	$4,864,119	$5,084,108

As of December 31, 2022, and 2021, the net assets in foreign operations of the Group whose functional currency is different from the USD and for which the differences in foreign currency were recognized in OCI amounting to $49,411,606 and $61,918,128, respectively.

Sensitivity Analysis – The following tables detail the Group’s sensitivity to a 10% appreciation or depreciation in the USD against foreign currencies listed above. 10% is the sensitivity rate used when reporting foreign currency risk internally to key management personnel and represents management’s assessment of the reasonably possible change in foreign exchange rates. The sensitivity analysis reflects foreign currency revaluation or translation impacts on the Group’s net income and equity through OCI for a 10% change in foreign currency exchange rates. A 10% strengthening (weakening) of the USD against the foreign currencies as of December 31, 2022, and 2021 would have decreased (increased) net income and equity through OCI by the amounts shown below. This analysis assumes that all other variables, particularly interest rates, remained constant.

F-73

December 31, 2022	Strengthening	Weakening

Profit or Loss	$405,261	$(405,261)
Equity	$4,941,161	$(4,941,161)

December 31, 2021	Strengthening	Weakening

Profit or Loss	$508,411	$(508,411)
Equity	$6,191,813	$(6,191,813)

Interest Rate Risk – Interest rate risk is the risk that the future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Group’s exposure to the risk of changes in market interest rates relates primarily to its long-term debt obligations with floating interest rates. Therefore, variations in interest rates at the reporting date would affect profit or loss.

Sensitivity Analysis - A 1% and 2% strengthening (weakening) of the rate associated with each long-term debt, as of December 31, 2022 and 2021 would have decreased (increased) net income by the amounts shown below. This analysis assumes that all other variables remained constant.

	Long-term Debt with Variable Interest Rate as of December 31, 2022	1%	2%

Increase in Interest rate	$209,326,775	$(2,093,268)	$(4,186,536)
Decrease in Interest rate	209,326,775	2,093,268	4,186,536

	Long-term Debt with Variable Interest Rate as of December 31, 2021	1%	2%

Increase in Interest rate	$188,719,114	$(1,887,191)	$(3,774,382)
Decrease in Interest rate	188,719,114	1,887,191	3,774,382

e.	Fair Values – Management of the Group assessed the fair value of its financial assets and liabilities and concluded that their carrying value approximates their fair value.

24.	COMMITMENTS AND CONTINGENCIES

Commitments

In the normal course of operation, the Group secures construction loans in order to fund capital expenditure commitments. Debt guarantees are disclosed in Note 16. The Group does not conduct its operations through entities that are not consolidated in these consolidated financial statements and has not guaranteed or otherwise contractually committed to support any material financial obligations not reflected in these consolidated financial statements.

As of December 31, 2022, the Group had agreed construction contracts with third parties and is consequently committed to future capital in respect to investment property under development of $8,749,926. There are no contractual commitments in respect of completed investment property.

The Group does not have any lease contract that has not yet commenced as of December 31, 2022. Refer to the Group’s future minimum rental payments for its non-cancellable lease contracts in Note 15.

Legal Proceedings

On September 13, 2023, the Group became aware that a lawsuit was filed against a subsidiary of the Group by a construction company for services rendered prior to the reporting date. Based on currently available information, the Group has recorded a provision of $274,844 in relation to this matter. However, litigations are subject to inherent uncertainties and the Group’s view of these matters may change in the future.

F-74

25.	ACCOUNTING POLICY CHANGE AND RESTATEMENT

Accounting Policy Changes

The Group has renamed captions in its consolidated statements of financial position, consolidated statements of profit or loss and other comprehensive loss, and consolidated statements of cash flows to provide a more accurate description of each line item and align with commonly used terminology by industry participants.

Additionally, in an effort to enhance the clarity of financial information for users of the financial statements, the Group has elected to adjust prior accounting policies related to financial statement presentation. As such, certain amounts in the prior periods presented have been reclassified to conform to the current period financial statement presentation.

On the consolidated statements of profit or loss and other comprehensive loss, the result was: (i) grouping all debt-related costs, such as gain/loss on extinguishment, amortization of financing costs, interest expense, as a single Financing costs financial statement line item; and (ii) collapsing the amortization of right-of-use assets and office lease costs into General and administrative expense. On the consolidated statements of financial position, the Group reclassified (i) receivable balances that are not “trade” in nature to other current or non-current assets; (ii) payable balances that are not “trade” in nature to Retainage payable; and (iii) grouped immaterial financial statement line items, such as right-of-use assets and lease liabilities, into other current or non-current assets or liabilities, as applicable. These reclassification changes, and elimination of subtotals and headers do not constitute errors because they represent changes in presentation from one acceptable method to another acceptable method under IFRS. They also have no effect on previously reported profit, total assets or liabilities, or net cash flows.

Refer to the tables in the below in “Description of Restatement Matters and Restatement Adjustments” section for a comparison of previous captions and current captions as well as the impact of policy changes by financial statement line item.

Restatement of Previously Issued Financial Statements

The Group is restating its consolidated statements of financial position, consolidated statements of profit or loss and other comprehensive loss, and consolidated statements of cash flows as of and for the fiscal years ended December 31, 2022 and 2021, which were originally filed with the Superintendencia Financiera de Colombia (“SFC”).

F-75

Description of Restatement Matters and Restatement Adjustments

The categories of the restatement adjustments and their impact on previously reported consolidated financial statements are described below.

(a)	Reclassification of debt from long-term to short-term – The Group reclassified long term debt balance of $87,366,478 to long term debt – current portion in the consolidated statement of financial position as of December 31, 2022 to correctly present the balances as short term in nature. As described further in Note 16, the Group was not in compliance with certain financial covenants set forth in certain loan agreements with Banco Davivienda, Bancolombia and ITAÚ as of December 31, 2022. Each of these covenant breaches constituted “events of default” under its debt agreements. Upon an event of default, the lenders could have accelerated the repayment of the outstanding borrowings under the credit facility or exercised other rights and remedies that they had under applicable laws. Based on this, the associated debt balances with Banco Davivienda, Bancolombia and ITAÚ should be reclassified to be current liabilities as of December 31, 2022, because the liabilities were payable on demand and the Group did not have the right to defer its settlement for at least twelve months after that date. The Group received the waivers for the requirement to comply with the Banco Davivienda and Bancolombia financial covenants on February 17, 2023 and September 25, 2023, respectively. There was no impact to the consolidated statements of profit or loss and other comprehensive loss or the consolidated statements of cash flows.

(b)	Income taxes – The Group recorded a cumulative adjustment to true up its deferred tax liability balance, attributable to a portion of the fair value for investment properties, which previously was not considered in the measurement of the deferred tax liability. The adjustment to the deferred tax liability as of January 1, 2021, was $1,695,415, recorded through an adjustment to retained earnings of ($1,594,628) and non-controlling interest of ($100,787). The Group further corrected the deferred tax liability with an incremental adjustment of $556,670 and $862,330 recorded through tax expense for the years ended December 31, 2022, and 2021, respectively.

The Group recorded a cumulative adjustment to true up its deferred tax liability balance, related to the adjustment related to debt modification versus extinguishment accounting as discussed in (d) below. The adjustment to the deferred tax liability as of January 1, 2021 was ($56,094), recorded through an adjustment to retained earnings. The Group further corrected the deferred tax liability with an incremental adjustment of ($1,649,664) and $35,276 recorded through tax expense for the years ended December 31, 2022, and 2021, respectively.

The Group recognized an adjustment to the deferred tax liability related to debt denominated in USD which, when converted into local currency for purposes of the tax return calculation, result in a currency gain or loss. Deferred taxes are recognized for the unrealized basis difference between the local currency and USD debt balances. The adjustment to the deferred tax liability as of January 1, 2021 was $996,424, recorded through an adjustment of ($988,032) to retained earnings and ($8,392) to non-controlling interests. The Group further corrected the deferred tax liability with an incremental adjustment of ($507,945) and ($996,424) recorded through tax expense for the years ended December 31, 2022, and 2021, respectively.

The Group adjusted deferred taxes with an adjustment through tax expense for the tax impact of the other non-tax restatement adjustments to the deferred tax liability of $89,363 and $113,565 for the years ended December 31, 2022, and 2021, respectively, and adjustments to the deferred tax asset of ($34,286) and $80,131 for the years ended December 31, 2022, and 2021, respectively. For the year ended December 31, 2021, the Group also adjusted the current tax payable for $20,784, recorded through tax expense.

(c)	Prepaid construction cost reclassification - The Group reclassified prepaid construction costs from non-current assets to current assets to correct the presentation as current assets on consolidated statements of financial position as all construction costs are completed within a twelve-month period. The reclassification was $2,382,335, $5,205,683 and $4,434,069 as of December 31, 2022, 2021, and January 1, 2021. There was no impact to the consolidated statements of profit or loss and other comprehensive loss or the consolidated statements of cash flows.

F-76

(d)	Adjustments related to debt modification versus extinguishment accounting – The Group made certain accounting adjustments in the years ended December 31, 2022, 2021 and as of January 1, 2021, to appropriately reflect the accounting treatment of the Group’s historical debt refinancing activities, either as debt extinguishments or debt modifications, in accordance with IFRS 9. Specifically, the Group recorded a cumulative adjustment to decrease the carrying value of long-term debt through retained earnings by $200,086 as of January 1, 2021. The Group further adjusted the carrying value of long-term debt up by $90,602 as of December 31, 2021, which together with the prior year adjustment make up a total balance sheet restatement of $109,484 as of December 31, 2021. The Group subsequently adjusted the carrying value of the debt down by $5,457,407 as of December 31, 2022, which together with the prior years adjustments making up a total balance sheet restatement of $5,566,891 as of December 31, 2022. As part of the adjustments, the Group reversed the loss on debt extinguishment of $2,457,254 and recognized debt modification gain of $3,775,054 during the year ended December 31, 2022. Additionally, the Group recorded incremental amortization expenses of $759,268 and $90,602 for the years ended December 31, 2022 and 2021, respectively.

(e)	Asset held for sale reclassification - The Group reclassified asset held for sale from non-current assets to current assets to correct the presentation to current assets in the consolidated statements of financial position because the Group anticipated the sale of the underlying land to be completed with one year from December 31, 2021. The reclassification was $2,977,147 as of December 31, 2021. There was no impact to the consolidated statements of profit or loss and other comprehensive loss or the consolidated statements of cash flows.

(f)	Classification of loans to tenants and the associated repayment on the consolidated statements of cash flows – The Group reclassified loans to tenants and associated repayment from operating activities to investing activities on the consolidated statements of cash flows because the loans extended to tenants and the resulting repayments constitute financing provided by the Group to the tenants, and should therefore be categorized as investing activities, not operating activities on the statements of cash flows. The net reclassification amount was $4,015,543, and $393,783 for the years ended December 31, 2022 and 2021, respectively. There was no impact to the consolidated statements of profit or loss and other comprehensive loss or the consolidated statements of financial position.

(g)

Other adjustments – There are other restatement matters otherwise not described in items (a) through (f) of this Note. The related adjustments are not material individually and in aggregate to the Group’s consolidated financial statements as of December 31, 2022, December 31, 2021 and January 1, 2021 and for the fiscal years ended December 31, 2022 and 2021. The aggregate impact of these misstatements was an increase of $117,790 in total assets, an increase of $742,965 in total liabilities, a decrease in retained earnings of $625,175 and a decrease of $165,266 in profit before taxes as of and for the year ended December 31, 2022; a decrease of $219,786 in total assets, an increase of $240,122 in total liabilities, a decrease of $459,908 in retained earnings and a decrease of $710,612 in profit before taxes as of and for the year ended December 31, 2021; an increase of $250,704 in total assets and retained earnings cumulative adjustment as of January 1, 2021. Additionally, the Group corrected a classification error on the statements of profit or loss and other comprehensive loss by reclassifying $227,174 and $219,126 from General and administrative expenses to Investment property operating expenses for the years ended December 31, 2022 and 2021, respectively. The Group also corrected a classification error on the statements of financial position by reclassifying $684,487, $145,256, and $637,694 from Accounts payable and accrued expenses to Income tax payable as of December 31, 2022, December 31, 2021 and January 1, 2021, respectively. Finally, the Group corrected other cash flow classification errors with a decrease in net cash generated by operating activities of $162,484, an decrease in net cash used in investing activities of $25 and an increase in net cash provided by financing activities of $162,509 for the year ended December 31, 2022; a decrease in net cash generated by operating activities of $871,784, no impact on net cash used in investing activities and an increase of $871,784 in net cash provided by financing activities for the year ended December 31, 2021.

F-77

The following summarizes the impact of the restatement on the Group’s consolidated statements of profit and loss and other comprehensive loss:

		For the year ended December 31, 2022					For the year ended December 31, 2021
Per Previous Caption	Per Current Caption	As Issued	Policy Changes	Restatement Adjustments	Note	As Restated	As Issued	Policy Changes	Restatement Adjustments	Note	As Restated

REVENUES	REVENUES
Rental revenue	Rental revenue	$31,890,569	$—	$—		$31,890,569	$25,553,931	$—	$—		$25,553,931
Development fee income	Other	92,998	—	—		92,998	42,142	—	—		42,142
Total revenues	Total revenues	31,983,567	—	—		31,983,567	25,596,073	—	—		25,596,073

COST AND OPERATING EXPENSES	—*
Investment property operating expense	Investment property operating expense	5,289,843	—	117,596	(g)	5,407,439	3,462,700	—	624,665	(g)	4,087,365
General and administrative	General and administrative	4,594,485	241,884	(227,174)	(g)	4,609,195	5,361,477	251,850	(219,126)	(g)	5,394,201
Total costs and operating expenses	—	9,884,328					8,824,177
OTHER NON—OPERATING INCOME (EXPENSES)	—
Investment property valuation gain	Investment property valuation gain	3,525,692	—	—		3,525,692	13,205,571	—	(595,444)	(g)	12,610,127
Interest income from affiliates	Interest income from affiliates	561,372	—	—		561,372	424,838	—	—		424,838
Interest expense	Financing costs	(14,391,414)	(2,848,352)	5,473,040	(d)	(11,766,726)	(8,955,776)	(753,180)	(90,602)	(d)	(9,799,558)
Loss on debt extinguishment	—	(2,457,840)	2,457,840	—		—	(2,550)	2,550	—		—
Office lease financing cost	—	(13,400)	13,400	—		—	(15,292)	15,292	—		—
Right-of-use amortization	—	(104,198)	104,198	—		—	(96,662)	96,662	—		—
Depreciation and amortization	—	(124,286)	124,286	—		—	(139,896)	139,896	—		—
Net foreign currency gain	Net foreign currency gain (loss)	299,762	—	—		299,762	(707,570)	—	—		(707,570)
Other income	Other income	100,127	—	—		100,127	151,391	—	—		151,391
Loss on sale of investment properties	Loss on sale of investment properties	(398,247)	—	—		(398,247)	—	—	—		—
Other expense	Other expenses	(448,285)	111,956	(274,844)	(g)	(611,173)	(1,894,208)	236,190	290,371	(g)	(1,367,647)
Deferred financing cost amortization	—	(278,556)	278,556	—		—	(514,440)	514,440	—		—
NET PROFIT BEFORE TAXES	Profit before taxes	8,369,966	—	5,307,774		13,677,740	18,227,302	—	(801,214)		17,426,088
INCOME TAX EXPENSE	Income tax expenses	(690,644)	—	(1,545,863)	(b)	(2,236,507)	(8,872,365)	—	115,662	(b)	(8,756,703)
PROFIT FOR THE YEAR	PROFIT FOR THE YEAR	$7,679,322	$—	3,761,911		$11,441,233	$9,354,937	$—	$(685,552)		$8,669,385

OTHER COMPREHENSIVE LOSS:	OTHER COMPREHENSIVE LOSS:
Translation loss from functional currency to reporting currency	Translation loss from functional currency to reporting currency	(13,518,099)	—	(15,633)	(d)	(13,533,732)	(12,522,802)	—	—		(12,522,802)
TOTAL COMPREHENSIVE LOSS FOR THE YEAR	TOTAL COMPREHENSIVE LOSS FOR THE YEAR	$(5,838,777)	$—	$3,746,278		$(2,092,499)	$(3,167,865)	$—	$(685,552)		$(3,853,417)

PROFIT FOR THE YEAR ATTRIBUTABLE TO:	PROFIT FOR THE YEAR ATTRIBUTABLE TO:
Owners of the Group	Owners of the Group	$4,150,530	$—	$3,878,080		$8,028,610	$4,787,372	$—	$(660,867)		$4,126,505
Non-controlling interests	Non-controlling interests	3,528,792	—	(116,169)		3,412,623	4,567,565	—	(24,685)		4,542,880
Total	Total	$7,679,322	$—	$3,761,911		$11,441,233	$9,354,937	$—	$(685,552)		$8,669,385

TOTAL COMPREHENSIVE LOSS ATTRIBUTABLE TO:	TOTAL COMPREHENSIVE LOSS ATTRIBUTABLE TO:
Owners of the Group	Owners of the Group	$(9,367,569)	$—	$3,862,447		$(5,505,122)	$(7,735,430)	$—	$(660,867)		$(8,396,297)
Non-controlling interests	Non-controlling interests	3,528,792	—	(116,169)		3,412,623	4,567,565	—	(24,685)		4,542,880
Total	Total	$(5,838,777)	$—	$3,746,278		$(2,092,499)	$(3,167,865)	$—	$(685,552)		$(3,853,417)

Earnings for the year per share attributed to common stockholders of the Group	Earnings for the year per share attributed to common stockholders of the Group – basic and diluted	$0.025	$—	$0.023		$0.048	$0.028	$—	$(0.003)		$0.025

*The subtotal is not presented in this row (except for “As Issued” columns) as a result of the changes in presentation from the accounting policy.

F-78

The following summarizes the impact of the restatement on the Group’s consolidated statements of financial position:

		As of December 31, 2022					As of December 31, 2021					As of January 1, 2021
Per Previous Caption	Per Current Caption	As Issued	Policy Changes	Restatement Adjustments	Note	As Restated	As Issued	Policy Changes	Restatement Adjustments	Note	As Restated	As Issued	Policy Changes	Restatement Adjustments	Note	As Restated

ASSETS	ASSETS
CURRENT ASSETS:	CURRENT ASSETS:
Cash in bank accounts	Cash and cash equivalents	$14,988,112	$—	$—		$14,988,112	$17,360,353	$—	$—		$17,360,353	$15,458,803	$—	$—		$15,458,803
Due from affiliates	Due from affiliates	8,798,945	—	—		8,798,945	—	—	—		—	—	—	—		—
Receivables net	Lease and other receivables, net	2,690,255	(242,498)	68,768	(g)	2,516,525	2,592,547	(557,603)	(100,296)	(g)	1,934,648	1,566,783	(85,765)	297,587	(g)	1,778,605
Land inventory	Asset held for sale	2,977,147	—	—		2,977,147	—	—	2,977,147	(e)	2,977,147	—	—	—		—
—	Prepaid construction costs	—	—	2,317,383	(c), (g)	2,317,383	—	—	5,140,732	(c), (g)	5,140,732	—	—	4,434,069	(c)	4,434,069
Other current assets	Other current assets	1,465,815	242,498	—		1,708,313	1,611,760	557,603	—		2,169,363	2,176,467	85,765	—		2,262,232
Total current assets	Total current assets	30,920,274	—	2,386,151		33,306,425	21,564,660	—	8,017,583		29,582,243	19,202,053	—	4,731,656		23,933,709

NON-CURRENT ASSETS:	NON-CURRENT ASSETS:
Prepaid construction	—	2,382,335	—	(2,382,335)	(c)	—	5,205,683	—	(5,205,683)	(c)	—	4,434,069	—	(4,434,069)	(c)	—
Investment properties	Investment properties	448,808,634	—	227,999	(g)	449,036,633	428,275,741	—	—		428,275,741	364,307,039	—	—		364,307,039
Receivables, long term	Tenant notes receivables - long term, net	10,752,473	(3,841,864)	(114,025)	(g)	6,796,584	8,004,072	(4,698,685)	(54,539)	(g)	3,250,848	6,178,303	(3,336,887)	(46,883)	(g)	2,794,533
Due from affiliates - long term	Due from affiliates - long term	—	—	—		—	6,137,573	—	—		6,137,573	5,027,735	—	—		5,027,735
Right-of-use asset	—	130,402	(130,402)	—		—	135,123	(135,123)	—		—	237,341	(237,341)	—		—
Restricted cash	Restricted cash equivalent	3,252,897	—	—		3,252,897	3,929,870	—	—		3,929,870	7,744,696	—	—		7,744,696
Land inventory	—	—	—	—		—	2,977,147	—	(2,977,147)	(e)	—	—	—	—		—
Vehicle, furniture and equipment, net	Property and equipment, net	427,719	—	—		427,719	502,744	—	—		502,744	561,928	—	—		561,928
Deferred tax asset	Deferred tax asset	193,436	—	45,845	(b)	239,281	606,183	—	80,131	(b)	686,314	1,323,723	—	—		1,323,723
Other assets - long term	Other non-current assets	587,064	3,972,266	—		4,559,330	587,064	4,833,808	—		5,420,872	—	3,574,228	—		3,574,228
Total non-current assets	Total non-current assets	466,534,960	—	(2,222,516)		464,312,444	456,361,200	—	(8,157,238)		448,203,962	389,814,834	—	(4,480,952)		385,333,882

TOTAL ASSETS	Total Assets	$497,455,234	$—	$163,635		$497,618,869	$477,925,860	$—	$(139,655)		$477,786,205	$409,016,887	$—	$250,704		$409,267,591

LIABILITIES AND STOCKHOLDERS’ EQUITY	LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES	CURRENT LIABILITIES:
Accounts payable and accrued expenses	Accounts payable and accrued expenses	$12,037,720	$(3,001,433)	$(444,365)	(g)	$8,591,922	$11,945,674	$(2,926,703)	$94,866	(g)	$9,113,837	$14,234,571	$(2,328,234)	$(637,694)	(g)	$11,268,643
Deposits for the sale of assets	Deposits for the sale of assets	2,400,000	—	—		2,400,000	1,200,000	—	—		1,200,000	—	—	—		—
Lease liability – current	—	54,327	(54,327)	—		—	106,778	(106,778)	—		—	102,465	(102,465)	—		—
—	Income tax payable	—	—	663,703	(b), (g)	663,703	—	—	124,472	(b), (g)	124,472	—	—	637,694	(g)	637,694
—	Retainage payable	—	3,001,433	—		3,001,433	—	2,926,703	—		2,926,703	—	2,328,234	—		2,328,234
Long term debt – current portion	Long term debt – current portion	23,576,982	—	87,366,478	(a)	110,943,460	23,454,711	—	92,486	(g)	23,547,197	11,554,427	—	—		11,554,427
	Other current liabilities	—	54,327	656	(g)	54,983	—	106,778	—		106,778	—	102,465	—		102,465
Total current liabilities	Total current liabilities	38,069,029	—	87,586,472		125,655,501	36,707,163	—	311,824		37,018,987	25,891,463	—	—		25,891,463

NON-CURRENT LIABILITIES:	NON-CURRENT LIABILITIES:
Long term debt	Long term debt	191,316,684	—	(92,933,369)	(a), (d)	98,383,315	165,373,887	—	(201,970)	(d), (g)	165,171,917	115,137,434	—	(200,086)	(d)	114,937,348
Lease liability – long term	—	88,553	(88,553)	—		—	48,553	(48,553)	—		—	160,149	(160,149)	—		—
Deferred tax liability	Deferred tax liability	38,354,800	—	(1,138,916)	(b)	37,215,884	39,309,967	—	(2,650,492)	(b)	36,659,475	31,650,590	—	(2,635,745)	(b)	29,014,845
Security deposits	Security deposits	1,706,959	—	—		1,706,959	1,360,501	—	—		1,360,501	942,954	—	—		942,954
—	Other non-current liabilities	—	88,553	502,187	(g)	590,740	—	48,553	—		48,553	—	160,149	—		160,149
Total non—current liabilities	Total non—current liabilities	231,466,996	—	(93,570,098)		137,896,898	206,092,908	—	(2,852,462)		203,240,446	147,891,127	—	(2,835,831)		145,055,296
Total liabilities	Total liabilities	269,536,025	—	(5,983,626)		263,552,399	242,800,071	—	(2,540,638)		240,259,433	173,782,590	—	(2,835,831)		170,946,759

EQUITY:	EQUITY:
Capital Quotes	Membership units	—	—	—		—	—	—	—		—	100	—	—		100
Additional paid-in-capital	Additional paid-in-capital	$168,142,740	—	—		168,142,740	168,142,740	—	—		168,142,740	168,142,696	—	—		168,142,696
Common share capital	Common share capital
Accumulated earnings	Retained earnings	58,544,743	—	6,194,569	(b), (d), (g)	64,739,312	54,394,213	—	2,316,489	(b), (d), (g)	56,710,702	49,606,841	—	2,977,356	(b), (d), (g)	52,584,197
Cumulative translation adjustment	Foreign currency translation reserve	(32,052,414)	—	(15,633)	(d)	(32,068,047)	(18,534,315)	—	—		(18,534,315)	(6,011,513)	—	—		(6,011,513)
Equity attributable to owners	Equity attributable to owners of the Group	194,635,069	—	6,178,936		200,814,005	204,002,638	—	2,316,489		206,319,127	211,738,124	—	2,977,356		214,715,480
Non—controlling interests	Non-controlling interests	33,284,140	—	(31,675)	(b), (d)	33,252,465	31,123,151	—	84,494	(b)	31,207,645	23,496,173	—	109,179	(b)	23,605,352
Total equity	Total equity	227,919,209	—	6,147,261		234,066,470	235,125,789	—	2,400,983		237,526,772	235,234,297	—	3,086,535		238,320,832

TOTAL LIABILITIES AND EQUITY	TOTAL LIABILITIES AND EQUITY	$497,455,234	$—	$163,635		$497,618,869	$477,925,860	$—	$(139,655)		$477,786,205	$409,016,887	$—	$250,704		$409,267,591

F-79

The following summarizes the impact of the restatement on the Group’s consolidated statements of cash flows:

		For the year ended December 31, 2022					For the year ended December 31, 2021
Per Previous Caption	Per Current Caption	As Issued	Policy Changes	Restatement Adjustments	Note	As Restated	As Issued	Policy Changes	Restatement Adjustments	Note	As Restated

Cash flows from operating activities:	Cash flows from operating activities:
Profit for the year	Profit for the year	$7,679,322	$—	$3,761,911	(b), (d), (g)	$11,441,233	$9,354,937	$—	$(685,552)	(b), (d), (g)	$8,669,385
Adjustments:	Adjustments:
Depreciation, amortization and retirement	Depreciation and amortization	158,741	(34,454)	—		124,287	139,748	148	—		139,896
Bad debt reserve	Provision for expected credit losses	1,580,568	—	(109,578)	(g)	1,470,990	656,594	—	405,539	(g)	1,062,133
Unrealized foreign currency exchange (gain) loss	Net foreign currency gain (loss)	(325,135)	—	—		(325,135)	302,638	—	—		302,638
Right of Use Amortization	Amortization of right-of-use assets	104,198	—	—		104,198	96,662	—	—		96,662
Investment properties valuation gain	Investment property valuation gain	(3,525,692)	—	—		(3,525,692)	(13,205,571)	—	595,444	(g)	(12,610,127)
Investment properties closing costs	—	—	—	—		—	355,322	—	(355,322)	(g)	—
—	Financing costs	—	17,239,766	(5,473,040)	(d)	11,766,726	—	9,708,956	90,602	(d)	9,799,558
Loss on sale of investment properties	Loss on sale of investment properties	398,247	—	—		398,247	—	—	—		—
—	Loss on disposal of property and equipment	—	34,454	(4,185)	(g)	30,269	—	925	—		925
Borrowing cost write off due to refinancing	Loss on debt extinguishment	2,457,840	(2,457,840)	—		—	2,550	(2,550)	—		—
Rent leveling	Straight-line rent	(2,464,385)	41,038	—		(2,423,347)	(2,020,485)	36,119	—		(1,984,366)
Rent Incentive amortizations	—	41,038	(41,038)	—		—	36,119	(36,119)	—		—
Interest expense	—	14,391,414	(14,391,414)	—		—	8,955,776	(8,955,776)	—		—
Interest income from affiliates	Interest income from affiliates	(561,372)	—	—		(561,372)	(424,838)	—	—		(424,838)
Deferred income tax	Income tax expense	(1,099,153)	1,789,797	1,545,863	(b)	2,236,507	8,584,143	288,222	(115,662)	(b)	8,756,703
Current income tax	—	1,789,797	(1,789,797)	—		—	288,222	(288,222)	—		—
Other debt raising cost	—	—	—	—		—	36,817		(36,817)	(g)	—
Capital raising cost	—	—	—	—		—	1,351,201	(1,351,201)	—		—
Deferred financing cost amortization	—	278,556	(278,556)	—		—	514,440	(514,440)	—		—
Office lease financing cost	—	13,400	—	(13,400)	(g)	—	15,292	—	(15,292)	(g)	—
Gain on early termination of office leases	—	(5,997)	5,997	—		—	—	—	—		—

Working capital adjustments:	Working capital adjustments:
(Increase) decrease in:	(Increase) decrease in:
Receivables	Lease and other receivables, net	(4,094,920)	1,171,926	4,015,543	(f)	1,092,549	(3,745,636)	(1,833,636)	393,783	(f)	(5,185,489)
Other assets	Other assets	(117,592)	(1,177,923)	—		(1,295,515)	(419,520)	1,833,636	—		1,414,116
—	Increase (decrease) in:	—	—	—		—	—	—	—		—
Payables and accrued expenses	Accounts payable and accrued expenses	(978,256)	(725,917)	145,578	(g)	(1,558,595)	430,974	1,007,907	(819,675)	(g)	619,206
Security deposits	Security deposits	346,458	—	—		346,458	417,547	—	—		417,547
—	Retainage payable	—	74,730	—		74,730	—	598,469	64,951	(g)	663,420
—	Income tax payable	—	539,231	—		539,231	—	(492,438)	—		(492,438)
Income tax paid	Income tax paid	(324,624)	—	—		(324,624)	(1,392,680)	—	—		(1,392,680)
Net cash provided by operating activities	Net cash generated by operating activities	$15,742,453	$—	$3,868,692		$19,611,145	$10,330,252	$—	$(478,001)		$9,852,251

Cash flows from investing activities:	Cash flows from investing activities:
Additions to investment property	Capital expenditure on investment properties	$(40,975,109)	—	—		(40,975,109)	(70,083,632)	21,828,899	—		(48,254,733)
Additions to Stabilized Assets Acquisitions	Acquisitions of investment properties, net of closing costs	—	—	—		—	—	(22,443,229)	—		(22,443,229)
Additions to property, furniture and equipment	Purchases of property and equipment	(88,462)	—	(25)	(g)	(88,487)	(97,687)	—	—		(97,687)
Proceeds from the deposits received for the sale of investment properties	Proceeds from sale of investment properties	8,874,753	—	—		8,874,753	—	—	—		—
Proceeds from the deposits received for sale of land inventory	Proceeds for asset held for sale	1,200,000	—	—		1,200,000	1,200,000	—	—		1,200,000
Due from related parties	Loans to affiliates	(2,100,000)	—	—		(2,100,000)	(685,000)	—	—		(685,000)
	Loans to tenants for lease improvements	—	—	(4,687,480)	(f)	(4,687,480)			(801,384)	(f)	(801,384)
	Repayments on loans to tenants	—	—	671,937	(f)	671,937			407,600	(f)	407,600
Additions to land inventory	—	—	—	—		—	(614,330)	614,330	—		-
Restricted cash	Restricted cash equivalent	620,450	—	—		620,450	3,812,470	—	—		3,812,470
Net cash used in investing activities	Net cash used in investing activities	$(32,468,368)	$—	$(4,015,568)		$(36,483,936)	$(66,468,179)	$—	$(393,784)		$(66,861,963)

Cash flows from financing activities:	Cash flows from financing activities:
Long term debt borrowing	Long term debt borrowing	$44,217,867	$—	$—		$44,217,867	$78,626,400	$—	$—		$78,626,400
Long term debt repayment	Long term debt repayment	(13,335,183)	—	—		(13,335,183)	(11,860,052)	—	—		(11,860,052)
Cash paid for raising debt	Cash paid for raising debt	(41,550)	—	—		(41,550)	(1,107,804)	—	36,817	(g)	(1,070,987)
Interest and commitment fee paid	Interest and commitment fee paid	(14,505,955)	—	—		(14,505,955)	(9,391,336)	—	—		(9,391,336)
Capital contributions from non-controlling partners	Capital contributions from non-controlling partners	700,000	—	—		700,000	4,084,160	—	—		4,084,160
Distributions to non-controlling partners	Distributions to non-controlling partners	(2,067,803)	—	—		(2,067,803)	(1,024,747)	—	—		(1,024,747)
Office lease liability repayments	Office lease payments	(163,072)	—	—		(163,072)	(99,380)	—	—		(99,380)
Equity issuance costs paid	—	(149,109)	—	149,109	(g)	—	(817,125)	—	817,125	(g)	—
Debt extinguishment cost	—	—	—	—		—	(2,550)	—	2,550	(g)	—
Lease financing cost paid	—	(13,400)	—	13,400	(g)	—	(15,292)	—	15,292	(g)	—
Net cash provided by financing activities	Net cash provided by financing activities	$14,641,795	$—	$162,509		$14,804,304	$58,392,274	$—	$871,784		$59,264,058

Effects of exchange rate fluctuations on cash held	Effects of exchange rate fluctuations on cash held	(288,121)	—	(15,633)	(d)	(303,754)	(352,796)	—	—		(352,796)
Net decrease in cash and cash equivalents	Net decrease in cash and cash equivalents	(2,372,241)	—	—		(2,372,241)	1,901,551	—	(1)	(g)	1,901,550
								—			—
Cash and cash equivalents at the beginning of year	Cash and cash equivalents at the beginning of year	17,360,353	—	—		17,360,353	15,458,803	—	—		15,458,803

Cash and cash equivalents at the end of year — Note 8	Cash and cash equivalents at the end of year — Note 8	$14,988,112	$—	$—		$14,988,112	$17,360,354	$—	$(1)	(g)	$17,360,353

F-80

26.	SUBSEQUENT EVENTS

The Group’s management has evaluated the occurrence of the significant events after the reporting date of the financial statements and the following has been considered as significant to disclose:

Asset Held for Sale - On April 24, 2023, the Group closed on the sale of certain land lot hold by LatAm Parque Logistico San José - Verbena partnership within Costa Rica, as disclosed in Note 13.

Debt -

●	From January 2023 to May 2023, the Group drew on one of its debt facilities with BAC San José, S.A. for a total of $7,008,100 to finance the construction of the La Verbena project in Costa Rica. The related interest expense directly attributable to the construction is capitalized. In March 2023, this debt facility was modified with a fixed interest rate of 8.12% for the following 6 months. The fixed rate period for this debt facility was further extended until the end of December 2023.
●	On March 15, 2023, the Group extended the Bridge Loan with Banco BTG Pactual, S.A. (Cayman Branch) of $15,000,000 for an additional 12 months. The interest rate of the extended loan is SOFR plus 600 basis points. The facility was fully paid in May 2023.
●	On April 28, 2023, the Group refinanced the debt outstanding with Davivienda de Costa Rica ($60,269,136) and Promerica de Costa Rica S.A. ($6,613,114) and four of its debt facilities with BAC Credomatic ($12,612,703) with mortgage loans denominated in USD with Banco Nacional de Costa Rica for an aggregate amount of $107,353,410. The new mortgage loans mature in 25 years. The interest rate consists of a weighted average fixed rate of 5.9% in the first year, 6.3% in the second year and a variable rate after the third year of a weighted average of 146.5 basis points over 3-month SOFR.
●	On June 30, 2023, the Group and IFC agreed to amend the loan agreement (the “June 2023 Amendment”). The June 2023 Amendment provided for the reference rate switch from LIBOR to SOFR and a 0.428% increase in the credit spread. Accordingly, upon the June 2023 Amendment and starting from the first interest payment date occurring after June 30, 2023, the Tranche 1 Loans will bear interest at a rate of 4.25% per annum plus 6-month SOFR (plus the applicable credit spread). The Tranche 2 Loans will bear interest at a rate of 5.25% per annum plus 6-month SOFR (plus the applicable credit spread) until maturity.
●	On August 25, 2023 and August 30, 2023, the Group entered into two new line of credit agreement with BTG Pactual Colombia S.A. for COP 15,000,000,000 and COP 10,000,000,000 (approximately $3,679,266 and $2,433,042 at the date the transactions were initiated), respectively. Interest is calculated and paid monthly at the rate of a one-month Colombian IBR plus 720 basis points. Principal repayment is due at maturity, on August 25, 2024 and August 30, 2024, respectively. This debt agreement is guaranteed by the trust established for Latam Logistic Col Propco Cota 1, where Banco BTG Pactual Colombia S.A is established as a guaranteed creditor, with three underlying properties defined as guarantees. As of the issuance date, the Group has drawn COP 15,000,000,000 from the line of credit entered on August 25, 2023. No amount was drawn from the line of credit entered on August 30, 2023.
●	On August 31, 2023, the Group repaid in full the principal on its debt to ITAÚ Corpbanca of COP 32,795,000,000 (approximately $8,027,053 at the date the transaction was initiated), along with accrued interest and commission on repayment for COP 644,131,568 (approximately $157,669 at the date the transaction was initiated), and COP 390,260,500 (approximately $95,527 at the date the transaction was initiated) respectively.
●	On September 25, 2023, the Group obtained a waiver relating to specific debt covenant ratios required by its debt facilities with Bancolombia for COP 162,746,616,658 (approximately $33,833,649 at the date the transaction was initiated). The waiver removed the requirements for Latam Logistic COL PropCo Cota 1 S.A.S to comply with the covenant requirement to maintain a debt service coverage ratio of 1.2x during the 12-months ended December 31, 2023.
●	On October 19, 2023, the Group entered into a new line of credit agreement with El Banco BBVA Peru for $2,000,000. The line of credit agreement has a nominal rate of 14.45% fixed and an annual effective rate of 8.35%. The line of credit agreement matures in 9 months and follows a monthly repayment schedule. This debt agreement is a senior unsecured loan and is not guaranteed by any of the properties of the Group. As of the issuance date, the Company has fully drawn the line of credit.
●	On October 26, 2023, the Group drew on its debt facilities with IFC for a total of $10,292,677 to finance the construction of the Lurin I project in Peru. The related interest expense directly attributable to the construction is capitalized.
●	On November 1, 2023, the Group refinanced the debt outstanding with Banco Nacional de Costa Rica, S.A. ($7,373,460) with a mortgage loan denominated in USD with Davivienda de Costa Rica for an aggregate amount of $8,000,000. The new mortgage loan matures in 15 years. The loan is subject to a fixed interest rate of 7.00% in the first year, and a rate of 6-month SOFR plus 2.4% adjustable monthly from the second year onwards.
●

On December 15, 2023, the Group entered into a mortgage loan with El Banco BBVA Peru for a total of $60,000,000. The mortgage loan consists of two components: Tranche A and Tranche B. Tranche A totaling $48,670,000 was used to refinance the Group’s existing debt with IFC. Tranche B totaling $11,330,000 is expected to finance the Group’s other real estate projects. Tranche A and B will mature in 10 years (with a 35% balloon payment for Tranche A) and carry a fixed interest rate of 8.5% and 8.4%, respectively.

Construction Development and Service Agreement –

On June 15, 2023, the Group has entered into a project development and management services agreement with a third party of which the Group will provide construction development services for the construction of 5 buildings in El Salvador for a total fixed development fee of $1,875,000 plus corresponding Value Added Tax (VAT). Upon completion of the construction development service, the Group will provide administrative services for the respective buildings in exchange of a fee calculated as 3% of gross monthly rent of the buildings plus VAT. The project development and management services agreement is subject to penalties upon violations and variable success fees due 6 months after completion of construction development.

Business Combination Agreement -

On August 15, 2023, the Group and TWO (NYSE: TWOA) (“TWOA”), a special purpose acquisition company, entered into a definitive business combination agreement (the “BCA”), pursuant to which LLP would become publicly listed on the U.S. stock exchange. Pursuant to the BCA, LLP and TWOA will merge with newly-formed subsidiaries of a holding company (“Pubco”) and Pubco will be the parent company of TWOA and LLP following the consummation of the business combination. Upon the closing of the transaction contemplated by the business combination agreement, the ordinary shares of Pubco are expected to be listed on the New York Stock Exchange (“NYSE”) under the new ticker symbol “LLP”. Under the terms of the BCA, total consideration to be paid to the Group’s shareholders at the closing will be an amount equal to $286,000,000, payable in newly issued Pubco Ordinary Shares, each valued at $10.00.

Sale of Investment Property -

On November 24, 2023, the Group closed the sale of its investment property, Latam Parque Logistico Calle 80 Building 500A, to a third party. The net carrying value of the investment property was $17,801,991 and the cash sale price was COP 79,850,000,000 (approximately $19,512,112 at the date the sale closed). The consideration will be used to settle liabilities directly associated with the investment property with proceeds collected by the Group in full within fifteen months after the close of the sale, through five installment payments, as specified in the sale agreement.

Contingent Liability –

On November 30, 2023, the Group became aware that a lawsuit was filed against them by a former employee of the Group who rendered services for the Group prior to the reporting date. The Group is currently vigorously defending this lawsuit and believes the claims are without merit. The Group is in the process of analyzing this matter but currently does not have a sufficient basis for concluding whether any loss is probable.

Related Party Note Default –

On December 31, 2023, two of the notes receivable with a former employee of the Group, which encompass the due from affiliate balance, had matured. On January 4, 2024, the Group initiated proceedings to collect the outstanding balance of the two notes receivable. The notes receivable are secured by the borrower’s shares in LLP.

Joint Venture Agreements –

On December 14, 2023, the Group has entered into a letter of intent with an investment firm to form a real estate joint venture for the purpose of investing and operating real estate properties. Upon formation of the joint venture, the Group will own a 75% participation interest in the joint venture, and the investment firm will own the remainder of the 25% participation interest in the joint venture.

27.	APPROVAL OF THE CONSOLIDATED FINANCIAL STATEMENTS

The consolidated financial statements were authorized for issue by the Group’s management on January 15, 2024.

F-81

LatAm Logistic Properties, S.A.

Condensed Consolidated Interim Financial Statements

As of September 30, 2023 and December 31, 2022 (restated), and for the three and nine months ended September 30, 2023 and 2022 (restated)

F-82

LATAM LOGISTIC PROPERTIES, S.A.

F-83

LATAM LOGISTIC PROPERTIES, S.A. AND SUBSIDIARIES

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF PROFIT OR LOSS

AND OTHER COMPREHENSIVE INCOME (LOSS)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2023 AND 2022

(in U.S. Dollars)

		For the Three Months Ended September 30		For the Nine Months Ended September 30
		2023	2022 (As Restated - Note 16)	2023	2022 (As Restated - Note 16)
	Notes	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
REVENUES
Rental revenue	3	$10,175,293	$8,155,142	$27,793,027	$23,571,135
Other		38,896	96,848	74,916	97,303
Total revenues		10,214,189	8,251,990	27,867,943	23,668,438

Investment property operating expense	4	(1,509,044)	(1,341,615)	(4,032,138)	(3,901,944)
General and administrative		(2,519,836)	(1,277,916)	(4,834,222)	(3,950,419)
Investment property valuation gain	7	9,826,109	1,686,881	21,688,490	9,689,406
Interest income from affiliates	13	159,850	159,850	474,338	401,522
Financing costs	9	(5,646,861)	(4,013,345)	(23,283,779)	(7,077,622)
Net foreign currency gain (loss)		13,595	(43,860)	243,367	146,939
Gain on sale of investment properties	7	—	—	—	87,976
Gain on sale of asset held for sale	8	—	—	1,022,853	—
Other income		31,703	27,980	131,213	67,803
Other expenses		(3,345,296)	(249,547)	(3,483,718)	(334,861)
Profit before taxes		7,224,409	3,200,418	15,794,347	18,797,238

INCOME TAX (EXPENSE) BENEFIT	11	(4,853,279)	(3,088,378)	(6,632,916)	(4,752,535)

PROFIT FOR THE PERIOD		$2,371,130	$112,040	$9,161,431	$14,044,703

OTHER COMPREHENSIVE INCOME (LOSS):
Items that may be reclassified subsequently to profit or loss:
Translation gain (loss) from functional currency to reporting currency		2,456,718	(6,738,137)	12,277,835	(9,540,932)
TOTAL COMPREHENSIVE INCOME (LOSS) FOR THE PERIOD		$4,827,848	$(6,626,097)	$21,439,266	$4,503,771

PROFIT (LOSS) FOR THE PERIOD ATTRIBUTABLE TO:
Owners of the Group		$1,351,495	$(213,087)	$4,959,776	$11,652,782
Non-controlling interests		1,019,635	325,127	4,201,655	2,391,921
Total profit for the period		$2,371,130	$112,040	$9,161,431	$14,044,703

TOTAL COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO:
Owners of the Group		$3,808,212	$(6,951,224)	$17,237,610	$2,111,850
Non-controlling interests		1,019,636	325,127	4,201,656	2,391,921
Total comprehensive income (loss) for the period		$4,827,848	$(6,626,097)	$21,439,266	$4,503,771
Weighted average number of shares – basic and diluted		168,142,740	168,142,740	168,142,740	168,142,740
Earnings (loss) per share attributable to owners of the Group – basic and diluted	10	$0.008	$(0.001)	$0.029	$0.069

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-84

LATAM LOGISTIC PROPERTIES, S.A. AND SUBSIDIARIES

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF FINANCIAL POSITION

AS OF SEPTEMBER 30, 2023 AND DECEMBER 31, 2022

(in U.S. Dollars)

			December 31, 2022
	Notes	September 30, 2023 (Unaudited)	(As Restated - Note 16) (Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents		$11,658,044	$14,988,112
Due from affiliates	13	9,273,282	8,798,945
Lease and other receivables, net	6	2,988,263	2,516,525
Asset held for sale	8	17,801,991	2,977,147
Prepaid construction costs		1,750,708	2,317,383
Other current assets		3,002,799	1,708,313
Total current assets		46,475,087	33,306,425

NON-CURRENT ASSETS:
Investment properties	7	494,917,388	449,036,633
Tenant notes receivables – long term, net	6	6,202,416	6,796,584
Restricted cash equivalent		1,303,136	3,252,897
Property and equipment, net		367,555	427,719
Deferred tax asset	11	162,493	239,281
Other non-current assets		4,929,971	4,559,330
Total non-current assets		507,882,959	464,312,444

TOTAL ASSETS		$554,358,046	$497,618,869

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses		$9,827,152	$8,591,922
Deposits for the sale of assets	8	—	2,400,000
Income tax payable	11	665,462	663,703
Retainage payable		1,655,782	3,001,433
Long term debt – current portion	9	10,542,849	110,943,460
Liabilities related to asset held for sale	8	8,345,189	—
Other current liabilities		666,420	54,983
Total current liabilities		31,702,854	125,655,501

NON—CURRENT LIABILITIES:
Long term debt	9	224,145,449	98,383,315
Deferred tax liability	11	40,072,680	37,215,884
Security deposits		1,790,554	1,706,959
Other non-current liabilities		3,163,710	590,740
Total non-current liabilities		269,172,393	137,896,898

TOTAL LIABILITIES		300,875,247	263,552,399

EQUITY:
Common share capital		168,142,740	168,142,740
Retained earnings		69,699,088	64,739,312
Foreign currency translation reserve		(19,790,212)	(32,068,047)
Equity attributable to owners of the Group		218,051,616	200,814,005
Non-controlling interests		35,431,183	33,252,465
Total equity		253,482,799	234,066,470

TOTAL LIABILITIES AND EQUITY		$554,358,046	$497,618,869

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-85

LATAM LOGISTIC PROPERTIES, S.A. AND SUBSIDIARIES

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF CHANGES IN EQUITY

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2023 AND 2022

(in U.S. Dollars)

	Attributable to owners of Common Shares of the Group			Foreign currency	Equity attributable to
	Number of Shares	Common share capital	Retained Earnings	translation reserve	owners of the Group	Non—Controlling Interests	Total Equity
BALANCE AS OF DECEMBER 31, 2022 (As Restated)	168,142,740	$168,142,740	$64,739,312	$(32,068,047)	$200,814,005	$33,252,465	$234,066,470
Profit for the period	—	—	4,959,776	—	4,959,776	4,201,655	9,161,431
Other comprehensive income (loss)	—	—	—	12,277,835	12,277,835	—	12,277,835
Total comprehensive income (loss) for the period	—	—	4,959,776	12,277,835	17,237,611	4,201,655	21,439,266
Capital contributions	—	—	—	—	—	2,500,000	2,500,000
Distributions paid to non-controlling interests	—	—	—	—	—	(4,522,937)	(4,522,937)
BALANCE AS OF SEPTEMBER 30, 2023 (Unaudited)	168,142,740	$168,142,740	$69,699,088	$(19,790,212)	$218,051,616	$35,431,183	$253,482,799

	Attributable to owners of Common Shares of the Group			Foreign currency	Equity attributable to
	Number of Shares	Common share capital	Retained Earnings	translation reserve	owners of the Group	Non—Controlling Interests	Total Equity
BALANCE AS OF DECEMBER 31, 2021 (As Previously Reported)	168,142,740	$168,142,740	$54,394,213	$(18,534,315)	$204,002,638	$31,123,151	$235,125,789
Impact of restatement (Note 16)	—	—	2,316,489	—	2,316,489	84,494	2,400,983
BALANCE AS OF DECEMBER 31, 2021 (As Restated)	168,142,740	168,142,740	56,710,702	(18,534,315)	206,319,127	31,207,645	237,526,772
Profit for the period	—	—	11,652,782	—	11,652,782	2,391,921	14,044,703
Other comprehensive income (loss)	—	—	—	(9,540,932)	(9,540,932)	—	(9,540,932)
Total comprehensive income (loss) for the period	—	—	11,652,782	(9,540,932)	2,111,850	2,391,921	4,503,771
Capital contributions	—	—	—	—	—	700,000	700,000
Distributions paid to non-controlling interests	—	—	—	—	—	(1,104,231)	(1,104,231)
BALANCE AS OF SEPTEMBER 30, 2022 (Unaudited)	168,142,740	$168,142,740	$68,363,484	$(28,075,247)	$208,430,977	$33,195,335	$241,626,312

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-86

LATAM LOGISTIC PROPERTIES, S.A. AND SUBSIDIARIES

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2023 AND 2022

(in U.S. Dollars)

		For the nine months ended September 30 (Unaudited)
	Notes	2023	2022 (As Restated – Note 16)
Cash flows from operating activities:
Profit for the period		$9,161,431	$14,044,703
Adjustments:
Depreciation and amortization		80,312	95,170
Provision for expected credit losses	6	(27,070)	1,193,293
Net foreign currency gain		(254,266)	(151,361)
Amortization of right-of-use assets		43,771	78,435
Investment property valuation gain	7	(21,688,490)	(9,689,406)
Financing costs	9	23,283,779	7,077,622
Gain on disposition of asset held for sale	8	(1,022,853)	—
Gain on sale of investment properties		—	(87,976)
Loss on disposal of property and equipment		83,389	28,915
Straight-line rent		269,786	(1,968,096)
Interest income from affiliates	13	(474,338)	(401,522)
Income tax expense	11	6,632,916	4,752,535
Working capital adjustments		1,664,717	2,940,877
Taxes paid	11	(3,144,709)	(153,511)
Net cash generated by operating activities		$14,608,375	$17,759,678

Cash flows from investing activities:
Capital expenditure on investment properties	7	$(20,372,152)	$(31,129,536)
Purchase of property and equipment		(106,306)	(42,761)
Proceeds from sale of asset held for sale	8	1,600,000	1,200,000
Proceeds from sale of investment properties		—	4,887,976
Loans to affiliates	13	—	(2,100,000)
Loans to tenants for lease improvement	6	—	(4,590,000)
Repayments on loans to tenants	6	565,398	532,244
Restricted cash		1,949,761	624,115
Net cash used in investing activities		$(16,363,299)	$(30,617,962)

Cash flows from financing activities:
Long term debt borrowing	9	$121,888,624	$34,690,338
Long term debt repayment	9	(101,047,865)	(9,914,876)
Cash paid for raising debt	9	(425,820)	(39,557)
Debt extinguishment cost paid	9	(1,552,683)	—
Interest and commitment fee paid	9	(18,257,710)	(10,394,421)
Capital contributions from non-controlling partners		2,500,000	700,000
Distributions to non-controlling partners		(4,522,937)	(1,104,231)
Repayment of office lease liabilities		(32,632)	(82,017)
Net cash (used) provided by financing activities		$(1,451,023)	$13,855,236

Effects of exchange rate fluctuations on cash held		(124,121)	(426,169)
Net decrease in cash and cash equivalents		(3,330,068)	570,783
Cash and cash equivalents at the beginning of period		14,988,112	17,360,353
Cash and cash equivalents at the end of period		$11,658,044	$17,931,136

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-87

LATAM LOGISTIC PROPERTIES, S.A. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(in U.S. Dollars)

1.	NATURE OF BUSINESS

Latam Logistic Properties, S.A. (“LLP” or “Parent Company”) is a company organized in accordance with the laws of the Republic of Panama, constituted as a limited liability company, by public deed dated April 29, 2015, and registered before the Public Registry of Panama on May 4, 2015. The registered office is located in BMW Plaza, 9th floor, Calle 50, Panama City, Republic of Panama.

Latam Logistic Properties, S.A., through its affiliates and subsidiaries (jointly referred to as “the Group” and individually as “Group entities”), is a fully-integrated, internally managed real estate company that develops, owns and manages a diversified portfolio of warehouse logistics assets in Central and South America.

The condensed consolidated financial statements of the Group as of September 30, 2023 and December 31, 2022 and for the three and nine months ended September 30, 2023 and 2022 include the condensed consolidated financial information of the parent company and its subsidiaries.

These unaudited condensed consolidated financial statements do not include all information and disclosures required for the annual consolidated financial statements and should be read in conjunction with the Group’s audited consolidated financial statements and notes as of and for the years ended December 31, 2022 and 2021.

Business Combination Agreement - On August 15, 2023, the Group and TWO (NYSE:TWOA) (“TWOA”), a special purpose acquisition company, entered into a definitive business combination agreement, pursuant to which LLP would become publicly listed on the U.S. stock exchange. Pursuant to the business combination agreement, LLP and TWOA will merge with newly-formed subsidiaries of a to-be-formed holding company (“Pubco”) and Pubco will be the parent company of TWOA and LLP following the consummation of the business combination. Upon the closing of the transaction contemplated by the business combination agreement, the ordinary shares of Pubco are expected to be listed on the New York Stock Exchange (“NYSE”) under the new ticker symbol “LLP”.

2.	MATERIAL ACCOUNTING POLICY INFORMATION

a.	Basis of Accounting - The condensed consolidated financial statements have been prepared in accordance with International Accounting Standard 34, Interim Financial Reporting (“IAS 34”) as issued by the International Accounting Standards Board (“IASB”).

The condensed consolidated interim financial statements have been prepared on the historical cost basis except certain investment properties that are measured at fair value as of end of each reporting period, as explained in the accounting policies below. Historical cost is generally based on the fair value of the consideration given in exchange for goods and services.

F-88

The Group management believes that all adjustments that are required for a proper presentation of the financial information are incorporated in these condensed consolidated financial statements.

b.	Going Concern – The accompanying condensed consolidated financial statements are prepared on a going concern basis in accordance with International Accounting Standard (“IAS”) 1, Presentation of Financial Statements, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

In September 2023, the Group restructured its debt with Bancolombia, S.A. (“Bancolombia”) to defer principal payments until May 2024, at which point the Group will have 12 months to pay the deferred principal. The Group also obtained a waiver for the Bancolombia debt service coverage ratio covenant, which was breached in June 2023, thereby waiving compliance with this ratio covenant through December 31, 2023, after which the next debt service coverage ratio compliance testing date will be in June 2024. The outstanding Bancolombia loan balance as of September 30, 2023 was $39.4 million, of which approximately $0.6 million was classified within current liabilities in the condensed consolidated interim statement of financial position.

While the Group has fulfilled all debt service payments required by its lending agreements in all jurisdictions to date, current interest rates in Colombia make it probable that further debt waivers, restructuring, or repayment will be necessary relating to the Bancolombia loan prior to May 2024, when principal payments resume on the loan. No other guarantees have been provided by the Group’s other subsidiaries that would put the Group’s operations outside of Colombia at risk in event of foreclosure. While the $6.0 million in revenue generated by the Group’s Colombian operations for the nine months ended September 30, 2023 represents 21.6% of the Group’s consolidated revenues for the period, the Group’s operations outside of Colombia are expected to be profitable and generate adequate liquidity to provide for continued operations. Therefore, in the event that the Group is unable to obtain further debt waivers, restructure the debt, or otherwise repay the Bancolombia loan, Bancolombia would likely foreclose on the Colombian properties. Considering planned mitigating activities, management believes that this does not create material uncertainty that may cast significant doubt about the Group’s ability to continue as a going concern.

c.	New and amended IFRS accounting standards that are effective for the current year

i.	The accounting policies adopted in the preparation of the interim condensed consolidated financial statements are consistent with those followed in the preparation of the Group’s annual consolidated financial statements for the year ended December 31, 2022, except for the adoption of new standards effective as of January 1, 2023.

Several amendments apply for the first time in 2023, but do not have an impact on the interim condensed consolidated financial statements of the Group.

F-89

●	Amendments to IFRS 3 Reference to the Conceptual Framework - The Group has adopted the amendments to IFRS 3 Business Combinations for the first time in the current year. The amendments update IFRS 3 so that it refers to the 2018 Conceptual Framework instead of the 1989 Framework. They also add to IFRS 3 a requirement that, for obligations within the scope of IAS 37 Provisions, Contingent Liabilities and Contingent Assets, an acquirer applies IAS 37 to determine whether at the acquisition date a present obligation exists as a result of past events. For a levy that would be within the scope of IFRIC 21 Levies, the acquirer applies IFRIC 21 to determine whether the obligating event that gives rise to a liability to pay the levy has occurred by the acquisition date. The adoption of the amendment has no material impact to the Group.

●	Amendments to IAS 16 Property, Plant and Equipment - Proceeds before Intended Use - The Group has adopted the amendments to IAS 16 for the first time in the current year. The amendments prohibit deducting from the cost of an item of property, plant and equipment any proceeds from selling items produced before that asset is available for use, i.e. proceeds while bringing the asset to the location and condition necessary for it to be capable of operating in the manner intended by management. Consequently, an entity recognizes such sales proceeds and related costs in profit or loss. The entity measures the cost of those items in accordance with IAS 2 Inventories.

The amendments also clarify the meaning of “testing whether an asset is functioning properly”. IAS 16 now specifies this as assessing whether the technical and physical performance of the asset is such that it is capable of being used in the production or supply of goods or services, for rental to others, or for administrative purposes.

If not presented separately in the statement of comprehensive income, the financial statements shall disclose the amounts of proceeds and cost included in profit or loss that relate to items produced that are not an output of the entity’s ordinary activities, and which line item(s) in the statement of comprehensive income include(s) such proceeds and cost. The adoption of the amendments has no material impact to the Group.

●	Amendments to IAS 37 Onerous Contracts - Cost of Fulfilling a Contract - The Group has adopted the amendments to IAS 37 for the first time in the current year. The amendments specify that the cost of fulfilling a contract comprises the costs that relate directly to the contract. Costs that relate directly to a contract consist of both the incremental costs of fulfilling that contract (examples would be direct labour or materials) and an allocation of other costs that relate directly to fulfilling contracts (an example would be the allocation of the depreciation charge for an item of property, plant and equipment used in fulfilling the contract). The adoption of the amendment has no material impact to the Group.

F-90

●	Amendments to IAS 12 Income Taxes - The amendments require an exception to IAS 12, whereby an entity does not recognize or disclose information about deferred tax assets and liabilities specifically related to tax laws that have been enacted or substantively enacted to implement the Organization for Economic Co-operation and Development’s international tax reform recommendations known as the Pillar Two model rules. The Group has applied the exception which was effective upon the issuance of the amendments and did not have any DTAs or DTLs on 30 September 2023 that had not been recognized as a result of the application of this exception. The adoption of the amendment has no material impact to the Group.

●	Amendments to IAS 1 - Presentation of Financial Statements - Classification of Liabilities as Current or Non-Current (“2020 Amendment”) - The amendments clarify that the classification of liabilities as current or non-current is based on rights that are in existence at the end of the reporting period, specify that classification is unaffected by expectations about whether an entity will exercise its right to defer settlement of a liability, explain that rights are in existence if covenants are complied with at the end of the reporting period, and introduce a definition of “settlement” to make clear that settlement refers to the transfer to the counterparty of cash, equity instruments, other assets or services. The Group has early adopted the amendment as of January 1, 2023 together with the 2022 Amendment mentioned below.

●	Amendments to IAS 1 - Presentation of Financial Statements - Non-Current Liabilities with Covenants (“2022 Amendment”) - The amendments specify that only covenants that an entity is required to comply with on or before the end of the reporting period affect the entity’s right to defer settlement of a liability for at least twelve months after the reporting date (and therefore must be considered in assessing the classification of the liability as current or non-current). Such covenants affect whether the right exists at the end of the reporting period, even if compliance with the covenant is assessed only after the reporting date (e.g. a covenant based on the entity’s financial position at the reporting date that is assessed for compliance only after the reporting date).

The IASB also specifies that the right to defer settlement of a liability for at least twelve months after the reporting date is not affected if an entity only has to comply with a covenant after the reporting period. However, if the entity’s right to defer settlement of a liability is subject to the entity complying with covenants within twelve months after the reporting period, an entity discloses information that enables users of financial statements to understand the risk of the liabilities becoming repayable within twelve months after the reporting period. This would include information about the covenants (including the nature of the covenants and when the entity is required to comply with them), the carrying amount of related liabilities and facts and circumstances, if any, that indicate that the entity may have difficulties complying with the covenants.

F-91

The Group early adopted the amendment as of January 1, 2023. Note 9 contains the detail disclosures related to the Group’s compliance with debt covenants.

●	Amendments to IAS 1 - Presentation of Financial Statements and IFRS Practice Statement 2 Making Materiality Judgements - The IASB amended IAS 1 to require entities to disclose their material rather than their significant accounting policies. The amendments define what is ‘material accounting policy information’ and explain how to identify when accounting policy information is material. They further clarify that immaterial accounting policy information does not need to be disclosed. If it is disclosed, it should not obscure material accounting information. To support this amendment, the IASB also amended IFRS Practice Statement 2 Making Materiality Judgements to provide guidance on how to apply the concept of materiality to accounting policy disclosures.

●	Amendments to IAS 8 - Accounting Policies Changes in Accounting Estimates and Errors - The amendment to IAS 8 Accounting Policies, Changes in Accounting Estimates and Errors clarifies how companies should distinguish changes in accounting policies from changes in accounting estimates. The distinction is important, because changes in accounting estimates are applied prospectively to future transactions and other future events, whereas changes in accounting policies are generally applied retrospectively to past transactions and other past events as well as the current period. The adoption of the amendment has no material impact to the Group. Note 16 contains certain disclosures related to accounting policy changes of the Group and restatement of prior period financial statements.

●	Amendments to IAS 12 Income Taxes - Deferred Tax related to Assets and Liabilities arising from a Single Transaction - The amendments to IAS 12 Income Taxes require companies to recognize deferred tax on transactions that, on initial recognition, give rise to equal amounts of taxable and deductible temporary differences. They will typically apply to transactions such as leases of lessees and decommissioning obligations, and will require the recognition of additional deferred tax assets and liabilities. The amendment should be applied to transactions that occur on or after the beginning of the earliest comparative period presented. In addition, entities should recognize deferred tax assets (to the extent that it is probable that they can be utilized) and deferred tax liabilities at the beginning of the earliest comparative period for all deductible and taxable temporary differences associated with: (i) right-of-use assets and lease liabilities; and (ii) decommissioning, restoration and similar liabilities, and the corresponding amounts recognized as part of the cost of the related assets. The cumulative effect of recognizing these adjustments is recognized in retained earnings, or another component of equity, as appropriate. The adoption of the amendment has no material impact to the Group.

F-92

d.	New and amended IFRS accounting standards issued but not yet effective - At the date of authorization of these financial statements, the Group has not applied the following new and revised IFRS Accounting Standards that have been issued but are not yet effective:

●	Amendments to IFRS 10 - Consolidated Financial Statements and IAS 28 Investments in Associates and Joint Ventures - Sale or Contribution of Assets between an Investor and its Associate or Joint Venture - The amendments to IFRS 10 and IAS 28 deal with situations where there is a sale or contribution of assets between an investor and its associate or joint venture. Specifically, the amendments state that gains or losses resulting from the loss of control of a subsidiary that does not contain a business in a transaction with an associate or a joint venture that is accounted for using the equity method, are recognised in the parent’s profit or loss only to the extent of the unrelated investors’ interests in that associate or joint venture. Similarly, gains and losses resulting from the remeasurement of investments retained in any former subsidiary (that has become an associate or a joint venture that is accounted for using the equity method) to fair value are recognised in the former parent’s profit or loss only to the extent of the unrelated investors’ interests in the new associate or joint venture.

The effective date of the amendments has yet to be set by the IASB; however, earlier application of the amendments is permitted. The directors of the Group anticipate that the application of these amendments may have an impact on the Group’s consolidated financial statements in future periods should such transactions arise.

F-93

3.	REVENUE

The Group’s revenue was as follows:

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022

Non-lease components of rental arrangements	$1,094,546	$875,314	$3,140,319	$2,455,124
Other	38,896	96,848	74,916	97,303
Revenue from contracts with customers (IFRS 15)	1,133,442	972,162	3,215,235	2,552,427
Rental income	9,080,747	7,279,828	24,652,708	21,116,011
Total revenue	$10,214,189	$8,251,990	$27,867,943	$23,668,438

Note 5 contains further information of the Group’s revenue based on segment and geography.

The Group, through its subsidiaries, has entered into various operating leases agreements with customers for the rental of its investment properties. Most of the Group’s lease agreements associated with the investment properties contain an initial lease term from 5 to 10 years and generally include renewal options for one or more additional terms of varying lengths. The Group’s weighted average lease term remaining on leases in the operating properties and properties under development, based on the square footage of the leases in effect as of September 30, 2023 and 2022 was 5.5 years and 6.5 years, respectively.

These leases are based on a minimum rental payment in United States Dollars (USD) for properties located in Costa Rica and Peru, and Colombian Pesos (COP) for properties in Colombia, plus maintenance fees and recoverable expenses, and guarantee deposits associated with the agreements, which are commonly used for covering any repair, improvement tasks or as a final payment when the lease agreement ends.

4.	INVESTMENT PROPERTY OPERATING EXPENSES

Rental property operating expenses were as follows:

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
Repair and maintenance	$618,276	$405,913	$1,833,513	$1,167,240
Utilities	101,602	106,390	317,842	218,998
Insurance	96,030	79,280	269,168	225,258
Property management	53,924	50,790	167,724	142,480
Real estate taxes	233,394	88,940	662,744	268,001
Expected credit loss adjustments	140,139	390,088	(27,070)	1,193,293
Other property related expenses	265,679	220,214	808,217	686,674
Total	$1,509,044	$1,341,615	$4,032,138	$3,901,944

F-94

5.	SEGMENT REPORTING

The Group has three operating segments, based on geographic regions consisting of Colombia, Peru, and Costa Rica. Operating segments are defined as components of an enterprise for which separate financial information is evaluated regularly by the chief operating decision maker (“CODM”), the Group’s Chief Executive Officer, in deciding how to allocate resources and assess the Group’s financial and operational performance. The CODM receives information and evaluates the business from a geographic perspective and reviews the Group’s internal reporting by geography in order to assess performance and allocate resources. As a result, the Group has determined the business operates in three distinct operating segments based on geography.

The three geographic segments, Colombia, Peru, and Costa Rica primarily derive revenue from various operating lease agreements with customers for the rental of warehouses. Each of these locations and corresponding operations are presented and managed and separately. The operating segments are each reportable segments, and aggregation of segments is not applied. Unallocated revenue consists of other revenue streams earned by operating subsidiaries that are not allocated to segments for CODM’s review. Unallocated expenses consist of certain corporate general and administrative expenses, investment property valuation gain, financing costs and certain transaction-related expenses that are not allocated to segments for CODM’s review, as well as financing costs for the bridge loan held by the parent entity.

There was no inter-segment revenue for the three months and nine months ended September 30, 2023 and 2022.

The tables below present information by segment presented to the CODM and reconciliations to the Group’s consolidated amounts.

F-95

The Group evaluates the performance of its reportable segments based on net operating income. Segment net operating income consists of segment investment property rental revenue less segment investment property operating expense.

	Three months ended September 30,
	2023	2022
Revenue:
Colombia	$2,226,178	$1,467,158
Peru	2,360,078	2,265,929
Costa Rica	5,589,037	4,422,055
Unallocated revenue	38,896	96,848
Total	$10,214,189	$8,251,990

Investment property operating expense:
Colombia	$(261,035)	$(111,814)
Peru	(422,608)	(322,398)
Costa Rica	(825,401)	(907,403)
Total	$(1,509,044)	$(1,341,615)

Net operating income
Colombia	$1,965,143	$1,355,344
Peru	1,937,470	1,943,531
Costa Rica	4,763,636	3,514,652
Total	$8,666,249	$6,813,527

General and administrative:
Colombia	$(265,094)	$(259,566)
Peru	(306,774)	(228,423)
Costa Rica	(525,885)	(701,178)
Corporate	(1,422,083)	(88,749)
Total	$(2,519,836)	$(1,277,916)

Financing costs
Colombia	$(2,156,213)	$(1,656,864)
Peru	(954,483)	(315,035)
Costa Rica	(2,529,762)	(2,039,686)
Corporate	(6,403)	(1,760)
Total	$(5,646,861)	$(4,013,345)

The following table reconciles segment net operating income to profit before taxes for the three months ended September 30, 2023 and 2022:

	Three months ended September 30,
	2023	2022
Net operating income	$8,666,249	$6,813,527
Unallocated revenue	38,896	96,848
General and administrative	(2,519,836)	(1,277,916)
Investment property valuation gain	9,826,109	1,686,881
Interest income from affiliates	159,850	159,850
Financing costs	(5,646,861)	(4,013,345)
Net foreign currency gain (loss)	13,595	(43,860)
Other income	31,703	27,980
Other expenses	(3,345,296)	(249,547)
Profit before taxes	$7,224,409	$3,200,418

F-96

The tables below present information by segment presented to the CODM and reconciliations to the Group’s consolidated amounts for the nine months ended September 30, 2023, and 2022.

	Nine months ended September 30,
	2023	2022
Revenue:
Colombia	$6,007,582	$4,237,641
Peru	7,049,033	6,237,308
Costa Rica	14,736,412	13,096,186
Unallocated revenue	74,916	97,303
Total	$27,867,943	$23,668,438

Investment property operating expense:
Colombia	$(730,411)	$(410,565)
Peru	(1,245,407)	(914,029)
Costa Rica	(2,056,320)	(2,577,350)
Total	$(4,032,138)	$(3,901,944)

Net operating income
Colombia	$5,277,171	$3,827,076
Peru	5,803,626	5,323,279
Costa Rica	12,680,092	10,518,836
Total	$23,760,889	$19,669,191

General and administrative:
Colombia	$(728,132)	$(743,563)
Peru	(923,880)	(672,452)
Costa Rica	(1,606,595)	(2,324,514)
Corporate	(1,575,615)	(209,890)
Total	$(4,834,222)	$(3,950,419)

Financing costs
Colombia	$(6,184,431)	$(4,635,879)
Peru	(2,728,579)	(1,311,379)
Costa Rica	(14,317,089)	(1,114,864)
Corporate	(53,680)	(15,500)
Total	$(23,283,779)	$(7,077,622)

The following table reconciles segment net operating income to profit before taxes for the nine months ended September 30, 2023 and 2022:

	Nine months ended September 30,
	2023	2022
Net operating income	$23,760,889	$19,669,191
Unallocated revenue	74,916	97,303
General and administrative	(4,834,222)	(3,950,419)
Investment property valuation gain	21,688,490	9,689,406
Interest income from affiliates	474,338	401,522
Financing costs	(23,283,779)	(7,077,622)
Net foreign currency gain	243,367	146,939
Gain on sale of investment properties	—	87,976
Gain on sale of asset held of sale	1,022,853	—
Other income	131,213	67,803
Other expenses	(3,483,718)	(334,861)
Profit before taxes	$15,794,347	$18,797,238

F-97

Segment Assets and Liabilities

For the purposes of monitoring segment performance and allocating resources between segments, the CODM monitors select assets and liabilities attributable to each segment. The following table summarizes the Group’s total assets by reportable operating segment as of September 30, 2023 and December 31, 2022:

	September 30, 2023	December 31, 2022
Segment investment properties
Colombia	$121,568,371	$107,749,342
Peru	122,031,891	105,121,058
Costa Rica	251,317,126	236,166,233
Total	$494,917,388	$449,036,633

Reconciling items:
Cash and cash equivalents	11,658,044	14,988,112
Due from affiliates	9,273,282	8,798,945
Lease and other receivables, net	2,988,263	2,516,525
Land inventory	17,801,991	2,977,147
Prepaid construction costs	1,750,708	2,317,383
Other current assets	3,002,799	1,708,313
Tenant notes receivables - long term, net	6,202,416	6,796,584
Restricted cash equivalent	1,303,136	3,252,897
Property and equipment, net	367,555	427,719
Deferred tax asset	162,493	239,281
Other non-current assets	4,929,971	4,559,330
Total assets	$554,358,046	$497,618,869

Segment debt
Colombia	$44,971,400	$55,260,326
Peru	28,166,733	35,662,360
Costa Rica	161,550,165	118,404,089
Total	$234,688,298	$209,326,775

Reconciling items:
Accounts payable and accrued expenses	9,827,152	8,591,922
Deposits for the sale of assets	—	2,400,000
Income tax payable	665,462	663,703
Retainage payable	1,655,782	3,001,433
Liabilities related to asset held for sale	8,345,189	—
Other current liabilities	666,420	54,983
Deferred tax liability	40,072,680	37,215,884
Security deposits	1,790,554	1,706,959
Other non-current liabilities	3,163,710	590,740
Total liabilities	$300,875,247	263,552,399

Geographic Area Information

	September 30, 2023	December 31, 2022
Long-lived assets
Colombia	$121,697,580	$107,807,334
Peru	122,101,739	105,448,377
Costa Rica	251,625,297	236,471,570
Total	$495,424,616	$449,727,281

F-98

6.	LEASE AND OTHER RECEIVABLES, NET

As of September 30, 2023 and December 31, 2022, lease and other receivables, net were as follows:

	September 30, 2023	December 31, 2022

Lease receivables, net	$2,087,036	$1,644,555
Tenant notes receivables - short term, net	678,640	751,908
Others	222,587	120,062
Sub-total	2,988,263	2,516,525
Tenant notes receivable - long term, net	6,202,416	6,796,584
Lease and other receivables, net	$9,190,679	$9,313,109

The expected credit loss allowance provision for lease receivables and tenant notes receivables as of September 30, 2023 and September 30, 2022 reconciled to the opening loss allowance for that provision as follows:

	September 30, 2023			September 30, 2022
	Lease Receivables	Tenants Notes Receivables	Total	Lease Receivables	Tenants Notes Receivables	Total

Beginning balance	$2,646,337	$126,640	$2,772,977	$1,294,649	$62,089	$1,356,738
Adjustments in loan loss allowance recognized in profit or loss during the period	(137,569)	110,499	(27,070)	1,181,514	11,779	1,193,293
Receivables written-off during the period as uncollectible	(1,732,873)	(5,733)	(1,738,606)	(54,751)	—	(54,751)
Ending balance	$775,895	$231,406	$1,007,301	$2,421,412	$73,868	$2,495,280

F-99

7.	INVESTMENT PROPERTIES

As of September 30, 2023, the Group obtained a valuation from independent appraisers in order to determine the fair value of its investment properties. Gains and losses arising from changes in the fair values are included in the consolidated statements of profit or loss and other comprehensive income (loss) in the period in which they arise.

In addition, for financial reporting purposes, fair value measurements are categorized into Level 1, 2 or 3 based on the degree to which the inputs to the fair value measurements are observable and the significance of the inputs to the fair value measurement in its entirety, which are described as follows:

●	Level 1 - Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the entity can access at the measurement date.

●	Level 2 - Inputs are inputs, other than quoted prices included within Level 1, that are observable for the asset or liability, either directly or indirectly; and

●	Level 3 - Inputs are unobservable inputs for the asset or liability, among others, statistics information, and own Group’s information, in some instances based on the information provided by some independent experts.

As of September 30, 2023 and December 31, 2022, all investment properties are guaranteeing the Group’s debt.

a)	As of September 30, 2023 and December 31, 2022, investment properties were as follows:

	Fair Market Value as of
	September 30,	December 31,
	2023	2022

Land bank:
Owned properties
Colombia	$22,262,541	$16,394,722
Peru	12,804,323	7,190,000
Costa Rica	—	6,155,000
Total Land Bank	35,066,864	29,739,722
Properties under development:
Properties under right-of-use
Peru	6,390,000	614,523
Sub-total	6,390,000	614,523
Owned properties
Colombia	—	20,708,910
Peru	11,059,228	9,793,481
Costa Rica	8,791,000	35,715,220
Sub-total	19,850,228	66,217,611
Total properties under development	26,240,228	66,832,134
Operating properties
Owned properties
Colombia	99,305,830	70,645,712
Peru	91,778,340	87,523,052
Costa Rica	242,526,126	194,296,013
Total operating properties	433,610,296	352,464,777
Total operating properties and properties under development	459,850,524	419,296,911
Total	$494,917,388	$449,036,633

F-100

b)	The reconciliation of investment properties for the nine months ended September 30, 2023 and 2022, were as follows:

	September 30, 2023	September 30, 2022

Beginning balance	$449,036,633	$428,275,741
Additions	19,271,252	31,293,578
Disposition of investment properties	—	(4,485,129)
Transfer to asset held for sale	(17,801,991)	(4,800,000)
Gain on valuation of investment properties	21,688,490	9,689,406
Translation effect from functional currency	22,723,004	(14,718,673)
Ending balance	$494,917,388	$445,254,923

Disclosed below is the valuation technique used to measure the fair value of investment properties, along with the significant unobservable inputs used.

Valuation Techniques - This fair value measurement is considered Level 3 of the fair value hierarchy, except where otherwise noted below.

−	Operating Properties - The valuation model considers a combination of the present value of net cash flows to be generated by the property, the direct capitalization of the net operating income, and the replacement cost to construct a similar property.

i.	The present value of net cash flows generated by the property takes into account the expected rental growth rate, vacancy periods, occupancy rate, lease incentive costs such as rent-free periods and other costs not paid by tenants. The expected net cash flows are discounted using risk adjusted discount rates. Among other factors, the discount rate estimation considers the quality of a building and its location, tenant credit quality and lease terms.

ii.	The direct capitalization method. This method involves capitalizing a fully leased net operating income estimate by an appropriate yield. This approach is best utilized with stabilized assets, where there is little volatility in the net income and the growth prospects are also stable. It is most commonly used with single tenant investments or stabilized investments. involves capitalizing the property net operating income at a market capitalization rate. The net operating income is determined by using the property Effective Gross Income (EGI) net of operating expenses. The EGI is determined by the property’s Potential Gross Income (PGI) through analysis of the property actual historic income and an analysis of competitive current market income rates and deducting the PGI with an estimate for vacancy and collection.

iii.	The cost approach. The cost approach involves the estimation of the replacement cost of the building and site improvements that a prudent and rational person would pay no more for a property than the cost to construct a similar and competitive property - assuming no undue delay in the process.

−	Properties Under Development - The valuation model considers the present value of net cash flows, direct capitalization, and the cost approaches adjusted by the net present value of the cost to complete and vacancy in the properties under construction.

F-101

−	Land Bank - The valuation model used for the land portfolio is a combination of sales comparison approach (or market approach), cost approach, residual land value approach and the discounted cash flow method. For undeveloped land, the market approach is used. For land that is under development, the market approach is used in conjunction with the cost approach and residual land value approach, and the discounted cash flow approach, to determine the fair value of the finished lots.

i.	The sales comparison approach. This approach compares sales or listing of similar properties with the subject property using the price per square feet (Level 2 input). This approach is given supporting weight in this analysis because of the well-supported range of value within this approach and the likelihood that the subject could be purchased by an owner-user.

ii.	The cost approach. This approach is based on the principle of substitution that a prudent and rational person would pay not more than the cost to construct a similar property. This approach generally considers estimated replacement cost of the land and the site improvements (e.g., infrastructure) and estimated depreciation accrued to the improvements (Level 2 input).

iii.	The residual land value approach. This approach involves residual amount after deducting all known or anticipated costs required to complete the development from the anticipated value of the project when completed after consideration of the risks associated with the completion of the project (Level 2 input).

Significant Inputs as of September 30, 2023 and December 31, 2022 —

Property	Fair value hierarchy	Valuation techniques	Significant unobservable inputs	Value	Relationship of unobservable inputs to fair value
Operating Properties	Level 3	Discounted cash flows	Occupancy rate	2023: 98.2% 2022: 98.1%	The higher the occupancy rate, the higher the fair value.
			Risk adjusted discount rate	2023: 10.7% 2022: 10.5%	The higher the risk adjusted discount rate, the lower the fair value.
		Direct capitalization method	Risk adjusted residual capitalization rate	2023: 8.0% 2022: 7.8%	The higher the risk adjusted residual rate, the lower the fair value.
			Going in stabilized capitalization rate	2023: 7.9% 2022: 7.5%	The higher the stabilized capitalization rate, the lower the fair value
Properties Under Development	Level 3	Discounted cash flows	Occupancy rate	2023: 99.0% 2022: 97.8%,	The higher the occupancy rate, the higher the fair value.
			Risk adjusted discount rate	2023:10.3% 2022: 10.4%	The higher the risk adjusted discount rate, the lower the fair value.
		Direct capitalization method	Risk adjusted residual capitalization rate	2023: 7.8% 2022: 7.8%	The higher the risk adjusted residual rate, the lower the fair value.
			Going in stabilized capitalization rate	2023: 7.8% 2022: 7.8%	The higher the stabilized capitalization rate, the lower the fair value
Land Bank	Level 3	Discounted cash flows	Direct capitalization rate	2023: 7.75% 2022: 7.75%	The higher the stabilized capitalization rate, the lower the fair value
			Risk adjusted discount rate	2023: 11.75% 2022: 11.25%	The higher the risk adjusted discount rate, the lower the fair value.

F-102

8.	ASSET HELD FOR SALE

In late June 2023, the Group approved the plan to sell its investment property, Latam Parque Logistico Calle 80 Building 500A, to a third party. Since the asset is available for immediate sale in its present condition, and the sale is determined to be highly probable, the Group reclassified the associated assets and liabilities as held for sale as of September 30, 2023. The asset held for sale balance associated with Latam Parque Logistico Calle 80 Building 500A as of September 30, 2023 amounted to $17,801,991 and the liabilities related to the asset held for sale was $8,345,189. The Group closed the sale of Latam Parque Logistico Calle 80 Building 500A on November 24, 2023.

On May 21, 2021, the Group signed on behalf of LatAm Parque Logistico San José - Verbena partnership, the purchase and sale agreement for the sale of the fully serviced land parcel for $4,000,000. On May 24, 2021, the Group, through LatAm Parque Logistico San José - Verbena partnership, received the first installment payment of $1,200,000 from the buyer. The Group received the second installment of $1,200,000 on January 27, 2022 upon the conclusion of the land infrastructure work. Although the Group initially anticipated the sale to be completed within one year from the agreement execution date, unforeseen administrative delays related to title transfer arose, thereby extending the expected sale duration beyond one year. These delays were triggered by events or circumstances beyond the Group’s control. The sale subsequently closed in the second quarter of 2023 upon the transfer of the property title and the receipt of the third installment payment. The Group recognized a gain on sale of asset held for sale of $1,022,853 during the nine months ended September 30, 2023. As of December 31, 2022, the land lot and its respective infrastructure work is presented as an asset held for sale within the consolidated statements of financial position, with a value of $2,977,147 representing the carrying value of the asset.

F-103

9.	LONG TERM DEBT

As of September 30, 2023 and December 31, 2022, the debt of the Group was as follows:

All loans are USD denominated, except loans in Colombia are COP denominated.

Financial Institution	Type	Expiration	Annual Interest Rate	Restricted Cash at September 30, 2023	Restricted Cash at December 31, 2022	Remaining Borrowing Capacity at September 30, 2023	Amount Outstanding at September 30, 2023	Amount Outstanding at December 31, 2022
Costa Rica (USD denominated)
Banco Davivienda Costa Rica, S.A.	Mortgage Loan	Refinanced on April 28, 2023	3Mo SOFR + 435 bps, no min. rate	$—	$874,210	$—	$—	$30,411,676
Banco Davivienda Costa Rica, S.A.	Mortgage Loan	Refinanced on April 28, 2023	3Mo SOFR + 435.091 bps, no min. rate	—	309,814	—	—	11,355,244
Banco Davivienda Costa Rica, S.A.	Mortgage Loan	Refinanced on April 28, 2023	3Mo SOFR + 435.091 bps, no min. rate	—	142,244	—	—	4,856,716
Banco Davivienda Costa Rica, S.A.	Mortgage Loan	Refinanced on April 28, 2023	3Mo SOFR + 441.991 bps, no min. rate	—	339,900	—	—	10,731,686
Banco Davivienda Costa Rica, S.A.	Mortgage Loan	Refinanced on April 28, 2023	3Mo SOFR + 435.091 bps, no min. rate	—	320,940	—	—	3,865,901
BAC Credomatic, S.A.	Mortgage Loan	Refinanced on April 28, 2023	3Mo SOFR + 432 bps, no min. rate	—	—	—	—	2,218,382
BAC Credomatic, S.A.	Mortgage Loan	Refinanced on April 28, 2023	3Mo SOFR + 440 bps, no min. rate	—	—	—	—	3,034,137
BAC Credomatic, S.A.	Mortgage Loan	Refinanced on April 28, 2023	US Prime Rate + 110 bps, no min. rate	—	—	—	—	972,476
BAC Credomatic, S.A.	Mortgage Loan	Refinanced on April 28, 2023	3Mo SOFR + 439 bps, no min. rate	—	—	—	—	6,562,983
BAC Credomatic, S.A.	Mortgage Loan	Jul 1,2036	3Mo SOFR + 378 bps, no min. rate (except for the fixed rate of 8.12% from March to August 2023)	—	—	4,684,001	43,365,999	34,997,899
Banco Promerica deCosta Rica, S.A.	Mortgage Loan	Refinanced on April 28, 2023	Prime Rate + 475 bps, no min. rate	—	2	—	—	6,697,365

F-104

Financial Institution	Type	Expiration	Annual Interest Rate	Restricted Cash at September 30, 2023	Restricted Cash at December 31, 2022	Remaining Borrowing Capacity at September 30, 2023	Amount Outstanding at September 30, 2023	Amount Outstanding at December 31, 2022
Banco Nacional de Costa Rica, S.A.	Mortgage Loan	April 28, 2048	Year 1: 5.9%, Year 2: 6.2%, Thereafter: 3Mo SOFR + 140 bps	—	—	—	66,019,113	—
Banco Nacional de Costa Rica, S.A.	Mortgage Loan	April 28, 2048	Year 1: 5.9%, Year 2: 6.2%, Thereafter: 3Mo SOFR + 140 bps	480,000	—	—	18,366,271	—
Banco Nacional de Costa Rica, S.A.	Mortgage Loan	April 28, 2048	Year 1: 5.9%, Year 2: 6.2%, Thereafter: 3Mo SOFR + 140 bps	—	—	—	15,231,581	—
Banco Nacional de Costa Rica, S.A.	Mortgage Loan	April 28, 2048	Year 1: 6.4%, Year 2: 7.3%, Thereafter: 3Mo SOFR + 280 bps	140,485	—	—	6,946,785	—
Banco Nacional de Costa Rica, S.A.	Mortgage Loan	Jan 26, 2035	0-2 years: 6.5%, Thereafter: US Prime Rate + 290 bps, no min. rate	—	—	—	7,373,460	7,583,783
Total Costa Rica Loans				$620,485	$1,987,110	$4,684,001	$157,303,209	$123,288,248

Peru (USD denominated)
International Finance Corporation Tranche 1	Mortgage Loan	Jul 15, 2028	6Mo SOFR+ 425 bps, no min. rate	$—	$—	$—	$19,423,623	$21,671,047
International Finance Corporation Tranche 2	Mortgage Loan	Jul 15, 2030	6Mo SOFR + 525 bps no min. rate	617,026	1,205,162	10,292,677	13,883,722	15,009,719
Total Peru Loans				$617,026	$1,205,162	$10,292,677	$33,307,345	$36,680,766

F-105

Financial Institution	Type	Expiration	Annual Interest Rate	Restricted Cash at September 30, 2023	Restricted Cash at December 31, 2022	Remaining Borrowing Capacity at September 30, 2023	Amount Outstanding at September 30, 2023	Amount Outstanding at December 31, 2022
Colombia (COP denominated)
Bancolombia, S.A.	Mortgage Loan	Jan 1, 2036	IBR + 327 bps no min. rate	$—	$—	$—	$21,766,518	$18,688,521
Bancolombia, S.A.	Mortgage Loan	May 31, 2036	IBR + 365 bps no min. rate	—	—	—	17,659,738	15,145,128
ITAU Corpbanca Colombia, S.A.	Mortgage Loan	Jul 6,2033	IBR + 447 bps no min. rate	—	—	—	—	7,047,004
Banco BTG Pactual S.A.	Secured Bridge Loan	August 2024	IBR + 720 bps no min. rate	—	—	—	6,104,849	—
Total Colombia Loans				$—	$—	$—	$45,531,105	$40,880,653

Panama (USD denominated)
Banco BTG Pactual S.A. — Cayman Branch	Secured Bridge Loan	Mar 17,2023	SOFR + 600 bps, no min rate	$—	$—	$—	$—	$15,000,000

Total Panama Loans				—	—	—	—	15,000,000

Total				$1,237,511	$3,192,272	$14,976,678	$236,141,659	$215,849,667

Accrued financing costs							$1,880,796	$2,823,170
Deferred financing costs, net							(3,334,157)	(9,346,062)
Total debt							$234,688,298	$209,326,775

Less: Current portion of long-term debt							(10,542,849)	(23,576,982)
Less: Reclassified to short term due to certain debt waivers on certain loans							—	(87,366,478)
Total Long-term debt							$224,145,449	$98,383,315

F-106

(1)	Debt Modification and Extinguishment - On January 6, 2022, the Group negotiated a new interest rate on the Davivienda de Costa Rica loans 3 months LIBOR plus 470 basis points and eliminated the interest rate floor, all the other terms and conditions of the loans with Davivienda de Costa Rica remained the same. A gain of $4,077,399 was recognized as part of modification of this debt facility and is included in financing costs in the condensed consolidated statements of profit or loss.

On January 19, 2022, the Group increased by COP$34,000 million ($8,429,675) for one of its existing financing facilities denominated in Colombian pesos (COP) with Bancolombia from COP$57,810 million ($14,332,969) to COP$91,810 million ($22,762,644). The financing has a fourteen-year term with a balloon of COP$42,866 million ($11,436,567) at expiration. Pricing is IBR plus 327 basis points. A loss of $653,847 was recognized as part of modification of the debt facility and is included in financing costs in the condensed consolidated statements of profit or loss.

On February 16, 2022, the Group repaid one of the loans with BAC Credomatic due to the sale of the underlying property. The loan outstanding balance at the time of the sale was $2,868,155 and the Group recognized a loss of $586 due to the extinguishment of the debt facility and is included in financing costs in the condensed consolidated statements of profit or loss.

On March 14, 2022, the Group negotiated a new interest rate on the International Finance Corporation (“IFC”) Tranche 1, reducing the spread by 100 basis points to 425 basis points, effective July 15, 2022. All the other terms and conditions of the loan with IFC remained the same. A gain of $351,503 was recognized as part of modification of this debt facility and is included in financing costs in the condensed consolidated statements of profit or loss.

On March 1, 2023, the Group negotiated a reduced interest rate with BAC Credomatic, S.A. (“BAC”), reducing the interest rate from 3-month SOFR plus 378 basis points to 8.12% for six months. All the other terms and conditions of the loan with BAC remained the same. A gain of $121,038 was recognized as part of the modification of this debt facility and is included in financing costs in the condensed consolidated statements of profit or loss.

On April 28, 2023, the Group refinanced all outstanding loans with Banco Davivienda de Costa Rica, Banco Promerica de Costa Rica, S.A. and all loans except one with BAC Credomatic, S.A., with Banco Nacional de Costa Rica, S.A. A loss of $6,437,788 was recognized as part of extinguishment of these debt facilities and is included in financing costs in the condensed consolidated statements of profit or loss.

On September 22, 2023, the Group negotiated a deferral of principal with Bancolombia, deferring all principal payments for seven months, beginning on October 1, 2023. All the other terms and conditions of the loan with Bancolombia remained the same. A gain of $67,819 was recognized as part of the modification of this debt facility and is included in financing costs in the condensed consolidated statements of profit or loss.

(2)	New Mortgage Debt - On January 31, 2022, the Group entered into a U.S. dollar denominated mortgage loan of $2,385,000 with Banco Davivienda de Costa Rica for the acquisition of a container parking lot. The loan have a fifteen-year term with fully amortization at expiration. The loans bear an annual interest rate of US Prime Rate plus 175 basis points. This loan was repaid on October 31, 2022 with the sale of the investment property.

On April 28, 2023, the Group entered into four U.S. dollar denominated mortgage loans with Banco Nacional de Costa Rica for an aggregate amount of $107,353,410. The loans have a twenty-five-year term. The loans bear a fixed annual interest rate for the first two years and a variable rate thereafter. Refer to the table above for details.

F-107

(3)	Transfer to liabilities related to asset held for Sale - On June 28, 2023, the Group signed a Purchase and Sale Agreement for the sale of building 500 in LatAm Parque Logistico Calle 80 in Colombia. As of September 30, 2023, building 500 had an outstanding debt balance of $8,345,189 with Itau Corpbanca Colombia, S.A that was reclassified to liabilities related to asset held for sale.

(4)	International Finance Corporation (IFC) - The International Finance Corporation (IFC) secured credit facility includes full development of Latam Logistic Lima Sur through a two tranche facility. Latam Logistic Lima Sur is a total of six buildings development divided in two phases. The loan has an aggregate borrowing capacity of $53,000,000 and is divided in two tranches corresponding to each development phase.

●	Tranche 1 - The loan is for the financing of the development of phase 1. The loan has a total borrowing capacity of $27,100,000 and is interest only until January 15, 2020 with a balloon payment of $6,865,611 at expiration on July 15, 2028. According to the amendment letter signed on March 14, 2022, effective July 15, 2022, the spread over 6-month LIBOR in the Tranche 1 was reduced 100 basis points to 425 basis points. As of September 30, 2023 and December 31, 2022, the Group had disbursed all the tranche.

●	Tranche 2 - The loan is for the financing of the development of phase 2. The loan has a total borrowing capacity of $25,900,000 and is interest only until January 15, 2022 with a balloon payment of $6,475,000 at expiration on July 15, 2030. As of September 30, 2023 the Group had disbursed $15,607,323 of the second tranche.

The loan bears a commitment fee over unborrowed amounts until December 15, 2022 as follows:

−	June 16, 2019 - December 31, 2019 - 0.50% over unborrowed amount.

−	January 1, 2020 - June 30, 2021 - 1.00% over unborrowed amount.

−	July 1, 2021 - January 15, 2022 - 1.50% over unborrowed amount.

As per the loan agreement, the Group has to maintain a cash collateral account as a guarantee of the principal during the construction and leasing period. As of September 30, 2023 and December 31, 2022, the Group had a restricted cash equivalent of $617,026 and $613,834, respectively, in the cash collateral account.

(5)	Secured Bridge Loan - On May 21, 2021, the group entered into a loan U.S Denominated secured bridge loan agreement of $15.0 million with BTG Pactual, S.A - Cayman Branch. The proceeds of the loan were used to fund the continued growth of LatAm Logistics Properties. As per the initial conditions, the credit facility was scheduled to mature on June 17, 2022, with a fixed annual interest rate of 5.85%. In June 2022, the Group extended the denominated secured bridge loan to March 17, 2023, including a substitution of the fixed interest rate to a variable interest rate consisting of SOFR annual average plus 600 basis points. The agreement restricts Latam Logistic Properties S.R.L to change its ownership. This excludes the event of an IPO if Jaguar Growth Partners LLC remains as the final beneficiary of the debtor. The facility was fully paid in May 2023.

On August 25, 2023 and August 30, 2023, the Group entered into two new line of credit agreement with BTG Pactual Colombia S.A. for COP 15,000,000,000 and COP 10,000,000,000 (approximately $3,679,266 and $2,433,042 at the date the transactions were initiated), respectively. Interest is calculated and paid monthly at the rate of a one-month Colombian IBR plus 720 basis points. Principal repayment is due at maturity, on August 25, 2024 and August 30, 2024, respectively. This debt agreement is guaranteed by the trust established for Latam Logistic Col Propco Cota 1, where Banco BTG Pactual Colombia S.A is established as a guaranteed creditor, with three underlying properties defined as guarantees. As of the issuance date, the Group has drawn both of the lines of credit.

(6)	Restricted Cash - As of September 30, 2023 and December 31, 2022, the Group maintains a deposit certificate in Latam Logistic CR Opco, S.R.L. and LatAm CR Zona Franca SRL for the sum of $65,625 and $60,625, respectively, that is given as guarantee to Banco Davivienda Costa Rica, S.A. to guarantee the remnants of corporate credit cards.

(7)	Debt Classification – As discussed in Note 2, the Group has adopted the 2020 Amendment and 2022 Amendment, which indicates that only debt covenants with which an entity must comply on or before the reporting date will affect a liability’s classification as current or non-current. The Group currently is in compliance and anticipatess future compliance with all loan covenants except for those of its loans with Bancolombia. The Group obtained a waiver from Bancolombia for its June 2023 covenant breach, which waives compliance with the debt service coverage ratio through December 31, 2023, thereby bringing it into compliance with its loan covenants as of September 30, 2023. As of September 30, 2023, the outstanding Bancolombia loan balance was $39.4 million, of which $0.6 million was presented within current liabilities within the Condensed Consolidated Interim Statement of Financial Position. According to the Group’s projections, due to current interest rates environment in Colombia, it is probable that further debt waivers, restructuring, or repayment will be necessary for the Bancolombia loan subsequent to the expiration of the current waiver and prior to the June 2024 covenant compliance date in order avoid an event of default. Failure to comply with this Bancolombia debt covenant at the June 2024 compliance date would result in the loan principal becoming payable upon demand and classified as current in its entirety.

F-108

Long-Term Debt Maturities – Scheduled principal and interest payments due on the Group’s debt as of September 30, 2023, are as follows:

	Mortgage Loan	Secured Bridge Loan	Total
Maturity:
Remainder of 2023	$525,139	$—	$525,139
2024	8,577,522	6,104,849	14,682,371
2025	9,927,019	—	9,927,019
2026	10,662,077	—	10,662,077
2027	11,510,164	—	11,510,164
Thereafter	188,834,889	—	188,834,889
Accrued and deferred financing cost, net	(1,453,361)	—	(1,453,361)
Total	$228,583,449	$6,104,849	$234,688,298

Financing Cost – The following table summarizes the components of financing cost including the deferred financial cost amortization for the three and nine months ended September 30, 2023 and 2022:

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
Gross interest expense	$4,972,920	$4,337,779	$16,344,969	$10,594,668
Gross commitment fees	39,455	56,079	117,260	176,590
Amortization of debt issuance cost	94,595	265,434	603,147	828,063
Debt modification gain	(67,819)	(351,503)	(188,857)	(3,775,054)
Debt extinguishment loss	236,199	—	6,437,788	—
Other expense	412,437	23,026	451,108	74,027
Total financing cost before capitalization	5,687,787	4,330,815	23,765,415	7,898,294
Capitalized amounts into investment properties	(40,926)	(317,470)	(481,636)	(820,672)
Net financing cost	5,646,861	4,013,345	23,283,779	7,077,622
Cash paid for interest and commitment fees	$6,477,938	$4,454,826	$18,257,710	$10,394,421

F-109

Debt Reconciliation – The reconciliation of debt as of September 30, 2023 and 2022 were as follows:

	Nine months ended September 30,
	2023	2022

Beginning balance	$209,326,775	$188,719,114
Secured bank debt borrowings	115,721,510	34,690,338
Bridge loan borrowings	6,167,114	—
Secured bank debt repayments	(100,985,600)	(9,914,876)
Bridge loan repayments	(62,265)	—
Transfer to liabilities related to Asst held for sale	(8,345,189)	—
Accrued interest	—	(9,733)
Debt issuance cost	(65,143)	(39,557)
Deferred financing cost amortization	584,333	787,053
Debt extinguishment loss (gain)	6,437,788	(3,775,054)
Debt modification loss (gain)	(188,857)	—
Foreign currency translation effect	6,097,832	(5,036,609)
Ending balance	$234,688,298	$205,420,676

10.	EARNINGS PER SHARE

The Group determines basic earnings per share based on the weighted average number of shares of common stock outstanding during the year. The Group computes diluted earnings per share on the weighted average number of shares outstanding combined with the incremental weighted average effect from all outstanding potentially dilutive instruments. As described in Note 1 of the annual consolidated financial statements as of and for the years ended December 31, 2022 and 2021, the Conversion of the Group from S.R.L. to S.A. represented a change in the form of legal ownership, which is akin to a stock split. The calculation of earnings per share has been adjusted retrospectively to accommodate this change in company structure.

The calculated basic and diluted earnings per share for the three and nine months ended September 30, 2023 and 2022, were the same, as follows:

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022

Earnings (loss) per share – basic and diluted	$0.008	$(0.001)	$0.029	$0.069
Net earnings (loss) attributed to owners of the Group	$1,351,495	$(213,087)	$4,959,776	$11,652,782
Weighted average number of shares – basic and diluted	168,142,740	168,142,740	168,142,740	168,142,740

11.	INCOME TAX

LLP is a foreign corporation that is not subject to United States federal income taxes. Further, LLP is a company organized in accordance with the laws of the Republic of Panama and is not subject to income tax in Panama. LLP has a diversified portfolio, operating in Costa Rica, Colombia and Peru through various subsidiaries located in the local countries. The income tax rates applicable to the LLP in Costa Rica, Colombia and Peru are 30.0%, 35.0% and 29.5%, respectively.

F-110

The Group’s effective tax rate for the three months ended September 30, 2023 and 2022 are 67.2% and 96.5%, respectively; The Group’s effective tax rate for the nine months ended September 30, 2023 and 2022 are 42.0% and 25.3%, respectively. The effective income tax rates for the three and nine months ended September 30, 2023 and 2022 were different than the local statutory income tax rates primarily due to the change in deferred tax assets or liabilities related to fluctuations in currency translation for investment properties and debt, movement in unrecognized deferred tax assets, and tax on intercompany dividends.

12.	EMPLOYEE BENEFITS

Employee benefits are recognized in general and administrative expense in the condensed consolidated interim statements of profit or loss and comprehensive income (loss), and for the three months and nine months ended September 30, 2023 and 2022, consisted of the following:

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
Short-term employee benefits	$684,504	$761,944	$2,044,752	$2,432,317

13.	RELATED PARTY TRANSACTIONS

Transactions between the Group and its related parties are made on terms equivalent to those that prevail in arm’s length transactions.

Subsidiaries

Transactions between the Group and its subsidiaries are eliminated on consolidation and therefore are not disclosed. Details of the principal group companies and partnerships the Group enters into that are fully consolidated are disclosed in the audited consolidated financial statements and notes as of December 31, 2022 and 2021 and for the years then ended.

Key Management Personnel Compensation

The amounts disclosed in the table represent the amounts recognized in General and administrative expense on the condensed consolidated interim statements of profit or loss and comprehensive income (loss) related to key management personnel for the three months and nine months ended September 30, 2023 and 2022.

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
Salaries	$243,067	$208,211	$785,689	$632,233
Cash performance and statutory bonus	184,090	10,059	911,566	760,587
Non-executive director’s fees	28,167	—	84,500	—
Non-cash benefits	1,251	11,564	3,488	33,011
Total	$456,575	$229,834	$1,785,243	$1,425,831

F-111

Loan receivables from affiliates – On June 25, 2015, the Group entered into an agreement with Latam Logistic Investments, LLC. In July 2020, the Group expanded the loan receivable from Latam Logistic Investments, LLC to $4,165,000 from $3,015,000 and extended the term to December 31, 2023. In June 2021, the Group expanded the loan receivable from Latam Logistics Investment LLC to $4,850,000 from $4,165,000 and in May 2022, the Group expanded the loan receivable from Latam Logistics Investment LLC to $6,950,000 from $4,850,000. The expiration date of the loan remains as of December 31, 2023.

The loan bears an annual interest rate of 9.0%. Principal and interest are due at maturity.

Latam Logistic Investments, LLC is a wholly owned company of one of the prior executives of the Group and it owns 8.0% of the Group. The interest income for Latam Logistic Investments LLC was $159,850 for the three months ended September 30, 2023 and 2022 and $474,338 and $401,522 for the nine months ended September 30, 2023 and 2022, respectively. As of September 30, 2023 and December 31, 2022, the loan receivable from affiliates balances outstanding were as follows:

	September 30, 2023	December 31, 2022
Interest receivable:
Latam Logistics Investments, LLC	$2,323,282	$1,848,945
Notes receivable:
Latam Logistics Investments, LLC	6,950,000	6,950,000
Total due from affiliates	$9,273,282	$8,798,945

As of September 30, 2023 and December 31, 2022, the notes receivable has a fixed interest rate of 9% and a due date of December 31, 2023. The main conditions of the notes receivable are payment of the balance at maturity including interest receivable, the possibility of early payments without penalty, guarantee over common shares and a promissory note.

As of September 30, 2023 and December 31, 2022, there was no amount owed to related parties.

Additional transactions with key management personnel – A related party entity provided management and advisory services of $365,264 to the Group for the nine months ended September 30, 2023.

14.	FINANCIAL RISK MANAGEMENT

Interest rate risk - Interest rate risk is the risk that the future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Group’s exposure to the risk of changes in market interest rates relates primarily to its long-term debt obligations with floating interest rates. Therefore, variations in interest rates at the reporting date would affect profit or loss.

Liquidity Risk – Liquidity risk is the risk that the Group will encounter difficulty in meeting the obligations associated with financial liabilities that are settled by delivering cash or another financial asset. The Group’s approach to managing liquidity is to ensure, to the extent possible, that it will have sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions, without incurring in unacceptable losses or risking damage to the Group’s reputation, and to maintain a balance between continuity of funding and flexibility through the use of bank deposits and loans.

F-112

Exposure to Liquidity Risk – The following tables detail the remaining contractual maturities of financial liabilities at the end of reporting period. The amounts are gross and undiscounted cash flows and include contractual interest payments.

September 30, 2023	On demand	Less than 3 months	3 to 12 months	1 to 5 years	Thereafter	Total

Accounts payable and accrued expenses	$448,111	$8,995,552	$383,489	$—	$—	$9,827,152
Lease liability	—	24,191	175,561	1,201,307	6,770,565	8,171,624
Income tax payable	—	—	665,462	—	—	665,462
Retainage payable	—	102,251	1,553,531	—	—	1,655,782
Security deposits	—	—	370,961	1,790,554	—	2,161,515
Liability related to asset held for sale	—	8,345,189	—	—	—	8,345,189
Long and short-term debt	—	6,629,988	7,140,638	58,837,048	163,533,985	236,141,659
Total	$448,111	$24,097,171	$10,289,642	$61,828,909	$170,304,550	$266,968,383

December 31, 2022	On demand	Less than 3 months	3 to 12 months	1 to 5 years	Thereafter	Total

Accounts payable and accrued expenses	$382,317	$6,899,250	$1,310,355	$—	$—	$8,591,922
Lease liability	—	15,637	47,085	96,954	—	159,676
Income tax payable	—	663,703	—	—	—	663,703
Retainage payable	—	302,066	2,699,367	—	—	3,001,433
Security deposits	—	—	—	1,706,959	—	1,706,959
Deposit for the asset held for sale	—	—	2,400,000	—	—	2,400,000
Long and short-term debt	87,906,445	5,888,900	17,666,699	29,632,991	74,754,632	215,849,667
Total	$88,288,762	$13,769,556	$24,123,506	$31,436,904	$74,754,632	$232,373,360

Fair Values – Management of the Group assessed the fair value of its financial assets and liabilities and concluded that their carrying value approximates their fair value.

15.	COMMITMENTS AND CONTINGENCIES

Commitments

As of September 30, 2023, the Group had agreed construction contracts with third parties and is consequently committed to future capital in respect to investment property under development of $8,971,845. There are no contractual commitments in respect of completed investment property.

Legal Proceedings

On September 13, 2023, the Group became aware that a lawsuit was filed against a subsidiary of the Group by a construction company for services rendered prior to the reporting date. Based on currently available information, the Group has recorded a provision of $274,844 in other expenses in the year ended December 31, 2022 in relation to this matter. However, litigations are subject to inherent uncertainties and the Group’s view of these matters may change in the future.

16.	ACCOUNTING POLICY CHANGE AND RESTATEMENT

Accounting Policy Changes

The Group has renamed captions in its condensed consolidated interim statement of financial position as of December 31, 2022, condensed consolidated interim statements of profit or loss and other comprehensive income (loss) for the three months and nine months ended September 30, 2022, and condensed consolidated interim statement of cash flows for the nine months ended September 30, 2022 to provide a more accurate description of each line item and align with commonly used terminology by industry participants.

F-113

Additionally, in an effort to enhance the clarity of financial information for users of the financial statements, the Group has elected to adjust prior accounting policies related to financial statement presentation. As such, certain amounts in the prior periods presented have been reclassified to conform to the current period financial statement presentation.

On the condensed consolidated interim statements of profit or loss and other comprehensive income (loss), the result was: (i) grouping all debt-related costs, such as gain/loss on extinguishment, amortization of financing costs, interest expense, as a single Financing costs financial statement line item; and (ii) collapsing the amortization of right-of-use assets and office lease costs into General and administrative expense. On the condensed consolidated interim statement of financial position, the Group reclassified (i) receivable balances that are not “trade” in nature to other current or non-current assets; (ii) payable balances that are not “trade” in nature to Retainage payable; and (iii) grouped immaterial financial statement line items, such as right-of-use assets and lease liabilities, into other current or non-current assets or liabilities, as applicable. These reclassification changes, and elimination of subtotals and headers do not constitute errors because they represent changes in presentation from one acceptable method to another acceptable method under IFRS. They also have no effect on previously reported profit, total assets or liabilities, or net cash flows.

Refer to the tables in the below in “Description of Restatement Matters and Restatement Adjustments” section for a comparison of previous captions and current captions as well as the impact of policy changes by financial statement line item.

Restatement of Previously Issued Financial Statements

The Group is restating its condensed consolidated interim statement of financial position as of December 31, 2022, condensed consolidated interim statements of profit or loss and other comprehensive gain (loss) for the three and nine months ended September 30, 2022, and condensed consolidated interim statement of cash flows for nine months ended September 30, 2022, which were originally filed with the Superintendencia Financiera de Colombia (“SFC”).

Description of Restatement Matters and Restatement Adjustments

The categories of the restatement adjustments and their impact on previously reported condensed consolidated interim financial statements are described below.

(a)	Reclassification of debt from long-term to short-term – The Group reclassified long-term debt balance of $87,366,478 to long term debt – current portion in the condensed consolidated interim statement of financial position as of December 31, 2022 to correctly present the balances as short term in nature. The Group was not in compliance with certain financial covenants set forth in certain loan agreements with Banco Davivienda, Bancolombia and ITAÚ as of December 31, 2022. Each of these covenant breaches constituted “events of default” under its debt agreements. Upon an event of default, the lenders could have accelerated the repayment of the outstanding borrowings under the credit facility or exercised other rights and remedies that they had under applicable laws. Based on this, the associated debt balances with Banco Davivienda, Bancolombia and ITAÚ should be reclassified to be current liabilities as of December 31, 2022, because the liabilities were payable on demand and the Group did not have the right to defer its settlement for at least twelve months after that date. The Group received the waivers for the requirement to comply with the Banco Davivienda and Bancolombia financial covenants on February 17, 2023 and September 25, 2023, respectively.

F-114

(b)	Income Taxes – The Group recorded a cumulative adjustment to true up its deferred tax liability balance as of December 31, 2022 by $3,114,415 through an adjustment to retained earnings ($3,013,628) and non-controlling interest of ($100,787). The Group also adjusted the income tax expense by $256,158 and $601,738 recognized during the three and nine months ended September 30, 2022, respectively. These adjustments are attributable to a portion of the fair value for investment properties, which previously was not considered in the measurement of the deferred tax liability.

The Group adjusted the income tax expense by ($503,327) and ($2,638,026) recognized during the three and nine months ended September 30, 2022, respectively, offset to the deferred tax liability. These adjustments are attributable to the change in the fair market value of the investment properties described in (f) below.

The Group recorded an incremental adjustment of ($1,670,482) to true up its deferred tax liability balance, with offsets to retained earnings of $1,527,828 and non-controlling interest of $142,654, as of December 31, 2022. The Group also adjusted the tax expense by ($133,062) and ($1,706,148) for the three and nine months ended September 30, 2022, respectively, for a misstatement related to accounting for debt financing costs and amortization.

The Group recognized an adjustment to tax expense related to debt denominated in USD which, when converted into local currency for purposes of the tax return calculation, result in a currency gain or loss. Deferred taxes are recognized for the unrealized basis difference between the local currency and USD debt balances. The Group corrected the deferred tax liability with an of ($507,945) with a corresponding offset to retained earnings for the year ended December 31, 2022. The Group adjusted the tax expense by ($2,900,688) and $1,270,904 for the three and nine months ended September 30, 2022, respectively, for a misstatement related to accounting for debt financing costs and amortization.

The Group corrected deferred taxes with an adjustment through tax expense for the tax impact of the other non-tax restatement adjustments to the deferred tax liability of $202,928 and adjustments to the deferred tax asset of $45,845 for the years ended December 31, 2022. During the year ended December 31, 2022, the Group also adjusted the current tax payable for $20,784, recorded through retained earnings.

(c)	Prepaid construction cost reclassification - The Group reclassified prepaid construction costs of $2,382,335 from non-current assets to current assets to correct the presentation as current assets in the condensed consolidated interim statement of financial position as of December 31, 2022, as all construction costs are completed within a twelve-month period.

(d)	Adjustments related to debt modification versus extinguishment accounting – The Group made certain accounting adjustments to appropriately reflect the accounting treatment of the Group’s historical debt refinancing activities, either as debt extinguishments or debt modifications, in accordance with IFRS 9. Specifically, in the condensed consolidated interim statements of profit or loss and other comprehensive income (loss), the Group reversed the loss on debt extinguishment of $318,663 and recognized debt modification gain of $351,503 for the three months ended September 30, 2022, and the Group reversed the loss on debt extinguishment of $2,457,254 and recognized debt modification gain of $3,775,054 during the nine months ended September 30, 2022. Additionally, the Group recorded incremental amortization expenses of and $216,017 and $541,645 for the three and nine months ended September 30, 2022, respectively. In the condensed consolidated interim statement of financial position as of December 31, 2022, The Group adjusted the carrying value of the debt down by $5,457,407 as of December 31, 2022, which together with the prior year adjustments making up a total balance sheet restatement of $5,566,891 as of December 31, 2022.

F-115

(e)	Classification of loans to tenants and the associated repayment on the condensed consolidated interim statements of cash flows – The Group reclassified loans to tenants and associated repayment from operating activities to investing activities on the condensed consolidated interim statements of cash flows because the loans extended to tenants and the resulting repayments constitute financing provided by the Group to the tenants, and should therefore be categorized as investing activities, not operating activities on the statements of cash flows. The net amount of the correcting adjustment was $4,057,757 for the nine months ended September 30, 2022. There was no impact to the condensed consolidated interim statements of profit or loss and other comprehensive income (loss) or the condensed consolidated interim statements of financial position.

(f)	Fair value adjustment of investment properties - In accordance with the fair market value model outlined within IAS 40, Investment Property, the Group is required to measure the investment properties as of the end of each reporting period. The Group corrected the carrying value of its investment properties to fair value based on the valuation obtained from an independent appraiser. The adjustment was $1,686,881 and $9,689,406 for the three months and nine months ended September 30, 2022, respectively.

(g)	Other adjustments – There are other restatement matters otherwise not described in items (a) through (f) of this Note. The related adjustments are not material individually and in aggregate to the Group’s condensed consolidated interim statement of financial position as of December 31, 2022, condensed consolidated interim statements of profit or loss and other comprehensive income (loss) for the three and nine months ended September 30, 2022, and condensed consolidated interim statement of cash flows for the nine months ended September 30, 2022. The aggregate impact of these misstatements to the Group’s condensed consolidated interim statement of financial position as of December 31, 2022 was an increase of $117,790 in total assets, an increase of $742,965 in total liabilities, and a decrease in retained earnings of $625,175. In the condensed consolidated interim statement of financial position as of December 31, 2022, the Group corrected a classification error by reclassifying $684,487 from Accounts payable and accrued expenses to Income tax payable. The aggregate impact of these misstatements to the Group’s condensed consolidated interim statement of cash flows for the nine months ended September 30, 2022 was a decrease of $59,666 in net cash generated by operating activities and an increase of $59,666 in net cash provided by financing activities.

Restatement adjustment described in (b), (d) and (g) above had an impact of an increase of $2,316,489 to retained earnings as of December 31, 2021. Restatement adjustment described in (b) above had an impact of an increase of $84,494 to non-controlling interests as of December 31, 2021.

F-116

The following summarizes the impact of the restatement on the Group’s condensed consolidated interim statements of profit and loss and other comprehensive income (loss) for the three and nine months ended September 30, 2022:

		For the three months ended September 30, 2022					For the nine months ended September 30, 2022
Per Previous Caption	Per Current Caption	As Issued	Policy Changes	Restatement Adjustments	Note	As Restated	As Issued	Policy Changes	Restatement Adjustments	Note	As Restated

REVENUES	REVENUES
Rental revenue	Rental revenue	$8,155,142	$—	$—		$8,155,142	$23,571,135	$—	$—		$23,571,135
Development fee income	Other	96,848	—	—		96,848	97,303	—	—		97,303
Total revenues	Total revenues	8,251,990	—	—		8,251,990	23,668,438	—	—		23,668,438

COST AND OPERATING EXPENSES	—
Investment property operating expense	Investment property operating expense	1,341,615	—	—		1,341,615	3,901,944	—	—		3,901,944
General and administrative	General and administrative	1,218,431	59,485	—		1,277,916	3,766,257	184,162	—		3,950,419
Total costs and operating expenses	—*	2,560,046					7,668,201
OTHER NON—OPERATING INCOME (EXPENSES)	—
Investment property valuation gain	Investment property valuation gain	—	—	1,686,881	(f)	1,686,881	—	—	9,689,406	(f)	9,689,406
Interest income from affiliates	Interest income from affiliates	159,850	—	—		159,850	401,522	—	—		401,522
Interest expense	Financing costs	(4,087,867)	(379,627)	454,149	(d)	(4,013,345)	(9,991,596)	(2,776,689)	5,690,663	(d)	(7,077,622)
Loss on debt extinguishment	—	(318,663)	318,663	—		—	(2,457,840)	2,457,840	—		—
Office lease financing cost	—	(3,489)	3,489	—		—	(10,557)	10,557	—		—
Right-of-use amortization	—	(26,312)	26,312	—		—	(78,435)	78,435	—		—
Depreciation and amortization	—	(29,684)	29,684	—		—	(95,170)	95,170	—		—
Net foreign currency (loss) gain	Net foreign currency gain (loss)	(43,860)	—	—		(43,860)	146,939	—	—		146,939
Other income	Other income	27,980	—	—		27,980	67,803	—	—		67,803
Gain on sale of investment properties	Gain on sale of investment properties	—	—	—		—	87,976	—	—		87,976
Other expense	Other expenses	(272,572)	23,025	—		(249,547)	(408,302)	73,441	—		(334,861)
Deferred financing cost amortization	—	(37,939)	37,939	—		—	(245,408)	245,408	—		—
NET INCOME (LOSS) BEFORE TAXES	Profit before taxes	1,059,388	—	2,141,030		3,200,418	3,417,169	—	15,380,069		18,797,238
INCOME TAX EXPENSE	INCOME TAX BENEFIT (EXPENSE)	192,541	—	(3,280,919)	(b)	(3,088,378)	(2,281,003)	—	(2,471,532)	(b)	(4,752,535)
INCOME (LOSS) FOR THE PERIOD	PROFIT FOR THE PERIOD	$1,251,929	$—	$(1,139,889)		$112,040	$1,136,166	$—	$12,908,537		$14,044,703

OTHER COMPREHENSIVE LOSS:	OTHER COMPREHENSIVE INCOME (LOSS):
Translation loss from functional currency to reporting currency	Translation loss from functional currency to reporting currency	(6,738,561)	—	424	(d)	(6,738,137)	(9,525,054)	—	(15,878)	(d)	(9,540,932)
TOTAL COMPREHENSIVE PROFIT FOR THE PERIOD	TOTAL COMPREHENSIVE INCOME (LOSS) FOR THE PERIOD	$(5,486,632)	$—	$(1,139,465)		$(6,626,097)	$(8,388,888)	$—	$12,892,659		$4,503,771

(LOSS) PROFIT FOR THE PERIOD ATTRIBUTABLE TO:	PROFIT FOR THE PERIOD ATTRIBUTABLE TO:
Owners of the Group	Owners of the Group	430,119	—	(643,206)		(213,087)	281,370	—	11,371,412		11,652,782
Non-controlling interests	Non-controlling interests	821,810	—	(496,683)		325,127	854,796	—	1,537,125		2,391,921
Total	Total profit for the period	$1,251,929	$—	$(1,139,889)		$112,040	$1,136,166	$—	$12,908,537		$14,044,703

TOTAL COMPREHENSIVE (LOSS) PROFIT ATTRIBUTABLE TO:	TOTAL COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO:
Owners of the Group	Owners of the Group	(6,308,442)	—	(642,782)		(6,951,224)	(9,243,684)	—	11,355,534		2,111,850
Non-controlling interests	Non-controlling interests	821,810	—	(496,683)		325,127	854,796	—	1,537,125		2,391,921
Total	Total comprehensive income (loss) for the period	$(5,486,632)	$—	$(1,139,465)		$(6,626,097)	$(8,388,888)	$—	$12,892,659		$4,503,771

(Losses) earnings for the period per share attributed to common stockholders of the Group	Earnings (loss) per share attributable to owners of the Group - basic and diluted	$0.003	$—	$(0.004)		$(0.001)	$0.002	—	$0.067		$0.069

*The subtotal is not presented in this row (except for “As Issued” columns) as a result of the changes in presentation from the accounting policy.

F-117

The following summarizes the impact of the restatement on the Group’s condensed consolidated interim statement of financial position as of December 31, 2022:

		As of December 31, 2022
Per Previous Caption	Per Current Caption	As Issued	Policy Changes	Restatement Adjustments	Note	As Restated

ASSETS	ASSETS
CURRENT ASSETS:	CURRENT ASSETS:
Cash in bank accounts	Cash and cash equivalents	$14,988,112	$—	$—		$14,988,112
Due from affiliates	Due from affiliates	8,798,945	—	—		8,798,945
Receivables net	Lease and other receivables, net	2,690,255	(242,498)	68,768	(g)	2,516,525
Land inventory	Asset held for sale	2,977,147	—	—		2,977,147
—	Prepaid construction costs	—	—	2,317,383	(c), (g)	2,317,383
Other current assets	Other current assets	1,465,815	242,498	—		1,708,313
Total current assets	Total current assets	30,920,274	—	2,386,151		33,306,425

NON-CURRENT ASSETS:	NON-CURRENT ASSETS:
Prepaid construction	—	2,382,335	—	(2,382,335)	(c)	—
Investment properties	Investment properties	448,808,634	—	227,999	(g)	449,036,633
Receivables, long term	Tenant notes receivables - long term, net	10,752,473	(3,841,864)	(114,025)	(g)	6,796,584
Right-of-use asset	—	130,402	(130,402)	—		—
Restricted cash	Restricted cash equivalent	3,252,897	—	—		3,252,897
Vehicle, furniture and equipment, net	Property and equipment, net	427,719	—	—		427,719
Deferred tax asset	Deferred tax asset	193,436	—	45,845	(b)	239,281
Other assets - long term	Other non-current assets	587,064	3,972,266	—		4,559,330
Total non-current assets	Total non-current assets	466,534,960	—	(2,222,516)		464,312,444
NON-CURRENT ASSETS CLASSIFIED AS HELD FOR SALE
TOTAL ASSETS	Total Assets	$497,455,234	$—	$163,635		$497,618,869

LIABILITIES AND STOCKHOLDERS’ EQUITY	LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES	CURRENT LIABILITIES:
Accounts payable and accrued expenses	Accounts payable and accrued expenses	$12,037,720	$(3,001,433)	$(444,365)	(g)	$8,591,922
Deposits for the sale of assets	Deposits for the sale of assets	2,400,000	—	—		2,400,000
Lease liability – current	—	54,327	(54,327)	—		—
—	Income tax payable	—	—	663,703	(b), (g)	663,703
—	Retainage payable	—	3,001,433	—		3,001,433
Long term debt – current portion	Long term debt – current portion	23,576,982	—	87,366,478	(a)	110,943,460
—	Other current liabilities	—	54,327	656	(g)	54,983
Total current liabilities	Total current liabilities	38,069,029	—	87,586,472		125,655,501

NON-CURRENT LIABILITIES:	NON-CURRENT LIABILITIES:
Long term debt	Long term debt	191,316,684	—	(92,933,369)	(a), (d)	98,383,315
Lease liability – long term	—	88,553	(88,553)	—		—
Deferred tax liability	Deferred tax liability	38,354,800	—	(1,138,916)	(b)	37,215,884
Security deposits	Security deposits	1,706,959	—	—		1,706,959
—	Other non-current liabilities	—	88,553	502,187	(g)	590,740
Total non—current liabilities	Total non—current liabilities	231,466,996	—	(93,570,098)		137,896,898
Total liabilities	Total liabilities	269,536,025	—	(5,983,626)		263,552,399

EQUITY:	EQUITY:
Common share capital	Common share capital	$168,142,740	—	—		168,142,740
Accumulated earnings	Retained earnings	58,544,743	—	6,194,569	(b), (d), (g)	64,739,312
Cumulative translation adjustment	Foreign currency translation reserve	(32,052,414)	—	(15,633)	(d)	(32,068,047)
Equity attributable to owners	Equity attributable to owners of the Group	194,635,069	—	6,178,936		200,814,005
Non—controlling interests	Non-controlling interests	33,284,140	—	(31,675)	(b), (d)	33,252,465
Total equity	Total equity	227,919,209	—	6,147,261		234,066,470
TOTAL LIABILITIES AND EQUITY	TOTAL LIABILITIES AND EQUITY	$497,455,234	$—	$163,635		$497,618,869

F-118

The following summarizes the impact of the restatement on the Group’s condensed consolidated interim statements of cash flows for the nine months ended September 30, 2022:

		For the nine months ended September 30, 2022
Per Previous Caption	Per Current Caption	As Issued	Policy Changes	Restatement Adjustments	Note	As Restated

Cash flows from operating activities:	Cash flows from operating activities:
Profit for the period	Profit for the period	$1,136,166	$—	$12,908,537	(b), (d), (f), (g)	$14,044,703
Adjustments:	Adjustments:
Depreciation, amortization and retirement	Depreciation and amortization	124,085	(28,915)	—		95,170
Bad debt reserve	Provision for expected credit losses	1,193,293	—	—		1,193,293
Unrealized foreign currency exchange (loss) gain	Net foreign currency (gain) loss	(151,361)	—	—		(151,361)
Right of Use Amortization	Amortization of right-of-use assets	78,435	—	—		78,435
Investment properties valuation gain	Investment property valuation gain	—	—	(9,689,406)	(f)	(9,689,406)
—	Financing costs	—	12,768,285	(5,690,663)	(d)	7,077,622
Loss on debt negotiation	—	2,457,840	(2,457,840)	—		—
Gain on sale of investment properties	Loss on sale of investment properties	(87,976)	—	—		(87,976)
—	Loss on disposal of property and equipment	—	28,915	—		28,915
Rent leveling	Straight-line rent	(1,998,918)	30,822	—		(1,968,096)
Rent Incentive amortizations	—	30,822	(30,822)	—		—
Interest expense	—	9,991,596	(9,991,596)	—		—
Interest income from affiliates	Interest income from affiliates	(401,522)	—	—		(401,522)
Deferred income tax	Income tax expense	(189,281)	2,470,284	2,471,532	(b)	4,752,535
Current income tax	—	2,470,284	(2,470,284)	—		—
Deferred financing cost amortization	—	245,408	(245,408)	—		—
Office lease financing cost	—	10,557	—	(10,557)	(g)	—
Gain on early termination of office lease	—	(5,997)	5,997	—		—
Changes in working capital:	Working capital adjustments		(1,083,648)	4,024,525	(e), (d)	2,940,877
(Increase) decrease in:	—
Receivables	—	(708,800)	708,800	—		—
Other assets	—	(116,469)	116,469	—		—
Payables and accrued expenses	—	(495,106)	495,106	—		—
Security deposits	—	316,165	(316,165)	—		—
—	Retainage Payable	—	—	—		—
—	Income Tax Payable	—	—	—		—
Income tax paid	Income tax paid	(153,511)	—	—		(153,511)
Net cash provided by operating activities	Net cash generated by operating activities	$13,745,710	$—	4,013,968		$17,759,678

Cash flows from investing activities:	Cash flows from investing activities:
Additions to investment property, including acquisitions closing costs	Capital expenditure on investment properties	(26,644,407)	(4,485,129)	—		(31,129,536)
Additions to assets held for sale	—	(4,485,129)	4,485,129	—		—
Additions to property, furniture and equipment	Purchases of property and equipment	(42,761)	—	—		(42,761)
Cash net proceeds from sale of investment properties	Proceeds from sale of investment properties	4,887,976	—	—		4,887,976
Proceeds from the deposits received for sale of land inventory	Proceeds from deposits received the sale of asset held for sale	1,200,000	—	—		1,200,000
Due from related parties	Loans to affiliates	(2,100,000)	—	—		(2,100,000)
—	Loans to tenants for lease improvements	—	—	(4,590,000)	(e)	(4,590,000)
—	Repayments on loans to tenants	—	—	532,244	(e)	532,244
Restricted cash	Restricted cash equivalent	624,115	—	—		624,115
Net cash used in investing Activities	Net cash used in investing activities	$(26,560,206)	$—	$(4,057,756)		$(30,617,962)

Cash flows from financing activities:	Cash flows from financing activities:
Long term debt borrowing	Long term debt borrowing	34,690,338	—	—		34,690,338
Long term debt repayment	Long term debt repayment	(9,914,876)	—	—		(9,914,876)
Cash paid for raising debt	Cash paid for raising debt	(39,557)	—	—		(39,557)
Interest and commitment fee paid	Interest and commitment fee paid	(10,394,421)	—	—		(10,394,421)
Capital contributions from non-controlling partners	Capital contributions from non-controlling partners	700,000	—	—		700,000
Distributions to non-controlling partners	Distributions to non-controlling partners	(1,104,231)	—	—		(1,104,231)
Office lease liability repayments	Repayment of office lease payments	(82,017)	—	—		(82,017)
Initial public offering issuance costs paid	—	(49,109)	—	49,109	(g)	—
Lease financing cost paid	—	(10,557)	—	10,557	(g)	—
Net cash provided by financing activities	Net cash provided by financing activities	$13,795,570	$—	$59,666		$13,855,236

Effects of exchange rate fluctuations on cash held	Effects of exchange rate fluctuations on cash held	(410,291)	—	(15,878)	(d)	(426,169)
Net increase (decrease) in cash	Net decrease in cash and cash equivalents	570,783	—	—		570,783

Cash at the beginning of the period	Cash and cash equivalents at the beginning of the period	17,360,353	—	—		17,360,353

Cash at the end of the period	Cash and cash equivalents at the end of the period	$17,931,136	$—	$—		$17,931,136

F-119

17.	SUBSEQUENT EVENTS

Debt -

On October 19, 2023, the Group entered into a new line of credit agreement with El Banco BBVA Peru for $2,000,000. The line of credit agreement has a nominal rate of 14.45% fixed and an annual effective rate of 8.35%. The line of credit agreement matures in 9 months and follows a monthly repayment schedule. This debt agreement is a senior unsecured loan and is not guaranteed by any of the properties of the Group. As of the issuance date, the Company has fully drawn the line of credit.

On October 26, 2023, the Group drew on its debt facilities with IFC for a total of $10,292,677 to finance the construction of the Lurin I project in Peru. The related interest expense directly attributable to the construction is capitalized.

On November 1, 2023, the Group refinanced the debt outstanding with Banco Nacional de Costa Rica, S.A. ($7,373,460) with a mortgage loan denominated in USD with Davivienda de Costa Rica for an aggregate amount of $8,000,000. The new mortgage loan matures in 15 years. The loan is subject to a fixed interest rate of 7.00% in the first year, and a rate of 6-month SOFR plus 2.4% adjustable monthly from the second year onwards.

On December 15, 2023, the Group entered into a mortgage loan with El Banco BBVA Peru for a total of $60,000,000. The mortgage loan consists of two components: Tranche A and Tranche B. Tranche A totaling $48,670,000 was used to refinance the Group’s existing debt with IFC. Tranche B totaling $11,330,000 is expected to finance the Group’s other real estate projects. Tranche A and B will mature in 10 years (with a 35% balloon payment for Tranche A) and carry a fixed interest rate of 8.5% and 8.4%, respectively.

Sale of Investment Property -

On November 24, 2023, the Group closed the sale of its investment property, Latam Parque Logistico Calle 80 Building 500A, to a third party. The net carrying value of the investment property was $17,801,991 and the cash sale price was COP 79,850,000,000 (approximately $19,512,112 at the date the sale closed). The consideration will be used to settle liabilities directly associated with the investment property with proceeds collected by the Group in full within fifteen months after the close of the sale, through five installment payments, as specified in the sale agreement.

Contingent Liability -

On November 30, 2023, the Group became aware that a lawsuit was filed against them by a former employee of the Group who rendered services for the Group prior to the reporting date. The Group is currently vigorously defending this lawsuit and believes the claims are without merit. The Group is in the process of analyzing this matter but currently does not have a sufficient basis for concluding whether any loss is probable.

Related Party Note Default –

On December 31, 2023, two of the notes receivable with a former employee of the Group, which encompass the due from affiliate balance, had matured. On January 4, 2024, the Group initiated proceedings to collect the outstanding balance of the two notes receivable. The notes receivable are secured by the borrower’s shares in LLP.

Joint Venture Agreements –

On December 14, 2023, the Group has entered into a letter of intent with an investment firm to form a real estate joint venture for the purpose of investing and operating real estate properties. Upon formation of the joint venture, the Group will own a 75% participation interest in the joint venture, and the investment firm will own the remainder of the 25% participation interest in the joint venture.

18.	APPROVAL OF THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The condensed consolidated financial statements were authorized for issue by the Group’s management on January 15, 2024.

* * * * *

F-120

Financial Statement Schedules

Schedule I - Parent Company Only Condensed Financial Information

The condensed financial statements of Latam Logistic Properties, S.A., the parent company of the Group, have been prepared in accordance with Rule 12-04, Schedule I of Regulation S-X, as the restricted net assets of the subsidiaries of LLP (as defined in Rule 4-08(e)(3) of Regulation S-X) exceed 25% of the consolidated net assets of the Group. The ability of the Parent Company’s operating subsidiaries to pay dividends may be restricted due to certain clauses in the subsidiaries’ debt agreements and legal reserve requirements. As of December 31, 2022, the Group’s restricted net assets of consolidated subsidiaries were approximately $189.4 million.

The condensed financial statements of the Parent Company have been prepared using the same IFRS accounting principles and policies described in the other notes to the consolidated financial statements. The Parent Company accounts for its investment in subsidiaries using the cost less accumulated impairments method. The Parent Company did not receive any dividends from its subsidiaries during the years ended December 31, 2022 and 2021. These condensed financial statements should be read in conjunction with the Group’s consolidated financial statements and related notes thereto.

LATAM LOGISTIC PROPERTIES, S.A. (Parent Company Only)

CONDENSED STATEMENTS OF PROFIT OR LOSS AND OTHER COMPREHENSIVE LOSS

(in U.S. Dollars)

	For the years ended December 31,
	2022	2021

General and administrative	$(498,457)	$(429,990)
Interest income from affiliates	632,490	626,047
Financing costs	(1,226,265)	(584,487)
Other expense, net	(4,875)	(1,187,272)
Loss before taxes	(1,097,107)	(1,575,702)
Income tax expense	—	—
Comprehensive Loss	$(1,097,107)	$(1,575,702)

F-121

LATAM LOGISTIC PROPERTIES, S.A. (Parent Company Only)

CONDENSED STATEMENTS OF FINANCIAL POSITION

(in U.S. Dollars)

	As of December 31,
	2022	2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,823,003	$6,307,144
Due from subsidiaries and affiliated companies	9,055,658	8,887,175
Other current assets	23,315	44,464
Total current assets	11,901,976	15,238,783

NON-CURRENT ASSETS:
Investments in subsidiaries	166,927,780	164,105,293
Restricted cash equivalent	1,205,162	1,800,000
Property and equipment, net	64,394	51,901
Total non-current assets	168,197,336	165,957,194

TOTAL ASSETS	$180,099,312	$181,195,977

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$336,055	$426,374
Long term debt - current portion	14,998,275	14,907,514
Total current liabilities	15,334,330	15,333,888

TOTAL LIABILITIES	15,334,330	15,333,888

EQUITY:
Total equity	164,764,982	165,862,089

TOTAL LIABILITIES AND EQUITY	$180,099,312	$181,195,977

F-122

LATAM LOGISTIC PROPERTIES, S.A. (Parent Company Only)

CONDENSED STATEMENTS OF CASH FLOWS

(in U.S. Dollars)

	For the years ended December 31,
	2022	2021
Cash flows from operating activities:
Loss for the year	$(1,097,107)	$(1,575,702)
Adjustments:
Depreciation and amortization	12,607	11,133
Financing costs	1,226,265	584,487
Interest income from subsidiaries and affiliated companies	632,490	626,047
Working capital adjustments:
Decrease in other current assets:	21,149	481,608
(Decrease) increase in accounts payable and accrued expenses	(118,149)	392,249
Net cash generated by operating activities	$677,255	$519,822

Cash flows from investing activities:
Increase in equity investment in subsidiaries	$(2,822,487)	$(11,735,281)
Purchases of property and equipment	(25,100)	(63,034)
Increase in loans to subsidiaries and affiliated companies	—	(4,228,344)
Decrease in loans to subsidiaries and affiliated companies	(800,973)	—
Restricted cash equivalent	594,838	3,884,868
Net cash used in investing activities	$(3,053,722)	$(12,141,791)

Cash flows from financing activities:
Long term debt borrowing	—	15,000,000
Cash paid for raising debt	(5,175)	(196,785)
Interest paid	(1,102,499)	(446,063)
Net cash (used) provided by financing activities	$(1,107,674)	$14,357,152

Net decrease in cash and cash equivalents	(3,484,141)	2,735,183
Cash and cash equivalents at the beginning of year	6,307,144	3,571,961
Cash and cash equivalents at the end of year	$2,823,003	$6,307,144

F-123

Schedule III - Schedule of Real Estate

The following is a summary of the Group’s investment properties as of December 31, 2022 prepared in accordance with Rule 12-28 of Regulation S-X:

LATAM LOGISTIC PROPERTIES, S.A.

SCHEDULE III - SCHEDULE OF REAL ESTATE

AS OF DECEMBER 31, 2022

(in U.S. Dollars)

			Initial Cost to LLP				Gross Cost at December 31, 2022
Description	Number of buildings	Encumbrances (a)	Land (b)		Building & Improvements (c)	Costs Capitalized Subsequent to Acquisition	Land	Building & Improvements	Total (d)	Fair Value Adjustments (e)	Cumulative Foreign Currency Translation Effect	Fair Value at the End of the Year (f)	Date of Construction/ Acquisition (g)
Land Bank

Colombia
Latam Logistic Park Calle 80	4	$6,898,299	$14,114,108		$10,300,289	$-	$14,114,108	$10,300,289	$24,414,397	$3,505,214	$(11,524,889)	$16,394,722	N/A
Peru
Latam Logistic Park Lima Sur	1	-	4,276,732		1,319,309	-	4,276,732	1,319,309	5,596,041	1,593,959	-	7,190,000	N/A
Latam Parque Logistico Callao	3	-	-	(b)	-	-	-	-	-	-	-	-	N/A
Costa Rica
Latam Logistic Park San José – Verbena	1	-	2,643,646		1,593,395	-	2,643,646	1,593,395	4,237,041	1,917,959	-	6,155,000	N/A
Total of Land Bank	9	6,898,299	21,034,486		13,212,993	-	21,034,486	13,212,993	34,247,479	7,017,132	(11,524,889)	29,739,722

Properties Under Development

Colombia
Latam Logistic Park Calle 80	2	14,524,789	3,310,867		21,292,768	-	3,310,867	21,292,768	24,603,635	(236,668)	(3,658,057)	20,708,910	N/A
Peru
Latam Logistic Park Lima Sur	1	3,552,900	2,376,459		4,703,609	-	2,376,459	4,703,609	7,080,068	2,713,414	-	9,793,482	N/A
Latam Parque Logistico Callao	1	-	-	(b)	386,525	-	-	386,525	386,525	-	-	386,525	N/A
Costa Rica
Latam Logistic Park San José – Verbena	3	24,252,411	10,815,708		18,205,369	-	10,815,708	18,205,369	29,021,077	6,694,143	-	35,715,220	N/A
Total of Properties Under Development	7	42,330,100	16,503,034		44,588,271	-	16,503,034	44,588,271	61,091,305	9,170,889	(3,658,057)	66,604,137

Operating Properties

Colombia
Latam Logistic Park Calle 80	4	34,457,565	10,839,334		62,161,268	64,414	10,839,334	62,225,682	73,065,016	25,338,895	(27,758,200)	70,645,711	2019-2022
Peru
Latam Logistic Park Lima Sur	5	33,127,866	19,249,353		45,431,126	147,294	19,249,353	45,578,420	64,827,773	22,695,279	-	87,523,052	2019-2022
Costa Rica
Latam Logistic Park Coyol 1	5	46,623,636	19,500,336		42,764,576	625,922	19,500,336	43,390,498	62,890,834	25,960,541	-	88,851,375	2016-2020
Latam Logistic Park Coyol 2	1	10,731,686	7,292,476		12,332,799	125,738	7,292,476	12,458,537	19,751,013	10,861,987	-	30,613,000	2019
Latam Bodegas Atenas	1	2,218,382	1,658,000		1,942,000	-	1,658,000	1,942,000	3,600,000	1,110,000	-	4,710,000	2019
Latam Bodegas San Joaquin	2	4,006,613	2,621,468		2,778,532	1,284,455	2,621,468	4,062,987	6,684,455	1,472,545	-	8,157,000	2019
Latam Bodegas Aurora	2	3,865,901	3,399,610		2,401,986	484,977	3,399,610	2,886,963	6,286,573	(573)	-	6,286,000	2019
San Rafael Industrial Park	1	7,583,783	5,777,658		5,222,342	-	5,777,658	5,222,342	11,000,000	2,400,000	-	13,400,000	2019
Latam Logistic Park Coyol 3	1	6,562,983	1,354,320		6,169,680	-	1,354,320	6,169,680	7,524,000	2,142,637	-	9,666,637	2020
Latam Logistic Park Coyol 4	1	6,697,365	2,849,259		7,547,831	158,920	2,849,259	7,706,751	10,556,010	647,990	-	11,204,000	2021
Latam Logistic Park San José – Verbena	1	10,745,488	4,796,962		10,987,454	-	4,796,962	10,987,454	15,784,416	5,623,584	-	21,408,000	2022
Total of Operating Properties	24	166,621,268	79,338,776		199,739,594	2,891,720	79,338,776	202,631,314	281,970,090	98,252,885	(27,758,200)	352,464,775

GRAND TOTAL	40	$215,849,667	$116,876,296		$257,540,858	$2,891,720	$116,876,296	$260,432,578	$377,308,874	$114,440,906	$(42,941,146)	$448,808,634

(a)	Encumbrances include mortgage loans for constructions and other financing arrangements guaranteed by the respective properties

(b)	Land information only includes land that are owned and does not include land under right-of-use in our real estate portfolio.

(c)	Amounts presented in building and improvements include building improvements costs, acquisition costs, and land improvement costs incurred on land banks.

(d)	The following table reconciles real estate assets per Schedule III to the Consolidated Balance Sheets in the Consolidated Statements of Financial Position of LLP included in this proxy statement/prospectus as of December 31, 2022:

Total operating properties, properties under development and land bank portfolio per Schedule III	$448,808,634
Properties under right-of-use	227,999
$449,036,633

(e)	The Group uses an external appraiser in order to determine the fair value for all of its investment properties. The independent appraiser holds a recognized and relevant professional qualification and has recent experience of the location and category of the investment property being valued. The valuation model is in accordance with the guidance recommended by the International Valuation Standards Committee. These valuation models are consistent with the principles in IFRS 13.

(f)	See Note 12 of our audited consolidated financial statements as of December 31, 2022 for the the reconciliation of investment properties for the year ended December 31, 2022.

(g)	Date of construction or acquisition represents the date we stabilized the building, or acquired the building through acquisition.

* * * * *

F-124

Annex A

BUSINESS COMBINATION AGREEMENT

by and among

TWO,

as SPAC,

LATAM LOGISTIC PROPERTIES S.A.,

as the Company,

and

upon execution of a Joinder Agreement,

each of the Incorporated Entities

Dated as of August 15, 2023

i

3.20	Information Supplied	A-15
3.21	Trust Account	A-15
3.22	Independent Investigation	A-16
3.23	No Other Representations	A-16

Article IV Representations and Warranties of the Company		A-17
4.1	Organization and Standing	A-17
4.2	Authorization; Binding Agreement	A-17
4.3	Capitalization	A-17
4.4	Subsidiaries	A-18
4.5	Governmental Approvals	A-18
4.6	Non-Contravention	A-19
4.7	Financial Statements	A-19
4.8	Absence of Certain Changes	A-20
4.9	Compliance with Laws	A-20
4.10	Company Permits	A-21
4.11	Litigation	A-21
4.12	Material Contracts	A-21
4.13	Intellectual Property	A-23
4.14	Taxes and Returns	A-24
4.15	Real Property	A-25
4.16	Personal Property	A-26
4.17	Title to and Sufficiency of Assets	A-26
4.18	Employee Matters	A-27
4.19	Benefit Plans	A-28
4.20	Environmental Matters	A-29
4.21	Transactions with Related Persons	A-30
4.22	Business Insurance	A-30
4.23	Top Customers and Suppliers	A-31
4.24	Certain Business Practices	A-31
4.25	Investment Company Act	A-31
4.26	Finders and Brokers	A-31
4.27	Information Supplied	A-32
4.28	Independent Investigation	A-32
4.29	No Other Representations	A-32

Article V Covenants		A-33
5.1	Access and Information	A-33
5.2	Conduct of Business of the Company, Pubco and the Merger Subs	A-34
5.3	Conduct of Business of SPAC	A-37
5.4	Financial Statements	A-39
5.5	SPAC Public Filings	A-39
5.6	No Solicitation	A-39
5.7	No Trading	A-40

ii

5.8	Notification of Certain Matters	A-41
5.9	Efforts	A-41
5.10	Further Assurances	A-42
5.11	The Registration Statement	A-43
5.12	Required Company Shareholder Approval	A-44
5.13	Public Announcements	A-45
5.14	Confidential Information	A-45
5.15	Post-Closing Board of Directors and Executive Officers	A-46
5.16	Indemnification of Directors and Officers; Tail Insurance	A-47
5.17	Trust Account Proceeds	A-47
5.18	Transaction Financing	A-48
5.19	Employment Agreements; Compensation Consultant	A-49
5.20	NYSE Listing	A-49
5.21	SPAC Extension	A-49
5.22	Tax Covenants	A-50
5.23	Disclosure Schedule Updates	A-50
5.24	Addressable Matters	A-50
5.25	Insider Letter Amendment Joinders	A-50

Article VI Closing Conditions		A-51
6.1	Conditions to Each Party’s Obligations	A-51
6.2	Conditions to Obligations of the Company, Pubco and the Merger Subs	A-52
6.3	Conditions to Obligations of SPAC	A-53
6.4	Frustration of Conditions	A-55

Article VII Termination and Expenses		A-55
7.1	Termination	A-55
7.2	Effect of Termination	A-56
7.3	Fees and Expenses	A-56

Article VIII Waivers and Releases		A-57
8.1	Waiver of Claims Against Trust	A-57

Article IX Miscellaneous		A-58
9.1	Survival	A-58
9.2	Non-Recourse	A-58
9.3	Notices	A-58
9.4	Binding Effect; Assignment	A-59
9.5	Third Parties	A-59
9.6	Arbitration	A-59
9.7	Governing Law; Jurisdiction	A-60
9.8	WAIVER OF JURY TRIAL	A-60
9.9	Specific Performance	A-60
9.10	Severability	A-61
9.11	Amendment	A-61
9.12	Waiver	A-61
9.13	Entire Agreement	A-61
9.14	Interpretation	A-62
9.15	Counterparts	A-62
9.16	Legal Representation	A-62

Article X Definitions		A-63
10.1	Certain Definitions	A-63
10.2	Section References	A-72

INDEX OF EXHIBITS

Exhibit	Description

Exhibit A	Voting Agreement

Exhibit B	Lock-Up Agreement

Exhibit C	Insider Letter Amendment

Exhibit D	Sponsor Letter Agreement

Exhibit E	Form of Joinder Agreement

iii

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of August 15, 2023, by and among (i) two, a Cayman Islands exempted company with limited liability (together with its successors, “SPAC”), (ii) LatAm Logistic Properties S.A., a company incorporated under the Laws of Panama (the “Company”), (iii) upon execution of a Joinder Agreement (as defined below), a to-be-formed Cayman Islands exempted company with limited liability (“Pubco”), (iv) upon execution of a Joinder Agreement, a to-be-formed Cayman Islands exempted company with limited liability to be a wholly-owned subsidiary of Pubco (“SPAC Merger Sub”), and (v) upon execution of a Joinder Agreement, a to-be-formed company incorporated under the Laws of Panama to be a wholly-owned Subsidiary of Pubco (“Company Merger Sub”, and together with SPAC Merger Sub, the “Merger Subs” and, the Merger Subs collectively with Pubco, the “Incorporated Entities”). As of the date hereof, SPAC and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”, and after the date hereof, the term “Party” shall include any Incorporated Entity that enters into a Joinder Agreement.

RECITALS:

WHEREAS, the Company is indirectly through its Subsidiaries engaged in the development, acquisition and operation of industrial real estate assets in Costa Rica, Peru and Colombia;

WHEREAS, as promptly as practicable after the date hereof, the Company will cause the Incorporated Entities to be formed and execute a Joinder Agreement;

WHEREAS, the Parties desire and intend to effect a business combination transaction whereby (a) SPAC Merger Sub shall merge with and into SPAC, with SPAC continuing as the surviving entity (the “SPAC Merger”), and in connection therewith each issued and outstanding security of SPAC immediately prior to the Effective Time (as defined below) shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco, and (b) Company Merger Sub shall merge with and into the Company, with the Company continuing as the surviving entity (the “Company Merger” and, together with the SPAC Merger, the “Mergers” and collectively with the other transactions contemplated by this Agreement and the Ancillary Documents (as defined below), the “Transactions”), and in connection therewith (i) the shares of the Company issued and outstanding immediately prior to the Effective Time shall be cancelled in exchange for the right of the holders thereof to receive Pubco Ordinary Shares (as defined below), and (ii) any Company Convertible Securities (as defined below) will be terminated; and (c) as a result of such Mergers, SPAC and the Company each shall become wholly owned Subsidiaries of Pubco, and Pubco shall become a publicly traded company, all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of the Cayman Islands Companies Act and other applicable Law;

WHEREAS, on the date hereof, SPAC has received a voting agreement duly executed by the Company and JREP I Logistics Acquisition, L.P., a Cayman Islands exempted limited partnership (“JREP”), a copy of which is attached as Exhibit A hereto (the “Voting Agreement”);

WHEREAS, simultaneously with the execution and delivery of this Agreement, JREP has executed and delivered to SPAC a lock-up agreement, a copy of which is attached hereto as Exhibit B (the “Lock-Up Agreement”), to which Pubco shall become a party after its formation pursuant to Pubco’s execution and delivery of a joinder thereto, which Lock-Up Agreement shall become effective as of the Closing (as defined below);

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WHEREAS, simultaneously with the execution and delivery of this Agreement, Sponsor (as defined below), Original Sponsor (as defined below) and each other holder of SPAC Class B Ordinary Shares (as defined below) or other “Insider” party to the Insider Letter (as defined below), but excluding the Insider Letter Joinder Holders (as defined below) (collectively, the “SPAC Insiders”), have entered into an amendment to the Insider Letter with the Company, a copy of which is attached hereto as Exhibit C (the “Insider Letter Amendment”), and to which Pubco shall become a party after its formation pursuant to Pubco’s execution and delivery of a joinder thereto, pursuant to which (i) the Company, and upon its execution and delivery of a joinder thereto, Pubco are given the right to enforce the terms of Sections 3 and 5 of the Insider Letter against the SPAC Insiders, (ii) at the Closing, Pubco shall assume and be assigned the rights and obligations of SPAC under the Insider Letter, and (iii) effective as of the Closing, the lock-up applicable to each SPAC Insider with respect to the SPAC Class B Ordinary Shares held by them shall be amended to be substantially the same as the lock-up applicable to JREP’s Pubco Ordinary Shares under the Lock-Up Agreement.

WHEREAS, as of the date hereof, Sponsor owns 3,852,611 SPAC Class B Ordinary Shares (together with any Pubco Ordinary Shares issued in exchange therefor in the SPAC Merger, the “Sponsor Founder Shares”);

WHEREAS, simultaneously with the execution and delivery of this Agreement, Sponsor has entered into a letter agreement with the Company, a copy of which is attached as Exhibit D hereto (the “Sponsor Letter Agreement”), and to which Pubco shall become a party after its formation pursuant to Pubco’s execution and delivery of a joinder thereto, pursuant to which the Sponsor has agreed that (a) at the Closing, the Sponsor will retain a number of Sponsor Founder Shares (the “Retained Sponsor Shares”) equal to 2,652,611 Sponsor Founder Shares (the “Baseline Retained Founder Shares”), plus 0.048 SPAC Sponsor Founder Shares for each dollar of Additional Capital above Twenty-Five Million U.S. Dollars ($25,000,000) (up to a maximum amount equal to the total 3,852,611 Sponsor Founder Shares less any Additional Transferred Shares (as defined below)), and any such Sponsor Founder Shares not retained (the “Non-Retained Founder Shares”) shall be surrendered by Sponsor to Pubco as of the Closing, and (b) if SPAC seeks an amendment of its Organizational Documents (as defined below) to extend its deadline to consummate the Business Combination beyond January 1, 2024, Sponsor will agree to transfer to Public Shareholders (as defined below) or surrender and cancel up to 500,000 Sponsor Founder Shares (the “Additional Transferred Shares”) as necessary in order to obtain such extension, and the Baseline Retained Founder Shares will be increased by one (1) share for each two (2) Additional Transferred Shares;

WHEREAS, the boards of directors of SPAC and the Company have (and upon each Incorporated Entity’s execution of a Joinder Agreement, the board of directors of such Incorporated Entity will have) each (a) determined that the Transactions are fair, advisable and in the best interests of their respective companies and equity holders, (b) approved this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein, and (c) determined to recommend to their respective shareholders the approval and adoption of this Agreement and the Transactions; and

WHEREAS, certain capitalized terms used and not otherwise defined herein are defined in Article X hereof.

NOW, THEREFORE, in consideration of the premises set forth above, and the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

Article I

Mergers

1.1 Incorporated Entities.

(a) As promptly as practicable following the date hereof, the Company shall cause each of the Incorporated Entities to be formed solely for the purpose of engaging in the Transactions; provided, that the Company shall use its commercially reasonable efforts to cause Pubco to be formed on or prior to September 18, 2023. Pubco shall be one-hundred percent (100%) owned solely by an LLP Company or a shareholder, officer or director of the Company, and from its formation and through the Closing Pubco shall qualify as a foreign private issuer pursuant to Rule 3b-4 of the Exchange Act. Each of the Merger Subs shall be wholly-owned subsidiaries of Pubco.

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(b) Promptly after the Company receives the certificate of incorporation (or equivalent document) following the formation of the applicable Incorporated Entity from the applicable Governmental Authority (and in any event within two (2) Business Days thereof), the Company shall (i) cause such Incorporated Entity to execute and deliver to SPAC and the Company a joinder agreement in the form attached hereto as Exhibit E (a “Joinder Agreement”), pursuant to which, among other things, such Incorporated Entity shall (A) become a party to this Agreement as of the date thereof and (B) agree to be bound by the terms, covenants and other provisions of this Agreement applicable to it as a Party and shall assume all rights and obligations applicable to such Incorporated Entity hereunder, with the same force and effect as if originally named herein, and (ii) deliver to SPAC evidence of such Incorporated Entity’s adoption and approval of this Agreement and the Transactions in form and substance reasonably acceptable to SPAC. Additionally, promptly after the Company receives the certificate of incorporation (or equivalent document) following the formation of Pubco from the applicable Governmental Authority (and in any event within two (2) Business Days thereof), the Company shall cause Pubco to execute and deliver to SPAC and the other parties thereto a joinder to each of the Lock-Up Agreement, the Insider Letter Amendment and Sponsor Letter Agreement to become party to each such Ancillary Document.

1.2 SPAC Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement, and such other documents as may be required in accordance with the applicable provisions of the Cayman Islands Companies Act or by any other applicable Law, SPAC and SPAC Merger Sub shall consummate the SPAC Merger, pursuant to which SPAC Merger Sub shall be merged with and into SPAC, with SPAC being the surviving company, following which the separate corporate existence of SPAC Merger Sub shall cease and SPAC shall continue as the surviving company in the SPAC Merger. SPAC, as the surviving company following the SPAC Merger, is hereinafter sometimes referred to as the “SPAC Surviving Subsidiary” (provided, that references to SPAC for periods after the Effective Time shall include the SPAC Surviving Subsidiary).

1.3 Company Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement, and such other documents as may be required in accordance with the applicable provisions of the Law No. 32 of February 26, 1927 of the Republic of Panama (“Law 32”) or by any other applicable Law, the Company and the Company Merger Sub shall consummate the Company Merger, pursuant to which Company Merger Sub shall be merged with and into the Company, with the Company being the surviving company, following which the separate corporate existence of Company Merger Sub shall cease and the Company shall continue as the surviving company in the Company Merger. The Company, as the surviving company following the Company Merger, is hereinafter sometimes referred to as the “Company Surviving Subsidiary” (provided, that references to the Company for periods after the Effective Time shall include the Company Surviving Subsidiary), and together with the SPAC Surviving Subsidiary, the “Surviving Subsidiaries”.

1.4 Effective Time. Subject to the conditions of this Agreement, the Parties shall (a) cause the SPAC Merger to be consummated by filing a plan of merger together with such other documents as may be required in accordance with the applicable provisions of the Cayman Islands Companies Act in form and substance reasonably acceptable to the Company and SPAC (the “SPAC Plan of Merger”) with the Cayman Islands Registrar in accordance with the applicable provisions of the Cayman Islands Companies Act, and (b) cause the Company Merger to be consummated by filing a merger agreement together with such other documents as may be required in accordance with the applicable provisions of Law 32 in form and substance reasonably acceptable to the Company and SPAC (the “Company Plan of Merger” and together with the SPAC Plan of Merger, the “Plans of Merger”) with the Public Registry of the Republic of Panama in accordance with the applicable provisions of Law 32, with each of the Mergers to be consummated and effective simultaneously (or as close to simultaneously as possible) on the Closing Date or at such other date and/or time as may be agreed in writing by the Company and SPAC, upon the issuance of the certificate of merger by the Cayman Islands Registrar and the certificate of registration (constancia de inscripción) of the Company Plan of Merger by the Public Registry of the Republic of Panama (together the “Merger Certificates” and each a “Merger Certificate”) and specified in each of the Merger Certificates (the “Effective Time”).

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1.5 Effect of the Mergers. At the Effective Time, the effect of the Mergers shall be as provided in this Agreement, the Merger Certificates, the Plans of Merger, and the applicable provisions of the Cayman Islands Companies Act, Law 32 and other applicable Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, agreements, privileges, powers and franchises of SPAC Merger Sub and Company Merger Sub shall vest in SPAC Surviving Subsidiary and Company Surviving Subsidiary, respectively, and all debts, liabilities, obligations and duties of SPAC Merger Sub and Company Merger Sub shall become the debts, liabilities, obligations and duties of SPAC Surviving Subsidiary and Company Surviving Subsidiary, respectively, including in each case the rights and obligations of each such Party under this Agreement and the Ancillary Documents from and after the Effective Time, and the Surviving Subsidiaries shall continue their respective existences as wholly-owned Subsidiaries of Pubco.

1.6 Organizational Documents of Surviving Subsidiaries. At the Effective Time, (a) the Organizational Documents of SPAC Merger Sub shall become the Organizational Documents of SPAC Surviving Subsidiary, and (b) the Organizational Documents of Company Merger Sub shall become the Organizational Documents of Company Surviving Subsidiary, respectively, except that the name of the Company Surviving Subsidiary in such Organizational Documents shall be “LatAm Logistic Properties S.A.”.

1.7 Directors and Officers of the Surviving Subsidiaries. At the Effective Time, the board of directors and executive officers of each Surviving Subsidiary shall be the same as the board of directors and executive officers of Pubco, after giving effect to Section 5.15, each to hold office in accordance with the respective Organizational Documents of the Surviving Subsidiaries until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

1.8 Amended Pubco Organizational Documents. Effective upon the Effective Time, Pubco shall amend and restate its Organizational Documents to be in a form to be mutually agreed by SPAC and the Company, each acting reasonably (the “Amended Pubco Organizational Documents”), which form, among other matters, shall (i) provide for the size and structure of the Post-Closing Pubco Board in accordance with Section 5.15 hereof, and (ii) be otherwise appropriate for a company with a class of voting equity securities listed on the NYSE.

1.9 Effect of SPAC Merger on Outstanding Securities of SPAC and SPAC Merger Sub. At the Effective Time, by virtue of the SPAC Merger and without any action on the part of any Party or the holders of securities of any Party:

(a) SPAC Ordinary Shares. Each SPAC Class B Ordinary Share issued and outstanding immediately prior to the Effective Time shall automatically be converted into one (1) SPAC Class A Ordinary Share, and, after giving effect to such conversion of the SPAC Class B Ordinary Shares, each SPAC Class A Ordinary Share issued and outstanding immediately prior to the Effective Time (other than those described in Section 1.9(c) below) shall automatically be cancelled and cease to exist and converted into the right to receive one Pubco Ordinary Share. The holders of certificates previously evidencing SPAC Ordinary Shares issued and outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as provided herein or by Law.

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(b) SPAC Preference Shares. Each SPAC Preference Share issued and outstanding immediately prior to the Effective Time (other than those described in Section 1.9(c) below), if any, shall automatically be cancelled and cease to exist and converted into the right to receive one Pubco Preference Share.

(c) Treasury Shares. If there are any shares of SPAC that are owned by SPAC as treasury shares immediately prior to the Effective Time, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(d) SPAC Merger Sub Shares. All of the shares of SPAC Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive an equal number of shares of the SPAC Surviving Subsidiary, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of the SPAC Surviving Subsidiary.

(e) Transfers of Ownership. If any certificate representing securities of SPAC is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to SPAC or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for securities of SPAC in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Pubco or any agent designated by it that such tax has been paid or is not payable.

(f) No Liability. Notwithstanding anything to the contrary in this Section 1.9, none of the SPAC Surviving Subsidiary, Pubco or any Party shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Surrender of SPAC Certificates. Securities issued upon the surrender of SPAC Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities; provided that any restrictions on the sale and transfer of SPAC Securities shall also apply to the Pubco Securities so issued in exchange.

(h) Lost, Stolen or Destroyed SPAC Certificates. In the event any certificates shall have been lost, stolen or destroyed, Pubco shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such securities, as may be required pursuant to this Section 1.9; provided, however, that Pubco may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to agree to indemnify Pubco and the SPAC Surviving Subsidiary, or deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the SPAC Surviving Subsidiary or Pubco, with respect to the certificates alleged to have been lost, stolen or destroyed.

1.10 Effect of Company Merger on Outstanding Securities of the Company and Company Merger Sub. At the Effective Time, by virtue of the Company Merger and without any action on the part of any Party or the holders of securities of any Party:

(a) Company Ordinary Shares. Subject to clause (b) below, all Company Ordinary Shares issued and outstanding immediately prior to the Effective Time shall automatically be cancelled and cease to exist in exchange for the right to receive the Merger Consideration, with each Company Shareholder being entitled to receive its Pro Rata Share of the Merger Consideration, without interest, upon delivery of the Transmittal Documents in accordance with Section 1.13). As of the Effective Time, each Company Shareholder shall cease to have any other rights in and to the Company or the Company Surviving Subsidiary.

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(b) Treasury Shares. Notwithstanding clause (a) above or any other provision of this Agreement to the contrary, at the Effective Time, if there are any Company Securities that are owned by the Company as treasury shares or any Company Securities owned by any direct or indirect Subsidiary of the Company immediately prior to the Effective Time, such Company Securities shall be canceled and shall cease to exist without any conversion thereof or payment therefor.

(c) Company Convertible Securities. Any Company Convertible Security, if not exercised or converted prior to the Effective Time into Company Ordinary Shares shall be cancelled, retired and terminated and thereby cease to represent any right to acquire, be exchanged for or convert into Company Ordinary Shares or any other security or otherwise receive payment of cash or other consideration therefor, whether upon any contingency or valuation or otherwise.

(d) Company Merger Sub Shares. All of the shares of Company Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into an equal number of shares of the Company Surviving Subsidiary, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of the Company Surviving Subsidiary.

1.11 Effect of Mergers on Outstanding Securities of Pubco. At the Effective Time, by virtue of the Mergers and without any action on the part of any Party or the holders of securities of any Party, all of the shares of Pubco issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof or payment therefor.

1.12 Merger Consideration for Company Security Holders. The aggregate consideration to be paid to Company Security Holders pursuant to the Company Merger (the “Merger Consideration”) shall be an amount, expressed in U.S. Dollars, equal to Two Hundred and Eighty-Six Million U.S. Dollars ($286,000,000). The Merger Consideration will be paid in the form of Pubco Ordinary Shares, each valued at Ten U.S. Dollars ($10.00) per share. Each Company Shareholder will receive for each Company Ordinary Share held (but excluding any Company Securities described in Section 1.10(b)) an amount equal to the Per Share Price, which will be paid in the form of Pubco Ordinary Shares, with each Pubco Ordinary Share valued at Ten U.S. Dollars ($10.00) per share. For the avoidance of doubt, no holder of Company Securities will receive any consideration under or in connection with this Agreement unless they are holders of Company Ordinary Shares as of the Effective Time.

1.13 Surrender of Company Securities and Disbursement of Merger Consideration.

(a) At or prior to the Effective Time, the Company shall send to each Company Shareholder a letter of transmittal, in a form to be mutually agreed by SPAC and the Company, each acting reasonably (each, a “Letter of Transmittal”) (which shall specify that the delivery of certificates representing Company Ordinary Shares (“Company Certificates”) in respect of the Merger Consideration shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Company Certificates to Pubco (or a Lost Certificate Affidavit)) for the purpose of exchanging Company Certificates.

(b) Each Company Shareholder shall be entitled to receive its Pro Rata Share of the Merger Consideration as set forth in Section 1.12 in respect of the Company Ordinary Shares represented by the Company Certificate(s) (excluding any Company Securities described in Section 1.10(b)), as soon as reasonably practicable after the Effective Time, but subject to the delivery to Pubco and SPAC of the following items prior thereto (collectively, the “Transmittal Documents”): (i) the Company Certificate(s) for its Company Ordinary Shares (or a Lost Certificate Affidavit), together with a properly completed and duly executed Letter of Transmittal and (ii) such other documents as may be reasonably requested by Pubco or SPAC. Until so surrendered, each Company Certificate shall represent after the Effective Time for all purposes only the right to receive such portion of the Merger Consideration attributable to such Company Certificate.

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(c) If any portion of the Merger Consideration is to be delivered or issued to a Person other than the Person in whose name the surrendered Company Certificate is registered immediately prior to the Effective Time, it shall be a condition to such delivery or issuance that (i) the transfer of such Company Ordinary Share shall have been permitted in accordance with the terms of the Company’s Organizational Documents and any shareholders agreement with respect to the Company, each as in effect immediately prior to the Effective Time, (ii) such Company Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, (iii) the recipient of such portion of the Merger Consideration, or the Person in whose name such portion of the Merger Consideration is delivered or issued, shall have already executed and delivered, if the transferring Person is a party thereto, counterparts to the Lock-Up Agreement, and the Registration Rights Agreement and such other Transmittal Documents as are reasonably deemed necessary by SPAC or Pubco and (iv) the Person requesting such delivery or issuance shall pay to Pubco any transfer or other similar Taxes required as a result of such delivery or issuance to a Person other than the registered holder of such Company Certificate or establish to the satisfaction of Pubco that such Tax has been paid or is not payable.

(d) Notwithstanding anything to the contrary contained herein, in the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Company Certificate to Pubco, the applicable Company Shareholder may instead deliver to Pubco an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to Pubco and SPAC (a “Lost Certificate Affidavit”), which at the reasonable discretion of Pubco or SPAC may include a requirement that the owner of such lost, stolen or destroyed Company Certificate deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Pubco or any Surviving Subsidiary with respect to the Company Ordinary Shares represented by the Company Certificates alleged to have been lost, stolen or destroyed. Any Lost Certificate Affidavit properly delivered in accordance with this Section 1.13(d) shall be treated as a Company Certificate for all purposes of this Agreement.

(e) After the Effective Time, there shall be no further registration of transfers of Company Ordinary Shares. If, after the Effective Time, Company Certificates are presented to Pubco or a Surviving Subsidiary, they shall be canceled and exchanged for the applicable portion of the Merger Consideration provided for, and in accordance with the procedures set forth in this Section 1.13. No dividends or other distributions declared or made after the date of this Agreement with respect to Pubco Ordinary Shares with a record date after the Effective Time will be paid to the holders of any Company Certificates that have not yet been surrendered with respect to Pubco Ordinary Shares to be issued upon surrender thereof until the holders of record of such Company Certificates shall surrender such certificates (or provide a Lost Certificate Affidavit) and, if applicable, deliver the other Transmittal Documents. Subject to applicable Law, following surrender of any such Company Certificates (or delivery of a Lost Certificate Affidavit) and, if applicable, delivery of the other Transmittal Documents, Pubco shall promptly deliver to the record holders thereof, without interest, evidence of the issuance of the applicable Pubco Ordinary Shares to the record holder and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Pubco Ordinary Shares.

(f) All securities issued upon the surrender of Company Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Securities. Any Company Shareholder who has not exchanged its Company Ordinary Shares for the applicable portion of the Merger Consideration in accordance with this Section 1.13 shall look only to Pubco for payment of the portion of the Merger Consideration in respect of such Company Ordinary Shares without any interest thereon (but with any dividends paid with respect thereto after the Closing). Notwithstanding the foregoing, none of Pubco, a Surviving Subsidiary or any other Party shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

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(g) Notwithstanding anything to the contrary contained in this Agreement, no fraction of a Pubco Ordinary Share will be issued by virtue of the Mergers or the other Transactions, and each Person who would otherwise be entitled to a fraction of a Pubco Ordinary Share (after aggregating all fractional Pubco Ordinary Shares that otherwise would be received by such holder) shall instead have the number of Pubco Ordinary Shares issued to such Person rounded down in the aggregate to the nearest whole Pubco Ordinary Share.

1.14 U.S. Federal Income Tax Consequences. The Parties hereby agree and acknowledge that, for U.S. federal income tax purposes, the Mergers, taken together, are intended to qualify as exchanges described in Section 351 of the Code. The Parties shall file all Tax and other informational returns on a basis consistent with such characterization. Each of the Parties acknowledges and agrees that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any Taxes that may arise if the Mergers, taken together, do not qualify as exchanges described in Section 351 of the Code.

1.15 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest SPAC Surviving Subsidiary and Company Surviving Subsidiary with full right, title and possession to all assets, property, rights, agreements, privileges, powers and franchises of SPAC Merger Sub and Company Merger Sub, respectively, the then current officers and directors of SPAC, the Company, Pubco and the Merger Subs are fully authorized in the name of their respective corporations or otherwise to take, and shall take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Article II

Closing

2.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Baker & McKenzie LLP (“BM”), 452 Fifth Avenue, New York, NY 10018, remotely via the electronic exchange of signatures, on the second (2nd) Business Day after all of the Closing conditions set forth in this Agreement have been satisfied or waived, at 10:00 a.m. local time, or at such other date, time or place as SPAC and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).

Article III

Representations and Warranties of SPAC

Except as set forth in (i) the disclosure schedules delivered by SPAC to the Company on the date hereof (the “SPAC Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) the SEC Reports that are available on the SEC’s website through EDGAR, SPAC represents and warrants to the Company, as of the date hereof, and to the Company and Pubco as of the Closing, as follows:

3.1 Organization and Standing. SPAC is an exempted company with limited liability duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. SPAC is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. SPAC has heretofore made available to the Company accurate and complete copies of its Organizational Documents, each as currently in effect. SPAC is not in violation of any provision of its Organizational Documents in any material respect.

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3.2 Authorization; Binding Agreement. SPAC has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions subject to obtaining the Required SPAC Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the Transactions (a) have been duly and validly authorized by the board of directors of SPAC and (b) other than the Required SPAC Shareholder Approval, no other corporate proceedings, other than as set forth elsewhere in this Agreement, on the part of SPAC are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions. This Agreement has been, and each Ancillary Document to which SPAC is a party shall be when delivered, duly and validly executed and delivered by SPAC and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium Laws and other Laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

3.3 Governmental Approvals. No Consent of or with any Governmental Authority on the part of SPAC is required to be obtained or made in connection with the execution, delivery or performance by SPAC of this Agreement and each Ancillary Document to which it is a party or the consummation by SPAC of the Transactions, other than (a) pursuant to Antitrust Laws, (b) such filings as are contemplated by this Agreement, including the filing of the SPAC Plan of Merger with the Cayman Islands Registrar in accordance with the applicable provisions of the Cayman Islands Companies Act, (c) any filings required with the NYSE or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications would not reasonably be expected to have or result in a Material Adverse Effect on SPAC.

3.4 Non-Contravention. The execution and delivery by SPAC of this Agreement and each Ancillary Document to which it is a party, the consummation by SPAC of the Transactions, and the compliance by SPAC with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of SPAC’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to SPAC or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by SPAC under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of SPAC under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person under or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any SPAC Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have or result in a Material Adverse Effect on SPAC.

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3.5 Capitalization.

(a) The authorized share capital of SPAC is $41,100, divided into 400,000,000 SPAC Class A Ordinary Shares, par value $0.0001 per share, 10,000,000 SPAC Class B Ordinary Shares, par value $0.0001 per share, and 1,000,000 SPAC Preference Shares, par value $0.0001 per share. The issued and outstanding SPAC Securities as of the date of this Agreement are set forth on Schedule 3.5(a). As of the date of this Agreement, there are no issued or outstanding SPAC Preference Shares. All outstanding SPAC Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Islands Companies Act, SPAC’s Organizational Documents or any Contract to which SPAC is a party. All of the issued and outstanding SPAC Securities have been granted, offered, sold and issued in compliance in all material respects with all applicable securities Laws. Prior to giving effect to the transactions contemplated by this Agreement, SPAC does not have any Subsidiaries or own any equity interests in any other Person. Schedule 3.5(a) sets forth a true and complete list of the holders of the SPAC Class B Ordinary Shares, along with the number of Class B Ordinary shares held by each of them, and the number and type of shares of capital stock of the SPAC held by Sponsor and each of its Affiliates.

(b) There are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued securities of SPAC or (B) obligating SPAC to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such securities, or (C) obligating SPAC to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than any redemption of Public Shareholders conducted in connection with an Extension (an “Extension Redemption”) or the Closing Redemption (any of an Extension Redemption or a Closing Redemption, a “Redemption”), or as expressly set forth in this Agreement, there are no outstanding obligations of SPAC to repurchase, redeem or otherwise acquire any shares of SPAC or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. There are no shareholders’ agreements, voting trusts or other agreements or understandings to which SPAC is a party with respect to the voting of any shares of SPAC.

(c) All Indebtedness of SPAC as of the date of this Agreement is disclosed on Schedule 3.5(c). No Indebtedness of SPAC contains any restriction upon: (i) the prepayment of any such Indebtedness, (ii) the incurrence of Indebtedness by SPAC, (iii) the ability of SPAC to grant any Lien on its properties or assets, or (iv) the consummation of the Transactions (other than becoming due and payable upon the Closing).

(d) Since the date of formation of SPAC, and except as contemplated by this Agreement, SPAC has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and SPAC’s board of directors has not authorized any of the foregoing.

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3.6 SEC Filings and SPAC Financials.

(a) SPAC, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by SPAC with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, SPAC has delivered to the Company copies in the form filed with the SEC of all of the following: (i) SPAC’s annual reports on Form 10-K for each fiscal year of SPAC beginning with the first year SPAC was required to file such a form, (ii) SPAC’s quarterly reports on Form 10-Q for each fiscal quarter that SPAC filed such reports to disclose its quarterly financial results in each of the fiscal years of SPAC referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by SPAC with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are referred to herein collectively as the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder, and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Public Certifications are each true as of their respective dates of filing. As used in this Section 3.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, (A) the SPAC Class A Ordinary Shares are listed on the NYSE, (B) SPAC has not received any written deficiency notice from the NYSE relating to the continued listing requirements of such SPAC Securities, (C) there are no Actions pending or, to the Knowledge of SPAC, threatened, against SPAC by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such SPAC Securities on the NYSE and (D) such SPAC Securities are in compliance with all of the applicable corporate governance rules of the NYSE.

(b) SPAC maintains disclosure controls and procedures required by Rules 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning SPAC and other material information required to be disclosed by SPAC in the reports and other documents that it files or furnishes under the Exchange Act is made known on a timely basis to the individuals responsible for the preparation of SPAC’s SEC filings and other public disclosure documents. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act.

(c) SPAC maintains a standard system of accounting established and administered in accordance with GAAP. SPAC has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. SPAC maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

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(d) The financial statements and notes of SPAC contained or incorporated by reference in the SEC Reports (the “SPAC Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of SPAC at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(e) Except as and to the extent reflected or reserved against in the SPAC Financials, SPAC has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in the SPAC Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since SPAC’s last annual report on Form 10-K filed with the SEC on March 27, 2023.

3.7 Absence of Certain Changes. As of the date of this Agreement, SPAC has (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the LLP Companies and the negotiation and execution of this Agreement) and related activities and (b) since December 31, 2022, not been subject to a Material Adverse Effect.

3.8 Compliance with Laws. SPAC is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to be material to SPAC, and SPAC has not received written notice alleging any violation of applicable Law in any material respect by SPAC.

3.9 Actions; Orders; Permits. There is no pending or, to the Knowledge of SPAC, threatened Action of any nature to which SPAC is subject which would reasonably be expected to have or result in a Material Adverse Effect on SPAC. There is no material Action that SPAC has pending against any other Person. SPAC is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. SPAC holds all Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Permit or for such Permit to be in full force and effect would not reasonably be expected to have or result in a Material Adverse Effect on SPAC.

3.10 Taxes.

(a) SPAC has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the SPAC Financials have been established in accordance with GAAP. Schedule 3.10(a) sets forth each jurisdiction where SPAC files or is required to file a Tax Return. There are no audits, examinations, investigations or other proceedings pending against SPAC in respect of any Tax, and SPAC has not been notified in writing of any proposed Tax claims or assessments against SPAC (other than, in each case, claims or assessments for which adequate reserves in the SPAC Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of SPAC’s assets, other than Permitted Liens. SPAC has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by SPAC for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b) Since the date of its formation, SPAC has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

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(c) SPAC has not participated in, or sold, distributed or otherwise promoted, any “reportable transaction”, as defined in U.S. Treasury Regulation section 1.6011-4.

(d) SPAC has no Liability for the Taxes of another Person (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes). SPAC is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on SPAC with respect to any period following the Closing Date.

3.11 Employees and Employee Benefit Plans. SPAC does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans. Neither the execution and delivery of this Agreement or the Ancillary Documents nor the consummation of the Transactions will (i) result in any payment or benefit (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due by SPAC to any director, officer or employee of SPAC; or (ii) result in the acceleration of the time of payment or vesting of any such payment or benefit.

3.12 Properties. SPAC does not own, license or otherwise have any right, title or interest in any material Intellectual Property. SPAC does not own or lease any material real property or Personal Property.

3.13 Material Contracts.

(a) Except as set forth on Schedule 3.13(a), other than this Agreement and the Ancillary Documents, there are no Contracts to which SPAC is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $100,000, (ii) may not be cancelled by SPAC on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of SPAC as its business is currently conducted, any acquisition of material property by SPAC, or restricts in any material respect the ability of SPAC to engage in business as currently conducted by it or to compete with any other Person or to consummate the Transactions (each, a “SPAC Material Contract”). All SPAC Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b) With respect to each SPAC Material Contract: (i) the SPAC Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the SPAC Material Contract is legal, valid, binding and enforceable in all material respects against SPAC and, to the Knowledge of SPAC, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) SPAC is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by SPAC, or permit termination or acceleration by the other party, under such SPAC Material Contract; (iv) to the Knowledge of SPAC, no other party to any SPAC Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by SPAC under any SPAC Material Contract; (v) SPAC has not received written or, to the Knowledge of SPAC, oral notice by any party to any SPAC Material Contract to terminate such SPAC Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect SPAC in any material respect or those contemplated by this Agreement; and (vi) SPAC has not waived any material rights under any SPAC Material Contract.

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3.14 Transactions with Affiliates. Schedule 3.14 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between SPAC and any (a) present or former director, officer or employee or Affiliate of SPAC, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of SPAC’s outstanding shares as of the date hereof. As of the date of this Agreement, none of the SPAC NRA Holders are Affiliates of SPAC or the Sponsor.

3.15 Business Activities. Since the IPO, SPAC has not conducted any business activities other than activities directed toward completing a Business Combination.

3.16 Investment Company Act. As of the date of this Agreement, SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a Person subject to registration and regulation as an “investment company”, in each case within the meaning of the Investment Company Act. SPAC constitutes an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012.

3.17 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from SPAC, Pubco, the LLP Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of SPAC. Schedule 3.17 sets forth, as of the date of this Agreement, the amounts of any such fees or commissions that are due or would, upon the Closing, be due.

3.18 Certain Business Practices.

(a) Neither SPAC, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the formation of SPAC, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder SPAC or assist it in connection with any actual or proposed transaction.

(b) The operations of SPAC are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving SPAC with respect to any of the foregoing is pending or, to the Knowledge of SPAC, threatened.

(c) None of SPAC or any of its directors or officers, or, to the Knowledge of SPAC, any other Representative acting on behalf of SPAC, is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and SPAC has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

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3.19 Insurance. Schedule 3.19 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by SPAC relating to SPAC or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and SPAC is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of SPAC, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by SPAC. SPAC has each reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to SPAC.

3.20 Information Supplied. None of the information supplied or to be supplied by SPAC expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) or stock exchange (including the NYSE) with respect to the Transactions; (b) in the Registration Statement; or (c) in the mailings or other distributions to the SPAC Shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by SPAC expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, SPAC makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company, Pubco or any of their respective Affiliates.

3.21 Trust Account. As of the date hereof, there is at least $52,159,000 held in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, SPAC’s Organizational Documents and the IPO Prospectus. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. SPAC has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of SPAC and, to the Knowledge of SPAC, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and to the Knowledge of SPAC, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts, side letters or other arrangements (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports filed or furnished by SPAC to be inaccurate or that would entitle any Person (other than holders of SPAC Class A Ordinary Shares who shall have elected to redeem their SPAC Class A Ordinary Shares pursuant to SPAC’s Organizational Documents and the underwriters of the IPO with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account prior to the closing of a Business Combination. As of the date hereof, SPAC does not have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC (subject to any Redemptions) on the Closing Date. There are no Actions pending with respect to the Trust Account. SPAC has not released any money from the Trust Account other than as permitted by the Trust Agreement. As of the Effective Time, the obligations of SPAC to dissolve or liquidate pursuant to SPAC’s Organizational Documents shall terminate and SPAC shall have no obligation whatsoever pursuant to SPAC’s Organizational Documents to dissolve and liquidate the assets of SPAC by reason of the consummation of the transactions contemplated herein. Following the Closing, no SPAC Shareholder is or shall be entitled to receive any amount from the Trust Account except to the extent such shareholder shall have elected to tender its SPAC Class A Ordinary Shares for redemption pursuant to any Redemption in compliance with SPAC’s Organizational Documents.

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3.22 Independent Investigation. SPAC has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) and assets of the LLP Companies and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the LLP Companies for such purpose. SPAC acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to SPAC pursuant hereto, and the information provided by or on behalf of the Company for the Registration Statement; and (b) neither the Company nor its Representatives have made any representation or warranty as to the LLP Companies or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to SPAC pursuant hereto.

3.23 No Other Representations. Except for the representations and warranties expressly made by SPAC in this Article III (as modified by the SPAC Disclosure Schedules) or as expressly set forth in an Ancillary Document, neither SPAC nor any other Person on its behalf makes any express or implied representation or warranty with respect to SPAC or its business, operations, assets or Liabilities, or the Transactions, and SPAC hereby expressly disclaims any other representations or warranties, whether implied or made by SPAC or any of its Representatives. Except for the representations and warranties expressly made by SPAC in this Article III (as modified by the SPAC Disclosure Schedules) or in an Ancillary Document, SPAC hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the LLP Companies, Pubco or any of their respective Representatives (including any opinion, information, projection or advice that may have been or may be provided to the LLP Companies, Pubco or any of their respective Representatives by any Representative of SPAC), including any representations or warranties regarding the probable success or profitability of the businesses of SPAC.

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Article IV

Representations and Warranties of the Company

Except as set forth in the disclosure schedules delivered by the Company to SPAC on the date hereof (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer (such Sections of the Company Disclosure Schedules to qualify the correspondingly numbered representation or warranty if specified therein and such other representation or warranty where its relevance as an exception to, or disclosure for purposes of, such other representation or warranty is reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to SPAC, as of the date hereof, and to SPAC and Pubco as of the Closing, as follows:

4.1 Organization and Standing. The Company is duly incorporated as a company, validly existing and in good standing under the Laws of Panama and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each other LLP Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each LLP Company is duly qualified or licensed and in good standing (to the extent such concept applies) in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Schedule 4.1 lists all jurisdictions in which any LLP Company is qualified to conduct business and all names other than its legal name under which any LLP Company does business. The Company has provided to SPAC accurate and complete copies of the Organizational Documents of each LLP Company, each as amended to date and as currently in effect. No LLP Company is in violation of any provision of its Organizational Documents in any material respect.

4.2 Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the Transactions, subject to obtaining the Required Company Shareholder Approval and the Regulatory Approvals. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the Transactions, (a) have been duly and validly authorized by the board of directors and, on or prior to the Closing, the Company Shareholders in accordance with the Company’s Organizational Documents, Law 32, any other applicable Law and any Contract to which the Company or any Company Shareholders are party or bound, and (b) other than the Required Company Shareholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. The Company’s board of directors, by resolutions duly adopted at a meeting duly called and held (i) determined that this Agreement and the Transactions are advisable, fair to, and in the best interests of, the Company and the Company Shareholders, (ii) approved this Agreement and the Transactions in accordance with the Company’s Organizational Documents and Law 32, (iii) directed that this Agreement and the Transactions be submitted to the Company Shareholders for adoption, and (iv) resolved to recommend that the Company Shareholders adopt this Agreement and the Transactions. The Voting Agreement delivered by the Company include holders of Company Ordinary Shares representing at least the Required Company Shareholder Approval, and such Voting Agreement is in full force and effect.

4.3 Capitalization.

(a) The Company is authorized to issue 300,000,000 Company Ordinary Shares. The issued and outstanding capital shares of the Company consists of 168,142,740 Company Ordinary Shares, and there are no other issued or outstanding equity interests of the Company. Prior to giving effect to the Transactions, all of the issued and outstanding Company Ordinary Shares and other equity interests of the Company, including the number and class or series (as applicable) of shares, are set forth on Schedule 4.3(a), along with the beneficial and record owners thereof, all of which Company Ordinary Shares and other equity interests are owned free and clear of any Liens other than those imposed under the Company Organizational Documents and applicable securities Laws. All of the outstanding Company Ordinary Shares and other equity interests of the Company have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Law 32, any other applicable Law, the Company’s Organizational Documents or any Contract to which the Company is a party or by which the Company or its securities are bound. The Company does not, directly or indirectly, hold any of its shares or other equity interests in treasury.

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(b) There are no Company Convertible Securities (including any options or similar rights to acquire equity securities of the Company) or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any Company Shareholders are a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. Except for the Voting Agreement, there are no voting trusts, proxies, shareholders’ agreements or any other written agreements or understandings with respect to the voting of the Company’s equity interests. Except as set forth in the Company’s Organizational Documents, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its equity interests or securities, nor has the Company granted any registration rights to any Person with respect to its equity securities. All of the issued and outstanding securities of the Company have been granted, offered, sold and issued in compliance in all material respects with all applicable securities Laws. As a result of the consummation of the transactions contemplated by this Agreement, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c) Since December 31, 2022, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorized any of the foregoing.

4.4 Subsidiaries. Schedule 4.4 sets forth the name of each Subsidiary of the Company, and with respect to each such Subsidiary (a) its jurisdiction of organization, (b) its authorized shares, quotas or other equity interests (if applicable), and (c) the number of issued and outstanding shares, quotas or other equity interests and the record holders and beneficial owners thereof. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance in all material respects with all applicable securities Laws, and owned by one or more of the LLP Companies free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents). There are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Subsidiary of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. No Subsidiary of the Company has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another LLP Company. Except for the equity interests of the Subsidiaries listed on Schedule 4.4, the Company does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person. No LLP Company is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of an LLP Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

4.5 Governmental Approvals. Except as otherwise described on Schedule 4.5, no Consent of or with any Governmental Authority on the part of any LLP Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the Transactions other than (a) the Regulatory Approvals, (b) such filings as expressly contemplated by this Agreement, including the filing of the SPAC Plan of Merger with the Cayman Islands Registrar in accordance with the applicable provisions of the Cayman Islands Companies Act, (c) pursuant to Antitrust Laws, (d) any filings required with the NYSE or the SEC with respect to the Transactions, (e) any filings required under the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (f) those Consents, the failure of which to obtain prior to the Closing, would not individually or in the aggregate reasonably be expected to be material to the LLP Companies taken as a whole, or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

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4.6 Non-Contravention. The execution and delivery by the Company (or any other LLP Company, as applicable) of this Agreement and each Ancillary Document to which any LLP Company is or is required to be a party or otherwise bound, and the consummation by any LLP Company of the Transactions and compliance by any LLP Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any LLP Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any LLP Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any LLP Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of any LLP Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except in cases of clauses (b) and (c), as would not individually or in the aggregate reasonably be expected to be material to the LLP Companies, taken as a whole, or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

4.7 Financial Statements.

(a) As used herein, the term “Company Financials” means (i) when delivered in accordance with Section 5.4(a), the PCAOB Company Financials, (ii) the consolidated audited financial statements of the LLP Companies (including, in each case, any related notes thereto), consisting of the consolidated statement of financial position of the LLP Companies as of December 31, 2022 and December 31, 2021, and the related consolidated audited statements of profit or loss and other comprehensive income, statements of changes in equity, and statements of cash flows for the years then ended (collectively, the “Annual Company Financials”), and (iii) the consolidated unaudited financial statements of the LLP Companies, consisting of the consolidated statement of financial position of the LLP Companies as of June 30, 2023 (the “Interim Balance Sheet Date”), and the related consolidated unaudited statements of profit or loss and other comprehensive income, statements of changes in equity, and statements of cash flows for the six (6) month period then ended (collectively, the “Interim Company Financials”). The Company Financials (including the PCAOB Company Financials when delivered) (i) were prepared based upon the books and records of the LLP Companies as of the times and for the periods referred to therein, (ii) were prepared in accordance with IFRS, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for IFRS and exclude year-end adjustments which will not be material in amount) and (iii) fairly present in all material respects the consolidated financial position of the LLP Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the LLP Companies for the periods indicated. The PCAOB Company Financials, when delivered in accordance with Section 5.4(a), will comply in all material respects with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC thereunder.

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(b) The Company maintains internal accounting controls that are sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations and (ii) transactions are recorded as necessary to permit preparation of the financial statements in conformity with IFRS, applied on a consistent basis, and to maintain accountability for the Company’s assets. All of the financial books and records of the LLP Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. No LLP Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any LLP Company. Since January 1, 2021, no LLP Company or its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any LLP Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any LLP Company has engaged in questionable accounting or auditing practices. No LLP Company has ever been subject to the reporting requirements of Sections 13(a) or 15(d) of the Exchange Act.

(c) The LLP Companies do not have any Indebtedness other than the Indebtedness set forth on Schedule 4.7(c), and in such amounts (including principal and any accrued but unpaid interest or other obligations with respect to such Indebtedness), as set forth on Schedule 4.7(c). No Indebtedness of any LLP Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any LLP Company, or (iii) the ability of the LLP Companies to grant any Lien on their respective properties or assets.

(d) No LLP Company is subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with IFRS or GAAP), including any off-balance sheet obligations or any “variable interest entities” (within the meaning of the Accounting Standards Codification 810), except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Company and its Subsidiaries as of the Interim Balance Sheet Date contained in the Company Financials or (ii) that were incurred after the Interim Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law) and without breach of this Agreement.

(e) All financial projections with respect to the LLP Companies that were delivered by or on behalf of the Company to SPAC or Pubco or their respective Representatives were prepared in good faith using assumptions that the Company believed to be reasonable at the time of their preparation.

(f) All accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the LLP Companies (the “Accounts Receivable”) arose from sales actually made or services actually performed in the ordinary course of business and represent valid obligations owing to an LLP Company arising from its business. None of the Accounts Receivable are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefore on the Company Financials.

4.8 Absence of Certain Changes. Except for actions expressly contemplated by this Agreement, since December 31, 2022, each LLP Company has (a) conducted its business only in the ordinary course of business consistent with past practice, (b) not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 5.2 (without giving effect to Schedule 5.2) if such action were taken on or after the date hereof without the consent of SPAC.

4.9 Compliance with Laws. No LLP Company is, or in the past five (5) years has been, in material conflict or material non-compliance with, or in material default or violation of, nor has any LLP Company received in the past five (5) years, any written or, to the Knowledge of the Company, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected.

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4.10 Company Permits. Each LLP Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any LLP Company), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted and as currently contemplated to be conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”). The Company has made available to SPAC true, correct and complete copies of all material Company Permits. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened. No LLP Company is in violation in any material respect of the terms of any Company Permit, and, since January 1, 2020, no LLP Company has received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification of any material Company Permit.

4.11 Litigation. There is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened (and no such Action has been brought or, to the Company’s Knowledge, threatened in the past five (5) years); or (b) Order now pending or outstanding or that was rendered by a Governmental Authority in the past five (5) years, in either case of (a) or (b) by or against any LLP Company, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of an LLP Company must be related to the LLP Company’s business, equity securities or assets), its business, equity securities or assets. The items listed on Schedule 4.11, if finally determined adverse to the LLP Companies, will not have, either individually or in the aggregate, a Material Adverse Effect upon any LLP Company. In the past five (5) years, none of the current or former officers, senior management or directors of any LLP Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

4.12 Material Contracts.

(a) Schedule 4.12(a) sets forth a true, correct and complete list of, and the Company has made available to SPAC (including written summaries of oral Contracts), true, correct and complete copies of, each Contract to which any LLP Company is a party or by which any LLP Company, or any of its properties or assets are bound (each Contract required to be set forth on Schedule 4.12(a), a “Company Material Contract”) that:

(i) contains covenants that limit in any material respect the ability of any LLP Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) relates to the formation, creation, operation, management or control of any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) involves any exchange-traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any LLP Company having an outstanding principal amount in excess of $250,000;

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(v) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $250,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of any LLP Company or another Person;

(vi) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any LLP Company, its business or material assets;

(vii) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the LLP Companies under such Contract or Contracts of at least $250,000 per year or $500,000 in the aggregate;

(viii) is with any Top Customer or Top Vendor;

(ix) obligates the LLP Companies to provide continuing indemnification (excluding Contracts executed principally with respect to another subject matter that contain, as part thereof, customary indemnification provisions) or a guarantee of obligations of a third party, in either case, after the date hereof in excess of $250,000;

(x) is between any LLP Company and any directors, officers or employees of an LLP Company, or any Related Person (other than at-will employment, assignment of Intellectual Property or confidentiality arrangements with employees entered into in the ordinary course of business, consistent with past practice), including all non-competition, severance and indemnification agreements;

(xi) obligates the LLP Companies to make any capital commitment or expenditure in excess of $250,000 (including pursuant to any joint venture);

(xii) relates to a material settlement entered into within three (3) years prior to the date of this Agreement or under which any LLP Company has outstanding obligations (other than customary confidentiality obligations);

(xiii) provides another Person (other than another LLP Company or any manager, director or officer of any LLP Company) with a power of attorney; or

(xiv) is otherwise material to any LLP Company and outside of the ordinary course of business and not described in clauses (i) through (xiii).

(b) With respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the LLP Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) no LLP Company is in breach or default, in any material respect, and, to the Knowledge of the Company, no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by any LLP Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iii) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any LLP Company, under such Company Material Contract; (iv) no LLP Company has received written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect the LLP Companies, taken as a whole, in any material respect; and (v) no LLP Company has waived any material rights under any such Company Material Contract.

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4.13 Intellectual Property.

(a) Schedule 4.13(a)(i) sets forth (i) all Patents and Patent applications, Trademarks and service mark registrations and applications, Copyright registrations and applications and domain name registrations owned or purported to be owned by an LLP Company (“Company Registered IP”), specifying as to each item, as applicable: (A) the title of the item, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers, and (ii) all material unregistered Intellectual Property owned or purported to be owned by an LLP Company. Schedule 4.13(a)(ii) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions that are material to the LLP Companies’ businesses as currently conducted (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available to the public generally with license, maintenance, support and other fees of less than $20,000 per year which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which an LLP Company is a licensee or otherwise is authorized to use or practice any material Intellectual Property (“Company IP Licenses”). The LLP Companies own, free and clear of all Liens (other than Permitted Liens), have valid and enforceable rights in, and have the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by the LLP Companies, and previously used or licensed by the LLP Companies, except for the Intellectual Property that is the subject of the Company IP Licenses. All Company Registered IP is owned exclusively by the applicable LLP Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP.

(b) To the Knowledge of the Company, each LLP Company has a valid and enforceable license to use all material Intellectual Property that is the subject of the Company IP Licenses applicable to such LLP Company (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). The Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions for material Intellectual Property necessary to operate the LLP Companies as presently conducted. Each LLP Company has performed all material obligations imposed on it in the Company IP Licenses, and such LLP Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder in any material respect, and, to the Company’s Knowledge, nor has any event occurred that with notice or lapse of time or both would constitute a material default by any LLP Company or other party thereunder. All registrations for material Copyrights, Patents, Trademarks and domain names that are owned by any LLP Company are valid and in force, and to the Knowledge of the Company, all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind.

(c) Schedule 4.13(c) sets forth all licenses, sublicenses and other agreements or permissions under which an LLP Company is the licensor (each, an “Outbound IP License”), and for each such Outbound IP License, describes (i) the applicable Intellectual Property licensed, (ii) the licensee under such Outbound IP License, and (iii) any royalties, license fees or other compensation due to an LLP Company, if any. Each LLP Company has performed all obligations imposed on it in the Outbound IP Licenses, and such LLP Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder.

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(d) No Action is pending or, to the Company’s Knowledge, threatened against an LLP Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any material Intellectual Property currently owned, licensed, used or held for use by the LLP Companies. Since January 1, 2020, no LLP Company has received any written or, to the Knowledge of the Company, oral notice or claim that is currently pending, asserting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person in any material respects is or may be occurring or has or may have occurred, as a consequence of the business activities of any LLP Company. There are no Orders to which any LLP Company is a party or otherwise bound that (i) restrict the rights of an LLP Company to use, transfer, license or enforce any material Intellectual Property owned by an LLP Company, (ii) restrict the conduct of the business of an LLP Company in any material respect in order to accommodate a third party’s Intellectual Property, or (iii) grant any third party any right with respect to any Intellectual Property owned or purported to be owned by an LLP Company. No LLP Company is currently infringing, or since January 1, 2020, has, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect as a result of the ownership, use or license of any material Intellectual Property owned by any LLP Company or as a consequence of the business activities of any LLP Company. To the Company’s Knowledge, no third party is infringing upon, has misappropriated or is otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use any LLP Company and material to the LLP Companies’ businesses as currently conducted (“Company IP”) in any material respect.

(e) No current or former officers, employees or independent contractors of an LLP Company have claimed in writing any ownership interest in any material Intellectual Property owned by an LLP Company. Each LLP Company has taken commercially reasonable security measures for the purposes of protecting the secrecy, confidentiality and value of the material Company IP, including material Trade Secrets.

(f) To the Knowledge of the Company, since January 1, 2020, (i) no Person has obtained unauthorized access in any material respects to third party personal information and data regarding individuals that are protected by applicable data privacy Law, in the possession of an LLP Company, and (ii) nor has there been any other material compromise of the security, confidentiality or integrity of such information or data. Each LLP Company has complied in all material respects with all applicable Laws relating to privacy, personal data protection, and the collection, processing and use of such personal information and its own privacy policies and guidelines.

(g) The consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments by an LLP Company under, or release of source code for Software included in Company IP because of (i) any Contract providing for the license by an LLP Company to a third party of material Intellectual Property owned by an LLP Company, or (ii) any Company IP License. Following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the LLP Companies’ material rights under such Contracts or Company IP Licenses to the same extent that the LLP Companies would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the LLP Companies would otherwise be required to pay in the absence of such transactions.

4.14 Taxes and Returns.

(a) Each LLP Company has or will have timely filed, or caused to be timely filed, all applicable material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established.

(b) There is no current pending or, to the Knowledge of the Company, threatened Action against an LLP Company by a Governmental Authority in a jurisdiction where the LLP Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

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(c) No LLP Company is being audited by any Tax authority or has been notified in writing or, to the Knowledge of the Company, orally by any Tax authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against an LLP Company in respect of any material Tax, and no LLP Company has been notified in writing of any material proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

(d) There are no Liens with respect to any Taxes upon any LLP Company’s assets, other than Permitted Liens.

(e) Each LLP Company has collected or withheld all material Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(f) No LLP Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by an LLP Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(g) No LLP Company has participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in U.S. Treasury Regulation section 1.6011-4.

(h) No LLP Company has any Liability for the Taxes of another Person (other than another LLP Company) (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes). No LLP Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on such LLP Company with respect to any period following the Closing Date.

4.15 Real Property.

(a) Schedule 4.15(a) contains a complete and accurate list as of the date of this Agreement of all premises currently leased or subleased or otherwise used or occupied by an LLP Company for the operation of the business of an LLP Company (“Leased Real Property”), and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease and, if applicable, the property identification number. The Company has provided to SPAC a true and complete copy of each of the Company Real Property Leases, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable against the LLP Company party thereto and, to the Knowledge of the Company, each other party thereto, in accordance with their terms and are in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of an LLP Company or any other party under any of the Company Real Property Leases, and no LLP Company has received written or, to the Knowledge of the Company, oral notice of any such condition.

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(b) Schedule 4.15(b) sets forth a materially correct legal description, exact location and tax identification number of all real property in which any LLP Company has an ownership interest (the “Owned Real Property”). The Company has provided to SPAC accurate and complete copies of (i) all deeds and other instruments (as recorded) by which the LLP Companies acquired their respective interests in the Owned Real Property and (ii) all title reports, surveys, title policies, encumbrances and appraisals available to the LLP Companies with respect to the Owned Real Property. There are no outstanding options, rights of first offer or rights of first refusal to purchase any Owned Real Property or any portion thereof or interest therein. The LLP Companies have good and marketable fee simple title to the Owned Real Property.

(c) Each applicable LLP Company is in peaceful and undisturbed possession of the Owned Real Property and Leased Real Property, and there are no contractual or legal restrictions that preclude or restrict the ability in any material respect of any LLP Company to use such Owned Real Property or Leased Real Property for the purposes for which it is currently being used. Except as set forth on Schedule 4.15(c), no LLP Company has subleased, licensed or otherwise granted to any Person the right to use or occupy any portion of the Owned Real Property or Leased Real Property, and no LLP Company has received notice, and the Company has no Knowledge, of any claim of any Person to the contrary.

(d) Use of the Owned Real Property and the Leased Real Property for the various purposes for which it is presently being used is permitted as of right under applicable urbanization, zoning and other land use Laws and is not subject to “permitted non-conforming” use or structure classifications. All buildings, structures, fixtures and other improvements included in the Owned Real Property or Leased Real Property (collectively, the “Improvements”) are in compliance in all material respects with all applicable Laws, including those pertaining to health and safety, zoning, building and construction requirements as well as accessibility requirements. No part of any Improvement encroaches on, or otherwise conflicts in any material respect with the property rights of, any real property not included in the Owned Real Property or Leased Real Property, and there are no buildings, structures, fixtures or other improvements primarily situated on adjoining property which encroach on any part of the Owned Real Property or Leased Real Property, or otherwise conflict in any material respect with the property rights and construction requirements of the LLP Companies. There is no existing or, to the Knowledge of the Company, proposed plan to modify or realign any street or highway or any existing, proposed or, to the Company’s Knowledge, threatened eminent domain or other public acquisition proceeding that would result in the taking of all or any substantial part of any Owned Real Property or Leased Real Property or that would prevent or hinder in any material respect the continued use and enjoyment of any Owned Real Property or Leased Real Property as heretofore used in the conduct of the businesses of the LLP Companies. The Improvements are structurally sound, are in good operating condition and repair, ordinary wear and tear excepted, are free from latent and patent defects, are suitable for the purposes for which they are being used and currently planned to be used by the LLP Companies and, to the Company’s Knowledge, have been maintained in accordance with normal industry practice.

4.16 Personal Property. Each item of Personal Property which is currently owned, used or leased by an LLP Company with a book value or fair market value of greater than Fifty Thousand Dollars ($50,000) is in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and is suitable for its intended use in the business of the LLP Companies. The operation of each LLP Company’s business as it is now conducted or presently proposed to be conducted is not dependent upon the right to use the Personal Property of Persons other than an LLP Company, except for such Personal Property that is owned, leased or licensed by, or otherwise contracted to, an LLP Company.

4.17 Title to and Sufficiency of Assets. Each LLP Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the balance sheet as of the Interim Balance Sheet Date and (d) Liens set forth on Schedule 4.17. The assets (including Intellectual Property rights and contractual rights) of the LLP Companies constitute all of the assets, rights and properties that are used in the operation of the businesses of the LLP Companies as it is now conducted and presently proposed to be conducted or that are used or held by the LLP Companies for use in the operation of the businesses of the LLP Companies, and taken together, are adequate and sufficient in all material respects, for the operation of the businesses of the LLP Companies as currently conducted and as presently proposed to be conducted.

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4.18 Employee Matters.

(a) No LLP Company is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of any LLP Company and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. Since January 1, 2020, there has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Schedule 4.18(a) sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending, or, to the Knowledge of the Company, threatened between any LLP Company and Persons employed by or providing services as independent contractors to an LLP Company. No current officer or employee of an LLP Company has, to the Company’s Knowledge, provided any LLP Company written or oral notice of his or her plan to terminate his or her employment with any LLP Company.

(b) Each LLP Company (i) is, and for the past five (5) years has been, in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against an LLP Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no material Actions pending or, to the Knowledge of the Company, threatened against an LLP Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c) Schedule 4.18(c) hereto sets forth a complete and accurate list as of the date hereof of all employees with a compensation of at least $100,000 per year of the LLP Companies (with names redacted) showing for each as of such date (i) the employee’s name, job title or description, employer, location, salary level (including any bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of the LLP Companies)), (ii) any bonus, commission or other remuneration other than salary paid during the calendar year ended December 31, 2022, and (iii) any wages, salary, bonus, commission or other compensation due and owing to each employee during or for the calendar year ending December 31, 2023. No employee is a party to a written employment Contract with an LLP Company, unless and to the extent required by applicable Law, and each is employed “at will”. The LLP Companies have paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and no LLP Company has any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice.

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(d) Schedule 4.18(d) contains a list, as of the date hereof, of all independent contractors (including consultants) engaged by any LLP Company, along with the position, the entity engaging such Person, date of retention and rate of remuneration. All independent contractors of an LLP Company are a party to a written Contract with an LLP Company. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last five (5) years have been, engaged by an LLP Company are bona fide independent contractors and not employees of an LLP Company. Each independent contractor’s engagement is terminable on fewer than thirty (30) days’ notice, without any obligation of any LLP Company to pay severance or a termination fee.

4.19 Benefit Plans.

(a) Set forth on Schedule 4.19(a) is a true and complete list of each material Foreign Plan of an LLP Company (each, a “Company Benefit Plan”). No LLP Company currently maintains or contributes to, or has any material Liabilities with respect to, or since January 1, 2020 has maintained or contributed to (or has or had an obligation to contribute to), or had any material Liabilities with respect to, any Benefit Plan, whether or not subject to ERISA, which is not a Foreign Plan.

(b) With respect to each material Company Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of an LLP Company, the Company has made available to SPAC accurate and complete copies, if applicable, of: (i) all current plan documents and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto), and written descriptions of any material Company Benefit Plans which are not in writing; (ii) the most recent annual and periodic accounting of plan assets; (iii) the most recent actuarial valuation; and (iv) all material communications since January 1, 2020 with any Governmental Authority concerning any matter that is still pending or for which an LLP Company has any outstanding material Liability or obligation.

(c) With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms and the requirements of all applicable Laws, and has been maintained, where required, in good standing in all material respects with applicable regulatory authorities and Governmental Authorities; (ii) no breach of fiduciary duty that would result in a material Liability to the LLP Companies, taken as a whole, has occurred; (iii) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration) that would result in a material Liability to the LLP Companies, taken as a whole; (iv) all contributions, premiums and other payments (including any special contribution, interest or penalty) required to be made with respect to a Company Benefit Plan have been timely made, (v) all benefits accrued under any unfunded Company Benefit Plan has been paid, accrued, or otherwise adequately reserved in accordance with IFRS and are reflected on the Company Financials; and (vi) no Company Benefit Plan provides for retroactive increases in contributions, premiums or other payments in relation thereto. No LLP Company has incurred any material obligation in connection with the termination of, or withdrawal from, any Company Benefit Plan.

(d) To the extent applicable, the present value of the accrued benefit liabilities (whether or not vested) under each Company Benefit Plan, determined as of the end of the Company’s most recently ended fiscal year on the basis of reasonable actuarial assumptions did not materially exceed the current value of the assets of such Company Benefit Plan allocable to such benefit liabilities.

(e) The consummation of the Transactions will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation under any Company Benefit Plan or under any applicable Law; or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any director, employee or independent contractor of an LLP Company.

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(f) Except to the extent required by applicable Law, no LLP Company provides material health or life insurance benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

4.20 Environmental Matters.

(a) Each LLP Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all material Permits required for its business and operations by Environmental Laws (“Environmental Permits”), and no material Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permit.

(b) No LLP Company is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material in each case that would give rise to any material Liability. No LLP Company has assumed, contractually or by operation of Law, any material Liabilities or obligations under any Environmental Laws that are outstanding.

(c) No Action is pending, or to the Company’s Knowledge, threatened against any LLP Company or any assets of an LLP Company alleging either or both that an LLP Company is in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d) No LLP Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation of the LLP Companies, taken as a whole, under applicable Environmental Laws. To the Company’s Knowledge, no fact, circumstance, or condition exists in respect of any LLP Company or any property currently or formerly owned, operated, or leased by any LLP Company or any property to which an LLP Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in an LLP Company incurring any material Environmental Liabilities.

(e) To the Company’s Knowledge, there is no investigation by a Governmental Authority of the business, operations, or currently owned, operated, or leased property of an LLP Company or previously owned, operated, or leased property of an LLP Company pending or threatened that could lead to the imposition of any material Liens under any Environmental Law or material Environmental Liabilities.

(f) To the Knowledge of the Company, there is not located at any of the properties of an LLP Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls, in each case, that would reasonably be expect to result or result in the LLP Companies, taken as a whole, incurring any material Liability or obligation under applicable Environmental Laws.

(g) The Company has provided to SPAC all material environmental site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of any LLP Company, in each case that are in the Company’s possession or control.

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4.21 Transactions with Related Persons. No LLP Company nor any of their Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of an LLP Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past three (3) years, has been, a party to any transaction with an LLP Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the LLP Company), (b) providing for the rental of real property or Personal Property from, or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the LLP Company in the ordinary course of business consistent with past practice), any Related Person or any Person in which any Related Person has a position as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect ownership interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). No LLP Company has outstanding any Contract or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any LLP Company, in each case other than pursuant to an Ancillary Document. Except as provided for in any Ancillary Document, the assets of the LLP Companies do not include any material receivable or other material obligation from a Related Person, and the liabilities of the LLP Companies do not include any material payable or other material obligation or commitment to any Related Person.

4.22 Business Insurance.

(a) Schedule 4.22(a) lists all material insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by an LLP Company relating to an LLP Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to SPAC. All premiums due and payable under all such insurance policies have been timely paid and the LLP Companies are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. No LLP Company has any self-insurance or co-insurance programs. Since January 1, 2021, no LLP Company has received any written notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b) Schedule 4.22(b) identifies each individual insurance claim in excess of $50,000 made by an LLP Company since January 1, 2021. Each LLP Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the LLP Companies, taken as a whole. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. Since January 1, 2021, no LLP Company has made any claim against an insurance policy as to which the insurer is denying coverage.

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4.23 Top Customers and Suppliers. Schedule 4.23 lists, by dollar volume received by or paid to the LLP Companies (in aggregate), as applicable, for each of (a) the twelve (12) months ended December 31, 2022 and (b) the period from January 1, 2023 through the Interim Balance Sheet Date, the ten (10) largest customers of the LLP Companies (the “Top Customers”) and the ten largest suppliers of goods or services to the LLP Companies (the “Top Vendors”), along with the amounts of such dollar volumes. The relationships of each LLP Company with such suppliers and customers are good commercial working relationships and (i) no Top Vendor or Top Customer within the last twelve (12) months has cancelled or otherwise terminated, or given written or, to the Company’ Knowledge, oral notice to the Company to cancel or otherwise terminate, any material relationships of such Person with an LLP Company, (ii) no Top Vendor or Top Customer has during the last twelve (12) months decreased materially or, to the Company’s Knowledge, threatened to stop, decrease or limit materially, or to modify materially its material relationships with an LLP Company or to stop, decrease or limit materially its products or services to any LLP Company or its usage or purchase of the products or services of any LLP Company, (iii) to the Company’s Knowledge, no Top Vendor or Top Customer intends to refuse to pay any material amount due to any LLP Company or seek to exercise any remedy against any LLP Company, (iv) no LLP Company has since January 1, 2022 been engaged in any material dispute with any Top Vendor or Top Customer, and (v) to the Company’s Knowledge, the consummation of the Transactions will not adversely affect the relationship of any LLP Company with any Top Vendor or Top Customer.

4.24 Certain Business Practices.

(a) In the past five (5) years, no LLP Company, nor any of their respective Representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or (iii) made any other unlawful payment. No LLP Company, nor any of their respective Representatives acting on their behalf has directly or knowingly indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any LLP Company or assist any LLP Company in connection with any actual or proposed transaction.

(b) In the past five (5) years, the operations of each LLP Company are and have been conducted at all times in compliance in all material respects with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving an LLP Company with respect to the any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c) No LLP Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of an LLP Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and no LLP Company has, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

4.25 Investment Company Act. No LLP Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a Person subject to registration and regulation as an “investment company”, in each case within the meaning of the Investment Company Act.

4.26 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from SPAC, Pubco, the LLP Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any LLP Company.

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4.27 Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions; (b) in the Registration Statement; or (c) in the mailings or other distributions to SPAC Shareholders or Pubco’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC or its Affiliates.

4.28 Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of SPAC and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of SPAC for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions, it has relied solely upon its own investigation and the express representations and warranties of SPAC set forth in this Agreement (including the related portions of the SPAC Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto, and the information provided by or on behalf of SPAC for the Registration Statement; and (b) neither SPAC nor its Representatives have made any representation or warranty as to SPAC or this Agreement, except as expressly set forth in this Agreement (including the related portions of the SPAC Disclosure Schedules) or in any certificate delivered to Company pursuant hereto.

4.29 No Other Representations. Except for the representations and warranties expressly made by the Company in this Article IV (as modified by the Company Disclosure Schedules) or as expressly set forth in an Ancillary Document, neither the Company nor any other Person on its behalf makes any express or implied representation or warranty with respect to the LLP Companies or their respective businesses, operations, assets or Liabilities, or the Transactions, and the Company hereby expressly disclaims any other representations or warranties, whether implied or made by the Company or any of its Representatives. Except for the representations and warranties expressly made by the Company in this Article IV (as modified by the Company Disclosure Schedules) or in an Ancillary Document, the Company hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to SPAC, Pubco or any of their respective Representatives (including any opinion, information, projection or advice that may have been or may be provided to SPAC, Pubco or any of their respective Representatives by any Representative of the Company), including any representations or warranties regarding the probable success or profitability of the businesses of the LLP Companies.

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Article V

Covenants

5.1 Access and Information.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 7.1 or the Closing (the “Interim Period”), subject to Section 5.14, each of the Company, Pubco and the Merger Subs shall give, and shall cause its Representatives to give, SPAC and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the LLP Companies, Pubco or Merger Subs as SPAC or its Representatives may reasonably request regarding the LLP Companies, Pubco or the Merger Subs and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)), and cause each of the Representatives of the Company, Pubco and the Merger Subs to reasonably cooperate with SPAC and its Representatives in their investigation; provided, however, that SPAC and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the LLP Companies, Pubco or the Merger Subs or to create a material risk of damage or destruction to any property or assets of the LLP Companies, Pubco or Company Merger Sub in any material respect; provided further that the Company, Pubco and Company Merger Sub may restrict or otherwise prohibit access to any documents or information to the extent that (i) any applicable Law requires the Company, Pubco or Company Merger Sub to restrict or otherwise prohibit access to such documents or information, (ii) access to such documents or information would likely result in the waiver of any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information, or (iii) access to a Contract to which the LLP Companies, Company Merger Sub or Pubco is a party or otherwise bound would violate or cause a default under, or give a third party the right terminate or accelerate the rights under, such Contract; provided further that in the event that the Company, Company Merger Sub or Pubco does not provide access or information in reliance on the preceding proviso, it shall use its commercially reasonable efforts to communicate the applicable information to SPAC in a way that would not violate the applicable Law, Contract or obligation or waive such a privilege. Any access to the properties of the LLP Companies, Company Merger Sub or Pubco shall be subject to the Company’s reasonable security measures and insurance requirements and shall not include the right to perform any “invasive” testing or soil, surface, air or groundwater sampling, including, without limitation, any Phase I or Phase II environmental assessments. Nothing in this Section 5.1(a) shall be construed to require the Company, Company Merger Sub or Pubco to spend material resources to prepare any reports, analyses, appraisals, opinions or other information that they currently do not prepare.

(b) During the Interim Period, subject to Section 5.14, SPAC shall give, and shall cause its Representatives to give, the Company, Pubco, the Merger Subs and their respective Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to SPAC or its Subsidiaries, as the Company, Pubco, the Merger Subs or their respective Representatives or Governmental Authorities may reasonably request regarding SPAC, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of SPAC’s Representatives to reasonably cooperate with the Company, Pubco and the Merger Subs and their respective Representatives in their investigation; provided, however, that the Company, Pubco, the Merger Subs and their respective Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of SPAC or any of its Subsidiaries; provided further that SPAC may restrict or otherwise prohibit access to any documents or information to the extent that (i) any applicable Law requires SPAC to restrict or otherwise prohibit access to such documents or information, (ii) access to such documents or information would likely result in the waiver of any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information, or (iii) access to a Contract to which SPAC is a party or otherwise bound would violate or cause a default under, or give a third party the right terminate or accelerate the rights under, such Contract; provided further that in the event that SPAC does not provide access or information in reliance on the preceding proviso, it shall use its commercially reasonable efforts to communicate the applicable information to the Company and Pubco in a way that would not violate the applicable Law, Contract or obligation or waive such a privilege.

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(c) SPAC shall not, during the Interim Period, contact any employee (other than executive officers), customer, supplier, distributor or other material business relation of any LLP Company regarding any LLP Company, its business or the Transactions without the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned).

5.2 Conduct of Business of the Company, Pubco and the Merger Subs.

(a) Unless SPAC shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents, as required by applicable Law, as necessary to comply with COVID-19 Measures (or similar pandemic health requirements) or as set forth on Schedule 5.2, the Company, Pubco and the Merger Subs shall, and shall cause their respective Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the LLP Companies, Pubco and the Merger Subs and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b) Without limiting the generality of Section 5.2(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents, as required by applicable Law, as necessary to comply with COVID-19 Measures (or similar pandemic health requirements) or as set forth on Schedule 5.2, during the Interim Period, without the prior written consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed), the Company, Pubco and the Merger Subs each shall not, and each shall cause its Subsidiaries not to:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents, except as required by applicable Law;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third party with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

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(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $250,000 individually or $500,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $250,000 individually or $500,000 in the aggregate;

(v) increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than ten percent (10%), or make or commit to make any bonus payment (whether in cash, property or securities) to any employee, or materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law, pursuant to the terms of any Benefit Plans or in the ordinary course of business consistent with past practice; provided that the LLP Companies may grant their employees year-end bonuses in the ordinary course of business consistent with past practice (for the avoidance of doubt, any bonuses granted or paid in connection with the Transactions will require the prior written consent of SPAC, and no employee bonuses (whether ordinary course year-end bonuses or Transaction related bonuses) will be included as Expenses or affect the Minimum Cash Condition or the determination of the Non-Retained Founder Shares);

(vi) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any material amended Tax Return or claim for a material refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with IFRS;

(vii) transfer or license to any Person or otherwise extend, materially amend or modify any material Company IP other than in the ordinary course of business, or permit to lapse or fail to preserve any Company IP, or disclose to any Person who has not entered into a confidentiality agreement, or is otherwise not subject to confidentiality obligations, any material Trade Secrets, other than expirations of rights to any Company Registered IP due to expiration of any applicable period for such registration;

(viii) terminate, or waive or assign any material right under any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice, excluding expirations of Company Material Contracts pursuant to their terms;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x) establish any Subsidiary or enter into any new line of business;

(xi) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xii) revalue any of its material assets (other than in the ordinary course of business consistent with past practice) or make any change in accounting methods, principles or practices, except to the extent required to comply with IFRS, and after consulting with such Party’s outside auditors;

(xiii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, such Party or its Affiliates) not in excess of $250,000 (individually or in the aggregate), other than in the ordinary course of business consistent with past practice, or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials or the consolidated financial statements of Pubco, as applicable;

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(xiv) close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its material facilities;

(xv) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

(xvi) make capital expenditures in excess of $250,000 individually for any project (or set of related projects) or $500,000 in the aggregate (excluding, for the avoidance of doubt, incurring any Expenses);

(xvii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $250,000 individually or $500,000 in the aggregate other than pursuant to the terms of a Company Material Contract or Company Benefit Plan;

(xix) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xx) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company, Pubco or a Merger Sub;

(xxi) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xxii) accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the ordinary course of business consistent with past practice;

(xxiii) enter into, amend, waive or terminate (other than terminations in accordance with their terms or as contemplated by this Agreement) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or

(xxiv) authorize or agree to do any of the foregoing actions.

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5.3 Conduct of Business of SPAC.

(a) Unless the Company and Pubco shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents (including as contemplated by the Transaction Financing), as required by applicable Law, as necessary to comply with COVID-19 Measures (or similar pandemic health requirements) or as set forth on Schedule 5.3, SPAC shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to SPAC and its Subsidiaries and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice. Notwithstanding anything to the contrary in this Section 5.3, nothing in this Agreement shall prohibit or restrict SPAC from extending, in accordance with the SPAC Charter and IPO Prospectus, or by amendment to the SPAC Charter, the deadline by which it must complete its Business Combination (an “Extension”), whether pursuant to exercise of automatic extension rights in accordance with SPAC’s current Organizational Documents or by amendment of SPAC’s Organizational Documents to extend such deadline, and no consent of any other Party shall be required in connection therewith.

(b) Without limiting the generality of Section 5.3(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents (including as contemplated by the Transaction Financing) or as set forth on Schedule 5.3, as required by applicable Law or as necessary to comply with COVID-19 Measures (or similar pandemic health requirements), during the Interim Period, without the prior written consent of the Company and Pubco (such consent not to be unreasonably withheld, conditioned or delayed), SPAC shall not, and shall cause its Subsidiaries not to:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third party with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $250,000 (individually or in the aggregate), make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person provided, that this Section 5.3(b)(iv) shall not prevent SPAC from borrowing funds necessary to finance (A) its ordinary course administrative costs and expenses and Expenses incurred in connection with the consummation of the Transactions, including any Transaction Financing, up to aggregate additional Indebtedness during the Interim Period of $1,500,000 and (B) the costs and expenses necessary for an Extension (including to fund payments by SPAC to the Trust Account (x) for an automatic extension right in accordance with SPAC’s Organizational Documents or (y) to incentivize Public Shareholders not to redeem their SPAC Class A Ordinary Shares in an Extension Redemption in connection with an amendment of SPAC’s Organizational Documents to extend its deadline to consummate a Business Combination) (such expenses, “Extension Expenses”);

(v) make or rescind any material election relating to Taxes, settle any material Action relating to Taxes, file any material amended Tax Return or claim for material refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP or IFRS, as applicable;

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(vi) amend, waive or otherwise change the Trust Agreement in any manner adverse to SPAC;

(vii) terminate, waive or assign any material right under any SPAC Material Contract;

(viii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(ix) establish any Subsidiary or enter into any new line of business;

(x) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xi) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP or IFRS, as applicable, and after consulting SPAC’s outside auditors;

(xii) waive, release, assign, settle or compromise any Action (including any Action relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, SPAC or its Subsidiary) not in excess of $250,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the SPAC Financials;

(xiii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiv) make capital expenditures in excess of $250,000 individually for any project (or set of related projects) or $500,000 in the aggregate (excluding, for the avoidance of doubt, incurring any Expenses);

(xv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xvi) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $250,000 individually or $500,000 in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 5.3 during the Interim Period;

(xvii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xviii) enter into any agreement, understanding or arrangement with respect to the voting of its equity securities;

(xix) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xx) authorize or agree to do any of the foregoing actions.

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(c) For the avoidance of doubt, Pubco shall be permitted to issue Pubco Ordinary Shares in connection with the Closing in satisfaction and payment of Expenses, where such Expenses may be paid other than in cash.

5.4 Financial Statements.

(a) The Company shall use its commercially reasonable efforts to deliver to SPAC and Pubco true and complete copies of (i) the consolidated balance sheets of the LLP Companies as of December 31, 2022 and December 31, 2021, and the related consolidated statements of income, cash flows and changes in shareholder equity of the LLP Companies for the year periods then ended, each audited by a PCAOB qualified auditor in accordance with PCAOB standards (the “PCAOB Audited Company Financials”) on or prior to September 18, 2023, and (ii) the unaudited consolidated balance sheet of the LLP Companies as of September 30, 2023, and the related unaudited consolidated statements of income, cash flows and changes in shareholder equity of the LLP Companies for the nine (9) month period then ended, each reviewed by a PCAOB qualified auditor in accordance with PCAOB standards (the “PCAOB Reviewed Quarterly Company Financials” and, together with the PCAOB Audited Company Financials, the “PCAOB Company Financials”) on or prior to November 15, 2023. The Company shall cause (A) such PCAOB Company Financials to be prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except as may be specifically indicated in the notes thereto), (B) the PCAOB Audited Company Financials to be audited in accordance with the standards of the PCAOB and to contain a report of the Company’s auditor and (C) such PCAOB Company Financials to comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of date of delivery (including Regulation S-X or Regulation S-K, as applicable).

(b) During the Interim Period, within forty (40) calendar days following the end of each three-month quarterly period and each fiscal year, the Company shall deliver to SPAC an unaudited consolidated income statement and an unaudited consolidated balance sheet of the LLP Companies for the period from the Interim Balance Sheet Date through the end of such quarterly period or fiscal year, in each case accompanied by a certificate of the Chief Financial Officer of the Company to the effect that all such financial statements fairly present the consolidated financial position and results of operations of the LLP Companies as of the date or for the periods indicated, in accordance with IFRS, subject to year-end audit adjustments and excluding footnotes. From the date hereof through the Closing Date, the Company will also promptly deliver to SPAC copies of any audited consolidated financial statements of the LLP Companies that the LLP Companies’ certified public accountants may issue.

5.5 SPAC Public Filings. During the Interim Period, SPAC shall keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts prior to the Merger to maintain the listing of the SPAC Class A Ordinary Shares on the NYSE; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on the NYSE only the Pubco Ordinary Shares.

5.6 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company, Pubco, the Merger Subs and their respective Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or any material part of the business or assets of the LLP Companies (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of the LLP Companies, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, amalgamation, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise, and (B) with respect to SPAC and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination involving SPAC.

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(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the Transactions, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and SPAC, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third party from, or waive any provision of, any confidentiality agreement to which such Party is a party (other than as a result of expiration of the term thereof in accordance with the terms of the applicable agreement).

(c) Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) orally and in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

5.7 No Trading. The Company, Pubco and the Merger Subs each acknowledge and agree that it is aware, and that their respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of SPAC, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and the NYSE promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company, Pubco and the Merger Subs each hereby agree that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of SPAC, communicate such information to any third party, take any other action with respect to SPAC in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

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5.8 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the Transactions or (ii) any non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the Transactions; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions set forth in Article VI not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the Transactions. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement or a Joinder Agreement, as applicable, have been breached.

5.9 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the Transactions (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of Section 5.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense, with respect to the Transactions as promptly as practicable to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

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(c) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities any required requests for approval of the Transactions and shall use all commercially reasonable efforts to have such Governmental Authorities approve the Transactions, as applicable. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the Transactions, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. Subject to applicable Law, no Party shall initiate or participate in any meeting or discussion with any Governmental Authority with respect to any filings, applications, investigations or other inquiry in connection with the transactions contemplated hereby without, to the extent practicable, giving the other Parties reasonable prior notice of the meeting. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the Transactions, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting to the extent permitted by the Governmental Authority. If any objections are asserted with respect to the Transactions under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the Transactions as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the Transactions, the Parties shall use their commercially reasonable best efforts to resolve any such objections or Actions so as to timely permit consummation of the Transactions, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the Transactions, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions.

(d) Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third parties as may be necessary for the consummation by such Party or its Affiliates of the Transactions or required as a result of the execution or performance of, or consummation of the Transactions by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts. With respect to Pubco, during the Interim Period, the Company, Pubco and the Merger Subs shall take all reasonable actions necessary to cause Pubco to qualify as “foreign private issuer” as such term is defined Rule 3b-4 under the Exchange Act and to maintain such status through the Closing.

5.10 Further Assurances. The Parties shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the Transactions as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

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5.11 The Registration Statement.

(a) As promptly as practicable after the date hereof, SPAC and Pubco shall prepare with the assistance of the Company and file with the SEC a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Pubco Securities to be issued under this Agreement pursuant to the Mergers to the holders of SPAC Securities and Companies Securities as of immediately prior to the Effective Time, which Registration Statement will also contain a notice of the SPAC Shareholder Meeting (as defined below) and a proxy statement of SPAC (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from SPAC Shareholders for the matters to be acted upon at the SPAC Shareholder Meeting and providing the Public Shareholders an opportunity in accordance with SPAC’s Organizational Documents and the IPO Prospectus to have their SPAC Class A Ordinary Shares redeemed (the “Closing Redemption”) in conjunction with the shareholder vote on the Shareholder Approval Matters (as defined below). The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from SPAC Shareholders to vote, at a general meeting of SPAC Shareholders to be called and held for such purpose (the “SPAC Shareholder Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the Transactions (including, to the extent required, the issuance of any securities in any Transaction Financing), including the authorization of the merger of SPAC Merger Sub with and into SPAC, the authorization and approval of the form of the SPAC Plan of Merger, the authorization for SPAC to enter into the SPAC Plan of Merger and the amendment and restatement of SPAC’s Organizational Documents, by the holders of SPAC Ordinary Shares in accordance with SPAC’s Organizational Documents, the Cayman Islands Companies Act and the rules and regulations of the SEC and the NYSE, (ii) to the extent required by the NYSE, SPAC’s Organizational Documents or the Cayman Islands Companies Act, the issuance of any securities in connection with any Transaction Financing, including adoption and approval of the issuance of more than twenty percent (20%) of the outstanding SPAC Class A Ordinary Shares, (iii) to the extent required to be approved by holders of SPAC Ordinary Shares, the adoption and approval of the Amended Pubco Organizational Documents, (iv) the adoption and approval of a new Equity Incentive Plan for Pubco in a form to be mutually agreed by SPAC and the Company, each acting reasonably (the “Pubco Equity Plan”), which will provide that the total awards under such Pubco Equity Plan will be a number of Pubco Ordinary Shares equal to a percentage of the aggregate number of Pubco Ordinary Shares issued and outstanding immediately after the Closing, with such percentage to be agreed prior to the effectiveness of the Registration Statement by SPAC and the Company after review of the Compensation Report and consultation with the Compensation Consultant, (v) the appointment of the members of the Post-Closing Pubco Board in accordance with Section 5.15 hereof, (vi) such other matters as the Company, Pubco and SPAC shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions under applicable Law (the approvals described in foregoing clauses (i) through (vi), collectively, the “Shareholder Approval Matters”), and (vii) the adjournment of the SPAC Shareholder Meeting, if necessary or desirable in the reasonable determination of SPAC.

(b) If, on the date for which the SPAC Shareholder Meeting is scheduled, SPAC has not received proxies representing a sufficient number of shares to obtain the Required SPAC Shareholder Approval, whether or not a quorum is present, SPAC may make one or more successive postponements or adjournments of the SPAC Shareholder Meeting in accordance with SPAC’s Organizational Documents. In connection with the Registration Statement, SPAC and Pubco shall file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in SPAC’s Organizational Documents, the Cayman Islands Companies Act and the rules and regulations of the SEC and the NYSE. SPAC and Pubco shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC, and SPAC shall not file the same with the SEC without first obtaining the prior written consent of the Company (which shall not be unreasonably withheld, delayed or conditioned).

(c) The Company shall provide SPAC and Pubco with such information concerning the LLP Companies and their equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

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(d) SPAC and Pubco shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the SPAC Shareholder Meeting and the Closing Redemption. Each of SPAC, Pubco and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, Pubco, SPAC and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. SPAC and Pubco shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to SPAC Shareholders to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and SPAC’s Organizational Documents.

(e) SPAC and Pubco, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use their commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. SPAC and Pubco shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that SPAC, Pubco or their respective Representatives receive from the SEC or its staff with respect to the Registration Statement, the SPAC Shareholder Meeting and the Closing Redemption promptly after the receipt of such comments and shall give the Company a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments, and SPAC shall not provide any such responses to the SEC without first obtaining the prior written consent of the Company (which shall not be unreasonably withheld, delayed or conditioned).

(f) As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, SPAC and Pubco shall distribute the Registration Statement to SPAC Shareholders and, pursuant thereto, shall call the SPAC Shareholder Meeting in accordance with the Cayman Islands Companies Act for a date no later than thirty (30) days following the effectiveness of the Registration Statement, and shall use its reasonable efforts to (i) solicit from the SPAC Shareholders proxies in favor of the Required SPAC Shareholder Approval prior to such SPAC Shareholder Meeting, and (ii) obtain the Required SPAC Shareholder Approval at such SPAC Shareholder Meeting.

(g) SPAC and Pubco shall comply with all applicable Laws, any applicable rules and regulations of the NYSE, SPAC’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the SPAC Shareholder Meeting and the Closing Redemption.

5.12 Required Company Shareholder Approval. As promptly as practicable after the date hereof (or if mutually agreed by the Company and SPAC, as promptly as practicable after the Registration Statement has become effective), the Company will either (i) call a meeting of Company Shareholders in order to obtain the Required Company Shareholder Approval (the “Company Shareholder Meeting”), and the Company shall use its reasonable best efforts to solicit from the Company Shareholders proxies in favor of the Required Company Shareholder Approval prior to such Company Shareholder Meeting, or (ii) use its reasonable best efforts to obtain a signed written consent in lieu of a meeting of Company Shareholders for the Required Company Shareholder Approval, and the Company shall take all other actions necessary or advisable to secure the Required Company Shareholder Approval, including enforcing the Voting Agreement.

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5.13 Public Announcements.

(a) The Parties agree that, during the Interim Period, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the Transactions shall be issued by any Party or any of their Affiliates without the prior written consent (not be unreasonably withheld, conditioned or delayed) of SPAC and the Company, except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, SPAC shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement). The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the Transactions (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, Pubco and SPAC shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws, which the Sponsor shall review, comment upon and approve (which approval shall not be unreasonably be withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the Transactions, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the Transactions, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/or any Governmental Authority in connection with the Transactions, and no filing or submission thereof shall be made until both the Company and SPAC (and from and after the Closing, the Sponsor) consent thereto (which shall not be unreasonably withheld, conditioned or delayed).

5.14 Confidential Information.

(a) The Company, Pubco and the Merger Subs agree that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any SPAC Confidential Information, and will not use for any purpose (except in connection with the consummation of the Transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the SPAC Confidential Information without SPAC’s prior written consent; and (ii) in the event that the Company, Pubco, the Merger Subs or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, becomes legally compelled to disclose any SPAC Confidential Information, (A) provide SPAC to the extent legally permitted with prompt written notice of such requirement so that SPAC or an Affiliate thereof may seek, at SPAC’s sole expense, a protective Order or other remedy or waive compliance with this Section 5.14(a), and (B) in the event that such protective Order or other remedy is not obtained, or SPAC waives compliance with this Section 5.14(a), furnish only that portion of such SPAC Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such SPAC Confidential Information. In the event that this Agreement is terminated and the Transactions are not consummated, the Company, Pubco and the Merger Subs shall, and shall cause their respective Representatives to, promptly deliver to SPAC or destroy (at SPAC’s election) any and all copies (in whatever form or medium) of SPAC Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, the Company, Pubco, the Merger Subs and their respective Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws or other applicable Laws.

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(b) Each of SPAC, Pubco and the Merger Subs agree that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, it shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the Transactions contemplated by this Agreement or the Ancillary Documents, performing their respective obligations hereunder or thereunder or enforcing their respective rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that SPAC, Pubco or the Merger Subs or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company or an Affiliate thereof may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 5.14(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 5.14(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the Transactions are not consummated, SPAC, Pubco and the Merger Subs shall, and each shall cause its Representatives to, promptly deliver to the Company or destroy (at the election of the Company) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, SPAC, Pubco, the Merger Sub and their respective Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws.

5.15 Post-Closing Board of Directors and Executive Officers.

(a) The Parties shall take all necessary action, including causing the directors of Pubco to resign, so that effective as of the Closing, Pubco’s board of directors (the “Post-Closing Pubco Board”) will consist of at least five (5) individuals and up to seven (7) individuals. Immediately after the Closing, the Parties shall take all necessary action to designate and appoint to the Post-Closing Pubco Board (i) one (1) person who is designated by SPAC prior to the Closing who shall be (x) approved by the Company, acting reasonably, and (y) shall qualify as an independent director as defined under the NYSE rules; and (ii) at least four (4) persons and up to six (6) persons that are designated by the Company prior to the Closing, one (1) of whom shall be the initial Chairperson of the Post-Closing Pubco Board; provided that such designees shall meet any applicable requirements of the NYSE. A majority of the directors of the Post-Closing Pubco Board shall qualify as independent directors as defined under the NYSE rules. The Post-Closing Pubco Board shall be divided into three (3) classes, which classes shall have staggered terms of three (3) years each, with the composition of each “class” and committee membership determined by the Company’s board of directors.

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(b) The Parties shall take all action necessary, including causing the executive officers of Pubco to resign, so that the individuals serving as the chief executive officer and chief financial officer, respectively, of Pubco immediately after the Closing will be the same individuals (in the same office) as that of the Company immediately prior to the Closing (unless, with the consent of SPAC, the Company desires to appoint another qualified person to either such role, in which case, such other person identified by the Company shall serve in such role).

5.16 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of SPAC, the Company, Pubco or either Merger Sub and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of SPAC, the Company, Pubco or a Merger Sub (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and SPAC, the Company, Pubco or a Merger Sub, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, Pubco shall cause the Organizational Documents of Pubco and the Surviving Subsidiaries to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of, as applicable, SPAC, the Company, Pubco or a Merger Sub to the extent permitted by applicable Law. The provisions of this Section 5.16 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b) For the benefit of the directors and officers of SPAC, the Company, Pubco or either Merger Sub, SPAC or Pubco shall be permitted prior to the Effective Time to obtain and fully pay (including from funds in the Trust Account released at the Closing) the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than, as applicable, SPAC’s or the Company’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, Pubco and the Surviving Subsidiaries shall maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and Pubco and the Surviving Subsidiaries shall timely pay or cause to be paid all premiums with respect to the D&O Tail Insurance.

5.17 Trust Account Proceeds.

(a) The Parties agree that after the Closing, the funds in the Trust Account, after taking into account payments for the Closing Redemption, and any proceeds received by Pubco or SPAC from any Transaction Financing shall first be used to pay (i) SPAC’s accrued non-share Expenses, including SPAC’s deferred Expenses of the IPO and deferred advisor fees, (ii) as repayment of loans from, and reimbursement of, Expenses (including deferred Expenses), other administrative costs and expenses incurred by or on behalf of SPAC or Extension Expenses, to the directors, officers and shareholders of SPAC or any other Indebtedness of SPAC, and (iii) related non-share Expenses incurred by the Company. Such amounts, as well as any Expenses that are required or permitted to be paid by delivery of Pubco securities, shall be paid at the Closing. Any remaining cash shall be used by Pubco and the LLP Companies for working capital and general corporate purposes. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement. With respect to SPAC, Expenses shall include any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO upon consummation of a Business Combination and any Extension Expenses. For the avoidance of doubt, the Expenses of the LLP Companies will not include any bonuses paid or payable to any employees of the LLP Companies.

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(b) Upon the satisfaction or waiver of the conditions set forth in Article VI and provision of notice thereof to the Trustee (which notice SPAC shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, SPAC (A) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (B) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to the redeeming Public Shareholders pursuant to the Closing Redemption, and (2) immediately thereafter, pay all remaining amounts then available in the Trust Account to SPAC or its designee(s) (including creditors as described in Section 5.17(a)) for immediate use, subject to this Agreement and the Trust Agreement and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

5.18 Transaction Financing.

(a) Without limiting anything to the contrary contained herein, during the Interim Period, SPAC, the Company and Pubco shall use their reasonable best efforts to enter into financing agreements (“Financing Agreements”) on such terms and structuring as the SPAC and the Company shall mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed) (collectively, the “Transaction Financing”), and SPAC, the Company and Pubco shall, and shall cause their respective Representatives to, reasonably cooperate with the other in connection with such Financing Agreements (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by SPAC). The Transaction Financing may be structured as common equity, convertible preferred equity, convertible debt, non-redemption or backstop arrangements with respect to the Trust Account, a committed equity facility, debt facility, and/or other sources of cash proceeds on terms and conditions reasonably acceptable to the Company, in each case, whether such investment is into SPAC, the Company or Pubco (the committed amounts of any such Transaction Financing, whether paid or payable prior to, at or after the Closing, “Additional Capital”); provided, that (i) SPAC, the Company and Pubco shall use their reasonable best efforts to cause at least Twenty-Five Million U.S. Dollars ($25,000,000) of such Additional Capital to be in the form of a private investment in public equity for common equity, convertible preferred equity or convertible debt, or non-redemption or backstop arrangements with respect to the Trust Account, and (ii) Transaction Financing and Additional Capital shall exclude any funds, capital, monies or proceeds received by an LLP Company in connection with any financing, Indebtedness or capital raisings relating to any LLP Company’s real estate project (and ancillary matters thereto) from investors that are not initially introduced after the date of this Agreement to an LLP Company by SPAC or its Representatives (including (i) existing investors of an LLP Company as of the date of this Agreement and (ii) the investors identified on Schedule 5.18).

(b) Except to the extent permitted pursuant to the terms of the Financing Agreements or otherwise approved in writing by the Company and SPAC (each of which approval shall not be unreasonably withheld, conditioned or delayed), and except for any of the following actions that would not materially increase conditionality or impose any new material obligation on the Company, Pubco or SPAC, during the Interim Period SPAC, the Company and Pubco shall not (i) reduce the committed investment amount to be received by SPAC, Pubco or the Company under any Financing Agreement or reduce or impair the rights of SPAC, the Company or Pubco under any Financing Agreement or (ii) permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Financing Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision). SPAC, Pubco and the Company shall use their reasonable best efforts to consummate the Transaction Financing in accordance with the Financing Agreements. Without limiting the foregoing, SPAC, Pubco and the Company shall use their reasonable best efforts to meet the condition to the Closing set forth in Section 6.2(d); provided, that nothing in this Section 5.18 shall require the Sponsor to forfeit or transfer any direct or indirect interests in its SPAC Securities (for the avoidance of doubt, without affecting the obligations of the Sponsor under the Sponsor Letter Agreement with respect to the Non-Retained Founder Shares for failure to have the Additional Capital required thereunder).

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5.19 Employment Agreements; Compensation Consultant.

(a) Prior to the Closing, the Company shall use its commercially reasonable efforts to cause the persons as to be agreed by SPAC and the Company after the date hereof (each acting reasonably) to enter into employment agreements (the “Employment Agreements”), in each case to be effective as of the Closing, in form and substance reasonably acceptable to the Company and SPAC, to be between each such individual and Pubco (or a Subsidiary thereof).

(b) During the Interim Period, the Company will engage a reputable compensation consultant reasonably acceptable to SPAC (the “Compensation Consultant”) to perform a compensation study to analyze and propose the compensation of Pubco’s management immediately after the Closing (including for purposes of the Employment Agreements) and the size and terms and conditions of the Pubco Equity Plan, including by benchmarking equity incentive plans and cash compensation of comparable public companies (taking into account the applicable jurisdictions), and provide a written report (the “Compensation Report”) to the Company with respect thereto. The Company shall provide a copy of the Compensation Report to SPAC promptly after the Company’s receipt thereof, and the Company shall, if requested in writing by SPAC, use its commercially reasonable efforts to cause the Compensation Consultant to meet with SPAC and its Representatives (which may be via teleconference or video conference) to discuss the Compensation Report and respond to the inquiries of SPAC and its Representatives.

5.20 NYSE Listing. The Company, SPAC and Pubco shall use their respective commercially reasonable efforts to cause the Pubco Securities to be issued under this Agreement to be approved for listing on the NYSE, subject to official notice of issuance, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Closing Date.

5.21 SPAC Extension. Without limiting the rights of SPAC to seek an Extension under Section 5.3(a), if requested in writing by the Company to SPAC on or prior to November 2, 2023, so long as none of the Company, Pubco or the Merger Subs are then in breach of their respective representations, warranties, covenants or agreements under this Agreement which would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), then SPAC will use its commercially reasonable efforts to seek the approval of the SPAC Shareholders to amend the SPAC’s Organizational Documents to extend SPAC’s deadline to consummate its initial business combination from January 1, 2024 to a final date no sooner than April 1, 2024 (which may be through monthly automatic extension rights), and if such approval of the SPAC shareholders is received, SPAC agrees that if requested in writing by the Company to SPAC, SPAC will implement such Extension at least through April 1, 2024); provided, that notwithstanding the foregoing, neither SPAC nor Sponsor (except, with respect to Sponsor, to the extent expressly set forth in the Sponsor Letter Agreement) will have any obligation to provide any incentives, pay any amounts or issue, surrender or transfer any securities in order to obtain the SPAC Shareholder approval of such Extension or minimize the amount of the Extension Redemption in connection therewith.

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5.22 Tax Covenants.

(a) Pubco acknowledges that any “U.S. person” within the meaning of Treasury Regulation Section 1.367(a)-3 who owns five percent (5%) or more of either the total voting power or the total value of the stock of Pubco immediately after the Closing, as determined under Section 367 of the Code and the Treasury Regulations promulgated thereunder (a “5% Shareholder”), may enter into (and cause to be filed with the IRS) a gain recognition agreement in accordance with Treasury Regulations Section 1.367(a)-8. Upon the written request of any 5% Shareholder made following the Closing Date, Pubco shall (i) use reasonable best efforts to furnish to such 5% Shareholder (to the extent such written request includes the contact information of such 5% Shareholder) such information as such 5% Shareholder reasonably requests in connection with such 5% Shareholder ’s preparation of a gain recognition agreement, and (ii) use reasonable best efforts to provide such 5% Shareholder with the information reasonably requested by such 5% Shareholder for purposes of determining whether there has been a gain “triggering event” under the terms of such 5% Shareholder’s gain recognition agreement. Following the Closing Date, Pubco and Company shall use reasonable best efforts to not undertake any transaction that would be a triggering event during the five year period described under Treasury Regulations Section 1.367(a)-8.

(b) For any taxable year with respect to which Pubco determines it or the Company is a “passive foreign investment company” within the meaning of Section 1297 of the Code (a “PFIC”), upon request of a U.S. shareholder, Pubco shall use commercially reasonable efforts to make available information reasonably necessary to compute income of such U.S. shareholder as a result of Pubco or the Company’s status as a PFIC, including timely providing a PFIC Annual Information Statement to enable such U.S. shareholder to make a “Qualifying Electing Fund” election under Section 1295 of the Code for such taxable period.

(c) The obligations under this Section 5.22 shall survive the Closing.

5.23 Disclosure Schedule Updates. During the Interim Period, the Company will have the right, but not the duty, to update the Company Disclosure Schedules, and SPAC will have the right, but not the duty, to update the SPAC Disclosure Schedules, in each case by providing notice to the other in accordance with the terms of this Agreement, to add disclosures with respect to actions taken by or on behalf of such Party or its Subsidiaries (or with respect to the Company, any Incorporated Entity) after the date of this Agreement that are either (i) expressly contemplated by the terms of this Agreement or (ii) in the ordinary course of business and expressly permitted under the terms of this Agreement, including Sections 5.2 and 5.3 hereof, as applicable. Any such update, so long as it is provided at least two (2) Business Days prior to the Closing and otherwise fulfills the requirements of this Section 5.23, will be deemed to cure any inaccuracy or breach as of the Closing Date with respect to such matters, except to the extent that such matters would constitute, individually or in the aggregate, a Material Adverse Effect with respect to the disclosing Party.

5.24 Addressable Matters. As promptly as practicable after the date of this Agreement, the Company shall use its commercially reasonable efforts to take or cause to be taken the actions described in Schedule 5.24.

5.25 Insider Letter Amendment Joinders by Insider Letter Joinder Holders. As promptly as practicable after the date hereof, SPAC shall use its commercially reasonable efforts to cause each Insider Letter Joinder Holder to sign a joinder to become party to the Insider Letter Amendment as a SPAC Insider thereunder.

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Article VI

Closing Conditions

6.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions shall be subject to the satisfaction or written waiver (where permissible) by the Company and SPAC of the following conditions:

(a) Required SPAC Shareholder Approval. The Shareholder Approval Matters that are submitted to the vote of the SPAC Shareholders at the SPAC Shareholder Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the SPAC Shareholders at the SPAC Shareholder Meeting in accordance with SPAC’s Organizational Documents, applicable Law and the Proxy Statement (the “Required SPAC Shareholder Approval”).

(b) Required Company Shareholder Approval. Either (i) the Company Shareholder Meeting shall have been held in accordance with the Law 32 and the Company’s Organizational Documents, or (ii) the Company shall have obtained a signed written consent of Company Shareholders in lieu of a meeting, where in either case, the requisite vote, consent or approval of the Company Shareholders (including any separate class or series vote, consent or approval that is required, whether pursuant to the Company’s Organizational Documents, any shareholder agreement or otherwise) shall have authorized, approved and consented to, the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which the Company is or is required to be a party or bound, and the consummation of the Transactions (the “Required Company Shareholder Approval”).

(c) Antitrust Laws. Any waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.

(d) Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the Transactions that are set forth on Schedule 6.1(d) (collectively, the “Regulatory Approvals”) shall have been obtained.

(e) Requisite Consents. The Consents required to be obtained from or made with any third party (other than a Governmental Authority) in order to consummate the Transactions that are set forth on Schedule 6.1(e) shall have each been obtained or made.

(f) No Law or Order. No Governmental Authority having jurisdiction over any Party shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the Transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the Transactions.

(g) Net Tangible Assets Test. Either (i) SPAC shall have immediately prior to the Closing, after giving effect to the Closing Redemption and any Transaction Financing, or (ii) Pubco shall have upon the consummation of the Closing, after giving effect to the Transactions and the Closing Redemption and any Transaction Financing, in either case, net tangible assets of at least $5,000,001 on a consolidated basis (as calculated in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

(h) Appointment to the Board. The members of the Post-Closing Pubco Board shall have been elected or appointed as of the Closing consistent with the requirements of Section 5.15.

(i) Amended Pubco Organizational Documents. Prior to the Closing, Pubco shall have amended and restated its Organizational Documents to be in substantially the form of the Amended Pubco Organizational Documents.

(j) Foreign Private Issuer Status. Each of the Company and SPAC shall have received evidence reasonably satisfactory to such Party that Pubco qualifies as a foreign private issuer pursuant to Rule 3b-4 of the Exchange Act as of the Closing.

(k) Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing, and no stop Order or similar Order shall be in effect with respect to the Registration Statement.

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(l) NYSE Listing. The Pubco Ordinary Shares to be issued in connection with the Transactions shall have been approved for listing on the NYSE, subject to official notice of issuance.

6.2 Conditions to Obligations of the Company, Pubco and the Merger Subs. In addition to the conditions specified in Section 6.1, the obligations of the Company, Pubco and the Merger Subs to consummate the Transactions are subject to the satisfaction or written waiver (by the Company and Pubco) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of SPAC set forth in this Agreement and in any certificate delivered by or on behalf of SPAC pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, SPAC.

(b) Agreements and Covenants. SPAC shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to SPAC since the date of this Agreement which is continuing and uncured.

(d) Minimum Cash Condition. Upon the Closing, the SPAC Cash shall equal or exceed Twenty-Five Million U.S. Dollars ($25,000,000) (the “Minimum Cash Condition”) and SPAC shall have delivered to the Company evidence reasonably satisfactory to the Company of the amount of SPAC Cash.

(e) Non-Retained Founder Shares. SPAC shall have delivered to the Company evidence reasonably satisfactory to the Company of the Sponsor’s surrender of the Non-Retained Founder Shares, if any, to Pubco, in accordance with terms of the Sponsor Letter Agreement.

(f) Certain Ancillary Documents. The Sponsor Letter Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.

(g) Closing Deliveries.

(i) Officer Certificate. SPAC shall have delivered to the Company and Pubco a certificate, dated the Closing Date, signed by an executive officer of SPAC in such capacity, certifying as to the satisfaction of the conditions specified in Sections 6.2(a), 6.2(b) and 6.2(c) with respect to SPAC.

(ii) Secretary Certificate. SPAC shall have delivered to the Company and Pubco a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of SPAC’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the resolutions of SPAC’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the Transactions, (C) evidence that the Required SPAC Shareholder Approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which SPAC is or is required to be a party or otherwise bound.

(iii) Good Standing. SPAC shall have delivered to the Company and Pubco a good standing certificate (or similar documents applicable for such jurisdictions) for SPAC certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of SPAC’s jurisdiction of organization and from each other jurisdiction in which SPAC is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

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(iv) Registration Rights Agreement. The Company shall have received a copy of a registration rights agreement by and among Pubco and the Company Shareholders that agree to become party thereto that are either Affiliates of Pubco as of the Closing or that hold Pubco Ordinary Shares that are not registered as of the Closing, in form and substance mutually agreed by the Company and SPAC, each acting reasonably (the “Registration Rights Agreement”), which Registration Rights Agreement will provide the Company Shareholders party thereto substantially the same priorities and registration rights as the Sponsor and other “Holder” parties under the Founder Registration Rights Agreement (as amended by the Founder Registration Rights Agreement Amendment), and which Registration Rights Agreement will become effective as of the Closing, duly executed by Pubco.

(v) Founder Registration Rights Agreement Amendment. The Company shall have received a copy of an amendment to the Founder Registration Rights Agreement by and among SPAC, Pubco, Sponsor and the other “Holder” parties to the Founder Registration Rights Agreement in form and substance mutually agreed by the Company and SPAC, each acting reasonably (the “Founder Registration Rights Agreement Amendment”), pursuant to which Pubco shall assume the obligations of SPAC under the Founder Registration Rights Agreement, and the Sponsor and the other “Holder” parties thereto will have substantially the same priorities and registration rights as the Company Shareholders under the Registration Rights Agreement, and which will become effective as of the Closing, duly executed by SPAC, Sponsor and any other “Holder” parties to the Founder Registration Rights Agreement required to effect such amendment under the terms of the Founder Registration Rights Agreement.

6.3 Conditions to Obligations of SPAC. In addition to the conditions specified in Section 6.1, the obligations of SPAC to consummate the Transactions are subject to the satisfaction or written waiver (by SPAC) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Company and Pubco set forth in this Agreement or the Joinder Agreement, as applicable, and in any certificate delivered by or on behalf of the Company or Pubco pursuant hereto shall be true and correct, in the case of the Company, on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, and in the case of Pubco, on and as of the date of the Joinder Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to the Company or Pubco.

(b) Agreements and Covenants. The Company, Pubco and the Merger Subs shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement or a Joinder Agreement, as applicable, to be performed or complied with by them on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Company or Pubco since the date of this Agreement which is continuing and uncured.

(d) Certain Ancillary Documents. The Lock-Up Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.

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(e) Incorporated Entities. Each of the Incorporated Entities shall have been formed and shall have duly executed and delivered to SPAC a Joinder Agreement, and Pubco shall have duly executed and delivered to SPAC and the other parties thereto a joinder to each of the Lock-Up Agreement, the Insider Letter Amendment and Sponsor Letter Agreement to become party to each such Ancillary Document.

(f) Closing Deliveries.

(i) Officer Certificates. SPAC shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 6.3(a), 6.3(b) and 6.3(c). Pubco shall have delivered to SPAC a certificate, dated the Closing Date, signed by an executive officer of Pubco in such capacity, certifying as to the satisfaction of the conditions specified in Sections 6.3(a), 6.3(b) and 6.3(c) with respect to Pubco and the Merger Subs, as applicable.

(ii) Secretary Certificates. The Company and Pubco shall each have delivered to SPAC a certificate from its secretary or other executive officer certifying as to the validity and effectiveness of, and attaching, (A) copies of its Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the resolutions of its board of directors and shareholders authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party or bound, and the consummation of the Transactions, and (C) the incumbency of its officers authorized to execute this Agreement or any Ancillary Document to which it is or is required to be a party or otherwise bound.

(iii) Good Standing. The Company shall have delivered to SPAC good standing certificates (or similar documents applicable for such jurisdictions) for each LLP Company, certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the LLP Company’s jurisdiction of organization and from each other jurisdiction in which the LLP Company is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions. Pubco shall have delivered to SPAC good standing certificates (or similar documents applicable for such jurisdictions) for each of Pubco and the Merger Subs certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of Pubco’s and the Merger Subs’ jurisdiction of organization and from each other jurisdiction in which Pubco or a Merger Sub is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv) Termination of Company Convertible Securities. SPAC shall have received evidence reasonably acceptable to SPAC that any issued and outstanding Company Convertible Securities have been either converted into Company Ordinary Shares prior to the Effective Time or terminated, without any consideration, payment or Liability therefor.

(v) Termination of Certain Contracts. SPAC shall have received evidence reasonably acceptable to SPAC that the Contracts set forth on Schedule 6.3(f)(v) involving any of the LLP Companies and/or Company Security Holders or other Related Persons shall have been terminated with no further obligation or Liability of the LLP Companies thereunder.

(vi) Registration Rights Agreement. SPAC shall have received a copy of a Registration Rights Agreement in form and substance mutually agreed by the Company and SPAC, each acting reasonably, which will become effective as of the Closing, duly executed by Pubco and each of the Company Shareholders party thereto.

(vii) Founder Registration Rights Agreement Amendment. SPAC shall have received a copy of the Founder Registration Rights Agreement Amendment, in form and substance mutually agreed by the Company and SPAC, each acting reasonably, pursuant to which Pubco shall assume the obligations of SPAC under the Founder Registration Rights Agreement, which will become effective as of the Closing, duly executed by Pubco.

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6.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, Pubco or a Merger Sub) to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article VII

Termination and Expenses

7.1 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of SPAC and the Company;

(b) by written notice by SPAC or the Company if any of the conditions to the Closing set forth in Article VI have not been satisfied or waived by December 31, 2023 (the “Outside Date”); provided, that if SPAC obtains an Extension beyond SPAC’s current deadline to consummate a Business Combination of January 1, 2024, either SPAC or the Company shall have the right by providing written notice thereof to the other to extend the Outside Date for one or more an additional periods equal in the aggregate to three (3) additional months; provided, however, that the right to terminate this Agreement under this Section 7.1(a) shall not be available to a Party if the breach or violation by such Party or its Affiliates (or with respect to the Company, Pubco or a Merger Sub) of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c) by written notice by either SPAC or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to a Party if the failure by such Party or its Affiliates (or with respect to the Company, Pubco or a Merger Sub) to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d) by written notice by the Company to SPAC, if (i) (x) there has been a breach by SPAC of any of its covenants or agreements contained in this Agreement, or (y) if any representation or warranty of SPAC contained in this Agreement shall have been breached or become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach, untruth or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach, untruth or inaccuracy is provided to SPAC by the Company or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if at such time the Company, Pubco or a Merger Sub is in material uncured breach of this Agreement or a Joinder Agreement;

(e) by written notice by SPAC to the Company, if (i) (x) there has been a breach by the Company, Pubco or a Merger Sub of any of their respective covenants or agreements contained in this Agreement or a Joinder Agreement, as applicable, or (y) if any representation or warranty of such Parties contained in this Agreement or a Joinder Agreement, as applicable, shall have been breached or become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement (or with respect to an Incorporated Entity, the date of its Joinder Agreement) or, if later, the date of such breach), and (ii) the breach, untruth or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach, untruth or inaccuracy is provided to the Company by SPAC or (B) the Outside Date; provided, that SPAC shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if at such time SPAC is in material uncured breach of this Agreement;

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(f) by written notice by SPAC to the Company, if there shall have been a Material Adverse Effect on the Company or Pubco following the date of this Agreement which is uncured and continuing;

(g) by written notice by the Company to SPAC, if there shall have been a Material Adverse Effect on SPAC following the date of this Agreement which is uncured and continuing;

(h) by written notice by either SPAC or the Company to the other if the SPAC Shareholder Meeting is held (including any adjournment or postponement thereof) and has concluded, SPAC Shareholders have duly voted, and the Required SPAC Shareholder Approval was not obtained; or

(i) by written notice by the Company to SPAC if the SPAC Class A Ordinary Shares have become delisted from the NYSE and are not relisted on the NYSE or the Nasdaq Capital Market within ninety (90) days after such delisting.

7.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 7.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 7.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 5.13, 5.14, 7.3, 8.1, Article IX and this Section 7.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 8.1). Without limiting the foregoing, and except as provided in Sections 7.3 and this Section 7.2 (but subject to Section 8.1, and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 9.9), the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement or a Joinder Agreement, as applicable, by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 7.1.

7.3 Fees and Expenses. Subject to Sections 5.17 and 8.1, all Expenses incurred prior to the Closing in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses; provided that (i) if the Closing occurs, all expenses incurred by Company and/or SPAC will be paid or reimbursed by Pubco from the Trust Account, the Transaction Financing, or other cash sources available to Pubco or its Subsidiaries at the Closing and (ii) SPAC and the Company shall each be responsible to pay for fifty percent (50%) of any registration fees related to the filing of the Registration Statement.

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Article VIII

Waivers and Releases

8.1 Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. Each of the Company, Pubco and the Merger Subs hereby represents and warrants that it has read the IPO Prospectus and understands that SPAC has established the Trust Account containing the proceeds of the IPO and the overallotment securities acquired by SPAC’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of SPAC’s public shareholders (including overallotment securities acquired by SPAC’s underwriters) (the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus, SPAC may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their SPAC Class A Ordinary Shares in connection with the consummation of SPAC’s initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with an amendment to SPAC’s Organizational Documents to extend SPAC’s deadline to consummate a Business Combination, (b) to the Public Shareholders if SPAC fails to consummate a Business Combination within 24 months after the Closing of the IPO, which has since been extended to January 1, 2024, and is subject to further extension by amendment to the SPAC’s Organizational Documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes and up to $100,000 in dissolution expenses, or (d) to SPAC after or concurrently with the consummation of a Business Combination. For and in consideration of SPAC entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company, Pubco and the Merger Subs hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company, Pubco or the Merger Subs nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Each of the Company, Pubco and the Merger Subs on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with SPAC or its Affiliates); provided that (x) nothing herein shall serve to limit or prohibit the Company’s, Pubco’s or Merger Subs’ right to pursue a claim against SPAC for legal relief against monies or other assets held outside the Trust Account (other than distributions to Public Shareholders), for specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim for SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Closing Redemption and payment of Expenses and other amounts in accordance with Section 5.17(a)) to Pubco and LLP in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect SPAC’s ability to fulfill its obligation to effectuate the Closing Redemption and (y) nothing herein shall serve to limit or prohibit any claims that the Company, Pubco or the Merger Subs may have in the future against SPAC’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds, but excluding any distributions to Public Shareholders). Each of the Company, Pubco and the Merger Subs agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC and its Affiliates to induce SPAC to enter in this Agreement, and each of the Company, Pubco and the Merger Subs further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. This Section 8.1 shall survive termination of this Agreement for any reason and continue indefinitely.

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Article IX

Miscellaneous

9.1 Survival. The representations and warranties of the Parties contained in this Agreement or any Joinder Agreement or in any certificate or instrument delivered by or on behalf of the Parties pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the Parties and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against any of the Parties or their respective Representatives with respect thereto. The covenants and agreements made by the Parties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

9.2 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Parties under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions.

9.3 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with affirmative confirmation of receipt, (iii) two Business Days after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) five (5) Business Days after being mailed, if sent by if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to SPAC at or prior to the Closing, to: two Attn: Telephone No.: Email:	with a copy (which will not constitute notice) to: Ellenoff Grossman & Schole LLP Attn: Facsimile No.: Telephone No.: E-mail:
If to the Company at or prior to the Closing, to: Attn: Telephone No: E-mail:	with a copy (which will not constitute notice) to: Attn: Telephone No. E-mail:
If to an Incorporated Entity at or prior to the Closing: to such address as set forth in the Joinder Agreement for such Incorporated Entity
If to Pubco or any Surviving Subsidiary after the Closing, to: Attn: Telephone No: E-mail:	with a copy (which will not constitute notice) to: Attn: Telephone No.: E-mail: and Attn: Facsimile No: Telephone No.: E-mail:

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9.4 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of SPAC, Pubco and the Company, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

9.5 Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 5.16 , the Sponsor under Sections 5.13(b), 9.11, 9.12 and 9.16, and of each of EGS and BM under Section 9.16, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or any Joinder Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

9.6 Arbitration. Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 9.6) arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby (a “Dispute”) shall be governed by this Section 9.6. A Party must, in the first instance, provide written notice of any Disputes to the other Parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The Parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) Business Days of the notice of such Dispute being received by such other Parties subject to such Dispute (the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing Expedited Procedures (as defined in the AAA Procedures) of the Commercial Arbitration Rules (the “AAA Procedures”) of the AAA. Any Party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each Party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the Parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the State of New York. Time is of the essence. Each Party subject to the Dispute shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any Party to do, or to refrain from doing, anything consistent with this Agreement, the Ancillary Documents and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant Party (or Parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in New York County, State of New York. The language of the arbitration shall be English.

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9.7 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York, without regard to the conflict of laws principles thereof; provided that, for the avoidance of doubt, (i) the statutory and fiduciary duties of the directors of SPAC, the SPAC Merger Sub, Pubco and the SPAC Merger shall in each case be governed by the Laws of the Cayman Islands, and (ii) the statutory and fiduciary duties of the directors of the Company, the Company Merger Sub and the Company Merger shall in each case be governed by the Laws of Panama. Subject to Section 9.6, all Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York County, State of New York (or in any appellate court thereof) (the “Specified Courts”). Subject to Section 9.6, each Party hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 9.3. Nothing in this Section 9.7 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

9.8 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.8.

9.9 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

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9.10 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

9.11 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by SPAC, Pubco and the Company. Notwithstanding the foregoing, any amendment of this Agreement after the Closing shall also require the prior written consent of the Sponsor.

9.12 Waiver. Each of SPAC, the Company and Pubco, on behalf of itself and its Affiliates, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Closing by Pubco or SPAC shall also require the prior written consent of the Sponsor.

9.13 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits, annexes and schedules attached hereto, which exhibits, annexes and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

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9.14 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP or IFRS, as applicable, based on the accounting principles used by the applicable Person; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule”, “Annex” and “Exhibit” are intended to refer to Sections, Articles, Schedules, Annexes and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to SPAC or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of SPAC and its Representatives and SPAC and its Representatives have been given access to the electronic folders containing such information. The rights and obligations of any Incorporated Entity under this Agreement shall not be effective until execution by such Incorporated Entity of a Joinder Agreement. Without limiting the foregoing, notwithstanding anything to the contrary contained in this Agreement, in the event that prior to an Incorporated Entity’s execution and delivery of a Joinder Agreement, a Party seeks to take an action, omission, waiver or amendment that requires the consent, approval or agreement of such Incorporated Entity under this Agreement, the consent, approval or agreement of such Incorporated Entity shall not be required for purposes of this Agreement to take such action, omission, waiver or amendment.

9.15 Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.16 Legal Representation.

(a) The Parties agree that, notwithstanding the fact that Ellenoff Grossman & Schole LLP (“EGS”) may have, prior to Closing, jointly represented SPAC and/or the Sponsor in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented SPAC, the Sponsor and/or their respective Affiliates in connection with matters other than the Transactions, EGS will be permitted in the future, after the Closing, to represent the Sponsor or its Affiliates in connection with matters in which such Persons are adverse to Pubco, SPAC or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Company, Pubco and the Merger Subs, who are or have the right to be represented by independent counsel in connection with the Transactions, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with EGS’s future representation after the Closing of one or more of the Sponsor or its Affiliates in which the interests of such Person are adverse to the interests of Pubco and/or the Surviving Subsidiaries or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by EGS of SPAC, the Sponsor or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sponsor shall be deemed the client of EGS with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to, and shall be controlled by, the Sponsor and shall not pass to or be claimed by Pubco or the Surviving Subsidiaries or their respective Affiliates; provided, further, that nothing contained herein shall be deemed to be a waiver by SPAC or any of its Affiliates (including, after the Effective Time, Pubco, the Surviving Subsidiaries and their respective Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

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(b) The Parties agree that, notwithstanding the fact that BM may have, prior to the Closing, jointly represented the Company, Pubco, the Merger Subs and the Company Shareholders in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented the Company and/or its Affiliates in connection with matters other than the Transactions, BM will be permitted in the future, after the Closing, to represent the Company Shareholders or their respective Affiliates in connection with matters in which such Persons are adverse to the Pubco or the Surviving Subsidiaries or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. SPAC, who is or has the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agrees, in advance, to waive (and to cause its Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with BM’s future representation after the Closing of one or more of the Company Shareholders or their respective Affiliates in which the interests of such Person are adverse to the interests of Pubco, the Surviving Subsidiaries or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by BM of the Company, Pubco, the Merger Subs, the Company Shareholders or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Company Shareholders shall be deemed the clients of BM with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to, and be controlled by, the Company Shareholders, and shall not pass to or be claimed by Pubco or a Surviving Subsidiary; provided, further, that nothing contained herein shall be deemed to be a waiver by the Company or any of its Affiliates (including, after the Effective Time, Pubco, the Surviving Subsidiaries and their respective Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

Article X

Definitions

10.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“AAA” means the American Arbitration Association or any successor entity conducting arbitrations.

“Accounting Principles” means in accordance with IFRS as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the LLP Companies in the preparation of the latest audited Company Financials.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

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“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate of SPAC prior to the Closing.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, including the Voting Agreement, the Lock-Up Agreement, the Insider Letter Amendment, the Sponsor Letter Agreement, the Joinder Agreements and the other agreements, certificates and instruments to be executed or delivered by any of the Parties in connection with or pursuant to this Agreement, including the Registration Rights Agreement, the Founder Registration Rights Agreement Amendment, the Employment Agreements, any Financing Agreements, the Pubco Amended Organizational Documents, the Letters of Transmittal and the Pubco Equity Plan.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York, the Cayman Islands or Panama are authorized to close for business; provided that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Cayman Islands Companies Act” means the Companies Act (As Revised) of the Cayman Islands.

“Cayman Islands Registrar” means the Registrar of Companies of the Cayman Islands.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the LLP Companies or any of their respective Representatives furnished in connection with this Agreement or the Transactions; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by SPAC, Pubco, the Merger Subs or their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company or its Representatives to SPAC, Pubco, the Merger Subs or their respective Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

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“Company Convertible Securities” means, collectively, any options, warrants or rights to subscribe for or purchase any capital shares of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital shares of the Company. For the avoidance of doubt, Company Convertible Securities shall include any securities, rights and/or profits interests, issued by any Affiliate, plan, holding company, or other entity which, directly or indirectly, holds Company Securities, and which can cause the revaluation, valuation, issuance, profits or payment compensation in connection with, or conversion, exercise or exchange of, any Company Securities.

“Company Ordinary Shares” means the ordinary shares, with a par value of $1.00 per share, of the Company.

“Company Securities” means, collectively, the Company Ordinary Shares and any Company Convertible Securities.

“Company Security Holders” means, collectively, the holders of Company Securities.

“Company Shareholders” means, collectively, the holders of Company Ordinary Shares.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, guidelines or recommendations by any Governmental Authority (including the Centers for Disease Control and the World Health Organization) in each case in connection with, related to or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (CARES) or any changes thereto.

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“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, Actions, Orders, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Foreign Plan” means any plan, fund (including any superannuation fund) or other similar program or arrangement established or maintained outside the United States by the Company or any one or more of its Subsidiaries primarily for the benefit of employees of the Company or such Subsidiaries who reside outside the United States, which plan, fund or other similar program or arrangement provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Founder Registration Rights Agreement” means the Registration and Shareholder Rights Agreement, dated as of March 29, 2021, by and among SPAC, the Old Sponsor and the other “Holder” parties named therein, as amended.

“Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any judge, court, tribunal, administrative hearing body, arbitration panel, commission, independent industry regulator or other similar dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“IFRS” means international financial reporting standards as adopted by the International Accounting Standards Board.

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“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP or IFRS (a applicable to such Person), (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Insider Letter” means that certain letter agreement, dated as of March 29, 2021, by Sponsor and the other “Insiders” party thereto for the benefit of SPAC, Citigroup Global Markets Inc, as representative of the underwriters, and the other underwriters of the IPO, as amended.

“Insider Letter Joinder Holders” means the SPAC NRA Holders and the holders of SPAC Class B Ordinary Shares set forth on Schedule 10.1.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.

“Internet Assets” means any and all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“IPO” means the initial public offering of SPAC Class A Ordinary Shares pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of SPAC, dated as of March 29, 2021, and filed with the SEC on March 30, 2021 (File No. 333- 253802).

“Knowledge” means, with respect to (i) the Company, the actual knowledge of Esteban Saldarriaga (the Company’s Chief Executive Officer) or Annette Fernandez (the Company’s Chief Financial Officer) (or any successor officer to any such individual), after reasonable inquiry, or (ii) any other Party, (A) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry, or (B) if a natural person, the actual knowledge of such Party after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, guideline, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

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“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, IFRS or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“LLP Company” means each of the Company and its direct and indirect Subsidiaries.

“Losses” means any and all losses, Actions, Orders, Liabilities, damages, Taxes, interest, penalties, Liens, amounts paid in settlement, costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorneys’ fees and expenses).

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, customer relationships, operations, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in applicable Laws (including COVID-19 Measures) or in IFRS, GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) (including the Russian invasion of the Ukraine or any surrounding countries), natural disaster or any outbreak or continuation of an epidemic or pandemic (including COVID-19), including the effects of any Governmental Authority or other third-party responses thereto; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein) and (vi), with respect to SPAC, the consummation and effects of any Redemption; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants worldwide in the industries (but for the avoidance of doubt, not the geographies) in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to SPAC, the amount of any Redemption or the failure to obtain the Required SPAC Shareholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to SPAC.

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“NYSE” means the New York Stock Exchange.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person, its certificate of incorporation and bylaws, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Original Sponsor” means two sponsor, a Cayman Islands limited liability company.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (e) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, exempted company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Per Share Price” means an amount equal to (i) the Merger Consideration, divided by (ii) total number of issued and outstanding Company Ordinary Shares as of the Closing (including after giving effect to the conversion or exercise of any Company Convertible Securities prior to the Closing).

“Pro Rata Share” means with respect to each Company Shareholder, a fraction expressed as a percentage equal to (i) the number of Company Ordinary Shares held by such Company Shareholder as of the Closing, divided by (ii) the total number of issued and outstanding Company Ordinary Shares as of the Closing.

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“Pubco Ordinary Shares” means the ordinary shares, par value $0.01 per share, of Pubco, along with any equity securities paid as dividends or distributions after the Closing with respect to such shares or into which such shares are exchanged or converted after the Closing.

“Pubco Preference Shares” means the preference shares, par value $0.01 per share, of Pubco.

“Pubco Securities” means the Pubco Ordinary Shares and the Pubco Preference Shares, collectively.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“SPAC Cash” shall mean an amount equal to, without duplication, (a) the aggregate amount of cash contained in the Trust Account immediately prior to the Closing (including any interest earned on the funds held in the Trust Account, but net of Taxes payable thereon), plus (b) the aggregate amount of any cash of SPAC immediately prior to the Closing, plus (c) the amount of proceeds actually received by SPAC, Pubco or any LLP Company pursuant to Transaction Financing solely in the form of common equity in accordance with the terms and conditions of the applicable Financing Agreements, plus (d) the commitment amounts of investors (whether paid or payable prior to, at or after the Closing) under any Financing Agreements for committed common equity facilities, less (e) the aggregate amount of all payments required to be made by SPAC to redeeming SPAC Shareholders in connection with the Closing Redemption, less (f) the aggregate amount of any amounts payable in respect of the obligations contemplated by Section 5.17(a)(ii), less (g) the aggregate amount of all unpaid Expenses of the Parties (i) to be satisfied as of the Closing in cash or (ii) that have accrued, are payable in cash and remain unpaid as of the Closing.

“SPAC Charter” means the amended and restated memorandum and articles of association of SPAC, as amended and in effect under the Cayman Islands Companies Act; provided, that references herein to the SPAC Charter for periods after the Effective Time includes the memorandum and articles of association of the SPAC Surviving Subsidiary.

A-70

“SPAC Class A Ordinary Shares” means the Class A ordinary shares, par value $0.0001 per share, of SPAC.

“SPAC Class B Ordinary Shares” means the Class B ordinary shares, par value $0.0001 per share, of SPAC.

“SPAC Confidential Information” means all confidential or proprietary documents and information concerning SPAC or any of its Representatives; provided, however, that SPAC Confidential Information shall not include any information which, (i) at the time of disclosure by the Company, Pubco, a Merger Sub or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by SPAC or its Representatives to the Company, Pubco, a Merger Sub or any of their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such SPAC Confidential Information. For the avoidance of doubt, from and after the Closing, SPAC Confidential Information will include the confidential or proprietary information of the LLP Companies.

“SPAC NRA Holders” means holders of SPAC Class B Ordinary Shares who received such Class B Ordinary Shares from the Original Sponsor pursuant to Non-Redemption Agreement and Assignment of Economic Interests prior to the date of this Agreement.

“SPAC Ordinary Shares” means the SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares.

“SPAC Preference Shares” means preference shares, par value $0.0001 par value per share, of SPAC.

“SPAC Securities” means the SPAC Ordinary Shares and the SPAC Preference Shares, collectively.

“SPAC Shareholder” means a holder of SPAC Ordinary Shares.

“Sponsor” means HC Proptech Partners III, LLC, a Delaware limited liability company.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

A-71

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trust Account” means the trust account established by SPAC with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of March 29, 2021, as it may be amended (including to accommodate the SPAC Merger), by and between SPAC and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

10.2 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section	Term	Section
5% Shareholder	5.22(a)	Company	Preamble
AAA Procedures	9.6	Company Benefit Plan	4.19(a)
Accounts Receivable	4.7(f)	Company Certificates	1.13(a)
Acquisition Proposal	5.6(a)	Company Disclosure Schedules	Article IV
Additional Capital	5.18(a)	Company Financials	4.7(a)
Additional Transferred Shares	Recitals	Company IP	4.13(d)
Agreement	Preamble	Company IP Licenses	4.13(a)
Alternative Transaction	5.6(a)	Company Material Contract	4.12(a)
Amended Pubco Organizational		Company Merger	Recitals
Documents	1.8	Company Merger Sub	Preamble
Annual Company Financials	4.7(a)	Company Permits	4.10
Antitrust Laws	5.9(b)	Company Plan of Merger	1.4
Baseline Retained Founder Shares	Recitals	Company Real Property Leases	4.15(a)
BM	2.1	Company Registered IP	4.13(a)
Business Combination	8.1	Company Shareholder Meeting	5.12
Closing	2.1	Company Surviving Subsidiary	1.3
Closing Date	2.1	Compensation Consultant	5.19(b)
Closing Filing	5.13(b)	Compensation Report	5.19(b)
Closing Press Release	5.13(b)	D&O Indemnified Persons	5.16(a)
Closing Redemption	5.11(a)	D&O Tail Insurance	5.16(b)

A-72

Term	Section	Term	Section
Dispute	9.6	Plans of Merger	1.4
Effective Time	1.4	Post-Closing Pubco Board	5.15(a)
EGS	9.16(a)	Proxy Statement	5.11(a)
Employment Agreements	5.19(a)	Pubco	Preamble
Enforceability Exceptions	3.2	Pubco Equity Plan	5.11(a)
Environmental Permits	4.20(a)	Public Certifications	3.6(a)
Expenses	5.17(a)	Public Shareholders	8.1
Extension	5.3(a)	Redemption	3.5(b)
Extension Expenses	5.3(b)(iv)	Registration Rights Agreement	6.2(g)(iv)
Extension Redemption	3.5(b)	Registration Statement	5.11(a)
Federal Securities Laws	5.7	Regulatory Approvals	6.1(d)
Financing Agreements	5.18(a)	Related Person	4.21
Founder Registration Rights		Released Claims	8.1
Agreement Amendment	6.2(g)(v)	Required Company Shareholder
Improvements	4.15(d)	Approval	6.1(b)
Incorporated Entities	Preamble	Required SPAC Shareholder Approval	6.1(a)
Insider Letter Amendment	Recitals	Resolution Period	9.6
Interim Balance Sheet Date	4.7(a)	Retained Founder Shares	Recitals
Interim Company Financials	4.7(a)	Retained Sponsor Shares	Recitals
Interim Period	5.1(a)	SEC Reports	3.6(a)
Joinder Agreement	1.1(b)	Shareholder Approval Matters	5.11(a)
JREP	Recitals	Signing Filing	5.13(b)
Law 32	1.3	Signing Press Release	5.13(b)
Leased Real Property	4.15(a)	SPAC	Preamble
Letter of Transmittal	1.13(a)	SPAC Disclosure Schedules	Article III
Lock-Up Agreement	Recitals	SPAC Financials	3.6(d)
Lost Certificate Affidavit	1.13(d)	SPAC Insiders	Recitals
Merger Certificate(s)	1.4	SPAC Material Contract	3.13(a)
Merger Consideration	1.12	SPAC Merger	Recitals
Merger Subs	Preamble	SPAC Merger Sub	Preamble
Mergers	Recitals	SPAC Plan of Merger	1.4
Minimum Cash Condition	6.2(d)	SPAC Shareholder Meeting	5.11(a)
Non-Retained Founder Shares	Recitals	SPAC Surviving Subsidiary	1.2
OFAC	3.18(c)	Specified Courts	9.7
Outbound IP License	4.13(c)	Sponsor Founder Shares	Recitals
Outside Date	7.1(b)	Sponsor Letter Agreement	Recitals
Owned Real Property	4.15(b)	Surviving Subsidiaries	1.3
Party(ies)	Preamble	Top Customers	4.23
PCAOB Audited Company Financials	5.4(a)	Top Vendors	4.23
PCAOB Company Financials	5.4(a)	Transaction Financing	5.18(a)
PCAOB Reviewed Quarterly		Transactions	Recitals
Company Financials	5.4(a)	Transmittal Documents	1.13(b)
PFIC	5.22(b)	Voting Agreement	Recitals

{REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS}

A-73

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

SPAC:

two

By:	/s/ Thomas D. Hennessy
Name:	Thomas D. Hennessy
Title:	Chairman and Chief Executive Officer

The Company:

LatAm Logistic Properties S.A.

By:	/s/ Esteban Saldarriaga
Name:	Esteban Saldarriaga
Title:	Chief Executive Officer

{Signature Page to Business Combination Agreement}

Annex B

The Companies Act (As Revised) of the Cayman Islands

Plan of Merger

This plan of merger (the “Plan of Merger”) is made on [date] between two (the “Surviving Company”) and Logistic Properties of the Americas Subco (the “Merging Company”).

Whereas the Merging Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act (As Revised) (the “Statute”).

Whereas the Surviving Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Statute.

Whereas the sole director of the Merging Company and the directors of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company, respectively, that the Merging Company be merged with and into the Surviving Company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company (the “Merger”).

Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Business Combination Agreement dated as of 15 August 2023 (as amended, restated, supplemented and/or otherwise modified from time to time, the “Business Combination Agreement”) between and among, among others, the Surviving Company and the Merging Company, a copy of which is annexed at Annexure 1 hereto.

Now therefore this Plan of Merger provides as follows:

1	The constituent companies (as defined in the Statute) to this Merger are the Surviving Company and the Merging Company.

2	The surviving company (as defined in the Statute) is the Surviving Company.

3	The registered office of:

3.1	the Surviving Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands; and

3.2	the Merging Company is c/o Ogier Global (Cayman) Limited of 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands.

4	Immediately prior to the Effective Date (as defined below):

4.1	the authorised share capital of the Surviving Company will be US$41,100 divided into 400,000,000 Class A Ordinary Shares of US$0.0001 each, 10,000,000 Class B Ordinary Shares of US$0.0001 each and 1,000,000 preference Shares of US$0.0001 each; and

4.2	the authorised share capital of the Merging Company will be US$41,100 divided into 400,000,000 Class A Ordinary Shares of US$0.0001 each, 10,000,000 Class B Ordinary Shares of US$0.0001 each and 1,000,000 preference Shares of US$0.0001 each.

5	The date on which it is intended that the Merger is to take effect is the date that this Plan of Merger is registered by the Registrar of Companies (the “Registrar”) in accordance with section 233(13) of the Statute (the “Effective Date”).

6	The terms and conditions of the Merger, including the manner and basis of converting shares in each constituent company into shares in the Surviving Company, are set out in the Business Combination Agreement (including, without limitation, in Article 1 thereof).

7	Following the Merger, the rights and restrictions attaching to the shares in the Surviving Company will be as set out in the Amended and Restated Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 2 hereto.

8	The Amended and Restated Memorandum and Articles of Association of the Surviving Company shall be amended and restated by the deletion in their entirety and the substitution in their place of the Amended and Restated Memorandum and Articles of Association in the form annexed at Annexure 2 hereto on the Effective Date.

9	There are no amounts or benefits which are or shall be paid or payable to any director of either constituent company or the Surviving Company consequent upon the Merger.

10	The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

11	The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

12	The names and addresses of each director of the surviving company (as defined in the Statute) are:

12.1	[●] of [●];

13	This Plan of Merger has been approved by the board of directors of the Surviving Company pursuant to section 233(3) of the Statute.

14	This Plan of Merger has been approved by the sole director of the Merging Company pursuant to section 233(3) of the Statute.

15	This Plan of Merger has been authorised by the shareholders of the Surviving Company pursuant to section 233(6) of the Statute by way of resolutions passed at an extraordinary general meeting of the Surviving Company.

16	This Plan of Merger has been authorised by the sole shareholder of the Merging Company pursuant to section 233(6) of the Statute.

17	At any time prior to the Effective Date, this Plan of Merger may be:

17.1	terminated by the board of directors of either the Surviving Company or the Merging Company;

17.2	amended by the board of directors of both the Surviving Company and the Merging Company to:

(a)	change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar; and

(b)	effect any other changes to this Plan of Merger which the directors of both the Surviving Company and the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the Merging Company, as determined by the directors of both the Surviving Company and the Merging Company, respectively.

If this Plan of Merger is terminated or amended in accordance with this clause after it has been filed with the Registrar but before it has become effective, the Surviving Company and the Merging Company must file or cause to be filed a notice of the termination or amendment (as applicable) with the Registrar in accordance with sections 235(2) and 235(4) of the Statute and must distribute copies of such notice in accordance with section 235(3) of the Statute.

18	This Plan of Merger may be executed in counterparts.

19	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

(The remainder of this page is intentionally left blank – signature page follows)

Signature Page to Plan of Merger

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

SIGNED by	)

two	)

Acting by:	)	Name:

	)	Title:	Director

Signature Page to Plan of Merger

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

SIGNED by	)

Logistic Properties of the Americas Subco	)

Acting by:	)	Name:

	)	Title:	Director

Annexure 1

Business Combination Agreement

Annexure 2

Amended and Restated Memorandum and Articles of Association of the Surviving Company

Dated

Companies Act (Revised)

Company Limited by Shares

two

AMENDED AND RESTATED

memorandum of association

(Adopted by special resolution passed on [●] and effective on [●])

Companies Act (Revised)

Company Limited by Shares

Amended and Restated

Memorandum of Association

of

two

(Adopted by special resolution passed on [●] and effective on [●])

1	The name of the Company is two.

2	The Company’s registered office will be situated at the office of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, Cayman Islands, KY1-1104 or at such other place in the Cayman Islands as the directors may at any time decide.

3	The Company’s objects are unrestricted. As provided by section 7(4) of the Companies Act (Revised), the Company has full power and authority to carry out any object not prohibited by any law of the Cayman Islands.

4	The Company has unrestricted corporate capacity. Without limitation to the foregoing, as provided by section 27 (2) of the Companies Act (Revised), the Company has and is capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit.

5	Nothing in any of the preceding paragraphs permits the Company to carry on any of the following businesses without being duly licensed, namely:

(a)	the business of a bank or trust company without being licensed in that behalf under the Banks and Trust Companies Act (Revised); or

(b)	insurance business from within the Cayman Islands or the business of an insurance manager, agent, sub-agent or broker without being licensed in that behalf under the Insurance Act (Revised); or

(c)	the business of company management without being licensed in that behalf under the Companies Management Act (Revised).

6	Unless licensed to do so, the Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of its business carried on outside the Cayman Islands. Despite this, the Company may effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands any of its powers necessary for the carrying on of its business outside the Cayman Islands.

7	The Company is a company limited by shares and accordingly the liability of each member is limited to the amount (if any) unpaid on that member’s shares.

8	The share capital of the Company is USD41,100 divided into 400,000,000 Class A Ordinary Shares of par value USD0.0001 each, 10,000,000 Class B Ordinary Shares of par value USD0.0001 each, and 1,000,000 Preference Shares of par value USD0.0001 each. However, subject to the Companies Act (Revised) and the Company’s articles of association, the Company has power to do any one or more of the following:

(a)	to redeem or repurchase any of its shares; and

(b)	to increase or reduce its capital; and

(c)	to issue any part of its capital (whether original, redeemed, increased or reduced):

(i)	with or without any preferential, deferred, qualified or special rights, privileges or conditions; or

(ii)	subject to any limitations or restrictions

and unless the condition of issue expressly declares otherwise, every issue of shares (whether declared to be ordinary, preference or otherwise) is subject to this power; or

(d)	to alter any of those rights, privileges, conditions, limitations or restrictions.

9	The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

Dated

Companies Act (Revised)

Company Limited by Shares

two

AMENDED AND RESTATED

ARTICLES of association

(Adopted by special resolution passed on [●] and effective on [●])

CONTENTS

1	Definitions, interpretation and exclusion of Table A	1
Definitions		1
Interpretation		3
Exclusion of Table A Articles		4

2	Shares	4
Power to issue Shares and options, with or without special rights		4
Power to issue fractions of a Share		4
Power to pay commissions and brokerage fees		4
Trusts not recognised		5
Power to vary class rights		5
Effect of new Share issue on existing class rights		5
Capital contributions without issue of further Shares		5
No bearer Shares or warrants		6
Treasury Shares		6
Rights attaching to Treasury Shares and related matters		6

3	Share certificates	7
Issue of share certificates		7
Renewal of lost or damaged share certificates		7

4	Lien on Shares	8
Nature and scope of lien		8
Company may sell Shares to satisfy lien		8
Authority to execute instrument of transfer		8
Consequences of sale of Shares to satisfy lien		8
Application of proceeds of sale		9

5	Calls on Shares and forfeiture	9
Power to make calls and effect of calls		9
Time when call made		10
Liability of joint holders		10
Interest on unpaid calls		10
Deemed calls		10
Power to accept early payment		11
Power to make different arrangements at time of issue of Shares		11
Notice of default		11
Forfeiture or surrender of Shares		11
Disposal of forfeited or surrendered Share and power to cancel forfeiture or surrender		11
Effect of forfeiture or surrender on former Member		12
Evidence of forfeiture or surrender		12
Sale of forfeited or surrendered Shares		12

6	Transfer of Shares	13
Form of transfer		13
Power to refuse registration		13
Notice of refusal to register		13
Power to suspend registration		13
Fee, if any, payable for registration		13
Company may retain instrument of transfer		13

7	Transmission of Shares	14
Persons entitled on death of a Member		14
Registration of transfer of a Share following death or bankruptcy		14
Indemnity		15
Rights of person entitled to a Share following death or bankruptcy		15

8	Alteration of capital	15
Increasing, consolidating, converting, dividing and cancelling share capital		15
Dealing with fractions resulting from consolidation of Shares		16
Reducing share capital		16

9	Redemption and purchase of own Shares	16
Power to issue redeemable Shares and to purchase own Shares		16
Power to pay for redemption or purchase in cash or in specie		17
Effect of redemption or purchase of a Share		17

10	Meetings of Members	17
Power to call meetings		17
Content of notice		18
Period of notice		19
Persons entitled to receive notice		19
Publication of notice on a website		19
Time a website notice is deemed to be given		20
Required duration of publication on a website		20
Accidental omission to give notice or non-receipt of notice		20

11	Proceedings at meetings of Members	20
Quorum		20
Lack of quorum		20
Use of technology		21
Chairman		21
Right of a director to attend and speak		21
Adjournment		21
Method of voting		21
Outcome of vote by show of hands		22
Withdrawal of demand for a poll		22
Taking of a poll		22
Chairman’s casting vote		22
Amendments to resolutions		22
Written resolutions		23
Sole-member company		24

12	Voting rights of Members	24
Right to vote		24
Rights of joint holders		24
Representation of corporate Members		25
Member with mental disorder		25
Objections to admissibility of votes		26
Form of proxy		26
How and when proxy is to be delivered		26
Voting by proxy		27

13	Number of directors	27

14	Appointment, disqualification and removal of directors	28
First directors		28
No age limit		28
Corporate directors		28
No shareholding qualification		28
Appointment of directors		28
Removal of directors		29
Resignation of directors		29
Termination of the office of director		29

15	Alternate directors	29
Appointment and removal		29
Notices		31
Rights of alternate director		31
Appointment ceases when the appointor ceases to be a director		31
Status of alternate director		31
Status of the director making the appointment		31

16	Powers of directors	31
Powers of directors		32
Appointments to office		32
Remuneration		33
Disclosure of information		33

17	Delegation of powers	34
Power to delegate any of the directors’ powers to a committee		34
Power to appoint an agent of the Company		34
Power to appoint an attorney or authorised signatory of the Company		34
Power to appoint a proxy		35

18	Meetings of directors	35
Regulation of directors’ meetings		35
Calling meetings		35
Notice of meetings		35
Period of notice		35
Use of technology		35
Place of meetings		35
Quorum		35
Voting		36
Validity		36
Recording of dissent		36
Written resolutions		36
Sole director’s minute		37

19	Permissible directors’ interests and disclosure	37
Permissible interests subject to disclosure		37
Notification of interests		37
Voting where a director is interested in a matter		38

20	Minutes	38

21	Accounts and audit	39
Accounting and other records		39
No automatic right of inspection		39
Sending of accounts and reports		39
Time of receipt if documents are published on a website		39
Validity despite accidental error in publication on website		40
When accounts are to be audited		40

22	Financial year	40

23	Record dates	40

24	Dividends	41
Declaration of dividends by Members		41
Payment of interim dividends and declaration of final dividends by directors		41
Apportionment of dividends		42
Right of set off		42
Power to pay other than in cash		42
How payments may be made		42
Dividends or other moneys not to bear interest in absence of special rights		43
Dividends unable to be paid or unclaimed		43

25	Capitalisation of profits	44
Capitalisation of profits or of any share premium account or capital redemption reserve		44
Applying an amount for the benefit of members		45

26	Share premium account	45
Directors to maintain share premium account		45
Debits to share premium account		45

27	Seal	45
Company seal		45
Duplicate seal		45
When and how seal is to be used		46
If no seal is adopted or used		46
Power to allow non-manual signatures and facsimile printing of seal		46
Validity of execution		46

28	Indemnity	47
Indemnity		47
Release		47
Insurance		47

29	Notices	48
Form of notices		48
Electronic communications		48
Persons authorised to give notices		49
Delivery of written notices		49
Joint holders		49
Signatures		49
Evidence of transmission		49
Giving notice to a deceased or bankrupt Member		49
Date of giving notices		50
Saving provision		50

30	Authentication of Electronic Records	51
Application of Articles		51
Authentication of documents sent by Members by Electronic means		51
Authentication of document sent by the Secretary or Officers of the Company by Electronic means		51
Manner of signing		52
Saving provision		52

31	Transfer by way of continuation	52

32	Winding up	53
Distribution of assets in specie		53
No obligation to accept liability		53
The directors are authorised to present a winding up petition		53

33	Amendment of Memorandum and Articles	53
Power to change name or amend Memorandum		53
Power to amend these Articles		53

Companies Act (Revised)

Company Limited by Shares

Amended and Restated

Articles of Association

of

two

(Adopted by special resolution passed on [●] and effective on [●])

Definitions, interpretation and exclusion of Table A

Definitions

1.	In these Articles, the following definitions apply:

Act means the Companies Act (Revised).

Articles means, as appropriate:

1.1	these Amended and Restated Articles of Association as amended from time to time: or

1.2	two or more particular Articles of these Articles;

and Article refers to a particular Article of these Articles.

Business Day means a day other than a public holiday in the place where the Company’s registered office is located, a Saturday or a Sunday.

Clear Days, in relation to a period of notice, means that period excluding:

(a)	the day when the notice is given or deemed to be given; and

1.3	the day for which it is given or on which it is to take effect.

Company means the above-named company.

Default Rate means 10% (ten per cent) per annum.

Electronic has the meaning given to that term in the Electronic Transactions Act (Revised).

Electronic Record has the meaning given to that term in the Electronic Transactions Act (Revised).

Electronic Signature has the meaning given to that term in the Electronic Transactions Act (Revised).

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Fully Paid and Paid Up:

(a)	in relation to a Share with par value, means that the par value for that Share and any premium payable in respect of the issue of that Share, has been fully paid or credited as paid in money or money’s worth;

1.4	in relation to a Share without par value, means that the agreed issue price for that Share has been fully paid or credited as paid in money or money’s worth.

Islands means the British Overseas Territory of the Cayman Islands.

Member means any person or persons entered on the register of members from time to time as the holder of a Share.

Memorandum means the Amended and Restated Memorandum of Association of the Company as amended from time to time.

Officer means a person appointed to hold an office in the Company; and the expression includes a director, alternate director or liquidator, but does not include the Secretary.

Ordinary Resolution means a resolution of a duly constituted general meeting of the Company passed by a simple majority of the votes cast by, or on behalf of, the Members entitled to vote. The expression also includes a unanimous written resolution.

Secretary means a person appointed to perform the duties of the secretary of the Company, including a joint, assistant or deputy secretary.

Share means a share in the share capital of the Company; and the expression:

(a)	includes stock (except where a distinction between shares and stock is expressed or implied); and

1.5	where the context permits, also includes a fraction of a share.

Special Resolution has the meaning given to that term in the Act; and the expression includes a unanimous written resolution.

Treasury Shares means Shares of the Company held in treasury pursuant to the Act and Article 2.12.

2

Interpretation

2.	In the interpretation of these Articles, the following provisions apply unless the context otherwise requires:

2.1	A reference in these Articles to a statute is a reference to a statute of the Islands as known by its short title, and includes:

(a)	any statutory modification, amendment or re-enactment; and

(b)	any subordinate legislation or regulations issued under that statute.

Without limitation to the preceding sentence, a reference to a revised Act of the Cayman Islands is taken to be a reference to the revision of that Act in force from time to time as amended from time to time.

2.2	Headings are inserted for convenience only and do not affect the interpretation of these Articles, unless there is ambiguity.

2.3	If a day on which any act, matter or thing is to be done under these Articles is not a Business Day, the act, matter or thing must be done on the next Business Day.

2.4	A word which denotes the singular also denotes the plural, a word which denotes the plural also denotes the singular, and a reference to any gender also denotes the other genders.

2.5	A reference to a person includes, as appropriate, a company, trust, partnership, joint venture, association, body corporate or government agency.

2.6	Where a word or phrase is given a defined meaning another part of speech or grammatical form in respect to that word or phrase has a corresponding meaning.

2.7	All references to time are to be calculated by reference to time in the place where the Company’s registered office is located.

2.8	The words written and in writing include all modes of representing or reproducing words in a visible form, but do not include an Electronic Record where the distinction between a document in writing and an Electronic Record is expressed or implied.

2.9	The words including, include and in particular or any similar expression are to be construed without limitation.

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Exclusion of Table A Articles

3.	The regulations contained in Table A in the First Schedule of the Act and any other regulations contained in any statute or subordinate legislation are expressly excluded and do not apply to the Company.

Shares

Power to issue Shares and options, with or without special rights

1.	Subject to the provisions of the Act and the Articles about the redemption and purchase of the Company’s own Shares, the directors have general and unconditional authority to allot (with or without confirming rights of renunciation), grant options over or otherwise deal with any unissued Shares of the Company to such persons, at such times and on such terms and conditions as they may decide. No Share may be issued at a discount except in accordance with the provisions of the Act.

2.	Without limitation to the preceding Article, the directors may so deal with the unissued Shares of the Company:

2.1	either at a premium or at par;

2.2	with or without preferred, deferred or other special rights or restrictions whether in regard to dividend, voting, return of capital or otherwise.

Power to issue fractions of a Share

3.	Subject to the Act, the Company may issue fractions of a Share of any class. A fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights and other attributes of a Share of that class of Shares.

Power to pay commissions and brokerage fees

4.	The Company may pay a commission to any person in consideration of that person:

4.1	subscribing or agreeing to subscribe, whether absolutely or conditionally; or

4.2	procuring or agreeing to procure subscriptions, whether absolute or conditional for any Shares in the Company. That commission may be satisfied by the payment of cash or the allotment of Fully Paid or partly-paid Shares or partly in one way and partly in another.

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5.	The Company may employ a broker in the issue of its capital and pay him any proper commission or brokerage.

Trusts not recognised

6.	Except as required by law:

6.1	no person shall be recognised by the Company as holding any Share on any trust; and

6.2	no person other than the Member shall be recognised by the Company as having any right in a Share.

Power to vary class rights

7.	If the share capital is divided into different classes of Shares then, unless the terms on which a class of Shares was issued state otherwise, the rights attaching to a class of Shares may only be varied if one of the following applies:

7.1	the Members holding two thirds of the issued Shares of that class consent in writing to the variation; or

7.2	the variation is made with the sanction of a Special Resolution passed at a separate general meeting of the Members holding the issued Shares of that class.

8.	For the purpose of paragraph (b) of the preceding Article, all the provisions of these Articles relating to general meetings apply, mutatis mutandis, to every such separate meeting except that:

8.1	the necessary quorum shall be one or more persons holding, or representing by proxy, not less than one third of the issued Shares of the class; and

8.2	any Member holding issued Shares of the class, present in person or by proxy or, in the case of a corporate Member, by its duly authorised representative, may demand a poll.

Effect of new Share issue on existing class rights

9.	Unless the terms on which a class of Shares was issued state otherwise, the rights conferred on the Member holding Shares of any class shall not be deemed to be varied by the creation or issue of further Shares ranking pari passu with the existing Shares of that class.

Capital contributions without issue of further Shares

10.	With the consent of a Member, the directors may accept a voluntary contribution to the capital of the Company from that Member without issuing Shares in consideration for that contribution. In that event, the contribution shall be dealt with in the following manner:

10.1	It shall be treated as if it were a share premium.

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10.2	Unless the Member agrees otherwise:

(a)	if the Member holds Shares in a single class of Shares - it shall be credited to the share premium account for that class of Shares;

(b)	if the Member holds Shares of more than one class - it shall be credited rateably to the share premium accounts for those classes of Shares (in the proportion that the sum of the issue prices for each class of Shares that the Member holds bears to the total issue prices for all classes of Shares that the Member holds).

10.3	It shall be subject to the provisions of the Act and these Articles applicable to share premiums.

No bearer Shares or warrants

11.	The Company shall not issue Shares or warrants to bearers.

Treasury Shares

12.	Shares that the Company purchases, redeems or acquires by way of surrender in accordance with the Act shall be held as Treasury Shares and not treated as cancelled if:

12.1	the directors so determine prior to the purchase, redemption or surrender of those shares; and

12.2	the relevant provisions of the Memorandum and Articles and the Act are otherwise complied with.

Rights attaching to Treasury Shares and related matters

13.	No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to members on a winding up) may be made to the Company in respect of a Treasury Share.

14.	The Company shall be entered in the Register as the holder of the Treasury Shares. However:

14.1	the Company shall not be treated as a member for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void;

14.2	a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued shares at any given time, whether for the purposes of these Articles or the Act.

6

15.	Nothing in the preceding Article prevents an allotment of Shares as fully paid bonus shares in respect of a Treasury Share and Shares allotted as fully paid bonus shares in respect of a Treasury Share shall be treated as Treasury Shares.

16.	Treasury Shares may be disposed of by the Company in accordance with the Act and otherwise on such terms and conditions as the directors determine.

Share certificates

Issue of share certificates

1.	Upon being entered in the register of members as the holder of a Share, a Member shall be entitled:

1.1	without payment, to one certificate for all the Shares of each class held by that Member (and, upon transferring a part of the Member’s holding of Shares of any class, to a certificate for the balance of that holding); and

1.2	upon payment of such reasonable sum as the directors may determine for every certificate after the first, to several certificates each for one or more of that Member’s Shares.

2.	Every certificate shall specify the number, class and distinguishing numbers (if any) of the Shares to which it relates and whether they are Fully Paid or partly paid up. A certificate may be executed under seal or executed in such other manner as the directors determine.

3.	The Company shall not be bound to issue more than one certificate for Shares held jointly by several persons and delivery of a certificate for a Share to one joint holder shall be a sufficient delivery to all of them.

Renewal of lost or damaged share certificates

4.	If a share certificate is defaced, worn-out, lost or destroyed, it may be renewed on such terms (if any) as to:

4.1	evidence;

4.2	indemnity;

4.3	payment of the expenses reasonably incurred by the Company in investigating the evidence; and

4.4	payment of a reasonable fee, if any, for issuing a replacement share certificate as the directors may determine, and (in the case of defacement or wearing-out) on delivery to the Company of the old certificate.

7

Lien on Shares

Nature and scope of lien

1.	The Company has a first and paramount lien on all Shares (whether Fully Paid or not) registered in the name of a Member (whether solely or jointly with others). The lien is for all moneys payable to the Company by the Member or the Member’s estate:

1.1	either alone or jointly with any other person, whether or not that other person is a Member; and

1.2	whether or not those moneys are presently payable.

2.	At any time the directors may declare any Share to be wholly or partly exempt from the provisions of this Article.

Company may sell Shares to satisfy lien

3.	The Company may sell any Shares over which it has a lien if all of the following conditions are met:

3.1	the sum in respect of which the lien exists is presently payable;

3.2	the Company gives notice to the Member holding the Share (or to the person entitled to it in consequence of the death or bankruptcy of that Member) demanding payment and stating that if the notice is not complied with the Shares may be sold; and

3.3	that sum is not paid within 14 Clear Days after that notice is deemed to be given under these Articles.

4.	The Shares may be sold in such manner as the directors determine.

5.	To the maximum extent permitted by law, the directors shall incur no personal liability to the Member concerned in respect of the sale.

Authority to execute instrument of transfer

6.	To give effect to a sale, the directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The title of the transferee of the Shares shall not be affected by any irregularity or invalidity in the proceedings in respect of the sale.

Consequences of sale of Shares to satisfy lien

7.	On sale pursuant to the preceding Articles:

7.1	the name of the Member concerned shall be removed from the register of members as the holder of those Shares; and

7.2	that person shall deliver to the Company for cancellation the certificate for those Shares.

Despite this, that person shall remain liable to the Company for all monies which, at the date of sale, were presently payable by him to the Company in respect of those Shares. That person shall also be liable to pay interest on those monies from the date of sale until payment at the rate at which interest was payable before that sale or, failing that, at the Default Rate. The directors may waive payment wholly or in part or enforce payment without any allowance for the value of the Shares at the time of sale or for any consideration received on their disposal.

8

Application of proceeds of sale

8.	The net proceeds of the sale, after payment of the costs, shall be applied in payment of so much of the sum for which the lien exists as is presently payable. Any residue shall be paid to the person whose Shares have been sold:

8.1	if no certificate for the Shares was issued, at the date of the sale; or

8.2	if a certificate for the Shares was issued, upon surrender to the Company of that certificate for cancellation but, in either case, subject to the Company retaining a like lien for all sums not presently payable as existed on the Shares before the sale.

Calls on Shares and forfeiture

Power to make calls and effect of calls

1.	Subject to the terms of allotment, the directors may make calls on the Members in respect of any moneys unpaid on their Shares including any premium. The call may provide for payment to be by instalments. Subject to receiving at least 14 Clear Days’ notice specifying when and where payment is to be made, each Member shall pay to the Company the amount called on his Shares as required by the notice.

2.	Before receipt by the Company of any sum due under a call, that call may be revoked in whole or in part and payment of a call may be postponed in whole or in part. Where a call is to be paid in instalments, the Company may revoke the call in respect of all or any remaining instalments in whole or in part and may postpone payment of all or any of the remaining instalments in whole or in part.

3.	A Member on whom a call is made shall remain liable for that call notwithstanding the subsequent transfer of the Shares in respect of which the call was made. He shall not be liable for calls made after he is no longer registered as Member in respect of those Shares.

9

Time when call made

4.	A call shall be deemed to have been made at the time when the resolution of the directors authorising the call was passed.

Liability of joint holders

5.	Members registered as the joint holders of a Share shall be jointly and severally liable to pay all calls in respect of the Share.

Interest on unpaid calls

6.	If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid:

6.1	at the rate fixed by the terms of allotment of the Share or in the notice of the call; or

6.2	if no rate is fixed, at the Default Rate.

The directors may waive payment of the interest wholly or in part.

Deemed calls

7.	Any amount payable in respect of a Share, whether on allotment or on a fixed date or otherwise, shall be deemed to be payable as a call. If the amount is not paid when due the provisions of these Articles shall apply as if the amount had become due and payable by virtue of a call.

10

Power to accept early payment

8.	The Company may accept from a Member the whole or a part of the amount remaining unpaid on Shares held by him although no part of that amount has been called up.

Power to make different arrangements at time of issue of Shares

9.	Subject to the terms of allotment, the directors may make arrangements on the issue of Shares to distinguish between Members in the amounts and times of payment of calls on their Shares.

Notice of default

10.	If a call remains unpaid after it has become due and payable the directors may give to the person from whom it is due not less than 14 Clear Days’ notice requiring payment of:

10.1	the amount unpaid;

10.2	any interest which may have accrued;

10.3	any expenses which have been incurred by the Company due to that person’s default.

11.	The notice shall state the following:

11.1	the place where payment is to be made; and

11.2	a warning that if the notice is not complied with the Shares in respect of which the call is made will be liable to be forfeited.

Forfeiture or surrender of Shares

12.	If the notice under the preceding Article is not complied with, the directors may, before the payment required by the notice has been received, resolve that any Share the subject of that notice be forfeited. The forfeiture shall include all dividends or other moneys payable in respect of the forfeited Share and not paid before the forfeiture. Despite the foregoing, the directors may determine that any Share the subject of that notice be accepted by the Company as surrendered by the Member holding that Share in lieu of forfeiture.

Disposal of forfeited or surrendered Share and power to cancel forfeiture or surrender

13.	A forfeited or surrendered Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the directors determine either to the former Member who held that Share or to any other person. The forfeiture or surrender may be cancelled on such terms as the directors think fit at any time before a sale, re-allotment or other disposition. Where, for the purposes of its disposal, a forfeited or surrendered Share is to be transferred to any person, the directors may authorise some person to execute an instrument of transfer of the Share to the transferee.

11

Effect of forfeiture or surrender on former Member

14.	On forfeiture or surrender:

14.1	the name of the Member concerned shall be removed from the register of members as the holder of those Shares and that person shall cease to be a Member in respect of those Shares; and

14.2	that person shall surrender to the Company for cancellation the certificate (if any) for the forfeited or surrendered Shares.

15.	Despite the forfeiture or surrender of his Shares, that person shall remain liable to the Company for all moneys which at the date of forfeiture or surrender were presently payable by him to the Company in respect of those Shares together with:

15.1	all expenses; and

15.2	interest from the date of forfeiture or surrender until payment:

(a)	at the rate of which interest was payable on those moneys before forfeiture; or

(b)	if no interest was so payable, at the Default Rate.

The directors, however, may waive payment wholly or in part.

Evidence of forfeiture or surrender

16.	A declaration, whether statutory or under oath, made by a director or the Secretary shall be conclusive evidence of the following matters stated in it as against all persons claiming to be entitled to forfeited Shares:

16.1	that the person making the declaration is a director or Secretary of the Company, and

16.2	that the particular Shares have been forfeited or surrendered on a particular date.

Subject to the execution of an instrument of transfer, if necessary, the declaration shall constitute good title to the Shares.

Sale of forfeited or surrendered Shares

17.	Any person to whom the forfeited or surrendered Shares are disposed of shall not be bound to see to the application of the consideration, if any, of those Shares nor shall his title to the Shares be affected by any irregularity in, or invalidity of the proceedings in respect of, the forfeiture, surrender or disposal of those Shares.

12

Transfer of Shares

Form of transfer

1.	Subject to the following Articles about the transfer of Shares, a Member may transfer Shares to another person by completing an instrument of transfer, in a common form or in a form approved by the directors, executed:

1.1	where the Shares are Fully Paid, by or on behalf of that Member; and

1.2	where the Shares are partly paid, by or on behalf of that Member and the transferee.

Power to refuse registration

2.	The directors may refuse to register the transfer of a Share to any person. They may do so in their absolute discretion, without giving any reason for their refusal, and irrespective of whether the Share is Fully Paid or the Company has no lien over it.

Notice of refusal to register

3.	If the directors refuse to register a transfer of a Share, they must send notice of their refusal to the existing Member within two months after the date on which the transfer was lodged with the Company.

Power to suspend registration

4.	The directors may suspend registration of the transfer of Shares at such times and for such periods, not exceeding 30 days in any calendar year, as they determine.

Fee, if any, payable for registration

5.	If the directors so decide, the Company may charge a reasonable fee for the registration of any instrument of transfer or other document relating to the title to a Share.

Company may retain instrument of transfer

6.	The Company shall be entitled to retain any instrument of transfer which is registered; but an instrument of transfer which the directors refuse to register shall be returned to the person lodging it when notice of the refusal is given.

13

Transmission of Shares

Persons entitled on death of a Member

1.	If a Member dies, the only persons recognised by the Company as having any title to the deceased Members’ interest are the following:

1.1	where the deceased Member was a joint holder, the survivor or survivors; and

1.2	where the deceased Member was a sole holder, that Member’s personal representative or representatives.

2.	Nothing in these Articles shall release the deceased Member’s estate from any liability in respect of any Share, whether the deceased was a sole holder or a joint holder.

Registration of transfer of a Share following death or bankruptcy

3.	A person becoming entitled to a Share in consequence of the death or bankruptcy of a Member may elect to do either of the following:

3.1	to become the holder of the Share; or

3.2	to transfer the Share to another person.

4.	That person must produce such evidence of his entitlement as the directors may properly require.

5.	If the person elects to become the holder of the Share, he must give notice to the Company to that effect. For the purposes of these Articles, that notice shall be treated as though it were an executed instrument of transfer.

6.	If the person elects to transfer the Share to another person then:

6.1	if the Share is Fully Paid, the transferor must execute an instrument of transfer; and

6.2	if the Share is partly paid, the transferor and the transferee must execute an instrument of transfer.

7.	All the Articles relating to the transfer of Shares shall apply to the notice or, as appropriate, the instrument of transfer.

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Indemnity

8.	A person registered as a Member by reason of the death or bankruptcy of another Member shall indemnify the Company and the directors against any loss or damage suffered by the Company or the directors as a result of that registration.

Rights of person entitled to a Share following death or bankruptcy

9.	A person becoming entitled to a Share by reason of the death or bankruptcy of a Member shall have the rights to which he would be entitled if he were registered as the holder of the Share. But, until he is registered as Member in respect of the Share, he shall not be entitled to attend or vote at any meeting of the Company or at any separate meeting of the holders of that class of Shares in the Company.

Alteration of capital

Increasing, consolidating, converting, dividing and cancelling share capital

1.	To the fullest extent permitted by the Act, the Company may by Ordinary Resolution do any of the following and amend its Memorandum for that purpose:

1.1	increase its share capital by new Shares of the amount fixed by that Ordinary Resolution and with the attached rights, priorities and privileges set out in that Ordinary Resolution;

1.2	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

1.3	convert all or any of its Paid Up Shares into stock, and reconvert that stock into Paid Up Shares of any denomination;

1.4	sub-divide its Shares or any of them into Shares of an amount smaller than that fixed by the Memorandum, so, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and

1.5	cancel Shares which, at the date of the passing of that Ordinary Resolution, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the Shares so cancelled or, in the case of Shares without nominal par value, diminish the number of Shares into which its capital is divided.

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Dealing with fractions resulting from consolidation of Shares

2.	Whenever, as a result of a consolidation of Shares, any Members would become entitled to fractions of a Share the directors may on behalf of those Members:

2.1	sell the Shares representing the fractions for the best price reasonably obtainable to any person (including, subject to the provisions of the Act, the Company); and

2.2	distribute the net proceeds in due proportion among those Members.

For that purpose, the directors may authorise some person to execute an instrument of transfer of the Shares to, or in accordance with the directions of, the purchaser. The transferee shall not be bound to see to the application of the purchase money nor shall the transferee’s title to the Shares be affected by any irregularity in, or invalidity of, the proceedings in respect of the sale.

Reducing share capital

3.	Subject to the Act and to any rights for the time being conferred on the Members holding a particular class of Shares, the Company may, by Special Resolution, reduce its share capital in any way.

Redemption and purchase of own Shares

Power to issue redeemable Shares and to purchase own Shares

1.	Subject to the Act, and to any rights for the time being conferred on the Members holding a particular class of Shares, the Company may by its directors:

1.1	issue Shares that are to be redeemed or liable to be redeemed, at the option of the Company or the Member holding those redeemable Shares, on the terms and in the manner its directors determine before the issue of those Shares;

1.2	with the consent by Special Resolution of the Members holding Shares of a particular class, vary the rights attaching to that class of Shares so as to provide that those Shares are to be redeemed or are liable to be redeemed at the option of the Company on the terms and in the manner which the directors determine at the time of such variation; and

1.3	purchase all or any of its own Shares of any class including any redeemable Shares on the terms and in the manner which the directors determine at the time of such purchase.

The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner authorised by the Act, including out of any combination of the following: capital, its profits and the proceeds of a fresh issue of Shares.

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Power to pay for redemption or purchase in cash or in specie

2.	When making a payment in respect of the redemption or purchase of Shares, the directors may make the payment in cash or in specie (or partly in one and partly in the other) if so authorised by the terms of the allotment of those Shares, or by the terms applying to those Shares in accordance with Article 9.1, or otherwise by agreement with the Member holding those Shares.

Effect of redemption or purchase of a Share

3.	Upon the date of redemption or purchase of a Share:

3.1	the Member holding that Share shall cease to be entitled to any rights in respect of the Share other than the right to receive:

(a)	the price for the Share; and

(b)	any dividend declared in respect of the Share prior to the date of redemption or purchase;

3.2	the Member’s name shall be removed from the register of members with respect to the Share; and

3.3	the Share shall be cancelled or held as a Treasury Shares, as the directors may determine.

For the purpose of this Article, the date of redemption or purchase is the date when the redemption or purchase falls due.

Meetings of Members

Power to call meetings

1.	The directors may call a general meeting at any time.

2.	If there are insufficient directors to constitute a quorum and the remaining directors are unable to agree on the appointment of additional directors, the directors must call a general meeting for the purpose of appointing additional directors.

3.	The directors must also call a general meeting if requisitioned in the manner set out in the next two Articles.

4.	The requisition must be in writing and given by one or more Members who together hold at least 10% of the rights to vote at such general meeting.

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5.	The requisition must also:

5.1	specify the purpose of the meeting.

5.2	be signed by or on behalf of each requisitioner (and for this purpose each joint holder shall be obliged to sign). The requisition may consist of several documents in like form signed by one or more of the requisitioners.

5.3	be delivered in accordance with the notice provisions.

6.	Should the directors fail to call a general meeting within 21 Clear Days from the date of receipt of a requisition, the requisitioners or any of them may call a general meeting within three months after the end of that period.

7.	Without limitation to the foregoing, if there are insufficient directors to constitute a quorum and the remaining directors are unable to agree on the appointment of additional directors, any one or more Members who together hold at least 10% of the rights to vote at a general meeting may call a general meeting for the purpose of considering the business specified in the notice of meeting which shall include as an item of business the appointment of additional directors.

8.	If the Members call a meeting under the above provisions, the Company shall reimburse their reasonable expenses.

Content of notice

9.	Notice of a general meeting shall specify each of the following:

9.1	the place, the date and the hour of the meeting;

9.2	if the meeting is to be held in two or more places, the technology that will be used to facilitate the meeting;

9.3	subject to paragraph (d), the general nature of the business to be transacted; and

9.4	if a resolution is proposed as a Special Resolution, the text of that resolution.

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10.	In each notice there shall appear with reasonable prominence the following statements:

10.1	that a Member who is entitled to attend and vote is entitled to appoint one or more proxies to attend and vote instead of that Member; and

10.2	that a proxyholder need not be a Member.

Period of notice

11.	At least five Clear Days’ notice of a general meeting must be given to Members. But a meeting may be convened on shorter notice with the consent of the Member or Members who, individually or collectively, hold at least 90% of the voting rights of all those who have a right to vote at that meeting.

Persons entitled to receive notice

12.	Subject to the provisions of these Articles and to any restrictions imposed on any Shares, the notice shall be given to the following people:

12.1	the Members;

12.2	persons entitled to a Share in consequence of the death or bankruptcy of a Member; and

12.3	the directors.

Publication of notice on a website

13.	Subject to the Act, a notice of a general meeting may be published on a website providing the recipient is given separate notice of:

13.1	the publication of the notice on the website;

13.2	the place on the website where the notice may be accessed;

13.3	how it may be accessed; and

13.4	the place, date and time of the general meeting.

14.	If a Member notifies the Company that he is unable for any reason to access the website, the Company must as soon as practicable give notice of the meeting to that Member by any other means permitted by these Articles. But this will not affect when that Member is deemed to have received notice of the meeting.

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Time a website notice is deemed to be given

15.	A website notice is deemed to be given when the Member is given notice of its publication.

Required duration of publication on a website

16.	Where the notice of meeting is published on a website, it shall continue to be published in the same place on that website from the date of the notification until the conclusion of the meeting to which the notice relates.

Accidental omission to give notice or non-receipt of notice

17.	Proceedings at a meeting shall not be invalidated by the following:

17.1	an accidental failure to give notice of the meeting to any person entitled to notice; or

17.2	non-receipt of notice of the meeting by any person entitled to notice.

18.	In addition, where a notice of meeting is published on a website, proceedings at the meeting shall not be invalidated merely because it is accidentally published:

18.1	in a different place on the website; or

18.2	for part only of the period from the date of the notification until the conclusion of the meeting to which the notice relates.

Proceedings at meetings of Members

Quorum

1.	Save as provided in the following Article, no business shall be transacted at any meeting unless a quorum is present in person or by proxy. A quorum is as follows:

1.1	if the Company has only one Member: that Member;

1.2	if the Company has more than one Member: two Members.

Lack of quorum

2.	If a quorum is not present within 15 minutes of the time appointed for the meeting, or if at any time during the meeting it becomes inquorate, then the following provisions apply:

2.1	If the meeting was requisitioned by Members, it shall be cancelled.

2.2	In any other case, the meeting shall stand adjourned to the same time and place seven days hence, or to such other time or place as is determined by the directors. If a quorum is not present within 15 minutes of the time appointed for the adjourned meeting, then the Members present in person or by proxy shall constitute a quorum.

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Use of technology

3.	A person may participate in a general meeting through the medium of conference telephone, video or any other form of communications equipment providing all persons participating in the meeting are able to hear and speak to each other throughout the meeting. A person participating in this way is deemed to be present in person at the meeting.

Chairman

4.	The chairman of a general meeting shall be the chairman of the board or such other director as the directors have nominated to chair board meetings in the absence of the chairman of the board. Absent any such person being present within 15 minutes of the time appointed for the meeting, the directors present shall elect one of their number to chair the meeting.

5.	If no director is present within 15 minutes of the time appointed for the meeting, or if no director is willing to act as chairman, the Members present in person or by proxy and entitled to vote shall choose one of their number to chair the meeting.

Right of a director to attend and speak

6.	Even if a director is not a Member, he shall be entitled to attend and speak at any general meeting and at any separate meeting of Members holding a particular class of Shares in the Company.

Adjournment

7.	The chairman may at any time adjourn a meeting with the consent of the Members constituting a quorum. The chairman must adjourn the meeting if so directed by the meeting. No business, however, can be transacted at an adjourned meeting other than business which might properly have been transacted at the original meeting.

8.	Should a meeting be adjourned for more than seven Clear Days, whether because of a lack of quorum or otherwise, Members shall be given at least seven Clear Days’ notice of the date, time and place of the adjourned meeting and the general nature of the business to be transacted. Otherwise it shall not be necessary to give any notice of the adjournment.

Method of voting

9.	A resolution put to the vote of the meeting shall be decided on a show of hands unless before, or on the declaration of the result of the show of hands, a poll is duly demanded. A poll may be demanded:

9.1	by the chairman; or

9.2	by any Member or Members present who, individually or collectively, hold at least 10% of the voting rights of all those who have a right to vote on the resolution.

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Outcome of vote by show of hands

10.	Unless a poll is duly demanded, a declaration by the chairman as to the result of a resolution and an entry to that effect in the minutes of the meeting shall be conclusive evidence of the outcome of a show of hands without proof of the number or proportion of the votes recorded in favour of or against the resolution.

Withdrawal of demand for a poll

11.	The demand for a poll may be withdrawn before the poll is taken, but only with the consent of the chairman. The chairman shall announce any such withdrawal to the meeting and, unless another person forthwith demands a poll, any earlier show of hands on that resolution shall be treated as the vote on that resolution; if there has been no earlier show of hands, then the resolution shall be put to the vote of the meeting.

Taking of a poll

12.	A poll demanded on the question of adjournment shall be taken immediately.

13.	A poll demanded on any other question shall be taken either immediately or at an adjourned meeting at such time and place as the chairman directs, not being more than 30 Clear Days after the poll was demanded.

14.	The demand for a poll shall not prevent the meeting continuing to transact any business other than the question on which the poll was demanded.

15.	A poll shall be taken in such manner as the chairman directs. He may appoint scrutineers (who need not be Members) and fix a place and time for declaring the result of the poll. If, through the aid of technology, the meeting is held in more than place, the chairman may appoint scrutineers in more than place; but if he considers that the poll cannot be effectively monitored at that meeting, the chairman shall adjourn the holding of the poll to a date, place and time when that can occur.

Chairman’s casting vote

16.	If the votes on a resolution, whether on a show of hands or on a poll, are equal the chairman may if he wishes exercise a casting vote.

Amendments to resolutions

17.	An Ordinary Resolution to be proposed at a general meeting may be amended by Ordinary Resolution if:

17.1	not less than 48 hours before the meeting is to take place (or such later time as the chairman of the meeting may determine), notice of the proposed amendment is given to the Company in writing by a Member entitled to vote at that meeting; and

17.2	the proposed amendment does not, in the reasonable opinion of the chairman of the meeting, materially alter the scope of the resolution.

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18.	A Special Resolution to be proposed at a general meeting may be amended by Ordinary Resolution, if:

18.1	the chairman of the meeting proposes the amendment at the general meeting at which the resolution is to be proposed, and

18.2	the amendment does not go beyond what the chairman considers is necessary to correct a grammatical or other non-substantive error in the resolution.

19.	If the chairman of the meeting, acting in good faith, wrongly decides that an amendment to a resolution is out of order, the chairman’s error does not invalidate the vote on that resolution.

Written resolutions

20.	Members may pass a resolution in writing without holding a meeting if the following conditions are met:

20.1	all Members entitled to vote are given notice of the resolution as if the same were being proposed at a meeting of Members;

20.2	all Members entitled so to vote :

(a)	sign a document; or

(b)	sign several documents in the like form each signed by one or more of those Members; and

20.3	the signed document or documents is or are delivered to the Company, including, if the Company so nominates, by delivery of an Electronic Record by Electronic means to the address specified for that purpose.

Such written resolution shall be as effective as if it had been passed at a meeting of the Members entitled to vote duly convened and held.

21.	If a written resolution is described as a Special Resolution or as an Ordinary Resolution, it has effect accordingly.

22.	The directors may determine the manner in which written resolutions shall be put to Members. In particular, they may provide, in the form of any written resolution, for each Member to indicate, out of the number of votes the Member would have been entitled to cast at a meeting to consider the resolution, how many votes he wishes to cast in favour of the resolution and how many against the resolution or to be treated as abstentions. The result of any such written resolution shall be determined on the same basis as on a poll.

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Sole-member company

23.	If the Company has only one Member, and the Member records in writing his decision on a question, that record shall constitute both the passing of a resolution and the minute of it.

Voting rights of Members

Right to vote

1.	Unless their Shares carry no right to vote, or unless a call or other amount presently payable has not been paid, all Members are entitled to vote at a general meeting, whether on a show of hands or on a poll, and all Members holding Shares of a particular class of Shares are entitled to vote at a meeting of the holders of that class of Shares.

2.	Members may vote in person or by proxy.

3.	On a show of hands, every Member shall have one vote. For the avoidance of doubt, an individual who represents two or more Members, including a Member in that individual’s own right, that individual shall be entitled to a separate vote for each Member.

4.	On a poll a Member shall have one vote for each Share he holds, unless any Share carries special voting rights.

5.	A fraction of a Share shall entitle its holder to an equivalent fraction of one vote.

6.	No Member is bound to vote on his Shares or any of them; nor is he bound to vote each of his Shares in the same way.

Rights of joint holders

7.	If Shares are held jointly, only one of the joint holders may vote. If more than one of the joint holders tenders a vote, the vote of the holder whose name in respect of those Shares appears first in the register of members shall be accepted to the exclusion of the votes of the other joint holder.

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Representation of corporate Members

8.	Save where otherwise provided, a corporate Member must act by a duly authorised representative.

9.	A corporate Member wishing to act by a duly authorised representative must identify that person to the Company by notice in writing.

10.	The authorisation may be for any period of time, and must be delivered to the Company not less than two hours before the commencement of the meeting at which it is first used.

11.	The directors of the Company may require the production of any evidence which they consider necessary to determine the validity of the notice.

12.	Where a duly authorised representative is present at a meeting that Member is deemed to be present in person; and the acts of the duly authorised representative are personal acts of that Member.

13.	A corporate Member may revoke the appointment of a duly authorised representative at any time by notice to the Company; but such revocation will not affect the validity of any acts carried out by the duly authorised representative before the directors of the Company had actual notice of the revocation.

Member with mental disorder

14.	A Member in respect of whom an order has been made by any court having jurisdiction (whether in the Islands or elsewhere) in matters concerning mental disorder may vote, whether on a show of hands or on a poll, by that Member’s receiver, curator bonis or other person authorised in that behalf appointed by that court.

15.	For the purpose of the preceding Article, evidence to the satisfaction of the directors of the authority of the person claiming to exercise the right to vote must be received not less than 24 hours before holding the relevant meeting or the adjourned meeting in any manner specified for the delivery of forms of appointment of a proxy, whether in writing or by Electronic means. In default, the right to vote shall not be exercisable.

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Objections to admissibility of votes

16.	An objection to the validity of a person’s vote may only be raised at the meeting or at the adjourned meeting at which the vote is sought to be tendered. Any objection duly made shall be referred to the chairman whose decision shall be final and conclusive.

Form of proxy

17.	An instrument appointing a proxy shall be in any common form or in any other form approved by the directors.

18.	The instrument must be in writing and signed in one of the following ways:

18.1	by the Member; or

18.2	by the Member’s authorised attorney; or

18.3	if the Member is a corporation or other body corporate, under seal or signed by an authorised officer, secretary or attorney.

If the directors so resolve, the Company may accept an Electronic Record of that instrument delivered in the manner specified below and otherwise satisfying the Articles about authentication of Electronic Records.

19.	The directors may require the production of any evidence which they consider necessary to determine the validity of any appointment of a proxy.

20.	A Member may revoke the appointment of a proxy at any time by notice to the Company duly signed in accordance with the Article above about signing proxies; but such revocation will not affect the validity of any acts carried out by the proxy before the directors of the Company had actual notice of the revocation.

How and when proxy is to be delivered

21.	Subject to the following Articles, the form of appointment of a proxy and any authority under which it is signed (or a copy of the authority certified notarially or in any other way approved by the directors) must be delivered so that it is received by the Company at any time before the time for holding the meeting or adjourned meeting at which the person named in the form of appointment of proxy proposes to vote. They must be delivered in either of the following ways:

21.1	In the case of an instrument in writing, it must be left at or sent by post:

(a)	to the registered office of the Company; or

(b)	to such other place within the Islands specified in the notice convening the meeting or in any form of appointment of proxy sent out by the Company in relation to the meeting.

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21.2	If, pursuant to the notice provisions, a notice may be given to the Company in an Electronic Record, an Electronic Record of an appointment of a proxy must be sent to the address specified pursuant to those provisions unless another address for that purpose is specified:

(a)	in the notice convening the meeting; or

(b)	in any form of appointment of a proxy sent out by the Company in relation to the meeting; or

(c)	in any invitation to appoint a proxy issued by the Company in relation to the meeting.

22.	Where a poll is taken:

22.1	if it is taken more than seven Clear Days after it is demanded, the form of appointment of a proxy and any accompanying authority (or an Electronic Record of the same) must be delivered as required under the preceding Article not less than 24 hours before the time appointed for the taking of the poll;

22.2	but if it to be taken within seven Clear Days after it was demanded, the form of appointment of a proxy and any accompanying authority (or an Electronic Record of the same) must be e delivered as required under the preceding Article not less than two hours before the time appointed for the taking of the poll.

23.	If the form of appointment of proxy is not delivered on time, it is invalid.

Voting by proxy

24.	A proxy shall have the same voting rights at a meeting or adjourned meeting as the Member would have had except to the extent that the instrument appointing him limits those rights. Notwithstanding the appointment of a proxy, a Member may attend and vote at a meeting or adjourned meeting. If a Member votes on any resolution a vote by his proxy on the same resolution, unless in respect of different Shares, shall be invalid.

Number of directors

Unless otherwise determined by Ordinary Resolution, the minimum number of directors shall be one and the maximum number shall be ten. There shall be no directors, however, until the first director is or the first directors are appointed by the subscriber or subscribers to the Memorandum.

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Appointment, disqualification and removal of directors

First directors

1.	The first directors shall be appointed in writing by the subscriber or subscribers to the Memorandum.

No age limit

2.	There is no age limit for directors save that they must be aged at least 18 years.

Corporate directors

3.	Unless prohibited by law, a body corporate may be a director. If a body corporate is a director, the Articles about representation of corporate Members at general meetings apply, mutatis mutandis, to the Articles about directors’ meetings.

No shareholding qualification

4.	Unless a shareholding qualification for directors is fixed by Ordinary Resolution, no director shall be required to own Shares as a condition of his appointment.

Appointment of directors

5.	A director may be appointed by Ordinary Resolution or by the directors. Any appointment may be to fill a vacancy or as an additional director.

6.	Notwithstanding the other provisions of these Articles, in any case where, as a result of death, the Company has no directors and no shareholders, the personal representatives of the last shareholder to have died have the power, by notice in writing to the Company, to appoint a person to be a director. For the purpose of this Article:

6.1	where two or more shareholders die in circumstances rendering it uncertain who was the last to die, a younger shareholder is deemed to have survived an older shareholder;

6.2	if the last shareholder died leaving a will which disposes of that shareholder’s shares in the Company (whether by way of specific gift, as part of the residuary estate, or otherwise):

(a)	the expression personal representatives of the last shareholder means:

(i)	until a grant of probate in respect of that will has been obtained from the Grand Court of the Cayman Islands, all of the executors named in that will who are living at the time the power of appointment under this Article is exercised; and

(ii)	after such grant of probate has been obtained, only such of those executors who have proved that will;

(b)	without derogating from section 3(1) of the Succession Act (Revised), the executors named in that will may exercise the power of appointment under this Article without first obtaining a grant of probate.

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7.	A remaining director may appoint a director even though there is not a quorum of directors.

8.	No appointment can cause the number of directors to exceed the maximum; and any such appointment shall be invalid.

Removal of directors

9.	A director may be removed by Ordinary Resolution.

Resignation of directors

10.	A director may at any time resign office by giving to the Company notice in writing or, if permitted pursuant to the notice provisions, in an Electronic Record delivered in either case in accordance with those provisions.

11.	Unless the notice specifies a different date, the director shall be deemed to have resigned on the date that the notice is delivered to the Company.

Termination of the office of director

12.	A director’s office shall be terminated forthwith if:

12.1	he is prohibited by the law of the Islands from acting as a director; or

12.2	he is made bankrupt or makes an arrangement or composition with his creditors generally; or

12.3	in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director; or

12.4	he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise; or

12.5	without the consent of the other directors, he is absent from meetings of directors for a continuous period of six months.

Alternate directors

Appointment and removal

1.	Any director may appoint any other person, including another director, to act in his place as an alternate director. No appointment shall take effect until the director has given notice of the appointment to the other directors. Such notice must be given to each other director by either of the following methods:

1.1	by notice in writing in accordance with the notice provisions;

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1.2	if the other director has an email address, by emailing to that address a scanned copy of the notice as a PDF attachment (the PDF version being deemed to be the notice unless Article 30.7 applies), in which event notice shall be taken to be given on the date of receipt by the recipient in readable form. For the avoidance of doubt, the same email may be sent to the email address of more than one director (and to the email address of the Company pursuant to Article 15.4(c)).

2.	Without limitation to the preceding Article, a director may appoint an alternate for a particular meeting by sending an email to his fellow directors informing them that they are to take such email as notice of such appointment for such meeting. Such appointment shall be effective without the need for a signed notice of appointment or the giving of notice to the Company in accordance with Article 15.4.

3.	A director may revoke his appointment of an alternate at any time. No revocation shall take effect until the director has given notice of the revocation to the other directors. Such notice must be given by either of the methods specified in Article 15.1.

4.	A notice of appointment or removal of an alternate director must also be given to the Company by any of the following methods:

4.1	by notice in writing in accordance with the notice provisions;

4.2	if the Company has a facsimile address for the time being, by sending by facsimile transmission to that facsimile address a facsimile copy or, otherwise, by sending by facsimile transmission to the facsimile address of the Company’s registered office a facsimile copy (in either case, the facsimile copy being deemed to be the notice unless Article 30.7 applies), in which event notice shall be taken to be given on the date of an error-free transmission report from the sender’s fax machine;

4.3	if the Company has an email address for the time being, by emailing to that email address a scanned copy of the notice as a PDF attachment or, otherwise, by emailing to the email address provided by the Company’s registered office a scanned copy of the notice as a PDF attachment (in either case, the PDF version being deemed to be the notice unless Article 30.7 applies), in which event notice shall be taken to be given on the date of receipt by the Company or the Company’s registered office (as appropriate) in readable form; or

4.4	if permitted pursuant to the notice provisions, in some other form of approved Electronic Record delivered in accordance with those provisions in writing.

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Notices

5.	All notices of meetings of directors shall continue to be given to the appointing director and not to the alternate.

Rights of alternate director

6.	An alternate director shall be entitled to attend and vote at any board meeting or meeting of a committee of the directors at which the appointing director is not personally present, and generally to perform all the functions of the appointing director in his absence.

7.	For the avoidance of doubt:

7.1	if another director has been appointed an alternate director for one or more directors, he shall be entitled to a separate vote in his own right as a director and in right of each other director for whom he has been appointed an alternate; and

7.2	if a person other than a director has been appointed an alternate director for more than one director, he shall be entitled to a separate vote in right of each director for whom he has been appointed an alternate.

8.	An alternate director, however, is not entitled to receive any remuneration from the Company for services rendered as an alternate director.

Appointment ceases when the appointor ceases to be a director

9.	An alternate director shall cease to be an alternate director if the director who appointed him ceases to be a director.

Status of alternate director

10.	An alternate director shall carry out all functions of the director who made the appointment.

11.	Save where otherwise expressed, an alternate director shall be treated as a director under these Articles.

12.	An alternate director is not the agent of the director appointing him.

13.	An alternate director is not entitled to any remuneration for acting as alternate director.

Status of the director making the appointment

14.	A director who has appointed an alternate is not thereby relieved from the duties which he owes the Company.

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Powers of directors

Powers of directors

1.	Subject to the provisions of the Act, the Memorandum and these Articles, the business of the Company shall be managed by the directors who may for that purpose exercise all the powers of the Company.

2.	No prior act of the directors shall be invalidated by any subsequent alteration of the Memorandum or these Articles. However, to the extent allowed by the Act, Members may by Special Resolution validate any prior or future act of the directors which would otherwise be in breach of their duties.

Appointments to office

3.	The directors may appoint a director:

3.1	as chairman of the board of directors;

3.2	as managing director;

3.3	to any other executive office

for such period and on such terms, including as to remuneration, as they think fit.

4.	The appointee must consent in writing to holding that office.

5.	Where a chairman is appointed he shall, unless unable to do so, preside at every meeting of directors.

6.	If there is no chairman, or if the chairman is unable to preside at a meeting, that meeting may select its own chairman; or the directors may nominate one of their number to act in place of the chairman should he ever not be available.

7.	Subject to the provisions of the Act, the directors may also appoint any person, who need not be a director:

7.1	as Secretary; and

7.2	to any office that may be required

for such period and on such terms, including as to remuneration, as they think fit. In the case of an Officer, that Officer may be given any title the directors decide.

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8.	The Secretary or Officer must consent in writing to holding that office.

9.	A director, Secretary or other Officer of the Company may not the hold the office, or perform the services, of auditor.

Remuneration

10.	Every director may be remunerated by the Company for the services he provides for the benefit of the Company, whether as director, employee or otherwise, and shall be entitled to be paid for the expenses incurred in the Company’s business including attendance at directors’ meetings.

11.	A director’s remuneration shall be fixed by the Company by Ordinary Resolution. Unless that resolution provides otherwise, the remuneration shall be deemed to accrue from day to day.

12.	Remuneration may take any form and may include arrangements to pay pensions, health insurance, death or sickness benefits, whether to the director or to any other person connected to or related to him.

13.	Unless his fellow directors determine otherwise, a director is not accountable to the Company for remuneration or other benefits received from any other company which is in the same group as the Company or which has common shareholdings.

Disclosure of information

14.	The directors may release or disclose to a third party any information regarding the affairs of the Company, including any information contained in the register of members relating to a Member, (and they may authorise any director, Officer or other authorised agent of the Company to release or disclose to a third party any such information in his possession) if:

14.1	the Company or that person, as the case may be, is lawfully required to do so under the laws of any jurisdiction to which the Company is subject; or

14.2	such disclosure is in compliance with the rules of any stock exchange upon which the Company’s shares are listed; or

14.3	such disclosure is in accordance with any contract entered into by the Company; or

14.4	the directors are of the opinion such disclosure would assist or facilitate the Company’s operations.

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Delegation of powers

Power to delegate any of the directors’ powers to a committee

1.	The directors may delegate any of their powers to any committee consisting of one or more persons who need not be Members. Persons on the committee may include non-directors so long as the majority of those persons are directors.

2.	The delegation may be collateral with, or to the exclusion of, the directors’ own powers.

3.	The delegation may be on such terms as the directors think fit, including provision for the committee itself to delegate to a sub-committee; save that any delegation must be capable of being revoked or altered by the directors at will.

4.	Unless otherwise permitted by the directors, a committee must follow the procedures prescribed for the taking of decisions by directors.

Power to appoint an agent of the Company

5.	The directors may appoint any person, either generally or in respect of any specific matter, to be the agent of the Company with or without authority for that person to delegate all or any of that person’s powers. The directors may make that appointment:

5.1	by causing the Company to enter into a power of attorney or agreement; or

5.2	in any other manner they determine.

Power to appoint an attorney or authorised signatory of the Company

6.	The directors may appoint any person, whether nominated directly or indirectly by the directors, to be the attorney or the authorised signatory of the Company. The appointment may be:

6.1	for any purpose;

6.2	with the powers, authorities and discretions;

6.3	for the period; and

6.4	subject to such conditions

as they think fit. The powers, authorities and discretions, however, must not exceed those vested in, or exercisable, by the directors under these Articles. The directors may do so by power of attorney or any other manner they think fit.

7.	Any power of attorney or other appointment may contain such provision for the protection and convenience for persons dealing with the attorney or authorised signatory as the directors think fit. Any power of attorney or other appointment may also authorise the attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in that person.

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Power to appoint a proxy

8.	Any director may appoint any other person, including another director, to represent him at any meeting of the directors. If a director appoints a proxy, then for all purposes the presence or vote of the proxy shall be deemed to be that of the appointing director.

9.	Articles 15.1 to 15.4 inclusive (relating to the appointment by directors of alternate directors) apply, mutatis mutandis, to the appointment of proxies by directors.

10.	A proxy is an agent of the director appointing him and is not an officer of the Company.

Meetings of directors

Regulation of directors’ meetings

1.	Subject to the provisions of these Articles, the directors may regulate their proceedings as they think fit.

Calling meetings

2.	Any director may call a meeting of directors at any time. The Secretary, if any, must call a meeting of the directors if requested to do so by a director.

Notice of meetings

3.	Every director shall be given notice of a meeting, although a director may waive retrospectively the requirement to be given notice. Notice may be oral.

Period of notice

4.	At least five Clear Days’ notice of a meeting of directors must be given to directors. But a meeting may be convened on shorter notice with the consent of all directors.

Use of technology

5.	A director may participate in a meeting of directors through the medium of conference telephone, video or any other form of communications equipment providing all persons participating in the meeting are able to hear and speak to each other throughout the meeting.

6.	A director participating in this way is deemed to be present in person at the meeting.

Place of meetings

7.	If all the directors participating in a meeting are not in the same place, they may decide that the meeting is to be treated as taking place wherever any of them is.

Quorum

8.	The quorum for the transaction of business at a meeting of directors shall be two unless the directors fix some other number or unless the Company has only one director.

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Voting

9.	A question which arises at a board meeting shall be decided by a majority of votes. If votes are equal the chairman may, if he wishes, exercise a casting vote.

Validity

10.	Anything done at a meeting of directors is unaffected by the fact that it is later discovered that any person was not properly appointed, or had ceased to be a director, or was otherwise not entitled to vote.

Recording of dissent

11.	A director present at a meeting of directors shall be presumed to have assented to any action taken at that meeting unless:

11.1	his dissent is entered in the minutes of the meeting; or

11.2	he has filed with the meeting before it is concluded signed dissent from that action; or

11.3	he has forwarded to the Company as soon as practical following the conclusion of that meeting signed dissent.

A director who votes in favour of an action is not entitled to record his dissent to it.

Written resolutions

12.	The directors may pass a resolution in writing without holding a meeting if all directors sign a document or sign several documents in the like form each signed by one or more of those directors.

13.	Despite the foregoing, a resolution in writing signed by a validly appointed alternate director or by a validly appointed proxy need not also be signed by the appointing director. But if a written resolution is signed personally by the appointing director, it need not also be signed by his alternate or proxy.

14.	Such written resolution shall be as effective as if it had been passed at a meeting of the directors duly convened and held; and it shall be treated as having been passed on the day and at the time that the last director signs.

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Sole director’s minute

15.	Where a sole director signs a minute recording his decision on a question, that record shall constitute the passing of a resolution in those terms.

Permissible directors’ interests and disclosure

Permissible interests subject to disclosure

1.	Save as expressly permitted by these Articles or as set out below, a director may not have a direct or indirect interest or duty which conflicts or may possibly conflict with the interests of the Company.

2.	If, notwithstanding the prohibition in the preceding Article, a director discloses to his fellow directors the nature and extent of any material interest or duty in accordance with the next Article, he may:

2.1	be a party to, or otherwise interested in, any transaction or arrangement with the Company or in which the Company is or may otherwise be interested;

2.2	be interested in another body corporate promoted by the Company or in which the Company is otherwise interested. In particular, the director may be a director, secretary or officer of, or employed by, or be a party to any transaction or arrangement with, or otherwise interested in, that other body corporate.

3.	Such disclosure may be made at a meeting at a meeting of the board or otherwise (and, if otherwise, it must be made in writing). The director must disclose the nature and extent of his direct or indirect interest in or duty in relation to a transaction or arrangement or series of transactions or arrangements with the Company or in which the Company has any material interest.

4.	If a director has made disclosure in accordance with the preceding Article, then he shall not, by reason only of his office, be accountable to the Company for any benefit that he derives from any such transaction or arrangement or from any such office or employment or from any interest in any such body corporate, and no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit.

Notification of interests

5.	For the purposes of the preceding Articles:

5.1	a general notice that a director gives to the other directors that he is to be regarded as having an interest of the nature and extent specified in the notice in any transaction or arrangement in which a specified person or class of persons is interested shall be deemed to be a disclosure that he has an interest in or duty in relation to any such transaction of the nature and extent so specified; and

5.2	an interest of which a director has no knowledge and of which it is unreasonable to expect him to have knowledge shall not be treated as an interest of his.

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6.	A director shall not be treated as having an interest in a transaction or arrangement if he has no knowledge of that interest and it is unreasonable to expect the director to have that knowledge.

Voting where a director is interested in a matter

7.	A director may vote at a meeting of directors on any resolution concerning a matter in which that director has an interest or duty, whether directly or indirectly, so long as that director discloses any material interest pursuant to these Articles. The director shall be counted towards a quorum of those present at the meeting. If the director votes on the resolution, his vote shall be counted.

8.	Where proposals are under consideration concerning the appointment of two or more directors to offices or employment with the Company or any body corporate in which the Company is interested, the proposals may be divided and considered in relation to each director separately and each of the directors concerned shall be entitled to vote and be counted in the quorum in respect of each resolution except that concerning his or her own appointment.

Minutes

The Company shall cause minutes to be made in books kept for the purpose in accordance with the Act.

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Accounts and audit

Accounting and other records

1.	The directors must ensure that proper accounting and other records are kept, and that accounts and associated reports are distributed in accordance with the requirements of the Act.

No automatic right of inspection

2.	Members are only entitled to inspect the Company’s records if they are expressly entitled to do so by law, or by resolution made by the directors or passed by Ordinary Resolution.

Sending of accounts and reports

3.	The Company’s accounts and associated directors’ report or auditor’s report that are required or permitted to be sent to any person pursuant to any law shall be treated as properly sent to that person if:

3.1	they are sent to that person in accordance with the notice provisions: or

3.2	they are published on a website providing that person is given separate notice of:

(a)	the fact that publication of the documents has been published on the website;

(b)	the address of the website; and

(c)	the place on the website where the documents may be accessed; and

(d)	how they may be accessed.

4.	If, for any reason, a person notifies the Company that he is unable to access the website, the Company must, as soon as practicable, send the documents to that person by any other means permitted by these Articles. This, however, will not affect when that person is taken to have received the documents under the next Article.

Time of receipt if documents are published on a website

5.	Documents sent by being published on a website in accordance with the preceding two Articles are only treated as sent at least five Clear Days before the date of the meeting at which they are to be laid if:

5.1	the documents are published on the website throughout a period beginning at least five Clear Days before the date of the meeting and ending with the conclusion of the meeting; and

5.2	the person is given at least five Clear Days’ notice of the hearing.

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Validity despite accidental error in publication on website

6.	If, for the purpose of a meeting, documents are sent by being published on a website in accordance with the preceding Articles, the proceedings at that meeting are not invalidated merely because:

6.1	those documents are, by accident, published in a different place on the website to the place notified; or

6.2	they are published for part only of the period from the date of notification until the conclusion of that meeting.

When accounts are to be audited

7.	Unless the directors or the Members, by Ordinary Resolution, so resolve or unless the Act so requires, the Company’s accounts will not be audited. If the Members so resolve, the Company’s accounts shall be audited in the manner determined by Ordinary Resolution. Alternatively, if the directors so resolve, they shall be audited in the manner they determine.

Financial year

Unless the directors otherwise specify, the financial year of the Company:

1.1	shall end on 31st December in the year of its incorporation and each following year; and

1.2	shall begin when it was incorporated and on 1st January each following year.

Record dates

Except to the extent of any conflicting rights attached to Shares, the directors may fix any time and date as the record date for declaring or paying a dividend or making or issuing an allotment of Shares. The record date may be before or after the date on which a dividend, allotment or issue is declared, paid or made.

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Dividends

Declaration of dividends by Members

1.	Subject to the provisions of the Act, the Company may by Ordinary Resolution declare dividends in accordance with the respective rights of the Members but no dividend shall exceed the amount recommended by the directors.

Payment of interim dividends and declaration of final dividends by directors

2.	The directors may pay interim dividends or declare final dividends in accordance with the respective rights of the Members if it appears to them that they are justified by the financial position of the Company and that such dividends may lawfully be paid.

3.	Subject to the provisions of the Act, in relation to the distinction between interim dividends and final dividends, the following applies:

3.1	Upon determination to pay a dividend or dividends described as interim by the directors in the dividend resolution, no debt shall be created by the declaration until such time as payment is made.

3.2	Upon declaration of a dividend or dividends described as final by the directors in the dividend resolution, a debt shall be created immediately following the declaration, the due date to be the date the dividend is stated to be payable in the resolution.

If the resolution fails to specify whether a dividend is final or interim, it shall be assumed to be interim.

4.	In relation to Shares carrying differing rights to dividends or rights to dividends at a fixed rate, the following applies:

4.1	If the share capital is divided into different classes, the directors may pay dividends on Shares which confer deferred or non-preferred rights with regard to dividends as well as on Shares which confer preferential rights with regard to dividends but no dividend shall be paid on Shares carrying deferred or non-preferred rights if, at the time of payment, any preferential dividend is in arrears.

4.2	The directors may also pay, at intervals settled by them, any dividend payable at a fixed rate if it appears to them that there are sufficient funds of the Company lawfully available for distribution to justify the payment.

4.3	If the directors act in good faith, they shall not incur any liability to the Members holding Shares conferring preferred rights for any loss those Members may suffer by the lawful payment of the dividend on any Shares having deferred or non-preferred rights.

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Apportionment of dividends

5.	Except as otherwise provided by the rights attached to Shares, all dividends shall be declared and paid according to the amounts paid up on the Shares on which the dividend is paid. All dividends shall be apportioned and paid proportionately to the amount paid up on the Shares during the time or part of the time in respect of which the dividend is paid. But if a Share is issued on terms providing that it shall rank for dividend as from a particular date, that Share shall rank for dividend accordingly.

Right of set off

6.	The directors may deduct from a dividend or any other amount payable to a person in respect of a Share any amount due by that person to the Company on a call or otherwise in relation to a Share.

Power to pay other than in cash

7.	If the directors so determine, any resolution declaring a dividend may direct that it shall be satisfied wholly or partly by the distribution of assets. If a difficulty arises in relation to the distribution, the directors may settle that difficulty in any way they consider appropriate. For example, they may do any one or more of the following:

7.1	issue fractional Shares;

7.2	fix the value of assets for distribution and make cash payments to some Members on the footing of the value so fixed in order to adjust the rights of Members; and

7.3	vest some assets in trustees.

How payments may be made

8.	A dividend or other monies payable on or in respect of a Share may be paid in any of the following ways:

8.1	if the Member holding that Share or other person entitled to that Share nominates a bank account for that purpose - by wire transfer to that bank account; or

8.2	by cheque or warrant sent by post to the registered address of the Member holding that Share or other person entitled to that Share.

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9.	For the purpose of paragraph (a) of the preceding Article, the nomination may be in writing or in an Electronic Record and the bank account nominated may be the bank account of another person. For the purpose of paragraph (b) of the preceding Article, subject to any applicable law or regulation, the cheque or warrant shall be made to the order of the Member holding that Share or other person entitled to the Share or to his nominee, whether nominated in writing or in an Electronic Record, and payment of the cheque or warrant shall be a good discharge to the Company.

10.	If two or more persons are registered as the holders of the Share or are jointly entitled to it by reason of the death or bankruptcy of the registered holder (Joint Holders), a dividend (or other amount) payable on or in respect of that Share may be paid as follows:

10.1	to the registered address of the Joint Holder of the Share who is named first on the register of members or to the registered address of the deceased or bankrupt holder, as the case may be; or

10.2	to the address or bank account of another person nominated by the Joint Holders, whether that nomination is in writing or in an Electronic Record.

11.	Any Joint Holder of a Share may give a valid receipt for a dividend (or other amount) payable in respect of that Share.

Dividends or other moneys not to bear interest in absence of special rights

12.	Unless provided for by the rights attached to a Share, no dividend or other monies payable by the Company in respect of a Share shall bear interest.

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Dividends unable to be paid or unclaimed

13.	If a dividend cannot be paid to a Member or remains unclaimed within six weeks after it was declared or both, the directors may pay it into a separate account in the Company’s name. If a dividend is paid into a separate account, the Company shall not be constituted trustee in respect of that account and the dividend shall remain a debt due to the Member.

14.	A dividend that remains unclaimed for a period of six years after it became due for payment shall be forfeited to, and shall cease to remain owing by, the Company.

Capitalisation of profits

Capitalisation of profits or of any share premium account or capital redemption reserve

1.	The directors may resolve to capitalise:

1.1	any part of the Company’s profits not required for paying any preferential dividend (whether or not those profits are available for distribution); or

1.2	any sum standing to the credit of the Company’s share premium account or capital redemption reserve, if any.

The amount resolved to be capitalised must be appropriated to the Members who would have been entitled to it had it been distributed by way of dividend and in the same proportions. The benefit to each Member so entitled must be given in either or both of the following ways:

(a)	by paying up the amounts unpaid on that Member’s Shares;

1.3	by issuing Fully Paid Shares, debentures or other securities of the Company to that Member or as that Member directs. The directors may resolve that any Shares issued to the Member in respect of partly paid Shares (Original Shares) rank for dividend only to the extent that the Original Shares rank for dividend while those Original Shares remain partly paid.

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Applying an amount for the benefit of members

2.	The amount capitalised must be applied to the benefit of Members in the proportions to which the Members would have been entitled to dividends if the amount capitalised had been distributed as a dividend.

3.	Subject to the Act, if a fraction of a Share, a debenture, or other security is allocated to a Member, the directors may issue a fractional certificate to that Member or pay him the cash equivalent of the fraction.

Share premium account

Directors to maintain share premium account

1.	The directors shall establish a share premium account in accordance with the Act. They shall carry to the credit of that account from time to time an amount equal to the amount or value of the premium paid on the issue of any Share or capital contributed or such other amounts required by the Act.

Debits to share premium account

2.	The following amounts shall be debited to any share premium account:

2.1	on the redemption or purchase of a Share, the difference between the nominal value of that Share and the redemption or purchase price; and

2.2	any other amount paid out of a share premium account as permitted by the Act.

3.	Notwithstanding the preceding Article, on the redemption or purchase of a Share, the directors may pay the difference between the nominal value of that Share and the redemption purchase price out of the profits of the Company or, as permitted by the Act, out of capital.

Seal

Company seal

1.	The Company may have a seal if the directors so determine.

Duplicate seal

2.	Subject to the provisions of the Act, the Company may also have a duplicate seal or seals for use in any place or places outside the Islands. Each duplicate seal shall be a facsimile of the original seal of the Company. However, if the directors so determine, a duplicate seal shall have added on its face the name of the place where it is to be used.

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When and how seal is to be used

3.	A seal may only be used by the authority of the directors. Unless the directors otherwise determine, a document to which a seal is affixed must be signed in one of the following ways:

3.1	by a director (or his alternate) and the Secretary; or

3.2	by a single director (or his alternate).

If no seal is adopted or used

4.	If the directors do not adopt a seal, or a seal is not used, a document may be executed in the following manner:

4.1	by a director (or his alternate) and the Secretary; or

4.2	by a single director (or his alternate); or

4.3	in any other manner permitted by the Act.

Power to allow non-manual signatures and facsimile printing of seal

5.	The directors may determine that either or both of the following applies:

5.1	that the seal or a duplicate seal need not be affixed manually but may be affixed by some other method or system of reproduction;

5.2	that a signature required by these Articles need not be manual but may be a mechanical or Electronic Signature.

Validity of execution

6.	If a document is duly executed and delivered by or on behalf of the Company, it shall not be regarded as invalid merely because, at the date of the delivery, the Secretary, or the director, or other Officer or person who signed the document or affixed the seal for and on behalf of the Company ceased to be the Secretary or hold that office and authority on behalf of the Company.

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Indemnity

Indemnity

1.	To the extent permitted by law, the Company shall indemnify each existing or former Secretary, director (including alternate director), and other Officer of the Company (including an investment adviser or an administrator or liquidator) and their personal representatives against:

1.1	all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former Secretary or Officer in or about the conduct of the Company’s business or affairs or in the execution or discharge of the existing or former Secretary’s or Officer’s duties, powers, authorities or discretions; and

1.2	without limitation to paragraph (a), all costs, expenses, losses or liabilities incurred by the existing or former Secretary or Officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning the Company or its affairs in any court or tribunal, whether in the Islands or elsewhere.

No such existing or former Secretary or Officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

2.	To the extent permitted by law, the Company may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former Secretary or Officer of the Company in respect of any matter identified in paragraph (a) or paragraph (b) of the preceding Article on condition that the Secretary or Officer must repay the amount paid by the Company to the extent that it is ultimately found not liable to indemnify the Secretary or that Officer for those legal costs.

Release

3.	To the extent permitted by law, the Company may by Special Resolution release any existing or former director (including alternate director), Secretary or other Officer of the Company from liability for any loss or damage or right to compensation which may arise out of or in connection with the execution or discharge of the duties, powers, authorities or discretions of his office; but there may be no release from liability arising out of or in connection with that person’s own dishonesty.

Insurance

4.	To the extent permitted by law, the Company may pay, or agree to pay, a premium in respect of a contract insuring each of the following persons against risks determined by the directors, other than liability arising out of that person’s own dishonesty:

4.1	an existing or former director (including alternate director), Secretary or Officer or auditor of:

(a)	the Company;

(b)	a company which is or was a subsidiary of the Company;

(c)	a company in which the Company has or had an interest (whether direct or indirect); and

4.2	a trustee of an employee or retirement benefits scheme or other trust in which any of the persons referred to in paragraph (a) is or was interested.

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Notices

Form of notices

1.	Save where these Articles provide otherwise, any notice to be given to or by any person pursuant to these Articles shall be:

1.1	in writing signed by or on behalf of the giver in the manner set out below for written notices; or

1.2	subject to the next Article, in an Electronic Record signed by or on behalf of the giver by Electronic Signature and authenticated in accordance with Articles about authentication of Electronic Records; or

1.3	where these Articles expressly permit, by the Company by means of a website.

Electronic communications

2.	Without limitation to Articles 15.1 to 15.4 inclusive (relating to the appointment and removal by directors of alternate directors) and to Articles 17.8 to 17.10 inclusive (relating to the appointment by directors of proxies), a notice may only be given to the Company in an Electronic Record if:

2.1	the directors so resolve;

2.2	the resolution states how an Electronic Record may be given and, if applicable, specifies an email address for the Company; and

2.3	the terms of that resolution are notified to the Members for the time being and, if applicable, to those directors who were absent from the meeting at which the resolution was passed.

If the resolution is revoked or varied, the revocation or variation shall only become effective when its terms have been similarly notified.

3.	A notice may not be given by Electronic Record to a person other than the Company unless the recipient has notified the giver of an Electronic address to which notice may be sent.

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Persons authorised to give notices

4.	A notice by either the Company or a Member pursuant to these Articles may be given on behalf of the Company or a Member by a director or company secretary of the Company or a Member.

Delivery of written notices

5.	Save where these Articles provide otherwise, a notice in writing may be given personally to the recipient, or left at (as appropriate) the Member’s or director’s registered address or the Company’s registered office, or posted to that registered address or registered office.

Joint holders

6.	Where Members are joint holders of a Share, all notices shall be given to the Member whose name first appears in the register of members.

Signatures

7.	A written notice shall be signed when it is autographed by or on behalf of the giver, or is marked in such a way as to indicate its execution or adoption by the giver.

8.	An Electronic Record may be signed by an Electronic Signature.

Evidence of transmission

9.	A notice given by Electronic Record shall be deemed sent if an Electronic Record is kept demonstrating the time, date and content of the transmission, and if no notification of failure to transmit is received by the giver.

10.	A notice given in writing shall be deemed sent if the giver can provide proof that the envelope containing the notice was properly addressed, pre-paid and posted, or that the written notice was otherwise properly transmitted to the recipient.

Giving notice to a deceased or bankrupt Member

11.	A notice may be given by the Company to the persons entitled to a Share in consequence of the death or bankruptcy of a Member by sending or delivering it, in any manner authorised by these Articles for the giving of notice to a Member, addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt or by any like description, at the address, if any, supplied for that purpose by the persons claiming to be so entitled.

12.	Until such an address has been supplied, a notice may be given in any manner in which it might have been given if the death or bankruptcy had not occurred.

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Date of giving notices

13.	A notice is given on the date identified in the following table.

Method for giving notices	When taken to be given
Personally	At the time and date of delivery

By leaving it at the member’s registered address	At the time and date it was left

If the recipient has an address within the Islands, by posting it by prepaid post to the street or postal address of that recipient	48 hours after it was posted

If the recipient has an address outside the Islands, by posting it by prepaid airmail to the street or postal address of that recipient	7 Clear Days after posting

By Electronic Record (other than publication on a website), to recipient’s Electronic address	Within 24 hours after it was sent

By publication on a website	See the Articles about the time when notice of a meeting of Members or accounts and reports, as the case may be, are published on a website

Saving provision

14.	None of the preceding notice provisions shall derogate from the Articles about the delivery of written resolutions of directors and written resolutions of Members.

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Authentication of Electronic Records

Application of Articles

1.	Without limitation to any other provision of these Articles, any notice, written resolution or other document under these Articles that is sent by Electronic means by a Member, or by the Secretary, or by a director or other Officer of the Company, shall be deemed to be authentic if either Article 30.2 or Article 30.4 applies.

Authentication of documents sent by Members by Electronic means

2.	An Electronic Record of a notice, written resolution or other document sent by Electronic means by or on behalf of one or more Members shall be deemed to be authentic if the following conditions are satisfied:

2.1	the Member or each Member, as the case may be, signed the original document, and for this purpose Original Document includes several documents in like form signed by one or more of those Members; and

2.2	the Electronic Record of the Original Document was sent by Electronic means by, or at the direction of, that Member to an address specified in accordance with these Articles for the purpose for which it was sent; and

2.3	Article 30.7 does not apply.

3.	For example, where a sole Member signs a resolution and sends the Electronic Record of the original resolution, or causes it to be sent, by facsimile transmission to the address in these Articles specified for that purpose, the facsimile copy shall be deemed to be the written resolution of that Member unless Article 30.7 applies.

Authentication of document sent by the Secretary or Officers of the Company by Electronic means

4.	An Electronic Record of a notice, written resolution or other document sent by or on behalf of the Secretary or an Officer or Officers of the Company shall be deemed to be authentic if the following conditions are satisfied:

4.1	the Secretary or the Officer or each Officer, as the case may be, signed the original document, and for this purpose Original Document includes several documents in like form signed by the Secretary or one or more of those Officers; and

4.2	the Electronic Record of the Original Document was sent by Electronic means by, or at the direction of, the Secretary or that Officer to an address specified in accordance with these Articles for the purpose for which it was sent; and

4.3	Article 30.7 does not apply.

This Article applies whether the document is sent by or on behalf of the Secretary or Officer in his own right or as a representative of the Company.

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5.	For example, where a sole director signs a resolution and scans the resolution, or causes it to be scanned, as a PDF version which is attached to an email sent to the address in these Articles specified for that purpose, the PDF version shall be deemed to be the written resolution of that director unless Article 30.7 applies.

Manner of signing

6.	For the purposes of these Articles about the authentication of Electronic Records, a document will be taken to be signed if it is signed manually or in any other manner permitted by these Articles.

Saving provision

7.	A notice, written resolution or other document under these Articles will not be deemed to be authentic if the recipient, acting reasonably:

7.1	believes that the signature of the signatory has been altered after the signatory had signed the original document; or

7.2	believes that the original document, or the Electronic Record of it, was altered, without the approval of the signatory, after the signatory signed the original document; or

7.3	otherwise doubts the authenticity of the Electronic Record of the document and the recipient promptly gives notice to the sender setting the grounds of its objection. If the recipient invokes this Article, the sender may seek to establish the authenticity of the Electronic Record in any way the sender thinks fit.

Transfer by way of continuation

1.	The Company may, by Special Resolution, resolve to be registered by way of continuation in a jurisdiction outside:

1.1	the Islands; or

1.2	such other jurisdiction in which it is, for the time being, incorporated, registered or existing.

2.	To give effect to any resolution made pursuant to the preceding Article, the directors may cause the following:

2.1	an application be made to the Registrar of Companies to deregister the Company in the Islands or in the other jurisdiction in which it is for the time being incorporated, registered or existing; and

2.2	all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

52

Winding up

Distribution of assets in specie

1.	If the Company is wound up, the Members may, subject to these Articles and any other sanction required by the Act, pass a Special Resolution allowing the liquidator to do either or both of the following:

1.1	to divide in specie among the Members the whole or any part of the assets of the Company and, for that purpose, to value any assets and to determine how the division shall be carried out as between the Members or different classes of Members;

1.2	to vest the whole or any part of the assets in trustees for the benefit of Members and those liable to contribute to the winding up.

No obligation to accept liability

2.	No Member shall be compelled to accept any assets if an obligation attaches to them.

The directors are authorised to present a winding up petition

3.	The directors have the authority to present a petition for the winding up of the Company to the Grand Court of the Cayman Islands on behalf of the Company without the sanction of a resolution passed at a general meeting.

Amendment of Memorandum and Articles

Power to change name or amend Memorandum

1.	Subject to the Act, the Company may, by Special Resolution:

1.1	change its name; or

1.2	change the provisions of its Memorandum with respect to its objects, powers or any other matter specified in the Memorandum.

Power to amend these Articles

2.	Subject to the Act and as provided in these Articles, the Company may, by Special Resolution, amend these Articles in whole or in part.

53

Annex C

Pubco Proposed Charter

Companies act (AS Revised)

Company Limited by Shares

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

LOGISTIC PROPERTIES OF THE AMERICAS

Adopted by special resolution DATED [●] AND EFFECTIVE ON [●]

C-1

Companies act (AS Revised)

Company Limited by ShareS

Amended and Restated

Memorandum of Association

of

LOGISTIC PROPERTIES OF THE AMERICAS

Adopted by special resolution dated [●] AND EFFECTIVE ON [●]

1	The name of the Company is Logistic Properties of the Americas.

2	The Company’s registered office will be situated at the office of Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands or at such other place in the Cayman Islands as the directors may at any time decide.

3	The Company’s objects are unrestricted. As provided by section 7(4) of the Companies Act (As Revised), the Company has full power and authority to carry out any object not prohibited by any law of the Cayman Islands.

4	The Company has unrestricted corporate capacity. Without limitation to the foregoing, as provided by section 27 (2) of the Companies Act (As Revised), the Company has and is capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit.

5	Nothing in any of the preceding paragraphs permits the Company to carry on any of the following businesses without being duly licensed, namely:

(a)	the business of a bank or trust company without being licensed in that behalf under the Banks and Trust Companies Act (As Revised); or

(b)	insurance business from within the Cayman Islands or the business of an insurance manager, agent, sub-agent or broker without being licensed in that behalf under the Insurance Act (As Revised); or

(c)	the business of company management without being licensed in that behalf under the Companies Management Act (As Revised).

6	The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of its business carried on outside the Cayman Islands. Despite this, the Company may effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands any of its powers necessary for the carrying on of its business outside the Cayman Islands.

7	The Company is a company limited by shares and accordingly the liability of each member is limited to the amount (if any) unpaid on that member’s shares.

C-2

8	The share capital of the Company is US$50,000 divided into 450,000,000 ordinary shares of a par value of US$0.0001 each and 50,000,000 preference shares of US$0.0001 each. There is no limit on the number of shares of any class which the Company is authorised to issue. However, subject to the Companies Act (As Revised) and the Company’s articles of association, the Company has power to do any one or more of the following:

(a)	to redeem or repurchase any of its shares; and

(b)	to increase or reduce its capital; and

(c)	to issue any part of its capital (whether original, redeemed, increased or reduced):

(i)	with or without any preferential, deferred, qualified or special rights, privileges or conditions; or

(ii)	subject to any limitations or restrictions

and unless the condition of issue expressly declares otherwise, every issue of shares (whether declared to be ordinary, preference or otherwise) is subject to this power; or

(d)	to alter any of those rights, privileges, conditions, limitations or restrictions.

9	The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

C-3

Companies act (as Revised)

Company Limited by ShareS

Amended and Restated

articles of Association

of

LOGISTIC PROPERTIES OF THE AMERICAS

Adopted by special resolution dated [●] AND EFFECTIVE ON [●]

C-4

CONTENTS

1.	Definitions, interpretation and exclusion of Table A	1
	Definitions	1
	Interpretation	3
	Exclusion of Table A Articles	4
2.	Commencement of Business	4
3.	Shares	4
	Power to issue Shares and options, with or without special rights	4
	Power to issue fractions of a Share	5
	Power to pay commissions and brokerage fees	5
	Trusts not recognised	5
	Power to vary class rights	5
	Effect of new Share issue on existing class rights	6
	No bearer Shares or warrants	6
	Treasury Shares	6
	Rights attaching to Treasury Shares and related matters	6
4.	Register of Members	7
5.	Share certificates	7
	Issue of share certificates	7
	Renewal of lost or damaged share certificates	7
6.	Lien on Shares	8
	Nature and scope of lien	8
	Company may sell Shares to satisfy lien	8
	Authority to execute instrument of transfer	8
	Consequences of sale of Shares to satisfy lien	8
	Application of proceeds of sale	9
7.	Calls on Shares and forfeiture	9
	Power to make calls and effect of calls	9
	Time when call made	9
	Liability of joint holders	9
	Interest on unpaid calls	9
	Deemed calls	9
	Power to accept early payment	9
	Power to make different arrangements at time of issue of Shares	10
	Notice of default	10
	Forfeiture or surrender of Shares	10
	Disposal of forfeited or surrendered Share and power to cancel forfeiture or surrender	10
	Effect of forfeiture or surrender on former Member	10

i

	Evidence of forfeiture or surrender	11
	Sale of forfeited or surrendered Shares	11
8.	Transfer of Shares	11
	Form of transfer	11
	Power to refuse registration	11
	Power to suspend registration	12
	Company may retain instrument of transfer	12
9.	Transmission of Shares	12
	Persons entitled on death of a Member	12
	Registration of transfer of a Share following death or bankruptcy	12
	Indemnity	12
	Rights of person entitled to a Share following death or bankruptcy	13
10.	Alteration of capital	13
	Increasing, consolidating, converting, dividing and cancelling share capital	13
	Dealing with fractions resulting from consolidation of Shares	13
	Reducing share capital	13
11.	Redemption and purchase of own Shares	14
	Power to issue redeemable Shares and to purchase own Shares	14
	Power to pay for redemption or purchase in cash or in specie	14
	Effect of redemption or purchase of a Share	14
12.	Meetings of Members	14
	Power to call meetings	14
	Content of notice	15
	Period of notice	16
	Persons entitled to receive notice	16
	Publication of notice on a website	16
	Time a website notice is deemed to be given	16
	Required duration of publication on a website	17
	Accidental omission to give notice or non-receipt of notice	17
13.	Proceedings at meetings of Members	17
	Quorum	17
	Lack of quorum	17
	Use of technology	17
	Chairman	17
	Right of a director to attend and speak	18
	Adjournment and Postponement	18
	Method of voting	18
	Taking of a poll	18

ii

	Chairman’s casting vote	18
	Amendments to resolutions	19
	Written resolutions	19
	Sole-member company	19
14.	Voting rights of Members	20
	Right to vote	20
	Rights of joint holders	20
	Representation of corporate Members	20
	Member with mental disorder	20
	Objections to admissibility of votes	21
	Form of proxy	21
	How and when proxy is to be delivered	21
	Voting by proxy	22
15.	Number of directors	22
16.	Appointment, disqualification and removal of directors	22
	No age limit	22
	Corporate directors	22
	No shareholding qualification	22
	Appointment and removal of directors	23
	Resignation of directors	24
	Termination of the office of director	24
17.	Alternate directors	24
	Appointment and removal	24
	Notices	25
	Rights of alternate director	25
	Appointment ceases when the appointor ceases to be a director	25
	Status of alternate director	25
	Status of the director making the appointment	26
18.	Powers of directors	26
	Powers of directors	26
	Appointments to office	26
	Remuneration	27
	Disclosure of information	27
19.	Delegation of powers	27
	Power to delegate any of the directors’ powers to a committee	27
	Power to appoint an agent of the Company	28
	Power to appoint an attorney or authorised signatory of the Company	28
	Power to appoint a proxy	28

iii

20.	Meetings of directors	28
	Regulation of directors’ meetings	28
	Calling meetings	29
	Notice of meetings	29
	Period of notice	29
	Use of technology	29
	Place of meetings	29
	Quorum	29
	Voting	29
	Validity	29
	Recording of dissent	29
	Written resolutions	30
	Sole director’s minute	30
21.	Permissible directors’ interests and disclosure	30
	Permissible interests subject to disclosure	30
	Notification of interests	30
	Voting where a director is interested in a matter	31
22.	Minutes	31
23.	Accounts and audit	31
	No automatic right of inspection	31
	Sending of accounts and reports	31
	Validity despite accidental error in publication on website	32
	Audit	32
24.	Financial year	33
25.	Record dates	33
26.	Dividends	33
	Declaration of dividends by directors	33
	Apportionment of dividends	34
	Right of set off	34
	Power to pay other than in cash	34
	How payments may be made	34
	Dividends or other moneys not to bear interest in absence of special rights	35
	Dividends unable to be paid or unclaimed	35
27.	Capitalisation of profits	35
	Capitalisation of profits or of any share premium account or capital redemption reserve	35
	Applying an amount for the benefit of members	35
28.	Share premium account	35
	Directors to maintain share premium account	35
	Debits to share premium account	36

iv

29.	Seal	36
	Company seal	36
	Duplicate seal	36
	When and how seal is to be used	36
	If no seal is adopted or used	36
	Power to allow non-manual signatures and facsimile printing of seal	36
	Validity of execution	37
30.	Indemnity	37
	Indemnity	37
	Release	37
	Insurance	37
31.	Notices	38
	Form of notices	38
	Electronic communications	38
	Persons authorised to give notices	38
	Delivery of written notices	38
	Joint holders	38
	Signatures	38
	Evidence of transmission	38
	Giving notice to a deceased or bankrupt Member	39
	Date of giving notices	39
	Saving provision	39
32.	Authentication of Electronic Records	40
	Application of Articles	40
	Authentication of documents sent by Members by Electronic means	40
	Authentication of document sent by the Secretary, Directors or Other Officers of the Company by Electronic means	40
	Manner of signing	40
	Saving provision	41
33.	Transfer by way of continuation	41
34.	Winding up	41
	Distribution of assets in specie	41
	No obligation to accept liability	41
	The directors are authorised to present a winding up petition	41
35.	Amendment of Memorandum and Articles	42
	Power to change name or amend Memorandum	42
	Power to amend these Articles	42
36.	Mergers and Consolidations	42
37.	Certain Tax Filings	42
38.	Business Opportunities	42

v

Companies act (As Revised)

Company Limited by ShareS

Amended and Restated

ARTICLES of Association

of

LOGISTIC PROPERTIES OF THE AMERICAS

Adopted by special resolution dated [●] AND EFFECTIVE ON [●]

1.	Definitions, interpretation and exclusion of Table A

Definitions

1.1	In these Articles, the following definitions apply:

Affiliate in respect of a person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.

Applicable Law means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.

Articles means, as appropriate:

(a)	these Amended and Restated Articles of Association as amended, restated, supplemented and/or otherwise modified from time to time: or

(b)	two or more particular Articles of these Articles;

and Article refers to a particular Article of these Articles.

Audit Committee means the audit committee of the board of directors of the Company established pursuant to Article 23.8 hereof, or any successor audit committee.

Auditor means the person for the time being performing the duties of auditor of the Company.

Business Day means a day other than a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City, the Islands, a Saturday or a Sunday.

1

Clear Days, in relation to a period of notice, means that period excluding:

(a)	the day when the notice is given or deemed to be given; and

(b)	the day for which it is given or on which it is to take effect.

Clearing House means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

Company means the above-named company.

Compensation Committee means the compensation committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

Default Rate means 10% (ten per cent) per annum.

Designated Stock Exchange means any United States national securities exchange, including the Nasdaq Stock Market LLC, the NYSE American LLC or The New York Stock Exchange LLC or any OTC market on which the Shares are listed for trading.

Electronic has the meaning given to that term in the Electronic Transactions Act (As Revised).

Electronic Record has the meaning given to that term in the Electronic Transactions Act (As Revised).

Electronic Signature has the meaning given to that term in the Electronic Transactions Act (As Revised).

Exchange Act means the United States Securities Exchange Act of 1934, as amended.

Fully Paid and Paid Up:

(a)	in relation to a Share with par value, means that the par value for that Share and any premium payable in respect of the issue of that Share, has been fully paid or credited as paid in money or money’s worth;

(b)	in relation to a Share without par value, means that the agreed issue price for that Share has been fully paid or credited as paid in money or money’s worth.

Independent Director means a director who is an independent director as defined in the rules and regulations of the Designated Stock Exchange as determined by the directors.

Islands means the British Overseas Territory of the Cayman Islands.

Law means the Companies Act (As Revised).

Member means any person or persons entered on the Register of Members from time to time as the holder of a Share.

Memorandum means the Amended and Restated Memorandum of Association of the Company as amended, restated, supplemented and/or otherwise modified from time to time.

Nominating Committee means the nominating committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

Officer means a person then appointed to hold an office in the Company; and the expression includes a director, alternate director or liquidator.

2

Ordinary Resolution means a resolution of a duly constituted general meeting of the Company passed by a simple majority of the votes cast by, or on behalf of, the Members entitled to vote thereon. The expression also includes a unanimous written resolution.

Ordinary Share means an ordinary share of a par value of US$0.0001 in the share capital of the Company.

Preference Share means a preference share of a par value of US$0.0001 in the share capital of the Company.

Register of Members means the register of Members maintained in accordance with the Law and includes (except where otherwise stated) any branch or duplicate register of Members.

SEC means the United States Securities and Exchange Commission.

Secretary means a person appointed to perform the duties of the secretary of the Company, including a joint, assistant or deputy secretary.

Share means an Ordinary Share or a Preference Share in the share capital of the Company; and the expression:

(a)	includes stock (except where a distinction between shares and stock is expressed or implied); and

(b)	where the context permits, also includes a fraction of a share.

Special Resolution has the meaning given to that term in the Law; and the expression includes a unanimous written resolution.

Tax Filing Authorised Person means such person as any director shall designate from time to time, acting severally.

Treasury Shares means Shares of the Company held in treasury pursuant to the Law and Article 3.14.

Interpretation

1.2	In the interpretation of these Articles, the following provisions apply unless the context otherwise requires:

(a)	A reference in these Articles to a statute is a reference to a statute of the Islands as known by its short title, and includes:

(i)	any statutory modification, amendment or re-enactment; and

(ii)	any subordinate legislation or regulations issued under that statute.

Without limitation to the preceding sentence, a reference to a revised Law of the Cayman Islands is taken to be a reference to the revision of that Law in force from time to time as amended from time to time.

(b)	Headings are inserted for convenience only and do not affect the interpretation of these Articles, unless there is ambiguity.

(c)	If a day on which any act, matter or thing is to be done under these Articles is not a Business Day, the act, matter or thing must be done on the next Business Day.

(d)	A word which denotes the singular also denotes the plural, a word which denotes the plural also denotes the singular, and a reference to any gender also denotes the other genders.

(e)	A reference to a person includes, as appropriate, a company, trust, partnership, joint venture, association, body corporate or government agency.

3

(f)	Where a word or phrase is given a defined meaning another part of speech or grammatical form in respect to that word or phrase has a corresponding meaning.

(g)	All references to time are to be calculated by reference to time in the place where the Company’s registered office is located.

(h)	The words written and in writing include all modes of representing or reproducing words in a visible form, but do not include an Electronic Record where the distinction between a document in writing and an Electronic Record is expressed or implied.

(i)	The words including, include and in particular or any similar expression are to be construed without limitation.

(j)	Any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an Electronic Signature.

(k)	Sections 8 and 19(3) of the Electronic Transactions Act shall not apply.

(l)	The term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

Exclusion of Table A Articles

1.3	The regulations contained in Table A in the First Schedule of the Law and any other regulations contained in any statute or subordinate legislation are expressly excluded and do not apply to the Company.

2.	Commencement of Business

2.1	The business of the Company may be commenced as soon after incorporation of the Company as the directors see fit.

2.2	The directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3.	Shares

Power to issue Shares and options, with or without special rights

3.1	Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting), these Articles and, where applicable, the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the directors have general and unconditional authority to allot (with or without confirming rights of renunciation), issue, grant options over or otherwise deal with any unissued Shares of the Company to such persons, at such times and on such terms and conditions as they may decide. No Share may be issued at a discount except in accordance with the provisions of the Law.

3.2	Without limitation to the preceding Article, the directors may so deal with the unissued Shares of the Company:

(a)	either at a premium or at par;

(b)	with or without preferred, deferred or other special rights or restrictions whether in regard to dividend, voting, return of capital or otherwise.

3.3	The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company at such times and on such terms and conditions as the directors may decide.

4

3.4	The Company may issue units of securities in the Company, which may be comprised of Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, on such terms and conditions as the directors may decide.

Power to issue fractions of a Share

3.5	Subject to the Law, the Company may issue fractions of a Share of any class. A fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights and other attributes of a Share of that class of Shares.

Power to pay commissions and brokerage fees

3.6	The Company may, in so far as the Law permits, pay a commission to any person in consideration of that person:

(a)	subscribing or agreeing to subscribe, whether absolutely or conditionally; or

(b)	procuring or agreeing to procure subscriptions, whether absolute or conditional for any Shares in the Company. That commission may be satisfied by the payment of cash or the allotment of Fully Paid or partly-paid Shares or partly in one way and partly in another.

3.7	The Company may employ a broker in the issue of its capital and pay him any proper commission or brokerage.

Trusts not recognised

3.8	Except as required by Applicable Law:

(a)	the Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by these Articles or the Law) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder; and

(b)	no person other than the Member shall be recognised by the Company as having any right in a Share.

Power to vary class rights

3.9	If the share capital is divided into different classes of Shares then, unless the terms on which a class of Shares was issued state otherwise, the rights attaching to a class of Shares may only be varied if one of the following applies:

(a)	the Members holding two thirds of the issued Shares of that class consent in writing to the variation; or

(b)	the variation is made with the sanction of a Special Resolution passed at a separate general meeting of the Members holding the issued Shares of that class.

3.10	For the purpose of paragraph (b) of the preceding Article, all the provisions of these Articles relating to general meetings apply, mutatis mutandis, to every such separate meeting except that:

(a)	the necessary quorum shall be one or more persons holding, or representing by proxy, not less than one third of the issued Shares of the class; and

(b)	any Member holding issued Shares of the class, present in person or by proxy or, in the case of a corporate Member, by its duly authorised representative, may demand a poll.

5

Effect of new Share issue on existing class rights

3.11	Unless the terms on which a class of Shares was issued state otherwise, the rights conferred on the Member holding Shares of any class shall not be deemed to be varied by the creation or issue of further Shares ranking pari passu with the existing Shares of that class.

Capital contributions without issue of further Shares

3.12	With the consent of a Member, the directors may accept a voluntary contribution to the capital of the Company from that Member without issuing Shares in consideration for that contribution. In that event, the contribution shall be dealt with in the following manner:

(a)	It shall be treated as if it were a share premium.

(b)	Unless the Member agrees otherwise:

(i)	if the Member holds Shares in a single class of Shares, it shall be credited to the share premium account for that class of Shares;

(ii)	if the Member holds Shares of more than one class, it shall be credited rateably to the share premium accounts for those classes of Shares (in the proportion that the sum of the issue prices for each class of Shares that the Member holds bears to the total issue prices for all classes of Shares that the Member holds).

(c)	It shall be subject to the provisions of the Law and these Articles applicable to share premiums.

No bearer Shares or warrants

3.13	The Company shall not issue Shares or warrants to bearers.

Treasury Shares

3.14	Shares that the Company purchases, redeems or acquires by way of surrender in accordance with the Law shall be held as Treasury Shares and not treated as cancelled if:

(a)	the directors so determine prior to the purchase, redemption or surrender of those shares; and

(b)	the relevant provisions of the Memorandum and Articles and the Law are otherwise complied with.

Rights attaching to Treasury Shares and related matters

3.15	No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to members on a winding up) may be made to the Company in respect of a Treasury Share.

3.16	The Company shall be entered in the Register as the holder of the Treasury Shares. However:

(a)	the Company shall not be treated as a member for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void;

(b)	a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued shares at any given time, whether for the purposes of these Articles or the Law.

6

3.17	Nothing in the preceding Article prevents an allotment of Shares as fully paid bonus shares in respect of a Treasury Share and Shares allotted as fully paid bonus shares in respect of a Treasury Share shall be treated as Treasury Shares.

3.18	Treasury Shares may be disposed of by the Company in accordance with the Law and otherwise on such terms and conditions as the directors determine.

4.	Register of Members

4.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Law.

4.2	The directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Law. The directors may also determine which Register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5.	Share certificates

Issue of share certificates

5.1	Upon being entered in the Register of Members as the holder of a Share, a Member shall be entitled:

(a)	without payment, to one certificate for all the Shares of each class held by that Member (and, upon transferring a part of the Member’s holding of Shares of any class, to a certificate for the balance of that holding); and

(b)	upon payment of such reasonable sum as the directors may determine for every certificate after the first, to several certificates each for one or more of that Member’s Shares.

5.2	Every certificate shall specify the number, class and distinguishing numbers (if any) of the Shares to which it relates and whether they are Fully Paid or partly paid up. A certificate may be executed under seal or executed in such other manner as the directors determine.

5.3	The Company shall not be bound to issue more than one certificate for Shares held jointly by several persons and delivery of a certificate for a Share to one joint holder shall be a sufficient delivery to all of them.

Renewal of lost or damaged share certificates

5.4	If a share certificate is defaced, worn-out, lost or destroyed, it may be renewed on such terms (if any) as to:

(a)	evidence;

(b)	indemnity;

(c)	payment of the expenses reasonably incurred by the Company in investigating the evidence; and

(d)	payment of a reasonable fee, if any, for issuing a replacement share certificate as the directors may determine, and (in the case of defacement or wearing-out) on delivery to the Company of the old certificate.

7

6.	Lien on Shares

Nature and scope of lien

6.1	The Company has a first and paramount lien on all Shares (whether Fully Paid or not) registered in the name of a Member (whether solely or jointly with others). The lien is for all moneys payable to the Company by the Member or the Member’s estate:

(a)	either alone or jointly with any other person, whether or not that other person is a Member; and

(b)	whether or not those moneys are presently payable.

6.2	At any time the directors may declare any Share to be wholly or partly exempt from the provisions of this Article.

Company may sell Shares to satisfy lien

6.3	The Company may sell any Shares over which it has a lien if all of the following conditions are met:

(a)	the sum in respect of which the lien exists is presently payable;

(b)	the Company gives notice to the Member holding the Share (or to the person entitled to it in consequence of the death or bankruptcy of that Member) demanding payment and stating that if the notice is not complied with the Shares may be sold; and

(c)	that sum is not paid within 14 Clear Days after that notice is deemed to be given under these Articles.

6.4	The Shares may be sold in such manner as the directors determine.

6.5	To the maximum extent permitted by Applicable Law, the directors shall incur no personal liability to the Member concerned in respect of the sale.

Authority to execute instrument of transfer

6.6	To give effect to a sale, the directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The title of the transferee of the Shares shall not be affected by any irregularity or invalidity in the proceedings in respect of the sale.

Consequences of sale of Shares to satisfy lien

6.7	On sale pursuant to the preceding Articles:

(a)	the name of the Member concerned shall be removed from the Register of Members as the holder of those Shares; and

(b)	that person shall deliver to the Company for cancellation the certificate for those Shares.

Despite this, that person shall remain liable to the Company for all monies which, at the date of sale, were presently payable by him to the Company in respect of those Shares. That person shall also be liable to pay interest on those monies from the date of sale until payment at the rate at which interest was payable before that sale or, failing that, at the Default Rate. The directors may waive payment wholly or in part or enforce payment without any allowance for the value of the Shares at the time of sale or for any consideration received on their disposal.

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Application of proceeds of sale

6.8	The net proceeds of the sale, after payment of the costs, shall be applied in payment of so much of the sum for which the lien exists as is presently payable. Any residue shall be paid to the person whose Shares have been sold:

(a)	if no certificate for the Shares was issued, at the date of the sale; or

(b)	if a certificate for the Shares was issued, upon surrender to the Company of that certificate for cancellation but, in either case, subject to the Company retaining a like lien for all sums not presently payable as existed on the Shares before the sale.

7.	Calls on Shares and forfeiture

Power to make calls and effect of calls

7.1	Subject to the terms of allotment, the directors may make calls on the Members in respect of any moneys unpaid on their Shares including any premium. The call may provide for payment to be by instalments. Subject to receiving at least 14 Clear Days’ notice specifying when and where payment is to be made, each Member shall pay to the Company the amount called on his Shares as required by the notice.

7.2	Before receipt by the Company of any sum due under a call, that call may be revoked in whole or in part and payment of a call may be postponed in whole or in part. Where a call is to be paid in instalments, the Company may revoke the call in respect of all or any remaining instalments in whole or in part and may postpone payment of all or any of the remaining instalments in whole or in part.

7.3	A Member on whom a call is made shall remain liable for that call notwithstanding the subsequent transfer of the Shares in respect of which the call was made. A person shall not be liable for calls made after such person is no longer registered as Member in respect of those Shares.

Time when call made

7.4	A call shall be deemed to have been made at the time when the resolution of the directors authorising the call was passed.

Liability of joint holders

7.5	Members registered as the joint holders of a Share shall be jointly and severally liable to pay all calls in respect of the Share.

Interest on unpaid calls

7.6	If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid:

(a)	at the rate fixed by the terms of allotment of the Share or in the notice of the call; or

(b)	if no rate is fixed, at the Default Rate.

The directors may waive payment of the interest wholly or in part.

Deemed calls

7.7	Any amount payable in respect of a Share, whether on allotment or on a fixed date or otherwise, shall be deemed to be payable as a call. If the amount is not paid when due the provisions of these Articles shall apply as if the amount had become due and payable by virtue of a call.

Power to accept early payment

7.8	The Company may accept from a Member the whole or a part of the amount remaining unpaid on Shares held by him although no part of that amount has been called up.

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Power to make different arrangements at time of issue of Shares

7.9	Subject to the terms of allotment, the directors may make arrangements on the issue of Shares to distinguish between Members in the amounts and times of payment of calls on their Shares.

Notice of default

7.10	If a call remains unpaid after it has become due and payable the directors may give to the person from whom it is due not less than 14 Clear Days’ notice requiring payment of:

(a)	the amount unpaid;

(b)	any interest which may have accrued;

(c)	any expenses which have been incurred by the Company due to that person’s default.

7.11	The notice shall state the following:

(a)	the place where payment is to be made; and

(b)	a warning that if the notice is not complied with the Shares in respect of which the call is made will be liable to be forfeited.

Forfeiture or surrender of Shares

7.12	If the notice under the preceding Article is not complied with, the directors may, before the payment required by the notice has been received, resolve that any Share the subject of that notice be forfeited. The forfeiture shall include all dividends or other moneys payable in respect of the forfeited Share and not paid before the forfeiture. Despite the foregoing, the directors may determine that any Share the subject of that notice be accepted by the Company as surrendered by the Member holding that Share in lieu of forfeiture.

7.13	The directors may accept the surrender for no consideration of any Fully Paid Share.

Disposal of forfeited or surrendered Share and power to cancel forfeiture or surrender

7.14	A forfeited or surrendered Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the directors determine either to the former Member who held that Share or to any other person. The forfeiture or surrender may be cancelled on such terms as the directors think fit at any time before a sale, re-allotment or other disposition. Where, for the purposes of its disposal, a forfeited or surrendered Share is to be transferred to any person, the directors may authorise some person to execute an instrument of transfer of the Share to the transferee.

Effect of forfeiture or surrender on former Member

7.15	On forfeiture or surrender:

(a)	the name of the Member concerned shall be removed from the Register of Members as the holder of those Shares and that person shall cease to be a Member in respect of those Shares; and

(b)	that person shall surrender to the Company for cancellation the certificate (if any) for the forfeited or surrendered Shares.

7.16	Despite the forfeiture or surrender of his Shares, that person shall remain liable to the Company for all moneys which at the date of forfeiture or surrender were presently payable by him to the Company in respect of those Shares together with:

(a)	all expenses; and

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(b)	interest from the date of forfeiture or surrender until payment:

(i)	at the rate of which interest was payable on those moneys before forfeiture; or

(ii)	if no interest was so payable, at the Default Rate.

The directors, however, may waive payment wholly or in part.

Evidence of forfeiture or surrender

7.17	A declaration, whether statutory or under oath, made by a director or the Secretary shall be conclusive evidence of the following matters stated in it as against all persons claiming to be entitled to forfeited Shares:

(a)	that the person making the declaration is a director or Secretary of the Company, and

(b)	that the particular Shares have been forfeited or surrendered on a particular date.

Subject to the execution of an instrument of transfer, if necessary, the declaration shall constitute good title to the Shares.

Sale of forfeited or surrendered Shares

7.18	Any person to whom the forfeited or surrendered Shares are disposed of shall not be bound to see to the application of the consideration, if any, of those Shares nor shall his title to the Shares be affected by any irregularity in, or invalidity of the proceedings in respect of, the forfeiture, surrender or disposal of those Shares.

8.	Transfer of Shares

Form of transfer

8.1	Subject to the following Articles about the transfer of Shares, and provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law, a Member may transfer Shares to another person by completing an instrument of transfer in a common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the directors, executed:

(a)	where the Shares are Fully Paid, by or on behalf of that Member; and

(b)	where the Shares are partly paid, by or on behalf of that Member and the transferee.

8.2	The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered into the Register of Members.

Power to refuse registration

8.3	If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to Article 3.4 on terms that one cannot be transferred without the other, the directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such option or warrant.

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Power to suspend registration

8.4	Subject to Applicable Law, the directors may suspend registration of the transfer of Shares at such times and for such periods, not exceeding 30 days in any calendar year, as they determine.

Company may retain instrument of transfer

8.5	The Company shall be entitled to retain any instrument of transfer which is registered; but an instrument of transfer which the directors refuse to register shall be returned to the person lodging it when notice of the refusal is given.

9.	Transmission of Shares

Persons entitled on death of a Member

9.1	If a Member dies, the only persons recognised by the Company as having any title to the deceased Members’ interest are the following:

(a)	where the deceased Member was a joint holder, the survivor or survivors; and

(b)	where the deceased Member was a sole holder, that Member’s personal representative or representatives.

9.2	Nothing in these Articles shall release the deceased Member’s estate from any liability in respect of any Share, whether the deceased was a sole holder or a joint holder.

Registration of transfer of a Share following death or bankruptcy

9.3	A person becoming entitled to a Share in consequence of the death or bankruptcy of a Member may elect to do either of the following:

(a)	to become the holder of the Share; or

(b)	to transfer the Share to another person.

9.4	That person must produce such evidence of his entitlement as the directors may properly require.

9.5	If the person elects to become the holder of the Share, he must give notice to the Company to that effect. For the purposes of these Articles, that notice shall be treated as though it were an executed instrument of transfer.

9.6	If the person elects to transfer the Share to another person then:

(a)	if the Share is Fully Paid, the transferor must execute an instrument of transfer; and

(b)	if the Share is partly paid, the transferor and the transferee must execute an instrument of transfer.

9.7	All these Articles relating to the transfer of Shares shall apply to the notice or, as appropriate, the instrument of transfer.

Indemnity

9.8	A person registered as a Member by reason of the death or bankruptcy of another Member shall indemnify the Company and the directors against any loss or damage suffered by the Company or the directors as a result of that registration.

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Rights of person entitled to a Share following death or bankruptcy

9.9	A person becoming entitled to a Share by reason of the death or bankruptcy of a Member shall have the rights to which he would be entitled if he were registered as the holder of the Share. However, until he is registered as Member in respect of the Share, he shall not be entitled to attend or vote at any meeting of the Company or at any separate meeting of the holders of that class of Shares in the Company.

10.	Alteration of capital

Increasing, consolidating, converting, dividing and cancelling share capital

10.1	To the fullest extent permitted by the Law, the Company may by Ordinary Resolution do any of the following and amend its Memorandum for that purpose:

(a)	increase its share capital by new Shares of the amount fixed by that Ordinary Resolution and with the attached rights, priorities and privileges set out in that Ordinary Resolution;

(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)	convert all or any of its Paid Up Shares into stock, and reconvert that stock into Paid Up Shares of any denomination;

(d)	sub-divide its Shares or any of them into Shares of an amount smaller than that fixed by the Memorandum, so, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and

(e)	cancel Shares which, at the date of the passing of that Ordinary Resolution, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the Shares so cancelled or, in the case of Shares without nominal par value, diminish the number of Shares into which its capital is divided.

Dealing with fractions resulting from consolidation of Shares

10.2	Whenever, as a result of a consolidation of Shares, any Members would become entitled to fractions of a Share the directors may on behalf of those Members:

(a)	sell the Shares representing the fractions for the best price reasonably obtainable to any person (including, subject to the provisions of the Law, the Company); and

(b)	distribute the net proceeds in due proportion among those Members.

For that purpose, the directors may authorise some person to execute an instrument of transfer of the Shares to, or in accordance with the directions of, the purchaser. The transferee shall not be bound to see to the application of the purchase money nor shall the transferee’s title to the Shares be affected by any irregularity in, or invalidity of, the proceedings in respect of the sale.

Reducing share capital

10.3	Subject to the Law and to any rights for the time being conferred on the Members holding a particular class of Shares, the Company may, by Special Resolution, reduce its share capital in any way.

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11.	Redemption and purchase of own Shares

Power to issue redeemable Shares and to purchase own Shares

11.1	Subject to the Law and to any rights for the time being conferred on the Members holding a particular class of Shares, and, where applicable, the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may by its directors:

(a)	issue Shares that are to be redeemed or liable to be redeemed, at the option of the Company or the Member holding those redeemable Shares, on the terms and in the manner its directors determine before the issue of those Shares;

(b)

with the consent by Special Resolution of the Members holding Shares of a particular class, vary the rights attaching to that class of Shares so as to provide that those Shares are to be redeemed or are liable to be redeemed at the option of the Company on the terms and in the manner which the directors determine at the time of such variation; and

(c)	purchase all or any of its own Shares of any class including any redeemable Shares on the terms and in the manner which the directors determine at the time of such purchase.

The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner authorised by the Law, including out of any combination of the following: capital, its profits and the proceeds of a fresh issue of Shares.

Power to pay for redemption or purchase in cash or in specie

11.2	When making a payment in respect of the redemption or purchase of Shares, the directors may make the payment in cash or in specie (or partly in one and partly in the other) if so authorised by the terms of the allotment of those Shares, or by the terms applying to those Shares in accordance with Article 11.1, or otherwise by agreement with the Member holding those Shares.

Effect of redemption or purchase of a Share

11.3	Upon the date of redemption or purchase of a Share:

(a)	the Member holding that Share shall cease to be entitled to any rights in respect of the Share other than the right to receive:

(i)	the price for the Share; and

(ii)	any dividend declared in respect of the Share prior to the date of redemption or purchase;

(b)	the Member’s name shall be removed from the Register of Members with respect to the Share; and

(c)	the Share shall be cancelled or held as a Treasury Shares, as the directors may determine.

For the purpose of this Article, the date of redemption or purchase is the date when the redemption or purchase falls due.

12.	Meetings of Members

Power to call meetings

12.1	To the extent required by the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law, an annual general meeting of the Company shall be held each year at such time as determined by the directors and the Company may, but shall not (unless required by the Law or the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law) be obliged to, in each year, hold any other general meeting.

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12.2	The agenda of the annual general meeting shall be set by the directors and shall include the presentation of the Company’s annual accounts and the report of the directors (if any).

12.3	Annual general meetings shall be held in New York, USA or in such other places as the directors may determine.

12.4	All general meetings other than annual general meetings shall be called extraordinary general meetings and the Company shall specify the meeting as such in the notices calling it.

12.5	The directors may call a general meeting at any time.

12.6	If there are insufficient directors to constitute a quorum and the remaining directors are unable to agree on the appointment of additional directors, the directors must call a general meeting for the purpose of appointing additional directors.

12.7	The directors must also call a general meeting if requisitioned in the manner set out in the next two Articles.

12.8	The requisition must be in writing and given by one or more Members who together hold at least 40% of the rights to vote at such general meeting.

12.9	The requisition must also:

(a)	specify the purpose of the meeting;

(b)	be signed by or on behalf of each requisitioner (and for this purpose each joint holder shall be obliged to sign). The requisition may consist of several documents in like form signed by one or more of the requisitioners; and

(c)	be delivered in accordance with the notice provisions.

12.10	Should the directors fail to call a general meeting within 21 Clear Days from the date of receipt of a requisition, the requisitioners or any of them may call a general meeting within three months after the end of that period.

12.11	Without limitation to the foregoing, if there are insufficient directors to constitute a quorum and the remaining directors are unable to agree on the appointment of additional directors, any one or more Members who together hold at least 40% of the rights to vote at a general meeting may call a general meeting for the purpose of considering the business specified in the notice of meeting which shall include as an item of business the appointment of additional directors.

12.12	Members seeking to bring business before the annual general meeting or to nominate candidates for election as directors at the annual general meeting must deliver notice to the principal executive offices of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the scheduled date of the annual general meeting.

Content of notice

12.13	Notice of a general meeting shall specify each of the following:

(a)	the place, the date and the hour of the meeting;

(b)	if the meeting is to be held in two or more places, the technology that will be used to facilitate the meeting;

(c)	subject to paragraph (d), the general nature of the business to be transacted; and

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(d)	if a resolution is proposed as a Special Resolution, the text of that resolution.

12.14	In each notice there shall appear with reasonable prominence the following statements:

(a)	that a Member who is entitled to attend and vote is entitled to appoint one or more proxies to attend and vote instead of that Member; and

(b)	that a proxyholder need not be a Member.

Period of notice

12.15	At least five Clear Days’ notice of a general meeting must be given to Members, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of these Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)	in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than 95% in par value of the Shares giving that right.

Persons entitled to receive notice

12.16	Subject to the provisions of these Articles and to any restrictions imposed on any Shares, the notice shall be given to the following people:

(a)	the Members;

(b)	persons entitled to a Share in consequence of the death or bankruptcy of a Member; and

(c)	the directors.

Publication of notice on a website

12.17	Subject to the Law or the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law, a notice of a general meeting may be published on a website providing the recipient is given separate notice of:

(a)	the publication of the notice on the website;

(b)	the place on the website where the notice may be accessed;

(c)	how it may be accessed; and

(d)	the place, date and time of the general meeting.

12.18	If a Member notifies the Company that he is unable for any reason to access the website, the Company must as soon as practicable give notice of the meeting to that Member by any other means permitted by these Articles. This will not affect when that Member is deemed to have received notice of the meeting.

Time a website notice is deemed to be given

12.19	A website notice is deemed to be given when the Member is given notice of its publication.

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Required duration of publication on a website

12.20	Where the notice of meeting is published on a website, it shall continue to be published in the same place on that website from the date of the notification until at least the conclusion of the meeting to which the notice relates.

Accidental omission to give notice or non-receipt of notice

12.21	Proceedings at a meeting shall not be invalidated by the following:

(a)	an accidental failure to give notice of the meeting to any person entitled to notice; or

(b)	non-receipt of notice of the meeting by any person entitled to notice.

12.22	In addition, where a notice of meeting is published on a website, proceedings at the meeting shall not be invalidated merely because it is accidentally published:

(a)	in a different place on the website; or

(b)	for part only of the period from the date of the notification until the conclusion of the meeting to which the notice relates.

13.	Proceedings at meetings of Members

Quorum

13.1	Save as provided in the following Article, no business shall be transacted at any meeting unless a quorum is present in person or by proxy. One or more Members who together hold not less than one-third of the Shares entitled to vote at such meeting being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

Lack of quorum

13.2	If a quorum is not present within 15 minutes of the time appointed for the meeting, or if at any time during the meeting it becomes inquorate, then the following provisions apply:

(a)	If the meeting was requisitioned by Members, it shall be cancelled.

(b)	In any other case, the meeting shall stand adjourned to the same time and place seven days hence, or to such other time or place as is determined by the directors. If a quorum is not present within 15 minutes of the time appointed for the adjourned meeting, then the meeting shall be dissolved.

Use of technology

13.3	A person may participate in a general meeting through the medium of conference telephone, video or any other form of communications equipment providing all persons participating in the meeting are able to hear and speak to each other throughout the meeting. A person participating in this way is deemed to be present in person at the meeting.

Chairman

13.4	The chairman of a general meeting shall be the chairman of the board or such other director as the directors have nominated to chair board meetings in the absence of the chairman of the board. Absent any such person being present within 15 minutes of the time appointed for the meeting, the directors present shall elect one of their number to chair the meeting.

13.5	If no director is present within 15 minutes of the time appointed for the meeting, or if no director is willing to act as chairman, the Members present in person or by proxy and entitled to vote shall choose one of their number to chair the meeting.

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Right of a director to attend and speak

13.6	Even if a director is not a Member, he shall be entitled to attend and speak at any general meeting and at any separate meeting of Members holding a particular class of Shares in the Company.

Adjournment and Postponement

13.7	The chairman may at any time adjourn a meeting. The chairman must adjourn the meeting if so directed by the meeting. No business, however, can be transacted at an adjourned meeting other than business which might properly have been transacted at the original meeting.

13.8	Should a meeting be adjourned for more than twenty Clear Days, whether because of a lack of quorum or otherwise, Members shall be given at least five Clear Days’ notice of the date, time and place of the adjourned meeting and the general nature of the business to be transacted. Otherwise it shall not be necessary to give any notice of the adjournment.

13.9	If a notice is issued in respect of a general meeting and the directors, in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the directors may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.

13.10	When a general meeting is postponed for thirty days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The directors may postpone a general meeting which has already been postponed.

Method of voting

13.11	A resolution put to the vote of the meeting shall be decided on a poll.

Taking of a poll

13.12	A poll demanded on the question of adjournment shall be taken immediately.

13.13	A poll demanded on any other question shall be taken either immediately or at an adjourned meeting at such time and place as the chairman directs, not being more than 30 Clear Days after the poll was demanded.

13.14	The demand for a poll shall not prevent the meeting continuing to transact any business other than the question on which the poll was demanded.

13.15	A poll shall be taken in such manner as the chairman directs. He may appoint scrutineers (who need not be Members) and fix a place and time for declaring the result of the poll. If, through the aid of technology, the meeting is held in more than place, the chairman may appoint scrutineers in more than place; but if he considers that the poll cannot be effectively monitored at that meeting, the chairman shall adjourn the holding of the poll to a date, place and time when that can occur.

Chairman’s casting vote

13.16	If the votes on a resolution are equal, the chairman may if he wishes exercise a casting vote.

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Amendments to resolutions

13.17	An Ordinary Resolution to be proposed at a general meeting may be amended by Ordinary Resolution if:

(a)	not less than 48 hours before the meeting is to take place (or such later time as the chairman of the meeting may determine), notice of the proposed amendment is given to the Company in writing by a Member entitled to vote at that meeting; and

(b)	the proposed amendment does not, in the reasonable opinion of the chairman of the meeting, materially alter the scope of the resolution.

13.18	A Special Resolution to be proposed at a general meeting may be amended by Ordinary Resolution, if:

(a)	the chairman of the meeting proposes the amendment at the general meeting at which the resolution is to be proposed, and

(b)	the amendment does not go beyond what the chairman considers is necessary to correct a grammatical or other non-substantive error in the resolution.

13.19	If the chairman of the meeting, acting in good faith, wrongly decides that an amendment to a resolution is out of order, the chairman’s error does not invalidate the vote on that resolution.

Written resolutions

13.20	Members may pass a resolution in writing without holding a meeting if the following conditions are met:

(a)	all Members entitled so to vote are given notice of the resolution as if the same were being proposed at a meeting of Members;

(b)	all Members entitled so to vote:

(i)	sign a document; or

(ii)	sign several documents in the like form each signed by one or more of those Members; and

(c)	the signed document or documents is or are delivered to the Company, including, if the Company so nominates, by delivery of an Electronic Record by Electronic means to the address specified for that purpose.

Such written resolution shall be as effective as if it had been passed at a meeting of the Members entitled to vote duly convened and held.

13.21	If a written resolution is described as a Special Resolution or as an Ordinary Resolution, it has effect accordingly.

13.22	The directors may determine the manner in which written resolutions shall be put to Members. In particular, they may provide, in the form of any written resolution, for each Member to indicate, out of the number of votes the Member would have been entitled to cast at a meeting to consider the resolution, how many votes he wishes to cast in favour of the resolution and how many against the resolution or to be treated as abstentions. The result of any such written resolution shall be determined on the same basis as on a poll.

Sole-member company

13.23	If the Company has only one Member, and the Member records in writing his decision on a question, that record shall constitute both the passing of a resolution and the minute of it.

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14.	Voting rights of Members

Right to vote

14.1	Unless their Shares carry no right to vote, or unless a call or other amount presently payable has not been paid, all Members are entitled to vote at a general meeting, and all Members holding Shares of a particular class of Shares are entitled to vote at a meeting of the holders of that class of Shares.

14.2	Members may vote in person or by proxy.

14.3	Every Member shall have one vote for each Share he holds, unless any Share carries special voting rights.

14.4	A fraction of a Share shall entitle its holder to an equivalent fraction of one vote.

14.5	No Member is bound to vote on his Shares or any of them; nor is he bound to vote each of his Shares in the same way.

Rights of joint holders

14.6	If Shares are held jointly, only one of the joint holders may vote. If more than one of the joint holders tenders a vote, the vote of the holder whose name in respect of those Shares appears first in the Register of Members shall be accepted to the exclusion of the votes of the other joint holder.

Representation of corporate Members

14.7	Save where otherwise provided, a corporate Member must act by a duly authorised representative.

14.8	A corporate Member wishing to act by a duly authorised representative must identify that person to the Company by notice in writing.

14.9	The authorisation may be for any period of time, and must be delivered to the Company not less than two hours before the commencement of the meeting at which it is first used.

14.10	The directors of the Company may require the production of any evidence which they consider necessary to determine the validity of the notice.

14.11	Where a duly authorised representative is present at a meeting that Member is deemed to be present in person; and the acts of the duly authorised representative are personal acts of that Member.

14.12	A corporate Member may revoke the appointment of a duly authorised representative at any time by notice to the Company; but such revocation will not affect the validity of any acts carried out by the duly authorised representative before the directors of the Company had actual notice of the revocation.

14.13	If a clearing house (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the clearing house (or its nominee(s)) as if such person was the registered holder of such Shares held by the clearing house (or its nominee(s)).

Member with mental disorder

14.14	A Member in respect of whom an order has been made by any court having jurisdiction (whether in the Islands or elsewhere) in matters concerning mental disorder may vote, by that Member’s receiver, curator bonis or other person authorised in that behalf appointed by that court.

14.15	For the purpose of the preceding Article, evidence to the satisfaction of the directors of the authority of the person claiming to exercise the right to vote must be received not less than 24 hours before holding the relevant meeting or the adjourned meeting in any manner specified for the delivery of forms of appointment of a proxy, whether in writing or by Electronic means. In default, the right to vote shall not be exercisable.

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Objections to admissibility of votes

14.16	An objection to the validity of a person’s vote may only be raised at the meeting or at the adjourned meeting at which the vote is sought to be tendered. Any objection duly made shall be referred to the chairman whose decision shall be final and conclusive.

Form of proxy

14.17	An instrument appointing a proxy shall be in any common form or in any other form approved by the directors.

14.18	The instrument must be in writing and signed in one of the following ways:

(a)	by the Member; or

(b)	by the Member’s authorised attorney; or

(c)	if the Member is a corporation or other body corporate, under seal or signed by an authorised officer, secretary or attorney.

If the directors so resolve, the Company may accept an Electronic Record of that instrument delivered in the manner specified below and otherwise satisfying these Articles about authentication of Electronic Records.

14.19	The directors may require the production of any evidence which they consider necessary to determine the validity of any appointment of a proxy.

14.20	A Member may revoke the appointment of a proxy at any time by notice to the Company duly signed in accordance with the Article above about signing proxies; but such revocation will not affect the validity of any acts carried out by the proxy before the directors of the Company had actual notice of the revocation.

How and when proxy is to be delivered

14.21	Subject to the following Articles, the form of appointment of a proxy and any authority under which it is signed (or a copy of the authority certified notarially or in any other way approved by the directors) must be delivered so that it is received by the Company not less than 48 hours before the time for holding the meeting or adjourned meeting at which the person named in the form of appointment of proxy proposes to vote. They must be delivered in either of the following ways:

(a)	In the case of an instrument in writing, it must be left at or sent by post:

(i)	to the registered office of the Company; or

(ii)	to such other place specified in the notice convening the meeting or in any form of appointment of proxy sent out by the Company in relation to the meeting.

(b)	If, pursuant to the notice provisions, a notice may be given to the Company in an Electronic Record, an Electronic Record of an appointment of a proxy must be sent to the address specified pursuant to those provisions unless another address for that purpose is specified:

(i)	in the notice convening the meeting; or

(ii)	in any form of appointment of a proxy sent out by the Company in relation to the meeting; or

(iii)	in any invitation to appoint a proxy issued by the Company in relation to the meeting.

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14.22	Subject to the following Article, where a poll is taken:

(a)	if it is taken more than seven Clear Days after it is demanded, the form of appointment of a proxy and any accompanying authority (or an Electronic Record of the same) must be delivered as required under the preceding Article not less than 24 hours before the time appointed for the taking of the poll; or

(b)	if it is to be taken within seven Clear Days after it was demanded, the form of appointment of a proxy and any accompanying authority (or an Electronic Record of the same) must be delivered as required under the preceding Article not less than two hours before the time appointed for the taking of the poll.

14.23	Notwithstanding the preceding Articles:

(a)	the directors may, in the notice convening a meeting or in any form of appointment of a proxy sent out by the Company in relation to the meeting, specify another time (being not later than the time appointed for the commencement of the meeting or adjourned meeting) by which the form of appointment of a proxy and any accompanying authority (or an Electronic Record of the same) must be delivered to the Company pursuant to Article 14.21); and

(b)	The chairman may in any event at his discretion declare that the form of appointment of a proxy and any accompanying authority (or an Electronic Record of the same) shall be deemed to have been duly deposited.

(c)	If the form of appointment of proxy is not delivered on time, it is (unless the chairman declares it to be duly deposited) invalid.

Voting by proxy

14.24	A proxy shall have the same voting rights at a meeting or adjourned meeting as the Member would have had except to the extent that the instrument appointing him limits those rights. Notwithstanding the appointment of a proxy, a Member may attend and vote at a meeting or adjourned meeting. If a Member votes on any resolution a vote by his proxy on the same resolution, unless in respect of different Shares, shall be invalid.

15.	Number of directors

Unless otherwise determined by Ordinary Resolution, the minimum number of directors shall be one and the maximum shall be nine.

16.	Appointment, disqualification and removal of directors

No age limit

16.1	There is no age limit for directors save that they must be aged at least 18 years.

Corporate directors

16.2	Unless prohibited by Applicable Law, a body corporate may be a director. If a body corporate is a director, these Articles about representation of corporate Members at general meetings apply, mutatis mutandis, to these Articles about directors’ meetings.

No shareholding qualification

16.3	Unless a shareholding qualification for directors is fixed by Ordinary Resolution, no director shall be required to own Shares as a condition of his appointment.

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Appointment and removal of directors

16.4	The directors shall be divided into three classes: Class I, Class II and Class III. The number of directors in each class shall be as nearly equal as possible. Upon the adoption of the Articles, the existing directors shall by resolution classify themselves as Class I, Class II or Class III directors. The Class I directors shall stand elected for a term expiring at the Company’s first annual general meeting, the Class II directors shall stand elected for a term expiring at the Company’s second annual general meeting and the Class III directors shall stand elected for a term expiring at the Company’s third annual general meeting. Commencing at the Company’s first annual general meeting, and at each annual general meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual general meeting after their election. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

16.5	The Company may by Ordinary Resolution appoint any person to be a director or may by Ordinary Resolution remove any director.

16.6	Without prejudice to the Company’s power to appoint a person to be a director pursuant to these Articles, the directors shall have power at any time to appoint any person who is willing to act as a director, either to fill a vacancy or as an additional director. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

16.7	Notwithstanding the other provisions of these Articles, in any case where, as a result of death, the Company has no directors and no shareholders, the personal representatives of the last shareholder to have died have the power, by notice in writing to the Company, to appoint a person to be a director. For the purpose of this Article:

(a)	where two or more shareholders die in circumstances rendering it uncertain who was the last to die, a younger shareholder is deemed to have survived an older shareholder;

(b)	if the last shareholder died leaving a will which disposes of that shareholder’s shares in the Company (whether by way of specific gift, as part of the residuary estate, or otherwise):

(i)	the expression personal representatives of the last shareholder means:

(A)	until a grant of probate in respect of that will has been obtained from the Grand Court of the Cayman Islands, all of the executors named in that will who are living at the time the power of appointment under this Article is exercised; and

(B)	after such grant of probate has been obtained, only such of those executors who have proved that will;

(ii)	without derogating from section 3(1) of the Succession Law (As Revised), the executors named in that will may exercise the power of appointment under this Article without first obtaining a grant of probate.

16.8	A remaining director may appoint a director even though there is not a quorum of directors.

16.9	No appointment can cause the number of directors to exceed the maximum; and any such appointment shall be invalid.

16.10	For so long as Shares are listed on a Designated Stock Exchange, the directors shall include at least such number of Independent Directors as Applicable Law or the rules and regulations of the Designated Stock Exchange require, subject to applicable phase-in rules of the Designated Stock Exchange.

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Resignation of directors

16.11	A director may at any time resign office by giving to the Company notice in writing or, if permitted pursuant to the notice provisions, in an Electronic Record delivered in either case in accordance with those provisions.

16.12	Unless the notice specifies a different date, the director shall be deemed to have resigned on the date that the notice is delivered to the Company.

Termination of the office of director

16.13	A director’s office shall be terminated forthwith if:

(a)	he is prohibited by the law of the Islands from acting as a director; or

(b)	he is made bankrupt or makes an arrangement or composition with his creditors generally; or

(c)	in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director; or

(d)	he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise;

(e)	without the consent of the other directors, he is absent from meetings of directors for a continuous period of six months; or

(f)	all of the other directors (being not less than two in number) determine that he should be removed as a director, either by a resolution passed by all of the other directors at a meeting of the directors duly convened and held in accordance with these Articles or by a resolution in writing signed by all of the other directors.

17.	Alternate directors

Appointment and removal

17.1	Any director may appoint any other person, including another director, to act in his place as an alternate director. No appointment shall take effect until the director has given notice of the appointment to the other directors. Such notice must be given to each other director by either of the following methods:

(a)	by notice in writing in accordance with the notice provisions;

(b)	if the other director has an email address, by emailing to that address a scanned copy of the notice as a PDF attachment (the PDF version being deemed to be the notice unless Article 32.7 applies), in which event notice shall be taken to be given on the date of receipt by the recipient in readable form. For the avoidance of doubt, the same email may be sent to the email address of more than one director (and to the email address of the Company pursuant to Article 17.4(c)).

17.2	Without limitation to the preceding Article, a director may appoint an alternate for a particular meeting by sending an email to his fellow directors informing them that they are to take such email as notice of such appointment for such meeting. Such appointment shall be effective without the need for a signed notice of appointment or the giving of notice to the Company in accordance with Article 17.4.

17.3	A director may revoke his appointment of an alternate at any time. No revocation shall take effect until the director has given notice of the revocation to the other directors. Such notice must be given by either of the methods specified in Article 17.1.

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17.4	A notice of appointment or removal of an alternate director must also be given to the Company by any of the following methods:

(a)	by notice in writing in accordance with the notice provisions;

(b)	if the Company has a facsimile address for the time being, by sending by facsimile transmission to that facsimile address a facsimile copy or, otherwise, by sending by facsimile transmission to the facsimile address of the Company’s registered office a facsimile copy (in either case, the facsimile copy being deemed to be the notice unless Article 32.7 applies), in which event notice shall be taken to be given on the date of an error-free transmission report from the sender’s fax machine;

(c)	if the Company has an email address for the time being, by emailing to that email address a scanned copy of the notice as a PDF attachment or, otherwise, by emailing to the email address provided by the Company’s registered office a scanned copy of the notice as a PDF attachment (in either case, the PDF version being deemed to be the notice unless Article 32.7 applies), in which event notice shall be taken to be given on the date of receipt by the Company or the Company’s registered office (as appropriate) in readable form; or

(d)	if permitted pursuant to the notice provisions, in some other form of approved Electronic Record delivered in accordance with those provisions in writing.

Notices

17.5	All notices of meetings of directors shall continue to be given to the appointing director and not to the alternate.

Rights of alternate director

17.6	An alternate director shall be entitled to attend and vote at any board meeting or meeting of a committee of the directors at which the appointing director is not personally present, and generally to perform all the functions of the appointing director in his absence.

17.7	For the avoidance of doubt:

(a)	if another director has been appointed an alternate director for one or more directors, he shall be entitled to a separate vote in his own right as a director and in right of each other director for whom he has been appointed an alternate; and

(b)	if a person other than a director has been appointed an alternate director for more than one director, he shall be entitled to a separate vote in right of each director for whom he has been appointed an alternate.

17.8	An alternate director, however, is not entitled to receive any remuneration from the Company for services rendered as an alternate director.

Appointment ceases when the appointor ceases to be a director

17.9	An alternate director shall cease to be an alternate director if the director who appointed him ceases to be a director.

Status of alternate director

17.10	An alternate director shall carry out all functions of the director who made the appointment.

17.11	Save where otherwise expressed, an alternate director shall be treated as a director under these Articles.

17.12	An alternate director is not the agent of the director appointing him.

17.13	An alternate director is not entitled to any remuneration for acting as alternate director.

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Status of the director making the appointment

17.14	A director who has appointed an alternate is not thereby relieved from the duties which he owes the Company.

18.	Powers of directors

Powers of directors

18.1	Subject to the provisions of the Law, the Memorandum and these Articles, the business of the Company shall be managed by the directors who may for that purpose exercise all the powers of the Company.

18.2	No prior act of the directors shall be invalidated by any subsequent alteration of the Memorandum or these Articles. However, to the extent permitted under Applicable Law, Members may by Special Resolution validate any prior or future act of the directors which would otherwise be in breach of their duties.

Appointments to office

18.3	The directors may appoint a director:

(a)	as chairman of the board of directors;

(b)	as vice-chairman of the board of directors;

(c)	as managing director;

(d)	to any other executive office

for such period and on such terms, including as to remuneration, as they think fit.

18.4	The appointee must consent in writing to holding that office.

18.5	Where a chairman is appointed he shall, unless unable to do so, preside at every meeting of directors.

18.6	If there is no chairman, or if the chairman is unable to preside at a meeting, that meeting may select its own chairman; or the directors may nominate one of their number to act in place of the chairman should he ever not be available.

18.7	Subject to the provisions of the Law, the directors may also appoint any person, who need not be a director:

(a)	as Secretary; and

(b)	to any office that may be required (including, for the avoidance of doubt, one or more chief executive officers, presidents, a chief financial officer, a treasurer, vice-presidents, one or more assistant vice-presidents, one or more assistant treasurers and one or more assistant secretaries), for such period and on such terms, including as to remuneration, as they think fit. In the case of an Officer, that Officer may be given any title the directors decide.

18.8	The Secretary or other Officer must consent in writing to holding that office.

18.9	A Secretary, director or other Officer of the Company may not hold the office, or perform the services, of Auditor.

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Remuneration

18.10	The remuneration to be paid to the directors, if any, shall be such remuneration as the directors shall determine. The directors shall also be entitled to be paid all out of pocket expenses properly incurred by them in connection with activities on behalf of the Company.

18.11	Remuneration may take any form and may include arrangements to pay pensions, health insurance, death or sickness benefits, whether to the director or to any other person connected to or related to him.

18.12	Unless his fellow directors determine otherwise, a director is not accountable to the Company for remuneration or other benefits received from any other company which is in the same group as the Company or which has common shareholdings.

Disclosure of information

18.13	The directors may release or disclose to a third party any information regarding the affairs of the Company, including any information contained in the Register of Members relating to a Member, (and they may authorise any director, Officer or other authorised agent of the Company to release or disclose to a third party any such information in his possession) if:

(a)	the Company or that person, as the case may be, is lawfully required to do so under the laws of any jurisdiction to which the Company is subject; or

(b)	such disclosure is in compliance with the rules of any stock exchange upon which the Company’s shares are listed; or

(c)	such disclosure is in accordance with any contract entered into by the Company; or

(d)	the directors are of the opinion such disclosure would assist or facilitate the Company’s operations.

19.	Delegation of powers

Power to delegate any of the directors’ powers to a committee

19.1	The directors may delegate any of their powers to any committee consisting of one or more persons who need not be Members (including, without limitation, the Audit Committee, the Compensation Committee and the Nominating Committee). Persons on the committee may include non-directors so long as the majority of those persons are directors.

19.2	The delegation may be collateral with, or to the exclusion of, the directors’ own powers.

19.3	The delegation may be on such terms as the directors think fit, including provision for the committee itself to delegate to a sub-committee; save that any delegation must be capable of being revoked or altered by the directors at will.

19.4	Unless otherwise permitted by the directors, a committee must follow the procedures prescribed for the taking of decisions by directors.

19.5	The directors may adopt formal written charters for committees and, if so adopted, shall review and assess the adequacy of such formal written charters on an annual basis. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and shall have such powers as the directors may delegate pursuant to the Articles and as required by the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee, the Compensation Committee and the Nominating Committee, if established, shall consist of such number of directors as the directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law). For so long as any class of Shares is listed on the Designated Stock Exchange, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee shall be made up of such number of Independent Directors as is required from time to time by the rules and regulations of the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law.

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Power to appoint an agent of the Company

19.6	The directors may appoint any person, either generally or in respect of any specific matter, to be the agent of the Company with or without authority for that person to delegate all or any of that person’s powers. The directors may make that appointment:

(a)	by causing the Company to enter into a power of attorney or agreement; or

(b)	in any other manner they determine.

Power to appoint an attorney or authorised signatory of the Company

19.7	The directors may appoint any person, whether nominated directly or indirectly by the directors, to be the attorney or the authorised signatory of the Company. The appointment may be:

(a)	for any purpose;

(b)	with the powers, authorities and discretions;

(c)	for the period; and

(d)	subject to such conditions

as they think fit. The powers, authorities and discretions, however, must not exceed those vested in, or exercisable, by the directors under these Articles. The directors may do so by power of attorney or any other manner they think fit.

19.8	Any power of attorney or other appointment may contain such provision for the protection and convenience for persons dealing with the attorney or authorised signatory as the directors think fit. Any power of attorney or other appointment may also authorise the attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in that person.

Power to appoint a proxy

19.9	Any director may appoint any other person, including another director, to represent him at any meeting of the directors. If a director appoints a proxy, then for all purposes the presence or vote of the proxy shall be deemed to be that of the appointing director.

19.10	Articles 17.1 to 17.4 inclusive (relating to the appointment by directors of alternate directors) apply, mutatis mutandis, to the appointment of proxies by directors.

19.11	A proxy is an agent of the director appointing him and is not an Officer.

20.	Meetings of directors

Regulation of directors’ meetings

20.1	Subject to the provisions of these Articles, the directors may regulate their proceedings as they think fit.

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Calling meetings

20.2	Any director may call a meeting of directors at any time. The Secretary, if any, must call a meeting of the directors if requested to do so by a director.

Notice of meetings

20.3	Every director shall be given notice of a meeting, although a director may waive retrospectively the requirement to be given notice. Notice may be oral. Attendance at a meeting without written objection shall be deemed to be a waiver of such notice requirement.

Period of notice

20.4	At least five Clear Days’ notice of a meeting of directors must be given to directors. A meeting may be convened on shorter notice with the consent of all directors.

Use of technology

20.5	A director may participate in a meeting of directors through the medium of conference telephone, video or any other form of communications equipment providing all persons participating in the meeting are able to hear and speak to each other throughout the meeting.

20.6	A director participating in this way is deemed to be present in person at the meeting.

Place of meetings

20.7	If all the directors participating in a meeting are not in the same place, they may decide that the meeting is to be treated as taking place wherever any of them is.

Quorum

20.8	The quorum for the transaction of business at a meeting of directors shall be two unless the directors fix some other number or unless the Company has only one director.

Voting

20.9	A question which arises at a board meeting shall be decided by a majority of votes. If votes are equal the chairman may, if he wishes, exercise a casting vote.

Validity

20.10	Anything done at a meeting of directors is unaffected by the fact that it is later discovered that any person was not properly appointed, or had ceased to be a director, or was otherwise not entitled to vote.

Recording of dissent

20.11	A director present at a meeting of directors shall be presumed to have assented to any action taken at that meeting unless:

(a)	his dissent is entered in the minutes of the meeting; or

(b)	he has filed with the meeting before it is concluded signed dissent from that action; or

(c)	he has forwarded to the Company as soon as practical following the conclusion of that meeting signed dissent.

A director who votes in favour of an action is not entitled to record his dissent to it.

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Written resolutions

20.12	The directors may pass a resolution in writing without holding a meeting if all directors sign a document or sign several documents in the like form each signed by one or more of those directors.

20.13	Despite the foregoing, a resolution in writing signed by a validly appointed alternate director or by a validly appointed proxy need not also be signed by the appointing director. If a written resolution is signed personally by the appointing director, it need not also be signed by his alternate or proxy.

20.14	Such written resolution shall be as effective as if it had been passed at a meeting of the directors duly convened and held; and it shall be treated as having been passed on the day and at the time that the last director signs.

Sole director’s minute

20.15	Where a sole director signs a minute recording his decision on a question, that record shall constitute the passing of a resolution in those terms.

21.	Permissible directors’ interests and disclosure

Permissible interests subject to disclosure

21.1	Save as expressly permitted by these Articles or as set out below, a director may not have a direct or indirect interest or duty which conflicts or may possibly conflict with the interests of the Company.

21.2	If, notwithstanding the prohibition in the preceding Article, a director discloses to his fellow directors the nature and extent of any material interest or duty in accordance with the next Article, he may:

(a)	be a party to, or otherwise interested in, any transaction or arrangement with the Company or in which the Company is or may otherwise be interested; or

(b)	be interested in another body corporate promoted by the Company or in which the Company is otherwise interested. In particular, the director may be a director, secretary or officer of, or employed by, or be a party to any transaction or arrangement with, or otherwise interested in, that other body corporate.

21.3	Such disclosure may be made at a meeting of the board or otherwise (and, if otherwise, it must be made in writing). The director must disclose the nature and extent of his direct or indirect interest in or duty in relation to a transaction or arrangement or series of transactions or arrangements with the Company or in which the Company has any material interest.

21.4	If a director has made disclosure in accordance with the preceding Article, then he shall not, by reason only of his office, be accountable to the Company for any benefit that he derives from any such transaction or arrangement or from any such office or employment or from any interest in any such body corporate, and no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit.

Notification of interests

21.5	For the purposes of the preceding Articles:

(a)	a general notice that a director gives to the other directors that he is to be regarded as having an interest of the nature and extent specified in the notice in any transaction or arrangement in which a specified person or class of persons is interested shall be deemed to be a disclosure that he has an interest in or duty in relation to any such transaction of the nature and extent so specified; and

(b)	an interest of which a director has no knowledge and of which it is unreasonable to expect him to have knowledge shall not be treated as an interest of his.

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Voting where a director is interested in a matter

21.6	A director may vote at a meeting of directors on any resolution concerning a matter in which that director has an interest or duty, whether directly or indirectly, so long as that director discloses any material interest pursuant to these Articles. The director shall be counted towards a quorum of those present at the meeting. If the director votes on the resolution, his vote shall be counted.

21.7	Where proposals are under consideration concerning the appointment of two or more directors to offices or employment with the Company or any body corporate in which the Company is interested, the proposals may be divided and considered in relation to each director separately and each of the directors concerned shall be entitled to vote and be counted in the quorum in respect of each resolution except that concerning his or her own appointment.

22.	Minutes

The Company shall cause minutes to be made in books kept for the purpose in accordance with the Law.

23.	Accounts and audit

Accounting and other records

23.1	The directors must ensure that proper accounting and other records are kept, and that accounts and associated reports are distributed in accordance with the requirements of the Law.

No automatic right of inspection

23.2	Members are only entitled to inspect the Company’s records if they are expressly entitled to do so by law, or by resolution made by the directors or passed by Ordinary Resolution.

Sending of accounts and reports

23.3	The Company’s accounts and associated directors’ report or auditor’s report that are required or permitted to be sent to any person pursuant to any law shall be treated as properly sent to that person if:

(a)	they are sent to that person in accordance with the notice provisions: or

(b)	they are published on a website providing that person is given separate notice of:

(i)	the fact that publication of the documents has been published on the website;

(ii)	the address of the website; and

(iii)	the place on the website where the documents may be accessed; and

(iv)	how they may be accessed.

23.4	If, for any reason, a person notifies the Company that he is unable to access the website, the Company must, as soon as practicable, send the documents to that person by any other means permitted by these Articles. This, however, will not affect when that person is taken to have received the documents under the next Article.

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Time of receipt if documents are published on a website

23.5	Documents sent by being published on a website in accordance with the preceding two Articles are only treated as sent at least five Clear Days before the date of the meeting at which they are to be laid if:

(a)	the documents are published on the website throughout a period beginning at least five Clear Days before the date of the meeting and ending with the conclusion of the meeting; and

(b)	the person is given at least five Clear Days’ notice of the hearing.

Validity despite accidental error in publication on website

23.6	If, for the purpose of a meeting, documents are sent by being published on a website in accordance with the preceding Articles, the proceedings at that meeting are not invalidated merely because:

(a)	those documents are, by accident, published in a different place on the website to the place notified; or

(b)	they are published for part only of the period from the date of notification until the conclusion of that meeting.

Audit

23.7	The directors may appoint an Auditor of the Company who shall hold office on such terms as the directors determine.

23.8	Without prejudice to the freedom of the directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the Designated Stock Exchange, the directors shall establish and maintain an Audit Committee as a committee of the directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the SEC and the Designated Stock Exchange. The Audit Committee shall meet at least once every financial quarter, or more frequently as circumstances dictate.

23.9	If the Shares are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

23.10	The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

23.11	If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the directors shall fill the vacancy and determine the remuneration of such Auditor.

23.12	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the directors and other Officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

23.13	Auditors shall, if so required by the directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the directors or any general meeting of the Members.

23.14	Any payment made to members of the Audit Committee (if one exists) shall require the review and approval of the directors, with any director interested in such payment abstaining from such review and approval.

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24.	Financial year

Unless the directors otherwise specify, the financial year of the Company:

(a)	shall end on 31st December in the year of its incorporation and each following year; and

(b)	shall begin when it was incorporated and on 1st January each following year.

25.	Record dates

Except to the extent of any conflicting rights attached to Shares, the directors may fix any time and date as the record date for:

(a)	calling a general meeting;

(b)	declaring or paying a dividend;

(c)	making or issuing an allotment of Shares; or

(d)	conducting any other business required pursuant to these Articles.

The record date may be before or after the date on which a dividend, allotment or issue is declared, paid or made.

26.	Dividends

Declaration of dividends by directors

26.1	The directors may from time to time declare dividends (including interim dividends) in accordance with the respective rights of the Members if it appears to them that they are justified by the financial position of the Company and that such dividends may lawfully be paid.

26.2	Subject to the provisions of the Law, in relation to the distinction between interim dividends and final dividends, the following applies:

(a)	Upon determination to pay a dividend or dividends described as interim by the directors in the dividend resolution, no debt shall be created by the declaration until such time as payment is made.

(b)	Upon declaration of a dividend or dividends described as final by the directors in the dividend resolution, a debt shall be created immediately following the declaration, the due date to be the date the dividend is stated to be payable in the resolution.

If the resolution fails to specify whether a dividend is final or interim, it shall be assumed to be interim.

26.3	In relation to Shares carrying differing rights to dividends or rights to dividends at a fixed rate, the following applies:

(a)	If the share capital is divided into different classes, the directors may pay dividends on Shares which confer deferred or non- preferred rights with regard to dividends as well as on Shares which confer preferential rights with regard to dividends but no dividend shall be paid on Shares carrying deferred or non-preferred rights if, at the time of payment, any preferential dividend is in arrears.

(b)	The directors may also pay, at intervals settled by them, any dividend payable at a fixed rate if it appears to them that there are sufficient funds of the Company lawfully available for distribution to justify the payment.

(c)	If the directors act in good faith, they shall not incur any liability to the Members holding Shares conferring preferred rights for any loss those Members may suffer by the lawful payment of the dividend on any Shares having deferred or non-preferred rights.

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Apportionment of dividends

26.4	Except as otherwise provided by the rights attached to Shares, all dividends shall be declared and paid according to the amounts paid up on the Shares on which the dividend is paid. All dividends shall be apportioned and paid proportionately to the amount paid up on the Shares during the time or part of the time in respect of which the dividend is paid. If a Share is issued on terms providing that it shall rank for dividend as from a particular date, that Share shall rank for dividend accordingly.

Right of set off

26.5	The directors may deduct from a dividend or any other amount payable to a person in respect of a Share any amount due by that person to the Company on a call or otherwise in relation to a Share.

Power to pay other than in cash

26.6	If the directors so determine, any resolution declaring a dividend may direct that it shall be satisfied wholly or partly by the distribution of assets. If a difficulty arises in relation to the distribution, the directors may settle that difficulty in any way they consider appropriate. For example, they may do any one or more of the following:

(a)	issue fractional Shares;

(b)	fix the value of assets for distribution and make cash payments to some Members on the footing of the value so fixed in order to adjust the rights of Members; and

(c)	vest some assets in trustees.

How payments may be made

26.7	A dividend or other monies payable on or in respect of a Share may be paid in any of the following ways:

(a)	if the Member holding that Share or other person entitled to that Share nominates a bank account for that purpose, by wire transfer to that bank account; or

(b)	by cheque or warrant sent by post to the registered address of the Member holding that Share or other person entitled to that Share.

26.8	For the purpose of paragraph (a) of the preceding Article, the nomination may be in writing or in an Electronic Record and the bank account nominated may be the bank account of another person. For the purpose of paragraph (b) of the preceding Article, subject to any Applicable Law or regulation, the cheque or warrant shall be made to the order of the Member holding that Share or other person entitled to the Share or to his nominee, whether nominated in writing or in an Electronic Record, and payment of the cheque or warrant shall be a good discharge to the Company.

26.9	If two or more persons are registered as the holders of the Share or are jointly entitled to it by reason of the death or bankruptcy of the registered holder (Joint Holders), a dividend (or other amount) payable on or in respect of that Share may be paid as follows:

(a)	to the registered address of the Joint Holder of the Share who is named first on the Register of Members or to the registered address of the deceased or bankrupt holder, as the case may be; or

(b)	to the address or bank account of another person nominated by the Joint Holders, whether that nomination is in writing or in an Electronic Record.

26.10	Any Joint Holder of a Share may give a valid receipt for a dividend (or other amount) payable in respect of that Share.

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Dividends or other moneys not to bear interest in absence of special rights

26.11	Unless provided for by the rights attached to a Share, no dividend or other monies payable by the Company in respect of a Share shall bear interest.

Dividends unable to be paid or unclaimed

26.12	If a dividend cannot be paid to a Member or remains unclaimed within six weeks after it was declared or both, the directors may pay it into a separate account in the Company’s name. If a dividend is paid into a separate account, the Company shall not be constituted trustee in respect of that account and the dividend shall remain a debt due to the Member.

26.13	A dividend that remains unclaimed for a period of six years after it became due for payment shall be forfeited to, and shall cease to remain owing by, the Company.

27.	Capitalisation of profits

Capitalisation of profits or of any share premium account or capital redemption reserve

27.1	The directors may resolve to capitalise:

(a)	any part of the Company’s profits not required for paying any preferential dividend (whether or not those profits are available for distribution); or

(b)	any sum standing to the credit of the Company’s share premium account or capital redemption reserve, if any.

The amount resolved to be capitalised must be appropriated to the Members who would have been entitled to it had it been distributed by way of dividend and in the same proportions. The benefit to each Member so entitled must be given in either or both of the following ways:

(c)	by paying up the amounts unpaid on that Member’s Shares;

(d)	by issuing Fully Paid Shares, debentures or other securities of the Company to that Member or as that Member directs. The directors may resolve that any Shares issued to the Member in respect of partly paid Shares (Original Shares) rank for dividend only to the extent that the Original Shares rank for dividend while those Original Shares remain partly paid.

Applying an amount for the benefit of members

27.2	The amount capitalised must be applied to the benefit of Members in the proportions to which the Members would have been entitled to dividends if the amount capitalised had been distributed as a dividend.

27.3	Subject to the Law, if a fraction of a Share, a debenture, or other security is allocated to a Member, the directors may issue a fractional certificate to that Member or pay him the cash equivalent of the fraction.

28.	Share premium account

Directors to maintain share premium account

28.1	The directors shall establish a share premium account in accordance with the Law. They shall carry to the credit of that account from time to time an amount equal to the amount or value of the premium paid on the issue of any Share or capital contributed or such other amounts required by the Law.

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Debits to share premium account

28.2	The following amounts shall be debited to any share premium account:

(a)	on the redemption or purchase of a Share, the difference between the nominal value of that Share and the redemption or purchase price; and

(b)	any other amount paid out of a share premium account as permitted by the Law.

28.3	Notwithstanding the preceding Article, on the redemption or purchase of a Share, the directors may pay the difference between the nominal value of that Share and the redemption purchase price out of the profits of the Company or, as permitted by the Law, out of capital.

29.	Seal

Company seal

29.1	The Company may have a seal if the directors so determine.

Duplicate seal

29.2	Subject to the provisions of the Law, the Company may also have a duplicate seal or seals for use in any place or places outside the Islands. Each duplicate seal shall be a facsimile of the original seal of the Company. However, if the directors so determine, a duplicate seal shall have added on its face the name of the place where it is to be used.

When and how seal is to be used

29.3	A seal may only be used by the authority of the directors. Unless the directors otherwise determine, a document to which a seal is affixed must be signed in one of the following ways:

(a)	by a director (or his alternate) and the Secretary; or

(b)	by a single director (or his alternate).

If no seal is adopted or used

29.4	If the directors do not adopt a seal, or a seal is not used, a document may be executed in the following manner:

(a)	by a director (or his alternate) or any other Officer to which authority has been delegated by resolution duly adopted by the directors; or

(b)	by a single director (or his alternate); or

(c)	in any other manner permitted by the Law.

Power to allow non-manual signatures and facsimile printing of seal

29.5	The directors may determine that either or both of the following applies:

(a)	that the seal or a duplicate seal need not be affixed manually but may be affixed by some other method or system of reproduction;

(b)	that a signature required by these Articles need not be manual but may be a mechanical or Electronic Signature.

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Validity of execution

29.6	If a document is duly executed and delivered by or on behalf of the Company, it shall not be regarded as invalid merely because, at the date of the delivery, the Secretary, or the director, or other Officer or person who signed the document or affixed the seal for and on behalf of the Company ceased to be the Secretary or hold that office and authority on behalf of the Company.

30.	Indemnity

Indemnity

30.1	To the extent permitted by Applicable Law, the Company shall indemnify each existing or former Secretary, director (including alternate director), and other Officer of the Company (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)	all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former Secretary, director or other Officer in or about the conduct of the Company’s business or affairs or in the execution or discharge of the existing or former Secretary’s, director’s or other Officer’s duties, powers, authorities or discretions; and

(b)	without limitation to paragraph (a), all costs, expenses, losses or liabilities incurred by the existing or former Secretary, director or other Officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning the Company or its affairs in any court or tribunal, whether in the Islands or elsewhere.

No such existing or former Secretary director or other Officer, however, shall be indemnified in respect of any matter arising out of his own actual fraud, wilful default or wilful neglect.

30.2	To the extent permitted by Applicable Law, the Company may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former Secretary, director (including alternate director) or other Officer of the Company in respect of any matter identified in paragraph (a) or paragraph (b) of the preceding Article on condition that the Secretary, director or other Officer must repay the amount paid by the Company to the extent that it is ultimately found not liable to indemnify the Secretary, director or other Officer for those legal costs.

Release

30.3	To the extent permitted by Applicable Law, the Company may by Special Resolution release any existing or former Secretary, director (including alternate director) or other Officer of the Company from liability for any loss or damage or right to compensation which may arise out of or in connection with the execution or discharge of the duties, powers, authorities or discretions of his office; but there may be no release from liability arising out of or in connection with that person’s own actual fraud, wilful default or wilful neglect.

Insurance

30.4	To the extent permitted by Applicable Law, the Company may pay, or agree to pay, a premium in respect of a contract insuring each of the following persons against risks determined by the directors, other than liability arising out of that person’s own dishonesty:

(a)	an existing or former Secretary, director (including alternate director) or other Officer or auditor of:

(i)	the Company;

(ii)	a company which is or was a subsidiary of the Company;

(iii)	a company in which the Company has or had an interest (whether direct or indirect); and

(b)	a trustee of an employee or retirement benefits scheme or other trust in which any of the persons referred to in paragraph (a) is or was interested.

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31.	Notices

Form of notices

31.1	Save where these Articles provide otherwise, any notice to be given to or by any person pursuant to these Articles shall be:

(a)	in writing signed by or on behalf of the giver in the manner set out below for written notices; or

(b)	subject to the next Article, in an Electronic Record signed by or on behalf of the giver by Electronic Signature and authenticated in accordance with Articles about authentication of Electronic Records; or

(c)	where these Articles expressly permit, by the Company by means of a website.

Electronic communications

31.2	Without limitation to Articles 17.1 to 17.4 inclusive (relating to the appointment and removal by directors of alternate directors) and to Articles 19.9 to 19.11 inclusive (relating to the appointment by directors of proxies), notice may be given to the Company by Electronic Record.

31.3	A notice may not be given by Electronic Record to a person other than the Company unless the recipient has notified the giver of an Electronic address to which notice may be sent.

Persons authorised to give notices

31.4	A notice by either the Company or a Member pursuant to these Articles may be given on behalf of the Company or a Member by a director or company secretary of the Company or a Member.

Delivery of written notices

31.5	Save where these Articles provide otherwise, a notice in writing may be given personally to the recipient, or left at (as appropriate) the Member’s or director’s registered address or the Company’s registered office, or posted to that registered address or registered office.

Joint holders

31.6	Where Members are joint holders of a Share, all notices shall be given to the Member whose name first appears in the Register of Members.

Signatures

31.7	A written notice shall be signed when it is autographed by or on behalf of the giver, or is marked in such a way as to indicate its execution or adoption by the giver.

31.8	An Electronic Record may be signed by an Electronic Signature.

Evidence of transmission

31.9	A notice given by Electronic Record shall be deemed sent if an Electronic Record is kept demonstrating the time, date and content of the transmission, and if no notification of failure to transmit is received by the giver.

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31.10	A notice given in writing shall be deemed sent if the giver can provide proof that the envelope containing the notice was properly addressed, pre-paid and posted, or that the written notice was otherwise properly transmitted to the recipient.

Giving notice to a deceased or bankrupt Member

31.11	A notice may be given by the Company to the persons entitled to a Share in consequence of the death or bankruptcy of a Member by sending or delivering it, in any manner authorised by these Articles for the giving of notice to a Member, addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt or by any like description, at the address, if any, supplied for that purpose by the persons claiming to be so entitled.

31.12	Until such an address has been supplied, a notice may be given in any manner in which it might have been given if the death or bankruptcy had not occurred.

Date of giving notices

31.13	A notice is given on the date identified in the following table.

Method for giving notices	When taken to be given

Personally	At the time and date of delivery

By leaving it at the member’s registered address	At the time and date it was left

If the recipient has an address within the Islands, by posting it by prepaid post to the street or postal address of that recipient	48 hours after it was posted

If the recipient has an address outside the Islands, by posting it by prepaid airmail to the street or postal address of that recipient	3 Clear Days after posting

By Electronic Record (other than publication on a website), to recipient’s Electronic address	Within 24 hours after it was sent

By publication on a website	See these Articles about the time when notice of a meeting of Members or accounts and reports, as the case may be, are published on a website

Saving provision

31.14	None of the preceding notice provisions shall derogate from these Articles about the delivery of written resolutions of directors and written resolutions of Members.

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32.	Authentication of Electronic Records

Application of Articles

32.1	Without limitation to any other provision of these Articles, any notice, written resolution or other document under these Articles that is sent by Electronic means by a Member, or by the Secretary, or by a director or other Officer of the Company, shall be deemed to be authentic if either Article 32.2 or Article 32.4 applies.

Authentication of documents sent by Members by Electronic means

32.2	An Electronic Record of a notice, written resolution or other document sent by Electronic means by or on behalf of one or more Members shall be deemed to be authentic if the following conditions are satisfied:

(a)	the Member or each Member, as the case may be, signed the original document, and for this purpose Original Document includes several documents in like form signed by one or more of those Members; and

(b)	the Electronic Record of the Original Document was sent by Electronic means by, or at the direction of, that Member to an address specified in accordance with these Articles for the purpose for which it was sent; and

(c)	Article 32.7 does not apply.

32.3	For example, where a sole Member signs a resolution and sends the Electronic Record of the original resolution, or causes it to be sent, by facsimile transmission to the address in these Articles specified for that purpose, the facsimile copy shall be deemed to be the written resolution of that Member unless Article 32.7 applies.

Authentication of document sent by the Secretary, Directors or Other Officers of the Company by Electronic means

32.4	An Electronic Record of a notice, written resolution or other document sent by or on behalf of the Secretary, a director or directors or any other Officer or Officers of the Company shall be deemed to be authentic if the following conditions are satisfied:

(a)	the Secretary, director or other Officer, as the case may be, signed the original document, and for this purpose Original Document includes several documents in like form signed by the Secretary or one or more other Officers or directors; and

(b)	the Electronic Record of the Original Document was sent by Electronic means by, or at the direction of, the Secretary, director or other Officer to an address specified in accordance with these Articles for the purpose for which it was sent; and

(c)	Article 32.7 does not apply.

This Article applies whether the document is sent by or on behalf of the Secretary, director or other Officer in his or her own right or as a representative of the Company.

32.5	For example, where a sole director signs a resolution and scans the resolution, or causes it to be scanned, as a PDF version which is attached to an email sent to the address in these Articles specified for that purpose, the PDF version shall be deemed to be the written resolution of that director unless Article 32.7 applies.

Manner of signing

32.6	For the purposes of these Articles about the authentication of Electronic Records, a document will be taken to be signed if it is signed manually or in any other manner permitted by these Articles.

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Saving provision

32.7	A notice, written resolution or other document under these Articles will not be deemed to be authentic if the recipient, acting reasonably:

(a)	believes that the signature of the signatory has been altered after the signatory had signed the original document; or

(b)	believes that the original document, or the Electronic Record of it, was altered, without the approval of the signatory, after the signatory signed the original document; or

(c)	otherwise doubts the authenticity of the Electronic Record of the document and the recipient promptly gives notice to the sender setting the grounds of its objection. If the recipient invokes this Article, the sender may seek to establish the authenticity of the Electronic Record in any way the sender thinks fit.

33.	Transfer by way of continuation

33.1	The Company may, by Special Resolution, resolve to be registered by way of continuation in a jurisdiction outside:

(a)	the Islands; or

(b)	such other jurisdiction in which it is, for the time being, incorporated, registered or existing.

33.2	To give effect to any resolution made pursuant to the preceding Article, the directors may cause the following:

(a)	an application be made to the Registrar of Companies to deregister the Company in the Islands or in the other jurisdiction in which it is for the time being incorporated, registered or existing; and

(b)	all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

34.	Winding up

Distribution of assets in specie

34.1	If the Company is wound up, the Members may, subject to these Articles and any other sanction required by the Law, pass a Special Resolution allowing the liquidator to do either or both of the following:

(a)	to divide in specie among the Members the whole or any part of the assets of the Company and, for that purpose, to value any assets and to determine how the division shall be carried out as between the Members or different classes of Members;

(b)	to vest the whole or any part of the assets in trustees for the benefit of Members and those liable to contribute to the winding up.

No obligation to accept liability

34.2	No Member shall be compelled to accept any assets if an obligation attaches to them.

The directors are authorised to present a winding up petition

34.3	The directors have the authority to present a petition for the winding up of the Company to the Grand Court of the Cayman Islands on behalf of the Company without the sanction of a resolution passed at a general meeting.

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35.	Amendment of Memorandum and Articles

Power to change name or amend Memorandum

35.1	Subject to the Law, the Company may, by Special Resolution:

(a)	change its name; or

(b)	change the provisions of its Memorandum with respect to its objects, powers or any other matter specified in the Memorandum.

Power to amend these Articles

35.2	Subject to the Law and as provided in these Articles, the Company may, by Special Resolution, amend these Articles in whole or in part.

36.	Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more constituent companies (as defined in the Law) upon such terms as the directors may determine and (to the extent required by the Law) with the approval of a Special Resolution.

37.	Certain Tax Filings

37.1	Each Tax Filing Authorised Person and any such other person, acting alone, as any director shall designate from time to time, are authorised to file tax forms SS-4, W-8 BEN, W-8 IMY, W-9, 8832 and 2553 and such other similar tax forms as are customary to file with any US state or federal governmental authorities or foreign governmental authorities in connection with the formation, activities and/or elections of the Company and such other tax forms as may be approved from time to time by any director of the Company or any other Officer. The Company further ratifies and approves any such filing made by any Tax Filing Authorised Person or such other person prior to the date of these Articles.

38.	Business Opportunities

38.1	To the fullest extent permitted by Applicable Law, individuals serving as directors or other Officers (Management) shall have no duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for either such a member of Management, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, such members of Management shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, director and/or other Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company, unless such opportunity is expressly offered to such member of Management solely in their capacity as such and the opportunity is one the Company is permitted to complete on a reasonable basis.

38.2	Except as provided elsewhere in these Articles, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and any individual serving as a member of Management, about which a director and/or other Officer of the Company who is also a member of Management acquires knowledge.

38.3	To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

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Annex D

Form of Logistic Properties of the Americas Equity Incentive Plan

LOGISTIC PROPERTIES OF THE AMERICAS

2024 EQUITY INCENTIVE PLAN

1.	Purpose. The purpose of the Plan is to provide a means through which the Company, and the other members of the Company Group, may attract and retain key personnel, and to provide a means whereby directors, officers, employees, consultants, and advisors of the Company and the other members of the Company Group can acquire and maintain an equity interest in the Company, or be paid incentive compensation measured by reference to the value of Shares, thereby strengthening their commitment to the welfare of the Company Group and aligning their interests with those of the Company’s shareholders.

2.	Definitions. The following definitions shall be applicable throughout the Plan.

(a)	“Adjustment Event” has the meaning given to such term in Section 11(a) of the Plan.

(b)	“Affiliate” means any Person that directly or indirectly controls, is controlled by or is under common control with the Company. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting or other securities, by contract or otherwise.

(c)	“Applicable Laws” means all applicable laws, rules, regulations and requirements relating to the administration of equity-based awards, and the related Shares under the corporate and securities laws of the U.S. (including any political subdivision thereof), and the Cayman Islands, the rules and regulations of any stock exchange or quotation system on which the Shares are listed or quoted, and the applicable laws, rules, regulations or requirements of any country or jurisdiction where Awards are, or will be, granted under the Plan or where Participants reside or provide services, as such laws, rules, regulations and requirements shall be in place from time to time.

(d)	“Award” means, individually or collectively, any Option, including an Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Dividend Equivalent Rights and Other Equity-Based Award granted under the Plan.

(e)	“Award Agreement” means the document or documents by which each Award is evidenced, electronically or otherwise.

(f)	“Board” means the Board of Directors of the Company.

(g)	“Business Combination” means the transactions contemplated by the Business Combination Agreement.

(h)	“Business Combination Agreement” means that certain Business Combination Agreement, dated as of August 15, 2023, by and among two, a Cayman Islands exempted company with limited liability (together with its successors, “TWOA”) and LatAm Logistic Properties S.A., a company incorporated under the Laws of Panama (“LLP”) and each other Person that became party to the Business Combination Agreement after August 15, 2023, by executing and delivering to TWOA and LLP a joinder agreement (including the Company), and other parties thereto.

D-1

(i)	“Cause” means, as to any Participant, unless the applicable Award Agreement states otherwise, (i) “Cause,” as defined in any employment or consulting agreement between the Participant and the Service Recipient in effect at the time of such Termination; or (ii) in the absence of any such employment or consulting agreement (or the absence of any definition of “Cause” contained therein), the Participant’s (A) willful neglect in the performance of the Participant’s duties for the Service Recipient or willful or repeated failure or refusal to perform such duties; (B) engagement in conduct in connection with the Participant’s employment or service with the Service Recipient, which results in, or could reasonably be expected to result in, material harm to the business or reputation of the Company or any other member of the Company Group; (C) conviction of, or plea of guilty or no contest to, (I) any felony; or (II) any other crime that results in, or could reasonably be expected to result in, material harm to the business or reputation of the Company or any other member of the Company Group; (D) material violation of the written policies of the Service Recipient, including, but not limited to, those relating to sexual harassment or the disclosure or misuse of confidential information, or those set forth in the manuals or statements of policy of the Service Recipient; (E) fraud or misappropriation, embezzlement or misuse of funds or property belonging to the Company or any other member of the Company Group; or (F) act of personal dishonesty that involves personal profit in connection with the Participant’s employment or service to the Service Recipient.

(j)	“Change in Control” means:

(i)	the acquisition (whether by purchase, merger, consolidation, combination or other similar transaction) by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% (on a fully diluted basis) of either (A) the then outstanding Shares, taking into account as outstanding for this purpose such Shares issuable upon the exercise of options or warrants, the conversion of convertible equity or debt, and the exercise of any similar right to acquire such Shares; or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that for purposes of this Plan, the following acquisitions shall not constitute a Change in Control: (I) any acquisition by the Company or any Affiliate of the Company; (II) any acquisition by any employee benefit plan sponsored or maintained by the Company or any Affiliate of the Company; and (III) in respect of an Award held by a particular Participant, any acquisition by the Participant or any group of Persons including the Participant (or any entity controlled by the Participant or any group of Persons including the Participant);

(ii)	during any period of twelve (12) months, individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the Effective Date, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-12 of Regulation 14A promulgated under the Exchange Act, with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director; or

(iii)	the sale, transfer or other disposition of all or substantially all of the assets of the Company Group (taken as a whole) to any Person that is not an Affiliate of the Company.

Notwithstanding anything to the contrary in the foregoing, a transaction shall not constitute a Change in Control if it is effected for the purpose of changing the place of incorporation or form of organization of the ultimate parent entity (including where the Company is succeeded by an issuer incorporated under the laws of another state, country or foreign government for such purpose and whether or not the Company remains in existence following such transaction) where all or substantially all of the persons or group that beneficially own all or substantially all of the combined voting power of the Company’s voting securities immediately prior to the transaction beneficially own all or substantially all of the combined voting power of the Company in substantially the same proportions of their ownership after the transaction.

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(k)	“Change in Control Consideration” has the meaning given to such term in Section 11(b) of the Plan.

(l)	“Code” means the U.S. Internal Revenue Code of 1986, as amended, and any successor thereto. Reference in the Plan to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulations or guidance.

(m)	“Committee” means the Compensation Committee of the Board or any other committee comprised of members of the Board, or any properly delegated subcommittee thereof or, if no such committee or subcommittee thereof exists, the Board.

(n)	“Company” means Logistic Properties of the Americas, a Cayman Islands exempted company with limited liability, and any successor thereto.

(o)	“Company Group” means, collectively, the Company and its Subsidiaries, and any other Affiliate of the Company designated as a member of the Company Group by the Committee.

(p)	“Continuing Entity” has the meaning given to such term in Section 12(b) of the Plan.

(q)	“Date of Grant” means the date on which the granting of an Award is authorized, or such later date as may be specified in such authorization.

(r)	“Detrimental Activity” means any of the following: (i) unauthorized disclosure of any confidential or proprietary information of any member of the Company Group; (ii) any activity that would be grounds to terminate the Participant’s employment or service with the Service Recipient for Cause; or (iii) a breach by the Participant of any noncompetition, nonsolicitation, or other agreement containing restrictive covenants with any member of the Company Group.

(s)	“Disability” means, as to any Participant, unless the applicable Award Agreement states otherwise, (i) “Disability,” as defined in any employment or consulting agreement between the Participant and the Service Recipient in effect at the time of such Termination; or (ii) in the absence of any such employment or consulting agreement (or the absence of any definition of “Disability” contained therein), a condition entitling the Participant to receive benefits under a long-term disability plan of the Service Recipient or other member of the Company Group in which such Participant is eligible to participate, or, in the absence of such a plan, the complete and permanent inability of the Participant by reason of illness or accident to perform the duties of the occupation at which the Participant was employed or served when such disability commenced. Any determination of whether Disability exists in the absence of a long-term disability plan shall be made by the Company (or its designee) in its sole and absolute discretion. Notwithstanding the foregoing, (a) for purposes of Incentive Stock Options granted under the Plan, “Disability” means that the Participant is disabled within the meaning of Section 22(e)(3) of the Code, and (b) with respect to an Award that is subject to Section 409A of the Code where the Award is paid or settled on a date or period that is by reference to the Participant’s Disability, no such event will constitute a Disability for purposes of the Plan or any Award Agreement unless such event also constitutes a “disability” as defined under Section 409A of the Code.

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(t)	“Dividend Equivalent Right” means a right to receive the equivalent value of dividends paid on the Shares with respect to Shares underlying an Award that is a full-value award prior to settlement of the Award in accordance with the provision of Section 13(c) of the Plan.

(u)	“Effective Date” means the date the Business Combination becomes effective.

(v)	“Eligible Person” means any (i) individual employed by any member of the Company Group; provided, however, that no such employee covered by a collective bargaining agreement shall be an Eligible Person unless and to the extent that such eligibility is set forth in such collective bargaining agreement or in an agreement or instrument relating thereto; (ii) director or officer of any member of the Company Group; or (iii) consultant or advisor to any member of the Company Group who may be offered securities registrable pursuant to a registration statement on Form S-8 under the Securities Act.

(w)	“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any successor thereto. Reference in the Plan to any section of (or rule promulgated under) the Exchange Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.

(x)	“Exercise Price” has the meaning given to such term in Section 7(b) of the Plan.

(y)	“Fair Market Value” means, as of any date, the fair market value of a Share, as reasonably determined by the Company, which may include, without limitation, the closing sales price on the trading day immediately prior to or on such date, or a trailing average of previous closing prices prior to such date.

(z)	“Grant Date Fair Market Value” means, as of a Date of Grant, (i) if the Shares are listed on a national securities exchange, the closing sales price of the Shares reported on the primary exchange on which the Shares are listed and traded on such date, or, if there are no such sales on that date, then on the last preceding date on which such sales were reported; (ii) if the Shares are not listed on any national securities exchange but is quoted in an inter-dealer quotation system on a last sale basis, the average between the closing bid price and ask price reported on such date, or, if there is no such sale on that date, then on the last preceding date on which a sale was reported; or (iii) if the Shares are not listed on a national securities exchange or quoted in an inter-dealer quotation system on a last sale basis, the amount determined by the Committee acting in good faith, under a reasonable methodology and reasonable application in compliance with Section 409A of the Code to the extent such determination is necessary for Awards under the Plan to comply with, or be exempt from, Section 409A of the Code.

(aa)	“Immediate Family Members” has the meaning given to such term in Section 14(b) of the Plan.

(bb)	“Incentive Stock Option” means an Option which is designated by the Committee as an incentive stock option as described in Section 422 of the Code and otherwise meets the requirements set forth in the Plan.

(cc)	“Indemnifiable Person” has the meaning given to such term in Section 4(e) of the Plan.

(dd)	“Non-Employee Director” means a member of the Board who is not an employee of any member of the Company Group.

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(ee)	“Nonqualified Stock Option” means an Option which is not designated by the Committee, or otherwise fails to qualify, as an Incentive Stock Option.

(ff)	“Option” means an Award granted under Section 7 of the Plan.

(gg)	“Option Period” has the meaning given to such term in Section 7(c) of the Plan.

(hh)	“Other Equity-Based Award” means an Award that is not an Option, Restricted Stock or Restricted Stock Unit, that is granted under Section 10 of the Plan and is (i) payable by delivery of Shares, and/or (ii) measured by reference to the value of Shares.

(ii)	“Participant” means an Eligible Person who has been selected by the Committee to participate in the Plan and has been granted an Award pursuant to the Plan.

(jj)	“Performance-Based Award” has the meaning given to such term in Section 11(b) of the Plan.

(kk)	“Permitted Transferee” has the meaning given to such term in Section 13(b) of the Plan.

(ll)	“Person” means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

(mm)	“Plan” means this Logistic Properties of the Americas 2024 Equity Incentive Plan, as it may be amended and/or restated from time to time.

(nn)	“Plan Share Reserve” has the meaning given to such term in Section 5(b) of the Plan.

(oo)	“Restricted Period” means the period of time determined by the Committee during which an Award is subject to restrictions, including vesting conditions.

(pp)	“Restricted Stock” means Shares, subject to certain specified restrictions (which may include, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 8 of the Plan.

(qq)	“Restricted Stock Unit” means an unfunded and unsecured promise to deliver Shares, cash, other securities or other property, subject to certain restrictions (which may include, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 8 of the Plan.

(rr)	“SAR Base Price” means, as to any Stock Appreciation Right, the price per Share designated as the base value above which appreciation in value is measured.

(ss)	“SEC” means the U.S. Securities and Exchange Commission.

(tt)	“Securities Act” means the U.S. Securities Act of 1933, as amended, and any successor thereto. Reference in the Plan to any section of (or rule promulgated under) the Securities Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.

(uu)	“Service Recipient” means, with respect to an individual holding a given Award, the member of the Company Group by which the original recipient of such Award is, or following a Termination was most recently, principally employed or to which such original recipient provides, or following a Termination was most recently providing, services, as applicable.

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(vv)	“Share” means an ordinary share of par value US$0.0001 per share in the capital of the Company (and any share or other securities into which a Share may be converted or into which it may be exchanged).

(ww)	“Stock Appreciation Right” or “SAR” means a right to receive the appreciation of the Shares, subject to certain restrictions (which may include, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.

(xx)	“Subsidiary” means, with respect to any specified Person:

(i)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of such entity’s voting securities (without regard to the occurrence of any contingency and after giving effect to any voting agreement or shareholders’ agreement that effectively transfers voting power) is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(ii)	for purposes of granting Incentive Stock Options, any Person or other entity that qualifies as a “subsidiary corporation” under Section 424(f) of the Code.

(yy)	“Sub-Plans” means any sub-plan to the Plan that has been adopted by the Board or the Committee for the purpose of (i) accommodating and incorporating the legal and/or regulatory requirements of a jurisdiction where an Eligible Person is located in order to permit the offering of Awards to such Eligible Person, (ii) to facilitate the administration of the Plan or (iii) to obtain favorable tax treatment that may be available in a jurisdiction where an Eligible Person is located. Each Sub-Plan shall be designed to comply with Applicable Laws applicable to offerings in local jurisdictions. Although any Sub-Plan may be designated a separate and independent plan from the Plan in order to comply with Applicable Laws, the Plan Share Reserve and the other limits specified in Section 5 of the Plan shall apply in the aggregate to the Plan and any Sub-Plan adopted hereunder.

(zz)	“Tax-Related Items” means any federal/national, state/provincial, and/or local taxes (including, without limitation, income tax, social insurance contributions (or similar contributions), payroll tax, fringe benefits tax, payment on account, employment tax, stamp tax and any other tax or tax-related item related to participation in the Plan and legally applicable to a Participant, including any employer liability for which the Participant is liable pursuant to Applicable Laws or the applicable Award Agreement.

(aaa)	“Termination” means the termination of a Participant’s employment or service, as applicable, with the Service Recipient for any reason (including death).

(bbb)	“U.S.” means the United States of America.

3.	Effective Date; Duration. The Plan shall be effective as of the Effective Date. The expiration date of the Plan, on and after which date no Awards may be granted hereunder, shall be the tenth (10th) anniversary of the earlier of the date the Board adopts the Plan and the date the Company’s shareholders approve the Plan; provided, however, that such expiration shall not affect Awards then outstanding, and the terms and conditions of the Plan shall continue to apply to such Awards.

4.	Administration.

(a)	General. The Committee shall administer the Plan.

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(b)	Committee Authority. Subject to the provisions of the Plan and Applicable Laws, the Committee shall have the sole and plenary authority, in addition to other express powers and authorizations conferred on the Committee by the Plan, to (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether any Award subject to vesting may receive accelerated vesting treatment; (vi) determine whether, to what extent, and under what circumstances Awards may be settled in, or exercised for, cash, Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vii) determine whether, to what extent, and under what circumstances the delivery of cash, Shares, other securities, other Awards, or other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant or of the Committee; (viii) interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; (ix) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan; (x) amend outstanding Awards subject to the provisions of Section 11(b) of the Plan; (xi) adopt Sub-Plans; and (xii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan, including to accommodate any specific requirements of local laws, regulations, and procedures for any jurisdiction.

(c)	Delegation. Except to the extent prohibited by Applicable Laws, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time. Without limiting the generality of the foregoing, the Committee may delegate to one or more directors or officers of any member of the Company Group, the authority to act on behalf of the Committee with respect to any matter, right, obligation, or election which is the responsibility of, or which is allocated to, the Committee herein, and which may be so delegated as a matter of law, except with respect to grants of Awards to persons who are (i) acting pursuant to delegated authority and (ii) Non-Employee Directors.

(d)	Finality of Decisions. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan, any Award or any Award Agreement shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all Persons, including, without limitation, any member of the Company Group, any Participant, any holder or beneficiary of any Award, and any shareholder of the Company.

(e)	Indemnification. No member of the Board, the Committee or any employee or agent of any member of the Company Group (each such Person, an “Indemnifiable Person”) shall be liable for any action taken or omitted to be taken or any determination made with respect to the Plan or any Award hereunder (unless constituting fraud or a willful criminal act or omission). Each Indemnifiable Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnifiable Person in connection with or resulting from any action, suit or proceeding to which such Indemnifiable Person may be a party or in which such Indemnifiable Person may be involved by reason of any action taken or omitted to be taken or determination made with respect to the Plan or any Award hereunder and against and from any and all amounts paid by such Indemnifiable Person with the Company’s approval, in settlement thereof, or paid by such Indemnifiable Person in satisfaction of any judgment in any such action, suit or proceeding against such Indemnifiable Person, and the Company shall advance to such Indemnifiable Person any such expenses promptly upon written request (which request shall include an undertaking by the Indemnifiable Person to repay the amount of such advance if it shall ultimately be determined, as provided below, that the Indemnifiable Person is not entitled to be indemnified); provided, that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to an Indemnifiable Person to the extent that a final judgment or other final adjudication (in either case not subject to further appeal) binding upon such Indemnifiable Person determines that the acts, omissions or determinations of such Indemnifiable Person giving rise to the indemnification claim resulted from such Indemnifiable Person’s fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the organizational documents of any member of the Company Group. The foregoing right of indemnification shall not be exclusive of or otherwise supersede any other rights of indemnification to which such Indemnifiable Persons may be entitled under the organizational documents of any member of the Company Group, as a matter of law, under an individual indemnification agreement or contract or otherwise, or any other power that the Company may have to indemnify such Indemnifiable Persons or hold such Indemnifiable Persons harmless.

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(f)	Board Authority. Notwithstanding anything to the contrary contained in the Plan, the Board may, in its sole discretion, at any time and from time to time, grant Awards and administer the Plan with respect to such Awards. Any such actions by the Board shall be subject to Applicable Laws. In any such case, the Board shall have all the authority granted to the Committee under the Plan.

5.	Grant of Awards; Shares Subject to the Plan; Limitations.

(a)	Grants. The Committee may, from time to time, grant Awards to one or more Eligible Persons.

(b)	Share Reserve. Subject to Section 11 of the Plan, the aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan shall be equal to ten percent (10%) of the aggregate number of Ordinary Shares issued and outstanding immediately after the consummation of the Business Combination (the “Plan Share Reserve”). Each Award granted under the Plan will reduce the Plan Share Reserve by the number of Shares underlying the Award.

(c)	Additional Limits. Subject to Section 11 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan pursuant to the exercise of Incentive Stock Options shall not exceed the maximum number of Shares in the Plan Share Reserve.

(d)	Share Counting. To the extent that an Award expires or is canceled, forfeited, or terminated without issuance to the Participant of the full number of Shares to which the Award related, the unissued Shares will be returned for future grant under the Plan. Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for issuance under the Plan. Shares withheld by the Company to pay the exercise price of an Award or to satisfy tax withholding obligations with respect to an Award, will be returned to the Plan Share Reserve for future grants of Awards under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not reduce the number of Shares available for issuance under the Plan.

(e)	Source of Shares. Shares issued by the Company in settlement of Awards may be authorized and unissued shares, shares held in the treasury of the Company, shares purchased on the open market or by private purchase or a combination of the foregoing.

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6.	Eligibility. Participation in the Plan shall be limited to Eligible Persons.

7.	Options.

(a)	General. Each Option granted under the Plan shall be evidenced by an Award Agreement, which agreement need not be the same for each Participant. Each Option so granted shall be subject to the conditions set forth in this Section 7, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.

(b)	Exercise Price. The exercise price (“Exercise Price”) per Share for each Option shall not be less than 100% of the Grant Date Fair Market Value of such Share.

(c)	Vesting and Expiration.

(i)	Options shall vest and become exercisable in such manner and on such date or dates or upon such event or events as determined by the Committee.

(ii)	Options shall expire upon a date determined by the Committee, not to exceed ten (10) years from the Date of Grant (the “Option Period”).

(iii)	Method of Exercise and Form of Payment. No Shares shall be issued pursuant to any exercise of an Option until payment in full of the Exercise Price therefore is received by the Company and the Participant has paid to the Company (or one or more of its Subsidiaries or Affiliates, as applicable) an amount equal to any Tax-Related Items. Options that have become exercisable may be exercised by delivery of a notice of exercise in such form and accordance with such procedures as the Committee may specify from time to time accompanied by payment of the Exercise Price. The Exercise Price shall be payable: (i) in cash, check, cash equivalent and/or Shares valued at the Fair Market Value at the time the Option is exercised (including, pursuant to procedures approved by the Committee, by means of attestation of ownership of a sufficient number of Shares in lieu of actual issuance of such shares to the Company), provided that such Shares are not subject to any pledge or other security interest and have been held by the Participant for at least six (6) months (or such other period as established from time to time by the Committee to avoid adverse accounting treatment under applicable accounting standards); or (ii) by such other method as the Committee may permit, in its sole discretion, including, without limitation (A) in other property having a fair market value on the date of exercise equal to the Exercise Price; (B) by means of a broker-assisted “cashless exercise” pursuant to which the Company is delivered (including telephonically to the extent permitted by the Committee) a copy of irrevocable instructions to a stockbroker to sell the Shares otherwise issuable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price; or (C) a “net exercise” procedure effected by withholding the minimum number of Shares otherwise issuable in respect of an Option that are needed to pay the Exercise Price. The permissible methods of payment of the Exercise Price with respect to a particular Option grant may be specified in the applicable Award Agreement. Any fractional Shares shall be settled in cash.

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8.	Restricted Stock and Restricted Stock Units.

(a)	General. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement. Each Restricted Stock and Restricted Stock Unit so granted shall be subject to the conditions set forth in this Section 8, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.

(b)	Book-Entry; Escrow or Similar Arrangement. Upon the grant of Restricted Stock, the Committee shall cause Share(s) to be held in book-entry form (as evidenced by the appropriate entry on the register of members of the Company) subject to the Company’s directions and, if the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than issued to the Participant pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (i) an escrow agreement satisfactory to the Committee, if applicable; and (ii) the appropriate share transfer instrument (endorsed in blank) with respect to the Restricted Stock covered by such agreement. Subject to the restrictions set forth in this Section 8, Section 13(c) of the Plan and the applicable Award Agreement, a Participant generally shall have the rights and privileges of a shareholder as to shares of Restricted Stock, including, without limitation, the right to vote such Restricted Stock. To the extent shares of Restricted Stock are forfeited, all rights of the Participant to such shares and as a shareholder with respect thereto shall terminate without further obligation on the part of the Company. A Participant shall have no rights or privileges as a shareholder as to Restricted Stock Units.

(c)	Vesting. Restricted Stock and Restricted Stock Units shall vest, and any applicable Restricted Period shall lapse, in such manner and on such date or dates or upon such event or events as determined by the Committee.

(d)	Issuance of Restricted Stock and Settlement of Restricted Stock Units.

(i)	Upon the expiration of the Restricted Period with respect to any Restricted Stock, the restrictions set forth in the applicable Award Agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award Agreement. If an escrow arrangement is used, upon such expiration, the Company shall issue to the Participant, or the Participant’s beneficiary, without charge, the Restricted Stock which have not then been forfeited and with respect to which the Restricted Period has expired (rounded down to the nearest full share).

(ii)	Unless otherwise provided by the Committee in an Award Agreement or otherwise, upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, the Company shall issue to the Participant or the Participant’s beneficiary, without charge, one (1) Share (or other securities or other property, as applicable) for each such outstanding Restricted Stock Unit; provided, however, that the Committee may, in its sole discretion, elect to (A) pay cash or part cash and part Shares in lieu of issuing only Shares in respect of such Restricted Stock Units; or (B) defer the issuance of Shares (or cash or part cash and part Shares, as the case may be) beyond the expiration of the Restricted Period if such extension would not cause adverse tax consequences under Sections 409A or 457A of the Code. If a cash payment is made in lieu of issuing Shares in respect of such Restricted Stock Units, the amount of such payment shall be equal to the Fair Market Value per Share as of the date upon which the Restricted Stock Units are settled. Unless the Committee provides otherwise, any fractional Shares may be settled in cash or rounded to the next whole number of Shares, in the sole discretion of the Company.

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9.	Stock Appreciation Rights.

(a)	General. Each SAR granted under the Plan shall be evidenced by an Award Agreement, which agreement need not be the same for each Participant. Each SAR so granted shall be subject to the conditions set forth in this Section 9, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.

(b)	SAR Base Price. The SAR Base Price for each SAR shall not be less than 100% of the Grant Date Fair Market Value of such Share.

(c)	Vesting and Expiration.

(i)	SARs shall vest and become exercisable in such manner and on such date or dates or upon such event or events as determined by the Committee.

(ii)	SARs shall expire upon a date determined by the Committee, not to exceed ten (10) years from the Date of Grant.

(d)	Time and Conditions of Exercise. A SAR shall entitle the Participant (or other person entitled to exercise the SAR pursuant to the Plan) to exercise all or a specified portion of the SAR (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount equal to the excess of the aggregate Fair Market Value of the Shares on the date the SAR is exercised over the SAR Base Price, less applicable Tax-Related Items, subject to any limitations the Committee may impose. Payment of the amounts determined under this Section 9(d) shall be in cash, in Shares (based on the Fair Market Value of the Shares as of the date the SAR is exercised) or a combination of both, as determined by the Committee in the Award Agreement. Any fractional Shares shall be settled in cash. SARs that have become exercisable may be exercised by delivery of a notice of exercise to the Company (in such form as the Committee may specify from time to time). Until the Shares are issued (as evidenced by the appropriate entry on the register of members of the Company, as maintained by a duly authorized transfer agent of the Company), no dividends shall be paid, and no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Shares subject to a SAR, notwithstanding the exercise of the SAR.

(e)	Tandem SARs. A SAR may be granted in connection with an Option, either at the time of grant or at any time thereafter during the term of the Option. A SAR granted in connection with an Option will entitle the holder, upon exercise, to surrender the Option or any portion thereof to the extent unexercised, with respect to the number of Shares as to which such SAR is exercised, and to receive payment of an amount computed as described in Section 9(d) of the Plan. The Option shall, to the extent and when surrendered, cease to be exercisable. A SAR granted in connection with an Option hereunder will have a SAR Base Price equal to the Exercise Price of the Option, will be exercisable at such time or times, and only to the extent, that the related Option is exercisable, and will expire no later than the related Option expires. If a related Option is exercised in whole or in part, then the SAR related to the Shares purchased terminates as of the date of such exercise.

10.	Other Equity-Based Awards. The Committee may grant Other Equity-Based Awards under the Plan, denominated in Shares or based upon the value or otherwise related to the Shares, to Eligible Persons, alone or in tandem with other Awards, in such amounts and, dependent on such other conditions as the Committee shall from time to time in its sole discretion determine, provided that, in accordance with the laws of the Cayman Islands, in no circumstances may any Share be issued to a person for less than the par value of the Share. Each Other Equity-Based Award granted under the Plan shall be evidenced by an Award Agreement and shall be subject to such conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.

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11.	Changes in Capital Structure and Similar Events. Notwithstanding any other provision in this Plan to the contrary, the following provisions shall apply to all Awards granted hereunder:

(a)	General. In the event of (i) any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, share split / share subdivision, reverse share split / share consolidation, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to acquire Shares or other securities of the Company, or other similar corporate transaction or event that affects the Shares (including a Change in Control); or (ii) unusual or nonrecurring events affecting the Company, including changes in Applicable Laws, that the Committee determines, in its sole discretion, could result in substantial dilution or enlargement of the rights intended to be granted to, or available for, Participants (any event in (i) or (ii), an “Adjustment Event”), the Committee shall, in respect of any such Adjustment Event, make such proportionate substitution or adjustment, if any, as it deems equitable, to any or all of (A) the Plan Share Reserve, or any other limit applicable under the Plan with respect to the number of Awards which may be granted hereunder; (B) the number of Shares or other securities of the Company (or number and kind of other securities or other property) which may be issued in respect of Awards or with respect to which Awards may be granted under the Plan; and (C) the terms of any outstanding Award, including, without limitation, (I) the number of Shares or other securities of the Company (or number and kind of other securities or other property) subject to outstanding Awards or to which outstanding Awards relate; (II) the Exercise Price or SAR Base Price with respect to any Option or SAR, as applicable or any amount payable as a condition of issuance of Shares (in the case of any other Award); or (III) any applicable performance measures; provided, that in the case of any “equity restructuring” (within the meaning of the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor pronouncement thereto)), the Committee shall make an equitable or proportionate adjustment to outstanding Awards to reflect such equity restructuring.

(b)	Change in Control. In the event of a Change in Control, without limiting the foregoing and unless otherwise determined by the Committee, in its sole discretion, the following provisions shall apply:

(i)	Outstanding Awards with Time-Based Vesting. All outstanding Awards subject to vesting based on the Participant’s continued service over a period of time (“Time-Based Awards”) shall be assumed by the surviving or acquiring entity, or its Affiliates (the “Continuing Entity”), or substituted for new cash or equity-based awards of such Continuing Entity, as provided in the merger or acquisition agreement, or if no such assumption or substitution is provided for, all outstanding Time-Based Awards shall become fully vested and, to the extent applicable, exercisable and all forfeiture restrictions on such Awards shall lapse.

(ii)	Outstanding Awards with Performance-Based Vesting. All outstanding unvested Awards subject to vesting based on the achievement of performance criteria (“Performance-Based Awards”) shall vest as of the effective date of the Change in Control (A) at the target level, pro-rated to reflect the portion of the performance period that has elapsed as of the effective date of the Change in Control or (B) at the actual achievement level, based on the actual achievement of such performance criteria, as of the effective date of the Change in Control or the most recent practicable date immediately prior to the effective date of the Change in Control on which the performance criteria may be measured prior to such effective date, as reasonably determined by the Committee in good faith, including any reasonable assumptions, adjustments or projections related to such performance criteria. The level of vesting for each outstanding Performance-Based Award on a Change in Control as between clause (A) or (B) above shall be the level that provides the greatest value under each Performance-Based Award, which may be different with respect to each outstanding Performance-Based Award. Any unvested portion of any outstanding Performance-Based Award that does not become vested in connection with a Change in Control in accordance with this Section 11(b)(ii) shall terminate and cease to be outstanding as of the effective date of the Change in Control, without payment of any consideration to the Participant.

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(iii)	Cancellation of Awards. In connection with a Change in Control, the Committee may, in its sole discretion, but shall not be obligated to, provide for cancellation of all or any portion of any one or more outstanding Awards and payment to the holders of such Awards, with respect to the portion of such Awards that are vested as of such cancellation (including, without limitation, any Awards that would vest in accordance with the terms of such Award or in accordance with this Section 11(b)(i) or (ii) hereof, as applicable), the value of the vested portion of such Awards, if any, as determined by the Committee (which value, if applicable, may be based upon the per-share consideration received or to be received by the holders of the Shares upon the occurrence of the Change in Control (the “Change in Control Consideration”), including, without limitation, in the case of an outstanding Option or SAR, a cash payment in an amount equal to the excess, if any, of the Change in Control Consideration over the per-share Exercise Price or SAR Base Price, as applicable, of such Option or SAR, multiplied by the number of Shares underlying the vested portion of each such Option or SAR. Payments to holders with respect to the vested portion of such cancelled Awards pursuant to this Section 11(b)(iii) shall be made in cash or, in the sole discretion of the Committee, in such other form of consideration necessary for such holders to receive the property, cash, securities, and/or other consideration (or any combination thereof) as such holders would have been entitled to receive upon the occurrence of the Change in Control as if such holders had been, immediately prior to such Change in Control, the holder of the number of Shares covered by the vested portion of such cancelled Awards (less any applicable Exercise Price or SAR Base Price). The unvested portion of any outstanding Award, and the vested portion of any Option or SAR having an Exercise Price or Strike Price equal to, or in excess of, the Change in Control Consideration, may be canceled and terminated without any payment or consideration therefor.

For purposes of Section 11(b)(i) above, the assumption or substitution of an Award may include conversion of the Shares underlying such Award into shares of the Continuing Entity, or, subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code, into cash, property or other securities having an equivalent value as the Award, which conversion shall not affect any continued vesting requirements of the Award.

(c)	Other Requirements. Prior to any payment or adjustment contemplated under this Section 11, the Committee may require a Participant to (i) represent and warrant as to the unencumbered title to the Participant’s Awards; (ii) bear such Participant’s pro rata share of any post-closing indemnity obligations, and be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, and similar conditions as the other holders of Shares, subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code; and (iii) deliver customary transfer documentation as reasonably determined by the Committee.

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(d)	Fractional Shares. Any adjustment provided under this Section 11 may provide for the elimination of any fractional share that might otherwise become subject to an Award.

(e)	Binding Effect. Any adjustment, substitution, determination of value or other action taken by the Committee under this Section 11 shall be conclusive and binding for all purposes.

12.	Amendments and Termination.

(a)	Amendment and Termination of the Plan. The Board or the Committee may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, that no such amendment, alteration, suspension, discontinuance or termination shall be made without shareholder approval if such approval is necessary to comply with Applicable Laws; provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary, except that no such consent shall be required to the extent that the Committee determines, in its sole discretion, that any such action is necessary or desirable to facilitate compliance with Applicable Laws.

(b)	Amendment of Award Agreements. The Committee may, to the extent consistent with the terms of the Plan and any applicable Award Agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted or the associated Award Agreement, prospectively or retroactively (including after a Participant’s Termination); provided, that, other than pursuant to Section 11, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant with respect to any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, except that no such consent shall be required to the extent that the Committee determines, in its sole discretion, that any such action is necessary or desirable to facilitate compliance with Applicable Laws.

(c)	No Repricing. Except as provided in Section 11(a), the Committee may not, without shareholder approval, seek to effect any re-pricing of any previously granted “underwater” Option, SAR or similar Award by: (i) amending or modifying the terms of the Option, SAR or similar Award to lower the exercise or hurdle price; (ii) cancelling the underwater Option, SAR or similar Award and granting either (A) replacement Options, SARs or similar Awards having a lower exercise or hurdle price or (B) Restricted Stock, Restricted Stock Units, or Other Equity-Based Awards in exchange; or (iii) cancelling or repurchasing the underwater Options, SARs or similar Awards for cash or other securities. An Option, SAR or similar Award will be deemed to be “underwater” at any time when the Fair Market Value of the Shares covered by such Award is less than the exercise or hurdle price of the Award.

13.	General.

(a)	Award Agreements. Each Award under the Plan shall be evidenced by an Award Agreement, which shall be delivered to the Participant to whom such Award was granted and shall specify the terms and conditions of the Award and any rules applicable thereto, including, without limitation, the effect on such Award of the death, Disability or Termination of a Participant, or of such other events as may be determined by the Committee. For purposes of the Plan, an Award Agreement may be in any such form (written or electronic) as determined by the Committee (including, without limitation, a Board or Committee resolution, an employment agreement, a notice, a certificate or a letter) evidencing the Award. The Committee need not require an Award Agreement to be signed by the Participant or a duly authorized representative of the Company.

(b)	Nontransferability.

(i)	Each Award shall be exercisable only by such Participant to whom such Award was granted during the Participant’s lifetime, or, if permissible under Applicable Laws, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant (unless such transfer is specifically required pursuant to a domestic relations order or by Applicable Laws) other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against any member of the Company Group; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

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(ii)	Notwithstanding the foregoing and subject to Applicable Laws, the Committee may, in its sole discretion, permit Awards (other than Incentive Stock Options) to be transferred by a Participant residing in the U.S., without consideration, subject to such rules as the Committee may adopt consistent with any applicable Award Agreement to preserve the purposes of the Plan, to (A) any person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act or any successor form of registration statement promulgated by the SEC (collectively, the “Immediate Family Members”); (B) a trust solely for the benefit of the Participant and the Participant’s Immediate Family Members; (C) a partnership or limited liability company whose only partners or shareholders are the Participant and the Participant’s Immediate Family Members; or (D) a beneficiary to whom donations are eligible to be treated as “charitable contributions” for federal income tax purposes (each transferee described in clauses (A), (B), (C) and (D) above is hereinafter referred to as a “Permitted Transferee”); provided, that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the Plan. For the avoidance of doubt, Awards granted to Participants residing outside the U.S. are not transferable to Permitted Transferees.

(iii)	The terms of any Award transferred in accordance with clause (ii) above shall apply to the Permitted Transferee and any reference in the Plan, or in any applicable Award Agreement, to a Participant shall be deemed to refer to the Permitted Transferee, except that (A) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (B) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the Shares to be acquired pursuant to the exercise of such Option if the Committee determines, consistent with any applicable Award Agreement, that such a registration statement is necessary or appropriate; (C) neither the Committee nor the Company shall be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise; and (D) the consequences of a Participant’s Termination under the terms of the Plan and the applicable Award Agreement shall continue to be applied with respect to the Participant, including, without limitation, that an Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award Agreement.

(c)	Dividends and Dividend Equivalent Rights. The Committee may, in its sole discretion, grant Dividend Equivalent Rights, payable in cash, Shares, other securities, other Awards or other property, on a current or deferred basis, on such terms and conditions as may be determined by the Committee in its sole discretion, including, without limitation, payment directly to the Participant, withholding of such amounts by the Company subject to vesting of the Award or reinvestment in additional Shares.

(d)	Tax Withholding. The Company and its Subsidiaries and Affiliates shall be entitled to withhold, or require a Participant to remit to the Company or one or more of its Subsidiaries or Affiliates, as applicable, the amount of any Tax-Related Items attributable to any Awards. The Company may defer making payment or delivery of Shares under an Award if any such Tax-Related Items may be pending unless and until indemnified to its satisfaction, and the Company shall have no liability to any Participant for exercising the foregoing right. The Committee may, in its sole discretion and subject to such rules as it may adopt, permit or require a Participant to pay all or a portion of the Tax-Related Items arising in connection with an Award by, without limitation: (i) having the Participant pay an amount in cash (by check or wire transfer), (ii) having the Company withhold Shares otherwise issuable pursuant to the Award that have an aggregate Fair Market Value not to exceed the maximum statutory amount required to be withheld or such lesser amount as is necessary to avoid liability accounting treatment, (iii) the delivery of Shares (which are not subject to any pledge or other security interest) that have been both held by the Participant and vested for at least six (6) months (or such other period as established from time to time by the Committee to avoid adverse accounting treatment under applicable accounting standards) having an aggregate Fair Market Value approximately equal to the amount to be withheld, (iv) selling Shares issued pursuant to such Award and having the Company withhold from the proceeds of the sale of such Shares, (v) having the Company or a Subsidiary or Affiliate, as applicable, withhold from any cash compensation payable to the Participant, (vi) requiring the Participant to repay the Company or Subsidiary or Affiliate, as applicable, in cash or in Shares, for Tax-Related Items paid on the Participant’s behalf, or (vii) any other method of withholding determined by the Committee that is permissible under Applicable Laws.

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(e)	No Claim to Awards; No Rights to Continued Employment; Waiver. No employee of any member of the Company Group, or other Person, shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Service Recipient or any other member of the Company Group, nor shall it be construed as giving any Participant any rights to continued service on the Board. The Service Recipient or any other member of the Company Group may at any time dismiss a Participant from employment or discontinue any consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or any Award Agreement. By accepting an Award under the Plan, a Participant shall thereby be deemed to have waived any claim to continued exercise or vesting of an Award or to damages or severance entitlement related to non-continuation of the Award beyond the period provided under the Plan or any Award Agreement, except to the extent of any provision to the contrary in any written employment contract or other agreement between the Service Recipient and/or any member of the Company Group and the Participant, whether any such agreement is executed before, on or after the Date of Grant.

(f)	International Participants. The Committee may, in its sole discretion, amend the terms of the Plan and create or amend Sub-Plans or amend outstanding Awards in order to conform such terms with the requirements of local law, to obtain more favorable tax or other treatment for a Participant or any member of the Company Group, or to facilitate administration of the Plan.

(g)	Termination. Except as otherwise provided in an Award Agreement, unless determined otherwise by the Committee at any point following such event: (i) neither a temporary absence from employment or service due to illness, vacation or leave of absence nor a transfer from employment or service with one member of the Company Group to employment or service with another member of the Company Group (or vice-versa) shall be considered a Termination; and (ii) if a Participant undergoes a Termination of employment, but such Participant continues to provide services to the Company Group in a non-employee capacity, such change in status shall not be considered a Termination for purposes of the Plan. Further, unless otherwise determined by the Committee, in the event that any Service Recipient ceases to be a member of the Company Group (by reason of sale, divestiture, spin-off or other similar transaction), unless a Participant’s employment or service is transferred to another entity that would constitute a member of the Company Group immediately following such transaction, such Participant shall be deemed to have suffered a Termination hereunder as of the date of the consummation of such transaction.

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(h)	No Rights as a Shareholder. Except as otherwise specifically provided in the Plan or any Award Agreement, no Person shall be entitled to the privileges of ownership in respect of Shares which are subject to Awards hereunder until such shares have been issued or delivered to such Person as evidenced by the appropriate entry on the register of members of the Company.

(i)	Government and Other Regulations.

(i)	The obligation of the Company to settle Awards in Shares or other consideration shall be subject to all Applicable Laws and to such approvals by governmental or regulatory agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any Shares pursuant to an Award unless such Shares have been properly registered for sale pursuant to the Securities Act or other applicable securities laws or unless the Company has received an opinion of counsel (if the Company has requested such an opinion), satisfactory to the Company, that such Shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act or other applicable securities laws any of the Shares to be offered or sold under the Plan. The Committee shall have the authority to provide that all Shares issued under the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement, or any Applicable Laws and other requirements, and, without limiting the generality of Section 8 of the Plan, the Committee may cause such Shares issued under the Plan in book-entry form to be held subject to the Company’s instructions or subject to appropriate stop-transfer orders. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add any additional terms or provisions to any Award granted under the Plan that the Committee, in its sole discretion, deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity or regulatory agency to whose jurisdiction the Award is subject.

(ii)	The Committee may cancel an Award or any portion thereof if it determines, in its sole discretion, that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of Shares from the public markets, the Company’s issuance of Shares to the Participant, the Participant’s acquisition of Shares from the Company and/or the Participant’s sale of Shares to the public markets, illegal, impracticable or inadvisable. If the Committee determines to cancel all or any portion of an Award in accordance with the foregoing, the Company shall, subject to any limitations or reductions as may be necessary to comply with Sections 409A and 457A of the Code, (A) in the case of Options or SARs, provide the Participant with a cash payment or grant of Shares, subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such Award, equal to the excess of (I) the aggregate Fair Market Value of the Shares subject to such Award or portion thereof canceled (determined as of the applicable exercise date, or the date that the Shares would have been vested or issued, as applicable); over (II) the aggregate Exercise Price or SAR Base Price (in the case of an Option or SAR, respectively) or any amount payable to the Company as a condition of issuance of Shares (in the case of any other Award), or (B) in the case of Restricted Stock, Restricted Stock Units or Other Equity-Based Awards that are full value Awards, provide the Participant with a cash payment or grant of Shares, subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such Award, equal to the value of such Award or the underlying shares in respect thereof.

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(j)	Payments to Persons Other Than Participants. If the Committee shall find that any Person to whom any amount is payable under the Plan is unable to care for the Participant’s affairs because of illness or accident, or is a minor, or has died, then any payment due to such Person or the Participant’s estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to the Participant’s spouse, child, relative, an institution maintaining or having custody of such Person, or any other Person deemed by the Committee to be a proper recipient on behalf of such Person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

(k)	Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor the submission of the Plan to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of equity-based awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

(l)	No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between any member of the Company Group, on the one hand, and a Participant or other Person, on the other hand. No provision of the Plan or any Award shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company be obligated to maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other service providers under general law.

(m)	Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent public accountant of any member of the Company Group and/or any other information furnished in connection with the Plan by any agent of the Company or the Committee or the Board, other than himself or herself.

(n)	Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided in such other plan or as required by Applicable Laws.

(o)	Governing Law. The Plan shall be governed by and construed in accordance with the internal laws of the Cayman Islands, without giving effect to the conflict of laws provisions thereof. EACH PARTICIPANT WHO ACCEPTS AN AWARD IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION, OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTICIPANT IN RESPECT OF THE PARTICIPANT’S RIGHTS OR OBLIGATIONS HEREUNDER.

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(p)	Severability. If any provision of the Plan or any Award or Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the Applicable Laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(q)	Obligations Binding on Successors. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

(r)	Sections 409A and 457A of the Code.

(i)	Notwithstanding any provision of the Plan or Award Agreement to the contrary, it is intended that the provisions of the Plan comply with Sections 409A and 457A of the Code, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Sections 409A and 457A of the Code. Each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of such Participant in connection with the Plan (including any taxes and penalties under Sections 409A and 457A of the Code), and neither the Service Recipient nor any other member of the Company Group shall have any obligation to indemnify or otherwise hold such Participant (or any beneficiary) harmless from any or all of such taxes or penalties. With respect to any Award that is considered “deferred compensation” subject to Section 409A of the Code, references in the Plan to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A of the Code. For purposes of Section 409A of the Code, each of the payments that may be made in respect of any Award granted under the Plan is designated as separate a payment.

(ii)	Notwithstanding anything in the Plan or Award Agreement to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments in respect of any Awards that are “deferred compensation” subject to Section 409A of the Code and which would otherwise be payable on the date of or a date or period that is by reference to the Participant’s “separation from service” (as defined in Section 409A of the Code) shall be made to such Participant prior to the date that is six (6) months after the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death. Unless the Award Agreement provides otherwise, following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A of the Code that is also a business day.

(iii)	Unless otherwise provided by the Committee in an Award Agreement or otherwise, in the event that the timing of payments in respect of any Award (that would otherwise be considered “deferred compensation” subject to Section 409A of the Code) would be accelerated upon the occurrence of (A) a Change in Control, no such acceleration shall be permitted unless the event giving rise to the Change in Control satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Section 409A of the Code; or (B) a Disability, no such acceleration shall be permitted unless the Disability also satisfies the definition of “Disability” pursuant to Section 409A of the Code.

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(s)	Clawback/Repayment. All Awards shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or other similar policy adopted by the Board or the Committee as in effect at the time of the applicable Award grant; and (ii) Applicable Laws. Further, to the extent that the Participant receives any amount in excess of the amount that the Participant should otherwise have received under the terms of the Award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the Participant shall be required to repay any such excess amount to the Company.

(t)	Detrimental Activity. Notwithstanding anything to the contrary contained herein, if a Participant has engaged in any Detrimental Activity, as determined by the Committee, the Committee may, in its sole discretion, provide for one or more of the following:

(i)	cancellation of any or all of such Participant’s outstanding Awards; and

(ii)	forfeiture and prompt repayment to the Company by the Participant, of any gain realized on the vesting, exercise or settlement of any Awards previously granted to such Participant.

(u)	Right of Offset. The Company will have the right to offset against its obligation to deliver Shares (or other property or cash) under the Plan or any Award Agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any Awards, or amounts repayable to the Company pursuant to tax equalization, housing, automobile or other employee programs) that the Participant then owes to any member of the Company Group and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement. Notwithstanding the foregoing, if an Award is “deferred compensation” subject to Section 409A of the Code, the Committee will have no right to offset against its obligation to deliver Shares (or other property or cash) under the Plan or any Award Agreement unless such offset can be implemented in a manner that does not subject the Participant to the additional tax imposed under Section 409A of the Code in respect of an outstanding Award.

(v)	Expenses; Titles and Headings. The expenses of administering the Plan shall be borne by the Company Group. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

(w)	Paperless Administration. Subject to Applicable Laws, the Committee may make Awards, provide applicable disclosure and procedures for exercise of Awards by an internet website or interactive voice response system for the paperless administration of Awards.

(x)	Foreign Currency. A Participant may be required to provide evidence that any currency used to pay the exercise price of any Award were acquired and taken out of the jurisdiction in which the Participant resides in accordance with Applicable Laws, including foreign exchange control laws and regulations. In the event the exercise price for an Award is paid in foreign currency, as permitted by the Committee, the amount payable will be determined by conversion from U.S. dollars at the exchange rate as selected by the Committee on the date of exercise.

(y)	Rights of Third Parties. For the purposes of the Contracts (Rights of Third Parties) Act (Revised) of the Cayman Islands:

(i)	Subject to Section 13(y)(ii), each person expressly indemnified or exculpated pursuant to the Plan and/or any Award Agreement (including any Indemnifiable Person) who is not a party thereto (and their successors and assigns) (each, a “Third Party”), shall be entitled to in their own right to enforce any provision of such document as if such person was a party thereto.

(ii)	The Plan may, subject to the provisions of Section 12, and any Award Agreement, subject to the terms thereof, be rescinded, varied, waived, extinguished or otherwise amended at any time without the consent of, or notice to, any person not a party thereto, including a Third Party.

(z)	Compliance With Laws, etc. Notwithstanding the foregoing, in no event shall a Participant be permitted to exercise or be issued Shares under an Award in a manner which the Committee determines would violate the Applicable Laws.

(aa)	Waiver. A waiver by the Company of breach of any provision of the Plan shall not operate or be construed as a waiver of any other provision of the Plan, or of any subsequent breach by any Participant.

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Annex E

August 15, 2023	File Reference: 34-36-63757

Board of Directors of two

195 US Highway 50, Suite 208

Zephyr Cove, NV 89448

To the Board of Directors:

Marshall & Stevens Transaction Advisory Services LLC (referred to herein as “Marshall & Stevens” or “we,” “us,” or “our”) has been engaged by two (the “Company”) for the benefit of and to advise the board of directors (the “Board”) in connection with the consideration by the Board of a possible acquisition of LatAm Logistic Properties S.A. and its subsidiaries (“LatAm” or the “Acquired Business”) in accordance with the terms of the proposed Business Combination Agreement by and among two, LLP and certain other parties and dated August 15, 2023 (the “BCA”). We have been engaged to perform an analysis as to the fairness, from a financial point of view, to two and, through their ownership in two, two’s Class A stockholders of the purchase price (the “Purchase Price”) to be paid for the Acquired Business as set forth in our Engagement Letter dated July 11, 2023 and the accompanying (and by this reference incorporated herein) General Contractual Conditions therein (collectively, the “Agreement”). This letter shall serve as our opinion (the “Opinion”) as to the fairness, from a financial point of view, of the purchase price to be paid by the Company for the Acquired Business as referenced in and governed by that Agreement.

We are advised, and have relied upon such advice with your approval, that the Transaction will be consummated as set forth in the BCA. We understand that the Transaction is expected to close (the “Closing”) by the end of 2023, unless extended pursuant to the terms of the BCA (the “Transaction Date”). We are further advised, and have relied upon such advice with your approval, that the Transaction consists of a business combination between the Company and LatAm and pursuant to which the Company, in effect, will acquire LatAm for consideration of up to two Hundred and Eighty Six thousand newly issued shares (the “Transaction Shares”) of common stock of the surviving public company (“Pubco”) to be issued at the Closing valued at $10.00 per share as specified in the BCA. All of the remaining shares of Pubco (again valued at $10.00 per share), will be issued to the shareholders of the Company. All outstanding equity securities, including all outstanding options, restricted stock units, warrants, and convertible debt securities, of LatAm will be converted or retired.

Based on the fact that the Company is only recently formed, has no operating history, has no assets other than cash and its rights under the letter of intent dated June 4, 2023 (the “LOI”), and that its securities are thinly traded, we have assumed, with your approval, that the fair value of each of the shares of Common Stock to be issued in the Transaction is $10.00 per share, an amount approximately equal to the anticipated redemption price of the Company’s shares. and we have not performed any separate analysis regarding the fair value of the Transaction Shares.

350 Fifth Avenue, Suite 4100, New York, NY 10118

212.425.4300 · 212.344.9731 fax · www.marshall-stevens.com

Chicago	Los Angeles	New York	Tampa

E-1

Board of Directors of two

August 15, 2023

We understand that in connection with the Transaction, certain employees of LatAm may enter into employment agreements with the surviving entity, and that certain equity of the Company may be reserved for issuance pursuant to stock bonus or incentive arrangements. Our Opinion does not address the fairness of such employment agreements or stock bonus or incentive arrangements. We further understand that in connection with the Transaction, the Company may make commitments with respect to the future financing or funding of LatAm. Our Opinion assigns no value to such future financing or funding commitments or obligations. In addition, we understand that the Transaction contemplates certain changes in the rights, privileges, and preferences of the holders of the Company’s shares and certain changes in the composition of the Company’s management and board of directors. We have done no analysis of and express no opinion as to the fairness of such changes in rights, privileges, and preferences and/or in the changes to the composition of the Company’s management and board of directors. Likewise, our Opinion does not address the fairness of any allocation of costs and expenses with respect to the Transaction, any use of the assets held by the Company in its trust account, or the amount of any transaction bonuses.

We note that the BCA includes various provisions related to transactions involving the “Sponsor” which include provisions relating to actions to be taken by the Sponsor (the “Sponsor Transactions”). We have not been engaged to express any opinion as to the fairness to any person or persons of such actions and, accordingly, express no opinion with respect thereto.

We have been asked to advise the Board to the fairness, from a financial point of view, of the Purchase Price to be paid by the Company in the Transaction in the form of issuance of common stock of the surviving corporation to the shareholders of LatAm. We have been asked to assume $10.00 for the common stock of the Company and Pubco. We have not been asked to render any opinion with respect to the fairness of the Purchase Price to or for the benefit of any other person or entity besides the Board, and we specifically express no such opinion. We have not been engaged to serve as the financial advisor to the Board; we were not involved in the negotiation or structuring of the Transaction or the negotiation or structuring of the LOI or the BCA; we have not been involved in the raising of any funding for or with respect to, or associated with the Company and/or the Transaction or provided any advices with respect to such funding; and we have not been asked to consider any non-financial elements of the Transaction or any other alternatives that might be available to the Board or the Company. We have not been engaged to provide and, accordingly, have not provided, any legal, accounting, brokerage or underwriting services for the Company or the Board or any other person or entity.

With your consent, in establishing fair value, we have solely considered the equity value of the Acquired Company as of a valuation date of July 31, 2023 and prior to the Transaction and have not taken into consideration any possible consequences of the Transaction (either positive or negative). We have, with your consent, not considered the dilution effects of the issuance of common stock on equity holders of the Company. Our services in rendering this opinion have been in our capacity as an independent valuation consultant and not as a fiduciary to the Board, the Company, the shareholders of the Company, the shareholders of the Acquired Company, or any other person or entity.

E-2

Board of Directors of two

August 15, 2023

In connection with this opinion, we have made such reviews, analysis, and inquiry as we, in the exercise of our professional judgment, have deemed necessary and appropriate under the circumstances. We have considered, among other things, the following information:

●	Conducted management interviews with LatAm management. Topics addressed included, but were not limited to, transaction overview, business operations, product and service lines, financial results, projections, economic conditions and industry trends, market competitors, customer composition and various other topics related to business operations.

●	LatAm’s historical financial statements for the years ended December 31, 2019 through December 31, 2022, and for the twelve month period ended June 30, 2023;

●	Projections for LatAm for the fiscal years ending December 31, 2023 and 2024;

●	The LOI;

●	The BCA dated August 15, 2023;

●	Investor presentations;

●	Industry research reports;

●	Third-party industry and economic research, including, but not limited to, IBISWorld, Capital IQ, Guide to Cost of Capital published by Duff & Phelps LLC; and

●	Other information, studies, and analyses as we deemed appropriate.

With your consent, we have i) relied upon the accuracy and completeness of the financial and supplemental information (a) provided by or on behalf of the Board, the Company and/or LatAm or (b) which we have otherwise obtained from public sources or from private sources and which we believe, in the exercise of our professional judgment to be reasonably dependable, ii) not assumed responsibility for independent verification of such information, and iii) not conducted any independent valuation or appraisal of any specific assets of the Company or LatAm or any appraisal or estimate of any specific liabilities of the Company or LatAm. With respect to the relating to LatAm, we have assumed, with your consent, that such projections have been reasonably prepared on the basis of and reflect the best currently available estimates and judgments of the management of LatAm as to the future financial performance of that company and that management of the surviving corporation will be able to execute on the business plan underlying such projections and/or financial forecasts. With your consent, we assume no responsibility for, and express no view as to, such projections and/or financial forecasts or the assumptions on which they are based. Our Opinion assumes that there are no contingent or off-balance sheet assets or liabilities for the Company or LatAm.

Our opinion is based upon economic, market and other conditions as they exist and can reasonably be evaluated on the date hereof and does not address the fairness of the Purchase Price as of any other date. In rendering our Opinion, we have assumed that the factual circumstances, agreements, and terms, as they existed at the date of the Opinion, will remain substantially unchanged through the time the Transaction is completed. It is understood that financial markets are subject to volatility, and our opinion does not purport to address potential developments in applicable financial markets.

E-3

Board of Directors of two

August 15, 2023

Our Opinion expressed herein has been prepared for the Board in connection with its consideration of the Transaction and may not be relied upon by any other person or entity or for any other purpose. Our Opinion does not constitute a recommendation to the Board or the shareholders of Company, the shareholders of LatAm or any other person or entity as to any action the Board, the shareholders of Company, the shareholders of LatAm or any other person or entity should take in connection with the Transaction or any aspect thereof. Our opinion does not address the merits of the Transaction or the underlying decision by the Board to engage in the Transaction or the relative merits of any alternatives that may be available to the Company. This Opinion addresses only the Purchase Price and does not address any other aspect of the Transaction. By way of example, our Opinion does not represent any advice as to the fairness of any matters of management compensation or of any fees paid or expenses incurred, any future funding or fund raising commitments, any Sponsor Transactions, or any changes in the rights, privileges and preferences of the holders of the Company’s shares or in the composition of the Company’s management and board of directors. Furthermore, our Opinion is not to be construed or deemed to be a solvency opinion or provide any advice as to legal, accounting or tax matters. This Opinion may not be reproduced, disseminated, quoted, or referred to at any time without our prior written consent.

Therefore, subject to the foregoing, it is our opinion that, as of the date hereof, the Purchase Price to be paid by the Company to LatAm in the Transaction in the form of the issuance of the common shares of Pubco to the equity holders of LatAm as provided in the BCA is fair to two and, through their ownership in two, two’s Class A stockholders, from a financial point of view.

Very truly yours,

Marshall & Stevens Transaction Advisory Services, LLC

File No. 34-36-63757

E-4

Annex F

Preliminary Form of Proxy for Extraordinary General Meeting of Shareholders

PRELIMINARY COPY — SUBJECT TO COMPLETION

PROXY

PROXY CARD

two

YOUR VOTE IS IMPORTANT

EXTRAORDINARY GENERAL MEETING

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
DIRECTORS OF TWO.

The undersigned, revoking any previous proxies, hereby acknowledges receipt of the Notice of Extraordinary General Meeting of Shareholders (the “Notice”) and the proxy statement/prospectus (the “Proxy Statement”), and hereby appoints Thomas D. Hennessy and Nicholas Geeza, and each of them independently, with full power of substitution, as proxies to vote the shares that the undersigned is entitled to vote (the “Shares”) at the Extraordinary General Meeting (the “Meeting”) of the shareholders of two, a Cayman Islands exempted company (“TWOA”), to be held at 10:00 a.m., Eastern Time, on               , 2024, at the offices of Ellenoff Grossman & Schole LLP at 1345 Avenue of the Americas, 11th Floor, New York, New York 10105, or at such other time, on such other date and at such other place to which the Meeting may be adjourned or postponed. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in the Proxy Statement and in the proxies’ discretion on such other matters as may properly come before the Meeting or any adjournment or postponement thereof. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Meeting to be held on                   , 2024, at 10:00 a.m. Eastern Time: The Notice and the accompanying Proxy Statement are available at https://www.                       .

THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO SPECIFIC DIRECTIONS ARE GIVEN AS TO THE PROPOSALS, THIS PROXY WILL BE VOTED “FOR” ALL PROPOSALS, IF PRESENTED.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD AS SOON AS POSSIBLE.

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.

(Continued and to be marked, dated and signed on reverse side)

F-1

two

THE BOARD OF DIRECTORS OF TWO RECOMMENDS A VOTE “FOR” PROPOSALS 1 THROUGH 7.

(1)	Proposal 1 — The Business Combination Proposal — To consider and vote upon a proposal by an ordinary resolution to approve the Business Combination Agreement, dated as of August 15, 2023, by and among TWOA, LatAm Logistic Properties, S.A., a company incorporated under the laws of Panama (together with its successors, “LLP”), and by a joinder agreement, each of Logistic Properties of the Americas, a Cayman Islands exempted company (“Pubco”), Logistic Properties of the Americas Subco, a Cayman Islands exempted company and a wholly-owned subsidiary of Pubco (“SPAC Merger Sub”), and LPA Panama Group Corp., a company incorporated under the laws of Panama and a wholly-owned subsidiary of Pubco, and the transactions contemplated thereby for a proposed business combination among the parties (the “Business Combination”), pursuant to which TWOA and LLP will become wholly-owned subsidiaries of Pubco.

☐ FOR	☐ AGAINST	☐ ABSTAIN

(2)	Proposal 2 — The Cayman Merger Proposal — To consider and vote upon a proposal by a special resolution to authorize the merger of SPAC Merger Sub with and into TWOA with TWOA being the surviving company, approve the plan of merger substantially in the form appended to the Proxy Statement as Annex B (the “Plan of Merger”), authorize the entry by TWOA into the Plan of Merger and approve the amendment and restatement of the amended and restated memorandum and articles of association of TWOA (as the surviving company of the merger).

☐ FOR	☐ AGAINST	☐ ABSTAIN

(3)	Proposal 3 — The Organizational Documents Proposal — To consider and vote upon two separate sub-proposals by an ordinary resolution to approve the material differences between TWOA’s amended and restated memorandum and articles of association currently in effect (the “Current Charter”) and Pubco’s amended and restated memorandum and articles of association (the “Proposed Charter”) to be effective upon the completion of the Business Combination:

(a)	To approve and adopt provisions to be included in the Proposed Charter which will not include certain provisions of the Current Charter related to TWOA’s status as a blank check company that will no longer apply upon consummation of the Business Combination.

☐ FOR	☐ AGAINST	☐ ABSTAIN

(b)	To approve and adopt provisions to be included in the Proposed Charter pursuant to which the total authorized share capital of Pubco will be US$50,000 divided into 450,000,000 Ordinary Shares of a par value of US$0.0001 each and 50,000,000 preference shares of a par value of US$0.0001 each, an increase from TWOA’s authorized share capital under the Current Charter of US$41,100 divided into 400,000,000 Class A Ordinary Shares of a par value of US$0.0001 each, 10,000,000 Class B Ordinary Shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each.

☐ FOR	☐ AGAINST	☐ ABSTAIN

F-2

(4)	Proposal 4 — The NYSE Proposal — To consider and vote upon a proposal by an ordinary resolution to approve, for the purposes of complying with the applicable listing rules of the New York Stock Exchange (“NYSE”), the issuance of more than 20% of TWOA’s issued and outstanding Ordinary Shares in connection with subscription agreements entered into, or to be entered into, in connection with the Business Combination that, in the aggregate, may result in investors acquiring shares pursuant to such subscription agreements owning more than an aggregate of 20% of TWOA’s outstanding ordinary shares, or more than 20% of the voting power of TWOA, which could constitute a “change of control” under NYSE rules.

☐ FOR	☐ AGAINST	☐ ABSTAIN

(5)	Proposal 5 — The Incentive Plan Proposal — To consider and vote upon a proposal by an ordinary resolution to approve the Logistic Properties of the Americas Equity Incentive Plan, a copy of which is attached to the Proxy Statement as Annex D.

☐ FOR	☐ AGAINST	☐ ABSTAIN

(6)	Proposal 6 — The Director Election Proposal — To consider and vote upon a proposal by an ordinary resolution to elect the five directors listed below, effective upon the Closing, to serve on Pubco’s Board of Directors for the applicable term, under the Proposed Charter, or until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, retirement or removal. Pubco’s Board of Directors will be divided into three classes, which classes shall have staggered terms of three years each.

Name
Diego Durruty (Class I)
Roger Lazarus (Class II)
Mauricio Salgar (Class II)
Thomas McDonald (Class III)
Gloria Canales Saldaña (Class III)

☐ FOR ALL	☐ WITHHOLD ALL	☐ FOR ALL EXCEPT

To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and write the name(s) of the nominee(s) on the line below_________________________.

(7)	Proposal 7 — The Adjournment Proposal — To consider and vote upon a proposal by an ordinary resolution to adjourn the Meeting to a later date or dates, if necessary or desirable, at the determination of the chairperson of the Meeting.

☐ FOR	☐ AGAINST	☐ ABSTAIN

☐ MARK HERE FOR ADDRESS CHANGE AND NOTE AT RIGHT

PLEASE MARK, DATE AND RETURN THIS PROXY PROMPTLY.

Signature	Signature	Date

Sign exactly as name appears on this proxy card. If shares are held jointly, each holder should sign. Executors, administrators, trustees, guardians, attorneys and agents should give their full titles. If shareholder is a corporation, sign in corporate name by an authorized officer, giving full title as such. If shareholder is a partnership, sign in partnership name by an authorized person, giving full title as such.

F-3

Up To 38,150,705 Ordinary Shares

LOGISTIC PROPERTIES OF THE AMERICAS

PRELIMINARY PROSPECTUS

Until                 , 2024 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

We have not authorized anyone to provide you with information different from that contained in this prospectus. We are not making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect or the consequences of committing a crime. TWOA’s Current Charter provides for indemnification of TWOA’s officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.

TWOA has entered into agreements with TWOA’s officers and directors to provide contractual indemnification in addition to the indemnification provided for in TWOA’s amended and restated memorandum and articles of association. TWOA has purchased a policy of directors’ and officers’ liability insurance that insures TWOA’s officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against TWOA’s obligations to indemnify TWOA’s officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, TWOA has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
2.1+	Business Combination Agreement, dated as of August 15, 2023, by and among two, LatAm Logistic Properties S.A., and, by a joinder agreement, each of Logistic Properties of the Americas and Logistic Properties of the Americas Subco (included as Annex A to the proxy statement/prospectus).
2.2	Form of Plan of Merger by and between two and Logistic Properties of the Americas Subco (included as Annex B to the proxy statement/prospectus).
2.3**	Form of Merger Agreement by and between LatAm Logistic Properties S.A. and LPA Panama Group Corp.
3.1**	Amended and Restated Memorandum and Articles of Association of Logistic Properties of the Americas.
3.2	Amended and Restated Memorandum and Articles of Association of two (incorporated by reference to Exhibit 3.1 to two’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 2, 2021).
3.3	Amendment to the Amended and Restated Memorandum and Articles of Association of two (incorporated by reference to Exhibit 3.1 to two’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on May 15, 2023).
3.4	Form of Proposed Amended and Restated Memorandum and Articles of Association of Logistic Properties of the Americas, to become effective upon the Business Combination (included as Annex C to the proxy statement/prospectus).
3.5	Amendments to the Amended and Restated Memorandum and Articles of Association of two (incorporated by reference to Exhibit 3.1 to two’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 5, 2024).
4.1	Specimen Class A Ordinary Share Certificate of two (incorporated by reference to Exhibit 4.1 to two’s Registration Statement on Form S-1 (File No. 333-253802), filed with the Securities and Exchange Commission on March 17, 2021).
4.2**	Specimen Pubco Ordinary Share Certificate.
4.3	Form of Logistic Properties of the Americas Equity Incentive Plan (included as Annex D to the proxy statement/prospectus).
5.1**	Opinion of Ogier (Cayman) LLP.
8.1*	Tax Opinion of Ellenoff Grossman & Schole LLP.
10.1	Letter Agreement, dated March 29, 2021, among two, two sponsor and each of the executive officers and directors of two (incorporated by reference to Exhibit 10.1 to two’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 2, 2021).
10.2	Investment Management Trust Agreement, dated March 29, 2021, between two and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.2 to two’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 2, 2021).

II-1

Exhibit No.	Description
10.3	Registration Rights Agreement, dated March 29, 2021, among two, two sponsor and certain shareholders (incorporated by reference to Exhibit 10.3 to two’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 2, 2021).
10.4	Form of Indemnity Agreement of two (incorporated by reference to Exhibit 10.4 to two’s Registration Statement on Form S-1(File No. 333-253802), filed with the Securities and Exchange Commission on March 17, 2021).
10.5	Private Placement Shares Purchase Agreement, dated March 29, 2021, between two and the two sponsor (incorporated by reference to Exhibit 10.4 to two’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 2, 2021).
10.6	Administrative Services Agreement, dated March 29, 2021, between two and two sponsor (incorporated by reference to Exhibit 10.5 to two’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 2, 2021).
10.7	Voting Agreement, dated August 15, 2023, by and among two, LatAm Logistic Properties S.A., and JREP I Logistics Acquisition, L.P. (incorporated by reference to Exhibit 10.1 to two’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 21, 2023).
10.8	Lock-Up Agreement, dated August 15, 2023, by and among two, JREP I Logistics Acquisition, L.P., and, by a joinder agreement, Logistic Properties of the Americas (incorporated by reference to Exhibit 10.2 to two’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 21, 2023).
10.9	Amendment to Letter Agreement made and entered into as of August 15, 2023, by and among two, HC PropTech Partners III, LLC, two sponsor, and each of the shareholders of two listed on the signature pages thereto, and, by a joinder agreement, Logistic Properties of the Americas (incorporated by reference to Exhibit 10.3 to two’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 21, 2023).
10.10	Sponsor Letter Agreement, dated August 15, 2023, by and among HC PropTech Partners III, LLC, LatAm Logistic Properties S.A., and, by a joinder agreement, Logistic Properties of the Americas (incorporated by reference to Exhibit 10.4 to two’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 21, 2023).
10.11	Form of Non-Redemption Agreement, by and between two and two sponsor (incorporated by reference to Exhibit 10.1 to two’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 27, 2023).
10.12	Promissory Note, dated as of August 7, 2023, issued by two to HC PropTech Partners III, LLC (incorporated by reference to Exhibit 10.5 to two’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on November 13, 2023).
10.13**	Loan Agreement, dated April 28, 2023, by and between Banco Nacional de Costa Rica and LatAm Logistic CR Propco Alajuela 1 S.R.L.
10.14**	Loan Agreement, dated April 28, 2023, by and between Banco Nacional de Costa Rica and LatAm Propco El Coyol Dos S.R.L.
10.15**	Loan Agreement, dated April 28, 2023, by and between Banco Nacional de Costa Rica and LatAm Propco Bodegas San Joaquín S.R.L.
10.16**	Loan Agreement, dated April 27, 2023, by and between Banco Nacional de Costa Rica and LatAm Propco Bodegas Los Llanos S.R.L.
10.17**	Loan Agreement, dated November 1, 2023, by and between Banco Davivienda and LatAm Propco Cedis Rurales Costa Rica S.R.L.
10.18**	Waiver Letter, dated February 17, 2023, by and between Banco Davivienda and LatAm Logistic CR Propco Alajuela 1 S.R.L.
10.19**	Specific Credit Agreement dated June 7, 2021, by and between Banco BAC San José S.A. and 3102784433 S.R.L.
10.20**	Addendum No. 1 to the Specific Credit Agreement dated June 7, 2021, by and among Banco BAC San José, S.A., 3-102-784433, S.R.L., LatAm Logistic Pan Holdco Verbena I, S. DE R.L. and Hacienda La Verbena S.A.
10.21**	Loan Agreement, dated as of May 31, 2017, by and between LatAm Logistic Per PropCo Lurin I S.R.L. and International Finance Corporation.
10.22**	Amended and Restated Loan Agreement, dated as of June 18, 2019, by and between LatAm Logistic Per Propco Lurin I S.R.L. and International Finance Corporation.
10.23**	Amendment Letter to the Amended and Restated Loan Agreement, dated July 2, 2020, by and between LatAm Logistic Per Propco Lurin I S.R.L. and International Finance Corporation.
10.24**	Amendment Letter to the Amended and Restated Loan Agreement, dated March 14, 2022, by and between LatAm Logistic Per Propco Lurin I S.R.L. and International Finance Corporation.
10.25**	Amendment Letter to the Amended and Restated Loan Agreement, dated October 16, 2023, by and between LatAm Logistic Per Propco Lurin I S.R.L. and International Finance Corporation.
10.26**	Amendment Letter to the Loan Agreement, dated June 30, 2023, by and between LatAm Logistic PER PropCo Lurin I S.R.L. and International Finance Corporation.
10.27**	Leasing Agreement Number: 257617, dated January 22, 2021 by and between Bancolombia S.A and LatAm Logistic Col Propco Cota 1 S.A.S.
10.28**	Amendment No. 01 to Leasing Agreement No. 257617 dated June 10, 2021 by and between Bancolombia S.A and LatAm Logistic Col Propco Cota 1 S.A.S.
10.29**	Financial Lease Agreement Leasing No.: 235195 dated November 8, 2019 by and between Bancolombia S.A and LatAm Logistic Col Propco Cota 1 S.A.S.
10.30**	Addendum No. 1 to Financial Leasing Agreement No. 235195, dated February 18, 2020 by and between Bancolombia S.A. and LatAm Logistic Col Propco Cota 1 S.A.S.
10.31**	Addendum No. 2 to Financial Leasing Agreement No. 235195, dated November 3, 2020 by and between Bancolombia S.A and LatAm Logistic Col Propco Cota 1 S.A.S.
10.32**	Amendment No. 3 to Financial Lease Agreement Leasing No. 235195, dated January 11, 2022. By and between Bancolombia S.A and LatAm Logistic Col Propco Cota 1 S.A.S.
10.33**	Response to Waiver Request for Leasing Agreements 235195 and 257617, dated September 25, 2023, by and between Bancolombia S.A and LatAm Logistic Col Propco Cota 1 S.A.S.
10.34	Amended and Restated Promissory Note, dated as of February 9, 2024, issued by two to HC PropTech Partners III, LLC (incorporated by reference to Exhibit 10.14 to two’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 15, 2024).
10.35*	Subscription Agreement, dated February 16, 2024, by and between two and Bonaventure Investments Holding Inc.

II-2

Exhibit No.	Description
23.1*	Consent of WithumSmith+Brown, PC.
23.2*	Consent of Deloitte & Touche, S.A.
23.3*	Consent of Ellenoff Grossman and Schole LLP (included as part of Exhibit 8.1).
23.4**	Consent of Ogier (Cayman) LLP (included as part of Exhibit 5.1).
23.5**	Consent of Marshall & Stevens.
24.1**	Power of Attorney (contained on the signature page to the initial filing of this registration statement).
99.1	Preliminary Proxy Card (included as Annex F to the proxy statement/prospectus).
99.2**	Representation Under Item 8.A.4 of Form 20-F.
99.3**	Consent of Thomas McDonald to be named as a Director.
99.4**	Consent of Roger Lazarus to be named as a Director.
99.5**	Consent of Gloria Canales Saldaña to be named as a Director.
99.6**	Consent of Mauricio Salgar to be named as a Director.
99.7**	Consent of Diego Durruty to be named as a Director.
101.INS*	Inline XBRL Instance Document
101.SCH*	Inline XBRL Taxonomy Extension Schema Document
101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104*	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)
107**	Calculation of Filing Fees Table

+ Certain exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). Logistic Properties of the Americas agrees to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon its request.

* Filed herewith.

** Previously filed.

(b) Financial Statement Schedules

See page F-1 for an index of the financial statements and page F-121 for the financial statement schedules included in this registration statement on Form F-4.

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Item 22. Undertakings

The undersigned registrant hereby undertakes as follows:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining any liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

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(7) That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San José, Costa Rica, on March 5, 2024.

Logistic Properties of the Americas

By:	/s/ Esteban Saldarriaga
Name:	Esteban Saldarriaga
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this Registration Statement, as amended, has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

/s/ Esteban Saldarriaga	Chief Executive Officer	March 5, 2024
Esteban Saldarriaga	(Principal Executive Officer)

*	Chief Financial Officer	March 5, 2024
Annette Fernandez	(Principal Financial and Accounting Officer)

*	Director	March 5, 2024
José Ramón Ramirez

*/s/ Esteban Saldarriaga
Esteban Saldarriaga
Attorney-In-Fact

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AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Logistic Properties of the Americas, has signed this registration statement on March 5, 2024.

By:	/s/ Thomas McDonald
Name:	Thomas McDonald
Title:	Authorized Representative

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